As filed with the Securities and Exchange Commission on March 13, 2019

Registration Statement No. 333-229689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fiserv, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	7374	39-1506125
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lynn S. McCreary, Esq.

Chief Legal Officer and Secretary

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Mark J. Menting, Esq. Jared M. Fishman, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Adam L. Rosman, Esq. Executive Vice President, General Counsel and Secretary First Data Corporation 225 Liberty Street, 29th Floor New York, New York 10281 (800) 735-3362	Gary I. Horowitz, Esq. Kathryn King Sudol, Esq. Elizabeth A. Cooper, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This registration statement shall hereafter become effective in acccordance with the provisions of Section 8(a) of the Securities Act of 1933.

The information in this joint proxy and consent solicitation statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy and consent solicitation statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued, and no offers to buy may be accepted, until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy and consent solicitation statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 13, 2019

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Fiserv Shareholders and First Data Stockholders:

On behalf of the boards of directors of Fiserv, Inc. and First Data Corporation, we are pleased to enclose the accompanying joint proxy and consent solicitation statement/prospectus relating to the acquisition of First Data by Fiserv. We are requesting that you take certain actions as a Fiserv shareholder or a First Data stockholder.

This combination will create a global leader in payments and financial technology and will result in an organization having increased scale, an expanded footprint and a more extensive range of high-value client solutions. The combined company will offer leading technology capabilities that enable a range of payments and financial services, including account processing and digital banking solutions; card issuer processing and network services; e-commerce; integrated payments; and the Clover cloud-based point-of-sale solution. The combined company will also offer comprehensive distribution channels and have deep expertise in partnering with financial institutions, merchants and billers of all sizes, as well as software developers.

In the merger, a direct, wholly owned subsidiary of Fiserv will merge with and into First Data, and First Data stockholders will be entitled to receive, in exchange for each share of First Data Class A common stock and First Data Class B common stock owned by them immediately prior to such merger, without interest and subject to any applicable withholding taxes, 0.303 of a share of the Fiserv common stock, par value $0.01 per share, which we refer to as the merger consideration.

The implied value of the merger consideration to be received in exchange for each share of First Data common stock will fluctuate based on the market price of Fiserv common stock until the completion of the merger because the merger consideration is payable in a fixed number of shares of Fiserv common stock, with each share of First Data common stock being exchanged for 0.303 of a share of Fiserv common stock. As a result, the value of the per share merger consideration that First Data stockholders will be entitled to receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of the accompanying joint proxy and consent solicitation statement/prospectus. Based on the $75.04 closing price of Fiserv common stock on January 15, 2019, the last full trading day before the public announcement of the parties’ entry into the merger agreement, the per share value of First Data common stock implied by the merger consideration is $22.74. Based on the $86.03 closing price of Fiserv common stock on March 11, 2019, the last practicable trading day prior to the date of the accompanying joint proxy and consent solicitation statement/prospectus, the per share value of First Data common stock implied by the merger consideration is $26.07. We urge you to obtain current market quotations for the shares of Fiserv common stock and First Data common stock. Fiserv common stock trades on the NASDAQ Global Select Market under the symbol “FISV” and First Data Class A common stock trades on the New York Stock Exchange under the symbol “FDC.” First Data Class B common stock does not trade on any securities exchange.

Based on the number of shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019, the last practicable date before the date of this joint proxy and consent solicitation statement/prospectus, we estimate that Fiserv will issue approximately 286 million shares of Fiserv common stock to First Data stockholders in the aggregate upon completion of the merger. However, any increase or decrease in the number of shares of First Data common stock issued and outstanding or reserved for issuance under employee benefits plans that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change. Immediately following the completion of the merger, former Fiserv shareholders are expected to own approximately 58% of, and former First Data stockholders are expected to own approximately 42% of, the issued and outstanding shares of the combined company.

The adoption of the merger agreement by First Data stockholders is required to complete the merger. First Data is sending the accompanying joint proxy and consent solicitation statement/prospectus to its stockholders to request that they consider and consent to the proposal to adopt the merger agreement, which proposal we refer to as the First Data merger proposal, and the proposal to approve, on a non-binding, advisory basis, certain merger-related executive officer compensation payments that will or may be made to First Data’s named executive officers in connection with the merger, which proposal we refer to as the First Data compensation proposal, by executing and returning the written consent furnished with the accompanying joint proxy and consent solicitation statement/prospectus. The First Data board of directors unanimously recommends that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal.

New Omaha Holdings L.P., which we refer to as New Omaha, owned First Data common stock having the right to vote approximately 86% of the total aggregate voting power of the shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019. Concurrently with the execution of the merger agreement, New Omaha entered into a voting and support agreement with Fiserv pursuant to which New Omaha agreed to deliver to First Data a written consent in respect of all or, in the event that the First Data board of directors effects a change in First Data recommendation in accordance with the merger agreement, a portion of its shares of First Data common stock in favor of the adoption of the merger agreement and the approval of the merger. The delivery of such written consent by New Omaha will, unless the First Data board of directors effects a change in First Data recommendation in accordance with the merger agreement, constitute the approval of the First Data merger proposal by the requisite majority of the total aggregate voting power of the First Data stockholders.

The approval of the issuance of Fiserv common stock in the merger by the affirmative vote of a majority of votes cast by Fiserv shareholders present in person or by proxy at the Fiserv special meeting and entitled to vote thereon is also required to complete the merger. The Fiserv special meeting will be held on April 18, 2019 at 10:00 a.m., local time, at 255 Fiserv Drive, Brookfield, Wisconsin 53045. All Fiserv shareholders are invited to attend the Fiserv special meeting, subject to certain requirements described in the accompanying joint proxy and consent solicitation statement/prospectus. At the Fiserv special meeting, Fiserv shareholders will be asked to consider and vote on the Fiserv share issuance proposal, which proposal we refer to as the Fiserv share issuance proposal, and the proposal to adjourn the Fiserv special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to approve the Fiserv share issuance proposal have not been obtained by Fiserv, which proposal we refer to as the Fiserv adjournment proposal. The Fiserv board of directors unanimously recommends that Fiserv shareholders vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal.

Your vote on or consent to these matters is very important, regardless of the number of shares you own. We ask First Data stockholders to please complete the enclosed written consent as soon as possible and return it promptly to First Data by one of the means described in the accompanying joint proxy and consent solicitation statement/prospectus. Whether or not Fiserv shareholders plan to attend the Fiserv special meeting in person, we ask Fiserv shareholders to please submit a proxy to have their shares voted in advance of the Fiserv special meeting by using one of the proxy voting methods described in the accompanying joint proxy and consent solicitation statement/prospectus.

The accompanying joint proxy and consent solicitation statement/prospectus provides important information regarding the First Data consent solicitation and the Fiserv special meeting and a detailed description of the merger and the merger agreement. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus) carefully and in its entirety. Please pay particular attention to “Risk Factors” beginning on page 43 of the accompanying joint proxy and consent solicitation statement/prospectus.

We look forward to the successful completion of the merger.

Sincerely,

Jeffery W. Yabuki President and Chief Executive Officer Fiserv, Inc.	Frank J. Bisignano Chairman and Chief Executive Officer First Data Corporation

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in the accompanying joint proxy and consent solicitation statement/prospectus or determined that the accompanying joint proxy and consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy and consent solicitation statement/prospectus is dated March [●], 2019 and is first being mailed to Fiserv shareholders and First Data stockholders on or about March [●], 2019.

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON April 18, 2019

To the Shareholders of Fiserv, Inc.:

On January 16, 2019, Fiserv, Inc., which we refer to as Fiserv, First Data Corporation, which we refer to as First Data, and 300 Holdings, Inc., which we refer to as Merger Sub, entered into an Agreement and Plan of Merger, dated January 16, 2019, which, as it may be amended from time to time, we refer to as the merger agreement and a copy of which is attached as Annex A to the accompanying joint proxy and consent solicitation statement/prospectus, pursuant to which Fiserv has agreed to acquire First Data.

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Fiserv, which we refer to as the Fiserv special meeting, will be held on April 18, 2019 at 10:00 a.m., local time, at 255 Fiserv Drive Brookfield, Wisconsin 53045. You are invited to attend the Fiserv special meeting, at which you will be asked to vote on:

1.

A proposal to approve the issuance of shares of Fiserv common stock in connection with the transactions contemplated by the merger agreement, which proposal we refer to as the Fiserv share issuance proposal.

2.

A proposal to adjourn the Fiserv special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to approve the Fiserv share issuance proposal have not been obtained by Fiserv, which proposal we refer to as the Fiserv adjournment proposal.

The Fiserv board of directors, which we refer to as the Fiserv board, has fixed the close of business on March 11, 2019 as the record date for the Fiserv special meeting, which we refer to as the Fiserv record date. Only holders of record of Fiserv common stock as of the close of business on the Fiserv record date are entitled to notice of, and to vote at, the Fiserv special meeting or any adjournment or postponement thereof. Completion of the merger contemplated by the merger agreement is conditioned on, among other things, approval of the Fiserv share issuance proposal.

Approval of the Fiserv share issuance proposal requires the affirmative vote of a majority of votes cast by Fiserv shareholders present in person or by proxy at the Fiserv special meeting and entitled to vote thereon. In order to take such action at the Fiserv special meeting, a quorum consisting of a majority of votes entitled to be cast on the Fiserv share issuance proposal must be present. Whether or not a quorum is present, approval of the Fiserv adjournment proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Fiserv special meeting and entitled to vote thereon.

The Fiserv board unanimously recommends that Fiserv shareholders vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal.

Your vote is very important. Whether or not you plan to attend the Fiserv special meeting, please act promptly to submit a proxy to vote your shares with respect to the proposals described above. You may submit a proxy to vote your shares by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may submit a proxy to vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Fiserv special meeting, you may vote your shares in person, even if you have previously submitted a proxy by mail, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions furnished by such record holder.

We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 43 of the accompanying joint proxy and consent solicitation statement/prospectus.

If you have any questions concerning the merger agreement, the merger or the other transactions contemplated thereby, the Fiserv share issuance proposal, the Fiserv special meeting or the accompanying joint proxy and consent solicitation statement/prospectus, please contact Fiserv at (800) 425-3478 or write to Fiserv, Inc., Attention: Investor Relations, 255 Fiserv Drive, Brookfield, Wisconsin 53045.

If you have any questions about how to vote or direct a vote in respect of your shares of Fiserv common stock, please contact Fiserv’s proxy solicitor, Georgeson LLC, toll-free at (877) 255-0134.

By Order of the Fiserv Board of Directors,
Lynn S. McCreary
Chief Legal Officer and Secretary

Brookfield, Wisconsin

March [●], 2019

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the Stockholders of First Data Corporation:

On January 16, 2019, First Data Corporation, which we refer to as First Data, Fiserv, Inc., which we refer to as Fiserv, and 300 Holdings, Inc., which we refer to as Merger Sub, entered into an Agreement and Plan of Merger, dated January 16, 2019, which, as it may be amended from time to time, we refer to as the merger agreement and a copy of which is attached as Annex A to the accompanying joint proxy and consent solicitation statement/prospectus, pursuant to which Fiserv has agreed to acquire First Data.

The accompanying joint proxy and consent solicitation statement/prospectus is being delivered to you on behalf of the First Data board of directors, which we refer to as the First Data board, to request that holders of First Data common stock as of the close of business on the record date execute and return written consents to approve:

1.	The adoption of the merger agreement, which proposal we refer to as the First Data merger proposal.

2.

On a non-binding, advisory basis, certain merger-related executive officer compensation payments that will or may be made to First Data’s named executive officers in connection with the merger, which proposal we refer to as the First Data compensation proposal.

The First Data board has fixed the close of business on March 11, 2019 as the record date for the First Data consent solicitation, which we refer to as the First Data record date. Completion of the merger contemplated by the merger agreement is conditioned on, among other things, approval of the First Data merger proposal. Approval of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal each requires the consent of the holders of a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding, voting as a single class.

First Data has set April 11, 2019 as the targeted final date for receipt of written consents, as it may be extended by First Data, which we refer to as the First Data consent deadline. First Data reserves the right to extend the First Data consent deadline beyond April 11, 2019, and any such extension may be made without notice to First Data stockholders.

The accompanying joint proxy and consent solicitation statement/prospectus describes the merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy and consent solicitation statement/prospectus.

The First Data board unanimously recommends that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal.

Your consent is very important. Please complete, date and sign the written consent furnished with the accompanying joint proxy and consent solicitation statement/prospectus and return it promptly to First Data by one of the means described in “First Data Solicitation of Written Consents” in the accompanying joint proxy and consent solicitation statement/prospectus.

We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 43 of the accompanying joint proxy and consent solicitation statement/prospectus.

If you have any questions concerning the merger agreement, the merger or the other transactions contemplated thereby, the First Data merger proposal, the First Data consent solicitation or the accompanying joint proxy and consent solicitation statement/prospectus, or if you have any questions about how to deliver your written consent, please contact First Data at (212) 266-3565 or write to First Data Corporation, Attention: Investor Relations, 225 Liberty Street, 29th Floor, New York, New York 10281.

If you have any questions about how to deliver your written consent in respect of your shares of First Data common stock, please contact First Data’s agent in connection with the consent solicitation, Morrow Sodali LLC, toll-free at (800) 662-5200.

By Order of the First Data Board of Directors,

Adam L. Rosman Executive Vice President, General Counsel and Secretary

New York, New York

March [●], 2019

ADDITIONAL INFORMATION

The accompanying joint proxy and consent solicitation statement/prospectus incorporates important business and financial information about Fiserv and First Data from documents that are not included in or delivered with the accompanying joint proxy and consent solicitation statement/prospectus. This information is available to you without charge upon request. You can obtain documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus by requesting them in writing, via email or by telephone from Fiserv and First Data at the following addresses and telephone numbers:

Fiserv, Inc. 255 Fiserv Drive Brookfield, Wisconsin 53045 Attention: Investor Relations Telephone: (800) 425-3478	First Data Corporation 225 Liberty Street, 29th Floor New York, New York 10281 Attention: Investor Relations Telephone: (212) 266-3565

In addition, if you have questions about the merger or the accompanying joint proxy and consent solicitation statement/prospectus, would like additional copies of the accompanying joint proxy and consent solicitation statement/prospectus or need to obtain the proxy card or written consent, as applicable, or other information related to the proxy solicitation, please contact Georgeson LLC, Fiserv’s proxy solicitor, toll-free at (877) 255-0134, Morrow Sodali LLC, First Data’s agent in connection with the consent solicitation, toll-free at (800) 662-5200, or the appropriate contact listed above. You will not be charged for any of these documents that you request.

If you are a Fiserv shareholder and would like to request any documents, please do so by April 11, 2019 to receive them before the special meeting.

If you are a First Data stockholder and would like to request any documents, please do so by April 4, 2019 to receive them before the First Data consent deadline.

See “Where You Can Find More Information” beginning on page 235 of the accompanying joint proxy and consent solicitation statement/prospectus for further information.

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

This joint proxy and consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed by Fiserv with the U.S. Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of Fiserv under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Fiserv common stock to be issued in connection with the transactions contemplated by the merger agreement. This joint proxy and consent solicitation statement/prospectus also constitutes a joint proxy statement for Fiserv and a consent solicitation statement for First Data under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the Fiserv share issuance proposal and the Fiserv adjournment proposal, in the case of Fiserv, and the First Data merger proposal and the First Data compensation proposal, in the case of First Data. In addition, this joint proxy and consent solicitation statement/prospectus constitutes a notice of meeting with respect to the special meeting of Fiserv shareholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy and consent solicitation statement/prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy and consent solicitation statement/prospectus is dated March [●], 2019. You should not assume that the information contained in this joint proxy and consent solicitation statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference herein is accurate as of any date other than the date of such information. Neither the mailing of this joint proxy and consent solicitation statement/prospectus to Fiserv shareholders or First Data stockholders nor the issuance by Fiserv of shares of Fiserv common stock in connection with the merger will create any implication to the contrary.

This joint proxy and consent solicitation statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in or incorporated by reference herein regarding Fiserv has been provided by Fiserv and information contained in or incorporated by reference herein regarding First Data has been provided by First Data.

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QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement, the Fiserv share issuance, certain procedures for First Data stockholders to deliver their written consents and certain procedures for Fiserv shareholders to vote their shares and other matters with respect to the Fiserv special meeting. These questions and answers may not address all questions that may be important to Fiserv shareholders or First Data stockholders. To better understand these matters, and for a more complete description of the terms of the merger agreement, the merger and the other transactions contemplated thereby, including the Fiserv share issuance, certain risks relating to the merger and Fiserv following the merger, and other matters related to the First Data written consent and the Fiserv special meeting, you should carefully read this joint proxy and consent solicitation statement/prospectus in its entirety, including each of the attached annexes, as well as the documents that have been incorporated by reference herein. See “Where You Can Find More Information” beginning on page 235.

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?

A:

You are receiving this joint proxy and consent solicitation statement/prospectus because Fiserv has agreed to acquire First Data. On January 16, 2019, Fiserv and First Data entered into a merger agreement that is described in this joint proxy and consent solicitation statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference herein. Pursuant to the merger agreement, at the effective time, a direct, wholly owned subsidiary of Fiserv will merge with and into First Data, and each share of First Data common stock issued and outstanding at the effective time (other than shares of First Data Class B common stock with respect to which dissenters’ or appraisal rights have been properly exercised, shares of First Data common stock held by First Data as treasury stock, First Data restricted shares and any shares of First Data common stock owned by Fiserv, First Data or any subsidiary of Fiserv or First Data (other than shares held in First Data employee benefit plans or on behalf of third parties), which we refer to collectively as the excluded shares) will be converted into the right to receive, without interest and subject to any applicable withholding taxes, 0.303 of a share of Fiserv common stock, which we refer to as the merger consideration.

To complete the merger, among other things:

•	Fiserv shareholders must approve the Fiserv share issuance proposal; and

•	First Data stockholders must approve the First Data merger proposal.

Fiserv is holding a special meeting of shareholders to obtain from its shareholders the requisite approval for the Fiserv share issuance proposal. In addition, Fiserv shareholders will also be asked to vote on the Fiserv adjournment proposal. First Data is soliciting the written consent of its stockholders to approve the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal. This joint proxy and consent solicitation statement/prospectus serves as both a joint proxy statement of Fiserv and consent solicitation statement of First Data and a prospectus of Fiserv in connection with the Fiserv share issuance.

Q:	What will happen in the merger?

A:

As a result of the merger, Fiserv will acquire First Data. Each share of First Data common stock issued and outstanding at the effective time (other than the excluded shares) will be converted into the right to receive the merger consideration. After completion of the merger, First Data will no longer be a public company, and the First Data Class A common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded. See “The Merger Agreement—Structure of the Merger” beginning on page 153 and the merger agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus for more information about the merger.

Q:	What will First Data stockholders receive in the merger?

A:

At the effective time, each share of First Data common stock (other than the excluded shares) will be converted into the right to receive the merger consideration. The merger consideration consists of 0.303 of a share of Fiserv common stock. No fractional shares of Fiserv common stock will be issued in the merger, and First Data stockholders will receive cash in lieu of any fractional shares. Any cash amounts to be received by a First Data stockholder in respect of fractional shares will be aggregated and rounded to the nearest whole cent. The merger consideration is without interest and subject to any applicable withholding taxes.

Based on the $75.04 closing price of Fiserv common stock on January 15, 2019, the last full trading day before the public announcement of the parties’ entry into the merger agreement, the per share value of First Data common stock implied by the merger consideration is $22.74. Based on the $86.03 closing price of Fiserv common stock on March 11, 2019, the last practicable trading day prior to the date of this joint proxy and consent solicitation statement/prospectus, the per share value of First Data common stock implied by the merger consideration is $26.07.

The implied value of the merger consideration to be received in exchange for each share of First Data common stock will fluctuate based on the market price of Fiserv common stock until the completion of the merger because the merger consideration is payable in a fixed number of shares of Fiserv common stock, with each share of First Data common stock being exchanged for 0.303 of a share of Fiserv common stock. As a result, the value of the per share merger consideration that First Data stockholders will be entitled to receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus. Accordingly, we urge you to obtain current market quotations for the shares of Fiserv common stock and First Data common stock. Fiserv common stock trades on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “FISV” and First Data Class A common stock trades on the NYSE under the symbol “FDC.” First Data Class B common stock does not trade on a national securities exchange.

See “The Merger Agreement—Merger Consideration” beginning on page 154 and the merger agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus for more information about the merger consideration.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed for any reason, Fiserv will not complete the Fiserv share issuance and First Data stockholders will not receive any merger consideration for their shares of First Data common stock. Instead, First Data will remain an independent public company with First Data Class A common stock continuing to be traded on the NYSE. If the merger agreement is terminated under specified circumstances, First Data or Fiserv may be required to pay the other party a termination fee of $665 million. See “The Merger Agreement—Termination Fee” beginning on page 177 and the merger agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus for more information.

Q:	When and where will the Fiserv special meeting be held?

A:	The Fiserv special meeting will be held on April 18, 2019, at 10:00 a.m., local time, at 255 Fiserv Drive Brookfield, Wisconsin 53045.

Q:	What are Fiserv shareholders being asked to vote on?

A:	Fiserv shareholders are being asked to vote on:

•	The Fiserv share issuance proposal; and

•	The Fiserv adjournment proposal.

The approval by Fiserv shareholders of the Fiserv share issuance proposal is required to complete the merger.

Q:	Who is entitled to vote at the Fiserv special meeting?

A:

Only holders of record of Fiserv common stock as of the Fiserv record date, the close of business on March 11, 2019, are entitled to receive notice of, and to vote at, the Fiserv special meeting or any adjournment or postponement thereof. As of the close of business on the Fiserv record date, there were 391,969,364 shares of Fiserv common stock issued and outstanding. Each outstanding share of Fiserv common stock is entitled to one vote on each matter to be acted upon at the Fiserv special meeting.

Q:	What are First Data stockholders being asked to approve?

A:	First Data stockholders are being asked to deliver written consents to approve:

•	The First Data merger proposal; and

•	The First Data compensation proposal.

The approval by First Data stockholders of the First Data merger proposal is required to complete the merger.

Q:	Who is entitled to deliver written consents to First Data to approve the First Data merger proposal?

A:

Only written consents received from holders of record of First Data common stock as of the First Data record date, the close of business on March 11, 2019, will be counted for purposes of approving the First Data merger proposal. As of the close of business on the First Data record date, there were 574,084,912 shares of First Data Class A common stock and 368,710,439 shares of First Data Class B common stock issued and outstanding. Each outstanding share of First Data Class A common stock is entitled to one vote on each matter submitted to a vote or to be acted on by written consent and each outstanding share of First Data Class B common stock is entitled to 10 votes on each matter submitted to a vote or to be acted on by written consent.

Q:	Are there any risks related to the merger or Fiserv’s or First Data’s businesses of which I should be aware?

A:

Yes. Before making any decision on how to vote or whether you consent, withhold consent or abstain from acting, as applicable, Fiserv and First Data urge you to read carefully and in its entirety “Risk Factors” beginning on page 43. You also should read and carefully consider the risk factors relating to Fiserv and First Data contained in the documents that are incorporated by reference herein, including Fiserv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and First Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated from time to time in each company’s subsequent filings with the SEC.

Q:	What is the recommendation of the Fiserv board?

A:

After consideration and consultation with its advisors, at a special meeting held on January 14, 2019, the Fiserv board unanimously determined that the merger was fair to and in the best interests of Fiserv and its shareholders and approved the merger agreement and each of the ancillary agreements and the transactions contemplated by those agreements, including the merger, and declared it advisable that Fiserv enter into the merger agreement and each of the ancillary agreements, and recommended approval by the Fiserv shareholders of the Fiserv share issuance proposal.

The Fiserv board unanimously recommends that Fiserv shareholders vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal. See “The Merger—Recommendation of the Fiserv Board; Fiserv’s Reasons for the Merger” and “Fiserv Proposals—Proposal 2—Fiserv Adjournment Proposal” beginning on pages 82 and 62, respectively.

Q:	What Fiserv shareholder vote is required for the approval of the Fiserv share issuance proposal and the approval of the Fiserv adjournment proposal, and what happens if I abstain?

A:

Approval of the Fiserv share issuance proposal requires the affirmative vote of a majority of votes cast by Fiserv shareholders present in person or by proxy at the Fiserv special meeting and entitled to vote thereon, where a quorum is present. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Whether or not a quorum is present, approval of the Fiserv adjournment proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Fiserv special meeting and entitled to vote thereon. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Q:	What constitutes a quorum for the Fiserv special meeting?

A:

A quorum of outstanding shares is necessary to take certain actions at the Fiserv special meeting, including approval of the Fiserv share issuance proposal. However, approval of the Fiserv adjournment proposal does not require a quorum. Shares of Fiserv common stock representing a majority of the votes entitled to be cast on a matter, present in person or by proxy, will constitute a quorum. The inspector of election appointed for the Fiserv special meeting will determine whether a quorum is present. The inspector of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum.

Q:	How are proxies counted and what results from a failure to vote, abstention or broker non-vote?

A:

If you fail to submit a proxy or to vote in person at the special meeting, your shares of Fiserv common stock will not be counted towards a quorum, and, if a quorum is present, you will not affect the vote for the approval of the Fiserv share issuance proposal and the approval of the Fiserv adjournment proposal. Votes to abstain and broker non-votes will be counted for the purpose of determining whether a quorum is present, but will have no effect on the approval of the Fiserv share issuance proposal and the approval of the Fiserv adjournment proposal.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” occurs on an item when a nominee or intermediary is not permitted to vote on that item without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Q:	What is the recommendation of the First Data board?

A:

After consideration and consultation with its advisors, at a special meeting held on January 16, 2019, the First Data board declared it advisable and in the best interests of First Data and its stockholders that First Data enter into the merger agreement and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the First Data stockholders adopt the merger agreement.

The First Data board unanimously recommends that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal. See “The Merger—Recommendation of the First Data Board; First Data’s Reasons for the Merger” and “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” beginning on pages 88 and 132, respectively.

In considering the recommendation of the First Data board that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal, First Data stockholders should be aware and take into account the fact that certain First Data directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of First Data stockholders generally. See “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” and “The Merger—Governance of the Combined Company” beginning on pages 132 and 140, respectively.

Q:	What First Data stockholder approval is required to approve the First Data merger proposal and the First Data compensation proposal?

A:

Approval of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal each requires the consent of the holders of a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding, voting as a single class. Abstentions and broker non-votes will have the same effect as consents marked “WITHHOLD CONSENT” as to such proposals.

New Omaha owned First Data common stock having the right to vote approximately 86% of the total aggregate voting power of the shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019. Concurrently with the execution of the merger agreement, New Omaha executed and delivered the voting and support agreement with Fiserv under which New Omaha agreed to deliver to First Data a written consent in respect of all shares of First Data common stock beneficially owned by New Omaha (representing in the aggregate more than a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding), unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement. The voting and support agreement provides that New Omaha will deliver its written consent promptly following the time at which the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part becomes effective under the Securities Act (and, in any event, within 24 hours after such time) and receipt by New Omaha of this joint proxy and consent solicitation statement/prospectus. The delivery of such written consent by New Omaha will, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, constitute the approval of the First Data merger proposal by the requisite majority of the total aggregate voting power of the First Data stockholders. Notwithstanding the foregoing, in the event that the First Data board effects a change in First Data recommendation in accordance with the merger agreement, New Omaha’s voting obligations will be modified so that its obligations to vote in favor of the transaction matters are with respect to (i) the number of shares of First Data common stock representing 30% of the aggregate voting power of the First Data common stock issued and outstanding as of the time that the First Data board makes a change in First Data recommendation plus (ii) the number of shares of First Data common stock the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding shares of First Data common stock not covered by the preceding clause (i), is equal to the proportionate percentage. In this joint proxy and consent solicitation statement/prospectus, proportionate percentage means the percentage of aggregate voting power with respect to all outstanding shares of First Data common stock held by First Data stockholders other than New Omaha, voting as a single class (taking into account that each holder of the First Data Class A common stock is entitled to one vote per share and each holder of First Data Class B common stock is entitled to 10 votes per share), voting in favor of approving the transaction matters.

Q:	Do First Data directors and executive officers have interests that may differ from those of other First Data stockholders?

A:

Yes. In considering the recommendation of the First Data board that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal, First Data stockholders should be aware and take into account the fact that certain First Data directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of First Data stockholders generally. The First Data board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the First Data stockholders adopt the merger agreement. See “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” and “The Merger—Governance of the Combined Company” beginning on pages 132 and 140, respectively.

Q:	How do I vote my Fiserv shares?

A:

If you are a Fiserv shareholder as of the close of business on the Fiserv record date, you may attend the Fiserv special meeting and vote your shares in person only if you have the appropriate paperwork. If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

You also may choose to submit a proxy by any of the following methods:

•	By Mail. If you choose to submit your proxy to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	By Telephone. You may submit your proxy to vote your shares by telephone by calling the toll-free number provided on your proxy card any time up to 11:59 p.m., Eastern Time, on April 17, 2019.

•

Through the Internet. You may also submit your proxy to vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to 11:59 p.m., Eastern Time, on April 17, 2019.

Shareholders who hold shares through a bank, broker or other nominee may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this joint proxy and consent solicitation statement/prospectus. If you wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the special meeting.

An individual who has a beneficial interest in shares of Fiserv common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of Fiserv common stock allocated to his or her account. Fiserv will provide instructions to participants regarding how to vote. If no direction is provided by the participant about how to vote his or her shares by 11:59 p.m., Eastern Time, on April 15, 2019, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

Q:	How do I return my First Data written consent?

A:

If you are a First Data stockholder as of the close of business on the First Data record date, and after carefully reading and considering the information contained in this joint proxy and consent solicitation statement/prospectus you wish to return your written consent, please complete, date and sign the enclosed written consent and promptly return it to First Data at the address below, or email a .pdf copy of your signed and dated written consent to First Data to the email address below.

•

By Mail. If you choose to submit your written consent by mail, simply complete the enclosed written consent, date and sign it, and return it to First Data Corporation, Attention: Investor Relations, 225 Liberty Street, 29th Floor, New York, New York 10281.

•

By Email. If you choose to submit your written consent by email, once you have completed, dated and signed the written consent, you may deliver it to First Data by emailing a .pdf copy of your written consent to stanley.andersen@firstdata.com.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to submit your written consent. Please check with your nominee or intermediary and follow the consent instructions provided by your nominee or intermediary with these materials. First Data does not currently intend to hold a meeting of First Data stockholders to consider the merger agreement and the merger. However, in the event that the First Data board effects a change in First Data recommendation in accordance with the merger agreement and Fiserv does not terminate the merger agreement, Fiserv has the right under the merger agreement to request First Data to call, give notice of, convene and hold such a meeting. See “The Merger Agreement—First Data Written Consent” beginning on page 165.

Q:	If my shares of Fiserv common stock are held in street name, will my nominee or intermediary automatically vote my shares for me?

A:

No. If your shares of Fiserv common stock are held in street name, you must instruct your nominee or intermediary how to vote your shares. Your nominee or intermediary will vote your shares only if you provide instructions on how to vote by following the instructions sent to you by your nominee or intermediary.

Q:	If my shares of First Data common stock are held in street name, will my nominee or intermediary consent for me?

A:

No. If your shares of First Data common stock are held in street name, you must instruct your nominee or intermediary whether you consent to, withhold consent from or abstain from any particular proposal. You should follow the instructions provided by your nominee or intermediary.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the Fiserv common stock represented by your proxy will be voted in accordance with the recommendation of the Fiserv board.

Q:	What will happen if I return my written consent without indicating whether or not I wish to consent?

A:

If you return your signed and dated written consent without indicating whether you consent to, withhold consent from or abstain from any particular proposal, you will be deemed to have elected to consent to such proposal in accordance with the recommendation of the First Data board.

Q:	What if I hold shares of both Fiserv common stock and First Data common stock?

A:

If you are both a Fiserv shareholder and a First Data stockholder, you will receive separate packages of proxy and consent solicitation materials from each company. A vote as a Fiserv shareholder to approve the Fiserv share issuance proposal and the Fiserv adjournment proposal will not constitute the delivery of a written consent as a First Data stockholder for the approval of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal, or vice versa. Therefore, please sign, date, mark and return the proxy card that you receive from Fiserv, or submit a proxy by telephone or through the Internet, and please separately complete, date and sign and deliver the written consent that you receive from First Data.

Q:	If I am a Fiserv shareholder, can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote, at any time, before your proxy is voted at the Fiserv special meeting.

If you are a holder of record as of the close of business on the Fiserv record date, you can revoke your proxy or change your vote by:

•

sending a written notice to Fiserv, Inc., Attention: Investor Relations, 255 Fiserv Drive, Brookfield, Wisconsin 53045, stating that you revoke your proxy, which notice bears a date later than the date of the proxy you want to revoke and is received by Fiserv prior to the Fiserv special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the Fiserv special meeting (or, if the Fiserv special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Q:	If I am a First Data stockholder, can I change or revoke my written consent?

A:

Yes. You may change or revoke your written consent at any time before the earlier to occur of the receipt by First Data of the requisite First Data stockholder approval and the First Data consent deadline. Unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, the delivery of New Omaha’s written consent with respect to all of its First Data common stock following the effective time of and receipt by New Omaha of this joint proxy and consent solicitation statement/prospectus will constitute receipt by First Data of the requisite First Data stockholder approval, regardless of the delivery or abstention of consent by any other First Data stockholder. If you wish to change or revoke your written consent before the earlier to occur of the receipt by First Data of the requisite First Data stockholder approval and the First Data consent deadline, you may do so by sending in a new written consent with a later date or by delivering a notice of revocation to the corporate secretary of First Data.

Q:	What is the deadline for submission of written consents by First Data stockholders?

A:

First Data has set April 11, 2019 as the First Data consent deadline. First Data reserves the right to extend the First Data consent deadline beyond April 11, 2019, and any such extension may be made without notice to First Data stockholders. Under the voting and support agreement, New Omaha agreed to deliver to First Data a written consent in respect of all shares of First Data common stock beneficially owned by New Omaha (representing in the aggregate more than a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding), unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement. The voting and support agreement provides that New Omaha will deliver its written consent promptly following the time at which the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part becomes effective under the Securities Act (and, in any event, within 24 hours after such time) and receipt by New Omaha of this joint proxy and consent solicitation statement/prospectus. The delivery of such written consent by New Omaha will, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, constitute the approval of the First Data merger proposal by the requisite majority of the total aggregate voting power of the First Data stockholders. Therefore, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, a failure of any other First Data stockholder to deliver a written consent is not expected to have any effect on the approval of the First Data merger proposal or, on a non-binding, advisory basis, the First Data compensation proposal.

Q:

Unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, the delivery of New Omaha’s written consent will constitute approval of the First Data merger proposal by the requisite majority of the total aggregate voting power of the First Data stockholders. Given that, why is First Data seeking consents from all First Data stockholders?

A:

Under applicable SEC guidance, a company may seek a commitment from principal security holders of a target to vote in favor of a business combination transaction and register the securities to be offered and sold in the transaction if, among other things, votes will also be solicited from target stockholders who have not entered such commitments.

Concurrently with the execution of the merger agreement, New Omaha executed and delivered the voting and support agreement with Fiserv under which New Omaha agreed to deliver to First Data a written consent in respect of all shares of First Data common stock beneficially owned by New Omaha (representing in the aggregate more than a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding), unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement. Because the principal security holder of First Data has agreed to deliver written consents in favor of the merger, First Data is seeking written consents from all First Data stockholders in accordance with the applicable SEC guidance. Nevertheless, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, the delivery of New Omaha’s written consent will constitute receipt by First Data of the requisite First Data stockholder approval, regardless of the delivery or abstention of consent by any other First Data stockholder.

Q:	What happens if I transfer my shares of Fiserv common stock before the special meeting?

A:

The Fiserv record date is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Fiserv common stock after the Fiserv record date but before the special meeting, you will retain your right to vote at the special meeting.

Q:	What happens if I transfer my shares of First Data common stock before the written consent process concludes?

A:

The First Data record date is earlier than the date on which the written consent process concludes and the date that the merger is expected to be completed. If you transfer your shares of First Data common stock after the First Data record date but before the written consent process concludes, you will retain your right to consent with respect to the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal. However, if you transfer your First Data common stock before the written consent process concludes or at any other point prior to completion of the merger, you will not receive the merger consideration for the shares of First Data common stock you have transferred at completion of the merger.

Q:	What do I do if I receive more than one set of voting or consent solicitation materials?

A:

You may receive more than one set of voting materials, in the case of Fiserv shareholders, or consent solicitation materials, in the case of First Data stockholders, including multiple copies of this joint proxy and consent solicitation statement/prospectus, the proxy card, the voting instruction form or the consent solicitation materials. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting or consent solicitation materials, please vote or return each set separately in order to ensure that all of your shares are voted or all your written consents are delivered, as applicable.

Q:	What will happen if all of the proposals to be considered at the special meeting or for which consents are being solicited are not approved?

A:

As a condition to completion of the merger, Fiserv shareholders must approve the Fiserv share issuance proposal at the Fiserv special meeting and First Data stockholders must approve the First Data merger proposal. If either of these conditions fail, the parties have no obligation to complete the merger and each party has a right to terminate the merger agreement.

Q:	Are First Data stockholders entitled to seek appraisal rights if they do not “CONSENT” to the First Data merger proposal?

A:

Only record holders of First Data Class B common stock who do not deliver written consent in favor of the First Data merger proposal and who continuously hold their shares of First Data Class B common stock through the effective time and otherwise comply with the procedures set forth in Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, will be entitled to seek appraisal rights in connection with the merger, and, if the merger is completed, obtain payment in cash for the fair value of their shares of First Data Class B common stock as determined by the Delaware Court of Chancery instead of receiving the merger consideration for their shares. To exercise appraisal rights, record holders of First Data Class B common stock must strictly comply with the procedures prescribed by Delaware law. These procedures are summarized under “Appraisal Rights” beginning on page 225. In addition, the text of the applicable provisions of Delaware law is included as Annex H to this joint proxy and consent solicitation statement/prospectus. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Record holders of First Data Class A common stock are not entitled to seek appraisal rights under Delaware law.

New Omaha, the holder of approximately 98% of the issued and outstanding First Data Class B common stock as of the close of business on March 1, 2019, has waived its right to seek appraisal in connection with the merger.

Q:	Are Fiserv shareholders entitled to seek appraisal rights if they do not vote “FOR” the Fiserv share issuance proposal?

A:	Record holders of Fiserv common stock are not entitled to seek appraisal rights under Wisconsin law.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. First Data stockholders?

A:

Assuming that the merger is completed as currently contemplated, First Data and Fiserv intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. It is a condition to the obligation of First Data to complete the merger that First Data receive the written opinion of Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, or another nationally recognized law firm, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of Fiserv to complete the merger that Fiserv receive the written opinion of Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, or another nationally recognized law firm, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 147) of First Data common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of First Data common stock for shares of Fiserv common stock in the merger (other than gain or loss with respect to any cash received in lieu of a fractional share of Fiserv common stock).

The consequences of the merger to each First Data stockholder depend on such stockholder’s particular facts and circumstances. First Data stockholders should consult their tax advisors to understand fully the consequences to them of the merger given their specific circumstances. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 147.

Q:	What are the conditions to the completion of the merger?

A:

Completion of the merger is subject to certain closing conditions, including, but not limited to, the (i) approval of the Fiserv share issuance proposal by Fiserv shareholders; (ii) approval of the First Data merger proposal by First Data stockholders; (iii) receipt of required regulatory approvals; and (iv) satisfaction (or, to the extent permitted by applicable law, waiver) of other conditions to closing. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 174.

Q:	When is the merger expected to be completed?

A:

As of the date of this joint proxy and consent solicitation statement/prospectus, it is not possible to accurately estimate the date on which the closing of the merger will occur, which we refer to as the closing date, because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Fiserv’s and First Data’s obligations to complete the merger; however, Fiserv and First Data currently expect the merger to close during the second half of 2019. Due to the requirement to obtain certain governmental approvals and other conditions necessary to complete the merger, no assurance can be given as to when, or if, the merger will be completed.

Q:	What will happen to outstanding First Data equity awards in the merger?

A:	First Data Time-Vesting IPO Awards

At the effective time, the First Data equity awards granted at or before the time of the initial public offering of First Data, which we refer to as the First Data IPO or the IPO, that are subject to time-based vesting, which we refer to as time-vesting IPO awards, will, automatically and without any action on the part of the holder thereof, accelerate in full in accordance with their terms, except for the time-vesting IPO awards held by the First Data CEO, which will be converted into Fiserv equity awards in a manner consistent with the First Data equity awards granted after the First Data IPO. Each restricted share and restricted stock unit award that is a time-vesting IPO award will be settled in shares of Fiserv common stock based on the exchange ratio, and each time-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

First Data Performance-Vesting IPO Awards

At the effective time, the First Data equity awards granted at the time of the First Data IPO that are subject to vesting solely upon achievement of a $32 price per share of First Data common stock, which we refer to as performance-vesting IPO awards, will be converted into an equity award denominated in shares of Fiserv common stock and will remain eligible to vest upon satisfaction of an adjusted performance condition based on a target price per share of Fiserv common stock equal to the existing First Data target price divided by the exchange ratio. Each restricted share and restricted stock unit award that is a performance-vesting IPO award will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each performance-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio. As converted, the performance-vesting IPO awards will continue to be governed by the same terms and conditions as were applicable prior to the effective time.

First Data Awards Granted After the IPO

At the effective time, any other First Data equity awards, whether vested or unvested, will automatically and without any action on the part of the holder thereof, be converted into equity awards denominated in shares of Fiserv common stock and will continue to be governed by the same terms and conditions as were applicable prior to such time. Each such restricted share and restricted stock unit award that was granted after the First Data IPO will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each such stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

First Data Employee Stock Purchase Plan

Prior to the effective time, First Data is required to take all actions that may be necessary or required under the First Data Employee Stock Purchase Plan, which we refer to as the ESPP, to ensure that no offering period will be authorized or commenced after the date of the merger agreement and the ESPP shall terminate in its entirety at the effective time.

Q:	If I am a Fiserv shareholder, do I need to do anything at this time with my shares of common stock other than voting on the proposals at the Fiserv special meeting?

A:

If you are a Fiserv shareholder, you will not receive any merger consideration and your shares of Fiserv common stock will remain outstanding. The only action you are requested to take at this time is to affirmatively vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal in accordance with one of the methods of voting set forth in “Fiserv Special Meeting—Voting of Shares” beginning on page 59.

Q:	If I am a First Data stockholder, do I need to do anything at this time with my shares of common stock other than delivering my written consent?

A:

If you are a First Data stockholder, you will be entitled to receive the merger consideration for your shares after the effective time (assuming you still own such shares at the time of the merger and that you do not exercise any appraisal rights in respect of any shares of First Data Class B common stock as described under “Appraisal Rights” beginning on page 225). The only action you are requested to take at this time is to affirmatively “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal in accordance with the method of written consent set forth in “First Data Solicitation of Written Consents—Executing Consents” and “First Data Solicitation of Written Consents—Revocation of Consents” beginning on pages 63 and 64, respectively.

Q:	Should I send in my First Data stock certificates now to receive the merger consideration?

A:

No. First Data stockholders should not send in their stock certificates to any person at this time. After the effective time, Fiserv’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of First Data common stock represented by stock certificates. After the completion of the merger, shares of First Data common stock represented by stock certificates will be exchanged for shares of Fiserv common stock in book-entry form and cash will be paid in lieu of fractional shares, if any, in accordance with the merger agreement. See “The Merger—Exchange of Shares” beginning on page 150.

Q:	Should I do anything at this time with my shares of First Data common stock in book-entry form to receive the merger consideration?

A:

No. If you are a holder of shares of First Data common stock in book-entry form, you will not be required to take any specific actions to exchange shares of First Data common stock for shares of Fiserv common stock.

After the completion of the merger, shares of First Data common stock held in book-entry form will be automatically exchanged for shares of Fiserv common stock in book-entry form and cash will be paid in lieu of fractional shares, if any, in accordance with the merger agreement. See “The Merger—Exchange of Shares” beginning on page 150.

Q:	Is the completion of the merger subject to a financing condition?

A:	No. The receipt of any financing by Fiserv is not a condition to completion of the merger or any of the other transactions contemplated by the merger agreement.

Q:	Will the Fiserv common stock issued to First Data stockholders at the time of completion of the merger be traded on an exchange?

A:

Yes. It is a condition to completion of the merger that the shares of Fiserv common stock to be issued to First Data stockholders in the merger be authorized for listing on NASDAQ, subject to official notice of issuance, under the symbol “FISV.”

Q:	If I am a Fiserv shareholder, whom should I call with questions?

A:

If you have any questions about the merger or the Fiserv special meeting, or desire additional copies of this joint proxy and consent solicitation statement/prospectus, proxy card or voting instruction forms, you should contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers, Call: (877) 255-0134

Email: fiserv@georgeson.com

or

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Attention: Investor Relations

Telephone: (800) 425-3478

Email: investor.relations@fiserv.com

Q:	If I am a First Data stockholder, whom should I call with questions?

A:

If you have any questions about the merger or the First Data consent solicitation materials, or desire additional copies of this joint proxy and consent solicitation statement/prospectus, you should contact:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, CT 06902

Banks and Brokers, Call: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

Email: fdc.info@morrowsodali.com

or

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 266-3565

Email: peter.poillon@firstdata.com

Q:	Where can I find more information about Fiserv and First Data?

A:	You can find more information about Fiserv and First Data from the various sources described under “Where You Can Find More Information” beginning on page 235.

SUMMARY

For your convenience, provided below is a summary of certain information contained in this joint proxy and consent solicitation statement/prospectus. This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus, but does not contain all of the information that may be important to you. You are urged to read this joint proxy and consent solicitation statement/prospectus in its entirety, its annexes and the other documents referred to or incorporated by reference herein in order to fully understand the merger, the merger agreement and other matters to be considered in connection with the Fiserv special meeting and the First Data consent solicitation. See “Where You Can Find More Information” beginning on page 235. Each item in this summary refers to the beginning page of this joint proxy and consent solicitation statement/prospectus on which that subject is discussed in more detail.

The Companies (See page 57)

Fiserv

Fiserv, a Wisconsin corporation, is a global provider of financial services technology. Fiserv serves more than 12,000 clients worldwide, including banks, credit unions, investment management firms, leasing and finance companies, billers, retailers and merchants. Fiserv provides account processing systems; electronic payments processing products and services, such as electronic bill payment and presentment services, account-to-account transfers, person-to-person payments, debit and credit card processing and services, and payments infrastructure services; Internet and mobile banking systems; and related services, including card and print personalization services, item processing and source capture services, loan origination and servicing products and fraud and risk management products and services. Fiserv’s operations are principally located in the United States, where Fiserv operates data and transaction processing centers, provides technology support, develops software and payment solutions, and offers consulting services. Fiserv’s principal executive office is located at 255 Fiserv Drive, Brookfield, Wisconsin 53045, and its telephone number is (262) 879-5000.

First Data

First Data, a Delaware corporation, is a global electronic commerce company offering an array of next-generation commerce technologies, merchant acquiring, issuing and network solutions. First Data serves clients in more than 100 countries, reaching more than six million business locations and more than 3,700 financial institutions. First Data has partnerships with many of the world’s leading financial institutions, a direct sales force, and a network of distribution partners. Through its merchant acquirer, issuer processor and independent network services, First Data enables businesses to accept electronic payments; helps financial institutions issue credit, debit and prepaid cards; and routes secure transactions between them. First Data’s principal executive office is located at 225 Liberty Street, 29th Floor, New York, New York 10281, and its telephone number is (800) 735-3362.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of Fiserv, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into First Data, with First Data surviving as a direct, wholly owned subsidiary of Fiserv, and the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive office is located at c/o Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, and its telephone number is (262) 879-5000.

Fiserv Special Meeting (See page 58)

General

The Fiserv special meeting will be held on April 18, 2019 at 10:00 a.m., local time, at 255 Fiserv Drive Brookfield, Wisconsin 53045. At the Fiserv special meeting, Fiserv shareholders will vote on:

•	The Fiserv share issuance proposal; and

•	The Fiserv adjournment proposal.

The approval of the Fiserv share issuance proposal by Fiserv shareholders is required to complete the merger.

Fiserv Record Date

The Fiserv board has fixed the close of business on March 11, 2019 as the Fiserv record date for determination of the Fiserv shareholders entitled to vote at the Fiserv special meeting or any adjournment or postponement thereof. Only Fiserv shareholders of record as of the close of business on the Fiserv record date are entitled to receive notice of, and to vote at, the Fiserv special meeting or any adjournment or postponement thereof.

As of the close of business on the Fiserv record date, there were 391,969,364 shares of Fiserv common stock issued and outstanding and entitled to vote at the Fiserv special meeting, held by approximately 1,784 holders of record. Each outstanding share of Fiserv common stock is entitled to one vote on each matter to be acted upon at the Fiserv special meeting.

Quorum

A majority of the issued and outstanding shares of Fiserv common stock entitled to vote, present in person or by proxy, will constitute a quorum. The inspector of election appointed for the Fiserv special meeting will determine whether a quorum is present at the special meeting. The inspector of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum.

Required Vote

Approval of the Fiserv share issuance proposal requires the affirmative vote of a majority of votes cast by Fiserv shareholders present in person or by proxy at the Fiserv special meeting and entitled to vote thereon, where a quorum is present. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Whether or not a quorum is present, approval of the Fiserv adjournment proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Fiserv special meeting and entitled to vote thereon. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Share Ownership of and Voting by Fiserv Directors and Executive Officers

As of the close of business on March 1, 2019, the last practicable date before the date of this joint proxy and consent solicitation statement/prospectus, Fiserv’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 985,394 shares of Fiserv common stock at the Fiserv special meeting, which represents approximately 0.25% of the issued and outstanding shares of Fiserv common stock entitled to vote at the Fiserv special meeting.

It is expected that Fiserv’s directors and executive officers will vote their shares “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal.

First Data Solicitation of Written Consents (See page 63)

Written Consents

The First Data stockholders are being asked to “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal, by signing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus.

Shares Entitled to Consent and Consent Required

Only First Data stockholders of record as of the First Data record date, which will be the close of business on March 11, 2019, will be notified of and be entitled to sign and return a written consent. Under the First Data certificate of incorporation, each outstanding share of First Data Class A common stock is entitled to one vote on each matter submitted to a vote or to be acted on by written consent and each outstanding share of First Data Class B common stock is entitled to 10 votes on each matter submitted to a vote or to be acted on by written consent.

Approval of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal each requires the consent of the holders of a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding, voting as a single class. As of the close of business on the First Data record date, there were 574,084,912 shares of First Data Class A common stock and 368,710,439 shares of First Data Class B common stock issued and outstanding and entitled to consent with respect to the approval of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal.

Directors and officers of First Data and their affiliates owned and were entitled to consent with respect to shares of First Data common stock, representing approximately 1.18% of the total aggregate voting power of the shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019, the last practicable date before the date of this joint proxy and consent solicitation statement/prospectus. First Data currently expects that its directors and officers will deliver written consents in favor of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal, although none of them has entered into any agreements obligating him or her to do so. New Omaha owned First Data common stock having the right to vote approximately 86% of the total aggregate voting power of the shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019. New Omaha has agreed, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, to deliver to First Data a written consent with respect to all of its shares of First Data common stock under a voting and support agreement between New Omaha and Fiserv. For additional information, see “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180.

The Merger and the Merger Agreement (See pages 67 and 153)

Merger Sub will merge with and into First Data, with First Data as the surviving corporation in the merger and becoming a direct, wholly owned subsidiary of Fiserv, and the separate corporate existence of Merger Sub will cease. Following completion of the merger, the First Data Class A common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

A copy of the merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For more information on the merger and the merger agreement, see “The Merger” and “The Merger Agreement” beginning on pages 67 and 153, respectively.

As of the date of this joint proxy and consent solicitation statement/prospectus, it is not possible to accurately estimate the closing date because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Fiserv’s and First Data’s obligations to complete the merger; however, Fiserv and First Data currently expect the merger to close during the second half of 2019. Due to the Fiserv shareholder approval, First Data stockholder approval and regulatory approvals as well as other conditions required to complete the merger, no assurance can be given as to when, or if, the merger will be completed.

Merger Consideration (See page 154)

At the effective time, each share of First Data common stock issued and outstanding immediately prior to the effective time (other than the excluded shares as described in “The Merger Agreement—Merger Consideration” beginning on page 154) will be converted into the right to receive, without interest and subject to any applicable withholding taxes, 0.303 of a share, which we refer to as the exchange ratio, of Fiserv common stock.

Based on the $75.04 closing price of Fiserv common stock on January 15, 2019, the last full trading day before the public announcement of the parties’ entry into the merger agreement, the per share value of First Data common stock implied by the merger consideration is $22.74. Based on the $86.03 closing price of Fiserv common stock on March 11, 2019, the last practicable trading day prior to the date of this joint proxy and consent solicitation statement/prospectus, the per share value of First Data common stock implied by the merger consideration is $26.07.

The exchange ratio is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of either Fiserv common stock or First Data common stock changes. Therefore, the value of the merger consideration will depend on the market price of Fiserv common stock at the effective time. The market price of Fiserv common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy and consent solicitation statement/prospectus to the time by which the First Data stockholders are required to deliver their written consents, the date of the Fiserv shareholder meeting, the date the merger is completed and thereafter. The market price of Fiserv common stock, when received by First Data stockholders after the merger is completed, could be greater than, less than or the same as the market price of Fiserv common stock on the date of this joint proxy and consent solicitation statement/prospectus or at the time by which the First Data stockholders are required to deliver their written consents. Accordingly, you should obtain current stock price quotations for Fiserv common stock and First Data Class A common stock before deciding how to vote or whether you consent to, withhold consent from or abstain, as applicable, from any of the proposals described in this joint proxy and written consent statement/prospectus. Fiserv’s common stock is traded on the NASDAQ under the symbol “FISV” and First Data’s Class A common stock is traded on the NYSE under the symbol “FDC.”

Treatment of Fractional Shares (See page 154)

No fractional shares of Fiserv common stock will be issued upon the conversion of shares of First Data common stock pursuant to the merger agreement. In lieu of the issuance of any fractional shares, Fiserv will pay an amount in cash as further described in “The Merger Agreement—Treatment of Fractional Shares” beginning on page 154.

Treatment of First Data Equity Awards (See page 154)

First Data Time-Vesting IPO Awards

At the effective time, the First Data equity awards granted at or before the time of the First Data IPO that are subject to time-based vesting, which we refer to as time-vesting IPO awards, will, automatically and without any action on the part of the holder thereof, accelerate in full in accordance with their terms, except for the time-

vesting IPO awards held by the First Data CEO, which will be converted into Fiserv equity awards in a manner consistent with the First Data equity awards granted after the First Data IPO. Each restricted share and restricted stock unit award that is a time-vesting IPO award will be settled in shares of Fiserv common stock based on the exchange ratio, and each time-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

First Data Performance-Vesting IPO Awards

At the effective time, the First Data equity awards granted at the time of the First Data IPO that are subject to vesting solely upon achievement of a $32 price per share of First Data common stock, which we refer to as performance-vesting IPO awards, will be converted into an equity award denominated in shares of Fiserv common stock and will remain eligible to vest upon satisfaction of an adjusted performance condition based on a target price per share of Fiserv common stock equal to the existing First Data target price divided by the exchange ratio. Each restricted share and restricted stock unit award that is a performance-vesting IPO award will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each performance-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio. As converted, the performance-vesting IPO awards will continue to be governed by the same terms and conditions as were applicable prior to the effective time.

First Data Awards Granted After the IPO

At the effective time, any other First Data equity awards, whether vested or unvested, will automatically and without any action on the part of the holder thereof, be converted into equity awards denominated in shares of Fiserv common stock and will continue to be governed by the same terms and conditions as were applicable prior to such time. Each such restricted share and restricted stock unit award that was granted after the First Data IPO will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each such stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

Any First Data equity award that is converted into a Fiserv equity award, which we refer to as converted equity awards, other than the converted performance-vesting IPO awards, will be subject to “double-trigger” vesting in the event of an involuntary termination that would result in the payment of severance benefits under the First Data severance policy or other applicable agreement. In addition, such converted equity awards will be subject to “double-trigger” vesting in the event an employee resigns due to a material diminution in duties, responsibilities, base salary or annual incentive compensation opportunity, but the First Data CEO has the sole right to determine whether there has been any such termination due to such material diminution with respect to any First Data employee (other than certain senior management employees of First Data), subject to an aggregate dollar cap.

First Data Employee Stock Purchase Plan

Prior to the effective time, First Data is required to take all actions that may be necessary or required under the ESPP to ensure that no offering period will be authorized or commenced after the date of the merger agreement and the ESPP shall terminate in its entirety at the effective time.

Recommendation of the Fiserv Board; Fiserv’s Reasons for the Merger (See page 82)

The Fiserv board unanimously recommends that Fiserv shareholders vote “FOR” the Fiserv share issuance proposal.

In reaching its decision to approve the merger agreement and each of the ancillary agreements and the transactions contemplated by those agreements, including the merger, and declaring it advisable that Fiserv enter into the merger agreement and each of the ancillary agreements, the Fiserv board, as described in “The Merger—Background of the Merger” beginning on page 67, held a number of meetings, consulted with Fiserv’s senior management, outside legal counsel and financial advisor, and considered a number of factors it believed supported its decision to enter into the merger agreement, including, without limitation, those listed in “The Merger—Recommendation of the Fiserv Board; Fiserv’s Reasons for the Merger” beginning on page 82.

Recommendation of the First Data Board; First Data’s Reasons for the Merger (See page 88)

The First Data board unanimously recommends that First Data stockholders “CONSENT” to the First Data merger proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and declaring it advisable and in the best interests of First Data and its stockholders that First Data enter into the merger agreement, the First Data board, as described in “The Merger—Background of the Merger” beginning on page 67, held a number of meetings and consulted with First Data’s senior management, financial advisor and outside legal counsel. In addition, the First Data independent directors separately reviewed the proposed transactions and consulted with their financial advisor and outside legal counsel. The First Data directors considered a number of factors that they believed supported the First Data board’s decision to enter into the merger agreement, including, without limitation, those listed in “The Merger—Recommendation of the First Data Board; First Data’s Reasons for the Merger” beginning on page  88.

Opinion of Fiserv’s Financial Advisor (See page 93 and Annex E)

Pursuant to an engagement letter, effective October 1, 2018, Fiserv retained J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, as a financial advisor in connection with the proposed merger.

At the meeting of the Fiserv board on January 14, 2019, J.P. Morgan communicated that, based on the analysis and information available as of such date and absent material developments between such meeting and the close of markets on January 15, 2019, J.P. Morgan anticipated that it would be in a position to deliver its written opinion to the Fiserv board prior to the open of markets on January 16, 2019, to the effect that the proposed exchange ratio in the proposed merger would be fair, from a financial point of view, to Fiserv (subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in its draft opinion).

Prior to the open of markets on January 16, 2019, J.P. Morgan delivered its written opinion to the Fiserv board that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Fiserv.

The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex E to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference herein. The summary of the opinion of J.P. Morgan set forth in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Fiserv’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Fiserv board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Fiserv or as to the underlying decision by Fiserv to engage in the proposed merger.

The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of Fiserv as to how such shareholder should vote with respect to the proposed merger or any other matter.

For additional information, see “The Merger—Opinion of Fiserv’s Financial Advisor” beginning on page  93 and Annex E to this joint proxy and consent solicitation statement/prospectus.

Opinion of First Data’s Financial Advisor (See page 103 and Annex F)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, First Data’s financial advisor, delivered to the First Data board a written opinion, dated January 16, 2019, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of First Data common stock of the exchange ratio provided for in the merger. The full text of the written opinion, dated January 16, 2019, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex F to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the First Data board (in its capacity as such) for the benefit and use of the First Data board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to First Data or in which First Data might engage or as to the underlying business decision of First Data to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

For additional information, see “The Merger—Opinion of First Data’s Financial Advisor” beginning on page 103 and Annex F to this joint proxy and consent solicitation statement/prospectus.

Opinion of First Data Independent Directors’ Financial Advisor (See page 114 and Annex G)

Pursuant to an engagement letter dated January 5, 2019, the First Data independent directors engaged Evercore Group L.L.C., which we refer to as Evercore, to act as their financial advisor in connection with the merger. As part of this engagement, the First Data independent directors requested that Evercore evaluate the fairness of the exchange ratio, from a financial point of view, to the holders of the shares of First Data common stock, other than Fiserv and its affiliates.

At a meeting of the First Data board held on January 16, 2019, Evercore rendered to the First Data independent directors its oral opinion, subsequently confirmed in writing, that as of January 16, 2019 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of First Data common stock, other than Fiserv and its affiliates.

The full text of the written opinion of Evercore, dated January 16, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex G to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference herein in its entirety. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the First Data independent directors in connection with their evaluation of the proposed merger. The opinion does not constitute a recommendation to the First Data board or the First Data independent directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of First Data common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to First Data, nor does it address the underlying business decision of First Data to engage in the proposed merger.

For additional information, see “The Merger—Opinion of First Data Independent Directors’ Financial Advisor” beginning on page 114 and Annex G to this joint proxy and consent solicitation statement/prospectus.

Interests of Certain Fiserv Directors and Executive Officers in the Merger (See page 131)

In considering the recommendation of the Fiserv board that the Fiserv shareholders vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal, Fiserv shareholders should be aware that the executive officers and directors of Fiserv have interests in the merger that may be different from, or in addition to, the interests of Fiserv shareholders generally. The Fiserv board was aware of and carefully considered these interests, among other matters, when they approved the merger agreement and recommended that Fiserv shareholders approve the Fiserv share issuance proposal.

For additional information, see “The Merger—Interests of Certain Fiserv Directors and Executive Officers in the Merger” beginning on page 131.

Interests of Certain First Data Directors and Executive Officers in the Merger (See page 132)

In considering the recommendation of the First Data board that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal, First Data stockholders should be aware that the executive officers and directors of First Data have interests in the merger that may be different from, or in addition to, the interests of First Data stockholders generally. The First Data board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the First Data stockholders adopt the merger agreement.

For additional information, see “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” beginning on page 132.

Governance of the Combined Company (See page 140)

Chairman and Chief Executive Officer

The merger agreement provides that, at the effective time, the chief executive officer of Fiserv as of immediately prior to the effective time, who we refer to as the Fiserv CEO, will continue to serve as the chief executive officer of Fiserv and will become the chairman of the Fiserv board.

President and Chief Operating Officer

The merger agreement provides that, at the effective time, the chief executive officer of First Data as of immediately prior to the effective time, who we refer to as the First Data CEO, will become the president and chief operating officer of Fiserv and will serve as a Fiserv director.

Fiserv Amended By-laws

Fiserv and First Data have agreed to certain other governance terms in the merger agreement and that, prior to the closing, the Fiserv board will take all actions necessary to cause the by-laws of Fiserv as in effect immediately prior to the closing, to be amended and restated as of the effective time to reflect such governance terms. The by-laws of Fiserv, as so amended and restated pursuant to the merger agreement, are referred to as the Fiserv amended by-laws. The Fiserv amended by-laws, a form of which is set forth as Exhibit A to the merger agreement, which is included as Annex A to this joint proxy and consent solicitation statement/prospectus, will become effective as of the effective time and will be the by-laws of the combined company, until thereafter amended as provided therein, in the articles of incorporation of Fiserv or by applicable law.

Pursuant to the Fiserv amended by-laws, the governance terms described below will remain in place beginning on the closing date and ending immediately following the conclusion of the second annual meeting of Fiserv’s shareholders following the closing date, which we refer to as the specified period, and any changes to such governance terms in the by-laws during such period will require the approval of at least 70% of the Fiserv board.

Board of Directors

During the specified period, the Fiserv board will be comprised of 10 directors, of which:

•	six will be continuing Fiserv directors, one of whom will be the Fiserv CEO; and

•

four will be continuing First Data directors, one of whom will be the First Data CEO and one of whom will be nominated by New Omaha to the extent it is so entitled in accordance with the shareholder agreement, as described in “The Ancillary Agreements—Shareholder Agreement” beginning on page 180.

See “The Merger—Governance of the Combined Company” beginning on page 140 for the definition of “Fiserv continuing directors” and “First Data continuing directors.”

As of the date of this joint proxy and consent solicitation statement/prospectus, other than as indicated above, the individuals to serve on the Fiserv board at the effective time have not been determined.

Lead Director and Committees of the Fiserv Board of Directors

During the specified period:

•	a continuing Fiserv director will serve as the lead director of Fiserv;

•

the Fiserv board will maintain the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, and each committee of the Fiserv board (including each standing committee) will be comprised of three or four members, with at least one qualified continuing First Data director on each committee; and

•	a continuing First Data director will be the chair of the compensation committee.

Regulatory Approvals (See page 142)

General

Fiserv and First Data have agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to complete and make effective the transactions contemplated by the merger agreement as promptly as practicable prior to the termination date set forth in the merger agreement. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see “The Merger Agreement—Regulatory Matters; Efforts to Complete the Merger” beginning on page 164. For a description of the parties’ termination rights that may be implicated by regulatory approvals related to the merger as well as the termination fee payable in connection therewith, see “The Merger Agreement—Termination” beginning on page 175 and “The Merger Agreement—Termination Fee” beginning on page 177.

Requisite Regulatory Approvals

The completion of the merger is subject to the receipt of the requisite regulatory approvals described below:

•

United States Antitrust and Non-U.S. Competition Laws. Fiserv and First Data are required to submit notifications to various competition authorities prior to completing the merger. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1979, which we refer to as the HSR Act, Fiserv and First Data must file notifications with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the United States Department of Justice, which we refer to as the DOJ, and observe a mandatory pre-merger waiting period (and any extensions thereof) before completing the merger. In addition, Fiserv and First Data are required or have agreed to obtain certain other authorizations, consents, orders, approvals, filings and declarations, or observe applicable waiting periods, under applicable antitrust or competition laws in certain non-U.S. jurisdictions, which may include Austria, Canada, Colombia, Mexico, Poland and the United Kingdom. As part of this process, Fiserv voluntarily withdrew its HSR Act notification and report with respect to the merger and refiled its HSR Act notification and report in early March.

•

Additional U.S. Regulatory Approvals. Completion of the merger is subject to the receipt of certain additional required U.S. regulatory approvals, including those of the Colorado State Banking Board with respect to First Data Trust Company, LLC, a Colorado trust company, and certain state regulators pursuant to applicable insurance, money transmitter and debt collection laws and regulations, required as a result of actual or deemed “changes in control” of certain regulated entities of the parties, or a confirmation that no such approval will be required.

•

Additional Non-U.S. Regulatory Approvals. Completion of the merger is subject to the receipt of certain additional required non-U.S. regulatory approvals, including those of the Federal Financial Supervisory Authority of Germany (Bundesanstalt für Finanzdienstleistungsaufsicht), the Central Bank of Germany (Deutsche Bundesbank), the Federal Ministry for Economic Affairs and Energy of Germany (Bundesministerium für Wirtschaft und Energie), the U.K. Financial Conduct Authority, the Central Bank of Ireland, the Dutch Central Bank (De Nederlandsche Bank) and the Financial Supervision Authority of Poland (Komisja Nadzoru Finansowego), required as a result of actual or deemed “changes in control” of certain regulated entities of the parties, or a confirmation that no such approval will be required.

The parties have completed most of the initial filings or submissions for the various required approvals, with the remaining initial filings and submissions expected to be done by the end of March.

There can be no assurance that the antitrust regulators or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed, and, if such an action or challenge is made, there can be no assurance as to its result. Any such action or challenge to the merger could result in an administrative or court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on Fiserv after completion of the merger. Such restrictions and conditions could include requiring the divestiture or spin-off of certain businesses, assets or products, the licensing of intellectual property rights and the imposition of limitations on the ability of Fiserv, as a condition to completion of the merger, to operate its business as it sees fit. Neither Fiserv nor First Data can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

Ownership of the Combined Company After the Merger (See page 143)

As of the date of this joint proxy and consent solicitation statement/prospectus, based on the estimated number of shares of common stock of Fiserv and First Data that will be outstanding immediately prior to the completion of the merger and the exchange ratio of 0.303, Fiserv and First Data estimate that holders of shares of Fiserv common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 58% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger, and holders of shares of First Data common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 42% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger.

Debt Financing (See page 143)

The merger is not subject to a financing condition.

As of December 31, 2018, Fiserv had total indebtedness of approximately $6 billion and First Data had total indebtedness of approximately $18 billion. In connection with the merger, on January 16, 2019, Fiserv entered into a bridge facility commitment letter, which we refer to as the original commitment letter, with JPMorgan Chase Bank, N.A., which we refer to as JPMorgan Chase, pursuant to which JPMorgan Chase committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $17 billion, which we refer to as the bridge facility, for the purpose of refinancing certain outstanding indebtedness of First Data and its subsidiaries on the closing date, making cash payments in lieu of fractional shares as part of the merger consideration, and paying fees and expenses related to the merger, the refinancing and the related transactions. On February 5, 2019, Fiserv entered into a joinder agreement to the original commitment letter to, among other things, add additional commitment parties and reallocate the commitments in respect of the capital markets tranche of the bridge facility thereunder. The original commitment letter, as amended by the joinder agreement, is referred to in this joint proxy and consent solicitation statement/prospectus as the commitment letter.

On February 15, 2019, Fiserv entered into a new term loan credit agreement, which we refer to as the term loan credit agreement, with JPMorgan Chase and a syndicate of financial institutions, pursuant to which JPMorgan Chase and such financial institutions have committed to provide Fiserv with a senior unsecured term loan facility in an aggregate principal amount of $5.0 billion, which we refer to as the term loan facility, consisting of $1.5 billion in commitments to provide loans with a three-year maturity and $3.5 billion in commitments to provide loans with a five-year maturity. The aggregate principal amount of the commitments under the term loan credit agreement have replaced a corresponding amount of the commitments in respect of the bridge facility in accordance with the terms of the commitment letter. As a result, the aggregate bridge facility commitments have been reduced to $12.0 billion. Fiserv expects to replace the remaining bridge facility commitments with permanent financing in the form of the issuance of debt securities prior to the closing date.

In addition, on February 6, 2019, Fiserv amended its existing revolving credit facility, dated September 19, 2018, to modify certain provisions in order to facilitate the merger and borrowings thereunder in connection with the merger. On February 15, 2019, Fiserv entered into a second amendment to its existing revolving credit agreement in order to increase the aggregate commitments available to it under the existing revolving credit facility by $1.5 billion and to make certain additional amendments to facilitate the operation of the combined business following the acquisition of First Data. We refer to Fiserv’s existing revolving credit facility, as amended by the first and second amendments, as the revolving credit facility. Amounts available under Fiserv’s revolving credit facility may also be used to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions.

The funding under each of the bridge facility, the term loan facility and the revolving credit facility on the closing date and the effectiveness of the increase in the aggregate commitments under the revolving credit facility and the amendments to the revolving credit facility made by the second amendment are subject to certain conditions precedent, as set forth in the commitment letter, the term loan facility and the revolving credit facility, including, among others, completion of the merger substantially concurrent with the funding under the bridge facility, the term loan facility and the revolving credit facility, as applicable, the non-occurrence of a material adverse effect (as defined in the commitment letter, the term loan facility or the revolving credit facility, as applicable) with respect to First Data, delivery of certain financial statements of Fiserv and First Data, the accuracy in all material respects of certain representations and warranties, the execution and delivery of definitive documentation (in the case of the bridge facility) and other customary conditions more fully set forth in the commitment letter, the term loan facility or the revolving credit facility, as applicable.

For information regarding the debt financing, see “The Merger—Debt Financing” beginning on page 143.

No Solicitation of Acquisition Proposals (See page 167)

Each of Fiserv and First Data has agreed that it will not, and it will cause its subsidiaries and its executive officers and directors not to, and use reasonable best efforts to cause its subsidiaries’ respective executive officers and directors and its and its subsidiaries’ respective representatives that are not executive officers or directors not to, directly or indirectly:

•	solicit, initiate, seek or support or knowingly encourage or facilitate any inquiries or proposals with respect to any acquisition proposal;

•	engage or participate in any negotiations with any person concerning any acquisition proposal;

•

provide any confidential or non-public information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to notify a person that makes any inquiry or offer with respect to an acquisition proposal of the existence of the non-solicitation provision of the merger agreement or solely to clarify whether any such inquiry or offer constitutes an acquisition proposal; or

•

enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a certain confidentiality agreement as described below) relating to any acquisition proposal.

Notwithstanding the foregoing, prior to the approval by Fiserv shareholders of the Fiserv share issuance proposal or the submission by New Omaha of the New Omaha written consent, in the event that Fiserv or First Data, as applicable, receives an unsolicited bona fide written acquisition proposal after the date of the merger agreement (which acquisition proposal did not result from a breach of the merger agreement) and the Fiserv board or the First Data board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal, Fiserv or First Data, as applicable, may, and may permit its subsidiaries and its subsidiaries’ respective representatives to, furnish, or cause to be furnished, confidential or non-public information or data and participate in such negotiations or discussions to the extent that the Fiserv board or the First Data board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Prior to providing any confidential or non-public information or data permitted to be provided pursuant to the foregoing provisions, (i) Fiserv or First Data, as applicable, are obligated to enter into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Fiserv and First Data, and such confidentiality agreement will not provide such person with any exclusive right to negotiate with Fiserv or First Data, as applicable, and (ii) any confidential or non-public information to be provided by Fiserv or First Data, as applicable, to such third party shall have been previously provided, or is concurrently provided, to First Data, in the case of Fiserv, or Fiserv, in the case of First Data.

For more information, including the definition of “acquisition proposal,” see “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 167.

Change in Board Recommendation (See page 168)

Under the merger agreement, subject to certain exceptions described below, each of Fiserv and First Data has agreed to use its reasonable best efforts to obtain the approval by Fiserv shareholders of the Fiserv share issuance proposal or the approval by First Data stockholders of the First Data merger proposal, as applicable.

However, if the Fiserv board or the First Data board, after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable law to continue to recommend the merger agreement, then the Fiserv board or the First Data board, as applicable, may take any of the following actions, which we refer to as the change in Fiserv recommendation or the change in First Data recommendation, as applicable:

•	withdraw, change, qualify or modify or publicly and affirmatively propose to withdraw, change, qualify or modify the applicable board of directors’ recommendation;

•	fail to include the applicable board of directors’ recommendation in this joint proxy and consent solicitation statement/prospectus;

•

fail to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Fiserv common stock, in the case of the Fiserv board, or First Data common stock, in the case of the First Data board, within the 10 business days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer; or

•	approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any acquisition proposal.

Notwithstanding the foregoing, neither the Fiserv board nor the First Data board may effect a change in Fiserv recommendation or a change in First Data recommendation, as applicable, unless:

•

(i) Fiserv or First Data, as applicable, has received an acquisition proposal after the date of the merger agreement that did not result from a breach of the merger agreement (and such proposal is not withdrawn) and the Fiserv board or the First Data board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such acquisition proposal constitutes a superior proposal; or (ii) an intervening event occurs or arises after the date of the merger agreement, and the Fiserv board or the First Data board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make its recommendation would be inconsistent with its fiduciary duties under applicable law;

•

Fiserv gives First Data, in the case of the Fiserv board, or First Data gives Fiserv, in the case of the First Data board, at least four business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including in the case of an acquisition proposal, the latest material terms and conditions of, and the identity of any third party making, any such acquisition proposal and any amendment or modification thereof or, in the case of an intervening event, the nature of the intervening event in reasonable detail); and

•

at the end of such notice period, each of the Fiserv board and the First Data board, as applicable, takes into account any amendment or modification to this merger agreement proposed by First Data, in the case of the Fiserv board (which is required to be negotiated in good faith by Fiserv), or by Fiserv, in the case of the First Data board (which is required to be negotiated in good faith by First Data), and after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable law to continue to recommend the merger agreement.

Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal, except that two business days’ prior written notice shall be given, instead of four business days as described above.

Conditions to the Completion of the Merger (See page 174)

The respective obligations of each of First Data, Fiserv, and Merger Sub to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

•

First Data Stockholder Approval and Fiserv Shareholder Approval. The approval of the First Data merger proposal by First Data stockholders must have been obtained, and the approval of the Fiserv share issuance proposal by Fiserv shareholders must have been obtained.

•	NASDAQ Listing. Shares of Fiserv common stock that will be issued in the merger must have been authorized for listing on the NASDAQ, subject to official notice of issuance.

•

Effectiveness of the Registration Statement. The registration statement of which this joint proxy statement/prospectus forms a part must have become effective under the Securities Act, and must not be the subject of any stop order issued by the SEC or any proceedings for that purpose that have been initiated or threatened by the SEC and not withdrawn.

•

No Injunction or Restraints and No Illegality. There must not be any order, injunction or decree issued by any governmental entity of competent jurisdiction preventing the completion of the merger in effect, and there must not be any statute, rule or regulation that has been enacted, entered, promulgated or enforced by any relevant governmental entity which prohibits or makes illegal completion of the merger.

•	Requisite Regulatory Approvals. All requisite regulatory approvals as described below must have been obtained:

•

any applicable waiting period under the HSR Act must have been expired or been earlier terminated and any customary timing agreement delaying the closing entered into in connection therewith must have expired, which we refer to as the HSR Act clearance;

•

all other authorizations, consents, orders, approvals, filings and declarations, and all other expirations of waiting periods, required pursuant to other antitrust or competition laws of certain non-U.S. jurisdictions as agreed to by the parties must have been obtained; and

•

certain additional regulatory approvals as agreed to by the parties must have been obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired or been terminated.

The obligations of Fiserv and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Fiserv, at or prior to the effective time, of the following conditions:

•

subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of First Data must be true and correct as of the date of the merger agreement and as of and as though made on the closing date (except to the extent a representation or warranty speaks as of an earlier date, in which case as of such date);

•	First Data must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing; and

•	Fiserv must have obtained a tax opinion from Sullivan & Cromwell or another nationally recognized law firm that the merger will constitute a “reorganization” under the Code.

The obligations of First Data to effect the merger are subject to the satisfaction, or waiver by First Data, at or prior to the effective time, of the following conditions:

•

subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Fiserv must be true and correct as of the date of the merger agreement and as of and as though made on the closing date (except to the extent a representation or warranty speaks as of an earlier date, in which case as of such date);

•

each of Fiserv and Merger Sub must have performed or complied in all material respects with all covenants required to be performed and complied with by it under the merger agreement at or prior to the closing;

•	First Data must have obtained a tax opinion from Simpson Thacher or another nationally recognized law firm that the merger will constitute a “reorganization” under the Code; and

•

The Fiserv amended by-laws must have been adopted and Fiserv must have taken all actions necessary to cause the governance terms agreed to by the parties in the merger agreement to be completed and become effective as of the effective time.

Termination (See page 175)

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time by mutual written consent of Fiserv and First Data in a written instrument.

Termination by Either Fiserv or First Data

Either Fiserv or First Data may terminate the merger agreement at any time prior to the effective time under the following circumstances:

•

if (i) any governmental entity required to grant a requisite regulatory approval has denied approval of the merger and such denial has become final and non-appealable or (ii) any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger (unless the occurrence of the foregoing is due to the failure of the party seeking to terminate the merger agreement to perform or comply with the covenants and agreements of such party set forth in the merger agreement), such termination we refer to as a regulatory approval failure termination;

•	if the merger has not completed by October 16, 2019, referred to as the initial termination date and, as it may be extended below, referred to as the termination date:

•

if, on the initial termination date, any of the requisite regulatory approvals has not been obtained and all of the other conditions to closing set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), the initial termination date may be extended by either Fiserv or First Data to January 16, 2020, referred to as the first extended termination date, on written notice to the other party on or by the initial termination date;

•

if, on the first extended termination date, any of the requisite regulatory approvals has not been obtained and all of the other conditions to closing set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), the first extended termination date may be extended by either Fiserv or First Data to April 16, 2020, referred to as the second extended termination date, on written notice to the other party on or by the first extended termination date; and

notwithstanding the foregoing, if the failure of the closing to occur by the initial termination date, the first extended termination date or the second extended termination date, as applicable, is due to the failure of the party seeking to terminate the merger agreement or to extend the termination date, as applicable, to perform or observe the covenants and agreements of such party set forth in the merger agreement, such party will not have the right to seek to terminate the merger agreement or to extend the termination date, as applicable, such termination we refer to as an outside date termination;

•

if the requisite approval by the First Data stockholders of the First Data merger proposal has not been obtained by the time that either (i) in the event that a First Data meeting election has not been made pursuant to the merger agreement, the Fiserv shareholder meeting has been concluded or (ii) in the event that a First Data meeting election has been made pursuant to the merger agreement, the First Data stockholder meeting has been concluded; or

•

if the Fiserv shareholder meeting (including any adjournments or postponements) has concluded and the requisite approval by the Fiserv shareholders of the Fiserv share issuance proposal has not been obtained.

Termination by Fiserv

Fiserv may also terminate the merger agreement at any time prior to the effective time under the following circumstances:

•

provided that Fiserv is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of First Data, which breach or failure to be true, either individually or in the aggregate with all other breaches by First Data (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the date on which the closing would otherwise have been required to occur pursuant to the merger agreement, the failure of a condition to close as set forth in the merger agreement, and which breach is not cured within the earlier of the termination date and 60 days following written notice to First Data or by its nature or timing cannot be cured (such termination we refer to as First Data material breach termination); or

•

prior to obtaining the requisite approval by the First Data stockholders of the First Data merger proposal, if the First Data board has (i) failed to recommend in this joint proxy and consent solicitation statement/prospectus that the First Data stockholders approve the First Data merger proposal, (ii) effected a change in First Data recommendation, as described in “The Merger Agreement—Change in Board Recommendation” beginning on page 168, (iii) failed to issue a press release reaffirming the First Data board’s recommendation within 10 business days after receipt of a written request from the Fiserv board to do so following an acquisition proposal with respect to First Data that is publicly announced or (iv) submitted the merger agreement to the First Data stockholders for adoption without a recommendation for adoption, such termination we refer to as a change in First Data recommendation termination.

Termination by First Data

First Data may also terminate the merger agreement at any time prior to the effective time under the following circumstances:

•

provided that First Data is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Fiserv or Merger Sub, which breach or failure to be true, either individually or in the aggregate with all other breaches by Fiserv or Merger Sub (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the date on which the closing would otherwise have been required to occur pursuant to the merger agreement, the failure of a condition to close as set forth in the merger agreement, and which breach is not cured within the earlier of the termination date and 60 days following written notice to Fiserv or by its nature or timing cannot be cured, such termination we refer to as a Fiserv material breach termination; or

•

prior to obtaining the requisite approval by the Fiserv shareholders of the Fiserv share issuance proposal, if the Fiserv board has (i) failed to recommend in this joint proxy and consent solicitation statement/prospectus that the Fiserv shareholders approve the Fiserv share issuance proposal, (ii) effected a change in Fiserv recommendation, as described in “The Merger Agreement—Change in Board Recommendation” beginning on page 168, (iii) failed to issue a press release reaffirming the Fiserv board’s recommendation within 10 business days after receipt of a written request from the First Data board to do so following an acquisition proposal with respect to Fiserv that is publicly announced or (iv) submitted the Fiserv share issuance proposal to the Fiserv shareholders for approval without a recommendation for approval, such termination we refer to as a change in Fiserv recommendation termination.

Termination Fee (See page 177)

Fiserv will be required to pay to First Data a termination fee of $665 million under the following circumstances:

•

in the event that the merger agreement is terminated (i) by either Fiserv or First Data pursuant to either an outside date termination or a regulatory approval failure termination, in either case, under certain circumstances relating to the failure to obtain HSR Act clearance or approval under any antitrust or competition law of the United States or (ii) by First Data in the event that Fiserv breaches certain of its obligations under the merger agreement related to regulatory matters with respect to any antitrust or competition law of the United States;

•	in the event that the merger agreement is terminated by First Data pursuant to a change in Fiserv recommendation termination; or

•

in the event that the merger agreement is terminated (i) by either Fiserv or First Data pursuant to an outside date termination without the approval by the Fiserv shareholders of the Fiserv share issuance proposal having been obtained or if the requisite approval by the Fiserv shareholders of the Fiserv share issuance proposal has not been obtained or (ii) by First Data pursuant to a Fiserv material breach termination, in either case, under certain circumstances where Fiserv receives a bona fide acquisition proposal prior to such termination and Fiserv enters into a definitive agreement or completes a transaction with respect to an acquisition proposal within 12 months after such termination.

First Data will be required to pay to Fiserv a termination fee of $665 million under the following circumstances:

•	in the event that the merger agreement is terminated by Fiserv pursuant to a change in First Data recommendation termination; or

•

in the event that the merger agreement is terminated (i) by either Fiserv or First Data pursuant to an outside date termination without the approval by the First Data stockholders of the First Data merger proposal having been obtained or (ii) by Fiserv pursuant to a First Data material breach termination, in either case, under certain circumstances where First Data receives a bona fide acquisition proposal prior to such termination and First Data enters into a definitive agreement or completes a transaction with respect to an acquisition proposal within 12 months after such termination.

For more information, see “The Merger Agreement—Termination Fee” beginning on page 177.

NASDAQ Listing of Shares of Fiserv Common Stock (See page 151)

Under the terms of the merger agreement, Fiserv is required to cause shares of Fiserv common stock to be issued in connection with the merger to be authorized for listing on NASDAQ prior to the effective time. Accordingly, application will be made to have the shares of Fiserv common stock to be issued in connection with the merger authorized for listing on NASDAQ, where shares of Fiserv common stock are currently traded under the symbol “FISV.”

Delisting and Deregistration of First Data Class A Common Stock (See page 151)

If the merger is completed, there will no longer be any publicly held shares of First Data Class A common stock. Accordingly, First Data Class A common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act. Under the terms of the merger agreement, First Data is required to cooperate with Fiserv and use its reasonable best efforts to enable the delisting of First Data Class A common stock from the NYSE and the deregistration of First Data Class A common stock under the Exchange Act as promptly as practicable after the effective time. First Data Class B common stock is not listed on any national securities exchange and not registered under the Exchange Act.

The Ancillary Agreements (See page 180)

Voting and Support Agreement

Concurrently with the execution of the merger agreement, Fiserv and New Omaha entered into a voting and support agreement, dated the date of the merger agreement, with respect to all shares of First Data common stock that New Omaha beneficially owns as of the date of the merger agreement or thereafter.

New Omaha has irrevocably and unconditionally agreed that it will, within 24 hours after the time at which the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus forms a part, becomes effective under the Securities Act and after New Omaha receives this joint proxy and written consent statement/prospectus, execute and deliver its written consent covering all of the shares of First Data common stock subject to the voting and support agreement approving the merger, adopting the merger agreement and approving any other matters necessary for the completion of the transactions contemplated by the merger agreement, including the merger, which we refer to as transaction matters.

Notwithstanding the foregoing, in the event that the First Data board effects a change in First Data recommendation in accordance with the merger agreement, New Omaha’s voting obligations described above will be modified so that its obligations to vote in favor of the transaction matters are with respect to (i) the number of shares of First Data common stock representing 30% of the aggregate voting power of the First Data common stock issued and outstanding as of the time that the First Data board makes a change in First Data recommendation plus (ii) the number of shares of First Data common stock the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding shares of First Data common stock not covered by the preceding clause (i), is equal to the proportionate percentage.

As of the date of the voting and support agreement, the voting and support agreement covered 364,441,146 shares of First Data Class B common stock, or approximately 86% of the total aggregate voting power of the shares of First Data common stock issued and outstanding. Unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, the First Data merger proposal will be approved upon the execution and delivery by New Omaha of its written consent pursuant to the voting and support agreement as described above.

The voting and support agreement, including the irrevocable proxy granted thereunder, will terminate upon the termination of the merger agreement in accordance with its terms.

For more information, see “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180 and Annex B to this joint proxy and consent solicitation statement/prospectus.

Shareholder Agreement

Concurrently with the execution of the merger agreement, Fiserv and New Omaha entered into a shareholder agreement, dated the date of the merger agreement and effective as of the effective time, in which, among other things, New Omaha agreed to certain restrictions with respect to its ownership of Fiserv common stock received in connection with the merger and Fiserv agreed to grant New Omaha certain rights relating to the appointment and election of directors.

New Omaha and Fiserv have agreed that until the aggregate beneficial ownership of New Omaha and all affiliate transferees first falls below 5%, New Omaha will not, and will cause certain of its affiliates not to, acquire, offer, propose to acquire or agree to acquire any additional shares of Fiserv common stock other than the Fiserv common stock acquired in the merger or through stock dividends, and will be subject to certain standstill provisions.

New Omaha has agreed, for the first three months following the effective time, not to transfer any shares of Fiserv common stock except (i) to an affiliate of New Omaha that agrees in writing to be bound by the shareholder agreement, which we refer to as an affiliate transferee; (ii) to Fiserv; or (iii) in a distribution to New Omaha’s equityholders. After the three-month anniversary of the effective time, New Omaha may transfer its shares of Fiserv common stock (A) in open market transactions under Rule 144 under the Securities Act, (B) in privately negotiated transactions, or (C) via widespread public offerings, and, with respect to each of (A), (B) and (C), until the shareholder agreement is terminated in accordance with its terms and subject to certain volume and other limitations.

In addition, Fiserv has agreed to grant New Omaha certain director election and appointment rights until the aggregate beneficial ownership of New Omaha and all affiliate transferees first falls below 5%.

The shareholder agreement will terminate upon the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) the aggregate ownership of New Omaha and certain of its affiliates ceasing to be at least 3% of the issued and outstanding shares of Fiserv common stock.

For more information, see “The Ancillary Agreements—Shareholder Agreement” beginning on page 181 and Annex C to this joint proxy and consent solicitation statement/prospectus.

Registration Rights Agreement

Concurrently with the execution of the merger agreement, Fiserv and New Omaha entered into a registration rights agreement, dated the date of the merger agreement and effective as of the effective time. The registration rights agreement, among other things, grants certain registration rights to New Omaha, including shelf registration rights, demand registration rights and piggyback registration rights.

For more information, see “The Ancillary Agreements—Registration Rights Agreement” beginning on page 182 and Annex D to this joint proxy and consent solicitation statement/prospectus.

Comparison of the Rights of Fiserv Shareholders and First Data Stockholders (See page 208)

First Data stockholders will have different rights once they become Fiserv shareholders due to differences between the organizational documents of First Data and Fiserv. See “Comparison of the Rights of Fiserv Shareholders and First Data Stockholders” beginning on page 208.

Appraisal Rights (See page 225)

Under Wisconsin law, Fiserv shareholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Fiserv common stock in connection with the merger.

Because shares of First Data Class A common stock are listed on the NYSE and holders of shares of First Data Class A common stock are not required by the terms of the merger agreement to receive consideration other than shares of Fiserv common stock, which are listed on the NASDAQ, and cash in lieu of fractional shares, in the merger, holders of First Data Class A common stock are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

For purposes of the merger, each holder of First Data Class B common stock, except for New Omaha, is entitled to dissenters’ rights or appraisal rights under Delaware law in connection with the merger. New Omaha has irrevocably and unconditionally waived, and agreed not to exercise, any appraisal rights (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the merger that New Omaha may directly or indirectly have by virtue of the ownership of First Data common stock, to the full extent permitted by law pursuant to the voting and support agreement as described in “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180. Therefore, references to holders of First Data Class B common stock in the context of appraisal rights in this joint proxy and consent solicitation statement/prospectus do not include New Omaha.

Pursuant to Section 262 of the DGCL, a holder of record of First Data Class B common stock who does not consent to the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 of the DGCL has the right to seek appraisal of his, her or its shares of First Data Class B common stock and to receive payment in cash of the judicially determined fair value of his, her or its shares of First Data Class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount judicially determined to be the fair value of such shares of First Data Class B common stock. These rights are known as appraisal rights. The “fair value” of such shares of First Data Class B common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a holder of record of First Data Class B common stock is otherwise entitled to receive for the same number of shares of First Data Class B common stock under the terms of the merger agreement. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A holder of record of First Data Class B common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent consenting to the First Data merger proposal, or deliver a signed written consent without indicating a decision on the First Data merger proposal. Any signed written consent returned without indicating a decision on the First Data merger proposal will be considered as consenting to the First Data merger proposal.

The DGCL requirements for exercising appraisal rights are described in further detail in “Appraisal Rights” beginning on page 225, and Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, is reproduced and attached as Annex H to this joint proxy and consent solicitation statement/prospectus. A holder of record of First Data Class B common stock intending to exercise his, her or its appraisal rights should carefully review Annex H to this joint proxy and consent solicitation statement/prospectus in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in loss of appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger (See page 147)

Assuming that the merger is completed as currently contemplated, First Data and Fiserv intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of First Data to complete the merger that First Data receive the written opinion of Simpson Thacher (or another nationally recognized law firm), dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of Fiserv to complete the merger that Fiserv receive the written opinion of Sullivan & Cromwell (or another nationally recognized law firm), dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 147) of First Data common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of First Data common stock for shares of Fiserv common stock in the merger (other than gain or loss with respect to any cash received in lieu of a fractional share of Fiserv common stock).

You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 147 of this joint proxy and consent solicitation statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger. The discussion of the material U.S. federal income tax consequences contained in this joint proxy and consent solicitation statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws. You should consult your tax advisor to determine the tax consequences of the merger to you.

Accounting Treatment of the Merger (See page 150)

The merger will be accounted for using the acquisition method of accounting, with Fiserv as the acquirer of First Data. Fiserv will record assets acquired, including identifiable intangible assets, and liabilities assumed from First Data at their respective fair values at the effective date of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill. See “The Merger—Accounting Treatment of the Merger” beginning on page 150.

Litigation Relating to the Merger (See page 152)

On February 28, 2019, an action captioned Garfield vs. Fiserv, et al. was filed in the Circuit Court for Waukesha County in the State of Wisconsin, against Fiserv and the Fiserv board on behalf of a putative class of Fiserv shareholders. The complaint alleges generally that members of the Fiserv board breached their fiduciary duties in approving the merger agreement and challenges the adequacy or completeness of the initial version of the joint proxy and consent solicitation statement/prospectus filed on February 14, 2019. The complaint seeks, among other things, declarative relief, money damages and attorney’s and expert fees and expenses.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. Fiserv believes that the pending Garfield lawsuit is without merit and Fiserv intends to defend vigorously against it. Fiserv and First Data also intend to defend vigorously against any other future lawsuits challenging the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FISERV

The following table presents selected historical consolidated financial data of Fiserv. The selected historical consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from Fiserv’s audited consolidated financial statements and accompanying notes contained in Fiserv’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The selected historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from Fiserv’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference herein.

The information set forth below is only a summary. You should read the following information together with Fiserv’s consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Fiserv’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, and in Fiserv’s other reports filed with the SEC. The selected historical consolidated financial data presented below has been affected by acquisitions and dispositions, transactional gains recorded by Fiserv’s unconsolidated affiliate, debt extinguishment and refinancing activities, the tax effects related to share-based payment awards, and by the Tax Cuts and Jobs Act enacted in December 2017. Fiserv’s historical consolidated financial data may not be indicative of the future performance of Fiserv or the combined company. For more information, see “Where You Can Find More Information” beginning on page 235.

	Year ended December 31,
(in millions, except share data)	2018(1)	2017	2016	2015	2014
Income Statement Data
Total revenue	$5,823	$5,696	$5,505	$5,254	$5,066
Operating income	1,753	1,532	1,445	1,311	1,210
Income from continuing operations	$1,187	$1,232	$930	$712	$754
Income from discontinued operations, net of income taxes	—	14	—	—	—

Net income	$1,187	$1,246	$930	$712	$754

Net income per share—diluted(2)
Continuing operations	$2.87	$2.86	$2.08	$1.49	$1.49
Discontinued operations	—	0.03	—	—	—

Total net income per share—diluted	$2.87	$2.89	$2.08	$1.49	$1.49

Balance Sheet Data
Cash and cash equivalents	$415	$325	$300	$275	$294
Total assets	11,262	10,289	9,743	9,340	9,308
Long-term debt (including current maturities)	5,959	4,900	4,562	4,293	3,790
Total shareholders’ equity	2,293	2,731	2,541	2,660	3,295
Book value per share(2)	5.84	6.58	5.90	5.90	6.86

Cash Flow Data
Net cash from continuing operations provided by (used in):
Operating activities	$1,552	$1,483	$1,431	$1,346	$1,307
Investing activities	(663)	(657)	(554)	(360)	(286)
Financing activities	(842)	(820)	(852)	(1,005)	(1,126)
Other Financial Data
Dividends per share of common stock(3)	$—	$—	$—	$—	$—

(1)

Effective January 1, 2018, Fiserv adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, which are referred to as ASC 606, using the modified retrospective transition approach applied to all contracts. Therefore, ASC 606 has been applied to financial statements beginning on January 1, 2018, while prior period financial statements were not adjusted and continue to be reported under the accounting guidance, ASC 605, Revenue Recognition, in effect for the prior periods.

(2)	Historical share amounts for all periods prior to December 31, 2017 were adjusted for the effects of the stock split through Fiserv’s Current Report on Form 8-K filed on September 20, 2018.
(3)	Fiserv did not declare or pay dividends on the Fiserv common stock during the periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST DATA

The following tables present selected historical consolidated financial data of First Data. The selected historical consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from First Data’s audited consolidated financial statements and accompanying notes contained in First Data’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The selected historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from First Data’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference herein.

The information set forth below is only a summary. You should read the following information together with First Data’s consolidated financial statements and accompanying notes for the year ended December 31, 2018 and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in First Data’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, and in First Data’s other reports filed with the SEC. First Data’s historical consolidated financial information may not be indicative of the future performance of First Data or the combined company. For more information, see “Where You Can Find More Information” beginning on page 235.

	Year ended December 31,
(in millions, except per share amounts)	2018(4)	2017	2016	2015	2014
Income Statement Data
Total revenue	$9,498	$12,052	$11,584	$11,451	$11,152
Operating profit	1,895	1,708	1,612	1,167	1,431
Net income (loss)(1)	1,198	1,664	660	(1,268)	(265)
Net income (loss) attributable to First Data	1,005	1,465	420	(1,481)	(458)
Net income (loss) attributable to First Data per share—diluted(2)	$1.05	$1.56	$0.46	$(7.70)	$(458,000)

Balance Sheet Data
Cash and cash equivalents	$555	$498	$385	$429	$358
Total assets	38,327	48,269	40,292	34,362	34,034
Long-term borrowings (not including the current portion of long-term borrowings)	16,429	17,927	18,131	18,737	20,697
Total equity(3)	6,967	6,014	4,131	3,660	2,530
Book value per share	4.47	3.43	1.35	0.75	(570,000)

Cash Flow Data
Net cash provided by (used in):
Operating activities	$2,307	$2,047	$2,111	$795	$1,035
Investing activities	(99)	(1,952)	(361)	(685)	(330)
Financing activities	(2,124)	9	(1,734)	(16)	(743)

Other Financial Data
Dividends per share of common stock(5)	$—	$—	$—	$4,000	$686,000

(1)	Net income includes net income attributable to First Data and net income attributable to noncontrolling interests and redeemable noncontrolling interest.
(2)

As a result of the merger effective as of October 13, 2015 in which First Data Holdings Inc. merged with and into First Data, with First Data being the surviving entity, which we refer to as the First Data holdco merger, all outstanding shares of First Data Holdings Inc. were converted into First Data Class B common stock. All of First Data’s outstanding common stock was eliminated upon the merger. First Data accounted for the First Data holdco merger as a transfer of assets between entities under common control and has reflected the transaction’s impact on net loss per share and weighted-average shares on a prospective basis.

(3)	Total equity includes total First Data stockholders’ equity and noncontrolling interests.
(4)

Effective January 1, 2018, First Data adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, which are referred to as ASC 606, using the modified retrospective transition approach applied to all contracts. Therefore, ASC 606 has been applied to financial statements beginning on January 1, 2018, while prior period financial statements were not adjusted and continue to be reported under the accounting guidance, ASC 605, Revenue Recognition, in effect for the prior periods.

(5)	First Data declared dividends to First Data Holdings Inc. prior to the First Data holdco merger described in note (2) above.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables present unaudited pro forma condensed combined financial information about Fiserv’s consolidated balance sheet and statement of income after giving effect to the merger. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below gives effect to the merger as if it had taken place on December 31, 2018. The information under “Unaudited Pro Forma Condensed Combined Statement of Income Data” in the table below gives effect to the merger as if it had taken place on January 1, 2018. This selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Fiserv is considered the acquirer of First Data for accounting purposes. See “The Merger—Accounting Treatment of the Merger” beginning on page 150.

This selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on currently available information and assumptions and estimates considered appropriate by Fiserv’s management; however, it is not necessarily indicative of what Fiserv’s consolidated financial condition or results of operations actually would have been assuming the merger had been completed as of the dates indicated, nor does it purport to represent Fiserv’s consolidated balance sheet or statement of income for future periods. Future results may vary significantly from the results reflected due to various factors, including those discussed in “Risk Factors” beginning on page 43. The information presented below should be read in conjunction with the historical consolidated financial statements of Fiserv and First Data, including the related notes filed by each of them with the SEC, in addition to the pro forma condensed combined financial statements of Fiserv and First Data, including the related notes appearing elsewhere in this joint proxy and consent solicitation statement/prospectus. See the sections entitled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on pages 235 and 185, respectively, of this joint proxy and consent solicitation statement/prospectus.

(in millions, except share data)	As of and for the year ended December 31, 2018
Unaudited Pro Forma Condensed Combined Statement of Income Data
Total revenue	$15,321
Operating income	2,367
Net income	1,409
Net income attributable to shareholders	1,399

Net income attributable to shareholders per share:
Basic	$2.02
Diluted(1)	2.00

Unaudited Pro Forma Condensed Combined Balance Sheet Data (as of period end)(2)
Cash and cash equivalents	$1
Total assets	72,069
Long-term debt (including current maturities)	23,156
Total shareholders’ equity	26,466
Redeemable and non-redeemable noncontrolling interests	2,871

Other Financial Data
Dividends per share of common stock(3)	$—

(1)

In connection with the merger, Fiserv agreed to convert certain equity awards held by First Data employees into Fiserv equity awards. At this time, Fiserv has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value; however, the impact is not expected to be material in the context of the transaction and thus has not been reflected in the diluted weighted average shares.

(2)	Combined balance sheet information giving effect to the merger transactions is only calculated as of December 31, 2018.
(3)	Neither Fiserv nor First Data declared or paid cash dividends during the period.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The historical per share data for Fiserv common stock and First Data common stock below has been derived from the audited consolidated financial statements of each of Fiserv and First Data as of and for the year ended December 31, 2018, which are incorporated by reference herein.

The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2018, in the case of net income per share data, and as of December 31, 2018, in the case of book value per share data, assuming that each outstanding share of First Data common stock had been converted into shares of Fiserv common stock based on the exchange ratio of 0.303 of a share of Fiserv common stock for each share of First Data common stock. The unaudited pro forma combined per share data has been derived from the audited consolidated financial statements of each of Fiserv and First Data as of and for the year ended December 31, 2018.

The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 185 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of First Data at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data does not purport to represent the actual results of operations that Fiserv would have achieved had the merger been completed during the period or to project the future results of operations that Fiserv may achieve after the merger.

The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of First Data common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.303.

You should read the information below in conjunction with the selected historical consolidated financial data included elsewhere in this joint proxy and consent solicitation statement/prospectus and the historical consolidated financial statements of Fiserv and First Data and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See “Selected Historical Consolidated Financial Data of Fiserv,” “Selected Historical Consolidated Financial Data of First Data” and “Where You Can Find More Information” beginning on pages 36, 37 and 235, respectively. The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy and consent solicitation statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 185, which are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Fiserv and the related notes included in Fiserv’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of First Data and the related notes included in First Data’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein.

As of and for the year ended December 31, 2018
Fiserv Historical Data
Net income per share:
Basic	$2.93
Diluted	2.87
Book value per common share(1)	5.84
Dividends declared per common share(2)	—

First Data Historical Data
Net income attributable to shareholders per share:
Basic	$1.08
Diluted	1.05
Book value per common share(1)	4.47
Dividends declared per common share(2)	—

Unaudited Pro Forma Combined
Net income attributable to shareholders per share:
Basic	$2.02
Diluted(3)	2.00
Book value per common share(4)	39.03
Dividends declared per common share(2)	—

Unaudited Pro Forma Combined Equivalent(5)
Net income attributable to shareholders per share:
Basic	$0.61
Diluted	0.61
Book value per common share	11.83
Dividends declared per common share(2)	—

(1)	The historical book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period.
(2)	Neither Fiserv nor First Data declared or paid cash dividends during the period presented.
(3)

In connection with the merger, Fiserv agreed to convert certain equity awards held by First Data employees into Fiserv equity awards. At this time, Fiserv has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value; however, the impact is not expected to be material in the context of the transaction and thus has not been reflected in the diluted weighted average shares.

(4)

The unaudited pro forma combined book value per share is computed by dividing total pro forma combined shareholders’ equity by the number of pro forma combined Fiserv common shares outstanding at the end of the period.

(5)	Calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.303.

COMPARATIVE PER SHARE MARKET PRICES AND IMPLIED VALUE OF MERGER CONSIDERATION

The following table sets forth the closing price per share of Fiserv common stock and of First Data Class A common stock as of January 15, 2019, the last trading day prior to the public announcement of the parties’ entry into the merger agreement, and March 11, 2019, the last practicable trading day prior to the date of this joint proxy and consent solicitation statement/prospectus. The table also shows the implied value of the merger consideration for each share of First Data Class A common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Fiserv common stock on the relevant date by the exchange ratio of 0.303. Fiserv common stock is listed on NASDAQ under the trading symbol “FISV.” First Data Class A common stock is listed on the NYSE under the trading symbol “FDC.” Since First Data Class B common stock is not traded on any securities exchange, it does not have a market price and is not shown in the following table.

	Fiserv Common Stock	First Data Class A Common Stock	Implied Per Share Value of Merger Consideration
January 15, 2019	$75.04	$17.54	$22.74
March 11, 2019	$86.03	$25.56	$26.07

The market prices of shares of Fiserv common stock and First Data Class A common stock have fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy and consent solicitation statement/prospectus to the date the merger is completed, and the market price of shares of Fiserv common stock will continue to fluctuate after the completion of the merger. No assurance can be given concerning the market prices of Fiserv common stock or First Data Class A common stock before the completion of the merger or Fiserv common stock after the completion of the merger. Because the stock consideration is payable in a fixed number of shares of Fiserv common stock, the market price of Fiserv common stock (and therefore the value of the merger consideration) when received by First Data stockholders after the completion of the merger could be greater than, less than or the same as shown in the table above. Accordingly, First Data stockholders are advised to obtain current market quotations for Fiserv common stock and First Data Class A common stock when considering whether to consent to, withhold consent from or abstain from the First Data merger proposal.

Dividends

Neither Fiserv nor First Data currently pays a quarterly dividend on its common stock. Under the terms of the merger agreement, each of Fiserv and First Data agreed to not make, declare or pay any dividend on its capital stock without the other party’s consent. Neither Fiserv nor First Data currently intends to make, declare or pay any dividend.

RISK FACTORS

In deciding how to vote or whether to consent or withhold consent, Fiserv shareholders and First Data stockholders, respectively, should carefully consider the following risk factors and all of the information contained in or incorporated by reference herein, including, but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55 and the matters discussed under “Item 1A. Risk Factors” of Fiserv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and First Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated from time to time in Fiserv’s and First Data’s subsequent filings with the SEC, which are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 235.

Risk Factors Relating to the Merger

Because the market price of Fiserv common stock will fluctuate, First Data stockholders cannot be sure of the value of the shares of Fiserv common stock they will receive in the merger. In addition, because the exchange ratio is fixed, the number of shares of Fiserv common stock to be received by First Data stockholders in the merger will not change between now and the time the merger are completed to reflect changes in the trading prices of Fiserv common stock or First Data common stock.

As a result of the merger, each share of First Data common stock issued and outstanding immediately prior to the effective time (other than the excluded shares) will be converted into the right to receive, without interest and subject to any applicable withholding taxes, 0.303 of a share of Fiserv common stock. The exchange ratio is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of either Fiserv common stock or First Data common stock changes. Therefore, the value of the merger consideration will depend on the market price of Fiserv common stock at the effective time. The market price of Fiserv common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy and consent solicitation statement/prospectus to the time by which the First Data stockholders are required to deliver their written consents, the date of the Fiserv shareholder meeting, the date the merger is completed and thereafter. The market price of Fiserv common stock, when received by First Data stockholders after the merger is completed, could be greater than, less than or the same as the market price of Fiserv common stock on the date of this joint proxy and consent solicitation statement/prospectus or at the time by which the First Data stockholders are required to deliver their written consents. Accordingly, you should obtain current stock price quotations for Fiserv common stock and First Data Class A common stock before deciding how to vote or whether to consent to, withhold consent from or abstain from any of the proposals described in this joint proxy and written consent statement/prospectus.

The market price for Fiserv common stock following the closing may be affected by factors different from those that historically have affected or currently affect Fiserv common stock and First Data common stock.

Upon completion of the merger, First Data stockholders will receive shares of Fiserv common stock. The combined company’s business and financial position will differ from the business and financial position of Fiserv and First Data before the completion of the merger, and the results of operations of the combined company will be affected by some factors that are different from those currently affecting the results of operations of Fiserv and those currently affecting the results of operations of First Data. Accordingly, the market price and performance of Fiserv common stock is likely to be different from the performance of First Data common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Fiserv common stock, regardless of Fiserv’s actual operating performance. For a discussion of the businesses of Fiserv and First Data and important factors to consider in connection with those businesses, see the documents incorporated by reference herein and referred to in “Where You Can Find More Information” beginning on page 235.

Current Fiserv shareholders will generally have a reduced ownership and voting interest in Fiserv after the merger.

Fiserv shareholders and First Data stockholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. Immediately after the completion of the merger, each Fiserv shareholder will remain a shareholder of Fiserv but with a percentage ownership that will be smaller than such shareholder’s percentage of Fiserv as of immediately prior to the merger. As a result of this reduced ownership percentage, Fiserv shareholders will generally have less voting power in Fiserv after the merger than they did prior to the merger. Based on the number of shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019, the last practicable date before the date of this joint proxy and consent solicitation statement/prospectus, it is estimated that Fiserv will issue approximately 286 million shares of Fiserv common stock to First Data stockholders in the aggregate upon completion of the merger. However, any increase or decrease in the number of shares of First Data common stock issued and outstanding or reserved for issuance under employee benefits plans that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change. Immediately following the completion of the merger, former Fiserv shareholders are expected to own approximately 58% of, and former First Data stockholders are expected to own approximately 42% of, the issued and outstanding shares of the combined company.

The merger is subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have a material adverse effect on Fiserv or First Data following the merger, or, if not obtained, could prevent the completion of the merger. In addition, Fiserv is not obligated to take certain actions in connection with obtaining certain approvals.

Before the merger can be completed, waiting periods must expire or terminate under applicable antitrust laws, including the HSR Act, and various approvals, consents or clearances must be obtained from certain other U.S. and non-U.S. regulatory authorities. In deciding whether to grant antitrust or regulatory clearances, the relevant authorities will consider the effect of the merger on competition, in the case of competition authorities, and a variety of other factors, in the case of other authorities. Although Fiserv and First Data have agreed in the merger agreement to use reasonable best efforts to make certain governmental filings and, subject to certain limitations, obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant authorizations will be obtained.

The governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. The terms and conditions of approvals that are granted may require that the parties divest certain businesses, assets, or products prior to or after the closing the merger or impose requirements, limitations, costs or restrictions on the conduct of Fiserv following the closing of the merger. At any time before or after completion of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC, or any state or foreign governmental entity, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of First Data or Fiserv. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Under the terms of the merger agreement, subject to certain conditions, both parties are required to use reasonable best efforts to obtain all of the foregoing authorizations or approvals. Notwithstanding the foregoing, “reasonable best efforts” does not require Fiserv in connection with obtaining HSR Act clearance or any other approval required pursuant to any other antitrust or competition law in the United States to (i) defend any lawsuit or challenge any other action by any governmental entity adversely affecting the parties’ ability to complete the merger, (ii) sell, divest or otherwise encumber any asset or business or (iii) agree to any limits or restrictions on certain actions. Additional information about each party’s commitments to take certain specified actions, subject to certain exceptions and limitations, in connection with obtaining regulatory approvals are described under “The Merger—Regulatory Approvals” beginning on page 142 and “The Merger Agreement—Regulatory Matters; Efforts to Complete the Merger” beginning on page 164.

There can be no assurance that regulators will not impose terms, conditions, requirements, limitations, costs or restrictions that would delay the completion of the merger, impose additional material costs on or limit the revenues of Fiserv after the merger, or limit some of the cost savings and other benefits that Fiserv and First Data expect following completion of the merger. In addition, neither Fiserv nor First Data can provide any assurance that any such terms, conditions, requirements, limitations, costs, or restrictions will not result in the abandonment of the merger. In addition, disruptions in government operations, such as the recent shutdown of the U.S. government, could cause delay in obtaining approvals or increase processing times. Any delay in completing the merger or any modification to the merger currently contemplated may adversely affect the timing and amount of cost savings and other benefits that are expected to be achieved from the merger. There can be no assurance that all required regulatory approvals will be obtained, or obtained prior to the termination date.

The merger is subject to approval from Fiserv shareholders as to the Fiserv share issuance proposal and First Data stockholders as to the First Data merger proposal.

Before the merger can be completed, Fiserv shareholders must approve the Fiserv share issuance proposal and First Data stockholders must approve the First Data merger proposal. Although New Omaha holds sufficient voting power of the First Data common stock to approve the First Data merger proposal and is contractually bound to do so by the voting and support agreement unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, there can be no assurance that these approvals will be obtained.

The merger is subject to a number of conditions to the obligations of both Fiserv and First Data to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the merger agreement.

The respective obligations of each of First Data and Fiserv to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

•	the approval of the First Data merger proposal by First Data stockholders must have been obtained;

•	the approval of the Fiserv share issuance proposal by Fiserv shareholders must have been obtained;

•	shares of Fiserv common stock that will be issued in the merger must have been authorized for listing on NASDAQ, subject to official notice of issuance;

•

the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus forms a part, will have become effective under the Securities Act and no stop order suspending its effectiveness may be in effect;

•	no injunctions or decrees by any relevant governmental entity that prevent the merger may be outstanding;

•	all requisite regulatory approvals, both antitrust or otherwise and both U.S. and non-U.S., must have been obtained;

•	subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of the other party must be true and correct;

•	the other party must have performed or complied in all material respects with all of its obligations under the merger agreement;

•	each party must have received a tax opinion from its respective counsel to the effect that the merger will constitute a “reorganization” under the Code; and

•	the Fiserv amended by-laws must have been adopted, and Fiserv must have taken all steps necessary to implement the governance terms of the combined company as contemplated in the merger agreement.

Many of the conditions to completion of the merger are not within either Fiserv’s or First Data’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to October 16, 2019, which date may be extended once to January 16, 2020, and extended a second time to April 16, 2020, it is possible that the merger agreement may be terminated. Although Fiserv and First Data have agreed in the merger agreement to use reasonable best efforts, subject to certain limitations, to complete the merger as promptly as practicable, these and other conditions to the completion of the merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the merger may take longer, and could cost more, than Fiserv and First Data expect. Neither Fiserv nor First Data can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent them from occurring. Any delay in completing the merger may adversely affect the cost savings and other benefits that Fiserv and First Data expect to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained, or obtained prior to the termination date.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Fiserv and First Data, which could adversely affect the future business and operations of Fiserv following the merger.

Fiserv and First Data are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Fiserv’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of Fiserv and First Data may experience uncertainty about their roles within Fiserv following the merger or other concerns regarding the timing and completion of the merger or the operations of Fiserv following the merger, any of which may have an adverse effect on the ability of each of Fiserv and First Data to retain or attract key management and other key personnel. If Fiserv or First Data are unable to retain personnel, including Fiserv’s and First Data’s key management, who are critical to the future operations of the companies, Fiserv and First Data could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger. No assurance can be given that Fiserv, following the merger, will be able to retain or attract key management personnel and other key employees of Fiserv and First Data to the same extent that Fiserv and First Data have previously been able to retain or attract their own employees.

The business relationships of Fiserv and First Data may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the results of operations, cash flows and financial position of Fiserv or First Data following the merger.

Parties with which Fiserv or First Data do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Fiserv or First Data following the merger. Fiserv’s and First Data’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Fiserv or First Data following the merger. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of Fiserv or First Data, regardless of whether the merger is completed, as well as a material and adverse effect on Fiserv’s ability to realize the expected cost savings and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

The merger agreement subjects Fiserv and First Data to restrictions on their respective business activities prior to the effective time.

The merger agreement subjects Fiserv and First Data to restrictions on their respective business activities prior to the effective time. The merger agreement obligates each of Fiserv and First Data to generally operate its businesses in the ordinary course until the effective time and to use its reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships on its actions. These restrictions could prevent Fiserv and First Data from pursuing certain business opportunities that arise prior to the effective time and are outside the ordinary course of business. See “The Merger Agreement—Conduct of Business Prior to Completion of the Merger” beginning on page 161 for more information.

Fiserv and First Data directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Fiserv shareholders and First Data stockholders generally.

In considering the recommendation of the Fiserv board that the Fiserv shareholders vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal, Fiserv shareholders should be aware that the executive officers and directors of Fiserv have interests in the merger that may be different from, or in addition to, the interests of Fiserv shareholders generally. See “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” beginning on page 132 for a more detailed description of these interests. The Fiserv board was aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that Fiserv shareholders approve the Fiserv share issuance proposal.

In considering the recommendation of the First Data board that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal, First Data stockholders should be aware and take into account the fact that certain First Data directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of First Data stockholders generally. These interests include, among others, severance rights, rights to continuing indemnification and directors’ and officers’ liability insurance and accelerated vesting of certain equity awards and the right of the First Data CEO to be the president and chief operating officer of Fiserv upon the effective time of the merger. See “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” beginning on page 132 for a more detailed description of these interests. The First Data board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the First Data stockholders adopt the merger agreement.

The fairness opinions obtained by the Fiserv board, the First Data board and the First Data independent directors from their respective financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions.

J.P. Morgan, Fiserv’s financial advisor in connection with the merger, delivered to the Fiserv board a written opinion, dated January 16, 2019, to the effect that, as of that date and subject to the various assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of review undertaken by J.P. Morgan as set forth in the written opinion, the exchange ratio was fair from a financial point of view to Fiserv. BofA Merrill Lynch, First Data’s financial advisor in connection with the merger, delivered a written opinion, dated January 16, 2019, to the First Data board to the effect that, as of the date thereof, and based upon and subject to the assumptions and limitations set forth in BofA Merrill Lynch’s written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of First Data common stock. Evercore, the First Data independent directors’ financial advisor in connection with the merger, rendered to the First Data independent directors its oral opinion, subsequently confirmed in Evercore’s written opinion, dated January 16, 2019, to the First Data independent directors to the effect that, as of the date thereof, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of First Data common stock, other than Fiserv and its affiliates.

The Fiserv board, the First Data board and the First Data independent directors have not obtained updated fairness opinions as of the date of this joint proxy and consent solicitation statement/prospectus from their respective financial advisors and do not expect to receive updated fairness opinions prior to the completion of the merger.

The opinions do not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions, including changes in the operations and prospects of Fiserv and First Data or their respective operating companies, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Fiserv and First Data and on which the fairness opinions were based and that may alter the value of Fiserv and First Data or the prices of shares of Fiserv or First Data common stock at the effective time. The implied value of the stock consideration has fluctuated since, and could be materially different from its value as of, the date of the opinions, and the opinions do not address the prices at which shares of Fiserv common stock or First Data common stock may trade since the dates of the opinions. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. The Fiserv board, the First Data board and the First Data independent directors do not anticipate asking their respective financial advisors to update their respective opinions, and none of the respective financial advisors has an obligation or responsibility to update, revise or reaffirm its respective opinion based on circumstances, developments or events that may have occurred or may occur after the date of such opinion. The opinions of the financial advisors of the Fiserv board, the First Data board and the First Data independent directors are attached as Annex E, Annex F and Annex G, respectively, to this joint proxy and consent solicitation statement/prospectus and are incorporated by reference herein.

The merger agreement limits Fiserv’s and First Data’s respective ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Fiserv or First Data.

The merger agreement contains “no shop” provisions that restrict each of Fiserv’s and First Data’s ability to solicit or initiate discussions with third parties regarding proposals to acquire Fiserv or First Data, as applicable, and Fiserv and First Data have each agreed to certain terms and conditions relating to their ability to solicit, engage in negotiations with respect to, provide a third party confidential information with respect to or enter into any an acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a superior proposal. In addition, Fiserv and First Data generally have an opportunity to offer to modify the terms of the merger agreement in response to any competing acquisition proposals or intervening events before the First Data board or Fiserv board, respectively, may withdraw or qualify their respective recommendations. The merger agreement further provides that, during the 12-month period following the termination of the merger agreement under specified circumstances, including after receipt of certain alternative acquisition proposals, First Data or Fiserv may be required to pay to the other party a cash termination fee equal to $665 million. See “The Merger Agreement—Termination Fee” beginning on page 177.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Fiserv or First Data from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or total value than the total value proposed to be paid or received in the merger. These provisions might also result in a potential third-party acquirer proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee and other fees and expenses that may become payable in certain circumstances.

Failure to complete the merger could negatively impact Fiserv’s or First Data’s stock price and have a material adverse effect on their results of operations, cash flows and financial position.

If the merger is not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals or if the Fiserv shareholders or First Data stockholders fail to approve the applicable proposals, the ongoing businesses of Fiserv and First Data may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Fiserv and First Data would be subject to a number of risks, including the following:

•	Fiserv and First Data may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•

Fiserv and First Data and their respective subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

•

Fiserv and First Data will still be required to pay certain significant costs relating to the merger, such as costs associated with terminating the financing as well as legal, accounting, financial advisor and printing fees;

•	Fiserv or First Data may be required to pay a termination fee as required by the merger agreement;

•

the merger agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the merger agreement, which may have delayed or prevented the respective companies from undertaking business opportunities that, absent the merger agreement, may have been pursued;

•

matters relating to the merger (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•

litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Fiserv or First Data to perform their respective obligations under the merger agreement.

If the merger is not completed, the risks described above may materialize and they may have a material adverse effect on Fiserv’s or First Data’s results of operations, cash flows, financial position and stock prices.

The shares of Fiserv common stock to be received by First Data stockholders upon completion of the merger will have different rights from shares of First Data common stock.

Upon completion of the merger, First Data stockholders will no longer be stockholders of First Data. Instead, former First Data stockholders will become Fiserv shareholders and their rights as Fiserv shareholders will be governed by the laws of the state of Wisconsin and terms of the Fiserv articles of incorporation and the Fiserv amended by-laws. The laws of the state of Wisconsin and terms of the Fiserv articles of incorporation and the Fiserv amended by-laws are in some respects materially different than the terms of the First Data certificate of incorporation and the First Data bylaws, which currently govern the rights of First Data stockholders. See “Comparison of the Rights of Fiserv Shareholders and First Data Stockholders” beginning on page 208 for a discussion of the different rights associated with shares of Fiserv common stock and shares of First Data common stock.

Fiserv may not be able to obtain its preferred form of debt financing in connection with the merger on anticipated terms.

Fiserv expects to fund the refinancing of certain outstanding indebtedness of First Data and its subsidiaries on the closing date, the making of cash payments in lieu of fractional shares as part of the merger consideration and the payment of fees and expenses related to the merger, the refinancing and the related transactions using a combination of cash on hand, the permanent financing, which is expected to include the incurrence of up to $5 billion in borrowings under the term loan facility and the issuance of up to $12 billion in debt securities, and borrowings under Fiserv’s revolving credit facility. There is a risk that the markets will not allow Fiserv to execute this financing plan, or that a portion of such financing will not be available on favorable terms. As a result, Fiserv may need to pursue other options to refinance the outstanding debt of First Data and its subsidiaries and fund these other amounts, including borrowing up to $12 billion aggregate principal amount under the bridge facility, which may result in less favorable financing terms that could increase costs and/or adversely impact the operations of the combined company. See “The Merger—Debt Financing” beginning on page 143.

Litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to Fiserv and First Data.

On February 28, 2019, an action captioned Garfield vs. Fiserv, et al. was filed in the Circuit Court for Waukesha County in the State of Wisconsin, against Fiserv and the Fiserv board on behalf of a putative class of Fiserv shareholders. The complaint seeks, among other things, declarative relief, money damages and attorney’s and expert fees and expenses.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Fiserv’s or First Data’s business, financial condition, results of operations and cash flows. For more information, see “The Merger—Litigation Relating to the Merger” beginning on page 152.

Risk Factors Relating to Fiserv Following the Merger

Fiserv may be unable to integrate the business of First Data successfully or realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and each of Fiserv and First Data will be required to devote significant management attention and resources to integrating the business practices and operations of First Data into Fiserv. Potential difficulties that Fiserv and First Data may encounter as part of the integration process include the following:

•

the inability to successfully combine the business of First Data in a manner that permits Fiserv to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the merger;

•

complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

In addition, Fiserv and First Data have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the merger, or could reduce each company’s earnings or otherwise adversely affect the business and financial results of Fiserv following the merger.

The indebtedness of Fiserv and its subsidiaries following completion of the merger will be substantially greater than Fiserv’s indebtedness prior to completion of the merger. This increased level of indebtedness could adversely affect Fiserv, including by decreasing Fiserv’s business flexibility and increasing its interest expense.

As of December 31, 2018, Fiserv had total indebtedness of approximately $6 billion and First Data had total indebtedness of approximately $18 billion. Upon completion of the merger, Fiserv expects to incur acquisition-related debt financing of approximately $17 billion, all of which is expected to be used to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions. In addition, Fiserv has obtained an increase of $1.5 billion in the commitments available to it under its existing revolving credit facility, which increase is subject to the closing of the merger and certain other conditions. Accordingly, the indebtedness of Fiserv and its subsidiaries following completion of the merger will be substantially greater than Fiserv’s indebtedness prior to completion of the merger. Fiserv’s substantially increased indebtedness following completion of the merger could have the effect, among other things, of reducing Fiserv’s flexibility to respond to changing business and economic conditions. In addition, the amount of cash required to pay interest on Fiserv’s increased indebtedness levels will increase following completion of the transaction, and thus the demands on Fiserv’s cash resources will be greater than the amount of cash flows required to service the indebtedness of Fiserv prior to the merger. Fiserv will also incur various costs and expenses associated with the financing of the merger. The increased levels of indebtedness following completion of the merger could also reduce funds available to fund Fiserv’s efforts to integrate the business of First Data and realize the expected benefits of the merger and to engage in investments in product development, for working capital, capital expenditures, acquisitions and other general corporate purposes, and may create competitive disadvantages for Fiserv relative to other companies with lower debt levels. If Fiserv does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then Fiserv’s ability to service its indebtedness, or to reduce leverage levels based on debt repayments or cash flow generation, may be adversely impacted.

Certain of the indebtedness to be incurred in connection with the merger is expected to bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect Fiserv’s cash flows.

In addition, Fiserv’s credit ratings impact the cost and availability of future borrowings and, accordingly, Fiserv’s cost of capital. Fiserv’s ratings reflect each rating organization’s opinion of Fiserv’s financial strength, operating performance and ability to meet its debt obligations. In connection with the debt financing, it is anticipated that Fiserv will seek ratings of its indebtedness from Moody’s Investors Service, Inc. and S&P Global Ratings. There can be no assurance that Fiserv will achieve a particular rating or maintain a particular rating in the future or that Fiserv’s ratings will not be adversely affected by the factors described above.

Moreover, Fiserv may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Fiserv’s ability to arrange additional financing will depend on, among other factors, Fiserv’s financial position and performance, as well as prevailing market conditions and other factors beyond Fiserv’s control. Fiserv cannot assure you that it will be able to obtain additional financing on terms acceptable to Fiserv or at all.

New Omaha may sell a substantial amount of Fiserv common stock shortly after the completion of the merger as certain restrictions on sales expire, and these sales could cause the price of the Fiserv common stock to fall.

Pursuant to the shareholder agreement, New Omaha is prohibited from selling its shares of Fiserv common stock for the first three months following the completion of the merger. After the three-month anniversary of the completion of the merger, New Omaha may sell such shares, subject to certain limitations contained in the shareholder agreement. Additionally, under the registration rights agreement, Fiserv has granted New Omaha registration rights, which permit, among others, underwritten offerings. The registration rights agreement will terminate when the aggregate ownership percentage of the issued and outstanding shares of Fiserv common stock held by New Omaha and its affiliate transferees falls below 2% and such shares may be freely sold without restrictions.

New Omaha may have influence over Fiserv following completion of the merger and its interests may conflict with other shareholders.

Upon completion of the merger, New Omaha is expected to own approximately 16% of the issued and outstanding shares of Fiserv common stock and is expected to be the largest shareholder of Fiserv. Concurrently with the execution of the merger agreement, Fiserv entered into the shareholder agreement and the registration rights agreement with New Omaha, which give New Omaha certain rights with respect to Fiserv.

New Omaha may, under the shareholder agreement, designate a director to be appointed to the Fiserv board in accordance with the terms thereof until the aggregate ownership percentage of the issued and outstanding shares of Fiserv common stock held by New Omaha and its affiliate transferees first falls below 5%. The shareholder agreement will terminate when the aggregate ownership percentage of the issued and outstanding shares of Fiserv common stock held by New Omaha and certain of its affiliates falls below 3%.

Although there are various restrictions on New Omaha’s ability to take certain actions with respect to Fiserv and its shareholders (including certain standstill provisions for so long as New Omaha’s aggregate ownership percentage of the issued and outstanding shares of Fiserv common stock remains at or above 5%), New Omaha may seek to influence, and may be able to influence, Fiserv through its appointment of a director to the Fiserv board and its share ownership.

The unaudited pro forma condensed combined financial statements and the unaudited prospective financial information prepared by Fiserv and First Data included in this joint proxy and consent solicitation statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of Fiserv after the merger may differ materially.

The unaudited pro forma condensed combined financial information included in this joint proxy and consent solicitation statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Fiserv’s actual results of operations, cash flows and financial position would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the First Data identifiable assets to be acquired and liabilities to be assumed at fair value, and the resulting goodwill to be recognized. The purchase price allocation reflected is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets acquired and liabilities assumed in the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy and consent solicitation statement/prospectus. The unaudited pro forma condensed combined financial information is also based on a number of other estimates and assumptions, including estimates and assumptions of the type and terms of debt to be incurred to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions. If the type or terms of the new debt actually incurred differ materially from the estimates and assumptions set out in the accompanying unaudited pro forma condensed combined financial information, Fiserv’s actual results and financial condition after the completion of the merger could differ materially from the results and financial condition contemplated by the unaudited pro forma condensed combined financial information.

The unaudited prospective financial information prepared by Fiserv and First Data in this joint proxy and consent solicitation statement/prospectus was prepared for each company’s internal purposes and is presented in this joint proxy and consent solicitation statement/prospectus because such unaudited prospective financial information was furnished to the Fiserv board, the First Data board and their respective financial advisors. The unaudited prospective financial information is based on numerous variables and assumptions that are inherently uncertain and are beyond the control of each company’s management team and is not necessarily indicative of what each company’s actual results of operations, cash flows or financial position would be on the dates indicated. The assumptions used in preparing these forecasts may not prove to be accurate and other factors may affect Fiserv’s actual results and financial condition after the completion of the merger, which may cause Fiserv’s actual results and financial condition to differ materially from the estimates contained in the unaudited prospective financial information prepared by Fiserv and First Data.

The synergies attributable to the merger may vary from expectations.

Fiserv may fail to realize the anticipated benefits and synergies expected from the merger, which could adversely affect Fiserv’s business, financial condition and operating results. The success of the merger will depend, in significant part, on Fiserv’s ability to successfully integrate the acquired business, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. Fiserv believes that the addition of First Data will complement Fiserv’s strategy by providing scale and revenue diversity, accelerate Fiserv’s growth strategy and enable Fiserv to have a strong global footprint. However, achieving these goals requires growth of the revenue of the combined company and realization of the targeted cost synergies expected from the merger. This growth and the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If Fiserv is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the merger within the anticipated timing or at all, Fiserv’s business, financial condition and operating results may be adversely affected.

The future results of Fiserv following the merger will suffer if Fiserv does not effectively manage its expanded operations.

Following the merger, the size of the business of Fiserv will increase significantly beyond the current size of either Fiserv’s or First Data’s business. Fiserv’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Fiserv may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that Fiserv will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.

Fiserv is expected to incur substantial expenses related to the merger and integration.

Fiserv is expected to incur substantial expenses in connection with the merger and the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits. While Fiserv has assumed that a certain level of expenses will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Fiserv expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses may result in Fiserv taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

Following the merger, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of Fiserv or First Data may terminate or scale back their current or prospective business relationships with Fiserv. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that Fiserv is too closely allied with one of their competitors. In addition, Fiserv and First Data have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require Fiserv or First Data to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the merger, or if Fiserv, following the merger, loses the benefits of the contracts of Fiserv or First Data, Fiserv’s business and financial performance could suffer.

Following the merger, First Data’s Global Business Solutions business, as integrated into Fiserv, will depend, in part, on merchant relationships and alliances. If Fiserv is unable to maintain these relationships and alliances, its business may be adversely affected.

After completion of the merger, Fiserv’s alliance structures are expected to continue, as they did at First Data, to take different forms, including consolidated subsidiaries, equity method investments, and revenue sharing arrangements. Under First Data’s current alliance program (and as is expected to continue with the combined company), a bank or other institution forms an alliance with First Data on an exclusive basis, either contractually or through a separate legal entity. Merchant contracts may be contributed to the alliance by First Data and/or the bank or institution. The banks and other institutions generally provide card association sponsorship, clearing, and settlement services and typically act as a merchant referral source when the institution has an existing banking or other relationship with such merchant. First Data provides transaction processing and related functions. Both First Data and its alliance partners may also provide management, sales, marketing, and other administrative services. The alliance structure allows First Data to be the processor for multiple financial institutions, any one of which may be selected by the merchant as its bank partner. First Data’s Global Business Solutions business is, and the combined company’s is expected to continue to be, dependent, in part, on merchant relationships, alliances, and other distribution channels. First Data is working, and on the combined company expects to continue to work, with its alliance partners to grow their businesses. There can be no guarantee that First Data’s, or the combined company’s, efforts will be successful and that First Data, or the combined company, will achieve growth in merchant relationships, alliances, and other distribution channels. In addition, First Data’s contractual arrangements with merchants and merchant alliance partners are, and the combined company’s are expected to continue to be, for fixed terms and may also allow for early termination upon the occurrence of certain events. There can be no assurance that First Data, or the combined company, will be able to renew contractual arrangements with these merchants or merchant alliance partners on similar terms or at all. Following the merger, the loss of merchant relationships or alliance and financial institution partners could negatively impact Fiserv’s business and result in a reduction of its revenue and profit.

Following the merger, Fiserv’s business may be adversely affected by geopolitical, regulatory and other risks associated with operations outside of the United States and it may incur higher than anticipated costs and may become more susceptible to these risks.

After completion of the merger, Fiserv will have significantly expanded its international presence by offering merchant acquiring, processing and issuing services outside of the United States, including in Argentina, Brazil, Germany, India, Ireland, the Netherlands, Poland and the United Kingdom, where First Data’s principal non-U.S. operations are currently located. Fiserv’s revenues derived from these and other non-U.S. operations will be subject to additional risks, including those resulting from social and geopolitical instability and unfavorable political or diplomatic developments, all of which could negatively impact its financial results. For example, the United Kingdom’s decision to leave the European Union may add cost and complexity in various aspects of Fiserv’s business as United Kingdom and European Union laws and regulations diverge. Fiserv will also be subject to potential non-U.S. governmental intervention and new laws and new regulations that it was not previously subject to, which could increase costs and may have potential negative effects on Fiserv’s business.

Other Risk Factors Relating to Fiserv and First Data

As a result of entering into the merger agreement, Fiserv’s and First Data’s businesses are and will be subject to the risks described above. In addition, Fiserv and First Data are, and following completion of the merger, Fiserv will be, subject to the risks described in Fiserv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and First Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated from time to time in their subsequent filings with the SEC, including those incorporated by reference herein. See “Where You Can Find More Information” beginning on page 235.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference herein that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements relate to information or assumptions about the timing of completion of the proposed merger, the expected benefits of the proposed merger, management’s plans, projections and objectives for future operations, scale and performance, integration plans and expected cost savings therefrom, and anticipated future financial and operating performance results. Forward-looking statements are accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “could,” “should” and similar expressions.

Statements regarding future events or the future performance or results inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the merger to be completed or, if completed, that could have a material adverse effect on the results of operations, cash flows and financial position of Fiserv following the merger, and any anticipated benefits of the merger to Fiserv following the merger, include:

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate the operations of First Data into those of Fiserv;

•	such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the merger may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the transaction;

•	the retention of certain key employees;

•

operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Fiserv, First Data and others related to the merger agreement;

•	unforeseen risks relating to liabilities of Fiserv or First Data may exist;

•

shareholder approval or other conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•

the amount of the costs, fees, expenses and charges related to the transaction, including the costs, fees, expenses and charges related to any financing arrangements entered into in connection with the transaction;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

•	the availability, cost and terms of the debt financing Fiserv intends to incur in connection with the transaction; and

•	the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of Fiserv common stock.

For a further discussion of these and other risks, contingencies and uncertainties that may impact Fiserv or First Data, see “Risk Factors” beginning on page 43 and in Fiserv’s and First Data’s other filings with the SEC incorporated by reference herein. See “Where You Can Find More Information” beginning on page 235 for more information about the SEC filings incorporated by reference herein.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy and consent solicitation statement/prospectus as to the forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus, and as of the date of any document incorporated by reference herein as to any forward-looking statement incorporated by reference herein. Except as provided by federal securities laws, neither Fiserv nor First Data is required to, and Fiserv and First Data undertake no obligation to, publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to Fiserv or First Data or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE COMPANIES

Fiserv

Fiserv, a Wisconsin corporation, is a global provider of financial services technology. Fiserv serves more than 12,000 clients worldwide, including banks, credit unions, investment management firms, leasing and finance companies, billers, retailers and merchants. Fiserv provides account processing systems; electronic payments processing products and services, such as electronic bill payment and presentment services, account-to-account transfers, person-to-person payments, debit and credit card processing and services, and payments infrastructure services; Internet and mobile banking systems; and related services, including card and print personalization services, item processing and source capture services, loan origination and servicing products and fraud and risk management products and services. Fiserv’s operations are principally located in the United States, where Fiserv operates data and transaction processing centers, provides technology support, develops software and payment solutions, and offers consulting services.

Fiserv common stock is traded on NASDAQ under the symbol “FISV.” Fiserv’s principal executive office is located at 255 Fiserv Drive, Brookfield, Wisconsin 53045, and its telephone number is (262) 879-5000.

First Data

First Data, a Delaware corporation, is a global electronic commerce company offering an array of next-generation commerce technologies, merchant acquiring, issuing and network solutions. First Data serves clients in more than 100 countries, reaching more than six million business locations and more than 3,700 financial institutions. First Data has partnerships with many of the world’s leading financial institutions, a direct sales force, and a network of distribution partners. Through its merchant acquirer, issuer processor and independent network services, First Data enables businesses to accept electronic payments; helps financial institutions issue credit, debit and prepaid cards; and routes secure transactions between them.

First Data Class A common stock is traded on the NYSE under the symbol “FDC.” First Data’s principal executive office is located at 225 Liberty Street, 29th Floor, New York, New York 10281, and its telephone number is (800) 735-3362.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of Fiserv, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into First Data, with First Data surviving as a direct, wholly owned subsidiary of Fiserv and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, and its telephone number is (262) 879-5000.

FISERV SPECIAL MEETING

Fiserv is providing this joint proxy and consent solicitation statement/prospectus to the Fiserv shareholders in connection with the solicitation of proxies to be voted at the Fiserv special meeting (or any adjournment or postponement of the Fiserv special meeting). This joint proxy and consent solicitation statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the Fiserv special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the Fiserv special meeting are set forth below:

Date:	April 18

Time:	10:00 a.m., local time

Place:	255 Fiserv Drive Brookfield, Wisconsin 53045

Purpose

At the Fiserv special meeting, Fiserv shareholders will vote on:

•	the Fiserv share issuance proposal; and

•	the Fiserv adjournment proposal.

The approval of the Fiserv share issuance proposal by Fiserv shareholders is required to complete the merger. The approval of the Fiserv adjournment proposal is not required to complete the merger.

Recommendation of the Fiserv Board

After consideration and consultation with its advisors, at a special meeting held on January 14, 2019, the Fiserv board unanimously determined that the merger was fair to and in the best interests of Fiserv and its shareholders and approved the merger agreement and each of the ancillary agreements and the transactions contemplated by those agreements, including the merger, and declared it advisable that Fiserv enter into the merger agreement and each of the ancillary agreements, and recommended approval by the Fiserv shareholders of the Fiserv share issuance proposal. For more information regarding the factors considered by the Fiserv board in reaching its decision to approve the merger agreement and the merger contemplated by the merger agreement, see “The Merger—Recommendation of the Fiserv Board; Fiserv’s Reasons for the Merger” beginning on page 82.

The Fiserv board unanimously recommends that Fiserv shareholders vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal.

Fiserv Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Fiserv board has fixed the close of business on March 11, 2019 as the Fiserv record date for determination of the Fiserv shareholders entitled to vote at the Fiserv special meeting or any adjournment or postponement thereof. Only Fiserv shareholders of record as of the close of business on the Fiserv record date are entitled to receive notice of, and to vote at, the Fiserv special meeting or any adjournment or postponement thereof.

As of the close of business on the Fiserv record date, there were 391,969,364 shares of Fiserv common stock issued and outstanding and entitled to vote at the Fiserv special meeting, held by approximately 1,784 holders of record. Each outstanding share of Fiserv common stock is entitled to one vote on each matter to be acted upon at the Fiserv special meeting.

Quorum

A quorum of outstanding shares is necessary to take action at the Fiserv special meeting. A majority of the issued and outstanding shares of Fiserv common stock entitled to vote, present in person or by proxy, will constitute a quorum. The inspector of election appointed for the Fiserv special meeting will determine whether a quorum is present at the special meeting. The inspector of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum.

A broker non-vote occurs on an item when a nominee or intermediary is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions.

Required Vote

Approval of the Fiserv share issuance proposal requires the affirmative vote of a majority of votes cast by Fiserv shareholders present in person or by proxy at the Fiserv special meeting and entitled to vote thereon, where a quorum is present. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Whether or not a quorum is present, approval of the Fiserv adjournment proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Fiserv special meeting and entitled to vote thereon. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Share Ownership of and Voting by Fiserv Directors and Executive Officers

As of the close of business on March 1, 2019, the last practicable date before the date of this joint proxy and consent solicitation statement/prospectus, Fiserv’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 985,394 shares of Fiserv common stock at the Fiserv special meeting, which represents approximately 0.25% of the issued and outstanding shares of Fiserv common stock entitled to vote at the Fiserv special meeting. It is expected that Fiserv’s directors and executive officers will vote their shares “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal.

Voting of Shares

If your shares of Fiserv common stock are registered directly in your name with Fiserv’s transfer agent, then you are considered to be the shareholder “of record” with respect to those shares. You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, the Fiserv share issuance proposal and the Fiserv adjournment proposal.

You may attend the Fiserv special meeting and vote your shares in person or you may submit a proxy by any of the following methods:

•

By Mail. If you choose to submit a proxy to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your white proxy card and return it without marking any voting instructions, your shares will be voted “FOR” the Fiserv share issuance proposal, “FOR” the Fiserv adjournment proposal and in the discretion of the persons named as proxies on all other matters that may properly come before the Fiserv special meeting.

•

By Telephone. You may submit a proxy to vote your shares by telephone by calling the toll-free number provided on your proxy card any time up to 11:59 p.m., Eastern Time, on April 17, 2019. The procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•

Through the Internet. You may also submit a proxy to vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to 11:59 p.m., Eastern Time, on April 17, 2019. The procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

If you are a beneficial owner and hold your shares in street name or through a nominee or intermediary, such as a bank or broker, you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Fiserv special meeting. You will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

An individual who has a beneficial interest in shares of Fiserv common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of Fiserv common stock allocated to his or her account. Fiserv will provide instructions to participants regarding how to vote. If no direction is provided by the participant about how to vote his or her shares by 11:59 p.m., Eastern Time, on April 15, 2019, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

Your vote is very important. Whether or not you plan to attend the Fiserv special meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Fiserv special meeting, you may vote your shares in person, even if you have previously submitted a proxy by mail, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions furnished by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your proxy is voted at the Fiserv special meeting by:

•

sending a written notice to Fiserv, Inc., Attention: Investor Relations, 255 Fiserv Drive, Brookfield, Wisconsin 53045, stating that you revoke your proxy, which notice bears a date later than the date of the proxy you want to revoke and is received by Fiserv prior to the Fiserv special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the Fiserv special meeting (or, if the Fiserv special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Fiserv special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy and consent solicitation statement/prospectus is being provided to Fiserv shareholders in connection with the solicitation of proxies by the Fiserv board to be voted at the Fiserv special meeting and at any adjournments or postponements of the Fiserv special meeting. The expense of printing and mailing this joint proxy and consent solicitation statement/prospectus is being borne 50% by First Data and 50% by Fiserv. Fiserv has retained Georgeson LLC to aid in solicitation of proxies for the Fiserv special meeting and to verify certain records related to the solicitation. Fiserv will pay Georgeson LLC a fee of approximately $10,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

Fiserv is making this solicitation by mail, but Fiserv’s directors, officers and employees also may solicit proxies from shareholders by telephone, facsimile, Internet or in person. Fiserv will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. Fiserv will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

Adjournment

Whether or not a quorum is present, approval of the Fiserv adjournment proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Fiserv special meeting and entitled to vote thereon. At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the original meeting. The Fiserv special meeting may also be adjourned, at any time prior to the transaction of any business at such meeting, by the chairman of the Fiserv board or the president of Fiserv or pursuant to a resolution of the Fiserv board.

No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless a new record date is fixed or is required to be fixed under the WBCL for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Other Information

The matters to be considered at the Fiserv special meeting are of great importance to Fiserv shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference herein and complete, date, sign and promptly return the enclosed proxy card in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet. If you submit your proxy by telephone or through the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Fiserv special meeting, please contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers, Call: (877) 255-0134

Email: fiserv@georgeson.com

or

Fiserv, Inc.

255 Fiserv Drive,

Brookfield, Wisconsin 53045

Attention: Investor Relations

Telephone: (800) 425-3478

Email: investor.relations@fiserv.com

FISERV PROPOSALS

Proposal 1—Fiserv Share Issuance Proposal

Fiserv shareholders are being asked to vote on the issuance of Fiserv common stock in the merger. In the merger, each eligible share of First Data common stock will be converted into the right to receive, without interest and subject to any applicable withholding taxes, 0.303 of a share of Fiserv common stock, as further described in “The Merger Agreement—Merger Consideration” beginning on page 154.

Under NASDAQ rules, a company is required to obtain shareholder approval prior to the issuance of shares of common stock in connection with the acquisition of the stock or assets of another company if, among others, the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. Based on the number of shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019, the last practicable date before the date of this joint proxy and consent solicitation statement/prospectus, it is estimated that Fiserv will issue approximately 286 million shares of Fiserv common stock to First Data stockholders in the aggregate upon completion of the merger. However, any increase or decrease in the number of shares of First Data common stock issued and outstanding or reserved for issuance under employee benefits plans that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change. The aggregate number of shares of Fiserv common stock that Fiserv will issue in the merger will exceed 20% of the shares of Fiserv common stock outstanding before such issuance, and, for this reason, Fiserv is seeking the approval of its shareholders for the issuance of shares of Fiserv common stock pursuant to the merger agreement.

In the event the Fiserv share issuance proposal is not approved by Fiserv shareholders, the merger will not be completed. In the event the Fiserv share issuance proposal is approved by Fiserv shareholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of Fiserv common stock pursuant to the merger agreement, Fiserv will not issue any shares of Fiserv common stock as a result of the approval of the Fiserv share issuance proposal.

Approval of the Fiserv share issuance proposal requires the affirmative vote of a majority of votes cast by Fiserv shareholders present in person or by proxy at the Fiserv special meeting and entitled to vote thereon, where a quorum is present. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

The Fiserv board unanimously recommends that Fiserv

shareholders vote “FOR” the Fiserv share issuance proposal.

Proposal 2—Fiserv Adjournment Proposal

Fiserv shareholders are being asked to vote on a proposal that will allow the Fiserv special meeting to be adjourned to another time and place one or more times, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, sufficient votes to approve the Fiserv share issuance proposal have not been obtained by Fiserv.

Whether or not a quorum is present, approval of the Fiserv adjournment proposal requires the affirmative vote of a majority of votes present in person or by proxy at the Fiserv special meeting and entitled to vote thereon. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

The Fiserv board unanimously recommends that Fiserv

shareholders vote “FOR” the Fiserv adjournment proposal.

FIRST DATA SOLICITATION OF WRITTEN CONSENTS

The First Data board is providing this joint proxy and consent solicitation statement/prospectus to the First Data stockholders in connection with the consent solicitation. The First Data stockholders are being asked to approve the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal, by signing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. This joint proxy and consent solicitation statement/prospectus contains important information for you to consider when deciding whether to consent to, withhold consent from or abstain from any particular proposal. Please read it carefully and in its entirety.

Executing Consents

You may execute a written consent to approve the First Data merger proposal or, on an advisory, non-binding basis, the First Data compensation proposal (which is effectively equivalent to a vote “FOR” such proposal) or withhold consent from, or abstain from consenting with respect to, the First Data merger proposal or, on an advisory, non-binding basis, the First Data compensation proposal (which is effectively equivalent to a vote “AGAINST” such proposal). If you are a First Data stockholder as of the close of business on the First Data record date and you return a signed and dated written consent without indicating whether you consent to, withhold consent from or abstain from any particular proposal, you will be deemed to have elected to consent to such proposal. If you do not return your written consent, it will have the same effect as withholding your consent from the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal.

Recommendation of the First Data Board

After consideration and consultation with its advisors, at a special meeting held on January 16, 2019, the First Data board declared it advisable and in the best interests of First Data and its stockholders that First Data enter into the merger agreement and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the First Data stockholders adopt the merger agreement. For more information regarding the factors considered by the First Data board in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, see “The Merger—Recommendation of the First Data Board; First Data’s Reasons for the Merger” beginning on page 88.

The First Data board unanimously recommends that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal by executing and returning the written consent furnished with this joint proxy and consent solicitation statement/prospectus. See “The Merger—Recommendation of the First Data Board; First Data’s Reasons for the Merger” beginning on page 88.

First Data Record Date; Stockholders Entitled to Consent

Only First Data stockholders of record as of the close of business on the First Data record date, which will be the close of business on March 11, 2019, will be notified of and be entitled to sign and return a written consent. Under the First Data certificate of incorporation, each outstanding share of First Data Class A common stock is entitled to one vote on each matter submitted to a vote or to be acted on by written consent and each outstanding share of First Data Class B common stock is entitled to 10 votes on each matter submitted to a vote or to be acted on by written consent.

Consent Required

Approval of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal each requires the consent of the holders of a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding, voting as a single class.

Share Ownership of and Voting by First Data Directors and Executive Officers

As of the close of business on the First Data record date, there were 574,084,912 shares of First Data Class A common stock and 368,710,439 shares of First Data Class B common stock issued and outstanding and entitled to consent with respect to the approval of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal. Directors and officers of First Data and their affiliates owned and were entitled to consent with respect to shares of First Data common stock, representing approximately 1.18% of the total aggregate voting power of the shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019, the last practicable date before the date of this joint proxy and consent solicitation statement/prospectus. First Data currently expects that its directors and officers will deliver written consents in favor of the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal, although none of them has entered into any agreements obligating him or her to do so.

Submission of Consents

You may consent to the First Data merger proposal and, on a non-binding, advisory basis, the First Data compensation proposal with respect to your shares of First Data common stock by completing and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and returning it to First Data before the earlier to occur of the receipt by First Data of the requisite First Data stockholder approval and the First Data consent deadline.

If you hold shares of First Data common stock as of the close of business on the First Data record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to First Data.

Please complete, date and sign the enclosed written consent and promptly return it to First Data at the address below, or email a .pdf copy of your signed and dated written consent to First Data to the email address below.

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By Mail. If you choose to submit your written consent by mail, simply complete the enclosed written consent, date and sign it, and return it to First Data Corporation, Attention: Investor Relations, 225 Liberty Street, 29th Floor, New York, New York 10281.

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By Email. If you choose to submit your written consent by email, once you have completed, dated and signed the written consent, you may deliver it to First Data by emailing a .pdf copy of your written consent to stanley.andersen@firstdata.com.

First Data has set April 11, 2019 as the First Data consent deadline. First Data reserves the right to extend the First Data consent deadline beyond April 11, 2019, and any such extension may be made without notice to First Data stockholders. Under the voting and support agreement, New Omaha agreed to deliver to First Data a written consent in respect of all shares of First Data common stock beneficially owned by New Omaha representing in the aggregate more than a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding promptly following the time at which the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part becomes effective under the Securities Act (and, in any event, within 24 hours after such time), unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement. Therefore, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, a failure of any other First Data stockholder to deliver a written consent is not expected to have any effect on the approval of the First Data merger proposal or, on a non-binding, advisory basis, the First Data compensation proposal.

Revocation of Consents

You may change or revoke your written consent at any time before the earlier to occur of the receipt by First Data of the requisite First Data stockholder approval and the First Data consent deadline. If you wish to change or revoke your written consent before such time, you may do so by sending in a new written consent with a later date or by delivering a notice of revocation to the corporate secretary of First Data.

Solicitation of Consents; Expenses

This joint proxy and consent solicitation statement/prospectus is being provided to First Data stockholders in connection with the consent solicitation. The expense of printing and mailing this joint proxy and consent solicitation statement/prospectus is being borne 50% by First Data and 50% by Fiserv. Officers and employees of First Data may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents. First Data has retained Morrow Sodali LLC to aid in the solicitation of consents and to verify certain records related to the solicitation. First Data will pay Morrow Sodali LLC a fee of approximately $6,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

Other Information

The matters to be considered by the First Data stockholders in connection with the consent solicitation are of great importance to First Data stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference herein and complete, date, sign and promptly return the written consent. You may also submit your written consent by email.

Assistance

If you need assistance in completing your written consent or have questions regarding the consent solicitation, please contact:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers, Call: (203) 658-9400

All Others Call Toll Free: (800) 662-5200

Email: fdc.info@morrowsodali.com

or

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 266-3565

FIRST DATA PROPOSALS

Proposal 1—First Data Merger Proposal

First Data stockholders are being asked to approve the adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy and consent solicitation statement/prospectus, pursuant to which Fiserv has agreed to acquire First Data. In the event the First Data merger proposal is not approved by First Data stockholders, the merger will not be completed. In the event the First Data merger proposal is approved by First Data stockholders, but the merger agreement is terminated prior to the closing of the merger, the merger will not be completed.

Approval of the First Data merger proposal requires the consent of the holders of a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding, voting as a single class. Abstentions and broker non-votes will have the same effect as consents marked “WITHHOLD CONSENT” as to the First Data merger proposal.

The First Data board unanimously recommends that First Data

stockholders “CONSENT” to the First Data merger proposal.

Proposal 2—First Data Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, First Data stockholders are being asked to approve, on a non-binding, advisory basis, certain merger-related executive officer compensation payments that will or may be made to First Data’s named executive officers in connection with the merger, as further described in “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” beginning on page 132.

Accordingly, First Data is asking First Data stockholders to consent to the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be made to First Data’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be made, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” beginning on page 132 are hereby APPROVED.”

The consent to the First Data compensation proposal is a consent separate and apart from the consent to approve the First Data merger proposal. Accordingly, you may withhold consent to the First Data compensation proposal and consent to the First Data merger proposal and vice versa. The consent to the First Data compensation proposal is advisory in nature and, therefore, not binding on First Data or the compensation committee of the First Data board, regardless of whether the First Data merger proposal is approved. Approval of the First Data compensation proposal is not a condition to the completion of the merger, and failure to approve the First Data compensation proposal will have no effect on the consent to the First Data merger proposal.

Approval of the First Data compensation proposal requires the consent of the holders of a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding, voting as a single class. Abstentions and broker non-votes will have the same effect as consents marked “WITHHOLD CONSENT” as to the First Data compensation proposal.

The First Data board unanimously recommends that First Data

stockholders “CONSENT” to the First Data compensation

proposal.

THE MERGER

The following is a description of the material aspects of the merger. Although Fiserv and First Data believe that the following description covers the material terms of the merger, the description may not contain all of the information important to you. You are encouraged to read carefully this joint proxy and consent solicitation statement/prospectus in its entirety, including the merger agreement, which is included in this joint proxy and consent solicitation statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Fiserv and First Data is included in or incorporated by reference herein. See “Where You Can Find More Information” beginning on page  235.

General

Fiserv and First Data have entered into the merger agreement, which provides for the merger of Merger Sub, a Delaware corporation and a direct, wholly owned subsidiary of Fiserv, with and into First Data, with First Data being the surviving corporation of the merger and becoming a direct, wholly owned subsidiary of Fiserv, and the separate corporate existence of Merger Sub will cease.

This joint proxy and consent solicitation statement/prospectus is being provided to Fiserv shareholders in connection with the solicitation of proxies by the Fiserv board for the Fiserv special meeting. This joint proxy and consent solicitation statement/prospectus is being provided to First Data stockholders in connection with the solicitation of written consents by the First Data board from the First Data stockholders.

The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger, including, but not limited to, obtaining Fiserv shareholder approval of the Fiserv share issuance proposal and First Data stockholder approval of the First Data merger proposal, obtaining regulatory approvals described under “The Merger—Regulatory Approvals” beginning on page 142 and obtaining authorization for listing the shares of Fiserv common stock issuable in connection with the merger on the NASDAQ, subject to official notice of issuance. There can be no assurance that all of the conditions to the completion of the merger will be so satisfied or waived. If the conditions to the merger are not able to be satisfied or waived, Fiserv and First Data will be unable to complete the merger and the merger agreement may be terminated.

If the merger is completed, First Data stockholders will be entitled to receive, for each share of First Data common stock owned by them (other than the excluded shares) immediately prior to the effective time, without interest and subject to any applicable withholding taxes, 0.303 of a share of Fiserv common stock as further described in “The Merger Agreement—Merger Consideration” beginning on page 154. Because the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the price of Fiserv common stock until the merger is completed. No fractional shares of Fiserv common stock will be issued upon the conversion of shares of First Data common stock pursuant to the merger agreement, and First Data stockholders will receive cash in lieu of any fractional shares, as further described in “The Merger Agreement—Treatment of Fractional Shares” beginning on page 154.

See “The Merger Agreement—Treatment of First Data Equity Awards” beginning on page 154 for more information regarding First Data equity awards.

Background of the Merger

As part of their ongoing consideration and evaluation of First Data’s long-term prospects and strategies, the First Data board and management regularly review the performance, strategy, competitive position, opportunities and prospects of First Data in light of the then-current business and economic environments. The First Data board and management also monitor developments in the financial services technology industry and the industries serviced by financial services technology providers, as well as the opportunities and challenges facing participants in those industries. Since First Data completed its initial public offering in October 2015, these reviews have included assessing potential strategic alternatives aimed at maximizing First Data stockholder value. These assessments have included guidance and analysis from legal counsel and financial advisors. The range of potential strategic alternatives that have been considered include, but are not limited to, business combinations and other strategic transactions, corporate finance, de-levering and other balance-sheet restructuring transactions and remaining an independent, stand-alone company.

From time to time, in connection with these reviews, Frank J. Bisignano, the chief executive officer of First Data, and Scott C. Nuttall, the lead director of the First Data board and a senior executive of Kohlberg Kravis Roberts & Co. L.P., have had discussions with directors and chief executive officers of various financial institutions and financial services technology companies, as well as financial advisors and other industry participants, regarding industry developments and various potential strategic and commercial opportunities involving First Data. Because of Mr. Nuttall’s extensive knowledge of the financial services industry and deal-making experience, as well as his broad network and relationships with leaders in the industry and knowledge of First Data’s business resulting from his involvement with First Data since the acquisition of First Data in 2007 by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., the First Data board had determined that it was in the best interests of First Data and all of its stockholders to have Mr. Nuttall involved in a leading role in exploring, and the discussions and negotiations of, potential transactions that could enhance stockholder value and further First Data’s strategic objectives.

In this regard, between December 2017 and April 2018, First Data explored a potential business combination transaction with a company involved in the financial services industry, which we refer to as Party A. In December 2017, a representative of Party A reached out to Mr. Bisignano to discuss the possibility of the potential transaction.

On March 16, 2018, Party A and First Data entered into a nondisclosure agreement in order to facilitate discussions regarding the potential transaction, which nondisclosure agreement included a mutual non-solicitation provision with respect to soliciting and hiring certain of the companies’ respective officers and employees but did not contain a standstill provision. Also on March 16, 2018, Party A submitted to First Data a non-binding indication of interest which proposed an acquisition by Party A of First Data in a cash-and-stock transaction implying a price per share of First Data common stock between $19.75 and $21.50.

On March 20, 2018, following further discussions in which Mr. Bisignano said the price range proposed by Party A was too low, Party A submitted another non-binding indication of interest which proposed an acquisition by Party A of First Data in a cash-and-stock transaction implying a price per share of First Data common stock of between $20.50 and $23.25. In addition, during discussions, representatives of Party A indicated Party A’s position with respect to the management of the combined company, particularly with respect to the chief executive officer of Party A becoming the chief executive officer of the combined company. During the course of the exploratory discussions regarding the potential transaction, the chairman of the board of Party A, the chief executive officer of Party A and Messrs. Bisignano and Nuttall had meetings and telephonic discussions regarding the potential transaction. In addition, certain members of First Data management and Party A management met to discuss a potential transaction and the prospects for each company. In discussions with Mr. Nuttall, representatives of Party A said that Party A would not be willing to increase its valuation range relative to the offer set forth in the second letter of intent.

During the course of discussions with Party A, the First Data board held six separate telephonic meetings during which the First Data board, together with Simpson Thacher and BofA Merrill Lynch at certain of such meetings, engaged in extensive review and discussion of the potential transaction, discussing, among other things, the proposed valuation, business of Party A, potential strategic benefits and risks of a potential transaction with Party A, and Party A’s position with respect to management of the combined company. Following this review and discussion, the First Data board determined that the potential transaction on the terms proposed by Party A was not advisable or in the best interests of First Data and its stockholders because of, among other things, concerns regarding valuation, the culture and fit between the two companies, potential execution and integration risks and Party A’s position with respect to the management of the combined company. Accordingly, in early April 2018, First Data ceased its exploratory discussions with Party A regarding the potential transaction. Several months thereafter, the chief executive officer of Party A reached out to Mr. Bisignano to inquire about re-initiating the parties’ discussions. However, Party A did not offer terms different from those included in the non-binding indication of interest submitted by Party A on March 20, 2018, and there were no subsequent discussions between Party A and First Data.

In the months that followed, the First Data board and management continued in the ordinary course to review the performance, strategy, competitive position, opportunities and prospects of First Data and to consider the business strategies, growth opportunities and potential transactions that could enhance stockholder value and further First Data’s strategic objectives. Despite the termination of First Data’s discussions with Party A, the First Data board and management continued to believe in the potential benefits of a strategic combination of First Data with a complementary financial services technology company, including because of the potential for revenue synergies and cost savings, as well as the prospect of achieving normalized debt levels and enabling First Data to invest further in its business, which could result from such a combination.

To that end, on September 27, 2018, Mr. Nuttall called Jeffery W. Yabuki, the president and chief executive officer of Fiserv, to raise the topic of exploring a potential business combination transaction between Fiserv and First Data. Following his conversation with Mr. Nuttall, Mr. Yabuki requested a meeting with Messrs. Bisignano and Nuttall during a forthcoming visit by Mr. Yabuki to New York City.

The Fiserv board and senior management in the ordinary course of business regularly review and evaluate Fiserv’s operations, performance, prospects and strategic directions, including the possibility of pursuing disciplined acquisitions as part of their ongoing efforts to expand and grow Fiserv’s business and to enhance shareholder value. As part of that review, from time to time, the Fiserv board has assessed other opportunities and industry participants, and has made several acquisitions in recent years.

On October 10, 2018, Mr. Yabuki contacted J.P. Morgan and asked it to prepare a preliminary presentation on First Data.

On October 16, 2018, Messrs. Bisignano, Nuttall and Yabuki met in person in New York City. At the meeting, Messrs. Bisignano, Nuttall and Yabuki discussed a potential business combination transaction between Fiserv and First Data. Messrs. Bisignano, Nuttall and Yabuki discussed the potential merits of, and other considerations associated with, the potential transaction, including the potential strategic merits and value that could accrue to the stockholders of each company as a result of the potential transaction. Messrs. Bisignano, Nuttall and Yabuki also discussed matters related to the potential management and other governance matters of the combined company, in the event that the parties could agree on valuation and other financial terms of a potential transaction, including the roles and responsibilities of each of Messrs. Bisignano and Yabuki. Between October 16, 2018 and January 16, 2019, Messrs. Bisignano, Nuttall and Yabuki regularly discussed the potential transaction by telephone.

On October 23, 2018, the First Data board met in person in New York City for a regularly scheduled meeting. During an executive session at the beginning of the meeting, Messrs. Bisignano and Nuttall reported to the First Data board on their recent discussions with Mr. Yabuki. In discussions regarding the potential transaction, the First Data board discussed valuation and governance-related matters at a general level. Following the discussion, the First Data board expressed support for continuing the exploratory discussions regarding the potential transaction.

On October 30, 2018, Messrs. Bisignano and Yabuki spoke by telephone to discuss, among other things, matters related to the potential management and other governance matters of the combined company.

On November 1, 2018, the First Data board held a telephonic meeting to discuss the exploratory discussions with Fiserv regarding the potential transaction. Mr. Bisignano updated the First Data board regarding the potential transaction, including with respect to the proposed valuation of First Data in the potential transaction as well as the governance matters discussed with Mr. Yabuki. Following discussion, the First Data board instructed representatives of First Data to continue their exploratory discussions regarding the potential transaction.

On November 2, 2018, Messrs. Bisignano and Nuttall met with Mr. Yabuki in person in Milwaukee, Wisconsin to continue their exploratory discussions regarding the potential transaction. At the meeting, Messrs. Bisignano, Nuttall and Yabuki discussed on a preliminary basis, subject to the review, consideration and approval of the Fiserv board and the First Data board, the potential exchange ratio for the potential transaction. In discussing the potential exchange ratio, Messrs. Bisignano, Nuttall and Yabuki considered, among other factors, the relative size of the two companies by market capitalization and the appropriate relative ownership of Fiserv common stock by Fiserv shareholders and First Data stockholders, respectively, after giving effect to the potential transaction. In addition, they discussed on a preliminary basis, subject to the review, consideration and approval of the Fiserv board and the First Data board, the possibility that the combined company board would be comprised of a number of Fiserv directors and a number of First Data directors which would be proportionate to the relative ownership of Fiserv common stock by Fiserv shareholders and First Data stockholders, respectively, after giving effect to the potential transaction.

On November 4, 2018, the First Data board held a telephonic meeting to discuss the meeting between Messrs. Bisignano, Nuttall and Yabuki on November 2, 2018. Messrs. Bisignano and Nuttall updated the First Data board on the preliminary discussions with Mr. Yabuki regarding the potential exchange ratio for the potential transaction. In addition, Messrs. Bisignano and Nuttall updated the First Data board on the governance matters that were discussed on a preliminary basis during the course of the meeting with Mr. Yabuki and discussed, among other matters, the potentially accretive nature of the potential transaction for all First Data stockholders. The First Data board also discussed the prospect of Fiserv and First Data entering into a nondisclosure agreement in order to facilitate discussions regarding the potential transaction.

On November 6, 2018, one of the First Data independent directors met in person in Philadelphia with representatives of each of Latham & Watkins LLP, which we refer to as Latham & Watkins, and Ballard Spahr LLP, which we refer to as Ballard Spahr, to discuss the potential transaction. The First Data independent directors subsequently retained Latham & Watkins and Ballard Spahr as legal counsel in connection with their evaluation of the potential transaction.

On November 7, 2018, Fiserv and First Data entered into a nondisclosure agreement. The nondisclosure agreement did not contain a standstill provision.

On November 10, 2018, Mr. Yabuki and certain members of First Data management met in person at a hotel in New York City for the purpose of discussing high-level commercial due diligence matters. At the meeting, the parties’ respective management teams discussed potential synergies resulting from the potential transaction and various aspects of First Data’s different lines of business.

Later on November 10, 2018, Messrs. Bisignano and Yabuki met for dinner in New York City. At the dinner, in order to better understand the personnel engaged in the operation of the companies’ respective businesses, Messrs. Bisignano and Yabuki discussed the roles and responsibilities of certain members of the companies’ respective management teams.

On November 14, 2018, the First Data board held a telephonic meeting to discuss the due diligence meeting between members of Fiserv management and First Data management and the ongoing discussions between Messrs. Bisignano, Nuttall and Yabuki. Mr. Bisignano also reviewed with the First Data board, among other matters, the discussions between members of Fiserv management and First Data management regarding potential synergies. Following discussion, the First Data board instructed representatives of First Data to continue their discussions with Fiserv to explore the potential transaction.

Immediately following the First Data board meeting, the First Data independent directors convened an executive session, during which the First Data independent directors engaged in a general discussion with respect to the potential transaction and the advisability of retaining a financial advisor to assist the First Data independent directors in connection with their evaluation of the potential transaction.

On November 15, 2018, the Fiserv board held a telephonic meeting with certain members of Fiserv management in attendance. At the meeting, Mr. Yabuki and James W. Cox, the executive vice president of corporate development of Fiserv, informed the Fiserv board of the potential transaction with First Data, including describing the potential strategic benefits of the transaction. Mr. Yabuki reviewed First Data’s current ownership and structure as well as First Data’s business segments. The independent directors of the Fiserv board and Messrs. Yabuki and Cox discussed the terms of a potential transaction (including a potential price range) and the opportunity to further explore a potential transaction with First Data through the execution of a non-binding letter of intent. At the conclusion of the meeting, the Fiserv board unanimously determined that Fiserv should proceed with preliminary due diligence with respect to First Data under a non-binding letter of intent.

On November 17, 2018, on behalf of Fiserv, Mr. Yabuki sent Mr. Bisignano a non-binding letter of intent that proposed an all-stock merger of Fiserv and First Data with a fixed exchange ratio that would reflect a price per share of First Data common stock between $23 and $25 based on the price of Fiserv common stock over a pre-signing averaging period to be mutually agreed by the parties. The letter of intent provided that, after the completion of the potential transaction, the combined company board would reflect membership proportionate to the relative ownership of Fiserv common stock by Fiserv shareholders and First Data stockholders, respectively, after giving effect to the potential transaction, with an understanding that Fiserv would have a majority of the directors. The letter of intent also provided that the chief executive officer of Fiserv would be the chief executive officer and chairman of the combined company after the completion of the potential transaction, while the chief executive officer of First Data would become the president of the combined company and a member of the combined company board. The letter of intent provided that, until January 15, 2019, First Data would negotiate a business combination transaction exclusively with Fiserv, but this exclusivity provision was terminable at any time by either party. The proposal set forth in the letter of intent was subject to the completion of due diligence and the negotiation of definitive documentation with respect to the potential transaction, and the execution of any definitive documentation with respect to the potential transaction remained subject to the final approval of the Fiserv board.

Later on November 17, 2018, Messrs. Bisignano and Yabuki spoke by telephone to discuss the non-binding letter of intent. During the conversation, Mr. Bisignano told Mr. Yabuki that Fiserv would need to increase its valuation range in order for First Data to be willing to pursue the potential transaction.

On November 18, 2018, the First Data board met telephonically to discuss the letter of intent and the conversation between Messrs. Bisignano and Yabuki on November 17, 2018. Mr. Bisignano and Adam L. Rosman, the executive vice president, general counsel and secretary of First Data, reviewed with the First Data board various terms of the letter of intent, and the First Data board discussed potential responses to items in the letter of intent.

Later on November 18, 2018, Mr. Yabuki sent Mr. Bisignano an updated non-binding letter of intent that reflected a revised valuation of First Data. The updated letter of intent proposed an all-stock merger with a fixed exchange ratio that was anticipated to reflect a price per share of First Data common stock between $24 and $25 based on the price of Fiserv common stock over a pre-signing averaging period to be mutually agreed by the parties. The updated letter of intent also provided that the chief executive officer of First Data would serve as the chief operating officer of the combined company, in addition to president of the combined company.

On November 19, 2018, the First Data board met telephonically to discuss the letter of intent received on November 18, 2018. Mr. Bisignano reviewed with the First Data board Fiserv’s proposed due diligence timeline, and the First Data board discussed, among other matters, that First Data would need to undertake its own due diligence review of Fiserv. Following discussion, the First Data board determined that the possibility of creating a leading payments and financial technology provider as a result of the potential transaction presented a potentially compelling value proposition for First Data’s stockholders. The First Data board then instructed representatives of First Data to enter into the updated letter of intent on terms consistent with those discussed during the course of the meeting.

Later on November 19, 2018, First Data sent a revised non-binding letter of intent to Fiserv. The revised letter of intent shortened Fiserv’s non-binding exclusivity period to December 5, 2018 from January 15, 2019. The revised letter of intent also included a mutual non-solicitation provision with respect to soliciting and hiring certain of the companies’ respective officers.

On November 20, 2018, Fiserv sent a preliminary due diligence request list to First Data.

Later on November 20, 2018, following discussions among representatives of each of Fiserv and First Data with respect to the appropriate length of the non-binding exclusivity period and the potential time required for the parties to conduct due diligence and negotiate the terms of a potential transaction, First Data sent a revised non-binding letter of intent to Fiserv. The revised letter of intent extended the non-binding exclusivity period to January 15, 2019. Fiserv and First Data subsequently entered into the revised non-binding letter of intent on November 20, 2018.

On November 21, 2018, one of the First Data independent directors and a representative of First Data spoke by telephone to discuss the retention of Latham & Watkins and Ballard Spahr as their legal counsel in connection with the evaluation of the potential transaction. The First Data independent directors had determined that no conflict of interest existed with respect to the potential transaction at that time, but that they would retain their own legal counsel and financial advisor and continue to monitor the potential transaction for any actual or perceived conflicts of interest. The First Data independent directors did not find that any such conflicts of interest existed or materialized during the process.

Beginning on November 22, 2018, First Data made available to Fiserv in a virtual data room containing commercial, financial and legal information regarding First Data in order to facilitate Fiserv’s due diligence review of First Data. In addition, from time to time First Data provided certain information on an “outside counsel only” basis or in redacted form.

On November 23, 2018, First Data sent a preliminary due diligence request list to Fiserv.

On November 28, 2018, the Fiserv board met in person in Brookfield, Wisconsin at a regularly scheduled board meeting, with certain members of Fiserv management in attendance. At the meeting, Messrs. Yabuki and Cox updated the Fiserv board on certain business development activities, including the potential transaction.

On November 29, 2018, the First Data board held a telephonic meeting with representatives of Simpson Thacher in attendance. At the meeting, Mr. Bisignano updated the board regarding the ongoing discussions between representatives of Fiserv and First Data, as well as the parties’ respective due diligence processes.

On November 29 and 30, 2018 and December 1, 2018, certain members of Fiserv management and First Data management held in-person meetings in New York City. At these meetings, members of Fiserv management and First Data management discussed financial due diligence matters, and members of First Data management who lead various First Data businesses gave presentations regarding such businesses.

On December 2, 2018 and December 3, 2018, Messrs. Bisignano, Nuttall and Yabuki had several telephonic conversations regarding the potential exchange ratio for the potential transaction. During the course of these discussions, Mr. Yabuki said that Fiserv would not be willing to agree to an exchange ratio representing a premium of more than 29% to First Data’s common stock price at the time of announcement.

On December 3, 2018, the First Data board held a telephonic meeting with representatives of Simpson Thacher and First Data management in attendance during which Messrs. Bisignano and Nuttall updated the board regarding the ongoing discussions between representatives of Fiserv and First Data with respect to the potential transaction.

On December 5, 2018, the Fiserv board held a telephonic meeting with certain members of Fiserv management in attendance. At the meeting, Messrs. Yabuki, Cox and Harry F. DiSimone, an independent director of the Fiserv board, updated the Fiserv board on the management meetings held during the prior week. Messrs. Yabuki and Cox also updated the Fiserv board regarding preliminary due diligence observations, potential synergy opportunities and certain valuation considerations. The Fiserv board discussed with members of Fiserv management a variety of matters, including potential synergies, cybersecurity, pending litigation, talent and culture. At the meeting, the Fiserv board unanimously agreed that, based upon then-current information, Fiserv management should continue to explore the potential transaction with First Data.

On December 6, 2018, the First Data board met in person in New York City with representatives of each of Simpson Thacher, Latham & Watkins and Ballard Spahr in attendance. At the meeting, the First Data board received an update regarding the ongoing discussions between representatives of Fiserv and First Data, including an update on due diligence discussions and potential synergy opportunities. The First Data board engaged in a detailed discussion regarding the potential exchange ratio in the potential transaction. The First Data board also discussed at length Fiserv’s position that it would not be willing to agree to an exchange ratio representing a premium of more than 29% to First Data’s common stock price at the time of announcement. In addition, representatives of Simpson Thacher reviewed with the directors their fiduciary duties under Delaware law in connection with their consideration of the potential transaction. Following discussion, the First Data board instructed representatives of First Data to continue discussions and negotiations with representatives of Fiserv regarding the potential transaction and authorized Messrs. Nuttall and Bisignano to propose a 29% premium to First Data’s common stock price at the time of announcement and a fixed exchange ratio between 0.301 and 0.308 of a share of Fiserv common stock for each share of First Data common stock, taking into account the premium proposed by Fiserv.

Immediately following the First Data board meeting, the First Data independent directors convened an executive session with representatives of each of Latham & Watkins and Ballard Spahr in attendance during which the First Data independent directors further discussed the potential transaction, as well as potential candidates to serve as a financial advisor to the First Data independent directors. Between December 6, 2018 and January 16, 2019, Simpson Thacher regularly updated Latham & Watkins regarding the status of discussions and various open issues with respect to key transaction terms and process, and representatives of Simpson Thacher and representatives of Latham & Watkins regularly discussed the views of the First Data independent directors with respect to key transaction terms and process.

Later on December 6, 2018, Messrs. Nuttall and Yabuki spoke by telephone about valuation-related matters. Mr. Yabuki told Mr. Nuttall that Fiserv was contemplating a fixed exchange ratio of between 0.301 to 0.308 of a share of Fiserv common stock for each share of First Data common stock but reiterated that Fiserv would not pay a premium of more than 29% to First Data’s common stock price at the time of announcement. Mr. Nuttall responded that First Data would be willing to continue to explore a potential transaction if the exchange ratio was fixed at a premium of 29% to First Data’s common stock price at the time of announcement, subject to a minimum and maximum exchange ratio of 0.301 and 0.316 of a share of Fiserv common stock for each share of First Data common stock, taking into account the premium proposed by Fiserv.

On December 8, 2018, on behalf of Fiserv, Mr. Yabuki sent Mr. Bisignano a further revised non-binding letter of intent. The revised letter of intent, which by its terms would supersede the November 20, 2018 non-binding letter of intent, proposed an all-stock merger with a fixed exchange ratio that was anticipated to reflect a 29% premium to First Data’s common stock price at the time of announcement, subject to a minimum and maximum exchange ratio of 0.301 and 0.316 of a share of Fiserv common stock for each share of First Data common stock. The revised letter of intent anticipated that the parties would fix the exchange ratio based on the five-day volume-weighted average price of the parties’ common stock immediately before signing of definitive documentation with respect to the potential transaction. The revised letter of intent proposed extending the non-binding exclusivity period to January 21, 2019. It also specified that, after the completion of the potential transaction, the combined company board would be comprised of 10 directors, six of whom would be from the Fiserv board and four of whom would be from the First Data board. The revised letter of intent further provided that the lead director of the combined company board would be a Fiserv board designee. The revised letter of intent was otherwise generally consistent with the November 20, 2018 letter of intent.

On December 9, 2018, the First Data independent directors held a telephonic meeting with representatives of each of Latham & Watkins and Ballard Spahr in attendance. At the meeting, representatives of Latham & Watkins reviewed with the First Data independent directors the material revisions to the revised non-binding letter of intent. The First Data independent directors discussed these and other matters in connection with the potential transaction, including with respect to the exchange ratio and certain corporate governance and employee matters.

Later on December 9, 2018, the First Data board held a telephonic meeting with representatives of Simpson Thacher in attendance. At the meeting, Mr. Bisignano updated the board regarding the discussions between representatives of Fiserv and First Data, and the First Data board had a detailed discussion on the proposed First Data response to the revised letter of intent. In addition, the First Data board discussed how the potential transaction would impact the treatment of equity awards held by First Data employees who would be terminated as a result of the potential transaction. Following discussion, the First Data board instructed representatives of First Data to enter into the letter of intent on terms consistent with those discussed during the course of the meeting. The First Data board also determined to engage BofA Merrill Lynch as First Data’s financial advisor in connection with the potential transaction, subject to the completion of a conflicts check in a manner acceptable to the First Data board, on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with First Data and its business.

Also on December 9, 2018, following discussions between representatives of Fiserv and First Data, Mr. Yabuki sent Mr. Bisignano a further revised non-binding letter of intent. The revised letter of intent provided, among other things, that, after the completion of the potential transaction, the combined company board would reflect membership proportionate to the relative ownership of Fiserv common stock by Fiserv shareholders and First Data stockholders, respectively, after giving effect to the potential transaction, with an understanding that Fiserv directors would constitute a majority of the combined company board. The revised letter of intent further provided that the non-binding exclusivity period would apply to both First Data and Fiserv. The revised letter of intent was otherwise generally consistent with the December 8, 2018 letter of intent.

On December 10, 2018, Fiserv and First Data entered into the revised non-binding letter of intent.

Also on December 10, 2018, a representative of First Data asked BofA Merrill Lynch to act as financial advisor to First Data and the First Data board in connection with the potential transaction, subject to the completion of a conflicts check in a manner acceptable to the First Data board. Subsequently, but before entering into a written engagement letter, BofA Merrill Lynch provided to the First Data board a relationship disclosure letter regarding BofA Merrill Lynch’s relationship with, and fees earned by BofA Merrill Lynch for financial advisory and other services that BofA Merrill Lynch had provided to, affiliates of KKR & Co. Inc., which we refer to as KKR & Co., and their portfolio companies and Fiserv, including as described in the section entitled “The Merger—Opinion of First Data’s Financial Advisor” beginning on page 103.

On December 12, 2018, Messrs. Bisignano and Yabuki met for dinner in Stirling, New Jersey. At the dinner, Messrs. Bisignano and Yabuki discussed the possible composition of the combined company’s management team, including which current members of Fiserv management and First Data management would report directly to Mr. Bisignano or to Mr. Yabuki.

On December 12, 2018, Fiserv began working with JPMorgan Chase regarding the debt financing that it intended to obtain in connection with the potential transaction. During the period from that time through signing of the merger agreement, Fiserv engaged in ongoing discussions with JPMorgan Chase and negotiated the terms of the original commitment letter for bridge financing for the purpose of refinancing certain outstanding indebtedness of First Data and its subsidiaries on the closing date, making cash payments in lieu of fractional shares as part of the merger consideration, and paying fees and expenses related to the merger, the refinancing and the related transactions.

Beginning on December 13, 2018, Fiserv made available to First Data in a virtual data room certain commercial, financial and legal information regarding Fiserv in order to facilitate First Data’s due diligence review of Fiserv. In addition, from time to time Fiserv provided certain information on an “outside counsel only” basis or in redacted form.

On December 13, 2018 and December 14, 2018, members of Fiserv management and First Data management held meetings in Atlanta, Georgia to review certain business, operational and financial information to provide further visibility into potential synergies that could be realized in connection with the potential transaction.

On December 14, 2018, First Data independent directors held a telephonic meeting with representatives of each of Latham & Watkins and Ballard Spahr in attendance. At the meeting, First Data independent directors determined that the First Data independent directors should retain Evercore as a financial advisor, subject to the completion of a conflicts check in a manner acceptable to the First Data independent directors, to assist with the evaluation of the potential transaction, based on Evercore’s qualifications, experience and reputation as an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

On December 16, 2018, Sullivan & Cromwell sent an initial draft of the merger agreement to Simpson Thacher. The draft merger agreement contemplated that New Omaha, which controlled approximately 86% of the total outstanding voting power of the First Data common stock at that time, would enter into a voting and support agreement with Fiserv pursuant to which New Omaha would commit to vote all of the shares of First Data common stock held by it in favor of adopting the merger agreement and approving the merger, even if the First Data board changed its recommendation. In addition, the draft merger agreement proposed that First Data would be required to pay a termination fee in the event that the merger agreement were terminated by Fiserv either because New Omaha breached the voting and support agreement and failed to cure the breach within five days or because New Omaha failed to deliver its written consent adopting the merger agreement and approving the merger within 24 hours after the effectiveness of the registration statement registering shares of the Fiserv common stock to be issued in connection with the merger.

On December 18, 2018, Mr. Bisignano, certain members of First Data management and Tagar C. Olson, a member of the First Data board and a senior executive of Kohlberg Kravis Roberts & Co. L.P., traveled to Waukesha, Wisconsin to meet with Mr. Yabuki and certain members of Fiserv management. At the meetings, members of Fiserv management who lead various Fiserv businesses gave presentations to the First Data attendees regarding such businesses.

Also on December 18, 2018, Sullivan & Cromwell sent drafts of the voting and support agreement and a shareholder agreement to Kirkland & Ellis LLP, which we refer to as Kirkland, which was engaged as counsel to New Omaha, and Simpson Thacher. The shareholder agreement did not include a combined company board designation right for New Omaha. The shareholder agreement contained a standstill provision during the term of the shareholder agreement and imposed restrictions on New Omaha’s ability to transfer shares of Fiserv common stock during a period after the closing date of the potential transaction.

Between December 19 and December 21, 2018, representatives of Fiserv and First Data and representatives of the parties’ respective advisors held in-person meetings in Atlanta and New York City to continue discussions regarding financial and accounting due diligence matters and information technology due diligence matters.

On December 20, 2018, the First Data independent directors held a telephonic meeting with representatives of each of Latham & Watkins and Ballard Spahr in attendance to discuss the retention of Evercore to act as a financial advisor to the First Data independent directors. The First Data independent directors reviewed a relationship disclosure letter regarding Evercore’s relationship with, and fees earned by Evercore for financial advisory and other services that Evercore had provided to, KKR & Co. and its affiliates and their portfolio companies, including as described in the section entitled “The Merger—Opinion of First Data Independent Directors’ Financial Advisor” beginning on page 114. Latham & Watkins also reviewed the key terms of the potential transaction, highlighting the key terms related to New Omaha, including New Omaha’s proposed required voting support for the potential transaction.

On December 21, 2018, the First Data board met in person in New York City with representatives of each of Simpson Thacher, BofA Merrill Lynch and Latham & Watkins, as well as members of First Data management, in attendance. At the meeting, members of First Data management updated the First Data board on the status of the discussions and negotiations with representatives of Fiserv regarding the potential transaction as well as First Data’s due diligence review with respect to Fiserv. The First Data board and management engaged in a detailed discussion regarding, among other matters, the strategic rationale of combining Fiserv and First Data, potential strategic alternatives with other companies, Fiserv’s business and strengths and the competitive landscape in the financial services technology industry, including consideration of the factors described below under the heading “The Merger—Recommendation of the First Data Board; First Data’s Reasons for the Merger” beginning on page 88. The First Data board also discussed the impact of recent stock market volatility on the potential exchange ratio in the potential transaction. In addition, representatives of BofA Merrill Lynch presented BofA Merrill Lynch’s preliminary financial analysis of the financial terms of the potential transaction and responded to questions from the First Data board. Following discussion, the First Data board instructed representatives of First Data to continue discussions and negotiations with representatives of Fiserv regarding the potential transaction.

Immediately following the First Data board meeting, the First Data independent directors convened an executive session with representatives of each of Latham & Watkins and Ballard Spahr in attendance to further discuss the potential transaction.

On December 21, 2018, the Fiserv board met in Chicago with certain members of the Fiserv management and representatives of J.P. Morgan also in attendance. At the meeting, Messrs. Yabuki and Cox provided the board a comprehensive update on the potential transaction with First Data, and reviewed with the board a preliminary analysis regarding potential value creation opportunities. Mr. Yabuki noted the existence of complementary skills capable of driving increased client value through innovative development of products and services expanding Fiserv’s differentiation. The Fiserv board and management discussed key transaction terms, potential synergies as well as potential risks and related risk mitigation opportunities. At the meeting, representatives of J.P. Morgan reviewed the anticipated financial impact of the potential transaction, provided a preliminary valuation analysis, and answered questions from the Fiserv board (including questions regarding debt financing, interest rate risk and spreads). The Fiserv board also discussed talent and governance matters related to the potential transaction. The Fiserv board unanimously determined that Fiserv should continue working on the potential transaction with First Data.

On December 24, 2018, Simpson Thacher sent a revised draft of the merger agreement to Sullivan & Cromwell. The revised draft of the merger agreement proposed a reduction of the number of shares held by New Omaha which New Omaha was required to vote in favor of the transaction matters pursuant to the voting and support agreement following a change in recommendation by the First Data board and deleted provisions providing Fiserv certain termination rights and a related termination fee in the event of New Omaha’s failure to deliver its written consent or New Omaha’s breach of the voting and support agreement as provided in the initial draft of the merger agreement. The revised draft also included additional representations, warranties and interim operating covenants to be provided by Fiserv and expanded the scope of Fiserv’s obligations to obtain certain required regulatory approvals.

On December 28, 2018, Messrs. Bisignano and Yabuki met in person in Van Nuys, California. At the meeting, Messrs. Bisignano and Yabuki discussed governance, management and operational matters with respect to the combined company and the possible composition of the combined company’s management team.

On December 29, 2018, the First Data independent directors held a telephonic meeting with representatives of each of Latham & Watkins and Ballard Spahr in attendance to discuss various matters relating to the potential transaction. At the meeting, the First Data independent directors engaged in a detailed discussion regarding, among other things, the potential terms of the New Omaha voting and support agreement and shareholder agreement. The First Data independent directors noted their unwillingness to accept the voting and support agreement unless the number of shares held by New Omaha which New Omaha was required to vote in favor of the potential transaction was reduced following a change in recommendation by the First Data board so that it would not be futile for a third party to make a competing acquisition proposal and, following a change in recommendation by the First Data board, the First Data stockholders would not be precluded from voting down the potential transaction in order to accept an unsolicited superior proposal. Representatives of Latham & Watkins also reviewed with the First Data independent directors their continuing responsibilities and fiduciary duties under Delaware law.

Between December 29, 2018 and January 4, 2019, Sullivan & Cromwell and Simpson Thacher exchanged drafts of the merger agreement and continued to negotiate various open issues with respect to the merger agreement, including, among other matters, the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction, the appropriate fiduciary standard for allowing either company’s board of directors to change its recommendation, termination rights and the interim operating covenants to which the parties would be subject before the closing date.

On December 30, 2018, Kirkland sent Sullivan & Cromwell revised drafts of the voting and support agreement and the shareholder agreement. The revised draft of the voting and support agreement reflected comments from Simpson Thacher regarding First Data’s position that the number of shares held by New Omaha which New Omaha was required to vote in favor of the transaction matters would be reduced following a change in recommendation by the First Data board.

On January 3, 2019, Sullivan & Cromwell sent Kirkland and Simpson Thacher an initial draft of a registration rights agreement.

Later on January 4, 2019, First Data independent directors held a telephonic meeting with representatives of each of Latham & Watkins and Ballard Spahr in attendance to discuss the status of negotiations of the merger agreement and key transaction terms and issues. At the meeting, First Data independent directors engaged in a detailed discussion regarding, among other things, the proposed arrangements between New Omaha and Fiserv with respect to New Omaha’s post-closing shareholding in the combined company.

On January 5, 2018, Kirkland sent Sullivan & Cromwell a revised draft of the registration rights agreement.

On January 6, 2019, Messrs. Bisignano, Nuttall and Yabuki met in person in Morristown, New Jersey to discuss various issues in the merger agreement and the ancillary agreements. At the meeting, Messrs. Bisignano, Nuttall and Yabuki discussed, among other issues, governance matters, interim operating covenants to which each party would be subject between signing and closing of the potential transaction, termination rights, the treatment of equity awards held by First Data employees and the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction. Messrs. Nuttall and Yabuki also discussed material open issues with respect to the proposed agreements between Fiserv and New Omaha, including, among other issues, the possibility, raised by New Omaha, of a combined company board designation right for New Omaha, whether New Omaha would be required to vote its shares of Fiserv common stock received in connection with the merger after the closing consistent with the recommendation of the combined company board, the length of the New Omaha standstill provision and the restrictions on New Omaha’s ability to transfer shares of Fiserv common stock received in connection with the merger after the closing.

On January 7, 2019, the Fiserv board met in Dallas with certain members of Fiserv management and representatives of Sullivan & Cromwell and J.P. Morgan in attendance. At the meeting, Lynn S. McCreary, the chief legal officer of Fiserv, reviewed with the directors their fiduciary duties under Wisconsin law. Messrs.

Yabuki and Cox then provided a comprehensive update to the board regarding the potential transaction. Certain members of the Fiserv management also updated the board regarding various business, legal and financial due diligence matters. The independent directors met in an executive session to discuss the potential transaction. Following those discussions, representatives of J.P. Morgan reviewed the preliminary valuation analysis and the preliminary combination analysis, as well as the proposed financing plan. The Fiserv directors, representatives of J.P. Morgan and Messrs. Yabuki and Cox discussed the financing plan, including potential risks associated with the plan. In addition, J.P. Morgan reviewed the process regarding the formulation of the fairness opinion and reviewed with the Fiserv board the contents of a relationship disclosure letter regarding J.P. Morgan’s relationship with, and fees earned by J.P. Morgan for financial advisory and other services that J.P. Morgan had provided to, Fiserv, KKR & Co., certain affiliates of KKR & Co. and certain portfolio companies of affiliates of KKR & Co., and the fee to be paid to an affiliate of J.P. Morgan that would arrange for and provide financing to Fiserv in connection with the merger, as more fully described in the section entitled “The Merger—Opinion of Fiserv’s Financial Advisor” beginning on page 93.

On January 8, 2019, the First Data independent directors held a telephonic meeting with representatives of each of Latham & Watkins, Ballard Spahr and Evercore in attendance. Evercore presented its preliminary financial analyses of the potential transaction. Representatives of Latham & Watkins also provided an overview of key transaction terms and issues. The First Data independent directors engaged in a detailed discussion regarding Evercore’s preliminary financial analyses of the potential transaction and key transaction terms and issues.

On January 8, 2019 and January 9, 2019, representatives of each of Fiserv, First Data, Sullivan & Cromwell and Simpson Thacher met in person in New York City to discuss various issues in the merger agreement. The parties negotiated key open issues with respect to the merger agreement, including circumstances under which each party’s board could change its recommendation, the reduction of New Omaha’s voting obligations under the voting and support agreement in the event of any such change in recommendation, interim operating covenants to which each party would be subject between signing and closing of the potential transaction, termination rights and termination fees, restrictions on soliciting alternative acquisition proposals, the treatment of equity awards held by First Data employees, governance matters and the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction.

On January 9, 2019, Sullivan & Cromwell sent Simpson Thacher a draft of the original commitment letter under which JPMorgan Chase would commit to provide Fiserv up to $17.0 billion in senior unsecured bridge financing in connection with the merger to be used by Fiserv to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions, as more fully described below under the heading “The Merger—Debt Financing” beginning on page 143.

On January 9, 2019, the Fiserv board held a telephonic meeting with certain members of Fiserv management and a representative of Sullivan & Cromwell in attendance. At the meeting, the Fiserv board met in a private session to discuss certain governance matters in connection with the potential transaction with First Data. Ms. McCreary and the representative of Sullivan & Cromwell then joined the meeting to discuss certain governance and board structure matters with the directors, after which Mr. Yabuki, Ms. McCreary and the representative of Sullivan & Cromwell exited the meeting. The independent directors of Fiserv then met in an executive session to discuss the proposed governance structure for the combined company resulting from the potential transaction. Following the executive session, Mr. Yabuki rejoined the meeting, and the independent directors advised of their unanimous support for the proposed governance structure.

Between January 9, 2019 and January 15, 2019, representatives of Sullivan & Cromwell and Kirkland exchanged several drafts of the ancillary agreements and continued to negotiate various issues in the ancillary agreements.

On January 10, 2019, Sullivan & Cromwell sent a revised draft of the merger agreement to Simpson Thacher. The revised draft of the merger agreement proposed, among other things, a termination fee equal to 3.9% of First

Data’s enterprise value payable by either party in the event that the merger agreement were terminated in certain circumstances, including by one party as a result of a change of recommendation by the board of the other party. The revised draft merger agreement did not reinstate the requirement that First Data pay a termination fee in the event that New Omaha breached its voting and support agreement.

Later on January 10, 2019, representatives of each of Sullivan & Cromwell and Simpson Thacher discussed various open issues with respect to the merger agreement, including, among other issues, governance matters, interim operating covenants to which each party would be subject between signing and closing of the potential transaction, termination rights and fees, restrictions on soliciting alternative acquisition proposals, the circumstances under which either party’s board could change its recommendation, the treatment of equity awards held by First Data employees and the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction. In response, a representative of Fiserv sent written responses to representatives of First Data presenting Fiserv’s positions with respect to the various open issues, including Fiserv’s agreement that the combined company board would be comprised of 10 directors, six of whom would be existing members of the Fiserv board and four of whom would be existing members of the First Data board, and that each committee of the combined company board would have a designee from the First Data board.

On January 11, 2019, Messrs. Yabuki and Bisignano met in Morristown, New Jersey to discuss certain personnel and management matters.

On January 11, 2019, the First Data independent directors held a telephonic meeting with representatives of each of Latham & Watkins, Ballard Spahr and Evercore in attendance to discuss key transaction terms. Evercore also presented its updated preliminary financial analyses of the potential transaction.

Later on January 11, 2019, the First Data board met in person in New York City with representatives of each of Simpson Thacher, BofA Merrill Lynch, Latham & Watkins and Evercore, as well as members of First Data management, in attendance. At the meeting, the First Data board received an update regarding First Data’s due diligence review of Fiserv and the ongoing discussions between representatives of each of Fiserv and First Data. In addition, representatives of BofA Merrill Lynch presented BofA Merrill Lynch’s updated financial analysis of the financial terms of the potential transaction and responded to questions from the First Data board. A representative of Simpson Thacher then reviewed the key open issues with respect to the merger agreement, including governance matters, interim operating covenants to which each party would be subject between signing and closing of the potential transaction, termination rights and fees, the treatment of equity awards held by First Data employees, the circumstances under which either party’s board could change its recommendation, and the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction. The representative of Simpson Thacher noted that Fiserv had agreed to First Data’s position regarding a reduction of the number of shares held by New Omaha which New Omaha was required to vote in favor of the transaction matters pursuant to the voting and support agreement following a change in recommendation by the First Data board. The representative of Simpson Thacher also reviewed, among other matters, issues in the ancillary agreements being negotiated between New Omaha and Fiserv and their respective legal counsel, including the possibility of a combined company board designation right for New Omaha, the requirement that New Omaha vote its shares of Fiserv common stock received in connection with the merger after the closing consistent with the recommendation of the combined company board, the length of the New Omaha standstill provision and the restrictions on New Omaha transferring shares of Fiserv common stock received in connection with the merger after the closing. The members of the First Data board engaged in a detailed discussion regarding the presentation by BofA Merrill Lynch and the key open issues with respect to the merger agreement and the ancillary agreements. The First Data board also discussed potential benefits and risks related to the potential transaction, including consideration of the factors described below under the heading “The Merger—Recommendation of the Fiserv Board; Fiserv’s Reasons for the Merger” beginning on page 82. Following discussion, the First Data board provided its views regarding the key open issues with respect to the transaction documents and directed the members of First Data management and First Data’s advisors to continue to negotiate these open issues with Fiserv and its advisors.

Immediately following the First Data board meeting, the First Data independent directors convened an executive session with representatives of each of Latham & Watkins, Ballard Spahr and Evercore in attendance to discuss Evercore’s updated preliminary financial analyses of the potential transaction and open issues with respect to the merger agreement.

Later on January 11, 2019, a representative of First Data, on behalf of First Data and New Omaha, sent Mr. Yabuki a list of open issues with respect to the merger agreement, including, among other issues, governance matters, termination fee amount, the treatment of equity awards held by First Data employees and the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction. The list also included open issues with respect to the ancillary agreements, including, among other issues, the possibility of a combined company board designation right for New Omaha, the requirement that New Omaha vote its shares of Fiserv common stock received in connection with the merger after the closing consistent with the recommendation of the combined company board, the length of the New Omaha standstill provision and the restrictions on New Omaha transferring shares of Fiserv common stock received in connection with the merger after the closing.

On January 12, 2019, Mr. Yabuki responded to the list of open issues with respect to the merger agreement and the ancillary agreements, presenting Fiserv’s positions with respect to the various open issues. In the response, Fiserv proposed that the termination fee should be 3.9% of First Data’s equity value, proposed a modified scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction (but did not agree that Fiserv would pay a termination fee in the event of failure to obtain any such approvals), made a modified proposal with respect to the treatment of equity awards held by First Data employees and agreed that an existing First Data director would be the chair of the combined company compensation committee. In the response, Fiserv also agreed with New Omaha’s proposal that the New Omaha shareholder agreement would include a combined company board designation right for New Omaha for so long as New Omaha owned at least 5.0% of the issued and outstanding shares of Fiserv common stock, the New Omaha standstill provision would terminate when New Omaha ceased to own at least 5.0% of the issued and outstanding shares of Fiserv common stock, and the restrictions on New Omaha’s ability to transfer shares of Fiserv common stock would last for the three-month period after the closing date.

Between January 12, 2019 and January 15, 2019, representatives of Sullivan & Cromwell and Simpson Thacher exchanged several drafts of the merger agreement and continued to negotiate various issues in the merger agreement, including with respect to the scope of the parties’ obligations to obtain required regulatory approvals in connection with the potential transaction, the interim operating covenants to which each party would be subject, the requirements for allowing either company’s board of directors to change its recommendation and the size of the termination fee, which the parties agreed, subject to the review, consideration and approval of the Fiserv board and the First Data board, would be an amount equal to 3.0% of First Data’s equity value. In addition, the parties agreed that, subject to the review, consideration and approval of the Fiserv board and the First Data board, Fiserv would be responsible for paying a termination fee under certain circumstances related to the failure to obtain antitrust approvals in the United States in connection with the potential transaction.

On January 14, 2019, the Fiserv board held a telephonic meeting with certain members of Fiserv management and representatives of Sullivan & Cromwell and J.P. Morgan in attendance. Mr. Yabuki updated the board regarding the potential transaction. Ms. McCreary reviewed with the board the key terms of the draft merger agreement and the ancillary agreements that had been negotiated between the parties. Ms. McCreary and representatives of Sullivan & Cromwell responded to questions from the Fiserv board regarding certain legal aspects of the potential transaction. Mr. Yabuki also provided an overview of the prospective employment terms of Mr. Bisignano as president and chief operating officer of the combined company. Representatives of J.P. Morgan then communicated to the Fiserv board that, based on the analysis and information available as of January 14, 2019 and absent material developments between such meeting and the close of markets on January 15, 2019, J.P. Morgan anticipated that it would be in a position to deliver its written opinion to the Fiserv board prior to the open of markets on January 16, 2019, to the effect that the proposed exchange ratio in the potential transaction, as calculated pursuant to the formula provided in the non-binding letter of intent dated December 10, 2018, would be fair, from a financial point of view, to Fiserv, subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in its draft opinion. The Fiserv board discussed the formula for the proposed exchange ratio provided in the non-binding letter of intent dated December 10, 2018, which would reflect a 29% premium to First Data’s common stock price at the time of announcement, subject to a minimum and maximum exchange ratio of 0.301 and 0.316 of a share of Fiserv common stock for each share of First Data common stock, based on the five-day volume-weighted average price of the parties’ common stock immediately before signing of definitive documentation with respect to the potential transaction. Representatives of J.P. Morgan also reviewed with the Fiserv board the proposed financing in connection with the merger. Following these discussions, and after extensive review and discussion by the Fiserv board, including consideration of the factors described below under the heading “The Merger—Recommendation of the Fiserv Board; Fiserv’s Reasons for the Merger” beginning on page 82, the Fiserv board determined that the merger was fair to and in the best interests of Fiserv and its shareholders, and approved the merger agreement and each of the ancillary agreements and the transactions contemplated by those agreements, including the merger and the formula for determining the exchange ratio, and declared it advisable that Fiserv enter into the merger agreement and each of the ancillary agreements, subject to the receipt of a written opinion from J.P. Morgan and the approval by Mr. Yabuki of the exchange ratio calculated pursuant to the formula approved by the Fiserv board. The Fiserv board also approved the financing necessary to complete the transactions contemplated by the merger agreement.

On January 15, 2019, the First Data board held a telephonic meeting with representatives of Simpson Thacher, BofA Merrill Lynch, Latham & Watkins, Ballard Spahr and Evercore in attendance during which the board was updated on the status of the negotiations regarding the potential transaction. Representatives of BofA Merrill Lynch presented BofA Merrill Lynch’s updated financial analysis of the financial terms of the potential transaction. BofA Merrill Lynch provided First Data with certain updated disclosures regarding BofA Merrill Lynch’s relationship with, and fees earned by BofA Merrill Lynch for financial advisory and other services that BofA Merrill Lynch had provided to, affiliates of KKR & Co. and their portfolio companies and Fiserv. Representatives of Simpson Thacher reviewed the key terms of the draft merger agreement, the draft ancillary agreements and Mr. Bisignano’s draft employment agreement with Fiserv. In addition, representatives of Simpson Thacher reviewed with the directors their fiduciary duties under Delaware law in connection with their consideration of the potential transaction.

Immediately following the First Data board meeting, the First Data independent directors convened an executive session with representatives of each of Latham & Watkins, Ballard Spahr and Evercore in attendance. The First Data independent directors discussed Evercore’s updated preliminary financial analyses of the potential transaction as well as the key terms of the transaction documents, including the fact that New Omaha’s rights under the shareholder agreement and registration rights agreement with Fiserv were not more favorable in the aggregate than New Omaha’s current rights under its existing agreements with First Data.

After the closing of the financial markets on January 15, 2019, First Data and Fiserv agreed to an exchange ratio of 0.303 of a share of Fiserv common stock for each share of First Data common stock based on the volume-weighted average price of the parties’ common stock for the five consecutive trading days ending on (and including) January 15, 2019, which was consistent with the terms of the revised non-binding letter of intent entered into on December 10, 2018.

Over the course of the evening of January 15, 2019 and in the early morning hours of January 16, 2019, representatives of each of Sullivan & Cromwell and Simpson Thacher continued to negotiate the draft merger agreement, including the parties’ confidential disclosure schedules to the merger agreement.

On the morning of January 16, 2019, before commencement of trading hours, the First Data board held a telephonic meeting with representatives of each of Simpson Thacher, BofA Merrill Lynch, Latham & Watkins, Ballard Spahr and Evercore in attendance to further review the potential transaction. Representatives of BofA

Merrill Lynch delivered an oral opinion to the First Data board, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions and limitations set forth in the BofA Merrill Lynch opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of First Data common stock. Representatives of Evercore then reviewed Evercore’s financial analyses of the potential transaction and rendered to the First Data independent directors Evercore’s oral opinion, subsequently confirmed in Evercore’s written opinion dated January 16, 2019, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of First Data common stock, other than Fiserv and its affiliates. Representatives of Simpson Thacher then reviewed the key terms of the draft merger agreement and the ancillary agreements that had been negotiated since the previous meeting of the First Data board and also responded to questions from the First Data board regarding certain legal aspects of the potential transaction. Finally, representatives of Simpson Thacher reviewed an update of the key terms of Mr. Bisignano’s draft employment agreement with Fiserv. Following these discussions, and after extensive review and discussion by the First Data board, including consideration of the factors described below under the heading “The Merger—Recommendation of the First Data Board; First Data’s Reasons for the Merger” beginning on page 88, the First Data board declared it advisable and in the best interests of First Data and its stockholders that First Data enter into the merger agreement and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the stockholders of First Data adopt the merger agreement. The First Data directors who are not affiliated with New Omaha, including all of the First Data independent directors, also approved the entry into the voting and support agreement by Fiserv and New Omaha in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement for purposes of exemption from antitakeover provisions in First Data’s certificate of incorporation and, to the extent applicable, the DGCL.

Immediately following the First Data board meeting, Fiserv entered into the original commitment letter with JPMorgan Chase and, thereafter, Fiserv, Merger Sub and First Data entered into the merger agreement. Concurrently with the execution of the merger agreement, New Omaha and Fiserv entered into the voting and support agreement, the shareholder agreement and the registration rights agreement as contemplated by the merger agreement and Mr. Bisignano entered into his employment agreement with Fiserv. Following the execution of the merger agreement, before the commencement of trading hours, Fiserv and First Data issued a joint press release announcing their entry into the merger agreement.

Recommendation of the Fiserv Board; Fiserv’s Reasons for the Merger

At a special meeting held on January 14, 2019, the Fiserv board unanimously:

•

approved the merger agreement and each of the ancillary agreements and the transactions contemplated by those agreements, including the merger, and declared it advisable that Fiserv enter into the merger agreement and each of the ancillary agreements; and

•	recommended approval by the Fiserv shareholders of the Fiserv share issuance.

THE FISERV BOARD UNANIMOUSLY RECOMMENDS THAT FISERV SHAREHOLDERS VOTE “FOR” THE FISERV SHARE ISSUANCE PROPOSAL.

In reaching its decision to approve the merger agreement and each of the ancillary agreements and the transactions contemplated by those agreements, including the merger, and declaring it advisable that Fiserv enter into the merger agreement and each of the ancillary agreements, the Fiserv board, as described in “The Merger—Background of the Merger” beginning on page 67, held a number of meetings, consulted with Fiserv’s senior management and representatives of Fiserv’s financial advisor and outside legal counsel, J.P. Morgan and Sullivan & Cromwell, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Fiserv and First Data and determined that the merger was fair to and in the best interests of Fiserv and its shareholders. In making its determination, the Fiserv board considered a number of factors, including the following:

•	the ability of the combined company to create value for its clients by:

•

creating additional value for account processing clients and deepening relationships, including through linking Fiserv’s and First Data’s respective merchant and cash management capabilities, with an even more extensive range of end-to-end solutions;

•

creating differentiated, end-to-end solutions from issuance to acceptance, enabling additional payment methods that give financial institutions, merchants and billers the ability to meet their customers’ needs across the multiple ways they want to pay;

•	creating an expanded universe of solutions available to clients due to the complementary strengths of Fiserv and First Data; and

•

exploring integrated, complementary technology capabilities and solutions to enhance client value and increase market differentiation, including an expected $500 million incremental investment over five years following the completion of the merger to create significantly enhanced solutions for clients and accelerate growth;

•

that the merger is expected to generate at least $500 million of revenue synergies over a five-year period, with incremental revenue growth expected to come from a focus on delivering additional client value in areas such as bank merchant services and First Data’s Clover platform, credit processing, additional biller services and network innovation;

•

that the merger is expected to generate approximately $900 million of run-rate cost synergy savings over five years, driven primarily by the elimination of duplicative corporate structures, streamlined technology infrastructure, increased operational efficiencies, process improvements and footprint optimization;

•

that the merger is expected to be accretive to adjusted earnings per share of Fiserv by more than 20% in the first full year following the completion of the merger, and the expectation that the merger will be accretive to Fiserv by more than 40% to adjusted earnings per share at the full cost synergy run-rate;

•

that the combined company expects to generate significant free cash flow exceeding $4 billion in the third year following the closing of the merger, assuming the achievement of synergies, and that Fiserv intends to deploy such cash flow to the continuation of its proven and disciplined capital allocation strategy;

•

the intention of Fiserv to refinance the approximately $17 billion of debt that First Data is expected to have at the time of the closing of the merger and the ability of Fiserv to obtain commitments for a bridge facility for that purpose;

•

that Fiserv remains committed to retaining its investment-grade debt ratings and anticipates having a capital structure, balance sheet and capital allocation policy consistent with an investment-grade rating;

•	the cultural alignment between Fiserv and First Data, including shared values and commitment to integrity, operational excellence, customer satisfaction, innovation and shareholder value;

•	the ability to create an even larger leading financial services company, with presence in more than 30 countries;

•	that the combined company will be led by an experienced board and leadership team that leverages the strengths and capabilities of Fiserv and First Data, including:

•

that the chief executive officer of Fiserv immediately prior to the effective time, who will continue to serve as the chief executive officer of Fiserv and will become the chairman of the Fiserv board, and the chief executive officer of First Data immediately prior to the effective time, who will become the president and chief operating officer of Fiserv and will serve as a director, will lead the combined company;

•

that combining the roles of chairman and chief executive officer will assist in the timely flow of relevant information, which supports effective board decision-making and provides a useful connection between the board and management allowing for board actions to be appropriately and efficiently executed;

•

that, pursuant to the merger agreement, the by-laws of Fiserv will be amended as of the effective time and that pursuant to the Fiserv amended by-laws, as more fully described in “The Merger—Governance of the Combined Company” beginning on page 140, during the specified period:

•

the Fiserv board will be comprised of 10 directors, of whom initially (i) six will be continuing Fiserv directors, one of whom will be the Fiserv CEO, and (ii) four will be individuals designated by First Data, one of whom will be the First Data CEO and one of whom will be nominated by New Omaha to the extent it is so entitled in accordance with the shareholder agreement, as described in “The Ancillary Agreements—Shareholder Agreement” beginning on page 181;

•

a director designated by Fiserv will serve as the lead director of the Fiserv board, and the Fiserv board will maintain three standing committees: an audit committee, a compensation committee and a nominating and governance committee, and each committee of the Fiserv board (including each standing committee) will be comprised of three to four members, with at least one qualified continuing First Data director on each committee; and

•	a director designated by First Data will be the chair of the compensation committee;

•

the exchange ratio and that the exchange ratio be fixed, with no adjustment in the merger consideration to be received by First Data stockholders as a result of possible increases or decreases in the trading price of Fiserv’s or First Data’s stock following the announcement of the parties’ entry into the merger agreement;

•

that holders of shares of Fiserv common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 58% of the issued and outstanding shares of common stock of the combined company, on a fully diluted basis, immediately following the completion of the merger;

•

historical information concerning Fiserv’s and First Data’s respective business, financial condition, results of operations, earnings, trading prices, technology positions, management, competitive positions and prospects on a stand-alone basis and forecasted combined basis;

•

the results of due diligence review of First Data and its business, including with respect to legal, accounting, tax, human resources and intellectual property matters, conducted by Fiserv and its advisors;

•

the current and prospective business environment in which Fiserv and First Data operate, including international, national and local economic conditions, the competitive and regulatory environment and the likely effect of these factors on Fiserv and the combined company;

•	the recommendation of Fiserv’s senior management in favor of the merger;

•	the alternatives reasonably available to Fiserv, including an acquisition of or merger with another company or continuation on a stand-alone basis;

•	the impact of the merger on the customers and employees of Fiserv;

•

the belief of Fiserv’s management that the merger would be approved by the requisite regulatory authorities, without the imposition of conditions sufficiently material to preclude the merger, and would otherwise be completed in accordance with the terms of the merger agreement;

•

the oral opinion of J.P. Morgan delivered on January 14, 2019, subsequently confirmed by delivery of a written opinion dated January 16, 2019, that, as of such date, and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by J.P. Morgan as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Fiserv, as more fully described in “The Merger—Opinion of Fiserv’s Financial Advisor” beginning on page 93 and the full text of the written opinion of J.P. Morgan, which is attached as Annex E to this joint proxy and consent solicitation statement/prospectus;

•

Fiserv’s engagement terms with J.P. Morgan provide for a total transaction fee of at least $40 million and up to $50 million at Fiserv’s direction, allowing Fiserv to assess the services provided by J.P. Morgan at the conclusion of its engagement and compensate J.P. Morgan based on its judgment of the quality of services provided;

•

the review by the Fiserv board with the advice and counsel of its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, which resulted from arm’s-length negotiations between Fiserv and its advisors, on the one hand, and First Data and its advisors, on the other hand, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions as well as the likelihood of completion of the merger and the evaluation of Fiserv’s board of directors of the likely time period necessary to complete the merger. The Fiserv board also considered the following specific aspects of the merger agreement:

•

the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Fiserv or First Data for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•

the requirement to use reasonable best efforts to obtain requisite regulatory approvals, including the approvals or clearances by applicable U.S. and foreign competition authorities, except that, in connection with obtaining the requisite regulatory approvals required pursuant to any antitrust or competition laws in the United States, Fiserv or any of its subsidiaries or other affiliates are not required to, among other actions, defend any lawsuit by or before any governmental entity pursuant to any antitrust or competition law in the United States challenging the merger agreement or the completion of the merger or to divest assets or hold separate assets of or otherwise take any other action that would limit the freedom of action with respect to any assets, licenses, operations, rights, product lines, businesses or interest therein of Fiserv, First Data or the surviving corporation (or any of their respective subsidiaries or other affiliates) (except that Fiserv can compel First Data to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the effective time);

•

Fiserv’s right to engage or participate in any negotiations with a third party that makes an unsolicited written bona fide proposal after the date of the merger agreement relating to an alternative acquisition or provide any confidential or non-public information or data to, or have or participate in any discussions with, a third party that makes an unsolicited written bona fide proposal after the date of the merger agreement relating to an alternative acquisition, in each case, if Fiserv board has determined in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such proposal constitutes or would reasonably be expected to result in a transaction that is superior to the proposed merger with First Data and the failure to take such action would be inconsistent with Fiserv directors’ fiduciary duties under applicable law;

•

the right of the Fiserv board to change its recommendation to Fiserv shareholders to vote “FOR” the Fiserv share issuance proposal if a superior proposal is available or an intervening event has occurred so long as the Fiserv board has determined in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make such recommendation would be inconsistent with its fiduciary duties under applicable law, subject to certain conditions (including taking into account any modifications to the terms of the merger agreement);

•	the ability of Fiserv to terminate the merger agreement under certain circumstances, subject in some instances to the obligation of Fiserv to pay First Data a termination fee of $665 million,

including under certain circumstances upon the termination of the merger agreement relating to the failure to obtain HSR Act clearance or approval under any antitrust or competition law of the United States, as described in “The Merger Agreement—Termination Fee” beginning on page 177; and

•

that, simultaneously with the execution of the merger agreement, Fiserv will enter into a voting and support agreement, a shareholder agreement and a registration rights agreement with New Omaha, which, as of the date of the merger agreement, controlled approximately 86% of the total aggregate voting power of the shares of First Data common stock issued and outstanding, voting as a single class, and the terms of each of such ancillary agreements, including the following specific aspects of the voting and support agreement and other aspects of such ancillary agreements as described in “The Ancillary Agreements” beginning on page 180:

•

that, on the terms and subject to the conditions set forth in the voting and support agreement, New Omaha irrevocably and unconditionally agrees that it will, within 24 hours after the time at which the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus forms a part, becomes effective under the Securities Act and after New Omaha receives this joint proxy and written consent statement/prospectus, execute and deliver its written consent covering all of the shares of First Data common stock subject to the voting and support agreement approving the merger, adopting the merger agreement and approving any other matters necessary for the completion of the transactions contemplated by the merger agreement, including the merger, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement;

•

that, in the event that the First Data board has changed its recommendation to its stockholders to approve and adopt the merger agreement in accordance with the merger agreement, New Omaha’s voting obligations as described will be modified so that its obligations to vote in favor of the transaction matters are with respect to (i) the number of shares of First Data common stock representing 30% of the aggregate voting power of the shares of First Data common stock issued and outstanding as of the time that the First Data board makes a change in First Data recommendation plus (ii) the number of shares of First Data common stock the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding shares of First Data common stock not covered by the preceding clause (i), is equal to the proportionate voting percentage of First Data stockholders other than New Omaha, as described in “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180; and

•

that New Omaha agrees that, until the aggregate beneficial ownership of New Omaha and all affiliate transferees first falls below 5%, it will not, and will cause certain of its affiliates not to, acquire, offer, propose to acquire or agree to acquire any additional shares of Fiserv common stock other than the Fiserv common stock acquired in the merger or through stock dividends, and will be subject to certain standstill provisions.

The Fiserv board weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

•

the risk that the merger may not be completed despite the parties’ efforts, including the possibility that the conditions to the parties’ obligations to complete the merger (which include certain conditions that are not within the control of the parties to the merger agreement) may not be satisfied or that completion of the merger may be unduly delayed, and any resulting adverse impacts on Fiserv, its business and the trading price of Fiserv common stock;

•

the risk that regulatory authorities may object to and challenge the merger or may impose terms and conditions that may adversely affect the anticipated operations, synergies and financial results of Fiserv in order to resolve those objections, including imposing operational restrictions or requiring divestitures of certain assets and businesses, and that, as a result, the merger might not be completed in a timely manner, without the imposition of restrictions or requirements, or in a manner that achieves the anticipated financial benefits of the merger, or at all, as described in “The Merger Agreement—Regulatory Matters; Efforts to Complete the Merger” beginning on page 164, and the provisions of the merger agreement providing that, under certain circumstances, upon the termination of the merger agreement relating to the failure to obtain HSR Act clearance or approval under any antitrust or competition law of the United States, Fiserv is required to pay First Data a termination fee equal to $665 million in cash, as described in “The Merger Agreement—Termination Fee” beginning on page 177;

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Fiserv common stock or First Data common stock, the value of the shares of Fiserv common stock to be issued to holders of shares of First Data common stock upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•	the potential impact on the market price of Fiserv’s common stock as a result of the issuance of the merger consideration to First Data stockholders;

•	that, in connection with its entry into the merger agreement, Fiserv would terminate its stock repurchases;

•

the possible diversion of management attention for an extended period of time during the pendency of the merger and, following the closing, the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of First Data with those of Fiserv, particularly in light of First Data’s size and complexity;

•	the potential difficulties in retaining First Data and Fiserv key personnel following the announcement of the parties’ entry into the merger agreement;

•	the potential effect of the merger on the overall business of Fiserv, including its relationships with customers, suppliers, joint venture partners, employees and regulators;

•

the risk of not realizing all the anticipated cost savings, enhanced revenue opportunities and other benefits expected as a result of the merger, and that Fiserv or First Data may not achieve their financial projections and that general economic and market conditions outside the control of the parties to the merger agreement could deteriorate;

•	the substantial costs to be incurred in connection with the merger and the integration of First Data’s business into Fiserv;

•	the provisions of the merger agreement which prohibit Fiserv from soliciting, initiating, seeking or supporting or knowingly encouraging or facilitating any inquiries or acquisition proposals;

•

the risk that the $665 million termination fee to which Fiserv may be entitled, on the terms and subject to the conditions set forth in the merger agreement, in the event First Data terminates the merger agreement in certain circumstances, as described in “The Merger Agreement—Termination Fee” beginning on page 177, may not be sufficient to compensate Fiserv for the harm it might suffer as a result of such termination;

•

the risk that the refinancing of both Fiserv’s and First Data’s existing debt financing arrangements in connection with the merger may not ultimately be achieved at all or on the terms anticipated by Fiserv and that Fiserv will incur additional debt as a result of the merger which could cause Fiserv to encounter difficulties, increased costs or less favorable terms associated with securing financing in the future, as described in more detail in “Risk Factors” beginning on page 43, or which could lead to a credit ratings downgrade or change in ratings outlook;

•	the potential for litigation relating to the merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•

that, as a result of the merger, New Omaha is expected to own approximately 16% of the issued and outstanding common stock of Fiserv and that transfers by New Omaha of shares of Fiserv common stock will be restricted only for the first three months following the effective time, and that New Omaha has certain shareholder rights pursuant to the shareholder agreement, as described in “The Ancillary Agreements—Shareholder Agreement” beginning on page 181, and certain registration rights pursuant to the registration rights agreement, as described in “The Ancillary Agreements—Registration Rights Agreement” beginning on page 182, including the right to elect and nominate a director to serve on the Fiserv board until the aggregate ownership percentage of the issued and outstanding shares of Fiserv common stock owned by New Omaha and its affiliate transferees first falls below 5%;

•	the risk that the requisite Fiserv shareholder approval of the Fiserv share issuance proposal or the requisite First Data stockholder approval of the First Data merger proposal may not be obtained;

•	the terms of the merger agreement that restrict Fiserv’s abilities to operate its business outside of the ordinary course before the closing of the merger; and

•	the other risks associated as described in “Risk Factors” beginning on page 43 and matters described in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55.

The Fiserv board considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the merger agreement.

In addition, the Fiserv board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Fiserv shareholders generally, as described in “Interests of Certain Fiserv Directors and Executive Officers in the Merger” beginning on page 131. The Fiserv board was also aware of, and considered the fee to be paid to J.P. Morgan as financial advisor to Fiserv, the fee to be paid to an affiliate of J.P. Morgan that will arrange for and provide financing to Fiserv in connection with the merger and the relationships J.P. Morgan has with Fiserv, KKR & Co., certain affiliates of KKR & Co. and certain portfolio companies of affiliates of KKR & Co., each as described in “Opinion of Fiserv’s Financial Advisor” beginning on page 93, in connection with its consideration of J.P. Morgan’s advice regarding the merger.

The foregoing discussion of the information and factors that the Fiserv board considered is not intended to be exhaustive, but rather is meant to include the material factors that the Fiserv board considered. The Fiserv board collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Fiserv board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Fiserv board considered in connection with its evaluation of the merger, the Fiserv board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Fiserv board. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Fiserv’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55.

Recommendation of the First Data Board; First Data’s Reasons for the Merger

After careful consideration, at a meeting held on January 16, 2019, the First Data board declared it advisable and in the best interests of First Data and its stockholders that First Data enter into the merger agreement and unanimously:

•	approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that the stockholders of First Data adopt the merger agreement.

THE FIRST DATA BOARD UNANIMOUSLY RECOMMENDS THAT FIRST DATA STOCKHOLDERS “CONSENT” TO THE FIRST DATA MERGER PROPOSAL.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and declaring it advisable and in the best interests of First Data and its stockholders that First Data enter into the merger agreement, the First Data board, as described in “The Merger—Background of the Merger” beginning on page 67, held a number of meetings, consulted with First Data’s senior management and representatives of First Data’s financial advisor and outside legal counsel, BofA Merrill Lynch and Simpson Thacher, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Fiserv and First Data and determined that it was advisable and in the best interests of First Data and its stockholders that First Data enter into the merger agreement. In addition, the First Data independent directors separately reviewed the proposed transactions, held a number of meetings and consulted with representatives of their financial advisor, Evercore, and outside legal counsel, Latham & Watkins and Ballard Spahr. In making its determination, the First Data directors considered a number of factors, including, among others, the following (not necessarily in order of importance):

•

a review of the potential alternatives to the merger, including remaining an independent, stand-alone company or pursuing alternative strategic transactions reasonably available to First Data, the potential value to the First Data stockholders that might result from such alternatives, including the timing and likelihood of accomplishing and creating value in such alternatives, and the assessment of the First Data board that none of these alternatives were reasonably likely to result in greater value for First Data stockholders than the merger;

•	the First Data board’s belief that the merger would create one of the world’s leading payments and financial technology providers and an enhanced value proposition for its clients;

•

the risks to First Data of continuing to operate and achieve growth on a stand-alone basis due to, among other factors, new competitors in the payments and financial technology industry, increasing mergers and acquisitions activity in the financial technology industry and the constantly evolving payments market, driven by clients and consumers who are continuously searching for new and innovative solutions in an increasingly digital and international landscape;

•

the complementary strengths of First Data and Fiserv and the potential strategic benefits to be realized from the merger, including the expectation that the combination of First Data’s leading merchant processing, issuer processing and PIN debt/prepaid businesses with Fiserv’s core bank processing platform and issuer processing businesses will enable the combined company to expand and deepen client relationships and accelerate digital distribution;

•

expanding customers for First Data’s Clover cloud-based platforms for small and medium-sized businesses, including through the integration of First Data’s digital merchant account enrollment capabilities into Fiserv’s digital banking solutions that serve thousands of financial institutions;

•

the opportunity to create a differentiated, end-to-end payments platform from issuance to acceptance which will enable additional payment methods that strengthen relationships with clients by giving financial institutions, merchants and billers the ability to meet their customers’ needs across the multiple ways they want to pay;

•

the plan for the combined company to invest an incremental $500 million over five years to create significantly enhanced solutions for clients and accelerate growth, with a focus on a series of new and existing technologies, including next-generation merchant solutions, digital enablement, advanced risk management, and data-focused solutions to keep the combined company at the forefront of evolving client and consumer expectations and innovative payment methods and technologies;

•

the economies of scale presented by the merger, including the combined operations, technology infrastructure and data and analytics capabilities to enable delivery of services that are cost efficient and provide enhanced value to clients;

•	the fact that the exchange ratio represented a premium of 29% to the five-day volume-weighted average price of the First Data Class A common stock as of January 15, 2019;

•

the fact that First Data stockholders as of immediately prior to the completion of the merger are expected to own approximately 42% of the issued and outstanding shares of common stock of the combined company, on a fully diluted basis, immediately following the completion of the merger, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares, subject to, in the case of New Omaha, certain restrictions on transfer for the first three months following the effective time pursuant to the shareholder agreement, as described in “The Ancillary Agreements—Shareholder Agreement” beginning on page 181;

•	the expectation that the merger will generate approximately $900 million of run-rate cost synergy savings over a five year period;

•	the expectation that the merger will generate at least $500 million of revenue synergies over a five year period;

•

that the merger is expected to be accretive to adjusted earnings per share of Fiserv by more than 20% in the first full year following the completion of the merger, and the expectation that the merger will be accretive to Fiserv by more than 40% to adjusted earnings per share at the full cost synergy run-rate;

•	the expectation that the combined company will generate significant free cash flow exceeding $4 billion in the third year following the completion of the merger, assuming the achievement of synergies;

•

the ability of the First Data stockholders to own equity in a combined company that is expected to have substantially lower leverage levels; the expectation that the combined company will have investment grade ratings of Baa2 and BBB from Moody’s Investors Service, Inc. and S&P Global Ratings; and the expectation that the combined company will utilize its strong free cash flow to reduce the combined company’s debt to adjusted EBITDA ratio to a level generally in line with Fiserv’s historical capital structure within 24 months after the merger closes;

•

the debt financing commitments obtained by Fiserv to refinance approximately $17 billion of existing First Data debt, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions;

•

the oral opinion of BofA Merrill Lynch, subsequently confirmed in BofA Merrill Lynch’s written opinion dated January 16, 2019, to the First Data board to the effect that, as of the date thereof, and based upon and subject to the assumptions and limitations set forth in BofA Merrill Lynch’s written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of First Data common stock, as more fully described in “The Merger—Opinion of First Data’s Financial Advisor” beginning on page 103;

•

the oral opinion of Evercore, subsequently confirmed in Evercore’s written opinion dated January 16, 2019, to the First Data independent directors to the effect that, as of the date thereof, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of First Data common stock, other than Fiserv and its affiliates, as more fully described in “The Merger—Opinion of First Data’s Independent Directors’ Financial Advisor” beginning on page 114;

•	the fact that the merger is intended to be tax-free to First Data stockholders;

•

the review of the First Data board, with the assistance of its outside legal counsel, Simpson Thacher, of the material terms of the merger agreement, including the board’s ability under certain circumstances to withhold, withdraw, qualify or change its recommendation that the First Data stockholders adopt the merger agreement;

•

the fact that First Data’s ability to respond to certain unsolicited competing acquisition proposals, the First Data board’s ability to change its recommendation and the termination and termination fee provisions in the merger agreement, together with the provisions of the voting and support agreement which apply in the event of a change of recommendation by the First Data board, would not preclude a third party from making a competing acquisition proposal or, following a change in recommendation by the First Data board, preclude the First Data stockholders from voting down the potential transaction in order to accept an unsolicited superior proposal from a third party;

•

the fact that, in the event that the First Data board effects a change in First Data recommendation in accordance with the merger agreement, New Omaha’s obligations under the voting and support agreement to vote its shares in favor of the First Data merger proposal will be reduced to apply only to such shares representing 30% of the voting power of First Data’s common stock, with the remainder of New Omaha’s shares being voted proportionately in accordance with the votes of the other stockholders of First Data;

•

the fact that First Data has the right to engage or participate in any negotiations with a third party that makes an unsolicited written bona fide proposal after the date of the merger agreement relating to an alternative acquisition or provide any confidential or non-public information or data to, or have or participate in any discussions with, a third party that makes an unsolicited written bona fide proposal after the date of the merger agreement relating to an alternative acquisition, in each case, if the First Data board has determined in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such proposal constitutes or would reasonably be expected to result in a transaction that is superior to the proposed merger with Fiserv and the failure to take such action would be inconsistent with First Data directors’ fiduciary duties under applicable law;

•	the due diligence investigation with respect to Fiserv conducted by First Data management and outside advisors;

•

the likelihood that the merger would be completed, including after consideration of the risks related to certain conditions and regulatory approvals which will be required to complete the transactions contemplated by the merger agreement;

•

the right of First Data to receive the termination fee of $665 million in the event that the merger agreement is terminated under certain circumstances, including (i) in the event that the Fiserv board no longer recommends that Fiserv shareholders vote “FOR” the Fiserv share issuance proposal, (ii) in the event that Fiserv breaches certain of its obligations related to any antitrust or competition law of the United States or (iii) under certain circumstances relating to the failure to obtain HSR Act clearance or approval under any antitrust or competition law of the United States with respect to the merger;

•

the fact that the merger agreement and the Fiserv amended by-laws provide that, during the specified period, the combined company board will consist of 10 directors, First Data will designate four directors (one of whom will be nominated by New Omaha to the extent it is so entitled in accordance with the shareholder agreement), at least one qualified First Data director will serve on each of the committees of the combined company board and a First Data-designated director will serve as the chair of the compensation committee of the combined company;

•	the fact that the First Data CEO will be the president and chief operating officer of the combined company and serve on the combined company board;

•

the removal of “overhang” for First Data stockholders through the reduction of New Omaha’s total ownership and aggregate voting power of the shares of First Data common stock issued and outstanding as of the close of business on March 1, 2019 of approximately 39% and 86%, respectively, to New Omaha’s total ownership and aggregate voting power of the shares of the combined company issued and outstanding upon completion of the merger of approximately 16%;

•

the fact that the terms and conditions of the merger agreement were the product of extensive negotiations between First Data and its advisors, on the one hand, and Fiserv and its advisors, on the other hand; and

•

the separate review by the First Data independent directors, with the assistance of their legal counsel, Latham & Watkins and Ballard Spahr, of the terms of the merger agreement, the voting and support agreement and the other ancillary agreements, including the terms relating to New Omaha that were different from, or in addition to, the interests of stockholders of First Data generally in the merger.

The First Data board also considered a number of potential negative factors, risks and uncertainties associated with the merger in connection with its deliberation of the merger, including, among others, the following (not necessarily in order of importance):

•

the fact that the Fiserv stock consideration is based on a fixed exchange ratio and the risk that the value of such consideration to be paid to First Data stockholders could decrease during the pendency of the merger;

•	the potential risks associated with achieving anticipated synergies and successfully integrating First Data’s business, operations and workforce with those of Fiserv;

•	the potential risk of diverting management attention and resources from the operation of First Data’s business during the pendency of the merger;

•	the risk of potential employee attrition and potential adverse effects on business and customer and partner relationships as a result of the pending merger;

•

the fact that the Fiserv board may, under certain circumstances specified in the merger agreement, withhold, withdraw, qualify or change its recommendation to Fiserv shareholders to vote “FOR” the Fiserv share issuance proposal;

•

the fact that New Omaha is required to vote in favor of the transaction matters with respect to all of its First Data shares unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, and the fact that, even in the event of such change in First Data recommendation, New Omaha must vote its shares of First Data representing 30% of the total voting power of the shares of First Data common stock in favor of the transaction matters, with the remainder of New Omaha’s shares being voted proportionately in accordance with the votes of the other stockholders of First Data, as described in “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180;

•	the risk that the requisite regulatory approvals or the requisite approval of the Fiserv shareholders might not be obtained and, as a result, the merger may not be completed;

•

the fact that, in connection with obtaining the requisite regulatory approvals required pursuant to any antitrust or competition laws in the United States, Fiserv and its subsidiaries or other affiliates are not required to, among other actions, defend any lawsuit by or before any governmental entity pursuant to any antitrust or competition law in the United States challenging the merger agreement or the completion of the merger or to divest assets or hold separate assets of or otherwise take any other action that would limit the freedom of action with respect to any assets, licenses, operations, rights, product lines, businesses or interest therein of Fiserv, First Data or the surviving corporation (or any of their respective subsidiaries or other affiliates);

•	the risk that governmental entities may impose conditions on the combined company that may adversely affect the ability of the combined company to realize some of the expected benefits of the merger;

•

the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging proposals for alternative acquisition transactions involving First Data, including: (i) the restriction on First Data’s ability to solicit proposals for alternative transactions; (ii) the requirement that the First Data board submit the merger agreement to the First Data stockholders for adoption in certain circumstances, even if it withdraws its recommendation for the merger; (iii) the fact that First Data is not permitted to terminate the merger agreement notwithstanding the receipt of a superior proposal; and (iv) the requirement that First Data pay a termination fee of $665 million to Fiserv in certain circumstances following the termination of the merger agreement;

•	the terms of the merger agreement that restrict First Data’s abilities to operate its business outside of the ordinary course before the closing of the merger;

•

the risk that, if Fiserv pays First Data a termination fee pursuant to the merger agreement in certain circumstances following the termination of the merger agreement, such fee does not sufficiently compensate First Data for adverse effects arising out of the termination of the merger agreement;

•

the fact that, upon the effective time of the merger, the Fiserv shareholders will own approximately 58% of the shares of the combined company and that the Fiserv directors will comprise a majority of the Fiserv board of directors;

•	the fees and expenses associated with completing the merger; and

•	the risks of the type and nature described above in “Risk Factors” beginning on page 43.

The First Data board considered all of the factors and concluded that the uncertainties, risks and potential negative factors relevant to the merger were outweighed by the potential benefits that it expected First Data stockholders would achieve as a result of the merger.

In considering the recommendation of the First Data board, First Data stockholders should be aware that directors and executive officers of First Data may have interests in the merger that are different from, or in addition to, any interests they might have solely as stockholders. See “The Merger—Interests of Certain First Data Directors and Executive Officers in the Merger” beginning on page 132.

This discussion of the information and factors considered by the First Data board (including the First Data independent directors) includes the principal positive and negative factors considered by the First Data board, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Data board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative or specific weights to these factors. Rather, the First Data board viewed its determination and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the First Data board may have given differing weights to different factors.

It should be noted that this explanation of the reasoning of the First Data board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55. The First Data board considered that there can be no assurance about future results, including the future results described in the foregoing reasons.

Opinion of Fiserv’s Financial Advisor

Pursuant to an engagement letter, effective October 1, 2018, Fiserv retained J.P. Morgan as a financial advisor in connection with the proposed merger.

At the meeting of the Fiserv board on January 14, 2019, J.P. Morgan communicated that, based on the analysis and information available as of such date and absent material developments between such meeting and the close of markets on January 15, 2019, J.P. Morgan anticipated that it would be in a position to deliver its written opinion to the Fiserv board prior to the open of markets on January 16, 2019, to the effect that the proposed exchange ratio in the proposed merger would be fair, from a financial point of view, to Fiserv (subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in its draft opinion).

Prior to the open of markets on January 16, 2019, J.P. Morgan delivered its written opinion to the Fiserv board that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Fiserv.

The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference herein. The summary of the opinion of J.P. Morgan set forth in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Fiserv’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Fiserv board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Fiserv or as to the underlying decision by Fiserv to engage in the proposed merger.

The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of Fiserv as to how such shareholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated January 15, 2019 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Fiserv and First Data and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of First Data and Fiserv with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the First Data common stock and the Fiserv common stock and certain publicly traded securities of selected other companies;

•

reviewed certain publicly available equity research analysts’ consensus financial analyses and forecasts relating to the Fiserv and the First Data that were provided to J.P. Morgan and approved for use by J.P. Morgan by the Fiserv management, including the First Data prospective financial information used by J.P. Morgan as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan” beginning on page 128 and the Fiserv prospective financial information used by J.P. Morgan as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by J.P. Morgan” beginning on page 128, and estimated the amount and timing of the utilization of certain net operating losses based upon such forecasts, which we refer to as the tax assets for purposes of the J.P. Morgan financial analyses; and

•

reviewed certain internal financial analyses and forecasts prepared by the management of Fiserv relating to the estimated amount and timing of the revenue synergies, cost savings and related expenses and synergies expected to result from the merger, as described in “The Merger—Certain Estimated Potential Synergies Attributable to the Merger” beginning on page 130, which we refer to in this “The Merger—Opinion of Fiserv’s Financial Advisor” section as the synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Fiserv and First Data with respect to certain aspects of the merger, and the past and current business operations of Fiserv and First Data, the financial condition and future prospects and operations of Fiserv and First Data, the effects of the merger on the financial condition and future prospects of Fiserv, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Fiserv and First Data or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Fiserv, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Fiserv or First Data under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or that J.P. Morgan was directed to use (or analyses or forecasts derived therefrom), including the synergies and tax assets, J.P. Morgan assumed that they were based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Fiserv and First Data to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies and tax assets) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be completed as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Fiserv, First Data and the other parties in the merger agreement and the ancillary agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Fiserv with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Fiserv or First Data or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Fiserv of the exchange ratio in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Fiserv or the underlying decision by Fiserv to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the shares of Fiserv common stock or First Data common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s-length negotiations between Fiserv and First Data, and the decision to enter into the merger agreement was solely that of the Fiserv board and First Data board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Fiserv board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Fiserv board or Fiserv management with respect to the proposed merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P.

Morgan in connection with delivering the J.P. Morgan opinion and contained in the presentation and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and, in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

First Data Analysis

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of First Data common stock using the First Data prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan” beginning on page 128. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the risk of generating such future cash flows and the time value of money with respect to such future cash flows by calculating their present value. The unlevered free cash flows refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents earnings before interest, taxes, depreciation and amortization (which is referred to as EBITDA in this joint proxy and consent solicitation statement/prospectus), including stock-based compensation expense and adjusted for, as applicable, amortization of acquisition-related intangibles, capital expenditures and changes in net working capital. As used in this “The Merger—Opinion of Fiserv’s Financial Advisor” section, present value refers to the current value of the future cash flows generated by the asset and is obtained by discounting those future cash flows back to the present using an appropriate discount rate. J.P. Morgan’s discounted cash flow analysis treated stock based compensation as a cash expense. As used in this “The Merger—Opinion of Fiserv’s Financial Advisor” section, terminal value refers to the capitalized value of all cash flows generated from an asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that First Data is expected to generate during the calendar years 2019 through 2023 (applying a valuation date as of December 31, 2018) using the First Data prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan” beginning on page 128. This analysis assumed a reduction in value to First Data’s net operating losses, which we refer to as the net operating losses, resulting from limitations on the future utilization of the net operating losses, in the net operating loss limitation analysis as provided to J.P. Morgan by Fiserv management for its use in connection with its analysis of the merger and further described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan” beginning on page 128. J.P. Morgan also calculated a range of terminal values for First Data at December 31, 2023 by applying perpetuity growth rates ranging from 2.25% to 2.75% to the unlevered free cash flows of First Data for calendar year 2023. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 7.50% to 8.50% which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of First Data. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the net debt balance as of December 31, 2018 and the net present value of First Data’s net operating losses (after taking into account the net operating loss limitations), but not adjusted for non-controlling interests and investments in affiliates, to indicate a range of implied equity values for First Data.

Based on the foregoing, this analysis indicated a range of implied equity values per share for First Data common stock, rounded to the nearest $0.25, of $20.50 to $30.75 before including the value of the synergies; or, if 100% of the pro forma synergies are taken into account (with such synergies discounted to present values using a discount range of 7.25% to 8.25%), up to $48.00, in each case, as compared to the closing price per share of First Data common stock as of January 15, 2019 of $17.54 and an implied price of $22.74 based on the exchange ratio.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected current and historical financial data of First Data with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of First Data. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgment, considered sufficiently similar to that of First Data based on business sector participation, financial metrics, form of operations, and stage of commercialization. None of the selected companies reviewed is identical to First Data and certain of these companies may have characteristics that are materially different from that of First Data. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect First Data. With respect to the selected companies, the information J.P. Morgan presented included the multiple of enterprise value (calculated as equity value plus, or minus, as applicable, net debt or net cash) to estimates of calendar year 2019 adjusted EBITDA (calculated after taking into account stock-based compensation expense) for the applicable company, which we refer to as EV/Adj. EBITDA (post-SBC) in this “The Merger—Opinion of Fiserv’s Financial Advisor” section. Financial data for the selected companies was based on the selected companies’ filings with the SEC and publicly available equity research analysts’ consensus estimates for calendar year 2019. Results of this analysis were presented for the selected companies, as indicated in the following table:

Company	2019E EV/Adj. EBITDA (post-SBC)
Jack Henry & Associates, Inc.	17.6x
Worldpay, Inc.	15.8x
Global Payments Inc.	14.8x
Total System Services, Inc.	13.6x
Broadridge Financial Solutions, Inc.	13.5x
Fidelity National Information Services Inc.	13.0x
SEI Investments Company	10.3x
SS&C Technologies, Inc.	10.0x

Based on the above analysis and on other factors J.P. Morgan considered appropriate, including current and historical trading multiples, J.P. Morgan selected an EV/Adj. EBITDA (post-SBC) reference range for First Data of 10.0x to 13.0x. J.P. Morgan then applied that range to First Data’s 2019 adjusted EBITDA (calculated after taking into account stock-based compensation expense) as provided in the First Data prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan” beginning on page 128, adjusted for the net present value of First Data’s net operating losses and the net debt balance as of September 30, 2018, and derived implied per share price ranges for First Data common stock. The analysis indicated a range of implied equity values per share for First Data common stock, rounded to the nearest $0.25, of $15.50 to $25.25, as compared to the closing price per share of First Data common stock as of January 15, 2019 of $17.54 and an implied price of $22.74 based on the exchange ratio.

M&A Transaction Multiples

Using publicly available information, J.P. Morgan examined selected M&A transactions in the payments processing sector. For purposes of this analysis, J.P. Morgan selected the transactions that J.P. Morgan considered most relevant to its analysis due to the similarity of their participants, size and other factors and identified a number of transactions that were, in its judgment, sufficient to permit J.P. Morgan to conduct its analysis; J.P. Morgan did not, however, attempt to identify all transactions that may be similar to the merger. The table below lists each such M&A transaction and the transaction-implied last-12-month (which is referred to as LTM in this joint proxy and consent solicitation statement/prospectus) EBITDA multiple and the transaction-implied next-12-month (which is referred to as NTM in this joint proxy and consent solicitation statement/prospectus) EBITDA multiple:

Announcement Date	Acquirer	Target	LTM EV/Adj. EBITDA	NTM EV/Adj. EBITDA
09/25/17	Hellman & Friedman LLC	Nets A/S	14.7x	13.4x
07/21/17	The Blackstone Group L.P./CVC Capital Partners	Paysafe Group plc	13.0x	11.9x
07/04/17	Vantiv, Inc.	Worldpay Group plc	19.1x	17.4x
01/26/16	Total System Services, Inc.	TransFirst, Inc.	16.4x	13.8x
12/15/15	Global Payments, Inc.	Heartland Payment Systems, Inc.	20.9x	17.9x
10/13/14	Vista Equity Partners	TransFirst, Inc.	12.6x	10.6x
05/12/14	Vantiv, Inc.	Mercury Payment Systems LLC	18.1x	14.7x
04/02/07	Kohlberg Kravis Roberts & Co. L.P.	First Data Corporation	14.2x	13.5x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected an LTM EV/Adj. EBITDA reference range for First Data of 12.5x to 16.5x and an NTM EV/Adj. EBITDA reference range for First Data of 10.5x to 14.5x. J.P. Morgan then applied those ranges to First Data’s estimated 2018 adjusted EBITDA (calculated after taking into account stock-based compensation expense) and estimated 2019 adjusted EBITDA (calculated after taking into account stock-based compensation expense), in each case, as provided in the First Data prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan” beginning on page 128, adjusted for the net present value of First Data’s net operating losses and the net debt balance as of December 31, 2018 and derived implied per share price ranges for First Data common stock. The analysis indicated ranges of implied equity values per share for First Data common stock, rounded to the nearest $0.25, of $21.75 to $34.00, using the LTM EV/Adj. EBITDA reference range, and of $17.75 to $30.50, using the NTM EV/Adj. EBITDA reference range, in each case, as compared to the closing price per share of First Data common stock as of January 15, 2019 of $17.54 and an implied price of $22.74 based on the exchange ratio.

Other Information

First Data Illustrative Sum of the Parts Analysis

For reference only and not as a component of its fairness analysis, J.P. Morgan conducted an illustrative sum of the parts analysis based on First Data’s NTM EV/Adj. EBITDA of its Global Business Solutions business and Global Financial Solutions/Network and Security Solutions business, in each case, using the First Data prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan” beginning on page 128, taking into account the net present value of First Data’s net operating losses and the net debt balance as of September 30, 2018. Based on the analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected NTM EV/Adj. EBITDA reference ranges for First Data of 11.0x to 13.0x for the Global Business Solutions business segment and 12.5x to 15.0x for the Global Financial Solutions/

Network and Security Solutions business segment. The analysis indicated a range of implied equity values per share for First Data common stock, rounded to the nearest $0.25, of $20.75 to $27.75, as compared to the closing price per share of First Data common stock of $17.54 on January 15, 2019 and an implied price of $22.74 based on the exchange ratio.

First Data Historical Trading Range

J.P. Morgan reviewed the trading prices for the shares of First Data common stock for the 52-week period ending January 15, 2019, which ranged from $14.73 per share to $26.62 per share, as compared to the closing price per share of First Data common stock of $17.54 on January 15, 2019 and an implied price of $22.74 based on the exchange ratio. J.P. Morgan noted that historical trading range analyses were presented merely for reference purposes only, and were not relied upon for valuation purposes.

First Data Analyst Price Targets

J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the shares of First Data common stock and noted that the range of such price targets was $20.00 per share to $35.00 per share, as compared to the closing price per share of First Data common stock of $17.54 on January 15, 2019 and an implied price of $22.74 based on the exchange ratio. J.P. Morgan noted that the analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Fiserv Analysis

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of Fiserv common stock using the Fiserv prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by J.P. Morgan” beginning on page 128.

J.P. Morgan calculated the unlevered free cash flows that Fiserv is expected to generate during calendar years 2019 through 2023 (applying a valuation date as of December 31, 2018) using the Fiserv prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by J.P. Morgan” beginning on page 128. J.P. Morgan also calculated a range of terminal values for Fiserv at December 31, 2023 by applying perpetuity growth rates ranging from 2.25% to 2.75% to the unlevered free cash flows of Fiserv for calendar year 2023. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 7.0% to 8.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Fiserv. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the net debt balance as of December 31, 2018 to indicate a range of implied fully diluted equity values per share for Fiserv common stock.

Based on the foregoing, this analysis indicated a range of implied equity values per share for the Fiserv common stock, rounded to the nearest $0.25, of $70.75 to $98.50, as compared to the closing price per share of Fiserv common stock of $75.04 on January 15, 2019.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected current and historical financial data of Fiserv with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of Fiserv. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in

J.P. Morgan’s judgment, considered sufficiently similar to that of Fiserv based on business sector participation, financial metrics, form of operations, and stage of commercialization. None of the selected companies reviewed is identical to Fiserv and certain of these companies may have characteristics that are materially different from that of Fiserv. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Fiserv. With respect to the selected companies, the information J.P. Morgan presented included the calendar year 2019 EV/Adj. EBITDA (post-SBC) multiple for the applicable company, and included the multiple of equity value to estimates of calendar year 2019 earnings (calculated after taking into account stock-based compensation expense) for the applicable company, which we refer to as P/E (post-SBC) in this “The Merger—Opinion of Fiserv’s Financial Advisor” section. Financial data for the selected companies was based on the selected companies’ filings with the SEC and publicly available equity research analysts’ consensus estimates for calendar year 2019. Results of this analysis were presented for the selected companies, as indicated in the following table:

Company	2019E EV/Adj. EBITDA (post-SBC)	2019E P/E (post-SBC)
Jack Henry & Associates, Inc.	17.6x	32.6x
Worldpay, Inc.	15.8x	17.8x
Global Payments Inc.	14.8x	19.5x
Total System Services, Inc.	13.6x	18.2x
Broadridge Financial Solutions, Inc.	13.5x	20.4x
Fidelity National Information Services Inc.	13.0x	18.7x
SEI Investments Company	10.3x	14.8x
SS&C Technologies, Inc.	10.0x	13.9x

Based on the above analysis and on other factors J.P. Morgan considered appropriate, including current and historical trading multiples, J.P. Morgan selected an EV/Adj. EBITDA (post-SBC) reference range for Fiserv of 13.0x to 16.0x, and a P/E (post-SBC) reference range for Fiserv of 19.0x to 22.5x. J.P. Morgan then applied those ranges to (i) Fiserv’s estimated 2019 adjusted EBITDA (calculated after taking into account stock-based compensation expense), adjusted for the net debt balance as of September 30, 2018, and (ii) Fiserv’s estimated 2019 earnings per share (calculated after taking into account stock-based compensation expense), in each case of the foregoing clauses (i) and (ii), as provided in the Fiserv prospective financial information used by J.P. Morgan described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by J.P. Morgan” beginning on page 128, and derived implied per share price ranges for shares of Fiserv common stock. The analysis indicated a range of implied equity values per share for Fiserv common stock, rounded to the nearest $0.25, of $63.00 to $80.25, using the EV/Adj. EBITDA (post-SBC) reference range, and of $66.75 to $79.00, using the P/E (post-SBC) reference range, in each case, as compared to the closing price per share of Fiserv common stock of $75.04 on January 15, 2019.

Other Information

Fiserv Historical Trading Range

J.P. Morgan reviewed the trading prices for the Fiserv common stock for the 52-week period ending January 15, 2019, which ranged from $62.76 per share to $82.79 per share, as compared to the closing price per share of Fiserv common stock of $75.04 on January 15, 2019. J.P. Morgan noted that historical trading range analyses were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Fiserv Analyst Price Targets

J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the shares of Fiserv common stock and noted that the range of such price targets was $66.00 per share to $95.00 per share, as compared to the closing price per share of Fiserv common stock of $75.04 on January 15, 2019. J.P. Morgan noted that the analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Relative Valuation Exchange Ratio Analysis

Discounted Cash Flow Analysis

J.P. Morgan compared the results for Fiserv to the results for First Data with respect to the discounted cash flow analyses in “The Merger—Opinion of Fiserv’s Financial Advisor—Fiserv Analysis—Discounted Cash Flow Analysis” and “The Merger—Opinion of Fiserv’s Financial Advisor—First Data Analysis—Discounted Cash Flow Analysis” described above to determine a range of implied exchange ratios. Specifically, J.P. Morgan compared (i) the highest equity value per share for Fiserv to the lowest equity value per share for First Data, and (ii) the lowest equity value per share for Fiserv to the highest equity value per share for First Data, to derive the range of exchange ratios implied by the discounted cash flow analyses. This analysis includes the effects of net operating loss limitations. The analysis resulted in a range of implied exchange ratios of 0.208x to 0.435x, or, if 100% of the pro forma synergies are taken into account, up to 0.678x, in each case, as compared to the exchange ratio.

Public Trading Multiples

J.P. Morgan compared the results for Fiserv to the results for First Data with respect to the EV/Adj. EBITDA (post-SBC) multiples in “The Merger—Opinion of Fiserv’s Financial Advisor—Fiserv Analysis—Public Trading Multiples” and “The Merger—Opinion of Fiserv’s Financial Advisor—First Data Analysis—Public Trading Multiples” described above to determine a range of implied exchange ratios. Specifically, J.P. Morgan compared (i) the highest equity value per share for Fiserv to the lowest equity value per share for First Data, and (ii) the lowest equity value per share for Fiserv to the highest equity value per share for First Data, to derive the range of exchange ratios implied by the public trading multiples analyses. This analysis excludes the effects of net operating loss limitations. The analysis resulted in a range of implied exchange ratios of 0.193x to 0.401x as compared to the exchange ratio.

Implied Historical Exchange Ratio

J.P. Morgan divided the price per share of First Data common stock by the price per share of Fiserv common stock for each day of the 52-week period ending January 15, 2019 to determine a range of implied exchange ratios for the transaction, which was 0.208x per share to 0.325x per share, as compared to the exchange ratio. J.P. Morgan noted that implied historical exchange ratio analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Illustrative Value Creation Analysis

Based on Discounted Cash Flow

J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value of Fiserv common stock derived from a discounted cash flow valuation on a stand-alone basis to the pro forma combined company implied equity value. J.P. Morgan determined the pro forma combined company equity value per share by calculating the sum of: (i) the implied equity value of Fiserv using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in “The Merger—Opinion of Fiserv’s Financial Advisor—Fiserv Analysis—Discounted Cash Flow Analysis,” (ii) the implied equity value of First Data using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in “The Merger—Opinion of Fiserv’s Financial Advisor—First Data Analysis—Discounted Cash Flow Analysis,” and (iii) the present value of the synergies calculated by discounting Fiserv management’s estimates of annual synergies and costs to achieve such synergies using a discount rate of 7.75%. The analysis indicated that the illustrative value creation at the exchange ratio yielded value accretion to holders of Fiserv common stock of $7.9 billion. There can be no assurance, however, that the estimated synergies or estimated costs to achieve such synergies will not be substantially greater or less than Fiserv management’s estimates.

Based on Market Value

For reference only and not as a component of its fairness analysis, J.P. Morgan conducted an illustrative value creation analysis that compared the closing market value of Fiserv common stock on January 15, 2019 to the pro forma combined company equity value following the merger. J.P. Morgan determined the pro forma combined company equity value by calculating the sum of: (i) the public market equity value of Fiserv as of January 15, 2019, (ii) the public market equity value of First Data as of January 15, 2019, and (iii) the capitalized value of the synergies calculated by applying the blended enterprise value (calculated as equity value plus, or minus, as applicable, net debt or net cash) / NTM Adj. EBITDA multiple, reduced by the present value of Fiserv management’s estimates for unrealized synergies during the phase-in period and costs to achieve the synergies valued using a discount rate of 7.75%, and increased to account for certain interest savings during the life of the capital structure. The analysis indicated that the illustrative market-based value creation at the exchange ratio yielded value accretion to holders of Fiserv common stock of $3.8 billion and when including a hypothetical 1x increase to the pro forma Fiserv’s enterprise value (calculated as equity value plus, or minus, as applicable, net debt or net cash) / NTM Adj. EBITDA multiple, value accretion to holders of Fiserv common stock of $7.2 billion. There can be no assurance, however, that the synergies or estimated costs to achieve such synergies will not be substantially greater or less than Fiserv management’s estimates.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Fiserv or First Data. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Fiserv or First Data, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Fiserv and First Data. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Fiserv and First Data and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Fiserv with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Fiserv, First Data and the industries in which they operate.

Fiserv has agreed to pay J.P. Morgan a total transaction fee of at least $40 million and up to $50 million at Fiserv’s discretion, $5 million of which was paid to J.P. Morgan in connection with delivery by J.P. Morgan of its opinion, and the remainder of which becomes payable upon the completion of the merger. J.P. Morgan may also receive a fee from Fiserv in the event that Fiserv receives a break-up fee in connection with the termination or abandonment of the merger, or failure of the merger to occur. In addition, Fiserv has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of the written opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with Fiserv and with KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. for which J.P. Morgan and its affiliates have received or will receive customary compensation. Material services to such parties during such period have included acting as sole lead arranger and bookrunner on Fiserv’s revolving credit facility which closed in September 2018, sole arranger and sole bookrunner on the credit facilities of an affiliate of Fiserv which closed in March 2018, financial advisor to Fiserv on an acquisition it completed in September 2017, financial advisor to KKR & Co. on an acquisition it completed in December 2017 and joint lead bookrunner on an equity offering by an affiliate of KKR & Co. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Fiserv and KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co., for which it receives customary compensation or other financial benefits. On January 16, 2019, an affiliate of J.P. Morgan separately entered into agreements with Fiserv pursuant to which such affiliate will arrange for and provide financing to Fiserv in connection with the proposed merger. J.P. Morgan estimates its affiliate will receive aggregate fees of up to approximately $75 million pursuant to the financing agreements related to the proposed merger. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the issued and outstanding common stock of each of Fiserv, First Data and KKR & Co. During the two-year period preceding delivery of its opinion ending on January 16, 2019, the aggregate fees recognized by J.P. Morgan from Fiserv were approximately $6.315 million, from First Data were approximately $315,000 and from KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. were approximately $136 million. In the ordinary course of J.P. Morgan’s businesses, it and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Fiserv, First Data or KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Opinion of First Data’s Financial Advisor

First Data has retained BofA Merrill Lynch to act as First Data’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. First Data selected BofA Merrill Lynch to act as First Data’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with First Data and its business.

On January 16, 2019, at a meeting of the First Data board held to evaluate the merger, BofA Merrill Lynch delivered to the First Data board an oral opinion, which was confirmed by delivery of a written opinion dated

January 16, 2019, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of First Data common stock.

The full text of BofA Merrill Lynch’s written opinion to the First Data board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex F to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the First Data board for the benefit and use of the First Data board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to First Data or in which First Data might engage or as to the underlying business decision of First Data to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

•	reviewed certain publicly available business and financial information relating to First Data and Fiserv;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of First Data furnished to or discussed with BofA Merrill Lynch by the management of First Data, including the First Data prospective financial information used by BofA Merrill Lynch as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129;

•

reviewed certain financial and operating information with respect to the business, operations and prospects of Fiserv furnished to or discussed with BofA Merrill Lynch by the management of Fiserv and approved to be used by First Data management, including the Fiserv prospective financial information used by BofA Merrill Lynch described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 130;

•

reviewed certain estimates as to the amount and timing of cost savings anticipated by the managements of First Data and Fiserv to result from the merger, as described in “The Merger—Certain Estimated Potential Synergies Attributable to the Merger” beginning on page 130, which we refer to in this “The Merger—Opinion of First Data’s Financial Advisor” section as cost savings;

•	reviewed and discussed with the management of First Data the estimated net operating loss tax attributes of First Data prepared by the management of First Data;

•

discussed the past and current business, operations, financial condition and prospects of First Data with members of senior management of First Data, and discussed the past and current business, operations, financial condition and prospects of Fiserv with members of senior managements of First Data and Fiserv;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Fiserv, including the potential effect on Fiserv’s estimated earnings per share;

•

reviewed the trading histories for First Data common stock and Fiserv common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of First Data and Fiserv with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to the financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed a draft, dated January 15, 2019, of the merger agreement, which we refer to as the January 15, 2019 draft merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of First Data and Fiserv that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the First Data prospective financial information used by BofA Merrill Lynch and the estimated net operating loss tax attributes of First Data prepared by the management of First Data, BofA Merrill Lynch was advised by First Data, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of First Data as to the future financial performance of First Data and other matters covered thereby. With respect to the Fiserv prospective financial information used by BofA Merrill Lynch and cost savings, BofA Merrill Lynch was advised by Fiserv, and assumed, with First Data’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Fiserv as to the future financial performance of Fiserv and other matters covered thereby. BofA Merrill Lynch relied, at the direction of First Data, on the assessments of the managements of First Data and Fiserv as to Fiserv’s ability to achieve the cost savings and was advised by First Data, and assumed, with the consent of First Data, that the cost savings would be realized in the amounts and at the times projected. BofA Merrill Lynch also relied, at the direction of First Data, on the assessments of the management of First Data as to the ability to utilize the estimated net operating loss tax attributes of First Data prepared by the management of First Data and was advised by First Data, and assumed, at the direction of First Data, that such net operating losses would be utilized in the amounts and at the times projected. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of First Data or Fiserv, nor did it make any physical inspection of the properties or assets of First Data or Fiserv. BofA Merrill Lynch did not evaluate the solvency or fair value of First Data or Fiserv under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of First Data, that the merger would be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on First Data, Fiserv or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of First Data, that the final executed merger agreement would not differ in any material respect from the January 15, 2019 draft merger agreement reviewed by it.

BofA Merrill Lynch expressed no opinion or view as to any terms or other aspects or implications of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, the form or structure, or financial or other terms, of any related transactions, aspects or implications of any voting or support agreements or any governance or other arrangements, agreements or understandings entered into in connection with or related to the merger, any related transactions or otherwise. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of First Data or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of First Data common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. BofA Merrill Lynch expressed no opinion or view with respect to the value of the First Data Class A common stock relative to the value of the First Data Class B common stock. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to First Data or in which First Data might engage or as to the underlying business decision of First Data to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion or view as to what the value of Fiserv common stock actually would be when issued or the prices at which First Data common stock or Fiserv common stock would trade at any time, including following announcement or completion of the merger. BofA Merrill Lynch did not take into account any feature of the First Data common stock other than the economic rights attaching to such stock. BofA Merrill Lynch also did not express any opinion or view with respect to, and BofA Merrill Lynch relied, at the direction of First Data, upon the assessments of representatives of First Data regarding, legal, regulatory, accounting, tax and similar matters relating to First Data or the merger, as to which matters BofA Merrill Lynch understood that First Data obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, First Data imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in “The Merger—Opinion of First Data’s Financial Advisor—Summary of Material First Data Financial Analyses” and “The Merger—Opinion of First Data’s Financial Advisor—Summary of Material Fiserv Financial Analyses” beginning on page 106 and page 109, respectively, represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the First Data board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material First Data Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for First Data and the following three publicly traded companies engaged in the merchant acquiring business:

•	Worldpay, Inc.

•	Global Payments Inc.

•	Total System Services, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on January 15, 2019, of the selected publicly traded companies as a multiple of calendar years 2019 and 2020 estimated earnings per share, plus tax-effected amortization of intangibles, stock-based compensation expense and non-recurring items, which we refer to as adjusted EPS in this “The Merger—Opinion of First Data’s Financial Advisor” section. The overall low to high calendar year 2019 estimated adjusted EPS multiples observed for the selected publicly traded companies were 17.3x to 18.5x (with an average of 17.8x and a median of 17.4x), and the overall low to high calendar year 2020 estimated adjusted EPS multiples observed for the selected publicly traded companies were 14.7x to 16.0x (with an average of 15.3x and a median of 15.2x). BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on January 15, 2019 plus debt, less cash and cash equivalents, as a multiple of calendar year 2019 and 2020 estimated EBITDA, adjusted by adding back stock-based compensation and non-recurring items (referred to in this “The Merger—Opinion of First Data’s Financial Advisor” section, as so adjusted, as adjusted EBITDA). The overall low to high calendar year 2019 adjusted EBITDA multiples observed for the selected publicly traded companies were 13.1x to 15.4x (with an average of 14.3x and a median of 14.3x), and the overall low to high calendar year 2020 adjusted EBITDA multiples observed for the selected publicly traded companies were 12.1x to 13.6x (with an average of 12.9x and a median of 12.9x). BofA Merrill Lynch noted that the observed ranges of adjusted EPS multiples and adjusted EBITDA multiples for the selected publicly traded companies were higher than those observed with respect to First Data, that First Data had an NTM estimated adjusted EPS multiple that, for the period ended January 15, 2019, was 7.3x and 8.3x lower than the one year average and the average since the date of the pricing of the First Data IPO, respectively, for the selected publicly traded companies, and that First Data had an NTM estimated adjusted EBITDA multiple that, for the period ending January 15, 2019, was 4.1x and 2.2x lower than the one year average and the average since the date of the pricing of the First Data IPO, respectively, for the selected publicly traded companies. BofA Merrill Lynch then applied calendar year 2019 adjusted EPS multiples of 10.5x to 17.5x, derived from the applicable multiple with respect to First Data and the selected publicly traded companies and based on BofA Merrill Lynch’s professional judgment and experience, to First Data’s calendar year 2019 estimated diluted net income per share of $1.65 per share to determine indicative per share equity values, and applied calendar year 2019 adjusted EBITDA multiples of 9.5x to 14.0x, derived from the applicable multiple with respect to First Data and the selected publicly traded companies and based on BofA Merrill Lynch’s professional judgment and experience, to First Data’s calendar year 2019 estimated segment EBITDA of $3,561 million to determine enterprise values, from which BofA Merrill Lynch subtracted estimated net debt as of December 31, 2018 of $17,428 million to calculate indicative aggregate equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of First Data were based on the First Data prospective financial information used by BofA Merrill Lynch described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129. This analysis indicated the following approximate implied per share equity value reference ranges for First Data (rounded to the nearest $0.25), as compared to the per share price of First Data common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Ranges for First Data		Per Share Price Implied by Merger Consideration
2019E P/EPS	2019E EV/EBITDA
$17.25 - $29.00	$17.00 - $33.00	$22.74

No company used in this analysis is identical or directly comparable to First Data. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which First Data was compared.

Selected Precedent Transactions Analysis

BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 16 selected transactions involving companies in the payment processing services and financial technology industries:

Acquirer	Target
Francisco Partners	Verifone Systems, Inc.
Silver Lake & P2 Capital Partners	Blackhawk Network Holdings, Inc.
Hellman & Friedman LLC	Nets A/S
The Blackstone Group L.P./CVC Capital Partners	Paysafe Group plc
Global Payments Inc.	ACTIVE Network
Paysafe Group plc	Merchant’s Choice Payment Solutions
Vantiv, Inc.	Worldpay, Group plc
First Data Corporation	CardConnect Corp.
Vista Equity Partners	DH Corporation
Total System Services, Inc.	TransFirst Inc.
Global Payments, Inc.	Heartland Payment Systems, Inc.
WEX Inc.	Electronic Funds Source LLC
Advent International Corporation, Bain Capital LLC & Clessidra Societa Di Gestione Del Risparmio S.P.A.	Istituto Centrale delle Banche Popolari Italiane S.p.A.
Optimal Payments PLC	Skrill Group
Vista Equity Partners	TransFirst, Inc.
FleetCor Technologies, Inc.	Comdata Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company, computed as the aggregate consideration payable in the selected transaction, plus debt, less cash and cash equivalents of the target company, as a multiple of the target company’s estimated adjusted EBITDA for the 12 months preceding the announcement date, referred to as LTM adjusted EBITDA (except with respect to the Global Payments Inc./ACTIVE Network transaction, for which such data was not available). The overall low to high estimated LTM adjusted EBITDA multiples for the selected transactions were 9.6x to 19.8x (with an average of 14.1x and a median of 13.5x). BofA Merrill Lynch then applied 2018 estimated LTM adjusted EBITDA multiples of 10.0x to 14.5x, derived from the selected transactions to First Data’s calendar year 2018 estimated segment EBITDA of $3,265 million to determine enterprise values and based on BofA Merrill Lynch’s professional judgment and experience, from which BofA Merrill Lynch subtracted estimated net debt as of December 31, 2018 of $17,428 million to derive equity values. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of First Data were based on the First Data prospective financial information used by BofA Merrill Lynch described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129. This analysis indicated the following approximate implied per share equity value reference ranges for First Data (rounded to the nearest $0.25), as compared to the per share price of First Data common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Ranges for First Data	Per Share Price Implied by Merger Consideration
$15.75 - $30.50	$22.74

No company, business or transaction used in this analysis is identical or directly comparable to First Data or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which First Data and the merger were compared.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of First Data to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows and the net operating loss tax savings that First Data was forecasted to generate during calendar years 2019 through 2021 based on the First Data prospective financial information used by BofA Merrill Lynch described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129 and net operating loss estimates. BofA Merrill Lynch calculated terminal values for First Data by applying terminal growth rates of 2.0% to 2.5%, based on BofA Merrill Lynch’s professional judgment and experience, to First Data’s calendar year 2021 estimated normalized unlevered free cash flow. The cash flows, net operating loss tax savings and terminal values were then discounted to present value as of December 31, 2018, assuming a mid-year convention for cash flows and terminal values and end-of-year convention for net operating loss tax savings, using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of First Data’s weighted average cost of capital, derived using the capital asset pricing model and BofA Merrill Lynch’s professional judgment and experience. From the resulting enterprise values, BofA Merrill Lynch deducted estimated net debt as of December 31, 2018 of $17,428 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for First Data (rounded to the nearest $0.25) as compared to the per share price of First Data common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Ranges for First Data	Per Share Price Implied by Merger Consideration
$18.25 - $37.25	$22.74

Summary of Material Fiserv Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for Fiserv and the following two publicly traded companies in the payment processing services and financial technology solutions industry:

•	Fidelity National Information Services, Inc.

•	Jack Henry & Associates, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on January 15, 2019, of the selected publicly traded companies as a multiple of calendar years 2019 and 2020 estimated adjusted EPS. The overall low to high calendar year 2019 estimated adjusted EPS multiples observed for the selected publicly traded companies were 17.9x to 30.3x (with an average of 24.1x and a median of 24.1x), and the overall low to high calendar year 2020 estimated adjusted EPS multiples observed for the selected publicly traded companies were 15.6x to 28.0x (with an average of 21.8x and a median of 21.8x). BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on January 15, 2019, plus debt, less cash and cash equivalents, as a multiple of calendar years 2019 and 2020 estimated adjusted EBITDA. The overall low to high calendar year 2019 adjusted EBITDA multiples observed for the selected publicly traded companies were 12.6x to 17.0x (with an average of 14.8x and a median of 14.8x), and the overall low to high calendar year 2020 adjusted EBITDA multiples observed for the selected publicly traded companies were 12.0x to 15.6x (with an average of 13.8x and a median of 13.8x). BofA Merrill Lynch then applied calendar year 2019 adjusted EPS multiples of 18.0x to 24.0x, derived from the selected publicly traded companies and based on BofA Merrill Lynch’s professional judgment and experience, to Fiserv’s calendar year 2019 estimated adjusted earnings per share of $3.67 per share to determine indicative per share equity values, and applied calendar year 2019 adjusted EBITDA multiples of 13.0x to 17.0x, derived from the selected publicly traded companies and based on BofA Merrill Lynch’s professional judgment and experience, to Fiserv’s calendar year 2019 estimated adjusted EBITDA of $2,415 million to determine enterprise values, from which BofA Merrill Lynch subtracted estimated debt, net of investments in affiliates and cash, as of December 31, 2018 of $5,562 million to derive equity values. Estimated financial data of Fiserv were based on the Fiserv prospective financial information used by BofA Merrill Lynch described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 130. This analysis indicated the following approximate implied per share equity value reference ranges for Fiserv (rounded to the nearest $0.25) as compared to the closing price of Fiserv common stock on January 15, 2019:

Implied Per Share Equity Value Reference Ranges for Fiserv		Closing Trading Price of Fiserv Common Stock on January 15, 2019
2019E P/EPS	2019E EV/EBITDA
$66.00 - $88.00	$65.50 - $90.00	$75.04

No company used in this analysis is identical or directly comparable to Fiserv. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Fiserv was compared.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of Fiserv to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that Fiserv was forecasted to generate during calendar years 2019 through 2023 based on the Fiserv prospective financial information used by BofA Merrill Lynch described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by BofA Merrill Lynch and Evercore.” BofA Merrill Lynch calculated terminal values for Fiserv by applying terminal growth rates of 2.5% to 3.0%, based on BofA Merrill Lynch’s professional judgment and experience, to Fiserv’s calendar year 2023 estimated normalized unlevered free cash flow. The cash flows and terminal values were then discounted to present value as of December 31, 2018, assuming a mid-year convention, using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of Fiserv’s weighted average cost of capital derived using the capital asset pricing model and BofA Merrill Lynch’s professional judgment and experience. From the resulting enterprise values, BofA Merrill Lynch deducted estimated net debt as of December 31, 2018 of $5,562 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Fiserv (rounded to the nearest $0.25) as compared to the closing price of Fiserv common stock on January 15, 2019:

Implied Per Share Equity Value Reference Ranges for Fiserv	Closing Trading Price of Fiserv Common Stock on January 15, 2019
$58.25 - $100.00	$75.04

Relative Financial Analyses

Implied Exchange Ratio Analyses

Utilizing the implied per share equity value reference ranges derived for First Data and Fiserv described above by dividing the low endpoint and the high endpoint of the per share equity reference range derived for First Data by the high endpoint and the low endpoint of the per share equity reference range derived for Fiserv, respectively, without taking into account the potential pro forma financial effect of cost savings, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges for First Data		Discounted Cash Flow	Exchange Ratio
2019E P/EPS	2020E EV/EBITDA
0.196x - 0.439x	0.189x - 0.504x	0.183x - 0.640x	0.303x

Has/Gets Analysis

BofA Merrill Lynch performed a has/gets analysis to calculate the theoretical change in value for First Data stockholders resulting from the merger based on a comparison of (i) the pro forma ownership by First Data stockholders of the combined company following the merger, and (ii) the 100% ownership by First Data stockholders of the First Data common stock on a stand-alone basis. For First Data on a stand-alone basis, BofA Merrill Lynch used the reference range obtained in its discounted cash flow analysis described above under “The Merger—Opinion of First Data’s Financial Advisor—Summary of Material First Data Financial Analyses—Discounted Cash Flow Analysis.” BofA Merrill Lynch then performed the same analysis with respect to the combined company on a pro forma basis, giving effect to the merger. For the pro forma analyses, BofA Merrill Lynch used, as applicable, the same ranges of perpetuity growth rates and discount rates as it had used for its analysis of First Data and Fiserv on a stand-alone basis. BofA Merrill Lynch also used a low to high range for the approximate net present value of cost savings to the combined company of $7,782 million to $12,586 million, obtained assuming perpetuity growth rates of 2.0% to 2.5%, a discount rate range of 7.0% to 9.0%, a reduction in the present value of net operating loss tax savings of between $44 million and $53 million and decreased cash from the merger to the combined company of $444 million. This analysis yielded the following implied per share equity value reference ranges for First Data common stock on a stand-alone basis and for the combined company:

Per Share Equity Value Reference Ranges for First Data Stockholders
Stand-Alone	Pro Forma
$18.25 - $37.25	$21.10 - $38.50

BofA Merrill Lynch also performed a has/gets analysis to compare (i) the present value of one share of First Data common stock on a stand-alone basis without giving effect to the merger and (ii) the present value of the 0.303 share of Fiserv common stock comprising the exchange ratio on a pro forma combined basis following the merger. For the stand-alone analysis, BofA Merrill Lynch applied First Data’s adjusted EPS multiple of 11.1x, based on its common stock price as of January 15, 2019 and financial analyst consensus estimates, to First Data’s estimated 2021 diluted net income per share. For the pro forma analysis, BofA Merrill Lynch applied a weighted average pro forma adjusted EPS multiple of 17.1x, based on the prices of First Data common stock and Fiserv common stock as of January 15, 2019 and financial analyst consensus estimates for First Data and Fiserv (weighted based on the market value of equity of First Data and Fiserv as of January 15, 2019), to the pro forma estimated 2021 earnings of the combined company following the merger, based on the First Data prospective financial information used by BofA Merrill Lynch and the Fiserv prospective financial information used by BofA Merrill Lynch and assuming, at the direction of First Data management, (A) $125 million of incremental innovation spending and (B) run-rate cost savings of $900 million in 2021. In each case, BofA Merrill Lynch discounted values to present value as of January 15, 2019, using a discount rate of 9.0% selected by BofA Merrill Lynch, based on an estimate of Fiserv’s and First Data’s cost of equity derived using the capital asset pricing model. This analysis indicated an approximate implied value creation of 45.0% between the present value of one share of First Data common stock of $20.82 and the implied pro forma present value of $30.17.

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

historical trading prices of First Data common stock during the period from the pricing of the First Data IPO on October 14, 2015 until January 15, 2019, which ranged from $8.67 to $26.24 and Fiserv common stock during the same period, which ranged from $43.42 to $82.38;

•	the relationship between movements in First Data common stock and Fiserv common stock during the period from the pricing of the First Data IPO on October 14, 2015 until January 15, 2019;

•

publicly available financial analyst perspectives on (i) First Data, which generally indicated low to high price targets of First Data common stock of approximately $20.00 to $35.00 and (ii) Fiserv, which generally indicated low to high price targets of Fiserv common stock of approximately $71.00 to $95.00;

•

the potential pro forma financial effect of the merger on Fiserv’s calendar years 2019 through 2021 estimated adjusted EPS (with estimated financial data of Fiserv based on the Fiserv prospective financial information and estimated financial data of First Data based on the First Data prospective financial information), which analysis indicated that the merger could result in accretion to Fiserv’s estimated adjusted EPS for calendar years 2019 through 2021; and

•

an analysis to compare (i) the present value of one share of Fiserv common stock on a stand-alone basis without giving effect to the merger (determined by applying Fiserv’s adjusted EPS multiple of 20.4x, based on its common stock price as of January 15, 2019, to its estimated 2021 adjusted EPS (based on the Fiserv prospective financial information), and (ii) the present value of one share of Fiserv common stock on a pro forma combined basis following the merger (determined by applying a weighted average pro forma adjusted EPS multiple of 17.1x, based on the prices of First Data common stock and Fiserv common stock as of January 15, 2019 and financial analyst consensus estimates for First Data and Fiserv (weighted based on the market value of equity of First Data and Fiserv as of January 15, 2019), to the pro forma estimated 2021 earnings of the combined company following the merger (based on the First Data prospective financial information and the Fiserv prospective financial information), assuming (A) $125 million of incremental innovation spending and (B) run-rate cost savings of $900 million in that year (as directed by First Data management), in each case, discounted to present value as of January 15, 2019 (using a discount rate of 9.0% selected by BofA Merrill Lynch, based on an estimate of First Data’s and Fiserv’s cost of equity derived using the capital asset pricing model) indicating approximate implied value creation of 23.2% as between the present value of one share of Fiserv common stock on a stand-alone basis of $80.85, and the implied present value of one share of Fiserv common stock on a pro forma basis of $99.58.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “The Merger—Opinion of First Data’s Financial Advisor—Summary of Material First Data Financial Analyses” and “The Merger—Opinion of First Data’s Financial Advisor—Summary of Material Fiserv Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the First Data board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Data and Fiserv. The estimates of the future performance of First Data and Fiserv in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to the holders of First Data common stock of the merger consideration to be received by such holders and were provided to the First Data board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of First Data or Fiserv.

The type and amount of consideration payable in the merger was determined through negotiations between First Data and Fiserv, rather than by any financial advisor, and was approved by the First Data board. The decision to enter into the merger agreement was solely that of the First Data board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the First Data board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the First Data board or management with respect to the merger or the merger consideration.

First Data has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $40 million, $2 million was payable upon delivery of its opinion and a significant portion of which is contingent upon completion of the merger. First Data also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of First Data, KKR & Co., Fiserv and certain of their respective affiliates and portfolio companies of such affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to First Data and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner for certain equity offerings by First Data, (ii) having acted or acting as book runner and arranger for, and a lender under, certain credit facilities and letters of credit of First Data and certain of its affiliates, (iii) having provided or providing certain derivatives and foreign exchange trading services to First Data and certain of its affiliates and (iv) having provided or providing certain treasury and management services and products to First Data and certain of its affiliates. In addition, Bank of America, N.A., an affiliate of BofA Merrill Lynch, is party to a joint venture alliance with First Data known as Bank of America Merchant Services. From January 1, 2017 through December 31, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from First Data and its affiliates (except as described in the immediately following paragraph) of approximately $40 million for investment, corporate banking, and other financial services.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner for, and/or lender under, certain credit facilities, leasing facilities and letters of credit of KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. (including in connection with the financing for various acquisition transactions), (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by KKR &

Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. (including for the initial public offerings of the common stock of certain affiliates of KKR & Co. and certain portfolio companies of affiliates of KKR & Co.), (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services to KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. and (v) having provided or providing certain treasury and trade services and products to KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. From January 1, 2017 through December 31, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from KKR & Co., certain of its affiliates and certain portfolio companies of affiliates of KKR & Co. (excluding First Data and its subsidiaries) of approximately $140 million for investment, corporate banking, and other financial services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Fiserv and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner for a debt offering by Fiserv, (ii) having acted or acting as book runner, arranger, syndication agent for, and a lender under, certain credit facilities, leasing facilities and letters of credit of Fiserv and certain of its affiliates, (iii) having provided or providing certain foreign exchange trading services to Fiserv and certain of its affiliates and (iv) having provided or providing certain treasury and management services and products to Fiserv and certain of its affiliates. From January 1, 2017 through December 31, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from Fiserv and its affiliates of approximately $20 million for investment, corporate banking, and other financial services.

Opinion of First Data Independent Directors’ Financial Advisor

At a meeting of the First Data board held on January 16, 2019, Evercore rendered to the First Data independent directors its oral opinion, subsequently confirmed in writing, that as of January 16, 2019 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of First Data common stock, other than Fiserv and its affiliates.

The full text of the written opinion of Evercore, dated January 16, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex G to this joint proxy and consent solicitation statement/prospectus and is incorporated by reference in its entirety into this joint proxy and consent solicitation statement/prospectus. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the First Data independent directors in connection with their evaluation of the proposed merger. The opinion does not constitute a recommendation to the First Data board or the First Data independent directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of First Data common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to First Data, nor does it address the underlying business decision of First Data to engage in the proposed merger.

In connection with rendering its opinion Evercore had, among other things:

•	reviewed certain publicly available business and financial information relating to First Data and Fiserv that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to First Data and Fiserv prepared and furnished to Evercore by the managements of First Data and Fiserv, respectively;

•	reviewed certain non-public projected financial data relating to First Data and Fiserv prepared and furnished to Evercore by the managements of First Data and Fiserv, respectively, described in “The

Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” and “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129 and page 130, respectively;

•

reviewed the cost savings and revenue synergies, estimated to result from the proposed merger and the amounts, the timing and cost of realization of, and ongoing expenses associated with, such synergies, in each case, as estimated and furnished to Evercore by the managements of First Data and Fiserv, as described in “The Merger—Certain Estimated Potential Synergies Attributable to the Merger” beginning on page 130, which we refer to in this “The Merger—Opinion of First Data Independent Director’s Financial Advisor” section as the estimated synergies;

•

discussed the past and current operations, financial projections and current financial condition of each of First Data and Fiserv with the managements of First Data and Fiserv (including their views on the risks and uncertainties of achieving such projections);

•

reviewed the amount, timing and use of certain U.S. federal tax attributes of First Data, which we refer to as the First Data tax attributes, as estimated and furnished to Evercore by the management of First Data;

•	reviewed the reported prices and the historical trading activity of each of the First Data Class A common stock and the Fiserv common stock;

•

compared the financial performance of each of First Data and Fiserv and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of First Data and the valuation multiples relating to the proposed merger with those of certain other transactions that Evercore deemed relevant;

•

reviewed the potential pro forma financial impact of the proposed merger on the future financial performance of the combined company based on the projected financial data relating to each of First Data and Fiserv referred to above, including the projected cost savings, the First Data tax attributes and other strategic benefits and the amount and timing of realization thereof, anticipated by the managements of First Data and Fiserv to be realized from the proposed merger;

•	reviewed the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to First Data and Fiserv referred to above as well as the estimated synergies and the First Data tax attributes, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the managements of First Data or Fiserv, as applicable, as to the future financial performance of First Data and Fiserv as well as the cost savings and the First Data tax attributes, including the amount, cost to achieve and timing of the realization of such cost savings and the amount, timing and use of such First Data tax attributes. Evercore expressed no view as to any projected financial data relating to First Data or Fiserv, the estimated synergies, the First Data tax attributes or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement in all material respects and that all conditions to the completion of the proposed merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the completion of the proposed merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on First Data or the completion of the merger or materially reduce the benefits of the proposed merger to the holders of shares of First Data common stock of the proposed merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of First Data, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of First Data under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of January 16, 2019, and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the exchange ratio to the holders of shares of First Data common stock, other than Fiserv and its affiliates. Evercore did not express any view on, and its opinion does not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of First Data or Fiserv, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of First Data, or any class of such persons, whether relative to the exchange ratio or otherwise. Evercore assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to First Data, nor does it address the underlying business decision of First Data to engage in the proposed merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of First Data’s common stock or any business combination or other extraordinary transaction involving First Data. Evercore’s opinion does not constitute a recommendation to the First Data board or the First Data independent directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of First Data common stock should vote or act in respect of the proposed merger. Evercore expresses no opinion as to the price at which shares of First Data common stock or Fiserv common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by First Data and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the First Data independent directors on January 16, 2019, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 15, 2019, and is not necessarily indicative of current market conditions.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

First Data Valuation

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate ranges of implied present values per share of First Data common stock as of January 1, 2019 utilizing estimates of the stand-alone, unlevered, after-tax free cash flows First Data was expected to generate over the period from 2019 through 2021 based on the First Data prospective financial information used by Evercore as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129.

For purposes of its discounted cash flow analyses, unlevered free cash flow was defined as earnings before interest, taxes and amortization, less stock based compensation expense, less taxes, plus depreciation, less capital expenditures, plus other non-cash items, less changes in net working capital.

Evercore calculated ranges of terminal values for First Data by applying an assumed perpetuity growth rate range of 2.0% to 3.0% to the estimate of terminal year unlevered free cash flow reflected in the projected financial data as provided to Evercore by the management of First Data.

Evercore then discounted First Data’s projected, unlevered free cash flows over the period from 2019 through 2021 and the ranges of terminal values for First Data it calculated, in each case, to present value as of January 1, 2019 using discount rates ranging from 7.5% to 8.5% and mid-year discounting convention, to derive ranges of implied enterprise values for First Data. The discount rates were based on Evercore’s judgment of the estimated range of First Data’s weighted average cost of capital. Evercore then added to the ranges an implied present value as of January 1, 2019 of First Data’s cash tax savings attributed to its U.S. federal net operating losses for the period from 2019 through 2023 that it derived taking into account the amount of such net operating losses and estimated use as provided by First Data management and applying a discount rate of 8.0%, deducted First Data’s net debt (calculated as total debt less available cash and cash equivalents) as of December 31, 2018, as provided by First Data management, and divided the results by the fully diluted outstanding shares of First Data common stock calculated based on information provided to Evercore by First Data management to derive a range of implied equity values per share of First Data common stock of $18.92 to $33.77.

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of First Data to corresponding financial multiples and ratios for the following selected publicly traded companies in the merchant acquiring/payment services industry:

•	Global Payments Inc.,

•	Total System Services, Inc. and

•	Worldpay, Inc.

Although none of these companies is directly comparable to First Data, Evercore selected these companies based on its professional judgment because they are merchant acquiring/payment services companies with business characteristics that, for purposes of its analysis, Evercore considered similar to the business characteristics of First Data.

For First Data and each of the selected companies identified above, Evercore calculated enterprise value (calculated as equity market capitalization plus total debt, less available cash and cash equivalents, and, with respect to the selected companies only, less investments in affiliates, plus minority interest) as a multiple of (i) estimated segment revenue for First Data and estimated revenue for the selected companies for calendar years 2019 and 2020, and (ii) estimated segment EBITDA for First Data and estimated adjusted EBITDA for the selected companies for calendar years 2019 and 2020. The financial multiples and ratios for the selected companies were based on closing share prices as of January 15, 2019, financial data as reflected in the most recent public filings made by such company and consensus estimates for 2019 and 2020 obtained from publicly available equity research analysts’ projections made available by FactSet as of January 15, 2019. The financial multiples and ratios of First Data were based on the closing price of shares of First Data common stock as of January 15, 2019, financial data as provided by First Data management and approved for use by Evercore and (i) the projected financial data for 2019 and 2020 reflected in the First Data prospective financial information (referred to in the table below across from the heading “Derived from Management Projections”), and (ii) consensus estimates for First Data for 2019 and 2020 obtained from publicly available equity research analysts’ projections provided by FactSet as of January 15, 2019 (referred to in the table below across from the heading “Derived from Analyst Consensus”). The estimated 2019 and 2020 segment EBITDA for First Data as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129 and the estimated 2019 and 2020 adjusted EBITDA for the selected companies used for purposes of this analysis did not reflect any deduction for the estimated cost of stock-based compensation.

The results of these calculations were as follows:

Company	Enterprise Value / Revenue		Enterprise Value / Adj. EBITDA(1)
	2019E	2020E	2019E	2020E
Selected Companies
Global Payments Inc.	5.2x	4.8x	14.7x	13.2x
Total System Services, Inc.	4.7x	4.4x	13.2x	12.2x
Worldpay, Inc.	7.8x	7.1x	15.4x	13.6x
Median	5.2x	4.8x	14.7x	13.2x

First Data
Derived from Management Projections	3.8x	3.5x	9.7x	8.8x
Derived from Analyst Consensus	3.9x	3.7x	10.1x	9.4x

(1)	Excludes stock-based compensation expense.

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied (i) an enterprise value to revenue multiple reference range of 3.9x to 4.7x to First Data management’s estimate of 2019 segment revenue for First Data, (ii) an enterprise value to adjusted EBITDA multiple reference range of 10.0x to 13.0x to First Data management’s estimate of 2019 segment EBITDA for First Data, (iii) an enterprise value to revenue multiple reference range of 3.7x to 4.3x to First Data management’s estimate of 2020 segment revenue for First Data and (iv) an enterprise value to adjusted EBITDA multiple reference range of 9.5x to 12.0x to First Data management’s estimate of 2020 segment EBITDA for First Data, in each case, to derive ranges of implied enterprise values for First Data. Evercore then deducted from the ranges of implied enterprise values First Data management’s estimate of First Data’s net debt (calculated as total debt less available cash and cash equivalents) as of December 31, 2018, and divided the results by the fully diluted outstanding shares of First Data common stock calculated based on information provided to Evercore by First Data management, to derive a range of implied equity values per share of First Data common stock.

The results of these calculations were as follows:

Multiple	Metric	Implied Equity Value Range Per Share
Enterprise Value / 2019E Revenue	2019E Segment Revenue	$18.73 - $26.11
Enterprise Value / 2019E Adj. EBITDA(1)	2019E Segment EBITDA	$18.67 - $29.44
Enterprise Value / 2020E Revenue	2020E Segment Revenue	$19.19 - $25.10
Enterprise Value / 2020E Adj. EBITDA(1)	2020E Segment EBITDA	$20.12 - $29.94

(1)	Excludes stock-based compensation expense.

Precedent Transaction Analysis

Evercore reviewed publicly available information related to selected precedent acquisition transactions involving companies in the merchant acquiring/payment services industry announced since 2007. For each selected precedent transaction, Evercore calculated the implied enterprise value (based on the consideration paid in the applicable transaction, as obtained from publicly available resources) as a multiple of (i) LTM revenue for the target company and (ii) LTM EBITDA for the target company, unless otherwise noted, in each case, at the time of the announcement of the applicable transaction as reflected in publicly available resources. The selected precedent transactions reviewed by Evercore and the implied enterprise value to LTM revenue multiples and enterprise value to LTM EBITDA multiples calculated by Evercore with respect to those target companies were:

Date Announced	Target	Acquiror	Enterprise Value / LTM Revenue Multiples	Enterprise Value / LTM EBITDA Multiples
Dec-17	Cayan LLC	Total System Services, Inc.	7.0x	23.3x
Apr-18	Verifone Systems, Inc.	Francisco Partners Management, L.P.	1.8x	12.3x
Jan-18	Blackhawk Network Holdings, Inc.	Silver Lake Group, L.L.C. & P2 Capital Partners, L.L.C.	3.4x	15.8x
Sep-17	Nets A/S	Hellman & Friedman LLC	5.4x	15.0x
Jul-17	Worldpay Group plc	Vantiv, Inc.	9.4x	18.6x
May-17	CardConnect Corp.	First Data Corporation	4.6x	19.8x
Jan-16	TransFirst Holdings Corp.	Total System Services, Inc.	NA	15.7x
Dec-15	Heartland Payment Systems, Inc.	Global Payments Inc.	5.4x	19.5x
Mar-15	Skrill Group Limited	Optimal Payments plc	3.7x	13.7x
Aug-14	Comdata, Inc.	FleetCor Technologies, Inc.	5.9x	~12.0x
May-14	Mercury Payment Systems, LLC	Vantiv, Inc.	7.0x	17.7x
Mar-14	Nets Holding A/S	Advent International plc, Bain Capital Europe, L.L.P. & ATP	2.3x	11.7x
Aug-13	Skrill Group Limited	CVC Capital Partners Limited	3.0x	12.0x
Feb-13	Netspend Holdings, Inc.	Total System Services, Inc.	4.0x	14.6x
Jul-12	Merchant eSolutions, Inc.	Cielo S.A.	5.4x	12.0x
Aug-10	WorldPay Limited	Advent International Corp. & Bain Capital LLC	4.6x	NA
Apr-07	First Data Corporation	Kohlberg Kravis Roberts & Co. L.P.	5.1x	16.3x
Mean			4.9x	15.6x
Median			4.8x	15.3x
High			9.4x	23.3x
Low			1.8x	11.7x

Although none of the target companies above is directly comparable to First Data and none of the precedent transactions is directly comparable to the merger, Evercore selected these transactions based on its professional judgment because they involve target companies that are merchant acquiring and/or payment services companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of First Data.

Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore (i) selected a reference range of enterprise value to revenue multiples of 3.0x to 5.5x and applied this range of multiples to First Data’s estimated segment revenue for 2018 as provided in the First Data prospective financial information used by Evercore described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by

BofA Merrill Lynch and Evercore” beginning on page 129, and (ii) selected a reference range of enterprise value to EBITDA multiples of 10.0x to 16.5x and applied this range of multiples to First Data’s estimated segment EBITDA for 2018 as provided in the First Data prospective financial information used by Evercore described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 129, in each case, to calculate an implied enterprise value for First Data. Evercore then deducted from the ranges of implied enterprise values First Data management’s estimate of First Data’s net debt (calculated as total debt less available cash and cash equivalents) as of December 31, 2018, and divided the results by the fully diluted outstanding shares of First Data common stock calculated based on information provided to Evercore by First Data management, to derive a range of implied equity values per share of First Data common stock.

The results of the calculations were as follows:

Multiple	Metric	Implied Equity Value Range Per Share
Enterprise Value / Revenue	2018 Segment Revenue	$8.86 - $30.78
Enterprise Value / EBITDA	2018 Segment EBITDA	$15.69 - $37.09

Other First Data Analysis

The analysis and data described below were presented to the First Data independent directors for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.

Premia Paid Analyses

Evercore reviewed and analyzed premia paid in all-stock, mergers-of-equals transactions of more than $1 billion involving U.S.-based companies over the period from December 31, 2008 to December 31, 2018. Based on its professional judgment and experience and the premia reviewed in the selected transactions, Evercore applied reference ranges of premia of 0.0% to 5.0% to the volume weighted average price over the five-trading-day period ended January 15, 2019 of the shares of First Data common stock. This analysis implied a per share equity value reference range of approximately $17.40 to $18.27 for First Data.

Evercore also reviewed and analyzed premia paid in strategic acquisitions of more than $10 billion involving U.S.-based target companies over the period from December 31, 2008 to December 31, 2018 (excluding mergers-of-equals transactions, distressed sales, spin-offs or split-offs, and go-private transactions). Based on its professional judgment and experience and the premia reviewed and analyzed in the selected transactions, Evercore applied reference ranges of premia of 10.0% to 35.0% to the volume weighted average price over the five-trading-day period ended January 15, 2019 of the shares of First Data common stock. This analysis implied a per share equity value reference range of approximately $19.14 to $23.49 for First Data.

Analysts’ Price Targets

Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of January 15, 2019, noting that the low and high share price targets ranged from $20.00 to $30.00 for First Data Class A common stock.

52-Week Trading Range Analysis

Evercore reviewed historical trading prices of First Data Class A common stock during the 52-week period ended January 15, 2019, noting that low and high closing prices during such period ranged from $14.99 to $26.24 per share of First Data Class A common stock.

Fiserv Valuation

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate ranges of implied present values per share of Fiserv common stock as of January 1, 2019 utilizing estimates of the stand-alone, unlevered, after-tax free cash flows Fiserv was expected to generate over each of (i) the period from 2019 through 2021 (referred to in this “The Merger—Opinion of First Data Independent Directors’ Financial Advisor” section, as so adjusted, as the three-year case), and (ii) the period from 2019 through 2023 (referred to in this “The Merger—Opinion of First Data Independent Directors’ Financial Advisor” section, as so adjusted, as the five-year case), in each case, based on the Fiserv prospective financial information used by Evercore as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 130.

For purposes of its discounted cash flow analyses, unlevered free cash flow was defined as earnings before interest, taxes and amortization, less stock-based compensation expense, less cash taxes, plus depreciation, less capital expenditures, less changes in net working capital.

Evercore calculated ranges of terminal values for Fiserv, under each of the three-year case and five-year case, by applying an assumed perpetuity growth rate range of 2.0% to 3.0% to the estimates of terminal year unlevered free cash flow.

Evercore then discounted Fiserv’s projected, unlevered free cash flows over the period from 2019 through 2021 for the three-year case and over the period from 2019 through 2023 for the five-year case, and the ranges of terminal values for Fiserv it calculated for each of the three-year case and five-year case, in each case, to present value as of January 1, 2019 using discount rates ranging from 7.0% to 8.0%, to derive ranges of implied enterprise values for Fiserv under each scenario. The discount rates were based on Evercore’s judgment of the estimated range of Fiserv’s weighted average cost of capital. Evercore then deducted from the ranges Fiserv’s net debt (calculated as total debt less available cash and cash equivalents) as of December 31, 2018, as provided by Fiserv management and approved for Evercore’s use by First Data management, and added investments in affiliates, and divided the results by the fully diluted outstanding shares of Fiserv common stock calculated based on information provided to Evercore by Fiserv management and approved for Evercore’s use by First Data management, to derive a range of implied equity values per share of Fiserv common stock as follows:

Scenario	Implied Per Share Equity Value Reference Ranges
Three-Year Case	$60.25 - $95.05
Five-Year Case	$65.57 - $101.24

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of Fiserv to corresponding financial multiples and ratios for the following selected publicly traded companies in the bank core processing industry:

•	Fidelity National Information Services, Inc., and

•	Jack Henry & Associates, Inc.

Although none of these companies is directly comparable to Fiserv, Evercore selected these companies based on its professional judgment because they are bank core processing companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of Fiserv.

For Fiserv and each of the selected companies identified above, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, less available cash and cash equivalents, less investments in affiliates, plus minority interest) as a multiple of (i) estimated revenue for calendar years 2019 and 2020, and (ii) estimated adjusted EBITDA for calendar years 2019 and 2020. For Fiserv and each of the selected companies identified above, Evercore also calculated the closing share prices as of January 15, 2019 as a multiple of estimated 2019 and 2020 earnings per share. The financial multiples and ratios for the selected companies and Fiserv were based on closing share prices as of January 15, 2019, and consensus estimates for 2019 and 2020 obtained from publicly available equity research analysts’ projections provided by FactSet as of January 15, 2019. The estimated 2019 and 2020 adjusted EBITDA and earnings per share for Fiserv and the selected companies used for purposes of this analysis reflected a deduction for the estimated cost of stock-based compensation.

The results of these calculations were as follows:

Company	Enterprise Value / 2019E Revenue	Enterprise Value / 2020E Revenue	Enterprise Value / 2019E Adj. EBITDA	Enterprise Value / 2020E Adj. EBITDA	Price / 2019E Earnings	Price / 2020E Earnings
Fiserv, Inc.	6.1x	5.7x	15.2x	14.1x	21.4x	19.1x

Selected Companies
Fidelity National Information Services, Inc.	5.0x	4.9x	13.0x	12.4x	18.7x	16.3x
Jack Henry & Associates, Inc.	6.0x	5.6x	17.7x	16.2x	32.7x	29.8x
Median (Selected Companies)	5.5x	5.2x	15.3x	14.3x	25.7x	23.0x

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied (i) an enterprise value to revenue multiple reference range of 5.0x to 6.0x to Fiserv management estimate of 2019 revenue for Fiserv, (ii) an enterprise value to adjusted EBITDA multiple reference range of 14.0x to 16.0x to Fiserv management’s estimate of 2019 adjusted EBITDA for Fiserv, (iii) an enterprise value to revenue multiple reference range of 4.7x to 5.7x to Fiserv management estimate of 2020 revenue for Fiserv and (iv) an enterprise value to adjusted EBITDA multiple reference range of 13.0x to 15.0x to Fiserv management’s estimate of 2020 adjusted EBITDA for Fiserv, in each case, to derive ranges of implied enterprise values for Fiserv. Evercore then deducted from the ranges of implied enterprise values Fiserv management’s estimate of Fiserv’s net debt (calculated as total debt less available cash and cash equivalents), less investments in affiliates as of December 31, 2018 and divided the result by the number of fully diluted outstanding shares of common stock of Fiserv, calculated based on information provided by Fiserv management and approved by First Data for use by Evercore, to derive implied per share equity value reference ranges for Fiserv.

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore also applied (i) a price to earnings per share multiple reference range of 20.0x to 30.0x to Fiserv management’s estimate of 2019 adjusted net income for Fiserv and (ii) a price to earnings per share multiple reference range of 16.0x to 25.0x to Fiserv management’s estimate of 2020 adjusted net income for Fiserv, and divided the result by the number of fully diluted outstanding shares of common stock of Fiserv, calculated based on the Fiserv prospective financial information used by Evercore as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Stand-Alone Fiserv Prospective Financial Information Used by BofA Merrill Lynch and Evercore” beginning on page 130, to derive implied per share equity value reference ranges for Fiserv.

The implied per share equity value reference ranges derived by Evercore for the shares of Fiserv common stock based on this analysis are set forth below:

Multiple	Metric	Implied Equity Value Range Per Share
Enterprise Value / 2019E Revenue	2019E Revenue	$59.61 - $74.32
Enterprise Value / 2019E Adj. EBITDA(1)	2019E Adj. EBITDA(1)	$70.61 - $82.69
Price / 2019E Adj. EPS(1)	2019E Adj. Net Income(1)	$67.99 - $101.99
Enterprise Value / 2020E Revenue	2020E Revenue	$58.95 - $74.45
Enterprise Value / 2020E Adj. EBITDA(1)	2020E Adj. EBITDA(1)	$71.30 - $84.41
Price / 2020E Adj. EPS(1)	2020E Adj. Net Income(1)	$60.99 - $95.30

(1)	Includes stock-based compensation expense.

Other Fiserv Analysis

The analysis and data described below were presented to the First Data independent directors for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.

Selected Analyst Price Targets

Evercore reviewed publicly available share price targets of selected research analysts’ estimates known to Evercore as of January 15, 2019, noting that the low and high share price targets ranged from $71.00 to $95.00 for the shares of Fiserv common stock.

52-Week Trading Range Analysis

Evercore reviewed historical trading prices of Fiserv common stock during the 52-week period ended January 15, 2019, noting that low and high closing prices during such period ranged from $64.59 to $82.38 per share of Fiserv common stock.

Transaction Valuation

Exchange Ratio Summary

Evercore used the per share equity value reference ranges it derived for each of First Data and Fiserv under each of the discounted cash flow analyses (for Fiserv only under the three-year case) and trading multiples analyses as described above to calculate the implied exchange ratios for each respective analyses by dividing the lowest respective per share equity value for First Data common stock by the highest respective per share equity value for Fiserv common stock for the low end of the implied exchange ratio range, and dividing the highest respective per share equity value for First Data common stock by the lowest respective per share equity value for Fiserv common stock for the high end of the implied exchange ratio range.

The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Exchange Ratio Reference Range
Discounted Cash Flow Analysis	0.199x - 0.560x
Enterprise Value / 2019E Revenue	0.252x - 0.438x
Enterprise Value / 2019E Adj. EBITDA	0.226x - 0.417x
Enterprise Value / 2020E Revenue	0.258x - 0.426x
Enterprise Value / 2020E Adj. EBITDA	0.238x - 0.420x

Evercore compared the results of the exchange ratio analysis to the exchange ratio, noting that the exchange ratio was within each of the implied exchange ratio ranges derived by Evercore from the aforementioned analyses.

Evercore also analyzed the implied exchange ratios resulting from the premiums paid analyses, the analysts’ price targets analysis and the 52-week trading range analysis described above and presented such analysis to the First Data independent directors for informational and reference purposes only. The results did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion. The implied exchange ratios resulting from the analysts’ price targets analysis and the 52-week trading range analysis were derived in the same manner previously described. To derive the implied exchange ratio range based on the premiums paid analyses, Evercore used the lowest per share equity value for First Data derived in each such analysis for the low end of the implied exchange ratio range, and the highest per share equity value for First Data derived in each such analysis for the high end of the implied exchange ratio range, and divided such low and high end values by the volume weighted average price over the five-trading-day period ended January 15, 2019 of Fiserv common stock as of January 15, 2019.

The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Exchange Ratio Reference Range
Premiums Paid Analysis—mergers-of-equals transactions > $1 billion	0.235x - 0.247x
Premiums Paid Analysis—all stock strategic acquisitions > $10 billion	0.259x - 0.317x
Analysts’ Price Targets Analysis	0.211x - 0.423x
52-Week Trading Range Analysis	0.182x - 0.406x

Evercore compared the results of the exchange ratio analysis to the exchange ratio, noting that the exchange ratio was within or higher than each of the implied exchange ratio ranges derived by Evercore from the aforementioned analyses.

Illustrative Discounted Cash Flow “Has-Gets” Analysis

Evercore also reviewed the implied per share equity value of First Data on a pro forma basis giving effect to the proposed merger based on a discounted cash flow analysis. In performing this analysis, Evercore assumed an 8.0% discount rate based on First Data’s estimated weighted average cost of capital and 2.5% perpetuity growth rate for First Data and a 7.5% discount rate based on Fiserv’s estimated weighted average cost of capital and 2.5% perpetuity growth rate for Fiserv’s three-year case, which were based, in each case, on Evercore’s professional judgment and experience. The pro forma implied equity value per share was equal to the quotient obtained by dividing (i) 42.5% (First Data stockholders’ pro forma ownership of the combined company based on the exchange ratio) multiplied by an amount equal to the sum of (A) First Data’s stand-alone discounted cash flow implied equity value using the projected financial data as provided to Evercore by the management of First Data, (B) Fiserv’s stand-alone discounted cash flow implied equity value for the three-year case using the projected financial data as provided to Evercore by the management of Fiserv and approved for Evercore’s use by First Data, (C) the net present value of the estimated cost savings of approximately $9,462 million (assuming transaction close of June 30, 2019) based on the estimated cost savings (net of any costs to achieve the estimated cost savings as well as innovation spend) and a 7.75% discount rate (based on Evercore’s judgment of the estimated weighted average cost of capital of the combined company on a pro-forma basis, giving effect to the proposed merger) and 2.0% perpetuity growth rate, (D) transaction costs, and (E) value change on First Data’s net operating losses as a result of a transaction, by (ii) the fully diluted outstanding shares of First Data common stock calculated based on information provided to Evercore by First Data management. The analysis excluded the net present value of revenue synergies. Evercore’s discounted cash flow “has-gets” analysis resulted in an implied per share equity value for First Data on a pro forma basis of $27.59 per share of First Data common stock compared to the $17.54 per share of First Data common stock as of January 15, 2019.

Evercore also performed for informational and reference purposes only the Discounted Cash Flow “Has-Gets” Analysis described above including the net present value of revenue synergies of approximately $2,564 million based on the estimated revenue synergies (net of any operating costs, provided by management) and a 7.75% discount rate (based on Evercore’s judgment of the estimated weighted average cost of capital of the combined company on a pro-forma basis, giving effect to the proposed merger) and 2.0% perpetuity growth rate. The results did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion. Evercore’s discounted cash flow “has-gets” analysis including net present value of revenue synergies resulted in an implied per share equity value for First Data on a pro forma basis (based on pro-forma ownership of 42.5%) of $28.71 per share of First Data common stock compared to the $17.54 per share of First Data common stock as of January 15, 2019.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the evaluation of the proposed merger by the First Data independent directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of First Data common stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of First Data or its advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the First Data independent directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of shares of First Data common stock, other than Fiserv and its affiliates. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by a Fairness Opinion Committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with First Data and the First Data independent directors, Evercore received a retainer fee of $4 million for its services upon execution of its engagement letter with the First Data independent directors, and an opinion fee of $2 million in respect of its opinion upon the rendering of its opinion. Neither the retainer fee nor the opinion fee were contingent upon the completion of the proposed merger or the conclusions reached in Evercore’s opinion. First Data has also agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses (including reasonable outside legal fees, expenses and disbursements) and to indemnify Evercore for certain liabilities arising out of its engagement.

During the two-year period prior to the date of its written opinion, Evercore provided financial advisory services to KKR & Co. and its affiliates and their portfolio companies, for which Evercore received fees of approximately

$54.9 million and reimbursement of expenses. Except as described above, during the two-year period prior to the date of its written opinion, no material relationship existed between Evercore and its affiliates and Fiserv or First Data and their respective affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. In the future, Evercore may provide financial or other services to First Data, Fiserv, KKR & Co. and their respective affiliates, and, as applicable, portfolio companies of such affiliates, and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of First Data, Fiserv, KKR & Co. and their respective affiliates, and, as applicable, portfolio companies of such affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The First Data independent directors engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Unaudited Prospective Financial Information

Fiserv and First Data do not, as a matter of course, make public long-term projections as to their respective future revenues, earnings or other financial results due to, among other reasons, the unpredictability and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections. Although in the view of the Fiserv management and the First Data management the unaudited prospective financial information described below and the estimated synergies described in “Certain Estimated Potential Synergies Attributable to the Merger” beginning on page 130, in each case, as directed or prepared to be used by J.P. Morgan, BofA Merrill Lynch and Evercore, were used or prepared on a reasonable basis, neither Fiserv nor First Data endorses unaudited prospective financial information or estimated synergies as a reliable indication of future results. Fiserv and First Data are including herein (i) certain unaudited prospective financial information reflecting certain publicly available equity research analysts’ consensus financial forecasts with respect to Fiserv and First Data, which we refer to as the street prospective financial information, (ii)(A) certain unaudited prospective financial information extrapolated from street prospective financial information by the Fiserv management with respect to Fiserv and First Data and (B) certain unaudited prospective financial information prepared by the First Data management with respect to First Data, which we collectively refer to as the management prospective financial information. The unaudited prospective financial information included herein is being provided solely because J.P. Morgan, BofA Merrill Lynch and Evercore each considered certain portions of such information in connection with the delivery of their respective fairness opinions in connection with the merger, as described herein, and is not being provided for other purposes.

The street prospective financial information with respect to each of Fiserv and First Data reflects publicly available equity research analysts’ consensus financial forecasts from FactSet data as of January 15, 2019. The street prospective financial information with respect to Fiserv was provided to J.P. Morgan, BofA Merrill Lynch and Evercore with the understanding that such information would be used in their respective financial analyses. The street prospective financial information with respect to First Data was provided to J.P. Morgan with the understanding that such information would be used in J.P. Morgan’s financial analyses, in part because it was more conservative then the prospective financial information prepared by First Data management. Equity research analysts’ consensus financial forecasts with respect to Fiserv and First Data may have changed since the date of such forecasts noted above.

The management prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Fiserv’s and First Data’s businesses, all of which are difficult to predict and many of which are beyond a party’s control.

The unaudited prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the unaudited prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such information, including the various risks set forth in Fiserv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in First Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in other documents that are incorporated by reference herein. Furthermore, you should read and consider risk factors specific to First Data’s business that will also affect Fiserv after the completion of the merger. These risks are set forth in First Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in other documents that are incorporated by reference herein. See also “Risk Factors” beginning on page 43, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55, and “Where You Can Find More Information” beginning on page 235. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The unaudited prospective financial information cannot be considered a reliable predictor of future results and should not be relied upon as such. In addition, because the unaudited prospective financial information covers multiple years, such information by its nature becomes less reliable with each successive year.

In the view of the Fiserv management and the First Data management, (i) the accompanying street prospective financial information of Fiserv or First Data, as applicable, as directed to be used, were reasonable to be used on the date of the respective opinions of J.P. Morgan, BofA Merrill Lynch and Evercore and (ii) the accompanying management prospective financial information of Fiserv or First Data, as applicable, was prepared on a reasonable basis, reflected, at the time the management prospective financial information was prepared, the best available estimates and judgments, and presented, to the best of the applicable management’s knowledge and belief at the time the management prospective financial information was prepared, the expected course of action and the expected future financial performance of Fiserv or First Data, as applicable.

The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, nor does it take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context. The unaudited prospective financial information considers the companies on a stand-alone basis and does not take into account the effect of the merger and in no event should the aggregate of any of the unaudited prospective financial information of Fiserv and First Data be considered unaudited prospective financial information of Fiserv after the merger. See “Risk Factors—Risks Relating to the Merger” beginning on page 43 for an analysis of the potential adverse effect that the announcement and pendency of the merger may have on Fiserv’s and First Data’s respective businesses, financial conditions, results of operations, business prospects or stock prices.

The unaudited prospective financial information was used or prepared, as applicable, solely for use in connection with evaluating the merger and not with a view toward public disclosure or soliciting proxies, nor was it used or prepared, as applicable, with a view toward compliance with the published guidelines of the SEC regarding projections and the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Fiserv’s nor First Data’s independent registered public accounting firms, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited prospective financial information.

The inclusion of the unaudited prospective financial information herein will not be deemed an admission or representation by Fiserv or First Data that they are viewed by Fiserv or First Data as material information of Fiserv (either before or after the merger) or First Data. Such information is not included herein in order to induce or otherwise influence any holder of Fiserv common stock to vote in favor of or any First Data common stock to consent to the proposals submitted to such holder in connection with this joint proxy and consent solicitation statement/prospectus. Neither Fiserv nor First Data intends to, has any duty to, or will update or otherwise revise

(i) the street prospective financial information to reflect any changes in equity research analysts’ consensus financial forecasts since January 15, 2019 or (ii) the management prospective financial information to reflect circumstances existing since their preparation, to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Certain Stand-Alone First Data Prospective Financial Information Used by J.P. Morgan

The following table presents certain unaudited prospective financial information with respect to First Data used by J.P. Morgan at Fiserv’s direction in performing its financial analyses with respect to First Data as described in “The Merger—Opinion of Fiserv’s Financial Advisor” beginning on page 93, which we refer to as the First Data prospective financial information used by J.P. Morgan. The First Data prospective financial information used by J.P. Morgan reflects street prospective financial information for calendar years 2018 through 2020, as extrapolated by the Fiserv management for the NTM as well as for calendar years 2021 through 2023, and was approved for use by J.P. Morgan by the Fiserv management.

(in millions, except per share data)	2018E	2019E(1)	NTM	2020E(1)	2021E	2022E	2023E
Unlevered free cash flow(2)	N/A	$1,769	N/A	$1,965	$2,071	$2,185	$2,304
Adjusted EBITDA (including stock-based compensation expense)(3)	$3,009	$3,193	N/A	$3,504	$3,696	$3,900	$4,114
Segment adjusted EBITDA (including stock-based compensation expense)(4)
Global Business Solutions	N/A	N/A	$1,900	N/A	N/A	N/A	N/A
Global Financial Solutions/Network and Security Solutions	N/A	N/A	$1,300	N/A	N/A	N/A	N/A

(1)

The financial analyses performed by J.P. Morgan assumed a reduction in value to First Data’s net operating losses resulting from limitations on the future utilization of such net operating losses pursuant to Section 382 of the Code. Based on information provided by Fiserv management, J.P. Morgan assumed that the limitation on First Data’s net operating losses would be $2,046 million for each of the calendar years of 2019 and 2020. Under this assumption, it is expected that First Data’s net operating losses would be fully utilized by the end of calendar year 2020.

(2)

Unlevered free cash flow is a non-GAAP measure, which is calculated as EBITDA (including stock-based compensation expense) adjusted for, as applicable, amortization of acquisition-related intangibles, capital expenditures and changes in net working capital.

(3)

Adjusted EBITDA is a non-GAAP measure, which is calculated as EBITDA (including stock-based compensation expense) adjusted for non-wholly owned entities, amortization of acquisition-related intangibles, deferred financing costs, and non-recurring items.

(4)

Segment NTM adjusted EBITDA is a non-GAAP measure, which is calculated as EBITDA (including stock-based compensation expense) for the applicable segment, adjusted for non-wholly owned entities, amortization of acquisition-related intangibles, deferred financing costs, and non-recurring items, with corporate expenses and stock-based compensation expense allocated to each segment proportionally.

Certain Stand-Alone Fiserv Prospective Financial Information Used by J.P. Morgan

The following table presents certain unaudited prospective financial information with respect to Fiserv used by J.P. Morgan at Fiserv’s direction in performing its financial analyses with respect to Fiserv as described in “The Merger—Opinion of Fiserv’s Financial Advisor” beginning on page 93, which we refer to as the Fiserv prospective financial information used by J.P. Morgan. The Fiserv prospective financial information used by J.P. Morgan reflects street prospective financial information calendar years 2019 and 2020, as extrapolated by the

Fiserv management for calendar years 2021 through 2023, and was approved for use by J.P. Morgan by the Fiserv management.

(in millions, except per share data)	2019E	2020E	2021E	2022E	2023E
Unlevered free cash flow(1)	$1,518	$1,697	$1,830	$1,963	$2,104
Adjusted EBITDA(2)	$2,339	$2,532	$2,713	$2,897	$3,092
Earnings per share(3)	$3.51	N/A	N/A	N/A	N/A

(1)

Unlevered free cash flow is a non-GAAP measure, which is calculated as EBITDA (including stock-based compensation expense), adjusted for, as applicable, amortization of acquisition-related intangibles, capital expenditures and changes in net working capital.

(2)

Adjusted EBITDA is a non-GAAP measure, which is calculated as EBITDA (including stock-based compensation expense) adjusted for non-wholly owned entities, amortization of acquisition-related intangibles, deferred financing costs, and non-recurring items.

(3)	Earnings per share is calculated as GAAP net income (including stock-based compensation expense), divided by the number of diluted shares of Fiserv common stock issued and outstanding.

Certain Stand-Alone First Data Prospective Financial Information Used by BofA Merrill Lynch and Evercore

The following table presents certain unaudited prospective financial information with respect to First Data used by BofA Merrill Lynch in performing its financial analyses with respect to First Data as described in “The Merger—Opinion of First Data’s Financial Advisor” beginning on page 103, which we refer to as the First Data prospective financial information used by BofA Merrill Lynch, and by Evercore in performing its financial analyses with respect to First Data as described in “The Merger—Opinion of First Data Independent Director’s Financial Advisor” beginning on page 114, which we refer to as the First Data prospective financial information used by Evercore. Such First Data prospective financial information reflects management prospective financial information for calendar years 2018 through 2021, as provided by the First Data management, and was approved for each of BofA Merrill Lynch’s and Evercore’s use by the First Data management.

(in millions, except per share data)	2018E	2019E	2020E	2021E
Segment revenue(1)	$8,658	$9,146	$9,763	$10,447
Segment EBITDA(2)	$3,265	$3,561	$3,899	$4,268
Adjusted net income(3)	N/A	$1,603	$1,868	$2,224
Diluted net income per share(4)	N/A	$1.65	$1.90	$2.23

(1)

Segment revenue is a non-GAAP measure used by First Data management. Segment revenue reflects the proportionate share of First Data’s results in investments in businesses accounted for under the equity method and consolidated subsidiaries with non-controlling ownership interests. In addition, segment revenue is adjusted to exclude revenue from reimbursable items.

(2)

Segment EBITDA is a non-GAAP measure used by First Data management. Segment EBITDA includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to non-controlling interests, other operating expenses, net, other income (expense), and stock based compensation expense.

(3)

Adjusted net income is a non-GAAP financial measure used by First Data management. Adjusted net income excludes amortization of acquisition-related intangibles, stock-based compensation, restructuring costs, certain discrete tax items, and other items affecting comparability.

(4)

Diluted net income per share is a non-GAAP financial measure used by First Data management. Diluted net income per share is equal to adjusted net income divided by weighted average shares outstanding. Weighted average shares outstanding utilized in the calculation of diluted net income per share excludes potentially dilutive securities whose effect would have been antidilutive.

Certain Stand-Alone Fiserv Prospective Financial Information Used by BofA Merrill Lynch and Evercore

The following table presents certain unaudited prospective financial information with respect to Fiserv used by BofA Merrill Lynch in performing its financial analyses with respect to Fiserv as described in “The Merger—Opinion of First Data’s Financial Advisor” beginning on page 103, which we refer to as the Fiserv prospective financial information used by BofA Merrill Lynch, and by Evercore in performing its financial analyses with respect to Fiserv as described in “The Merger—Opinion of First Data Independent Director’s Financial Advisor” beginning on page 114, which we refer to as the Fiserv prospective financial information used by Evercore. Such Fiserv prospective financial information reflects street prospective financial information for calendar years 2019 and 2020, as extrapolated by the Fiserv management for calendar years 2021 through 2023, and was approved for each of BofA Merrill Lynch’s and Evercore’s use by the First Data management.

(in millions, except per share data)	2019E	2020E	2021E	2022E	2023E
Revenue	$5,882	$6,201	$6,542	$6,902	$7,282
Adjusted EBITDA (excluding stock-based compensation expense)(1)	$2,415	$2,622	$2,799	$2,987	$3,188
Adjusted EBITDA (including stock-based compensation expense)(2)	$2,339	$2,532	$2,713	$2,897	$3,092
Adjusted net income (including stock-based compensation expense)(3)	$1,360	$1,525	N/A	N/A	N/A
Adjusted earnings per share (excluding stock-based compensation expense)(4)	$3.67	$4.11	N/A	N/A	N/A

(1)

Adjusted EBITDA (excluding stock-based compensation expense) is a non-GAAP measure, which, as used by BofA Merrill Lynch in its financial analyses, is calculated as EBITDA, adjusted to exclude stock-based compensation expense.

(2)

Adjusted EBITDA (including stock-based compensation expense) is a non-GAAP measure, which, as used by Evercore in its financial analyses, is calculated as EBITDA, adjusted for acquisition-related intangible amortization and merger costs and severance costs.

(3)

Adjusted net income is a non-GAAP measure, which, as used by Evercore in its financial analyses, is calculated as GAAP net income (including stock-based compensation expense), adjusted for merger and integration costs, severance costs, amortization of acquisition-related intangible assets, loss on early debt extinguishment, tax impact on adjustments, any tax benefits and one-time gains and losses.

(4)

Adjusted earnings per share is a non-GAAP measure used by BofA Merrill Lynch in its financial analyses. Adjusted earnings per share excludes amortization of acquisition-related intangibles, stock-based compensation and non-recurring items.

Certain Estimated Potential Synergies Attributable to the Merger

Fiserv’s management and First Data’s management jointly prepared and provided to their respective boards of directors and to their respective financial advisors estimates of $500 million of run-rate revenue synergies and $900 million of run-rate cost synergies to be realized by the combined company over five years following the completion of the merger. The estimated synergies assumed that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the completion of the merger. In addition, the analysis for estimated synergies assumes an aggregate pre-tax cash investment of approximately $1 billion (excluding transaction-related costs) over three years and approximately $375 million of innovation spend over five years to achieve the estimated synergies. The estimated revenue synergies are expected to come primarily from the distribution of merchant bank acquiring services, expanded payments offerings and network innovation and integrated sales. The estimated cost synergies are expected to come primarily from cost savings in technology infrastructure, operational synergies and elimination of duplicative corporate structures.

See the section above entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 126 for further information regarding the uncertainties underlying the estimated synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 55 and 43, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

Interests of Certain Fiserv Directors and Executive Officers in the Merger

In considering the recommendation of the Fiserv board that the Fiserv shareholders vote “FOR” the Fiserv share issuance proposal and “FOR” the Fiserv adjournment proposal, Fiserv shareholders should be aware that the executive officers and directors of Fiserv have interests in the merger that may be different from, or in addition to, the interests of Fiserv shareholders generally. The Fiserv board was aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that Fiserv shareholders approve the Fiserv share issuance proposal.

The closing of the transactions contemplated by the merger agreement will not constitute a “change in control” under the compensation arrangements in which Fiserv’s executive officers and directors participate, except as described below for the Fiserv Nonqualified Deferred Compensation Plan. Following the closing, equity awards granted to Fiserv’s executive officers and directors under the Fiserv, Inc. Amended and Restated 2007 Omnibus Incentive Plan, which is referred to as the 2007 Plan, will remain outstanding and continue to be governed by the same terms and conditions that applied prior to the transaction. Any unvested equity awards held by Fiserv directors who cease to serve on the Fiserv board following the closing may vest and up to the balance of the annual retainer may be paid, in either case, subject to the approval of the compensation committee of the Fiserv board. The estimated aggregate value of the unvested equity awards and remaining annual retainer balances that could reasonably be expected to be accelerated and paid to the Fiserv directors if the merger were completed on March 1, 2019 is approximately $1.1 million, assuming a per share price of Fiserv common stock of $76.73 (the approximate average closing price over the first five business days following the announcement of the parties’ entry into the merger agreement).

Under Fiserv’s compensation arrangements, including the 2007 Plan, and the Key Executive Employment and Severance Agreements with each of Fiserv’s executive officers, a “change in control” of Fiserv generally will occur if (i) any person becomes the beneficial owner of securities representing 20% or more of Fiserv’s outstanding shares of common stock or combined voting power (excluding any securities acquired directly from Fiserv pursuant to express authorization by the Fiserv board), (ii) incumbent Fiserv directors (and other directors approved by a two-thirds vote of the incumbent directors) cease to constitute a majority of the Fiserv board, provided that individuals appointed to the Fiserv board pursuant to the terms of an agreement relating to a merger, consolidation or share exchange will not be considered “incumbent” for these purposes until after such individuals are nominated for election by a vote of at least two-thirds of the then incumbent directors and are thereafter elected as directors at an annual meeting of Fiserv’s shareholders held following the completion of such merger, consolidation or share exchange, (iii) Fiserv shareholders approve a merger, consolidation or share exchange with any other corporation (including the approval of an issuance of voting securities in connection therewith) and, following such transaction, the Fiserv shares cease to represent at least 50% of the combined voting power of the surviving entity or parent thereof outstanding immediately after such merger, consolidation or share exchange or (iv) Fiserv shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of its assets.

Fiserv maintains the Fiserv, Inc. Nonqualified Deferred Compensation Plan, which permits the deferral of base salary, commissions and other cash amounts earned by employees, including the executive officers of Fiserv. Deferred amounts are fully vested and generally paid out in the year elected by a participant or upon his or her separation from service, with accelerated distribution for certain types of accounts upon a “change in control” as defined in the plan. The closing of the transactions contemplated by the merger agreement will constitute a “change in control” for purposes of this plan and, as a result, participant’s vested accounts will be distributed in accordance with deferral elections on file. The aggregate value of the account balance in such plan held by Fiserv executive officers as a group as of March 1, 2019 was $831,137.

A complete description of the estimated potential payments due to Fiserv’s named executive officers in connection with a change in control that occurs after the closing of the transactions contemplated by the merger agreement is set forth in Fiserv’s 2018 Proxy Statement filed on Schedule 14A under the heading “Potential Payments Upon Termination or Change in Control.”

It is expected that Fiserv and First Data will use reasonable best efforts to mutually agree upon a leadership incentive plan to provide for cash and equity incentive compensation to be awarded to eligible employees following the closing. However, as of the date of this joint proxy and consent solicitation statement/prospectus, no Fiserv executive officer has been granted a post-closing integration equity award. It is also expected that Fiserv and First Data will establish a retention program for the benefit of each organization’s respective employees. As of the date of this joint proxy and consent solicitation statement/prospectus, no Fiserv executive officers have been granted an award under the retention program.

Additionally, Fiserv may have discussions with certain of its executive officers regarding post-closing roles for such executive officers within the combined company and may enter into agreements outlining separation entitlements for those officers who are not expected to stay with the combined company following the closing. As of the date of this joint proxy and consent solicitation statement/prospectus, no such arrangements with Fiserv executive officers have been entered into. Fiserv’s executive officers were granted performance share units in 2017 and 2018 which vest between 0% to 200% of the target award based on cumulative annual internal revenue growth and, in the case of the 2018 performance share units, total shareholder return, over a three-year performance period. Subject to the approval of the compensation committee of the Fiserv board, the outstanding performance share units may be adjusted to take into account the merger, including by adjusting the applicable performance metrics, truncating the applicable performance period, converting the performance share units into a time-based award and/or accelerating the payout of the award. As of the date of this joint proxy and consent solicitation statement/prospectus, the compensation committee of the Fiserv board has not made any determinations pertaining to the outstanding performance share units. The aggregate number of shares issuable at target under these awards are: Mr. Yabuki, 28,616; Mr. Hau, 19,456; Mr. Ernst, 10,544, Mr. McGranahan, 29,964; Mr. Vielehr, 43,987; and all other executive officers as a group (two officers), 14,512.

The existing agreements with Fiserv’s executive officers will continue to govern each officer’s entitlement to severance benefits. Accordingly, under the terms of his employment agreement with Fiserv, in the event of a termination of his employment without cause or for good reason, Mr. Yabuki is entitled to receive (i) a lump sum payment equal to five and one-half times his current annual base salary, (ii) full vesting of all equity awards, (iii) a lump sum payment equal to any earned but unpaid cash incentive compensation, and (iv) up to two years of continued medical and dental coverage for Mr. Yabuki and his family. Upon a termination of employment other than for cause, each of Messrs. Hau, McGranahan and Vielehr is entitled to severance in the amount of 12 months of base salary and the acceleration of certain sign-on equity awards, and Ms. McCreary is entitled to severance in the amount of 12 months of base salary and a bonus, prorated for the year in which her termination occurs, as well as the acceleration of certain sign-on equity awards. Ms. McCreary is also entitled to such amounts upon her resignation upon Fiserv’s material breach of her employment agreement. Upon a termination of employment, Mr. Schultz may be eligible for severance benefits according to the Fiserv Severance Pay Plan.

The merger agreement provides that, at the effective time, Mr. Yabuki will continue to serve as the chief executive officer of Fiserv and will become the chairman of the Fiserv board. In addition, certain members of the Fiserv board and certain executive officers of Fiserv may serve as members of the combined company board or executive officers of the combined company following the effective time, as more fully described in “The Merger—Governance of the Combined Company” beginning on page 140.

Interests of Certain First Data Directors and Executive Officers in the Merger

In considering the recommendation of the First Data board that First Data stockholders “CONSENT” to the First Data merger proposal and “CONSENT” to the First Data compensation proposal, First Data stockholders should be aware that the executive officers and directors of First Data have interests in the merger that may be different from, or in addition to, the interests of First Data stockholders generally. The First Data board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the First Data stockholders adopt the merger agreement.

Treatment of First Data Equity Awards

First Data Time-Vesting IPO Awards

At the effective time, the First Data equity awards granted at or before the time of the First Data IPO that are subject to time-based vesting, which we refer to as time-vesting IPO awards, will, automatically and without any action on the part of the holder thereof, accelerate in full in accordance with their terms, except for the time-vesting IPO awards held by the First Data CEO, which will be converted into Fiserv equity awards in a manner consistent with the First Data equity awards granted after the First Data IPO. Each restricted share and restricted stock unit award that is a time-vesting IPO award will be settled in shares of Fiserv common stock based on the exchange ratio, and each time-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

First Data Performance-Vesting IPO Awards

At the effective time, the First Data equity awards granted at the time of the First Data IPO that are subject to vesting solely upon achievement of a $32 price per share of First Data common stock, which we refer to as performance-vesting IPO awards, will be converted into an equity award denominated in shares of Fiserv common stock and will remain eligible to vest upon satisfaction of an adjusted performance condition based on a target price per share of Fiserv common stock equal to the existing First Data target price divided by the exchange ratio. Each restricted share and restricted stock unit award that is a performance-vesting IPO award will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each performance-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio. As converted, the performance-vesting IPO awards will continue to be governed by the same terms and conditions as were applicable prior to the effective time.

First Data Awards Granted After the IPO

At the effective time, any other First Data equity awards, whether vested or unvested, will automatically and without any action on the part of the holder thereof, be converted into equity awards denominated in shares of Fiserv common stock and will continue to be governed by the same terms and conditions as were applicable prior to such time. Each such restricted share and restricted stock unit award that was granted after the First Data IPO will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each such stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

Any First Data equity award that is converted into a Fiserv equity award, which we refer to as converted equity awards, other than the converted performance-vesting IPO awards, will be subject to “double-trigger” vesting in the event of an involuntary termination that would result in the payment of severance benefits under the First

Data severance policy or other applicable agreement. In addition, such converted equity awards will be subject to “double-trigger” vesting in the event an employee resigns due to a material diminution in duties, responsibilities, base salary or annual incentive compensation opportunity, but the First Data CEO has the sole right to determine whether there has been any such termination due to such material diminution with respect to any First Data employee (other than certain senior management employees of First Data), subject to an aggregate dollar cap.

First Data Employee Stock Purchase Plan

Prior to the effective time, First Data is required to take all actions that may be necessary or required under the ESPP to ensure that no offering period will be authorized or commenced after the date of the merger agreement and the ESPP shall terminate in its entirety at the effective time.

Notwithstanding the treatment of First Data equity awards described above, to the extent that any First Data equity award granted on or after the date of the merger agreement expressly provides for treatment in connection with the effective time that is different from the treatment described above, or as mutually agreed by the parties to the merger agreement and the holder of a First Data equity award, in each case, the terms of such equity award will control.

For an estimate of the amounts that would be realized by each of First Data’s named executive officers in respect of their unvested First Data equity awards, see “The Merger—Interests of Certain First Data Directors and Executive Officers—Quantification of Potential Payments to First Data’s Named Executive Officers in Connection with the Merger” beginning on page 138. The estimated aggregate amount that would be realized by the 11 First Data executive officers who are not named executive officers in respect of their unvested First Data awards that are outstanding on March 1, 2019 if the merger were to be completed on July 1, 2019 on a “single-trigger” basis is $59,996,322. In the event such executive officers experience a qualifying termination in connection with the merger, such executive officers would realize an additional $9,114,415 on a “double-trigger” basis in connection with the accelerated vesting of the remaining portion of their First Data equity awards. The amounts in this paragraph were determined using a price per share of First Data common stock of $22.58 and as a result, performance-vesting awards were assumed to be forfeited because the applicable target price performance condition would not have been achieved at the time of termination. These amounts are based on multiple assumptions, which may or may not be accurate on the relevant date, and do not reflect certain compensation actions that may occur before the effective time.

First Data 2008 Non-Employee Director Deferred Compensation Plan

Certain of First Data’s directors have account balances under the First Data 2008 Non-Employee Director Deferred Compensation Plan. During the 30 days preceding or the 12 months following the effective time, the compensation and benefits committee of the First Data board may exercise its discretion to terminate such plan and distribute the account balance of each participant in full within 12 months after such termination. The aggregate value of the account balances in such plan held by First Data directors as of March 1, 2019 was $3,093,712 assuming a share price of First Data common stock of $22.58 per share.

First Data Severance/Change in Control Policy

Each executive officer of First Data, including Himanshu A. Patel, Guy Chiarello and Christopher Foskett, is eligible for benefits under the First Data severance/change in control policy, which we refer to as the First Data severance policy. Mr. Bisignano is not a participant in the First Data severance policy, but certain provisions of the First Data severance policy are incorporated into his employment agreement by reference, subject to certain modifications, as more fully described in “The Merger—Interests of Certain First Data Directors and Executive Officers—Bisignano Employment Agreements” beginning on page 136.

Under the merger agreement, during the two years following the effective time, Fiserv will continue to maintain, without amendment thereto, the First Data severance policy. Under the First Data severance policy, each executive officer of First Data other than Mr. Bisignano will be entitled to the following benefits upon a qualifying termination, which, for purposes of the First Data severance policy, means any involuntary termination other than for cause or disability or any voluntary termination by the executive officer for good reason, following the effective time: (i) First Data severance pay in an amount equal to the sum of (A) the executive officer’s base salary, (B) the annual bonus paid to the executive officer, if any, for the year immediately preceding the year in which the termination date occurs, and (C) a pro-rated annual bonus for the year in which the termination date occurs based on the bonus paid for the immediately preceding year; (ii) up to one year of continued coverage under First Data’s welfare benefits at the same cost to the executive officer as applicable to similarly situated active employees during such period, and to the extent that such executive officer was entitled to receive financial planning benefits prior to the termination date, financial planning benefits for such period; and (iii) any outstanding cash incentive awards held by the executive officer that vest and are payable solely contingent upon continued employment and the passage of time will continue to vest in accordance with their terms. In the plan administrator’s sole discretion, the executive officer may also be eligible for outplacement services selected by First Data.

To receive any of the foregoing cash payments or benefits under the First Data severance policy, the terminated executive officer must sign an agreement and release containing restrictive covenants and a comprehensive release of all claims and continue to comply with applicable restrictive covenants.

The First Data severance policy also provides that in the event that any payments or benefits provided by First Data to an executive officer would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the executive officer with respect to such tax, which such tax, interest and penalties we collectively refer to as the excise tax, the executive officer will be eligible to receive a gross-up payment, provided that, to the extent that such payments and benefits do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, which we refer to as the reduced amount, then no gross-up payment will be made to the executive officer and such payments and benefits will be reduced to the reduced amount. The foregoing provisions regarding the treatment of such excise tax will continue to apply to Mr. Bisignano only with respect to certain payments and benefits provided in connection with the completion of the merger (but not any future change in control transaction), as more fully described in “The Merger—Interests of Certain First Data Directors and Executive Officers—Bisignano Employment Agreements” beginning on page 136.

For an estimate of the value of the payments and benefits described above that would be payable to the First Data named executive officers under the First Data severance policy upon a qualifying termination in connection with the merger, see “The Merger—Interests of Certain First Data Directors and Executive Officers—Quantification of Potential Payments to First Data’s Named Executive Officers in Connection with the Merger” beginning on page 138. The estimated aggregate amount that would be payable to the 11 First Data executive officers who are not named executive officers under the First Data severance policy if the merger were to be completed and they were to experience a qualifying termination on July 1, 2019 is $69,110,737, based on current base salary and 2018 bonus amounts.

Retention Programs

It is expected that Fiserv and First Data will establish a retention program for the benefit of each organization’s respective employees. As of the date of this joint proxy and consent solicitation statement/prospectus, no First Data executive officer has been granted an award under the retention program. It is also expected that Fiserv and First Data will use reasonable best efforts to mutually agree upon a leadership incentive plan to provide for cash and equity incentive compensation to be awarded to eligible employees following the closing. However, as of the date of this joint proxy and consent solicitation statement/prospectus, no First Data executive officer (other than Mr. Bisignano’s initial Fiserv equity awards, as more fully described below in “The Merger—Interests of Certain First Data Directors and Executive Officers—Bisignano Employment Agreements”) is contractually entitled to a post-closing integration award.

Bisignano Employment Agreements

In connection with the entry into the merger agreement, on January 16, 2019, Fiserv and Mr. Bisignano entered into an employment agreement and a Key Executive Employment and Severance Agreement, which we refer to as the KEESA. In connection with entering into the agreements, Mr. Bisignano waived any accelerated vesting of equity awards granted to him by First Data that would have otherwise occurred solely as a result of the completion of the merger, valued at approximately $12 million, as described in “Golden Parachute Compensation” below. Subject to the completion of the merger, the agreements supersede Mr. Bisignano’s current employment agreement with First Data, which was entered into on September 18, 2015. Accordingly, upon the effective time, Mr. Bisignano’s entitlements under his employment agreement with First Data will no longer apply, except as expressly set forth in his Fiserv employment agreement and KEESA, as applicable.

The KEESA provides Mr. Bisignano with potential benefits in connection with a change in control of Fiserv. If the benefits for Mr. Bisignano under the employment agreement are duplicative of the benefits provided under the KEESA, Mr. Bisignano will receive only the most favorable benefits (as determined on a benefit-by-benefit basis).

The employment agreement provides for the following:

•

Mr. Bisignano will serve as Fiserv’s president and chief operating officer beginning at the effective time. The employment agreement provides for an initial term of employment beginning at the effective time and ending two years thereafter, which we refer to as the initial term. The initial term will automatically renew for additional one-year periods, unless either Fiserv or Mr. Bisignano gives written notice of non-renewal at least 90 days prior to expiration.

•

Each year during the term of the employment agreement, Mr. Bisignano’s total targeted compensation will be between $10 million and $15 million, which we refer to as the total target compensation, which includes his base salary of no less than $1.32 million, target annual bonus opportunity and annual long-term equity award grant having a grant date fair value of at least $10 million (less the base salary and annual cash bonus paid with respect to such year). Mr. Bisignano’s target annual bonus opportunity and long-term equity award grants will be made at the same time and on consistent terms as such bonus awards made to other similarly situated executive officers, and will be equitably adjusted downward for any partial year worked.

•	On the closing date, Mr. Bisignano will also receive a one-time payment equal to $9.5 million, which we refer to as the First Data CIC payment.

•

While Mr. Bisignano remains eligible for the tax gross up under the First Data severance policy, the employment agreement limits this gross up to only apply to certain items (in particular, the First Data CIC payment and any of his equity awards outstanding immediately before the effective time) and only to amounts paid in connection with the completion of the merger, but not to any amounts paid in connection with a subsequent change in control transaction.

•

Immediately following the effective time, Mr. Bisignano will receive from Fiserv restricted stock units with a grant date fair value equal to $15 million and performance stock units with a target value equal to $15 million, which we refer to, collectively, as the initial Fiserv equity awards. The restricted stock units will vest in equal installments on each of the first three anniversaries of the effective time based solely on continued employment with Fiserv, and the performance stock units will vest based on the achievement of performance goals and continued employment with Fiserv for three-years following the effective time.

•

In the event (i) Mr. Bisignano’s employment is terminated by Fiserv without “cause” (as defined in the employment agreement), including by reason of a Fiserv non-renewal of the term of the employment agreement, or (ii) Mr. Bisignano resigns for “good reason” (as defined in the employment agreement) or for any reason within the six-month period after the end of the initial term, in each case, subject to the execution of a release of claims in favor of Fiserv, Mr. Bisignano will receive the following severance compensation and benefits: (A) a lump sum cash payment equal to the sum of (1) 5.5 times his then-current base salary and (2) a prorated portion of the cash value of the difference of the total target compensation applicable to the calendar year of termination minus the base salary paid to him for such year, (B) full vesting of all equity and long-term grants and awards with all performance metrics deemed to have been achieved at the “target” level, with any options exercisable for at least one year following termination, but in no event longer than the latest date the option could have been exercised if he had remained employed by Fiserv and (C) reimbursement by Fiserv for any expenses incurred by him for payment of COBRA premiums for two years following the date of termination or until he obtains health care coverage through subsequent employment, whichever is earlier.

The KEESA provides, consistent with the terms of the Key Executive Employment and Severance Agreements with each of Fiserv’s executive officers, for the following:

•

For the three-year period after a change in control of Fiserv (which does not include the completion of the merger), which we refer to as the CIC employment period, Mr. Bisignano will have the same position as he had at the time of the change in control of Fiserv, unless he otherwise agrees in writing. During the CIC employment period, Mr. Bisignano will receive: (i) a base salary of not less than 12 times his highest monthly base salary for the 12-month period immediately before the month in which the change in control of Fiserv occurred or, if higher, a base salary at the rate in effect immediately before the change in control of Fiserv, (ii) a bonus opportunity in an amount no less than the maximum amount Mr. Bisignano was eligible to earn under such prior bonus plan and at a minimum equal to the portion of such maximum prior plan bonus reasonably related to that portion of the performance goals which were achieved, (iii) certain fringe benefits and (iv) other benefits generally provided to Fiserv’s salaried employees and executives.

•

Upon a change in control of Fiserv (which does not include the completion of the merger), all stock options and restricted stock unit awards will fully vest. In addition, if Fiserv terminates Mr. Bisignano other than for death, disability or “cause” (as defined in the KEESA) or Mr. Bisignano resigns for “good reason” (as defined in the KEESA), in each case during the CIC employment period or within 180 days before such change in control if such termination was in anticipation of the change in control, then he will receive: (i) a cash termination payment equal to two times the sum of (A) his base salary and (B) his highest annual cash incentive award during the three completed fiscal years before the change in control of Fiserv, (ii) with respect to each incentive compensation award made to him for all uncompleted periods as of the termination date, a cash payment equal to the value of such award prorated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable), which we refer to as the prorated bonus, and (iii) continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at Fiserv’s expense as in effect at the termination, in addition to outplacement services for up to two years.

•

Under the KEESA, after a change in control of Fiserv, Mr. Bisignano will not be entitled to a gross-up on the excise tax imposed by Section 4999 of the Code, but will instead be subject to a “net better cutback” with respect to such payments. This provision takes effect only after the completion of the merger.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Fiserv will, and will cause the surviving company to, indemnify and hold harmless, to the fullest extent that First Data would be permitted to do so, by applicable law, each present and former (determined as of the effective time) director or officer of First Data and its subsidiaries and any person who, prior to or at the effective time, served at the request of First Data or any of its subsidiaries as a director or officer of another person in which First Data or any of its subsidiaries has an equity investment, in each case, when acting in such capacity, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any action or any other threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising in whole or in part out of, or pertaining to the fact that such is or was serving in such capacity or matters existing or occurring at or prior to the effective time.

In addition, prior to the effective time, Fiserv will, and will cause the surviving corporation to, obtain and fully pay the premium for six-year “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of First Data’s existing directors’ and officers’ insurance policies and First Data’s existing fiduciary liability insurance policies, in each case, from one or more insurance carriers with the same or better credit rating as First Data’s insurance carrier as of the date of the merger agreement with respect to such insurance policies with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as First Data’s existing policies, subject to the premium cap. In lieu of the foregoing, First Data, in consultation with, but only upon the consent of, Fiserv, may (and, at the request of Fiserv, First Data will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under First Data’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 300% of the aggregate annual premium paid by First Data for such insurance, which we refer to as the premium cap.

The First Data indemnified persons described in the first paragraph of this section will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Leadership Following the Merger

Certain members of the First Data board and certain executive officers of First Data may serve as members of the combined company board or executive officers of the combined company following the effective time as more fully described in “The Merger—Governance of the Combined Company” beginning on page 140.

Quantification of Potential Payments to First Data’s Named Executive Officers in Connection with the Merger

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for First Data’s named executive officers based on the merger, assuming the following:

•	that the merger is completed on July 1, 2019 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each such named executive officer experienced a qualifying termination immediately following the completion of the merger and, in each case, executes and does not revoke a release of all claims;

•

a per share price of First Data’s common stock of $22.58, the approximate average closing price per share of First Data common stock over the first five business days following the announcement of the parties’ entry into the merger agreement (i.e., the five business day period beginning January 16, 2019);

•	each such named executive officer’s base salary and annual target bonus remains unchanged from those in place on March 1, 2019; and

•	the First Data equity awards that are outstanding on March 1, 2019.

The amounts do not include Mr. Bisignano’s post-closing compensation entitlements, which are compensation for his post-closing employment and based on his post-closing service and post-closing performance, as more fully described in “The Merger—Interests of Certain First Data Directors and Executive Officers—Bisignano Employment Agreements” beginning on page 136.

The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the effective time. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger and do not reflect any First Data equity or other incentive awards that are expected to vest in accordance with their terms prior to July 1, 2019. The actual amounts payable to First Data’s named executive officers, if any, will depend on whether the named executive officer incurs a qualifying termination, the date of termination of the named executive officer’s employment (if applicable), the manner of termination, and the terms of the plans or agreements in effect at such time. More detail on the included payments and benefits are set forth above in this section.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Frank J. Bisignano	$9,500,000	$137,954,517	—	$326,590	$25,996,963	$173,778,070	*
Himanshu A. Patel	$960,000	$12,243,100	—	$15,883	—	$13,218,983
Guy Chiarello	$1,920,000	$18,765,409	—	$10,137	—	$20,695,546
Christopher Foskett	$860,000	$9,502,334	—	$8,235	—	$10,370,569
Jeffrey M. Shanahan(5)	—	—	—	—	—	—

*

Mr. Bisignano’s amounts in this table are calculated in a manner required by Item 402(t) of Regulation S-K. If Mr. Bisignano continues to remain employed following the completion of the merger as anticipated by the parties and per his new employment agreement with Fiserv, then his total “golden parachute” payments would be limited to $9,826,590 (comprised of the $9,500,000 First Data CIC payment and the $326,590 health and welfare continuation benefits, described below in footnotes 1 and 3, respectively). In that event, the amounts described below in footnotes (2) and (4) are for illustration only.

(1)

For all named executive officers other than Mr. Bisignano, the amounts in this column represent the “double-trigger” amounts to which the named executive officers would be entitled under the First Data severance policy in which the named executive officers participate. For Mr. Bisignano, this column reflects the “single-trigger” First Data CIC payment, but does not include severance entitlements under his employment agreement with Fiserv, which, for purposes of Item 402(t) of Regulation S-K, are considered compensation for his post-closing employment and based on post-closing service. See “The Merger—Interests of Certain First Data Directors and Executive Officers—Bisignano Employment Agreements” beginning on page 136 for a description of the cash severance payable to Mr. Bisignano pursuant to the terms of his employment agreement with Fiserv upon a qualifying termination following the completion of the merger.

(2)

The amounts in this column represent the value of (i) unvested First Data stock options, (ii) unvested First Data restricted shares and (iii) unvested First Data restricted stock units, which are either subject to “single-trigger” vesting and would accelerate upon the completion of the merger or are subject to “double-trigger” vesting and would accelerate upon a qualifying termination of the named executive officer. For all named executive officers other than Mr. Bisignano, the amounts in this column assume forfeiture of all performance-vesting awards with an adjusted price target because the applicable target price performance condition would not have been achieved at the time of termination. The amount in respect of Mr. Bisignano does not include his initial Fiserv equity awards to be received from Fiserv immediately following the effective time, but does include the acceleration of all outstanding First Data equity awards, including those performance-vesting awards with an adjusted price target.

Name	“Single-Trigger” Unvested Stock Options ($)	“Double-Trigger” Unvested Stock Options ($)	“Single-Trigger” Unvested Restricted Shares ($)	“Double- Trigger” Unvested Restricted Shares ($)	“Double Trigger” Unvested RSUs ($)	Total ($)
Frank J. Bisignano	—	$9,714,501	—	$18,512,190	$109,727,826	$137,954,517
Himanshu A. Patel	$1,387,788	—	$2,381,196	$837,154	$7,636,962	$12,243,100
Guy Chiarello	$1,734,738	—	$2,381,196	$2,363,742	$12,285,733	$18,765,409
Christopher Foskett	$173,475	—	$595,299	$726,353	$8,007,207	$9,502,334
Jeffrey M. Shanahan(5)	—	—	—	—	—	—

(3)

With respect to the named executive officers other than Mr. Bisignano, these amounts represent the employer-paid portion of medical, dental and vision benefits for each named executive officer for a period of one year pursuant to the First Data severance policy. For Mr. Bisignano, these amounts represent the reimbursement of COBRA premiums or other health insurance premiums for up to two years and thereafter, the provision of continued health insurance, excess disability and life insurance coverage until his death, unless earlier terminated upon his eligibility for reasonably comparable health insurance from a subsequent employer. The amount in this table includes amounts in respect of such reimbursement of premiums and subsequent coverage and assumes Mr. Bisignano remains eligible for benefits over the two year COBRA subsidy period and thereafter is provided with continued coverage until he dies at age 80 (and that his benefits are not terminated before then).

(4)

The amount in this column for Mr. Bisignano represents the amount of the tax gross up under the First Data severance policy, which applies to payments made in connection with the completion of the merger (but not to any amounts paid in connection with a subsequent change in control transaction) pursuant to the terms of Mr. Bisignano’s employment agreement with Fiserv. No amount is shown for the other named executive officers, as their payments were below their respective 280G thresholds.

(5)	Mr. Shanahan’s employment with First Data was terminated prior to the execution of the merger agreement.

Governance of the Combined Company

Chairman and Chief Executive Officer

The merger agreement provides that, at the effective time, the Fiserv CEO will continue to serve as the chief executive officer of Fiserv and will become the chairman of the Fiserv board.

President and Chief Operating Officer

The merger agreement provides that, at the effective time, the First Data CEO will become the president and chief operating officer of Fiserv and will serve as a Fiserv director.

Fiserv Amended By-laws

Fiserv and First Data have agreed to certain other governance terms in the merger agreement and that, prior to the closing, the Fiserv board will take all actions necessary to cause the by-laws of Fiserv as in effect immediately prior to the closing, to be amended and restated as of the effective time to reflect such governance terms. The Fiserv amended by-laws, a form of which is set forth as Exhibit A to the merger agreement, which is included as Annex A to this joint proxy and consent solicitation statement/prospectus, will become effective as of the effective time and will be the by-laws of the combined company, until thereafter amended as provided therein, in the articles of incorporation of Fiserv or by applicable law.

Pursuant to the Fiserv amended by-laws, the governance terms described below will remain in place during the specified period, and any changes to such governance terms in the by-laws during such period will require the approval of at least 70% of the Fiserv board.

Board of Directors

During the specified period, the Fiserv board will be comprised of 10 directors, of which:

•	six will be continuing Fiserv directors, one of whom will be the Fiserv CEO; and

•

four will be continuing First Data directors, one of whom will be the First Data CEO and one of whom will be nominated by New Omaha to the extent it is so entitled in accordance with the shareholder agreement, as described in “The Ancillary Agreements—Shareholder Agreement” beginning on page 181.

In this joint proxy and consent solicitation statement/prospectus, continuing Fiserv directors refer to directors of Fiserv as of the effective time who are nominated to be directors of the combined company by Fiserv prior to the effective time and additional directors of the combined company who take office after the effective time who are nominated by a majority of a committee of the Fiserv board established under the Fiserv amended by-laws that will be comprised of all the continuing Fiserv directors.

In this joint proxy and consent solicitation statement/prospectus, continuing First Data directors refer to directors of First Data as of the effective time who are nominated to be directors of the combined company by First Data prior to the effective time and additional directors of the combined company who take office after the effective time who are nominated by a majority of a committee of the Fiserv board established under the Fiserv amended by-laws that will be comprised of all the continuing First Data directors.

As of the date of this joint proxy and consent solicitation statement/prospectus, other than as indicated above, the individuals to serve on the Fiserv board at the effective time have not been determined.

Lead Director and Committees of the Fiserv Board of Directors

During the specified period:

•	a continuing Fiserv director will serve as the lead director of Fiserv;

•

the Fiserv board will maintain the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, and each committee of the Fiserv board (including each standing committee) will be comprised of three or four members, with at least one qualified continuing First Data director on each committee; and

•	a continuing First Data director will be the chair of the compensation committee.

Name and Corporate Brand; Headquarters

Upon the completion of the merger, the name of the combined company will be “Fiserv, Inc.,” the corporate brand of the combined company will be “Fiserv” and the headquarters of the combined company will be in Brookfield, Wisconsin.

Closing; Effective Time

The merger agreement provides that, unless another date is agreed to by Fiserv and First Data, the closing of the merger will take place on a day that is no later than four business days after the satisfaction or waiver of the latest to occur of the conditions to closing for completion of the merger contained in the merger agreement (other than such conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or permitted waiver of such conditions at the closing). The date on which the closing occurs is referred to in this joint proxy and consent solicitation statement/prospectus as the closing date.

Subject to the satisfaction or waiver of the conditions to the closing described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 174, including the approval of the First Data merger proposal by First Data stockholders via written consent and approval of the Fiserv share issuance proposal by Fiserv shareholders at the Fiserv special meeting, Fiserv and First Data currently expect the merger to close during the second half of 2019. However, neither Fiserv nor First Data can predict the actual date on which the merger will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

On the closing date, Fiserv will cause to be filed a certificate of merger with respect to the merger, which we refer to as the certificate of merger, with the Secretary of State of the State of Delaware. The merger will be effective as of the date and time specified in the certificate of merger, which we refer to as the effective time.

Regulatory Approvals

General

Fiserv and First Data have agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to complete and make effective the transactions contemplated by the merger agreement as promptly as practicable prior to the termination date set forth in the merger agreement. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see “The Merger Agreement—Regulatory Matters; Efforts to Complete the Merger” beginning on page 164. For a description of the parties’ termination rights that may be implicated by regulatory approvals related to the merger, as well as the termination fee payable in connection therewith, see “The Merger Agreement—Termination” beginning on page 175 and “The Merger Agreement—Termination Fee” beginning on page 177.

Requisite Regulatory Approvals

The completion of the merger is subject to the receipt of the requisite regulatory approvals described below:

•

United States Antitrust and Non-U.S. Competition Laws. Fiserv and First Data are required to submit notifications to various competition authorities prior to completing the merger. Under the HSR Act, Fiserv and First Data must file notifications with the FTC and the Antitrust Division of the DOJ and observe a mandatory pre-merger waiting period (and any extensions thereof) before completing the merger. In addition, Fiserv and First Data are required or have agreed to obtain certain other authorizations, consents, orders, approvals, filings and declarations, or observe applicable waiting periods, under applicable antitrust or competition laws in certain non-U.S. jurisdictions, which may include Austria, Canada, Colombia, Mexico, Poland and the United Kingdom. As part of this process, Fiserv voluntarily withdrew its HSR Act notification and report with respect to the merger and refiled its HSR Act notification and report in early March.

•

Additional U.S. Regulatory Approvals. Completion of the merger is subject to the receipt of certain additional required U.S. regulatory approvals, including those of the Colorado State Banking Board with respect to First Data Trust Company, LLC, a Colorado trust company, and certain state regulators pursuant to applicable insurance, money transmitter and debt collection laws and regulations, required as a result of actual or deemed “changes in control” of certain regulated entities of the parties, or a confirmation that no such approval will be required.

•

Additional Non-U.S. Regulatory Approvals. Completion of the merger is subject to the receipt of certain additional required non-U.S. regulatory approvals, including those of the Federal Financial Supervisory Authority of Germany (Bundesanstalt für Finanzdienstleistungsaufsicht), the Central Bank of Germany (Deutsche Bundesbank), the Federal Ministry for Economic Affairs and Energy of Germany (Bundesministerium für Wirtschaft und Energie), the U.K. Financial Conduct Authority, the Central Bank of Ireland, the Dutch Central Bank (De Nederlandsche Bank) and the Financial

Supervision Authority of Poland (Komisja Nadzoru Finansowego), required as a result of actual or deemed “changes in control” of certain regulated entities of the parties, or a confirmation that no such approval will be required.

The parties have completed most of the initial filings or submissions for the various required approvals, with the remaining initial filings and submissions expected to be done by the end of March.

There can be no assurance that the antitrust regulators or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed, and, if such an action or challenge is made, there can be no assurance as to its result. Any such action or challenge to the merger could result in an administrative or court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on Fiserv after completion of the merger. Such restrictions and conditions could include requiring the divestiture or spin-off of certain businesses, assets or products, the licensing of intellectual property rights, and the imposition of limitations on the ability of Fiserv, as a condition to completion of the merger, to operate its business as it sees fit. Neither Fiserv nor First Data can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

Ownership of the Combined Company After the Merger

As of the date of this joint proxy and consent solicitation statement/prospectus, based on the estimated number of shares of common stock of Fiserv and First Data that will be outstanding immediately prior to the completion of the merger and the exchange ratio of 0.303, Fiserv and First Data estimate that holders of shares of Fiserv common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 58% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger, and holders of shares of First Data common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 42% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger.

Debt Financing

The merger is not subject to a financing condition.

As of December 31, 2018, Fiserv had total indebtedness of approximately $6 billion and First Data had total indebtedness of approximately $18 billion. Pursuant to the commitment letter, JPMorgan Chase and certain other financial institutions originally committed to provide a bridge facility in an aggregate principal amount of $17 billion for the purpose of refinancing certain outstanding indebtedness of First Data and its subsidiaries on the closing date, making cash payments in lieu of fractional shares as part of the merger consideration, and paying fees and expenses related to the merger, the refinancing and the related transactions. The material provisions of the bridge facility are as set forth in a term sheet attached as an exhibit to the original commitment letter.

On February 15, 2019, Fiserv entered into the term loan credit agreement with JPMorgan Chase and a syndicate of financial institutions, pursuant to which JPMorgan Chase and such financial institutions have committed to provide Fiserv with a senior unsecured term loan facility in an aggregate principal amount of $5.0 billion, consisting of $1.5 billion in commitments to provide loans with a three-year maturity and $3.5 billion in commitments to provide loans with a five-year maturity. The aggregate principal amount of the commitments under the term loan credit agreement have replaced a corresponding amount of the commitments in respect of the bridge facility in accordance with the terms of the commitment letter. As a result, the aggregate bridge facility commitments have been reduced to $12.0 billion. Fiserv expects to replace these remaining commitments with permanent financing in the form of the issuance of debt securities prior to the closing date.

In addition, on February 6, 2019, Fiserv amended its existing revolving credit facility to modify certain provisions in order to facilitate the merger and borrowings thereunder in connection with the merger. On February 15, 2019, Fiserv entered into a second amendment to its existing revolving credit facility in order to increase the aggregate commitments available to it under the existing revolving credit agreement by $1.5 billion and to make certain additional amendments to facilitate the operation of the combined business following the merger.

Amounts borrowed under each of the bridge facility, the term loan facility and the revolving credit facility on the closing date may be used to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions.

The funding under each of the bridge facility, the term loan facility and the revolving credit facility on the closing date and the effectiveness of the increase in the aggregate commitments under the revolving credit facility and the amendments to the revolving credit facility made by the second amendment are subject to certain conditions precedent, as described below.

Bridge Facility

Bridge Loans

Pursuant to the terms of the commitment letter, the proceeds of the loans under the bridge facility will be available upon the satisfaction of certain conditions precedent on the closing date and, if drawn, may be used to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions. The bridge facility will mature on the day that is 364 days after the closing date.

Conditions Precedent

The obligation to fund loans under the bridge facility is subject to certain conditions as set forth in the commitment letter, including, among others, completion of the merger substantially concurrent with the funding under the bridge facility, the non-occurrence of a material adverse effect (as defined in the commitment letter) with respect to First Data, delivery of certain financial statements of Fiserv and First Data, the accuracy in all material respects of certain representations and warranties, the execution and delivery of definitive documentation and other customary conditions more fully set forth in the commitment letter.

Interest

To the extent drawn, borrowings under the bridge facility will bear interest, at Fiserv’s option, at either the adjusted LIBO rate or at an alternate base rate, plus, in each case, an applicable margin. The applicable margin will range initially from 0.00 to 0.625% with respect to alternate base rate borrowings, and 1.00 to 1.625% with respect to adjusted LIBO rate borrowings, based on the public ratings of Fiserv’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, and subject to increase by 0.25 percentage points every 90 days, beginning on the 90th day after the funding of the loans under the bridge facility.

Base Rate Option

The alternate base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the rate last quoted by The Wall Street Journal as the “prime rate,” (ii) the greater of the federal funds effective rate and the overnight bank funding rate plus 0.5% and (iii) the adjusted LIBO rate for a one month interest period on such date plus 1.0%.

Adjusted LIBO Rate Option

If the adjusted LIBO rate is selected, interest will be determined based on interest periods to be selected by Fiserv of one, two, three or six months. For each interest period, the adjusted LIBO rate will be a fluctuating rate per annum equal to the London Interbank Offered Rate for deposits with a term equivalent to such interest period in U.S. dollars adjusted for applicable reserve requirements.

Ticking Fee

The definitive documentation for the bridge facility will require Fiserv to pay a ticking fee that will accrue on the aggregate undrawn commitments under the bridge facility at a per annum rate ranging from 0.125% to 0.20%, based on the public ratings of Fiserv’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money. The ticking fee will accrue during the period commencing on the date that is 90 days after the date of the bridge commitment letter and ending on and including the date there are no longer any undrawn commitments under the bridge facility.

Mandatory Prepayments and Commitment Reductions

The aggregate commitments under the bridge facility to provide loans thereunder shall be permanently reduced dollar-for-dollar prior to the funding of the bridge loans on the closing date (and, after the closing date, Fiserv will be required to prepay loans outstanding under the bridge facility) by an aggregate amount equal to:

•	100% of the net cash proceeds from any non-ordinary course asset sales or dispositions, subject to certain reinvestment rights and other exceptions more fully set forth in the commitment letter.

•

100% of the net cash proceeds received from any issuance of debt or equity securities (including the offerings of debt securities contemplated as part of the permanent financing), subject to certain exceptions and limitations as more fully set forth in the commitment letter.

•

100% of the net cash proceeds received from any incurrence of debt for borrowed money pursuant to a bank or other credit facility, subject to certain exceptions and limitations as more fully set forth in the commitment letter, including exceptions for certain intercompany indebtedness and borrowings under Fiserv’s existing revolving credit facility.

The aggregate commitments under the bridge facility shall also be permanently reduced dollar-for-dollar by an amount equal to the aggregate committed amount of any bank or other credit facility (including the senior unsecured term loan facility contemplated as part of the permanent financing) entered into by Fiserv in connection with the merger and the transactions contemplated by the merger agreement, and subject to other exceptions and limitations as more fully set forth in the commitment letter.

Covenants and Events of Default

The commitment letter provides that the definitive agreement documenting the bridge facility, which we refer to as the bridge credit agreement (if executed and delivered), will contain affirmative and negative covenants substantially consistent with, and no less favorable to Fiserv than, those set forth in Fiserv’s revolving credit facility, including affirmative and/or negative covenants related to the following subjects: legal existence, payment of taxes, maintenance of insurance, performance of obligations, condition of property, observance of legal requirements, delivery of financial statements and other information, records, maintenance of authorizations, limitations on subsidiary indebtedness, limitations on liens, limitations asset sales, limitations on mergers and acquisitions, pari passu obligations, transactions with affiliates, anti-corruption laws and sanctions matters.

In addition, the commitment letter provides that the bridge credit agreement (if executed and delivered) will include financial covenants requiring maintenance of a maximum ratio of consolidated total debt to consolidated EBITDA of 4.5 to 1.0 (subject to certain step-downs), and a minimum ratio of consolidated EBITDA to interest charges and other amounts of 3.0 to 1.0, each calculated in accordance with Fiserv’s revolving credit facility.

The bridge commitment letter also provides that the bridge credit agreement (if executed and delivered) shall contain events of default substantially consistent with, and no less favorable to Fiserv than, those set forth in Fiserv’s revolving credit facility limited to nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five business days; material inaccuracy of representations and warranties; the bridge credit agreement ceasing to be in full force and effect or any loan party asserting the same; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default with respect to material indebtedness; bankruptcy events; certain ERISA events; material judgments; and a change of control.

Term Loan Facility

Pursuant to the term loan credit agreement, the proceeds of the loans under the term loan facility will be available upon the satisfaction of certain conditions precedent on the closing date of the merger and, if drawn, may be used to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date of the merger, pay cash in lieu of fractional shares as part of the merger consideration, and pay fees and expenses related to the merger, the refinancing and the related transactions. The $1.5 billion tranche of the term loan facility will mature on the third anniversary of the closing date of the merger and the $3.5 billion tranche of the term loan facility will mature on the fifth anniversary of the closing date of the merger.

Conditions Precedent

The availability of loans under the term loan facility is subject to the satisfaction or waiver of certain conditions that are substantially consistent with the conditions to the funding of the bridge facility, including the closing of the merger substantially concurrently with the funding of such loans, the absence of a material adverse effect (as defined in the merger agreement) with respect to First Data since January 16, 2019, the truth and accuracy in all material respects of certain representations and warranties, the receipt of certain certificates, and the receipt of certain financial statements and other customary conditions more fully set forth in the term loan credit agreement.

Amortization

Loans drawn under the term loan facility will be subject to amortization at an annual rate of 5.0% for the first two years and 7.5% thereafter (with loans outstanding under the five-year tranche subject to amortization at an annual rate of 10.0% after the fourth anniversary of the commencement of amortization), with accrued and unpaid amortization amounts required to be paid on the last business day in December of each year.

Interest

Borrowings under the term loan facility will bear interest, at Fiserv’s option, at either the adjusted LIBO rate or at an alternate base rate, plus, in each case, an applicable margin. The applicable margin will range from 0.00% to 0.625% with respect to alternate base rate borrowings, and 1.00% to 1.625% with respect to adjusted LIBO rate borrowings, based on the public ratings of Fiserv’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

Base Rate Option

The alternate base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the rate last quoted by The Wall Street Journal as the “prime rate,” (ii) the greater of the federal funds effective rate and the overnight bank funding rate plus 0.5% and (iii) the adjusted LIBO rate for a one month interest period on such data plus 1.0%.

Adjusted LIBO Rate Option

If the adjusted LIBO rate is selected, interest will be determined based on interest periods to be selected by Fiserv of one, two, three or six months. For each interest period, the adjusted LIBO rate will be a fluctuating rate per annum equal to the London Interbank Offered Rate for deposits with a term equivalent to such interest period in U.S. dollars adjusted for applicable reserve requirements.

Ticking Fee

Fiserv is also required to pay a ticking fee that will accrue on the aggregate undrawn commitments under the term loan facility at a per annum rate ranging from 0.125% to 0.20%, based on the public ratings of Fiserv’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money. The ticking fee will accrue during the period commencing on but excluding the 60th day after the effective date of the term loan facility and ending on and including the date there are no longer any undrawn commitments under the term loan facility.

Covenants and Events of Default

The term loan credit agreement contains affirmative, negative and financial covenants, and events of default, that are substantially the same as those applicable to the bridge facility.

Amendment and Commitment Increase

On February 6, 2019, Fiserv amended its existing revolving credit facility to modify certain provisions in order to facilitate the merger and borrowings thereunder in connection with the merger.

On February 15, 2019, Fiserv entered into a second amendment to its existing revolving credit facility in order to increase the aggregate commitments available to it under the existing revolving credit agreement by $1.5 billion and to make certain additional amendments to facilitate the operation of the combined business following the merger. The increased commitments and additional amendments will become effective upon the satisfaction or waiver of conditions that are substantially similar to the conditions to funding under the term loan facility.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders of First Data common stock that exchange their shares of First Data common stock for shares of Fiserv common stock in the merger. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes or the Medicare tax on net investment income, are not addressed in this joint proxy and consent solicitation statement/prospectus.

For purposes of this discussion, the term “U.S. holder” is used to mean a beneficial owner of First Data common stock which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion addresses only those U.S. holders of First Data common stock that hold their First Data common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of First Data common stock in light of their individual circumstances or to holders of First Data common stock that are subject to special rules, such as, for example:

•	financial institutions;

•	pass-through entities (or other entities or arrangements classified as pass-through entities for U.S. federal income tax purposes) or investors in pass-through entities;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	persons that hold First Data common stock that are subject to the alternative minimum tax;

•	persons that immediately before the merger actually or constructively owned at least 5% of First Data common stock (by vote or value);

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold First Data common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons required to accelerate the recognition of any item of gross income with respect to First Data common stock as a result of such income being recognized on an applicable financial statement;

•	persons who are not citizens or residents of the United States or who are U.S. expatriates and former citizens or long-term residents of the United States; and

•	holders who acquired their shares of First Data common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity or arrangement taxed as a partnership for U.S. federal income tax purposes holds First Data common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

No rulings will be sought by Fiserv or First Data from the Internal Revenue Service, which we refer to as the IRS, with respect to the merger, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described in this joint proxy and consent solicitation statement/prospectus. The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within Fiserv’s or First Data’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Completion of the merger is conditioned on, among other things, the receipt by Fiserv and First Data of legal opinions from Sullivan & Cromwell (or another nationally recognized law firm) and Simpson Thacher (or another nationally recognized law firm), respectively, each dated the closing date, that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by First Data and Fiserv to be delivered at the time of closing. Neither of the tax opinions will be binding on the IRS. As discussed above, neither First Data nor Fiserv intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and there is no guarantee that the IRS or a court will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a “reorganization” under Section 368(a) of the Code, the material U.S. federal income tax consequences to U.S. holders will be as follows:

•

except as discussed below under “ —Cash Received Instead of a Fractional Share of Fiserv Common Stock” beginning on page 149, no gain or loss will be recognized by U.S. holders of First Data common stock on the exchange of First Data common stock for Fiserv stock pursuant to the merger;

•

the aggregate basis of the Fiserv common stock received by a U.S. holder of First Data common stock in the merger (including fractional shares of Fiserv common stock deemed received and exchanged for cash as described below) will be the same as the aggregate basis of the First Data common stock for which it is exchanged; and

•

the holding period of Fiserv common stock received in exchange for shares of First Data common stock (including fractional shares of Fiserv common stock deemed received and exchanged for cash as described below) will include the holding period of the First Data common stock for which it is exchanged.

If a U.S. holder of First Data common stock acquired different blocks of First Data common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of First Data common stock.

Cash Received Instead of a Fractional Share of Fiserv Common Stock

A U.S. holder of First Data common stock who receives cash instead of a fractional share of Fiserv common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash. As a result, such U.S. holder of First Data common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in such holder’s fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. For U.S. holders of shares of First Data common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Information Reporting

Payments of cash in lieu of a fractional share to a U.S. holder of First Data common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption. Any amounts withheld from payments to a U.S. holder of shares of

First Data common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, Fiserv and First Data strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Holders of First Data common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate, gift or other non-income tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment of the Merger

The merger will be accounted for using the acquisition method of accounting with Fiserv as the acquirer of First Data. Fiserv will record assets acquired, including identifiable intangible assets, and liabilities assumed from First Data at their respective fair values at the effective date of the merger. Any excess of the purchase price (as described under Note 3 under “Unaudited Pro Forma Condensed Combined Financial Statements—Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 189) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Fiserv following the merger and the transactions contemplated by the merger agreement will include the results of operations of First Data after completion of the merger but will not be restated retroactively to reflect the historical financial condition or results of operations of First Data. The earnings of Fiserv after completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value of First Data’s assets and liabilities on Fiserv’s depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present.

Exchange of Shares

Prior to the effective time, Fiserv will designate an exchange agent reasonably acceptable to First Data to handle the exchange of shares of First Data common stock for Fiserv common stock. Each share of First Data common stock (other than the excluded shares) will be converted into the right to receive, without interest and subject to any applicable withholding taxes, 0.303 of a share of Fiserv common stock, together with cash in lieu of fractional shares, if any, in accordance with the merger agreement.

After the effective time, shares of First Data common stock will be cancelled and will cease to exist and each certificate that previously represented shares of First Data common stock will represent only the right to receive Fiserv common stock and cash in lieu of fractional shares, if any, in accordance with the merger agreement. The conversion of First Data common stock into the right to receive the merger consideration will occur automatically at the effective time.

After the completion of the merger, shares of First Data common stock represented by stock certificates will be exchanged for shares of Fiserv common stock in book-entry form and cash will be paid in lieu of fractional shares, if any, in accordance with the merger agreement. Holders of shares of First Data common stock in book-entry form will not be required to take any specific actions to exchange shares of First Data common stock for shares of Fiserv common stock. After the completion of the merger, shares of First Data common stock held in book-entry form will be automatically exchanged for shares of Fiserv common stock in book-entry form and cash will be paid in lieu of fractional shares, if any, in accordance with the merger agreement.

More information can be found in “The Merger Agreement—Exchange of Shares—Exchange Procedures” beginning on page 156.

NASDAQ Listing of Shares of Fiserv Common Stock

Under the terms of the merger agreement, Fiserv is required to cause shares of Fiserv common stock to be issued in connection with the merger to be authorized for listing on NASDAQ prior to the effective time. Accordingly, application will be made to have the shares of Fiserv common stock to be issued in connection with the merger authorized for listing on NASDAQ, where shares of Fiserv common stock are currently traded under the symbol “FISV.”

Delisting and Deregistration of First Data Class A Common Stock

If the merger is completed, there will no longer be any publicly held shares of First Data Class A common stock. Accordingly, First Data Class A common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act. Under the terms of the merger agreement, First Data is required to cooperate with Fiserv and use its reasonable best efforts to enable the delisting of First Data Class A common stock from the NYSE and the deregistration of First Data Class A common stock under the Exchange Act as promptly as practicable after the effective time. First Data Class  B common stock is not listed on any national securities exchange and not registered under the Exchange Act.

Appraisal Rights

Under Wisconsin law, Fiserv shareholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Fiserv common stock in connection with the merger.

Because shares of First Data Class A common stock are listed on the NYSE and holders of shares of First Data Class A common stock are not required by the terms of the merger agreement to receive consideration other than shares of Fiserv common stock, which are listed on the NASDAQ, and cash in lieu of fractional shares, in the merger, holders of First Data Class A common stock are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

For purposes of the merger, each holder of First Data Class B common stock, except for New Omaha, is entitled to dissenters’ rights or appraisal rights under Delaware law in connection with the merger. New Omaha has irrevocably and unconditionally waived, and agreed not to exercise, any appraisal rights (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the merger that New Omaha may directly or indirectly have by virtue of the ownership of First Data common stock, to the full extent permitted by law pursuant to the voting and support agreement as described in “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180. Therefore, references to holders of First Data Class B common stock in the context of appraisal rights in this joint proxy and consent solicitation statement/prospectus do not include New Omaha.

Pursuant to Section 262 of the DGCL, a holder of record of First Data Class B common stock who does not consent to the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 of the DGCL has the right to seek appraisal of his, her or its shares of First Data Class B common stock and to receive payment in cash of the judicially determined fair value of his, her or its shares of First Data Class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount judicially determined to be the fair value of such shares of First Data Class B common stock. These rights are known as appraisal rights. The “fair value” of such shares of First Data Class B common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a holder of record of First Data Class B common stock is otherwise entitled to receive for the same number of shares of First Data Class B common stock under the terms of the merger agreement. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A holder of record of First Data Class B common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent consenting to the First Data merger proposal, or deliver a signed written consent without indicating a decision on the First Data merger proposal. Any signed written consent returned without indicating a decision on the First Data merger proposal will be considered as consenting to the First Data merger proposal.

A holder of record of First Data Class B common stock intending to exercise his, her or its appraisal rights should carefully review Annex H to this joint proxy and consent solicitation statement/prospectus in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in loss of appraisal rights.

The DGCL requirements for exercising appraisal rights are described in further detail in “Appraisal Rights” beginning on page 225, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex H to this joint proxy and consent solicitation statement/prospectus. A person having a beneficial interest in shares of First Data Class B common stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

U.S. Federal Securities Law Consequences

Shares of Fiserv common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Fiserv common stock issued to any First Data stockholder who may be deemed an “affiliate” of Fiserv after the completion of the merger. This joint proxy and consent solicitation statement/prospectus does not cover resales of Fiserv common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint and consent solicitation proxy statement/prospectus in connection with any resale of Fiserv common stock.

Litigation Relating to the Merger

On February 28, 2019, an action captioned Garfield vs. Fiserv, et al. was filed in the Circuit Court for Waukesha County in the State of Wisconsin, against Fiserv and the Fiserv board on behalf of a putative class of Fiserv shareholders. The complaint alleges generally that members of the Fiserv board breached their fiduciary duties in approving the merger agreement and challenges the adequacy or completeness of the initial version of the joint proxy and consent solicitation statement/prospectus filed on February 14, 2019. The complaint seeks, among other things, declarative relief, money damages and attorney’s and expert fees and expenses.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. Fiserv believes that the pending Garfield lawsuit is without merit and Fiserv intends to defend vigorously against it. Fiserv and First Data also intend to defend vigorously against any other future lawsuits challenging the merger.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy and consent solicitation statement/prospectus as Annex A and is incorporated by reference herein in its entirety. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of Fiserv and First Data are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference herein. You are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy and consent solicitation statement/prospectus and the information incorporated by reference herein, before making any decisions regarding the merger agreement and the transactions contemplated thereby. See “Where You Can Find More Information” beginning on page 235.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. The merger agreement contains representations and warranties by First Data, on the one hand, and by Fiserv and Merger Sub, on the other hand, which were made solely for the benefit of the other parties for purposes of the merger agreement. The representations, warranties and covenants made in the merger agreement by First Data, Fiserv and Merger Sub were qualified and subject to important limitations agreed to by First Data, Fiserv and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated, among other reasons, with the purpose of establishing circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement, rather than solely establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that First Data and Fiserv each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy and consent solicitation statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy and consent solicitation statement/prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 235.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub, a Delaware corporation and a direct, wholly owned subsidiary of Fiserv, with and into First Data. As a result of the merger, the separate corporate existence of Merger Sub will cease and First Data will continue its existence under the laws of the State of Delaware as the surviving corporation and a direct, wholly owned subsidiary of Fiserv.

Closing; Effective Time

The closing of the merger will take place on a day that is no later than four business days after the satisfaction or waiver of the latest to occur of the conditions for completion of the merger contained in the merger agreement (other than such conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties. The date on which the closing occurs is referred to in this joint proxy and consent solicitation statement/prospectus as the closing date.

On the closing date, Fiserv will cause to be filed a certificate of merger with respect to the merger, which we refer to as the certificate of merger, with the Secretary of State of the State of Delaware. The merger will be effective as of the date and time specified in the certificate of merger, which we refer to as the effective time.

Merger Consideration

At the effective time, by virtue of the merger and without any action on the part of the parties or any holder of any capital stock of First Data, each share of First Data common stock issued and outstanding immediately prior to the effective time (other than the excluded shares) will be converted into the right to receive, without interest and subject to any applicable withholding taxes, 0.303 of a share of Fiserv common stock. Excluded shares for this purpose refer to shares of First Data Class B common stock with respect to which dissenters’ or appraisal rights have been properly exercised, shares of First Data common stock held by First Data as treasury stock, First Data restricted shares and any shares of First Data common stock owned by Fiserv, First Data or any subsidiary of Fiserv or First Data.

The exchange ratio is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of either Fiserv common stock or First Data common stock changes. Therefore, the value of the merger consideration will depend on the market price of Fiserv common stock at the effective time. The market price of Fiserv common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy and consent solicitation statement/prospectus to the time by which the First Data stockholders are required to deliver their written consents, the date of the Fiserv shareholder meeting, the date the merger is completed and thereafter. The market price of Fiserv common stock, when received by First Data stockholders after the merger is completed, could be greater than, less than or the same as the market price of Fiserv common stock on the date of this joint proxy and consent solicitation statement/prospectus or at the time by which the First Data stockholders are required to deliver their written consents. Accordingly, you should obtain current stock price quotations for Fiserv common stock and First Data Class A common stock before deciding how to vote with respect to or whether you consent to, withhold consent from or abstain from, as applicable, any of the proposals described in this joint proxy and written consent statement/prospectus. Fiserv’s common stock is traded on the NASDAQ under the symbol “FISV” and First Data’s Class  A common stock is traded on the NYSE under the symbol “FDC.”

Treatment of Fractional Shares

No fractional shares of Fiserv common stock will be issued upon the conversion of shares of First Data common stock pursuant to the merger agreement. In lieu of the issuance of any such fractional share, Fiserv will pay to each former stockholder of First Data who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average price per share of Fiserv common stock on the NASDAQ as such daily volume-weighted average price per share is reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Fiserv and First Data) calculated for the five consecutive trading days immediately preceding (but not including) the closing date by (ii) the fraction of a share (with the result rounded to the nearest thousandth when expressed in decimal form) of Fiserv common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Treatment of First Data Equity Awards

First Data Time-Vesting IPO Awards

At the effective time, the First Data equity awards granted at or before the time of the First Data IPO that are subject to time-based vesting, which we refer to as time-vesting IPO awards, will, automatically and without any action on the part of the holder thereof, accelerate in full in accordance with their terms, except for the time-vesting IPO awards held by the First Data CEO, which will be converted into Fiserv equity awards in a manner consistent with the First Data equity awards granted after the First Data IPO. Each restricted share and restricted stock unit award that is a time-vesting IPO award will be settled in shares of Fiserv common stock based on the exchange ratio, and each time-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

First Data Performance-Vesting IPO Awards

At the effective time, the First Data equity awards granted at the time of the First Data IPO that are subject to vesting solely upon achievement of a $32 price per share of First Data common stock, which we refer to as performance-vesting IPO awards, will be converted into an equity award denominated in shares of Fiserv common stock and will remain eligible to vest upon satisfaction of an adjusted performance condition based on a target price per share of Fiserv common stock equal to the existing First Data target price divided by the exchange ratio. Each restricted share and restricted stock unit award that is a performance-vesting IPO award will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each performance-vesting IPO stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio. As converted, the performance-vesting IPO awards will continue to be governed by the same terms and conditions as were applicable prior to the effective time.

First Data Awards Granted After the IPO

At the effective time, any other First Data equity awards, whether vested or unvested, will automatically and without any action on the part of the holder thereof, be converted into equity awards denominated in shares of Fiserv common stock and will continue to be governed by the same terms and conditions as were applicable prior to such time. Each such restricted share and restricted stock unit award that was granted after the First Data IPO will be converted into an award denominated in shares of Fiserv common stock based on the exchange ratio, and each such stock option award will be converted into an option to purchase a number of shares of Fiserv common stock equal to the number of shares of First Data common stock subject to such option award multiplied by the exchange ratio, with an exercise price per share equal to the exercise price per share of such stock option immediately prior to the effective time divided by the exchange ratio.

Any First Data equity award that is converted into a Fiserv equity award, which we refer to as converted equity awards, other than the converted performance-vesting IPO awards, will be subject to “double-trigger” vesting in the event of an involuntary termination that would result in the payment of severance benefits under the First Data severance policy or other applicable agreement. In addition, such converted equity awards will be subject to “double-trigger” vesting in the event an employee resigns due to a material diminution in duties, responsibilities, base salary or annual incentive compensation opportunity, but the First Data CEO has the sole right to determine whether there has been any such termination due to such material diminution with respect to any First Data employee (other than certain senior management employees of First Data), subject to an aggregate dollar cap.

First Data Employee Stock Purchase Plan

Prior to the effective time, First Data is required to take all actions that may be necessary or required under the ESPP to ensure that no offering period will be authorized or commenced after the date of the merger agreement and the ESPP shall terminate in its entirety at the effective time.

Notwithstanding the treatment of First Data equity awards described above, to the extent that any First Data equity award granted on or after the date of the merger agreement expressly provides for treatment in connection with the effective time that is different from the treatment described above, or as mutually agreed by the parties to the merger agreement and the holder of a First Data equity award, in each case, the terms of such equity award will control.

Adjustments to Prevent Dilution

If, from the date of the merger agreement to the effective time, the issued and outstanding shares of Fiserv common stock or First Data common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the merger consideration to give holders of First Data common stock the same economic effect as contemplated by the merger agreement prior to such event.

Surviving Corporation Organizational Documents and Governance; Merger Sub Common Stock

At the effective time, the certificate of incorporation of First Data, as in effect immediately prior to the effective time, will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with applicable law, and the by-laws of the Merger Sub, as in effect immediately prior to the effective time, will be the by-laws of the surviving corporation until thereafter amended in accordance with applicable law. However, the Merger Sub by-laws will reflect as of the effective time “First Data Corporation” as the name of the surviving corporation.

Subject to applicable law, the directors of the Merger Sub and the officers of First Data, in each case, immediately prior to the effective time, will be the initial directors and officers of the surviving corporation, respectively, and will hold office until their respective successors are duly elected and qualified, or upon their earlier death, resignation or removal.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation, which will constitute the only outstanding shares of common stock of the surviving corporation.

Exchange of Shares

Exchange Agent

Prior to the effective time, Fiserv will designate an exchange agent reasonably acceptable to First Data to handle the exchange of shares of First Data common stock for Fiserv common stock. Each share of First Data common stock (other than the excluded shares) will be converted into the right to receive, without interest and subject to any applicable withholding taxes, 0.303 of a share of Fiserv common stock, together with cash in lieu of fractional shares, if any, in accordance with the merger agreement. Such shares of Fiserv common stock and cash are referred to as the exchange fund.

Exchange Procedures

After the completion of the merger, shares of First Data common stock represented by stock certificates, which we refer to as old stock certificates, will be exchanged for shares of Fiserv common stock in book-entry form and cash will be paid in lieu of fractional shares, if any, in accordance with the merger agreement, pursuant to the procedures described below.

As promptly as practicable after the effective time, but in any event within five business days, Fiserv will cause the exchange agent to mail to each holder of record of stock certificates that previously represented shares of First Data common stock:

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a letter of transmittal specifying that delivery will be effected and risk of loss and title to any old stock certificates will pass only upon proper delivery of such certificates to the exchange agent (or affidavit of loss in lieu of such old stock certificate and, if required by Fiserv or the exchange agent, the posting of a bond in a reasonable and customary amount as indemnity as provided in the merger agreement); and

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instructions for surrendering old stock certificates (or affidavit of loss in lieu of such certificate and, if required by Fiserv or the exchange agent, the posting of a bond in a reasonable and customary amount as indemnity as provided in the merger agreement) in exchange for the merger consideration pursuant to the merger agreement as described below.

Upon proper surrender to the exchange agent of the old stock certificates for exchange and cancellation, together with a properly completed and duly executed letter of transmittal, the holder of such old stock certificates will be entitled to receive in exchange therefor, as applicable:

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a new certificate representing the number of whole shares of Fiserv common stock to which such holder of First Data common stock will have become entitled pursuant to the merger agreement or, at Fiserv’s option, evidence of such shares in book-entry form; and

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a check representing the amount of any cash in lieu of a fractional share which such holder has the right to receive in respect of the old stock certificates surrendered pursuant to the merger agreement.

First Data stockholders should not return their stock certificates with the enclosed written consent, and First Data stockholders should not forward their stock certificates to the exchange agent without the appropriate transmittal materials.

Holders of shares of First Data common stock in book-entry form will not be required to take any specific actions to exchange shares of First Data common stock for shares of Fiserv common stock. After the completion of the merger, shares of First Data common stock held in book-entry form will be automatically exchanged for shares of Fiserv common stock in book-entry form and cash will be paid in lieu of fractional shares, if any, in accordance with the merger agreement.

After the effective time, there will be no transfers on the stock transfer books of First Data of the shares of First Data common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old stock certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for the merger consideration and cash in lieu of fractional shares, as provided in the merger agreement.

Termination of the Exchange Fund

Any portion of the exchange fund that remains unclaimed by the stockholders of First Data for one year after the effective time will be paid to the surviving corporation. Any former stockholders of First Data who have not by that point exchanged their old stock certificates pursuant to the merger agreement may thereafter look only to the surviving corporation for payment of the merger consideration and cash in lieu of fractional shares of Fiserv common stock, in each case, without any interest thereon.

None of Fiserv, Merger Sub, First Data, the surviving corporation, the exchange agent or any other person will be liable to any former stockholder of First Data for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Withholding Rights

Each of Fiserv and the surviving corporation will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Fiserv common stock or any other amounts otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law.

Lost, Stolen or Destroyed Share Certificates

In the event that any old stock certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Fiserv or the exchange agent, the posting by such person of a bond in such amount as Fiserv may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, the merger consideration and any cash in lieu of fractional shares of Fiserv common stock deliverable in respect thereof pursuant to the merger agreement.

Appraisal Rights

Under Wisconsin law, Fiserv shareholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Fiserv common stock in connection with the merger.

Under Delaware law, holders of First Data Class A common stock are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

For purposes of the merger, each holder of First Data Class B common stock, except for New Omaha, is entitled to dissenters’ or appraisal rights under Delaware law in connection with the merger. New Omaha has irrevocably and unconditionally waived, and agreed not to exercise, any appraisal rights (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the merger that New Omaha may directly or indirectly have by virtue of the ownership of First Data common stock, to the full extent permitted by law pursuant to the voting and support agreement as described in “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180. Therefore, references to holders of First Data Class B common stock in the context of appraisal rights in this joint proxy and consent solicitation statement/prospectus do not include New Omaha.

Representations and Warranties

The merger agreement contains customary representations and warranties by First Data to Fiserv and Merger Sub and by Fiserv and Merger Sub to First Data. The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedule delivered to Fiserv and Merger Sub by First Data, in the case of representations and warranties made by First Data, or the confidential disclosure schedule delivered to First Data by Fiserv and Merger Sub, in the case of representations and warranties made by Fiserv and Merger Sub (with each schedule referred to as that party’s confidential disclosure schedule) and (ii) qualified by the reports of First Data or Fiserv, as applicable, filed with the SEC during the period from January 1, 2017 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any disclosures in any risk factor section and any disclosures that are similarly non-specific or cautionary, predictive or forward-looking in nature).

Furthermore, many of the representations and warranties in the merger agreement are subject to “materiality” or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to or have a material adverse effect (as defined in the merger agreement) with respect to the party making the representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

The representations and warranties contained in the merger agreement will not survive the effective time.

For purposes of the merger agreement, a “material adverse effect” means, with respect to Fiserv or First Data, as the case may be, a material adverse effect on the business, properties, assets, results of operations or financial condition of such party and its subsidiaries, taken as a whole, except that none of the following, either individually or in the aggregate, will be deemed to constitute or be taken into account when determining whether a material adverse effect has occurred:

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changes in GAAP, in laws of general applicability or interpretations thereof by courts or governmental entities, or in global, national or regional political conditions (including any acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions (or the escalation or worsening of any of the foregoing)) or in economic conditions or the condition of the financial markets (including securities, capital, equity, credit and debt markets) in the United States or elsewhere in the world, in each case, after the date of the merger agreement;

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a decline, in and of itself, in the trading price or volume of a party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a party or any of its subsidiaries or the failure, in and of itself, to meet analyst earnings projections, earnings guidance or internal financial forecasts, but, in each case, not including the underlying causes thereof;

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changes, after the date of the merger agreement, arising out of, or resulting from the execution and delivery of the merger agreement, or public disclosure of the execution and delivery of the merger agreement, public disclosure or completion of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers, suppliers, licensors, landlords, joint venture partners, unions or employees) or actions expressly required by the merger agreement in contemplation of the transactions contemplated by the merger agreement;

•	changes or developments in the financial services industry generally;

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any investigation, claim, action, suit, arbitration, litigation or proceeding commenced, brought, conducted or heard by or before any governmental entity or arbitrator, any of which we refer to as an action, arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement;

•	any changes or developments resulting from any hurricane, flood, tornado, earthquake or other weather or natural disaster; or

•	actions or omissions taken pursuant to the written consent of Fiserv, in the case of First Data, or First Data, in the case of Fiserv.

However, with respect to the first, fourth and sixth exceptions listed above, such effect will be taken into account in determining whether a material adverse effect has occurred to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

In the merger agreement, First Data has made representations and warranties to Fiserv and Merger Sub, and each of Fiserv and Merger Sub has made representations and warranties to First Data, regarding:

•	organization, good standing or active status, as applicable, and qualification to do business;

•	such party’s subsidiaries;

•	capital structure, including the number of shares of common stock, stock options and other equity awards outstanding;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;

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the absence of any violation of or conflict with such party’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

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the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the completion of the merger and the other transactions contemplated by the merger agreement;

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the timely filing of reports with regulatory agencies since January 1, 2016, the compliance of such reports with applicable requirements of the relevant regulatory agencies, and the accuracy of the information contained in reports filed with the SEC since January 1, 2016;

•	the compliance with GAAP and SEC accounting rules and regulations with respect to financial statements included in or incorporated by reference in its SEC filings;

•	fees payable to brokers and financial advisors in connection with the merger or related transactions contemplated by the merger agreement;

•	conduct of businesses in the ordinary course from December 31, 2017 through the date of the merger agreement;

•	absence of certain litigation and governmental orders;

•	tax matters;

•	employee benefits matters, including matters related to employee benefit plans, and labor matters;

•	compliance with applicable laws and regulations and such party’s licenses;

•	certain material contracts;

•	absence of certain agreements with governmental entities;

•	certain material customer relationships;

•	environmental matters;

•	real property;

•	intellectual property, data privacy and information security matters;

•	the absence of related-party agreements;

•	inapplicability to the merger of state takeover statutes and anti-takeover provisions in such party’s organizational documents;

•	the absence of any action, fact or circumstance that would reasonably be likely to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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accuracy and completeness of information provided by the party for inclusion in the registration statement on Form S-4 to register with the SEC the shares of Fiserv common stock to be issued in connection with the merger, this joint proxy and consent solicitation statement/prospectus or any other documents filed with regulatory agencies in connection with the merger agreement; and

•	insurance.

In the merger agreement, First Data has also made representations and warranties to Fiserv and Merger Sub regarding:

•	the adoption by the First Data board of resolutions:

•	approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and conditions set forth in the merger agreement, are in the best interests of First Data and its stockholders; and

•	directing that the merger agreement and the transactions contemplated by the merger agreement be submitted to First Data’s stockholders for adoption;

•	the receipt by the First Data board of an opinion from BofA Merrill Lynch that the exchange ratio is fair from a financial point of view to the holders of First Data common stock;

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the receipt by the First Data independent directors of an opinion from Evercore that the exchange ratio is fair from a financial point of view to the holders of First Data common stock, other than Fiserv and its affiliates;

•	the absence, since the First Data IPO, of:

•	any transactions between First Data or any of its subsidiaries, on the one hand, and New Omaha, on the other hand; or

•	any non-arm’s-length transactions between First Data or any of its subsidiaries, on the one hand, and affiliates of New Omaha, on the other hand.

In the merger agreement, each of Fiserv and Merger Sub has also made representations and warranties to First Data regarding:

•	the adoption by the Fiserv board of resolutions:

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declaring it advisable to enter into the merger agreement and determining that it is fair to and in the best interests of the shareholders of Fiserv to enter into the merger agreement and complete the merger, on the terms and conditions set forth in the merger agreement; and

•	directing that the Fiserv share issuance proposal be submitted to Fiserv’s shareholders for approval at a duly held meeting of such shareholders;

•	the receipt by the Fiserv board of an opinion from J.P. Morgan that the exchange ratio is fair from a financial point of view to Fiserv;

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the availability to Fiserv of funds sufficient for Fiserv to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions;

•	Fiserv’s acknowledgment that its obligation to complete the merger is not contingent on Fiserv’s ability to obtain any financing, whether pursuant to the commitment letter or otherwise; and

•	payment by Fiserv of any fees required by the commitment letter.

Conduct of Business Prior to Completion of the Merger

Each of First Data and Fiserv has agreed to, and to cause its subsidiaries to, during the period from the date of the merger agreement and the effective time or earlier termination of the merger agreement (subject to certain exceptions or except as consented to in writing by Fiserv or First Data, as applicable, such consent not to be unreasonably withheld, conditioned or delayed):

•	conduct its business in the ordinary course; and

•	use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.

In addition, during the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement, except as set forth in its confidential disclosure schedule, as expressly contemplated or permitted by the merger agreement or as required by applicable law or a governmental entity, each of First Data and Fiserv has agreed to not, and to not permit any of its subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned):

•	adjust, split, combine or reclassify any of the capital stock of the party;

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make, declare or pay any dividend on its capital stock, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than:

•	in the case of each of First Data and Fiserv:

•	dividends paid by any of its subsidiaries to it or any of its wholly owned subsidiaries;

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the acceptance of shares of its common stock as payment for the exercise price of its stock options or any withholding taxes incurred in connection with the exercise of its stock options or the vesting or settlement of its equity awards and dividend equivalents thereon, if any; or

•	the acquisition by it of its equity awards in connection with the forfeiture of such equity awards in accordance with the terms of its applicable benefit plans; or

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in the case of First Data, dividends or distributions made by certain First Data joint ventures and any other non-wholly owned subsidiary in the ordinary course of business consistent with past practice;

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except to the extent not prohibited by its interim operating covenants relating to employee benefits and compensation described below, grant any equity-based awards or interests, or grant any individual or entity any right to acquire any shares of its capital stock;

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issue or sell shares of capital stock or any securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, in each case, except for the issuance of shares related to its equity-based awards;

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sell or otherwise dispose of any of its properties or assets to any individual or entity (other than a wholly owned subsidiary of the party), subject to certain exceptions, including for sales or dispositions in the ordinary course of business consistent with past practice or to the extent that such sales or dispositions would not exceed $1 billion in the aggregate;

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acquire any assets of, or make any investment in, any other individual or entity (other than a wholly owned subsidiary), subject to certain exceptions, including for acquisitions or investments in connection with ordinary course purchases in connection with normal day-to-day business operations consistent with past practice, capital expenditures incurred in the ordinary course or to the extent that such acquisitions or investments would not exceed $1 billion in the aggregate;

•	enter into any agreement, arrangement or understanding with certain of its related parties;

•	except as required by the terms of any benefit plan of the party as in effect on the date of the merger agreement:

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increase or change the compensation or benefits payable to any employee of the party, other than in the ordinary course of business consistent with past practice with regard to employees of such party that are not certain senior management executives of such party; or

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increase or change the compensation or benefits payable to certain senior management executives of the party other than increases or changes made in the ordinary course that are not individually, or in the aggregate, material to the particular senior management executive’s total compensation;

however, notwithstanding the foregoing, the party will not, and will not permit its subsidiaries to:

•	grant any new long-term incentives or equity-based awards, or amend or modify the terms of any such outstanding awards, under any benefit plan of the party;

•	grant any transaction or retention bonuses;

•	pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period;

•	increase or change the severance terms applicable to any employee of the party; or

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become a party to, establish, adopt, amend, commence participation in or terminate any benefit plan of the party or any arrangement that would have been a benefit plan of the party had it been entered into prior to the merger agreement other than solely with respect to this clause, any such amendment that does not materially increase the cost to the party or its applicable subsidiaries of maintaining such benefit plan of the party or renewing the term of any benefit plan of the party in the ordinary course of business consistent with past practice, with such changes that do not substantially increase the cost of providing benefits thereunder to the party and its applicable subsidiaries;

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knowingly take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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merge or consolidate itself or any of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries, in each case, except if such merger, consolidation, restructuring or reorganization is solely between or among the party’s subsidiaries or is permitted under an exception set forth in certain provisions of the merger agreement; or

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agree to take, make any commitment to take, or adopt any resolutions of the party’s board of directors or similar governing body in support of, any of the prohibited actions in the interim operating covenants agreed to by the party in the merger agreement.

Furthermore, during the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement, except as set forth in its confidential disclosure schedule, as expressly contemplated or permitted by the merger agreement or as required by applicable law or a governmental entity, First Data has also agreed to not, and to not permit any of its subsidiaries to, without the prior written consent of Fiserv (such consent not to be unreasonably withheld, delayed or conditioned):

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incur any indebtedness for borrowed money (other than indebtedness of First Data or any of its wholly owned subsidiaries to First Data or any of its wholly owned subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of First Data), subject to exceptions for certain borrowings under First Data’s existing revolving credit facility, receivables financing arrangements and settlement lines of credit and refinancings of indebtedness;

•	prepay, redeem, repurchase, defease, satisfy, discharge, cancel or otherwise terminate any indebtedness for borrowed money of First Data or any of its subsidiaries, subject to certain exceptions;

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enter into any instrument, agreement or contract that is a material interest rate swap, cap, floor or option agreement, a futures or forward contract or relates to any other material interest rate, currency, commodity or other hedging or derivative transaction or risk management arrangement, other than any such instrument, agreement or contract entered into in the ordinary course of business consistent with past practice to hedge or mitigate risk and not for speculative purposes;

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transfer, sell, lease, license (other than licenses granted in the ordinary course of business to clients consistent with past practice), subject to a lien, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material intellectual property rights owned by or exclusively licensed to First Data or any of its subsidiaries;

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terminate, materially and adversely amend, or waive any material provision of, any material company contract as specified in the merger agreement, in each case, other than terminations, amendments and waivers in accordance with the terms thereof in the ordinary course of business, or enter into any contract that would constitute a certain material company contract as specified in the merger agreement;

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settle any claim, suit, action or proceeding in an amount and for consideration not in excess of $15 million individually or $30 million in the aggregate and that would not impose any material restriction on the business of First Data or its subsidiaries or Fiserv or any of its subsidiaries after the closing;

•	amend the organizational documents of First Data or its significant subsidiaries;

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implement or adopt any material change in its accounting principles, practices or methods, other than to eliminate proportionate consolidation in the segment reporting of First Data or as may be required by GAAP;

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enter into any new line of business or discontinue any existing line of business, to the extent that such entry or discontinuance would prevent or materially impair the ability of First Data to complete the merger and the transactions contemplated by the merger agreement; or

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method or file any amended tax return, in each case, other than in the ordinary course of business or enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes, other than in the ordinary course of business.

Finally, during the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement, except as set forth in its confidential disclosure schedule, as expressly contemplated or permitted by the merger agreement or as required by applicable law or a governmental entity, Fiserv has also agreed to not, and to not permit any of its subsidiaries to, without the prior written consent of First Data (such consent not to be unreasonably withheld, delayed or conditioned):

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incur any indebtedness for borrowed money, subject to certain exceptions, including in connection with the financing related to the merger, intercompany indebtedness, borrowings under Fiserv’s existing revolving credit facility, indebtedness incurred in connection with certain refinancings, and certain other indebtedness as permitted under the merger agreement; or

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amend the organizational documents of Fiserv in a manner that would materially and adversely affect the holders of First Data common stock, or adversely affect the holders of First Data common stock relative to other holders of Fiserv common stock.

Regulatory Matters; Efforts to Complete the Merger

Fiserv and First Data have agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to complete and make effective the transactions contemplated by the merger agreement as promptly as practicable prior to the termination date set forth in the merger agreement, and have agreed to:

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make or cause to be made the registrations, declarations and filings required under the HSR Act and any applicable antitrust or competition laws of non-U.S. jurisdictions with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable and advisable after the date of the merger agreement (and, in the case of any filings required under the HSR Act, no later than 10 business days after the date of the merger agreement);

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use reasonable best efforts to obtain from governmental entities all consents, approvals, authorizations, qualifications and orders as are necessary for the transactions contemplated by the merger agreement as promptly as practicable; and

•	use reasonable best efforts to seek to avoid or prevent the initiation of any action by or before any governmental entity challenging the merger agreement or the completion of the closing.

Notwithstanding the foregoing, in connection with obtaining the requisite regulatory approvals required pursuant to any antitrust or competition laws in the United States, Fiserv or any of its subsidiaries or other affiliates are not required to, among other actions:

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defend any lawsuit by or before any governmental entity pursuant to any antitrust or competition law in the United States challenging the merger agreement or the completion of the merger or to seek to cause to be lifted or rescinded any order, decree or ruling or any other action by any governmental entity pursuant to any antitrust or competition law in the United States adversely affecting the ability of the parties to complete the closing; or

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consent to any divestiture or holding separate of or otherwise take any other action or consent to any limitations or restrictions on the freedom of action with respect to any assets, licenses, operations, rights, product lines, businesses or interest therein of Fiserv, First Data or the surviving corporation (or any of their respective subsidiaries or other affiliates).

However, Fiserv can compel First Data to take any of the actions referred to above if such actions are only effective after the effective time.

Fiserv and First Data have agreed to discuss in advance the strategy and timing for obtaining any clearances required under any applicable law in connection with the merger agreement or the transactions contemplated by the merger agreement. However, Fiserv will determine such strategy and timing for obtaining any clearances required under antitrust or competition laws after considering in good faith all comments and advice of First Data (and its counsel) and Fiserv will take the lead in all meetings and communications with any governmental entity in connection with obtaining such clearances required under antitrust or competition laws.

Fiserv Shareholder Meeting

Under the merger agreement, Fiserv has agreed that after the date on which the registration statement, of which this joint proxy and consent solicitation statement/prospectus forms a part, becomes effective, Fiserv will call, give notice of, convene and hold a meeting of Fiserv shareholders as soon as reasonably practicable (and, in any event, within 45 business days thereafter) for the purpose of obtaining the approval by Fiserv shareholders of the Fiserv share issuance. Fiserv is required to use its reasonable best efforts to obtain the approval by Fiserv shareholders of the Fiserv share issuance proposal, unless the Fiserv board effects a change in Fiserv recommendation in accordance with the merger agreement, as described below.

Fiserv has agreed that, unless the merger agreement is terminated in accordance with its terms, a meeting of the Fiserv shareholders will be convened and the Fiserv share issuance proposal will be submitted to Fiserv shareholders for approval at such meeting.

First Data Written Consent

Under the merger agreement, First Data has agreed to provide a form of written consent to First Data stockholders as soon as reasonably practicable (and, in the case of New Omaha, within 24 hours) after the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part is declared effective. First Data is required to use its reasonable best efforts to obtain the approval by First Data stockholders of the First Data merger proposal, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, as described below. First Data also agreed to, as soon as reasonably practicable after obtaining the written consent of the requisite majority of First Data stockholders, provide notice to First Data stockholders who have not so consented, as required by Section 228 of the DGCL.

Concurrently with the execution of the merger agreement, New Omaha executed and delivered the voting and support agreement with Fiserv under which New Omaha agreed to deliver to First Data a written consent in respect of all shares of First Data common stock beneficially owned by New Omaha (representing in the aggregate more than a majority of the total aggregate voting power of the shares of First Data common stock issued and outstanding), unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement. The voting and support agreement provides that, unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, New Omaha will deliver its written consent promptly following the time at which the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part becomes effective under the Securities Act (and, in any event, within 24 hours after such time) and receipt by New Omaha of this joint proxy and consent solicitation statement/prospectus. The delivery of such written consent by New Omaha will constitute the approval of the First Data merger proposal by the requisite majority of the total aggregate voting power of the First Data stockholders. Notwithstanding the foregoing, in the event that the First Data board effects a change in First Data recommendation in accordance with the merger agreement, New Omaha’s voting obligations will be modified so that its obligations to vote in favor of the transaction matters are with respect to (i) the number of shares of First Data common stock representing 30% of the aggregate voting power of the shares of First Data common stock issued and outstanding as of the time that the First Data board makes a change in First Data recommendation plus (ii) the number of shares of First Data common stock the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding shares of First Data common stock not covered by the preceding clause (i), is equal to the proportionate percentage. For more information, see “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180 and Annex B to this joint proxy and consent solicitation statement/prospectus.

In the event that there is a change in First Data recommendation, Fiserv has the right under the merger agreement to request First Data to, within three business days after a change in First Data recommendation, call, give notice of, convene and hold a meeting of its stockholders, which we refer to as the First Data special meeting, as soon as reasonably practicable after the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part, or the post-effective amendment thereto, as applicable, is declared effective. Upon such request by Fiserv, which we refer to as the First Data stockholder meeting election, First Data will be required to use its reasonable best efforts to cooperate with Fiserv to amend the registration statement, of which this joint proxy and consent solicitation statement/prospectus forms a part, to include a proxy solicitation statement of First Data. In connection with such First Data stockholder meeting, New Omaha has agreed to vote a number of shares of First Data common stock in favor of the First Data merger proposal pursuant to the modified voting obligations described above. For more information, see “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180 and Annex B to this joint proxy and consent solicitation statement/prospectus.

In the event that there is a First Data stockholder meeting election, First Data has agreed that, unless the merger agreement is terminated in accordance with its terms, a meeting of the First Data stockholders will be convened and the First Data merger proposal will be submitted to First Data stockholders for approval at such meeting.

Corporate Governance

Under the merger agreement, Fiserv and First Data have agreed to certain provisions relating to the governance of the combined company, including with respect to the election or appointment of Fiserv’s chief executive officer, chief operating officer and president and the chairman of the Fiserv board as of the effective time, and, as reflected in the Fiserv amended by-laws, the composition of the Fiserv board and board committees and the roles of the lead director and the chair of the compensation committee of the Fiserv board during the specified period. For a more detailed description of the governance matters relating to the combined company, see “The Merger—Governance of the Combined Company” beginning on page 140.

No Solicitation of Acquisition Proposals

Each of Fiserv and First Data has agreed that it will, and will cause its subsidiaries and its executive officers and directors, and use reasonable best efforts to cause its subsidiaries’ respective executive officers and directors and its and its subsidiaries’ respective employees, agents, accountants, consultants, investment bankers, advisors and representatives, which, together with the executive officers and directors, are referred to as representatives, to immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than First Data, in the case of Fiserv, or Fiserv, in the case of First Data, with respect to any acquisition proposal.

Each of Fiserv and First Data has agreed that it will not, and it will cause its subsidiaries and its executive officers and directors not to, and use reasonable best efforts to cause its subsidiaries’ respective executive officers and directors and its and its subsidiaries’ respective representatives that are not executive officers or directors not to, directly or indirectly:

•	solicit, initiate, seek or support or knowingly encourage or facilitate any inquiries or proposals with respect to any acquisition proposal;

•	engage or participate in any negotiations with any person concerning any acquisition proposal;

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provide any confidential or non-public information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to notify a person that makes any inquiry or offer with respect to an acquisition proposal of the existence of the non-solicitation provision of the merger agreement or solely to clarify whether any such inquiry or offer constitutes an acquisition proposal; or

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enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a certain confidentiality agreement as described below) relating to any acquisition proposal.

Notwithstanding the foregoing, prior to the approval by Fiserv shareholders of the Fiserv share issuance proposal or the submission by New Omaha of the New Omaha written consent, in the event that Fiserv or First Data, as applicable, receives an unsolicited bona fide written acquisition proposal after the date of the merger agreement (which acquisition proposal did not result from a breach of the merger agreement) and the Fiserv board or the First Data board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal, Fiserv or First Data, as applicable, may, and may permit its subsidiaries and its subsidiaries’ respective representatives to, furnish, or cause to be furnished, confidential or non-public information or data and participate in such negotiations or discussions to the extent that the Fiserv board or the First Data board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Prior to providing any confidential or non-public information or data permitted to be provided pursuant to the foregoing provisions, (i) Fiserv or First Data, as applicable, are obligated to enter into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Fiserv and First Data, and such confidentiality agreement will not provide such person with any exclusive right to negotiate with Fiserv or First Data, as applicable, and (ii) any confidential or non-public information to be provided by Fiserv or First Data, as applicable, to such third party shall have been previously provided, or is concurrently provided, to First Data, in the case of Fiserv, or Fiserv, in the case of First Data.

Fiserv and First Data have agreed to promptly (and, in any event, within 24 hours after receipt) notify the other party in writing following (i) its receipt of any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of, and the identity of the person making, such inquiry or acquisition proposal) and (ii) any related developments, discussions and negotiations. Each of Fiserv and First Data shall use its reasonable best efforts to enforce any existing confidentiality, standstill or similar agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

In this joint proxy and consent solicitation statement/prospectus, an “acquisition proposal” means, with respect to either party, other than the transactions contemplated by the merger agreement, any offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition of more than 25% of the consolidated assets of such party and its subsidiaries or more than 25% of the total voting power of the equity securities of such party or one or more of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such party, each of which we refer to as a trigger acquisition, (ii) any tender offer (including self-tender offer) or exchange offer that, if completed, would result in such third party beneficially owning more than 25% of the total voting power of the equity securities of such party or one or more of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction that results in a trigger acquisition by a third party.

Change in Board Recommendation

Under the merger agreement, subject to certain exceptions described below, each of Fiserv and First Data has agreed to use its reasonable best efforts to obtain the approval by Fiserv shareholders of the Fiserv share issuance proposal or the approval by First Data stockholders of the First Data merger proposal, as applicable.

However, if the Fiserv board or the First Data board, after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable law to continue to recommend the merger agreement, then the Fiserv board or the First Data board, as applicable, may take any of the following actions, which we refer to as the change in Fiserv recommendation or the change in First Data recommendation, as applicable:

•	withdraw, change, qualify or modify or publicly and affirmatively propose to withdraw, change, qualify or modify the applicable board of directors’ recommendation;

•	fail to include the applicable board of directors’ recommendation in this joint proxy and consent solicitation statement/prospectus;

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fail to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Fiserv common stock, in the case of the Fiserv board, or First Data common stock, in the case of the First Data board, within the 10 business days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer; or

•	approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any acquisition proposal.

Notwithstanding the foregoing, neither the Fiserv board nor the First Data board may effect a change in Fiserv recommendation or a change in First Data recommendation, as applicable, unless:

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(i) Fiserv or First Data, as applicable, has received an acquisition proposal after the date of the merger agreement that did not result from a breach of the merger agreement (and such proposal is not withdrawn) and the Fiserv board or the First Data board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such acquisition proposal constitutes a superior proposal; or (ii) an intervening event occurs or arises after the date of the merger agreement, and the Fiserv board or the First Data board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make its recommendation would be inconsistent with its fiduciary duties under applicable law;

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Fiserv gives First Data, in the case of the Fiserv board, or First Data gives Fiserv, in the case of the First Data board, at least four business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including in the case of an acquisition proposal, the latest material terms and conditions of, and the identity of any third party making, any such acquisition proposal and any amendment or modification thereof or, in the case of an intervening event, the nature of the intervening event in reasonable detail); and

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at the end of such notice period, each of the Fiserv board and the First Data board, as applicable, takes into account any amendment or modification to this merger agreement proposed by First Data, in the case of the Fiserv board (which is required to be negotiated in good faith by Fiserv), or by Fiserv, in the case of the First Data board (which is required to be negotiated in good faith by First Data), and after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable law to continue to recommend the merger agreement.

Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal, except that two business days’ prior written notice shall be given, instead of four business days as described above.

In this joint proxy and consent solicitation statement/prospectus, a “superior proposal” means a bona fide unsolicited written acquisition proposal (substituting “50%” for “25%” in the definition thereof) which the Fiserv board or the First Data board, as applicable, has determined in good faith, after receiving the advice of its outside counsel and its outside financial advisor, taking into account all factors that the Fiserv board or the First Data board considers relevant, including legal, financial, regulatory and other aspects of such offer or proposal and the person making the proposal, (i) would be more favorable, from a financial point of view, to Fiserv shareholders, in the case of Fiserv, or First Data stockholders, in the case of First Data, than the transactions contemplated by the merger agreement (after taking into account any proposed revisions to the terms of the merger agreement) and (ii) is reasonably capable of being completed.

In this joint proxy and consent solicitation statement/prospectus, an “intervening event,” with respect to a party, means any material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known to, and was not reasonably foreseeable by, the party’s board as of the date of the merger agreement and did not result from a breach of the merger agreement by the party, and (ii) does not relate to or involve an acquisition proposal. However, in no event will any of the following events constitute an intervening event with respect to that party: (A) any change, in and of itself, in the trading price or trading volume of the Fiserv common stock or the First Data common stock, or any change in credit ratings or ratings outlook, in and of itself, for Fiserv or First Data or any of their respective subsidiaries (but not including, in each case, the underlying causes thereof); (B) the fact, in and of itself, that Fiserv or First Data exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (C) compliance with or performance under the merger agreement or the transactions contemplated by the merger agreement.

Employee Matters

The parties have agreed that any employee, director, officer or independent contractor of First Data or certain of its subsidiaries, whom we refer to as the First Data employees, as of the effective time who continue to remain employed with Fiserv or its subsidiaries (including the surviving corporation), whom we refer to collectively as the continuing employees, shall, during the period commencing at the effective time and ending on the first anniversary of the closing date, for so long as they are employed, be provided with base salary or base wage, target annual cash bonus opportunities, severance benefit protections, and pension and welfare benefits (excluding equity and long-term incentive compensation) that are no less favorable, in the aggregate, than those provided to such continuing employees immediately prior to the effective time. However, notwithstanding the foregoing, these requirements shall not apply to continuing employees who are covered by a collective bargaining agreement. Without limiting the foregoing, during the two-year period commencing on the closing date, Fiserv or its applicable subsidiary shall continue to maintain, without amendment thereto, certain First Data severance plans and arrangements.

With respect to any Fiserv benefit plan in which any continuing employees become eligible to participate on or after the effective time, which we refer to as the new plans, Fiserv shall use commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the continuing employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous First Data benefit plan in which the continuing employee participated immediately prior to the effective time, (ii) provide each continuing employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under a benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous First Data benefit plan in which the continuing employee participated immediately prior to the effective time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any new plans and (iii) give the continuing employees service credit for such continuing employee’s employment with First Data or its applicable subsidiary for all purposes in any new plan to the same extent that such service was taken into account under the analogous First Data benefit plan in which the continuing employee participated immediately prior to the effective time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

If requested by Fiserv in writing at least 10 business days prior to the effective time, First Data shall cause any 401(k) plan sponsored or maintained by First Data, which we refer to as the First Data 401(k) plan, to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. In the event that Fiserv requests that any First Data 401(k) plan be terminated, the continuing employees shall be eligible to participate, effective as of the effective time, in a 401(k) plan sponsored or maintained by Fiserv or one of its subsidiaries, which we refer to as a Fiserv 401(k) plan. First Data and Fiserv shall take any and all actions as may be required, to permit the continuing employees who are then actively employed to make rollover contributions to the Fiserv 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

Prior to the effective time, Fiserv and First Data have agreed to act in good faith and use reasonable best efforts to mutually agree upon a leadership incentive plan that shall provide for cash and equity incentive compensation to be awarded to eligible continuing employees and eligible Fiserv employees, which we refer to as the post-closing leadership incentive plan, which plan shall cover periods following the closing and become effective following the closing upon the approval of the compensation committee of the Fiserv board.

Prior to making any material written communications to First Data employees pertaining to matters that are affected by the transactions contemplated by the merger agreement, First Data shall provide Fiserv with a copy of the intended communication, Fiserv shall have a reasonable period of time to review and comment on the communication, and First Data shall consider any such comments in good faith.

In addition, Fiserv and First Data agreed that, between the date of the merger agreement and the closing date, the Fiserv CEO and the First Data CEO will work together in good faith to establish and implement an employee retention program for the benefit of Fiserv and First Data employees, with an available retention pool that is sized in proportion to the targeted amount of synergies and other integration objectives.

Debt Financing

No Financing Condition

Fiserv’s obligation to complete the merger is not contingent on Fiserv’s ability to obtain financing.

Fiserv’s Obligations to Obtain Financing

Fiserv has agreed to use its reasonable best efforts to take all actions and to do all things necessary to arrange and complete the debt financing for the merger, which we refer to as the debt financing, on the terms and conditions described in the commitment letter, to the extent required to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions. In particular, Fiserv has agreed to use reasonable best efforts to (i) maintain in effect the commitment letter, (ii) satisfy (or obtain the waiver of) all conditions to funding the debt financing that are within Fiserv’s control, (iii) negotiate and enter into definitive documentation for the debt financing on terms and conditions not materially less favorable than those described in the commitment letter by the closing date, and (iv) enforce its rights under the commitment letter. Upon satisfaction of all conditions to funding contained in the commitment letter, Fiserv has agreed to use its reasonable best efforts to cause the financing sources that are party to the commitment letter and any definitive financing agreements, which we refer to as the financing sources, to fund the debt financing required to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions.

If any portion of the debt financing becomes unavailable and such portion is necessary to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions, Fiserv must (i) promptly notify First Data and (ii) use its reasonable best efforts to obtain alternative financing as promptly as practicable in an amount, when taken together with cash on hand and other sources available to Fiserv on the closing date, sufficient to refinance such outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions, and on terms and conditions that, taken as a whole, are not materially less beneficial to Fiserv than those contained in the commitment letter and would not reasonably be expected to prevent, materially impede or materially delay the completion of the merger and the transactions contemplated by the merger agreement.

Fiserv has agreed to give First Data prompt written notice of, among other things, (i) any material breach, material default, repudiation, cancellation or termination of the commitment letter of which it has become aware, (ii) the receipt by Fiserv of any written notice from any financing source party to the commitment letter asserting any material breach, material default, repudiation, cancellation or termination by any party to the commitment letter, or (iii) if Fiserv believes in good faith that there is or there is reasonably likely to be a material dispute or disagreement among parties to the commitment letter or any definitive document relating to the debt financing with respect to the obligations to fund the financing contemplated by the commitment letter. Fiserv has also agreed to keep First Data informed on a reasonably current basis of the status of its efforts to complete the debt financing.

Fiserv may not, without First Data’s prior written consent (not to be unreasonably withheld or delayed), permit any amendment or modification to, or any waiver of any provision under, the commitment letter or any definitive document relating to the debt financing if such amendment, modification or waiver (i) decreases the aggregate amount of debt financing to an amount that would be less than the amount required, when taken together with cash on hand and other sources available to Fiserv on the closing date, to refinance certain outstanding indebtedness of First Data and its subsidiaries on the closing date, make cash payments in lieu of fractional shares as part of the merger consideration and pay fees and expenses related to the merger, the refinancing and the related transactions, (ii) imposes new or additional conditions or expands, amends or modifies any of the conditions to the receipt of the debt financing, (iii) could reasonably be expected to prevent, materially impede or materially delay the completion of the transactions contemplated by the merger agreement or (iv) materially and adversely impacts the ability of Fiserv to enforce its rights under the commitment letter. In any event, Fiserv may amend the commitment letter to (A) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the commitment letter as of the date of the merger agreement or (B) increase the aggregate amount of the debt financing.

Cooperation of First Data

First Data has agreed to use reasonable best efforts to provide to Fiserv, at Fiserv’s sole expense, all cooperation as may be reasonably requested by Fiserv in connection with the arrangement of the debt financing (including any of the permanent financing referred to in the debt commitment letter), including to:

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promptly furnish Fiserv and the financing sources with certain information (including financial information) relating to First Data, to the extent required for registered offerings of debt securities, and to the extent customarily included in syndication materials for credit facilities;

•	make senior management available, at reasonable times and upon reasonable notice, to participate in meetings, drafting sessions, presentations, due diligence sessions and other syndication activities;

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assist Fiserv and the financing sources in the preparation of (i) public or private offering documents, syndication documents and other syndication materials for any portion of the debt financing and (ii) materials for rating agency presentations;

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cooperate with the marketing efforts of Fiserv and the financing sources, including, to the extent applicable, by obtaining representation and authorization letters and arranging for customary auditor consents;

•	assist in obtaining or updating corporate and facility credit ratings;

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use reasonable best efforts to cause its independent registered accounting firm and internal and external counsel to provide assistance to Fiserv, including in connection with any comfort letters and opinions of counsel;

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provide to Fiserv and the financing sources promptly, and, in any event, at least five business days prior to the closing date, all documentation and other information about First Data and its affiliates required by the financing sources or regulatory authorities with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent such documentation and other information is requested in writing at least 10 business days prior to the closing date;

•	assist with the negotiation and preparation of the definitive documentation for the debt financing as may be reasonably requested by Fiserv;

•	ensure that Fiserv benefits from First Data’s existing lending relationships;

•	take all corporate action to permit completion of the debt financing and the proceeds thereof to be made available on the closing date; and

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at Fiserv’s request, provide all reasonable assistance to Fiserv to complete the refinancing of the First Data existing debt, including to arrange for the following to the extent contingent on the effective time:

(i) the optional redemption, satisfaction and discharge or other repurchase, or tender offer for, some or all of the notes issued pursuant to First Data’s existing indentures and (ii) the repayment or prepayment of amounts outstanding under First Data’s existing credit agreement and receivables financing agreement, including, in each case, by preparing customary notices in connection with the foregoing. In addition, First Data has agreed to cooperate in obtaining from any applicable lenders customary payoff letters, lien and guarantee releases or terminations in respect of the First Data existing debt.

The actions required in connection with the foregoing shall not (i) require cooperation from First Data to the extent it would require First Data or any of its subsidiaries or any their respective representatives to incur any monetary liability, pay any fees, reimburse any expenses, or provide any indemnity that is not contingent on the closing of the merger or for which Fiserv is not obligated to reimburse or indemnify First Data or its subsidiaries, or take any actions that would cause First Data or any of its subsidiaries to breach the merger agreement or become unable to satisfy a condition to the closing of the merger, (ii) involve any binding commitment or agreement by First Data or any of its subsidiaries that is not conditioned on the closing and does not terminate without liability to First Data and its subsidiaries and representatives on termination of the merger agreement, (iii) require cooperation to the extent that it would unreasonably interfere with the operations of Fiserv, (iv) require First Data to provide information the disclosure of which is prohibited by law, or (v) require First Data to take action that will conflict with or violate its organizational documents or any applicable law or legal proceeding.

The merger agreement provides that Fiserv will, promptly upon written request by First Data, reimburse First Data for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and accounting fees) incurred by First Data or any of its subsidiaries in satisfying its obligations described above in this section. Fiserv has also agreed to indemnify and hold harmless First Data and its affiliates from and against any and all losses actually suffered or incurred in connection with the arrangement of the debt financing and any information provided or used in connection therewith (other than the information provided by First Data or any of its subsidiaries for use in connection with the debt financing or to the extent arising from willful misconduct, gross negligence or fraud of First Data or its subsidiaries or any of its affiliates or representatives).

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Fiserv will, and will cause the surviving company to, indemnify and hold harmless, to the fullest extent that First Data would be permitted to do so, by applicable law, each present and former (determined as of the effective time) director or officer of First Data and its subsidiaries and any person who, prior to or at the effective time, served at the request of First Data or any of its subsidiaries as a director or officer of another person in which First Data or any of its subsidiaries has an equity investment, in each case, when acting in such capacity, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any action or any other threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising in whole or in part out of, or pertaining to the fact that such is or was serving in such capacity or matters existing or occurring at or prior to the effective time.

In addition, prior to the effective time, Fiserv will, and will cause the surviving corporation to, obtain and fully pay the premium for six-year “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of First Data’s existing directors’ and officers’ insurance policies and First Data’s existing fiduciary liability insurance policies, in each case, from one or more insurance carriers with the same or better credit rating as First Data’s insurance carrier as of the date of the merger agreement with respect to such insurance policies with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as First Data’s existing policies with respect to matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the merger), subject to the premium cap. In lieu of the foregoing, First Data, in consultation with, but only upon the consent of, Fiserv, may (and, at the request of Fiserv, First Data will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under First Data’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

The First Data indemnified persons described in the first paragraph of this section will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Litigation

Each of Fiserv and First Data has agreed to promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity or arbitrator pending or threatened in writing against Fiserv, First Data or any of their respective affiliates (other than any negotiations or proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL) that (i) questions or would reasonably be expected to question the validity of the merger agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Fiserv, First Data, or their respective affiliates with respect hereto or thereto, or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. In addition, each of Fiserv and First Data has agreed to give the other party the opportunity to participate, at such party’s own expense, in the defense or settlement of any stockholder litigation against First Data and/or its directors or affiliates or Fiserv and/or its directors or affiliates relating to the transactions contemplated by the merger agreement, and no such settlement shall be agreed without Fiserv’s or First Data’s, as applicable, prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Conditions to the Completion of the Merger

The respective obligations of each of First Data, Fiserv, and Merger Sub to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

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First Data Stockholder Approval and Fiserv Shareholder Approval. The approval of the First Data merger proposal by First Data stockholders must have been obtained, and the approval of the Fiserv share issuance proposal by Fiserv shareholders must have been obtained.

•	NASDAQ Listing. Shares of Fiserv common stock that will be issued in the merger must have been authorized for listing on the NASDAQ, subject to official notice of issuance.

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Effectiveness of the Registration Statement. The registration statement of which this joint proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order issued by the SEC or any proceedings for that purpose that have been initiated or threatened by the SEC and not withdrawn.

•

No Injunction or Restraints and No Illegality. There must not be any order, injunction or decree issued by any governmental entity of competent jurisdiction preventing the completion of the merger in effect, and there must not be any statute, rule or regulation that has been enacted, entered, promulgated or enforced by any relevant governmental entity which prohibits or makes illegal completion of the merger.

•	Requisite Regulatory Approvals. All requisite regulatory approvals as described below must have been obtained:

•

any applicable waiting period under the HSR Act must have been expired or been earlier terminated and any customary timing agreement delaying the closing entered into in connection therewith must have expired, which we refer to as the HSR Act clearance;

•

all other authorizations, consents, orders, approvals, filings and declarations, and all other expirations of waiting periods, required pursuant to other antitrust or competition laws of certain non-U.S. jurisdictions as agreed to by the parties must have been obtained; and

•

certain additional regulatory approvals as agreed to by the parties must have been obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired or been terminated.

The obligations of Fiserv and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Fiserv, at or prior to the effective time, of the following conditions:

•

subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of First Data must be true and correct as of the date of the merger agreement and as of and as though made on the closing date (except to the extent a representation or warranty speaks as of an earlier date, in which case as of such date);

•	First Data must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing; and

•	Fiserv must have obtained a tax opinion from Sullivan & Cromwell or another nationally recognized law firm that the merger will constitute a “reorganization” under the Code.

The obligations of First Data to effect the merger are subject to the satisfaction, or waiver by First Data, at or prior to the effective time, of the following conditions:

•

subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Fiserv must be true and correct as of the date of the merger agreement and as of and as though made on the closing date (except to the extent a representation or warranty speaks as of an earlier date, in which case as of such date);

•

each of Fiserv and Merger Sub must have performed or complied in all material respects with all covenants required to be performed and complied with by it under the merger agreement at or prior to the closing;

•	First Data must have obtained a tax opinion from Simpson Thacher or another nationally recognized law firm that the merger will constitute a “reorganization” under the Code; and

•

The Fiserv amended by-laws must have been adopted and Fiserv must have taken all actions necessary to cause the governance terms agreed to by the parties in the merger agreement to be completed and become effective as of the effective time.

Termination

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time by mutual consent of Fiserv and First Data in a written instrument.

Termination by Either Fiserv or First Data

Either Fiserv or First Data may terminate the merger agreement at any time prior to the effective time under the following circumstances:

•

if (i) any governmental entity required to grant a requisite regulatory approval has denied approval of the merger and such denial has become final and non-appealable or (ii) any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger (unless the occurrence of the foregoing is due to the failure of the party seeking to terminate the merger agreement to perform or comply with the covenants and agreements of such party set forth in the merger agreement) (such termination we refer to as regulatory approval failure termination);

•	if the merger has not completed by October 16, 2019, referred to as the initial termination date and, as it may be extended below, referred to as the termination date:

•

if, on the initial termination date, any of the requisite regulatory approvals has not been obtained and all of the other conditions to closing set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), the initial termination date may be extended by either Fiserv or First Data to January 16, 2020, referred to as the first extended termination date, on written notice to the other party on or by the initial termination date;

•

if, on the first extended termination date, any of the requisite regulatory approvals has not been obtained and all of the other conditions to closing set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), the first extended termination date may be extended by either Fiserv or First Data to April 16, 2020, referred to as the second extended termination date, on written notice to the other party on or by the first extended termination date; and

notwithstanding the foregoing, if the failure of the closing to occur by the initial termination date, the first extended termination date or the second extended termination date, as applicable, is due to the failure of the party seeking to terminate the merger agreement or to extend the termination date, as applicable, to perform or observe the covenants and agreements of such party set forth in the merger agreement, such party will not have the right to seek to terminate the merger agreement or to extend the termination date, as applicable;

•

if the requisite approval by the First Data stockholders of the First Data merger proposal has not been obtained by the time that either (i) in the event that a First Data meeting election has not been made pursuant to the merger agreement, the Fiserv shareholder meeting has been concluded or (ii) in the event that a First Data meeting election has been made pursuant to the merger agreement, the First Data stockholder meeting has been concluded; or

•

if the Fiserv shareholder meeting (including any adjournments or postponements) has concluded and the requisite approval by the Fiserv shareholders of the Fiserv share issuance proposal has not been obtained.

Termination by Fiserv

Fiserv may also terminate the merger agreement at any time prior to the effective time under the following circumstances:

•

provided that Fiserv is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of First Data, which breach or failure to be true, either individually or in the aggregate with all other breaches by First Data (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the date on which the closing would otherwise have been required to occur pursuant to the merger agreement, the failure of a condition to close as set forth in the merger agreement, and which breach is not cured within the earlier of the termination date and 60 days following written notice to First Data or by its nature or timing cannot be cured; or

•

prior to obtaining the requisite approval by the First Data stockholders of the First Data merger proposal, if the First Data board has (i) failed to recommend in this joint proxy and consent solicitation statement/prospectus that the First Data stockholders approve the merger agreement, (ii) effected a change in First Data recommendation, as described in “The Merger Agreement—Change in Board

Recommendation” beginning on page 168, (iii) failed to issue a press release reaffirming the First Data board’s recommendation within 10 business days after receipt of a written request from the Fiserv board to do so following an acquisition proposal with respect to First Data that is publicly announced or (iv) submitted the First Data merger proposal to the First Data stockholders for adoption without a recommendation for adoption.

Termination by First Data

First Data may also terminate the merger agreement at any time prior to the effective time under the following circumstances:

•

provided that First Data is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Fiserv or Merger Sub, which breach or failure to be true, either individually or in the aggregate with all other breaches by Fiserv or Merger Sub (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the date on which the closing would otherwise have been required to occur pursuant to the merger agreement, the failure of a condition to close as set forth in the merger agreement, and which breach is not cured within the earlier of the termination date and 60 days following written notice to Fiserv or by its nature or timing cannot be cured; or

•

prior to obtaining the requisite approval by the Fiserv shareholders of the Fiserv share issuance proposal, if the Fiserv board has (i) failed to recommend in this joint proxy and consent solicitation statement/prospectus that the Fiserv shareholders approve the Fiserv share issuance proposal, (ii) effected a change in Fiserv recommendation, as described in “The Merger Agreement—Change in Board Recommendation” beginning on page 168, (iii) failed to issue a press release reaffirming the Fiserv board’s recommendation within 10 business days after receipt of a written request from the First Data board to do so following an acquisition proposal with respect to Fiserv that is publicly announced or (iv) submitted the Fiserv share issuance proposal to the Fiserv shareholders for approval without a recommendation for approval.

Termination Fee

Fiserv will be required to pay to First Data a termination fee of $665 million under the following circumstances:

•

in the event that the merger agreement is terminated by either First Data or Fiserv pursuant to an outside date termination, and, at the time of termination, the condition to closing set forth in the merger agreement relating to no injunctions or restraints and no illegality (see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 174) as it relates to any antitrust or competition law of the United States is not satisfied as a result of an action initiated or pursued by a governmental entity or the condition to closing set forth in the merger agreement relating to HSR Act clearance is not satisfied, subject to the certain conditions as provided in the merger agreement;

•

in the event that the merger agreement is terminated either First Data or Fiserv pursuant to a regulatory approval failure termination as a result of HSR Act clearance not being obtained or an order, injunction, or decree giving rise to such termination in connection with any antitrust or competition law in the United States that arises from an action initiated or pursued by a governmental entity, subject to the certain conditions as provided in the merger agreement;

•

in the event that the merger agreement is terminated by First Data pursuant to a Fiserv material breach termination based on a failure by Fiserv to perform its covenants or agreements under the merger agreement relating to regulatory matters with respect to any antitrust or competition law of the United States (see “The Merger Agreement—Regulatory Matters; Efforts to Complete the Merger” beginning on page 164), subject to the certain conditions as provided in the merger agreement;

•	in the event that the merger agreement is terminated by First Data pursuant to a change in Fiserv recommendation termination; or

•	in the event that:

•

after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to the Fiserv board or directly to Fiserv’s shareholders generally or any person has publicly announced a bona fide acquisition proposal with respect to Fiserv;

•	such acquisition proposal has not been withdrawn;

•

thereafter the merger agreement is terminated (i) by either Fiserv or First Data pursuant to an outside date termination without the approval by the Fiserv shareholders of the Fiserv share issuance proposal having been obtained or if the requisite approval by the Fiserv shareholders of the Fiserv share issuance proposal has not been obtained or (ii) by First Data pursuant to a Fiserv material breach termination; and

•

prior to the date that is 12 months after the date of such termination, Fiserv enters into a definitive agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) (for purposes of this provision only, all references in the definition of acquisition proposal to “25%” instead refer to “50%”).

First Data will be required to pay to Fiserv a termination fee of $665 million under the following circumstances:

•	in the event that the merger agreement is terminated by Fiserv pursuant to a change in First Data recommendation termination; or

•	in the event that:

•

after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to the First Data board or a senior executive of New Omaha’s sponsor who is a member of the First Data board or directly to First Data’s stockholders generally or any person has publicly announced a bona fide acquisition proposal with respect to First Data;

•	such acquisition proposal has not been withdrawn;

•

thereafter the merger agreement is terminated (i) by either Fiserv or First Data pursuant to an outside date termination without the approval by the First Data stockholders of the First Data merger proposal having been obtained, or (ii) by Fiserv pursuant to a First Data material breach termination; and

•

prior to the date that is 12 months after the date of such termination, First Data enters into a definitive agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) (for purposes of this provision only, all references in the definition of acquisition proposal to “25%” instead refer to “50%”).

Specific Performance

The parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. This right is in addition to any other remedy to which such party is entitled at law or in equity.

Expenses

Subject to any termination fee as described above, each party is required to pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby, except that the parties will share equally all costs and expenses of printing and mailing this joint proxy and consent solicitation statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

Governing Law

The merger agreement will be governed and construed in accordance with the laws of the State of Delaware, except that matters relating to the fiduciary duties of the Fiserv board will be governed and construed in accordance with the laws of the State of Wisconsin.

THE ANCILLARY AGREEMENTS

The following section summarizes material provisions of the voting and support agreement, shareholder agreement and registration rights agreement, which we refer to collectively as the ancillary agreements, which are included in this joint proxy and consent solicitation statement/prospectus as Annex B, Annex C and Annex D, respectively, and are incorporated by reference herein in their entirety and qualify the following summary in its entirety. The rights and obligations of Fiserv and New Omaha are governed by these agreements and not by this summary or any other information contained in or incorporated by reference herein. You are urged to read the ancillary agreements carefully and in their entirety, as well as this joint proxy and consent solicitation statement/prospectus and the information incorporated by reference herein, before making any decisions regarding the merger agreement and the transactions contemplated thereby and the proposals. See “Where You Can Find More Information” beginning on page 235.

Voting and Support Agreement

Concurrently with the execution of the merger agreement, Fiserv and New Omaha entered into a voting and support agreement, dated the date of the merger agreement, with respect to all shares of First Data common stock that New Omaha beneficially owns as of the date of the merger agreement or thereafter.

Voting

New Omaha has irrevocably and unconditionally agreed that it will, within 24 hours after the time at which the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus forms a part, becomes effective under the Securities Act and after New Omaha receives this joint proxy and written consent statement/prospectus, execute and deliver its written consent covering all of the shares of First Data common stock subject to the voting and support agreement approving the merger, adopting the merger agreement and approving any other matters necessary for the completion of the transactions contemplated by the merger agreement, including the merger, which are referred to as transaction matters.

Notwithstanding the foregoing, in the event that the First Data board effects a change in First Data recommendation in accordance with the merger agreement, New Omaha’s voting obligations described above will be modified so that its obligations to vote in favor of the transaction matters are with respect to (i) the number of shares of First Data common stock representing 30% of the aggregate voting power of the shares of First Data common stock issued and outstanding as of the time that the First Data board makes a change in First Data recommendation plus (ii) the number of shares of First Data common stock the aggregate voting power of which, as a percentage of the aggregate voting power of all outstanding shares of First Data common stock not covered by the preceding clause (i), is equal to the proportionate percentage.

In addition, pursuant to the voting and support agreement, New Omaha has irrevocably appointed as its proxy and attorney-in-fact during the term of the voting and support agreement, Fiserv and any person designated in writing by Fiserv, to consent or vote shares of First Data common stock subject to the voting and support agreement in accordance with the foregoing. Fiserv expects to exercise such proxy in the event that New Omaha fails to satisfy its obligations to vote under the voting and support agreement.

As of the date of the voting and support agreement, the voting and support agreement covered 364,441,146 shares of First Data Class B common stock, or approximately 86% of the total aggregate voting power of the shares of First Data common stock issued and outstanding. Unless the First Data board effects a change in First Data recommendation in accordance with the merger agreement, the First Data merger proposal will be approved upon the execution and delivery by New Omaha of its written consent pursuant to the voting and support agreement as described above.

Restrictions on Transfer

New Omaha has agreed that, prior to the termination of the voting and support agreement, it will not transfer, constructively transfer, or otherwise enter into any agreement or understanding with respect to a transfer or constructive transfer relating to, any shares of First Data common stock beneficially owned or acquired by New Omaha on or after the date of the voting and support agreement.

Other Covenants

New Omaha has also agreed, to the full extent permitted by law, to irrevocably and unconditionally waive, and agree not to exercise, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the merger that it may have by virtue of its ownership of any shares of First Data common stock.

New Omaha has also agreed not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Fiserv, Merger Sub or First Data or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of the voting and support agreement or the merger agreement or the completion of the transactions contemplated thereby, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the voting and support agreement or (ii) alleging a breach of any fiduciary duty of the First Data board in connection with the voting and support agreement or the merger agreement or the completion of the transactions contemplated thereby.

Termination

The voting and support agreement, including the irrevocable proxy granted thereunder, will terminate upon the termination of the merger agreement in accordance with its terms.

Shareholder Agreement

Concurrently with the execution of the merger agreement, Fiserv and New Omaha entered into a shareholder agreement, dated the date of the merger agreement and effective as of the effective time.

Standstill

New Omaha and Fiserv have agreed that until the aggregate beneficial ownership of New Omaha and all affiliate transferees first falls below 5%:

•

New Omaha will not, and will cause certain of its affiliates not to, acquire, offer, propose to acquire or agree to acquire any additional shares of Fiserv common stock other than the Fiserv common stock acquired in the merger or through stock dividends; and

•

New Omaha and certain of its affiliates will be subject to certain standstill provisions, including prohibitions against soliciting, encouraging, assisting, negotiating or making any public announcements with respect to (i) any acquisition of additional shares of Fiserv common stock, (ii) any extraordinary transaction, restructuring or similar transactions involving Fiserv or any of its subsidiaries, (iii) any voting agreements with third parties, (iv) influencing management or the Fiserv board or seeking seats on the Fiserv board except as permitted in the merger agreement or (v) calling any special shareholder meeting or soliciting any written consents or proxies.

Restrictions on Transfer

New Omaha has agreed, for the first three months following the effective time, not to transfer any shares of Fiserv common stock except (i) to an affiliate of New Omaha that agrees in writing to be bound by the shareholder agreement, which we refer to as an affiliate transferee; (ii) to Fiserv; or (iii) in a distribution to New Omaha’s equityholders.

After the three-month anniversary of the effective time, New Omaha may transfer its shares of Fiserv common stock (A) in open market transactions under Rule 144 under the Securities Act, (B) in privately negotiated transactions, or (C) via widespread public offerings, and, with respect to each of (A), (B) and (C), until the shareholder agreement is terminated in accordance with its terms and subject to certain volume and other limitations.

Director Election and Appointment Rights

Fiserv has agreed to grant New Omaha certain director election and appointment rights until the aggregate beneficial ownership of New Omaha and all affiliate transferees first falls below 5%, including, among others:

•	appointing the New Omaha designee as a director of the Fiserv board on the closing date;

•

including the New Omaha designee in its slate of nominees for election as a director of Fiserv at each annual or special meeting of shareholders of Fiserv at which directors are to be elected and at which the seat held by the New Omaha designee is subject to election, which are referred to as Fiserv election meetings;

•

using commercially reasonable efforts to cause the New Omaha designee to be elected at each of the Fiserv election meetings (including recommending that the Fiserv shareholders vote in favor of the election of the New Omaha designee and otherwise supporting the New Omaha designee for election in a manner no less rigorous and favorable than the manner in which Fiserv supports its other nominees); and

•

if the New Omaha designee is not elected to the Fiserv board at any annual meeting or becomes unable to serve for any reason or is removed during the course of his term as a director of Fiserv, promptly appointing the replacement of such New Omaha designee to the Fiserv board to serve until the following election meeting, subject to the terms of the shareholder agreement.

“New Omaha designee” refers to (i) Mr. Nuttall, or, if not Mr. Nuttall, either Henry R. Kravis or Mr. Olson (as determined by New Omaha in its sole discretion), or (ii) any replacement New Omaha designee appointed in accordance with the terms of the shareholder agreement.

Termination

The shareholder agreement will terminate upon the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) the aggregate beneficial ownership of New Omaha and certain of its affiliates ceasing to be at least 3% of the issued and outstanding shares of Fiserv common stock.

Registration Rights Agreement

Concurrently with the execution of the merger agreement, Fiserv and New Omaha entered into a registration rights agreement, dated the date of the merger agreement and effective as of the effective time. The registration rights agreement, among other things, grants certain registration rights to New Omaha, including shelf registration rights, demand registration rights and piggyback registration rights. Affiliate transferees may also become a party to the registration rights agreement. For purposes of this description of the registration rights agreement, we refer to New Omaha and such affiliate transferees collectively as New Omaha holders.

Shelf Registration Rights

If requested by a New Omaha holder, as promptly as practicable following such holder’s request (and no later than 45 days following such request), Fiserv will prepare and, following the three-month anniversary of the effective time, file with the SEC a shelf registration statement that covers all registrable shares then outstanding for a shelf registration. In this joint proxy and consent solicitation statement/prospectus, “registrable shares” refer to any shares of Fiserv common stock held or beneficially owned by any New Omaha holder, provided that such shares will cease to be registrable shares if and when (i) such shares have been transferred in accordance with the terms of the shareholder agreement (but not including transfers to affiliate transferees), or (ii) the aggregate ownership of all New Omaha holders ceases to be at least 2% of the issued and outstanding shares of Fiserv common stock.

A New Omaha holder will be entitled, at any time and from time to time when a shelf registration statement is effective, to sell any or all of the registrable shares covered by such shelf registration statement, which we refer to as a shelf takedown, and a New Omaha holder intending to effect a shelf takedown will be entitled to request by written notice to Fiserv that the shelf takedown be an underwritten offering, which we refer to as an underwritten takedown, subject to certain restrictions, including:

•

that Fiserv will not be required to facilitate an underwritten shelf takedown unless the expected aggregate gross proceeds from such offering are at least $500 million (without regard to any underwriting discount or commission); and

•	that Fiserv will not be required to effect more than three underwritten shelf takedowns or demand registrations in any 12-month period.

In addition, no New Omaha holder will be permitted to sell more than 5% of the total number of outstanding shares of the Fiserv common stock in any six-month period pursuant to shelf takedowns that are not underwritten offerings.

Demand Registration Rights

If, at any time following the three-month anniversary of the effective time, Fiserv is no longer eligible to use a shelf registration statement, a New Omaha holder may request to sell all or part of its registrable shares pursuant to a registration statement separate from a shelf registration statement, which we refer to as a demand registration, subject to certain restrictions similar to those described above under “The Ancillary Agreements—Registration Rights Agreement—Shelf Registration Rights.” However, a registration will not count as a demand registration unless and until the holders of registrable shares are able to register and sell at least 75% of the registrable shares requested to be included in such registration.

Piggyback Registration Rights

If and whenever Fiserv proposes to register any shares of common stock with the SEC (other than a registration relating to offerings pursuant to any employee stock plan, a merger or acquisition or in connection with any dividend or distribution reinvestment plan) for its own account or for one or more shareholders of Fiserv (other than holders of the registrable shares), which we refer to as a piggyback registration, Fiserv must give prompt written notice to each holder of registrable shares of its intention to effect such a piggyback registration. If a holder of registrable shares so requests, Fiserv must include any such registrable shares in the piggyback registration.

Holdback

To the extent requested by the managing underwriter(s) for the applicable offering, Fiserv will not effect any sale under the Securities Act or other public distribution of Fiserv common stock during the period commencing two days prior to and 90 days after the pricing of an underwritten offering by a New Omaha holder pursuant to a shelf registration or demand registration under the registration rights agreement. This holdback requirement will be applicable to the New Omaha holder only if, for so long as and to the extent that Fiserv is subject to the same restrictions.

Suspensions

Fiserv will be entitled to delay or suspend the filing, effectiveness or use of a registration statement or prospectus if it would otherwise be reasonably expected to require Fiserv to disclose any material non-public information that Fiserv would not otherwise be required to disclose at such time or the registration or offering proposed to be delayed or suspended would reasonably be expected to, if not delayed or suspended, have a material adverse effect on any pending negotiations of Fiserv to effect certain transactions. However, Fiserv will not be entitled to exercise such delay or suspension more than twice during any 12-month period or for a period exceeding 60 days on any one occasion.

In addition to the foregoing, in no event will Fiserv be required to file any registration statement, prospectus or related amendments, or undertake any underwritten offering during certain designated quarterly blackout periods.

Termination

The registration rights agreement will terminate upon the earlier of (i) the termination of the merger agreement in accordance with its terms and (ii) with respect to any New Omaha holder, when such New Omaha holder ceases to hold or beneficially own any registrable shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 16, 2019, Fiserv, First Data and Merger Sub entered into the merger agreement providing for the acquisition of First Data by Fiserv. Subject to the satisfaction or (to the extent permitted by law) waiver of the closing conditions set forth in the merger agreement, including the approval of the Fiserv share issuance proposal by Fiserv shareholders and the approval of the First Data merger proposal by First Data stockholders, Fiserv will acquire First Data. In the merger, Merger Sub will merge with and into First Data. First Data will be the surviving corporation in the merger, will be a direct, wholly owned subsidiary of Fiserv following completion of the merger, and will no longer be a publicly traded corporation.

In conjunction with the merger, Fiserv has entered into certain financing arrangements, some of which it expects to replace prior to the closing of the merger. Refer to “The Merger—Debt Financing” beginning on page 143 for a description of the debt financing arrangements.

The following unaudited pro forma condensed combined financial statements give effect to the merger and include adjustments for the following:

•	certain reclassifications to conform historical financial statement presentation of Fiserv and First Data;

•

application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, which we refer to as ASC 805, “Business Combinations,” to reflect estimated merger consideration of approximately $42.0 billion ($24.4 billion in share consideration based on the closing price of Fiserv common stock on March 5, 2019, and $17.6 billion (which includes accrued interest and prepayment penalties associated with the First Data debt) in repayment of First Data debt) in exchange for 100% of all outstanding First Data common stock;

•	the proceeds and uses of the new and amended financing arrangements expected to be entered into and incurred in connection with the merger; and

•	transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Fiserv and the related notes included in Fiserv’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of First Data and the related notes included in First Data’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2018 combines the historical consolidated statements of income of Fiserv and First Data, giving effect to the merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2018 combines the historical consolidated balance sheets of Fiserv and First Data, giving effect to the merger as if it had been completed on December 31, 2018.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing effect on the combined results of Fiserv and First Data. The unaudited pro forma condensed combined financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger.

The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

As of the date of this joint proxy and consent solicitation statement/prospectus, Fiserv has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the First Data assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets. Accordingly, apart from intangible assets, First Data assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of First Data’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on First Data’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the total merger consideration will be determined based on (i) the closing price of Fiserv common stock on the closing date and the number of issued and outstanding shares of First Data common stock immediately prior to the closing, and (ii) the outstanding debt to be repaid as of the closing date, which may differ from the amount of debt outstanding as of December 31, 2018. The debt that is anticipated to be incurred to finance the merger is included in the unaudited pro forma condensed combined financial statements reflecting the terms and rates Fiserv expects to achieve based on current market rates. The actual financing and terms of the financing will be subject to market conditions. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements, and the differences may be material.

Fiserv has not identified all adjustments necessary to conform First Data’s accounting policies to Fiserv’s accounting policies. Upon completion of the acquisition, or as more information becomes available, Fiserv will perform a more detailed review of First Data’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. Further, there were no material intercompany transactions and balances between Fiserv and First Data as of and for the year ended December 31, 2018.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. Fiserv estimated the fair value of First Data’s assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in First Data’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon completion of the merger, a final determination of the fair value of First Data’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

FISERV, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2018

(in millions)

	Historical Fiserv	Historical First Data	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma Adjustments	(Note 4)		Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$415	$555	$—	$(969)	(a	)	$1
Trade accounts receivable, less allowance for doubtful accounts	1,049	2,217	—	—			3,266
Prepaid expenses and other current assets	760	319	—	—			1,079
Settlement assets	—	11,423	—	—			11,423

Total current assets	2,224	14,514	—	(969)			15,769
Property and equipment, net	398	905	—	—			1,303
Intangible assets, net	2,143	—	3,332	13,168	(b	)	18,643
Goodwill	5,702	17,460	—	10,281	(c	)	33,443
Customer relationships, net	—	1,763	(1,763)	—			—
Other intangibles, net	—	1,893	(1,893)	—			—
Contract costs, net	419	—	172	—			591
Investment in affiliates	—	1,055	(1,055)	—			—
Other long-term assets	376	737	1,207	—			2,320

Total assets	$11,262	$38,327	$—	$22,480			$72,069

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$1,626	$1,636	$(134)	$(147)	(a	)	$2,981
Short-term and current maturities of long-term debt	4	1,170	—	(812)	(d	)	362
Contract liabilities	380	—	134	—			514
Settlement obligations	—	11,423	—	—			11,423

Total current liabilities	2,010	14,229	—	(959)			15,280
Long-term debt	5,955	16,429	—	410	(d	)	22,794
Deferred income taxes	745	97	—	3,029	(e	)	3,871
Long-term contract liabilities	89	—	164	—			253
Other long-term liabilities	170	528	(164)	—			534

Total liabilities	8,969	31,283	—	2,480			42,732

Commitments and contingencies
Redeemable noncontrolling interest	—	77	—	—			77
Shareholders’ equity:
Total Fiserv equity	2,293	—	—	24,173	(f	)	26,466
Total First Data equity	—	4,173	—	(4,173)	(f	)	—

Total shareholders’ equity	2,293	4,173	—	20,000			26,466
Noncontrolling interests	—	2,794	—	—			2,794

Total equity	2,293	6,967	—	20,000	(f	)	29,260

Total liabilities and equity	$11,262	$38,327	$—	$22,480			$72,069

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

FISERV, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2018

(in millions, except per share data)

	Historical Fiserv	Historical First Data	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma Adjustments	(Note 5)		Pro Forma Condensed Combined	(Note 5)
Revenue:
Revenues excluding reimbursable items	$—	$8,679	$(8,679)	$—			$—
Processing and services	4,975	—	7,606	—			12,581
Product	848	—	1,892	—			2,740
Reimbursable items	—	819	(819)	—			—

Total revenue	5,823	9,498	—	—			15,321

Expenses:
Cost of revenues (exclusive of items shown below)	—	3,005	(3,005)	—			—
Cost of processing and services	2,324	—	3,494	1,478	(a	)	7,296
Cost of product	745	—	1,187	—			1,932
Selling, general and administrative	1,228	2,651	271	—			4,150
Gain on sale of businesses	(227)	—	(197)	—			(424)
Depreciation and amortization	—	1,009	(1,009)	—			—
Other operating expenses, net	—	119	(119)	—			—
Reimbursable items	—	819	(819)	—			—

Total expenses	4,070	7,603	(197)	1,478			12,954

Operating income	1,753	1,895	197	(1,478)			2,367
Interest expense	(193)	—	193	—			—
Interest expense, net	—	(917)	(189)	210	(b	)	(896)
Loss on early debt extinguishment	(14)	(153)	—	—			(167)
Non-operating income	9	—	(9)	—			—
Other income (expense)	—	201	(192)	—			9

Income before income taxes and income from investments in unconsolidated affiliates	1,555	1,026	—	(1,268)			1,313
Income tax provision	(378)	(49)	—	292	(c	)	(135)
Income from investments in unconsolidated affiliates	10	221	—	—			231

Net income	1,187	1,198	—	(976)			1,409
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	193	—	(183)	(a	)	10

Net income attributable to shareholders	$1,187	$1,005	$—	$(793)			$1,399

Net income attributable to shareholders per share—basic	$2.93	$1.08					$2.02
Net income attributable to shareholders per share—diluted	$2.87	$1.05					$2.00
Shares used in computing net income per share:
Basic	405.5	929					691.1	(d	)
Diluted	413.7	957					699.3	(d	)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2018 combines the historical consolidated statements of income of Fiserv and First Data, giving effect to the merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2018 combines the historical consolidated balance sheets of Fiserv and First Data, giving effect to the merger as if it had been completed on December 31, 2018.

Fiserv’s and First Data’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align Fiserv’s and First Data’s financial statement presentation. Fiserv has not identified all adjustments necessary to conform First Data’s accounting policies to Fiserv’s accounting policies. Upon completion of the merger, or as more information becomes available, Fiserv will perform a more detailed review of First Data’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. Further, there were no material intercompany transactions and balances between Fiserv and First Data as of and for the year ended December 31, 2018.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Fiserv considered the acquirer of First Data. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of First Data based upon management’s preliminary estimate of their fair values as of December 31, 2018. Fiserv has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the First Data assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, apart from intangible assets, First Data assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value.

All amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in millions, except per share data.

2. First Data and Fiserv reclassification adjustments

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of First Data’s financial information to identify differences in accounting policies as compared to those of Fiserv and differences in financial statement presentation as compared to the presentation of Fiserv. At the time of preparing these unaudited pro forma condensed combined financial statements, Fiserv had not identified all adjustments necessary to conform First Data’s accounting policies to Fiserv’s accounting policies. The below adjustments represent Fiserv’s best estimates based upon the information currently available to Fiserv and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to present First Data’s balance sheet as of December 31, 2018 to conform with that of Fiserv:

Balance Sheet As of December 31, 2018 (in millions)	(a)	(b)	(c)	(d)	(e)	(f)	Pro Forma Reclassification Adjustments
Intangible assets, net	$1,763	$1,569	$—	$—	$—	$—	$3,332
Customer relationships, net	(1,763)	—	—	—	—	—	(1,763)
Other intangibles, net	—	(1,569)	(172)	(152)	—	—	(1,893)
Contract costs, net	—	—	172	—	—	—	172
Investment in affiliates	—	—	—	—	(1,055)	—	(1,055)
Other long-term assets	—	—	—	152	1,055	—	1,207
Accounts payable and accrued expenses	—	—	—	—	—	(134)	(134)
Contract liabilities	—	—	—	—	—	134	134
Long-term contract liabilities	—	—	—	—	—	164	164
Other long-term liabilities	—	—	—	—	—	(164)	(164)

(a)	Represents a reclassification of customer relationship intangible assets to conform with Fiserv’s presentation.
(b)	Represents a reclassification of other intangible assets to conform with Fiserv’s presentation.
(c)	Represents a reclassification of contract costs to conform with Fiserv’s presentation.
(d)	Represents a reclassification of contract assets to conform with Fiserv’s presentation.
(e)	Represents a reclassification of investment in affiliates to conform with Fiserv’s presentation.
(f)	Represents a reclassification of current and long-term contract liabilities to conform with Fiserv’s presentation.

Refer to the table below for a summary of reclassification adjustments made to Fiserv’s and First Data’s statements of income for the year ended December 31, 2018 to conform presentation:

Statement of Income For the year ended December 31, 2018 (in millions)	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Pro Forma Reclassification Adjustments
Revenues excluding reimbursable items	$(8,679)	$—	$—	$—	$—	$—	$—	$—	$—	$(8,679)
Processing and services	7,606	—	—	—	—	—	—	—	—	7,606
Product	1,073	819	—	—	—	—	—	—	—	1,892
Reimbursable items	—	(819)	—	—	—	—	—	—	—	(819)
Cost of revenues (exclusive of items shown below)	—	—	(3,005)	—	—	—	—	—	—	(3,005)
Cost of processing and services	—	—	2,673	—	801	20	—	—	—	3,494
Cost of product	—	—	332	819	36	—	—	—	—	1,187
Selling, general and administrative	—	—	—	—	172	99	—	—	—	271
Gain on sale of businesses	—	—	—	—	—	—	(197)	—	—	(197)
Depreciation and amortization	—	—	—	—	(1,009)	—	—	—	—	(1,009)
Other operating expenses, net	—	—	—	—	—	(119)	—	—	—	(119)
Reimbursable items	—	—	—	(819)	—	—	—	—	—	(819)
Interest expense	—	—	—	—	—	—	—	193	—	193
Interest expense, net	—	—	—	—	—	—	—	(189)	—	(189)
Non-operating income	—	—	—	—	—	—	—	(4)	(5)	(9)
Other income (expense)	—	—	—	—	—	—	(197)	—	5	(192)

(a)	Represents a reclassification of First Data revenue to processing and services revenue and product revenue to conform with Fiserv’s presentation.
(b)	Represents a reclassification of First Data reimbursable items recorded in revenue to conform with Fiserv’s presentation.
(c)	Represents a reclassification of First Data cost of revenues to conform with Fiserv’s presentation.
(d)	Represents a reclassification of First Data reimbursable items recorded in expense to conform with Fiserv’s presentation.
(e)	Represents a reclassification of First Data depreciation and amortization to conform with Fiserv’s presentation.
(f)	Represents a reclassification of First Data other operating expenses, net to conform with Fiserv’s presentation.
(g)	Represents a reclassification of First Data gain on sale of businesses to conform with Fiserv’s presentation.
(h)	Represents a net presentation of Fiserv and First Data’s interest income and expense amounts.
(i)	Represents a presentation of Fiserv non-operating income within other income (expense).

3. Preliminary purchase price allocation

Refer to the table below for the preliminary calculation of estimated merger consideration:

Preliminary calculation of estimated merger consideration (in millions)	Note			Amount
Share consideration
Shares of First Data as of March 1, 2019	(i	)	942.7
Exchange ratio			0.303
Fiserv common stock to be issued			285.6
Share price on March 5, 2019	(i	)	$85.61

Estimated value of Fiserv common shares to be issued to First Data stockholders pursuant to the merger agreement				$24,450

Estimated repayment of First Data’s debt (including prepayment penalties and accrued interest)	(ii	)		17,571

Preliminary fair value of estimated total merger consideration	(iii	)		$42,021

(i)

Under the terms of the merger agreement, First Data stockholders have the right to receive a fixed exchange ratio of 0.303 of a share of Fiserv common stock, par value $0.01 per share, for each share of First Data common stock. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated merger consideration is based on the total First Data common stock issued and outstanding as of March 1, 2019 and the closing price per share of Fiserv common stock on March 5, 2019. A 10% change in the closing price per share of Fiserv common stock would increase or decrease the estimated fair value of share consideration transferred by approximately $2.4 billion.

(ii)

It is currently expected that all of the outstanding historical debt of First Data (excluding debt reflected as other arrangements and capital lease obligations) will be repaid in connection with the merger. Based on the amounts of First Data debt reflected as outstanding on the First Data balance sheet as of December 31, 2018, a total of $17,281 million is therefore expected to be repaid, comprising short-term debt of $1,062 million and long-term debt of $16,219 million. In addition, prepayment penalties and accrued interest of approximately $143 million and $147 million, respectively, associated with the First Data debt are expected to be paid in connection with such repayment. Amounts outstanding under the various First Data financing arrangements, including its foreign lines of credit and other arrangements, will change between the date of the First Data balance sheet as of December 31, 2018 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date, and Fiserv may determine to leave a portion of such amounts outstanding. Accordingly, the amount of First Data debt actually repaid on the closing date may differ from the amount expected to be repaid as of the date of these unaudited pro forma condensed combined financial statements.

(iii)

In connection with the merger, Fiserv agreed to convert certain equity awards held by First Data employees into Fiserv equity awards. At this time, Fiserv has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value; however, the impact is not expected to be material in the context of the transaction. Any corresponding adjustment may result in the recognition of an incremental component of purchase consideration transferred, which is not currently reflected in the preliminary estimate of merger consideration.

The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of First Data based on their preliminary estimated fair values. As mentioned above in Note 1, Fiserv has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the First Data assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which Fiserv believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of First Data using First Data’s audited consolidated balance sheet as of December 31, 2018, with the excess recorded to goodwill:

Description (in millions)	Amount
Preliminary fair value of estimated total merger consideration	$42,021

Assets
Cash and cash equivalents	555
Trade accounts receivable	2,217
Prepaid expenses and other current assets	319
Settlement assets	11,423
Property and equipment	905
Intangible assets	16,500
Contract costs	172
Other long-term assets	1,944

Total assets	34,035
Liabilities
Accounts payable and accrued expenses	(1,355)
Short-term other arrangements and capital lease obligations	(108)
Contract liabilities	(134)
Settlement obligations	(11,423)
Long-term other arrangements and capital lease obligations	(210)
Deferred income taxes	(3,126)
Long-term contract liabilities	(164)
Other long-term liabilities	(364)

Total liabilities	(16,884)

Redeemable noncontrolling interest	(77)
Noncontrolling interests	(2,794)

Less: Net assets	14,280

Goodwill	$27,741

4. Adjustments to the unaudited pro forma condensed combined balance sheet

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet:

(a)	Reflects the sources and uses of funds relating to the merger as follows:

Description (in millions)	Note		Amount
Sources:
Proceeds from the term loans	(i	)	$5,000
Proceeds from the senior notes	(i	)	12,000
Less: Capitalized debt issuance costs and original issue discount	(ii	)	(121)

			16,879
Uses:
Transaction costs	(iii	)	(277)
Repayment of First Data debt (including accrued interest and prepayment penalties)	(iv	)	(17,571)

			(17,848)

Pro forma net adjustment to cash and cash equivalents			$(969)

(i)

To fund amounts payable in connection with the merger, Fiserv expects to incur borrowings under its new term loan credit agreement, which we refer to as the term loans, that was entered into on February 15, 2019 with a syndicate of financial institutions and pursuant to which such financial institutions have committed to provide Fiserv with a senior unsecured term loan facility in an aggregate principal amount of $5,000 million. In addition, Fiserv expects to issue new senior debt securities, which we refer to as the senior notes, in an aggregate principal amount of $12,000 million.

(ii)

Reflects debt issuance costs and original issue discount of approximately $121 million expected to be incurred in connection with the $12,000 million issuance of senior notes and $5,000 million incurrence of term loans. Does not include estimated cash paid for transaction costs to be incurred, including bridge facility financing fees. Also does not include prepayment penalties associated with the First Data debt.

(iii)

Reflects estimated cash paid for transaction costs to be incurred by Fiserv and First Data, including bridge facility financing fees. Does not include prepayment penalties associated with the First Data debt.

(iv)

It is currently expected that all of the outstanding historical debt of First Data (excluding debt reflected as other arrangements and capital lease obligations) will be repaid in connection with the merger. Based on the amounts of First Data debt reflected as outstanding on the First Data balance sheet as of December 31, 2018, a total of $17,281 million is therefore expected to be repaid, comprising short-term debt of $1,062 million, long-term debt of $16,219 million. In addition, prepayment penalties and accrued interest of approximately $143 million and $147 million, respectively, associated with the First Data debt are expected to be paid in connection with such repayment. Amounts outstanding under the various First Data financing arrangements, including its foreign lines of credit and other arrangements, will change between the date of the First Data balance sheet as of December 31, 2018 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date, and Fiserv may determine to leave a portion of such amounts outstanding. Accordingly, the amount of First Data debt actually repaid on the closing date may differ from the amount expected to be repaid as of the date of these unaudited pro forma condensed combined financial statements.

(b)	Reflects an adjustment to intangible assets, net based on a preliminary fair value assessment:

Description (in millions)	Note		Amount
Fair value of intangible assets acquired	(i	)	$16,500
Removal of First Data’s historical intangible assets			(3,332)

Pro forma net adjustment to intangible assets, net			$13,168

(i)

Fiserv determined a preliminary estimate of intangible assets. The intangible assets, including customer relationships, technology and tradenames, have been amortized based on estimated useful lives of seven to fifteen years.

(c)	Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

Description (in millions)	Note		Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities as sumed	(i	)	$27,741
Removal of First Data’s historical goodwill			(17,460)

Pro forma net adjustment to goodwill			$10,281

(i)

Goodwill represents the excess of the estimated merger consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed. Refer to the preliminary estimated merger consideration allocation in Note 3 above for more details.

(d)

In connection with the merger, Fiserv entered into a bridge facility commitment letter, pursuant to which it obtained commitments for a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $17,000 million. Subsequently, on February 15, 2019, Fiserv entered into a new term loan credit agreement with a syndicate of financial institutions pursuant to which such financial institutions have committed to provide Fiserv with a senior unsecured term loan facility in an aggregate principal amount of $5,000 million. The aggregate principal amount of the commitments under the term loan credit agreement have replaced a corresponding amount of the commitments in respect of the bridge facility in accordance with the terms of the bridge facility commitment letter. As a result, there are now $12,000 million in bridge facility commitments remaining. Fiserv does not intend to draw down on the bridge facility and currently expects to replace the remaining bridge facility commitments prior to the closing of the merger with permanent financing that it currently expects will consist of $12,000 million in aggregate principal amount from the issuance of the senior notes. Refer to the table below for a summary of the impact the financing arrangements are expected to have on the short-term and long-term debt balances, and refer to Note 5 for details on the impact these financing arrangements are expected to have on the unaudited pro forma condensed combined statement of income.

Description (in millions)	Note		Amount
Proceeds:
Proceeds from the term loans	(i	)	$5,000
Proceeds from the senior notes	(i	)	12,000
Less: Capitalized debt issuance costs and original issue discount	(ii	)	(121)

			$16,879
Repayments:
Repayment of First Data debt	(iii	)	(17,281)

Pro forma net adjustment to debt			$(402)

Pro forma net adjustment to short-term and current maturities of long-term debt			$(812)
Pro forma net adjustment to long-term debt			$410

(i)

As mentioned in Note 4(a)(i), Fiserv expects to incur $5,000 million in aggregate principal amount of term loans under its new term loan credit agreement that was entered into on February 15, 2019 with a syndicate of financial institutions and pursuant to which such financial institutions committed to provide Fiserv with a senior unsecured term loan facility in an aggregate principal amount of $5,000 million. In addition, Fiserv expects to issue the senior notes in an aggregate principal amount of $12,000 million.

(ii)

As mentioned in Note 4(a)(ii), reflects debt issuance costs and original issue discount of approximately $121 million expected to be incurred in connection with the $12,000 million issuance of the senior notes and $5,000 million incurrence of the term loans. Does not include estimated cash paid for transaction costs to be incurred, including bridge facility financing fees. Also does not include prepayment penalties associated with the First Data debt.

(iii)

It is currently expected that all of the outstanding historical debt of First Data (excluding debt reflected as other arrangements and capital lease obligations) will be repaid in connection with the merger. Based on the amounts of First Data debt reflected as outstanding on the First Data balance sheet as of December 31, 2018, a total of $17,281 million is therefore expected to be repaid, comprising short-term debt of $1,062 million and long-term debt of $16,219 million. Amounts outstanding under the various First Data financing arrangements, including its foreign lines of credit and other arrangements, will change between the date of the First Data balance sheet as of December 31, 2018 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date, and Fiserv may determine to leave a portion of such amounts outstanding. Accordingly, the amount of First Data debt actually repaid on the closing date may differ from the amount expected to be repaid as of the date of these unaudited pro forma condensed combined financial statements.

(e)

Reflects a deferred income tax liability resulting from the preliminary fair value adjustment to intangible assets. The estimate of the deferred tax liability was determined based on the book and tax basis difference using a blended federal and state statutory income tax rate of Fiserv of 23%. This estimate of the deferred income tax liability is preliminary and is subject to change based upon Fiserv’s final determination of the fair values of identifiable intangible assets acquired by jurisdiction.

(f)	Reflects an adjustment to Fiserv and First Data equity based on the following:

Description (in millions)	Note		Amount
Fair value of common stock issued to the sellers	(i	)	$24,450
Transaction costs	(ii	)	(277)
Removal of First Data’s historical shareholders’ equity			(4,173)

Pro forma net adjustment to total equity			$20,000

(i)	As disclosed in Note 3 the estimated value of Fiserv common shares to be issued pursuant to the merger agreement is $24,450 million.
(ii)	Represents estimated transaction costs to be incurred by Fiserv and First Data, including bridge facility financing fees.

5. Adjustments to the unaudited pro forma condensed combined statement of income

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statement of income:

(a)

The newly acquired intangible assets have been amortized based on estimated useful lives of seven to fifteen years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on First Data’s historical intangible assets. The pro forma adjustments also reflect the amortization expense, net of tax, attributed to the noncontrolling interests of $183 million for the year ended December 31, 2018, based on the ratio of First Data’s historical net income attributable to noncontrolling interests to net income for the year ended December 31, 2018, and as such, actual amortization expense attributable to noncontrolling interests may differ materially. Fiserv is still in the process of evaluating the fair value of the intangible assets. Any resulting change in the fair value would have a direct impact to amortization expense.

Description (in millions)	Estimated Fair Value	Estimated Useful Life	Amount
Amortization expense for intangible assets	$16,500	7-15 years	$1,898
Less: Historical First Data amortization			(420)

Pro forma net adjustment to cost of processing and services			$1,478

(b)	Historical interest expense has been adjusted as follows:

Description (in millions)	Principal balance	Assumed weighted- average interest rate	Note		Amount
Increases to interest expense:
Senior notes	$12,000	4.24%	(i	)	$508
Term loans	5,000	3.74%	(ii	)	190
Amortization of capitalized debt issuance costs and discounts on the senior notes			(iii	)	20

					718
Decreases to interest expense:
Historical interest expense of First Data for debt being repaid					$(928)

Pro forma net adjustment to interest expense, net			(iv	)	$(210)

(i)

As mentioned in Note 4(a)(i), Fiserv expects to issue the senior notes in an aggregate principal amount of $12,000 million. The senior notes are expected to be issued at fixed rates of interest with various maturities. The assumed weighted-average interest rate for the senior notes is based on assumptions regarding interest rates and maturities, but the actual terms of the senior notes will be subject to market conditions at the time of issuance.

(ii)

As mentioned in Note 4(a)(i), Fiserv expects to incur $5,000 million in aggregate principal amount of term loans under its new term loan credit agreement that was entered into on February 15, 2019 with a syndicate of financial institutions and pursuant to which such financial institutions committed to provide Fiserv with a senior unsecured term loan facility in an aggregate principal amount of $5,000 million. The term loans will bear variable rates of interest based on the LIBO rate plus a spread.

(iii)

Aggregate debt issuance costs and original issue discount resulting from the issuance of the senior notes and incurrence of the term loans are expected to amount to $121 million. Such amount does not include estimated cash paid for transaction costs to be incurred by Fiserv, including bridge facility financing fees, nor does it include prepayment penalties associated with the First Data debt.

(iv)	A 0.125% change in the term loan variable interest rates would increase or decrease interest expense on a pro forma basis by $6.3 million for the year ended December 31, 2018.

(c)	To record the income tax impact of the pro forma adjustments utilizing the blended federal and state statutory income tax rate of 23% for the year ended December 31, 2018.

(d)

The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of Fiserv plus shares issued as part of the merger. The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of Fiserv common stock and the share impact as part of the merger. In connection with the merger, Fiserv agreed to convert certain equity awards held by First Data employees into Fiserv equity awards. At this time, Fiserv has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value; however, the impact is not expected to be material in the context of the transaction and thus has not been reflected in the diluted weighted average shares. Weighted average shares outstanding are as follows:

Pro forma basic weighted average shares (in millions)	For the year ended December 31, 2018
Historical Fiserv weighted average shares outstanding—basic	405.5
Shares of Fiserv common stock to be issued to First Data stockholders pursuant to the merger	285.6

Pro forma weighted average shares—basic	691.1

Pro forma diluted weighted average shares (in millions)	For the year ended December 31, 2018
Historical Fiserv weighted average shares outstanding—diluted	413.7
Shares of Fiserv common stock to be issued to First Data stockholders pursuant to the merger	285.6

Pro forma weighted average shares—diluted	699.3

CERTAIN BENEFICIAL OWNERS OF FISERV COMMON STOCK

The following tables set forth certain information with respect to the beneficial ownership of Fiserv common stock as of the close of business on March 1, 2019 (except as noted in the footnotes below) by: each current director on the Fiserv board; each named executive officer appearing in the Proxy Statement for Fiserv’s 2018 annual meeting of shareholders, filed with the SEC on April 10, 2018; all current directors on the Fiserv board and executive officers as a group; and any person who is known by Fiserv to beneficially own more than 5% of the issued and outstanding shares of Fiserv common stock based on Fiserv’s review of the reports regarding ownership filed with the SEC in accordance with Sections 13(d) and 13(g) of the Exchange Act.

Security Ownership of Fiserv Directors and Executive Officers

The following table shows the amount of Fiserv common stock beneficially owned (unless otherwise indicated) by Fiserv’s named executive officers, directors and all of Fiserv’s current executive officers and directors as a group. Except as otherwise indicated, all information listed below is as of March 1, 2019.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
Jeffery W. Yabuki	3,801,741	1.0%
Robert W. Hau	168,628	*
Mark A. Ernst(4)	1,066,289	*
Devin B. McGranahan	67,441	*
Byron C. Vielehr	439,712	*
Alison Davis	25,372	*
Harry F. DiSimone	2,239	*
John Y. Kim	9,759	*
Dennis F. Lynch	55,590	*
Denis J. O’Leary	125,283	*
Glenn M. Renwick	303,529	*
Kim M. Robak	99,808	*
JD Sherman	20,230	*
Doyle R. Simons	179,116	*
All current directors and executive officers as a group (15 people)	5,559,134	1.4%

*	Less than 1% of the shares of Fiserv common stock issued and outstanding.
(1)	The address for each beneficial owner is c/o Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.
(2)

All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to Fiserv by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws.

Includes stock options, which, as of March 1, 2019, were exercisable currently or within 60 days: Mr. Yabuki—3,151,432; Mr. Hau—139,830; Mr. Ernst—1,005,622; Mr. McGranahan—36,658; Mr. Vielehr—414,610; Ms. Davis—19,150; Mr. DiSimone—960; Mr. Kim—8,388; Mr. Lynch—42,008; Mr. O’Leary—54,512; Mr. Renwick—83,556; Ms. Robak—44,124; Mr. Sherman—12,252; Mr. Simons—83,556; and all current directors and executive officers as a group—4,313,858.

Includes restricted stock units, which, as of March 1, 2019, would vest within 60 days: Mr. Hau—25,404.

Includes shares deferred under vested restricted stock units that, based on deferral elections and the terms of the non-employee director deferred compensation plan, may be distributed within 60 days: Ms. Davis—6,054; Mr. Lynch—13,582; Mr. O’Leary—26,814; Mr. Renwick—33,794; Mr. Simons—33,794; and all directors as a group—114,038.

Also includes shares eligible for issuance in connection with the deferral of cash compensation that, based on deferral elections and the terms of the non-employee director deferred compensation plan, may be distributed within 60 days: Mr. DiSimone—265; Mr. Kim—1,241; Mr. O’Leary—35,157; Mr. Renwick—45,191; Mr. Simons—38,586; and all directors as a group—120,440.

Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 350,350 shares of Fiserv common stock. As a trustee, Mr. Yabuki has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in his reported beneficial ownership.

(3)

On March 1, 2019, there were 391,918,028 shares of common stock issued and outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares due upon vesting of restricted stock units within 60 days, and shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan that may be distributed within 60 days, are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder but not deemed outstanding for the purpose of calculating the percentage of any other person.

(4)

Mr. Ernst served as Fiserv’s chief operating officer until April 1, 2018 and is included in this table pursuant to applicable SEC rules. Mr. Ernst’s beneficial ownership is based on information provided by him to the company and Fiserv’s equity plan records. Mr. Ernst is not included in the amounts shown above for all current directors and executive officers as a group.

Security Ownership of Other Beneficial Owners

Based on information available to Fiserv as of March 1, 2019, Fiserv knew of no person who beneficially owned more than 5% of the issued and outstanding shares of Fiserv common stock, except as set forth below:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
T. Rowe Price Associates, Inc.(3)	42,970,342	11.0%
The Vanguard Group, Inc.(4)	42,550,220	10.9%
BlackRock, Inc.(5)	31,345,393	8.0%
Massachusetts Financial Services Company(6)	23,638,796	6.0%

(1)	All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to Fiserv by such beneficial owners.
(2)

On March 1, 2019, there were 391,918,028 shares of common stock issued and outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares due upon vesting of restricted stock units within 60 days, and shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan that may be distributed within 60 days, are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder but not deemed outstanding for the purpose of calculating the percentage of any other person.

(3)

Based on a Schedule 13G filed by T. Rowe Price Associates, Inc., which we refer to as Price Associates, on February 14, 2019 with the SEC, which indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser and with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, Price Associates exercises sole voting power over 13,398,199 of the securities and sole dispositive power over 42,970,342 of the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates listed its address as 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)

Based on a Schedule 13G filed by The Vanguard Group, Inc., which we refer to as the Vanguard Group, on February 11, 2019 with the SEC, which indicates that the Vanguard Group exercises sole voting power over 491,257 of the securities, shared voting power over 139,348 of the securities, sole dispositive power over

41,926,383 of the securities and shared dispositive power over 623,837 of the securities. According to the Schedule 13G, Vanguard Fiduciary Trust Company, which we refer to as VFTC, a wholly owned subsidiary of the Vanguard Group, is the beneficial owner of 365,935 of the securities as a result of VFTC serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., which we refer to as VIA, a wholly owned subsidiary of the Vanguard Group, is the beneficial owner of 378,326 of the securities as a result of VIA serving as investment manager of Australian investment offerings. The Vanguard Group listed its address as 100 Vanguard Blvd, Malvern, Pennsylvania 19355.
(5)

Based on a Schedule 13G filed by BlackRock, Inc., which we refer to as BlackRock, on February 4, 2019 with the SEC, which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. According to the Schedule 13G, BlackRock exercises sole voting power over 27,965,315 of the securities and sole dispositive power over 31,345,393 of the securities. BlackRock listed its address as 55 East 52nd Street, New York, New York 10055.

(6)

Based on a Schedule 13G filed by Massachusetts Financial Services Company, which we refer to as MFS, on February 13, 2019 with the SEC, which indicates that these securities are owned by MFS and/or certain other non-reporting entities. According to the Schedule 13G, MFS exercises sole voting power over 22,733,822 of the securities and sole dispositive power over 23,638,796 of the securities. MFS listed its address as 111 Huntington Avenue, Boston, Massachusetts 02199.

CERTAIN BENEFICIAL OWNERS OF FIRST DATA COMMON STOCK

The following tables set forth certain information with respect to the beneficial ownership of First Data common stock as of the close of business on March 1, 2019 (except as noted in the footnotes below) by: each current director on the Fiserv board; each named executive officer appearing in the Proxy Statement for First Data’s annual meeting of stockholders, filed with the SEC on March 29, 2018; all current directors on the First Data board and executive officers as a group; and any person who is known by First Data to beneficially own more than 5% of the issued and outstanding shares of First Data common stock based on First Data’s review of the reports regarding ownership filed with the SEC in accordance with Sections 13(d) and 13(g) of the Exchange Act.

Applicable percentage ownership and voting power is based on 573,901,310 shares of First Data Class A common stock issued and outstanding and 368,790,095 shares of First Data Class B common stock issued and outstanding as of March 1, 2019. In computing the number of shares of First Data common stock beneficially owned by a person and the percentage ownership of that person, all shares of First Data common stock subject to options, restricted stock or other convertible securities held by that person that are currently exercisable or vested or that will become exercisable or vested within 60 days of March 1, 2019 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person.

Security Ownership of First Data Directors and Executive Officers

The following table shows the amount of First Data common stock beneficially owned (unless otherwise indicated) by First Data’s named executive officers, directors and all of First Data’s current executive officers and directors as a group. Except as otherwise indicated, all information listed below is as of March 1, 2019.

Name of Beneficial Owner(2)	Shares Beneficially Owned
	Class A (includes shares of Class B that are immediately convertible to Class A)(1)		Class B
	Shares	%	Shares	%	% of Total Voting Power(3)
Frank J. Bisignano(4)	14,402,152	2.46%	10,651,577	2.82%	2.59%
Himanshu A. Patel(5)	1,810,826	*	1,150,450	*	*
Guy Chiarello(6)	3,198,216	*	2,342,372	*	*
Christopher Foskett(7)	479,061	*	256,858	*	*
Henrique De Castro(8)	15,704	*	0	—	*
Henry R. Kravis(9)(10)	0	—	0	—	—
Heidi G. Miller(11)	218,976	*	176,855	*	*
James E. Nevels(12)	205,870	*	110,726	*	*
Scott C. Nuttall(13)	100,000	*	0	—	*
Tagar C. Olson(14)	0	—	0	—	—
Joseph J. Plumeri(15)	3,225,705	*	2,259,930	*	*
Barbara Yastine(16)	128,229	*	0	—	*
All current directors and executive officers as a group (24 persons)(17)	29,121,587	4.87%	19,453,922	5.07%	4.79%

*	Less than 1% of the shares of First Data common stock issued and outstanding.
(1)

Shares of First Data Class B common stock are convertible into shares of First Data Class A common stock on a one-for-one basis at any time at the option of the holder with the prior consent of First Data, upon the election of the holders of a majority of the then-outstanding shares of First Data Class B common stock, automatically upon transfer, with certain exceptions, and upon certain other events.

(2)	Except as otherwise indicated, the address of each beneficial owner is c/o First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281.
(3)

Percentage of total voting power represents voting power with respect to all shares of First Data Class A common stock and First Data Class B common stock, as a single class. The holders of First Data Class B common stock are entitled to 10 votes per share and holders of First Data Class A common stock are entitled to one vote per share.

(4)

Includes (i) 3,750,575 shares of First Data Class A common stock, 105,076 of which are held by Frank J. Bisignano 2016 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, 274,456 of which are held by Frank J. Bisignano 2017 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, 25,800 of which are held by Mr. Bisignano’s spouse, 15,190 of which are held in accounts for the benefit of Mr. Bisignano’s children, 632,730 of which are restricted shares that have voting rights but not investment power, and 1,155,436 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 10,651,577 shares of First Data Class B common stock, 8,913,797 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(5)

Includes (i) 660,376 shares of First Data Class A common stock, 210,911 of which are restricted shares of First Data Class A common stock that have voting, but not investment power, and 281,073 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 1,150,450 shares of First Data Class B common stock, 962,274 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(6)

Includes (i) 855,844 shares of First Data Class A common stock, 210,911 of which are restricted shares of First Data Class A common stock that have voting, but not investment power, and 467,606 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 2,342,372 shares of First Data Class B common stock, 1,878,413 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(7)

Includes (i) 222,203 shares of First Data Class A common stock, 52,728 of which are restricted shares of First Data Class A common stock that have voting, but not investment power, and 81,429 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 256,858 shares of First Data Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(8)

Does not include 6,937.54 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. The units become payable in cash upon termination of service as a director.

(9)

Based on information reported by New Omaha Holdings L.P., New Omaha Holdings LLC, KKR 2006 Fund L.P., KKR Associates 2006 LP, KKR 2006 GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Ltd, KKR Group Holdings Corp., KKR & Co. Inc., KKR Management LLC, Henry R. Kravis, and George R. Roberts on a Schedule 13G/A filed with the SEC on February 13, 2019. Each of New Omaha Holdings LLC (as the sole general partner of New Omaha Holdings L.P.); KKR 2006 Fund L.P. (as the sole member of New Omaha Holdings LLC); KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings Corp. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR & Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.) KKR Management LLC (as the Class B common stockholder of KKR & Co. Inc.) and Messrs. Kravis and Roberts (as the designated members of KKR Management LLC) may be deemed to be the beneficial owner of any shares of Class A Common Stock beneficially owned by New Omaha Holdings L.P., but each disclaims beneficial ownership of such shares. The principal business office listed for all persons (other than George R. Roberts) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The principal business office listed for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(10)

Does not include 30,697.31 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. For the avoidance of duplication, does not include shares owned by New Omaha Holdings L.P. described in footnote (9) above. Mr. Kravis serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P.
(11)

Includes (i) 42,121 shares of First Data Class A common stock, 10,000 of which are held by Ms. Miller’s spouse, and (ii) 176,855 shares of First Data Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2019. Does not include 28,069.58 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock.

(12)

Includes (i) 29,015 shares of First Data Class A common stock, and (ii) 176,855 shares of First Data Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(13)

Includes 25,000 shares of First Data Class A common stock that are held by a trust for the benefit of Mr. Nuttall’s family for which Mr. Nuttall shares voting and investment power. Does not include 34,071.87 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Nuttall serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Nuttall is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(14)

Does not include 34,071.87 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Olson serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(15)

Includes (i) 965,775 shares of First Data Class A common stock, 219,974 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 2,259,930 shares of First Data Class B common stock, 1,119,929 of which are covered by options that are exercisable within 60 days of March 1, 2019. Does not include 3,163 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock.

(16)	Includes 128,229 shares of First Data Class A common stock, 105,454 of which are covered by options that are exercisable within 60 days of March 1, 2019.
(17)

Includes (i) 9,667,665 shares of First Data Class A common stock, 1,740,012 of which are restricted shares that have voting, but not investment power, and 3,232,005 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 19,453,922 shares of First Data Class B common stock, 15,087,716 of which are covered by options that are exercisable within 60 days of March 1, 2019. Does not include share units deferred under the Director Deferred Compensation Plan.

Security Ownership of Other Beneficial Owners

Based on information available to First Data as of March 1, 2019, First Data knew of no person who beneficially owned more than 5% of the issued and outstanding shares of First Data common stock, except as set forth below:

Name of Beneficial Owner	Shares Beneficially Owned
	Class A (includes shares of Class B that are immediately convertible to Class A)(1)		Class B
	Shares	%	Shares	%	% of Total Voting Power(2)
New Omaha Holdings L.P.(3)	364,441,146	38.84%	364,441,146	98.82%	85.51%
Fiserv, Inc.(4)	364,441,146	38.84%	364,441,146	98.82%	85.51%
Entities affiliated with The Vanguard Group(5)	48,914,525	8.67%	0	—	*

*	Less than 1% of the shares of First Data common stock issued and outstanding.
(1)

Shares of First Data Class B common stock are convertible into shares of First Data Class A common stock on a one-for-one basis at any time at the option of the holder with the prior consent of First Data, upon the election of the holders of a majority of the then-outstanding shares of First Data Class B common stock, automatically upon transfer, with certain exceptions, and upon certain other events.

(2)

Percentage of total voting power represents voting power with respect to all shares of First Data Class A common stock and First Data Class B common stock, as a single class. The holders of First Data Class B common stock are entitled to 10 votes per share and holders of First Data Class A common stock are entitled to one vote per share.

(3)

Based on information reported by New Omaha Holdings L.P., New Omaha Holdings LLC, KKR 2006 Fund L.P., KKR Associates 2006 LP, KKR 2006 GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Ltd, KKR Group Holdings Corp., KKR & Co. Inc., KKR Management LLC, Henry R. Kravis, and George R. Roberts on a Schedule 13G/A filed with the SEC on February 13, 2019. Each of New Omaha Holdings LLC (as the sole general partner of New Omaha Holdings L.P.); KKR 2006 Fund L.P. (as the sole member of New Omaha Holdings LLC); KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings Corp. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR & Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.) KKR Management LLC (as the Class B common stockholder of KKR & Co. Inc.) and Messrs. Kravis and Roberts (as the designated members of KKR Management LLC) may be deemed to be the beneficial owner of any shares of Class A Common Stock beneficially owned by New Omaha Holdings L.P., but each disclaims beneficial ownership of such shares. The principal business office listed for all persons (other than George R. Roberts) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The principal business office listed for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(4)

As a result of the voting and support agreement between Fiserv and New Omaha, Fiserv may be deemed to have shared voting power and shared dispositive power with respect to the 364,441,146 shares of First Data Class B common stock owned by New Omaha, subject to the conditions and limitations of the voting and support agreement, and thus, for the purpose of Rule 13d-3 promulgated under the Exchange Act. To the extent Fiserv may be deemed to have beneficial ownership over such shares as a result of such voting agreement, pursuant to Rule 13d-4, such beneficial ownership is expressly disclaimed. The address of the principal office of Fiserv is 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(5)	Based on information reported by The Vanguard Group on a Schedule 13G/A filed with the SEC on February 11, 2019. The Vanguard Group indicated that as of December 31, 2018 it had sole voting power over 417,978 of these shares, shared voting power over 107,724 of these shares, sole investment power over 48,410,943 of these shares, and shared investment power over 503,582 of these shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

DESCRIPTION OF FISERV CAPITAL STOCK

The following description of the material terms of Fiserv capital stock is a summary only and is not a complete description of such terms. This description is subject to the detailed provisions of, and is qualified by reference to, Wisconsin law, the Fiserv articles of incorporation and the Fiserv amended by-laws. The Fiserv articles of incorporation are incorporated by reference herein and will be sent to First Data stockholders free of charge upon written or telephonic request. The Fiserv amended by-laws are attached as Exhibit A of Annex A to this joint proxy and consent solicitation statement/prospectus and are incorporated by reference herein. For additional information on Fiserv’s capital stock, see “Comparison of the Rights of Fiserv Shareholders and First Data Stockholders” and “Where You Can Find More Information” beginning on pages  208 and 235, respectively.

General

Fiserv’s authorized capital stock consists of 1,800,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, no par value per share. As of the close of business on the Fiserv record date, there were 391,969,364 shares of Fiserv common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Subject to Section 180.1150 of the Wisconsin Business Corporation Law, which we refer to as the WBCL (described below under “—Statutory Provisions”), Fiserv shareholders are entitled to one vote for each share of Fiserv common stock held by them on all matters properly presented to shareholders. Subject to the prior rights of the holders of any shares of Fiserv’s preferred stock that are outstanding, the Fiserv board may, at its discretion, declare and pay dividends on Fiserv common stock out of Fiserv’s earnings or assets legally available for the payment of dividends. Subject to the prior rights of the holders of any shares of Fiserv’s preferred stock that are outstanding, if Fiserv is liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the Fiserv shareholders. Fiserv shareholders have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of Fiserv shareholders are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Fiserv may designate and issue in the future.

Preferred Stock

The Fiserv board is authorized to issue preferred stock in series and to fix the voting rights; the designations, preferences, limitations and relative rights of any series with respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of a series; and the terms and conditions on which a series may be converted.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of Fiserv shareholders until the Fiserv board determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the Fiserv common stock;

•	diluting the voting power of the Fiserv common stock;

•	impairing the liquidation rights of the Fiserv common stock; and

•	delaying or preventing a change in control of Fiserv.

Statutory Provisions

Section 180.1150 of the WBCL provides that the voting power of public Wisconsin corporations, such as Fiserv, held by any person or persons acting as a group in excess of 20% of Fiserv’s voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders or as otherwise specified by the board of directors. Sections 180.1140 to 180.1144 of the WBCL contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as Fiserv and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired.

Similarly, Sections 180.1130 to 180.1133 of the WBCL contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the WBCL imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

Exchange Listing

Fiserv common stock is currently listed on NASDAQ under the symbol “FISV.”

Transfer Agent and Registrar

The transfer agent and registrar for Fiserv common stock is EQ Shareowner Services. EQ Shareowner Services’ address is P.O. Box 64856, St. Paul, MN 55164-0856 or 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, Minnesota 55120 and its telephone number is (800) 468-9716.

COMPARISON OF THE RIGHTS OF FISERV SHAREHOLDERS

AND FIRST DATA STOCKHOLDERS

If the merger is completed, First Data stockholders will receive Fiserv common stock. The current Fiserv articles of incorporation will be the articles of incorporation of Fiserv as of the effective time. The current by-laws of Fiserv will be amended and restated as of the effective time to reflect certain governance terms provided in the merger agreement and the shareholder agreement. The governance terms adopted in connection with the terms of the merger agreement and the shareholder agreement, as provided in the Fiserv amended by-laws and described in “The Merger—Governance of the Combined Company” beginning on page 140, will be in effect during the specified period.

First Data is a Delaware corporation, and the rights of First Data stockholders are governed by the DGCL, the First Data certificate of incorporation and the First Data bylaws. Fiserv is a Wisconsin corporation. If the merger is completed, the rights of Fiserv shareholders and First Data stockholders who become Fiserv shareholders through the exchange of shares will be governed by the WBCL, the Fiserv articles of incorporation and the Fiserv amended by-laws.

The following description summarizes the material differences between the rights of First Data stockholders and the rights of Fiserv shareholders, as of the effective time (i.e., shareholders of the combined company). This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The relevant provisions of the WBCL and the DGCL, as well as Fiserv’s and First Data’s organizational documents, should be read carefully. The First Data certificate of incorporation, the First Data bylaws and the Fiserv articles of incorporation have been filed with the SEC, and copies are available, without charge, by following the instructions described in “Where You Can Find More Information” beginning on page 235. The Fiserv amended by-laws are attached as Exhibit A of Annex A to this joint proxy and consent solicitation statement/prospectus.

	First Data	Fiserv
Corporate Governance:	The rights of First Data stockholders are governed by the DGCL, the First Data certificate of incorporation and the First Data bylaws.	The rights of Fiserv shareholders will be governed by the WBCL, the Fiserv articles of incorporation and the Fiserv amended by-laws.

Authorized Capital Stock:	First Data’s authorized capital stock consists of (i) 1,600,000,000 shares of Class A common stock, $0.01 par value; (ii) 448,269,789 shares of Class B common stock, $0.01 par value; and (iii) 100,000,000 shares of preferred stock, $0.01 par value.	Fiserv’s authorized capital stock consists of (i) 1,800,000,000 shares of common stock, $0.01 par value; and (ii) 25,000,000 shares of preferred stock, no par value.

Voting Rights:	Holders of First Data Class A common stock are entitled to one vote per share on any matter that is submitted to a vote or for the consent of First Data’s stockholders and holders of First Data Class B common stock are entitled to 10 votes per share on any matter that is submitted to a vote or for the consent of First Data’s stockholders.	Holders of Fiserv common stock are entitled to one vote for each share of stock on all matters.

	Except as otherwise required applicable law or the First Data certificate of incorporation, First Data common stockholders vote	There are no cumulative voting rights in the election of directors.

	First Data	Fiserv
together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights in the election of directors.

Conversion of Shares:

Shares of First Data Class A common stock are not convertible.

Each share of First Data Class B common stock is convertible into one share of First Data Class A common stock at the option of the holder thereof with the prior written consent of First Data.

Each share of First Data Class B common stock will be automatically converted into one share of First Data Class A common stock upon certain transfers of such share of First Data Class B common stock. Each share of First Data Class B common stock will be automatically converted into one share of First Data Class A common stock (i) if, on the record date for any stockholder meeting, the number of shares of First Data Class B common stock then outstanding constitutes less than 10% of the aggregate number of shares of First Data common stock then outstanding or (ii) upon the occurrence of an event specified by the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares of First Data Class B common stock, voting as a separate class.

Shares of Fiserv common stock are not convertible.

Number and Term of Directors:	The First Data certificate of incorporation and bylaws provide that the number of directors will be established exclusively by a resolution of the First Data board. The First Data board currently consists of nine directors.

The Fiserv amended by-laws generally provide that the Fiserv board will consist of at least three and no more than 11 directors, with the total number of directors determined from time to time by the Fiserv board. The Fiserv board currently consists of 10 directors.

During the specified period, the Fiserv board will consist of 10 directors.

	The First Data certificate of incorporation provides for a classified board of directors consisting of three evenly distributed classes. First Data directors are elected to staggered three-year terms.	The Fiserv articles of incorporation provide that all directors are members of a single class and are elected annually at Fiserv’s annual meeting of shareholders for a one-year term.

	First Data	Fiserv
Nomination of Directors for Election:	The First Data bylaws provide that nominations for directors may be made by or at the direction of the First Data board or by a stockholder who is entitled to vote and complies with the procedures in the First Data bylaws.

The Fiserv amended by-laws generally provide that nominations for directors may be made by the Fiserv board or by any shareholder who is entitled to vote and complies with certain procedures.

However, during the specified period, vacancies filled during this period must follow certain nomination requirements as discussed in “Vacancies on the Board of Directors.”

	A stockholder who nominates a director must be a stockholder of record at the time that he or she gives notice of the nomination to First Data, and must be entitled to vote at such meeting. Stockholders must give timely notice to First Data’s corporate secretary in writing. The notice must contain certain information specified in the First Data bylaws. For as long as shares of First Data Class B common stock remain outstanding, New Omaha and its affiliates shall not be subject to certain of the notice procedures.	A shareholder who nominates a director must be a shareholder of record at the time that he or she gives notice of the nomination to Fiserv, and until and at the time of the meeting. The advance notice procedures in the Fiserv amended by-laws require a shareholder to give timely notice in writing to the corporate secretary and provide certain information.

	See “Shareholder Proposals—Notice Period” below for information on when such notice must be received in order to be timely.	See “Shareholder Proposals—Notice Period” below for information on when such notice must be received in order to be timely.

	To be in proper written form the notice must include, among other things, information on the nominating stockholder and any beneficial owners, if any, on whose behalf the nomination is made, including the number of shares of First Data common stock owned or held and all agreements, arrangements, or understandings between the nominating shareholder and any beneficial owners and the potential nominee. Additionally, the nominating stockholder must provide the name of the proposed nominee, and other information regarding the proposed nominee that may be required by the SEC. The notice also must be accompanied by a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected.	To be proper, the notice must be signed by the nominating shareholder (and any beneficial owners the shareholder is acting on behalf of) and include, among other things, information on the nominating shareholder and any beneficial owners, including the number of shares of Fiserv common stock owned or held and all agreements, arrangements, or understandings between the nominating shareholder and any beneficial owners and the potential nominee. Additionally, the nominating shareholder must provide the name and residence of the proposed nominee, a description of all direct and indirect compensation and other material monetary arrangements and any other material relationships between or among the shareholder and the nominee and other information that may be required by

	First Data	Fiserv
Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The notice also must be accompanied by a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected.

Election of Directors:	The First Data bylaws provide that directors are elected by a plurality of the votes cast (shares present in person or by proxy) that are entitled to vote on the election of directors.	The Fiserv articles of incorporation and the Fiserv amended by-laws generally provide that directors are elected by a majority of the votes cast at a meeting for the election of directors at which a quorum is present. However, if the number of persons nominated to serve as directors exceeds the number of directors to be elected, each director will be elected by a plurality of votes cast with respect to that director’s election, regardless of whether the number of nominees continues to exceed to number of directors to be elected as of the date of such meeting.

Composition of the Board of Directors:	There are no specific provisions that set forth the composition of the First Data board.

During the specified period, the Fiserv board will consist of:

•  six continuing Fiserv directors, one of whom will be the Fiserv CEO; and

•  four continuing First Data directors, one of whom will be the First Data CEO and one of whom will be nominated by New Omaha to the extent it is so entitled in accordance with the shareholder agreement.

Vacancies on the Board of Directors:	The First Data certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors will be filled only by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Such vacancies and newly created directorships may also be filled by the stockholders as long as shares of First Data Class B common stock remain outstanding.	The Fiserv amended by-laws generally provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors then in office or by action of the holders of record of the majority of the issued and outstanding stock.

	The First Data certificate of incorporation and First Data bylaws provide that any director elected to fill a vacancy will hold office until the next election of the class for	The director elected to fill a vacancy serves until the next shareholder meeting where the election of directors is in the regular order of business and until his or her

	First Data	Fiserv
	which such director will have been chosen, and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.	successor is elected and qualified or until he or she dies, resigns or is removed.

However, during the specified period, a committee of all the continuing Fiserv directors has the exclusive authority to nominate directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a continuing Fiserv director, and a committee of all the continuing First Data directors, has the exclusive authority to nominate directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a continuing First Data director, in each case, subject to the shareholder agreement.

Under the shareholder agreement, so long as New Omaha beneficially owns 5% of the issued and outstanding Fiserv common stock, New Omaha has the right to submit a name to replace the director it nominated to serve as a nominee or director, subject to Fiserv’s approval (such determination to be made in Fiserv’s reasonable discretion acting in good faith and consistent with Fiserv’s nominating and governance practices).

At the end of the specified period, both committees of the continuing Fiserv directors and the continuing First Data directors will be automatically disbanded and any vacancies on the Fiserv board will be filled in accordance with the Fiserv by-laws.

Lead Director:	Neither the First Data certificate of incorporation nor the First Data bylaws provide for a lead director.	The Fiserv amended by-laws generally provide that in the absence of an independent chairman of the Fiserv board, the Fiserv board will appoint an independent director to serve as the lead director to chair meetings of the independent directors, facilitate meetings between directors and the chief executive

	First Data	Fiserv

officer and chair, and assume other duties delegated by the independent directors as a whole from time to time.

During the specified period a continuing Fiserv director will serve as the lead director.

Removal of Directors:	The First Data certificate of incorporation provides that any director (other than directors elected by the preferred stockholders) may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of all outstanding shares of First Data common stock entitled to vote, provided that once no shares of First Data Class B common stock remain outstanding, directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of First Data common stock entitled to vote thereon, voting as a single class.	The Fiserv amended by-laws provide that a director may be removed from office for cause only by the shareholders, at an annual meeting or a special meeting called for that purpose, if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

	Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors; however, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides.	The WBCL also provides that, if a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose or one of the purposes of the meeting is the removal of the director.

Calling of Meeting of Directors:	Regular meetings of the First Data board may be held without notice and at such times and in such places as determined from time to time by the First Data board.	Regular meetings of the Fiserv board may be held without notice and at such time and place as determined from time to time by the Fiserv board.

	Special meetings of the First Data board may be called by the chief executive officer of First Data or the chair of the First Data board; New Omaha and its affiliates may also call special meetings when shares of the First Data Class B common stock remain outstanding. Notice of special meetings must be given at least twenty-four hours prior to the meeting.	Special meetings of the board of directors may be called by the chair of the Fiserv board, the chief executive officer of Fiserv, or a majority of the directors. Notice of special meetings must be mailed to each director at least five days before the date of the special meeting or sent by telegraph, cable, radio or wireless, or delivered personally or by telephone, at least one day before the meeting. Notice may be waived by written waiver or presence at the meeting.

	First Data	Fiserv
Committees:	The First Data bylaws provide that the First Data board may designate one or more committees, each such committee to consist of one or more of the directors of First Data. The First Data board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee.

The Fiserv amended by-laws generally require an Audit Committee and a Compensation Committee, each composed of independent directors, and permit an Executive Committee. The Fiserv board may create one or more additional committees by resolution adopted by the affirmative vote of a majority of the directors then in office. Generally, each committee will have two or more members.

However, during the specified period, the Fiserv board will maintain an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each such committee will be comprised of three to four members, with at least one qualified continuing First Data director on each committee. During the specified period, a continuing First Data director will be the chair of the Compensation Committee.

Limited Liability of Directors:

Under the DGCL, the First Data certificate of incorporation may eliminate personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) relating to unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The First Data certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of First Data will not be held personally liable to First Data or its stockholders for monetary damages for breach of fiduciary duty owed to First Data or its stockholders.

Under the WBCL, a director of Fiserv will have no personal liability to Fiserv or its shareholders for monetary damages arising from a breach of, or failure to perform, any duty to Fiserv or its shareholders (including for any “unlawful” distribution) except (i) for a willful failure to deal fairly with Fiserv or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit or (iv) willful misconduct.

	First Data	Fiserv
Indemnification of Directors and Officers:	The First Data bylaws require indemnification to the fullest extent permitted by the DGCL for any director or officer made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of First Data against all expense, liability, and loss (including attorneys’ fees) reasonably incurred or suffered in connection with the defense or settlement of such action, suit or proceeding; provided, however, that except for indemnification with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee First Data will indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if authorized by the First Data board.	The Fiserv amended by-laws require indemnification of Fiserv’s directors and officers against any and all liabilities, to the fullest extent permitted or required by the WBCL, incurred in any proceeding to which a director or officer is a party as a result of their position as director or officer of Fiserv. The Fiserv amended by-laws also indemnify employees who are not directors or officers to the same extent as provided by Fiserv to its directors and officers.

	The First Data bylaws provide that such indemnitees have a right to be paid by First Data in advance for such expenses, including the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses. If required by the DGCL or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, such advancement will be made solely upon delivery to First Data of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced if it will ultimately be determined that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses.	Furthermore, the Fiserv amended by-laws require advancement of any and all reasonable expenses incurred in any proceeding to which a director or officer is a party as a result of their position as director or officer of Fiserv.

	The DGCL requires a Delaware corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending any action, suit or proceeding, or if a court orders that they should be indemnified. It also permits a Delaware corporation to advance expenses incurred in	The WBCL requires a Wisconsin corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, in circumstances where such persons would have no liability under “Limited Liability of Directors” above or if a court orders that

	First Data	Fiserv
	defense of a proceeding on certain conditions.	they should be indemnified. It also permits a Wisconsin corporation to advance expenses incurred in defense of a proceeding on certain conditions.

	The DGCL also permits a Delaware corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision).	The WBCL also permits a Wisconsin corporation to further indemnify and make advances to such persons by other means (such as by contract or by-law provision) unless the corporation determines that the actions or inactions of such persons would have constituted conduct described in section (i) to (iv) of “Limited Liability of Directors” above.

Calling of Special Meeting of Shareholders:	The First Data certificate of incorporation provides that a special meeting may be called only by or at the direction of the First Data board or the chair of the First Data board; provided, that as long as shares of First Data Class B common stock are outstanding, special meetings may also be called by or at the direction of the First Data board or the chair of the First Data board at the request of New Omaha.	The Fiserv amended by-laws provide that a special meeting may be called only by a majority of the Fiserv board, the chair of the Fiserv board or the chief executive officer of Fiserv, and a special meeting must be called upon the demand, in accordance with the Fiserv amended by-laws, of the shareholders representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

Shareholder Proposals:	The First Data bylaws provide that a stockholder who submits a stockholder proposal must be a stockholder of record on the date that he or she provides notice to First Data and must be entitled to vote at such meeting. Stockholders must notify First Data’s corporate secretary in writing prior to the meeting at which the matters are to be acted upon, and the notice must contain the information specified in the First Data bylaws.	The Fiserv amended by-laws provide that certain shareholder proposals may be made by any shareholder who is entitled to vote and complies with the procedures outlined in the Fiserv amended by-laws. The Fiserv amended by-laws require a shareholder to give timely notice, in writing, to the corporate secretary and provide certain required information.

	To be in proper written form, the notice must include, among other things, a brief description of the proposal, the text of the proposal (including the text of any resolutions, and if the proposal is an amendment to the by-laws, the language of the proposed amendment) and certain information regarding the stockholder providing the proposal, including the number of shares of First Data common stock beneficially owned (directly and indirectly) and the reasons for conducting	To be in proper written form, the notice must include, among other things, a brief description of the shareholder proposal (and if the proposal is an amendment to the by-laws, the language of the proposed amendment) and certain information regarding the shareholder providing the proposal, including the number of shares of Fiserv common stock owned or held and the reasoning in making the proposal and any material interest (including all agreements, arrangements or understandings) the

	First Data	Fiserv
	such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.	shareholder (and any such beneficial owner) has in making the proposal.

Shareholder Proposals—Notice Period:	In order to be timely with respect to an annual meeting, the notice must be delivered to the corporate secretary at First Data’s principal executive offices not less than 90 or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, unless the annual meeting is scheduled to be held more than 30 days in advance or delayed more than 70 days from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, in order to be timely the notice must be delivered not more than 120 days and not later than the close of business on the 90th day before to such annual meeting or the tenth day following the initial public announcement of the annual meeting.	In order to be timely with respect to an annual meeting, notice must be received by Fiserv’s secretary at Fiserv’s principal offices at least 45 days but not more than 70 days prior to the first annual anniversary of the date set by the proxy statement for the immediately preceding annual meeting as the date on which Fiserv first made available shareholder proxy materials for the immediately preceding annual meeting. However, if the annual meeting is called more than 30 days before or after the first annual anniversary of the immediately preceding annual meeting, then in order to be timely, notice must be received by Fiserv’s secretary not earlier than the close of business on the 100th day prior to such annual meeting and not later than the later of either the 75th day prior to the date of such annual meeting or the tenth day after the date of public announcement of the annual meeting.

	In order to be timely with respect to a special meeting at which directors are to be elected pursuant to First Data’s notice of meeting, notice must be delivered to First Data’s corporate secretary at First Data’s principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the First Data board.	In order to be timely with respect to a special meeting at which directors are to be elected pursuant to Fiserv’s notice of meeting, notice must be received by the corporate secretary of Fiserv at Fiserv’s principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting and the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Fiserv board.

Proxy Access:	First Data does not provide any proxy access for the election of directors.	The Fiserv amended by-laws provide proxy access for the election of directors.

Quorum of Shareholders:	Pursuant to the First Data bylaws, the required quorum is reached when the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of First Data entitled to vote	Under the Fiserv amended by-laws, the required quorum is a majority of the votes entitled to be cast on the matter by the voting group, except as otherwise provided in the WBCL, the Fiserv articles of

	First Data	Fiserv
	are present in person or represented by proxy, unless otherwise required by law, the First Data certificate of incorporation or the rules of any stock exchange upon which First Data’s securities are listed. Where a separate vote by class or series is required, the required quorum is reached when the holders of a majority in voting power of the issued and outstanding shares of such class or series are present in person or represented by proxy.	incorporation and the Fiserv amended by-laws.

Written Consent of Shareholders:	Pursuant to the First Data certificate of incorporation, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, as long as the written consent or consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. However, once shares of First Data Class B common stock are no longer outstanding, any action required or permitted to be taken by the stockholders must be effected at a meeting and may not be effected by any consent in writing by such holders.	Under the Fiserv articles of incorporation and the Fiserv amended by-laws, any action required or permitted to be taken at any meeting of shareholders, may be taken without a meeting, without prior notice and without a vote if a consent in writing is provided by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Prompt notice of any action taken without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing.

Appointment of Officers:	The First Data bylaws provide that the First Data board directly elects First Data’s officers, which must include a chief executive officer, president and secretary, for terms determined by the First Data board and until their successors are elected and qualify or until the earlier of resignation or removal. The First Data board may also elect other officers, who will hold their office for such terms and will exercise such powers and perform such duties as determined from time to time by the First Data board.

The Fiserv amended by-laws generally provide that the Fiserv board will elect Fiserv’s officers, which must include a chief executive officer, president, secretary, and treasurer, and may elect a chair of the Fiserv board and one or more vice presidents and other officers as the Fiserv board deems fit. The principal officers are elected annually by the Fiserv board and serve until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

However, during the specified period, the chief executive officer will be a Fiserv continuing director, and the president will be a First Data continuing director, in each case, while such individual is a director of the Fiserv board, as discussed in “Composition of the Board of Directors,”

	First Data	Fiserv
Removal of Officers:	Any officer may be removed for or without cause at any time by the First Data board.	Any officer may be removed, with or without cause, at any time by the Fiserv board.

Anti-Takeover Provisions and Interested Shareholders:

Section 203 of the DGCL generally prohibits certain transactions between a Delaware corporation and an “interested stockholder.” However, these restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL. In the First Data certificate of incorporation, First Data expressly elects not to be governed by Section 203 of the DGCL.

The First Data certificate of incorporation prohibits certain business combinations between an interested stockholder and First Data for a period of three years after the date on which the stockholder became an interested stockholder, unless: (i) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the First Data board; (ii) the interested stockholder acquired at least 85% of the aggregate voting power of First Data in the transaction in which the stockholder became an interested stockholder, excluding shares held by First Data’s directors, officers and certain employee stock plans, or (iii) the business combination is approved by a majority of the First Data board and the affirmative vote of the holders of 66 2⁄3% of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. An “interested stockholder” for these purposes includes a beneficial owner of 15% or more of the issued and outstanding voting stock of First Data, provided that it does not include New Omaha or certain persons to whom it transfers shares of First Data common stock, or stockholders whose ownership exceed the 15% limitation solely as a result of any action taken by First Data.

Except as may otherwise be provided by law, the required affirmative vote of shareholders of a Wisconsin corporation for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote on the transaction. Various provisions of the WBCL, including Sections 180.1130 to 180.1134, Sections 180.1140 to 180.1144 and Section 180.1150, provide for higher voting requirements or otherwise modify voting standards or rights if holders of shares representing a significant percentage of voting power are involved. See “Description of Fiserv Capital Stock—Statutory Provisions” beginning on page 206 for more detail.

	First Data	Fiserv
Amendment to Charter and By-laws:	According to the DGCL, a corporation’s certificate of incorporation generally may be amended by the board of directors adopting a resolution setting forth the amendment proposed and declaring its advisability, followed by a vote of the stockholders entitled to vote on the proposed amendment, where such proposed amendment will be adopted if approved by the holders of a majority of the issued and outstanding stock entitled to vote.	According to the WBCL, a corporation’s articles of incorporation generally may be amended by the board of directors adopting a resolution setting forth the amendment proposed, followed by (i) the approval of a majority of votes cast at a meeting of shareholders and (ii) the votes required under the WBCL by every other voting group entitled to vote on the amendment, unless any provision of the WBCL, the articles of incorporation, or the by-laws or a condition established by the corporation’s board requires a greater vote.

Under the First Data certificate of incorporation, the First Data board is expressly authorized to make, repeal, alter, amend and rescind the First Data bylaws without the assent or vote of the stockholders, in any manner not inconsistent with the DGCL or the First Data certificate of incorporation.

Except as otherwise provided in the Fiserv amended by-laws, the Fiserv amended by-laws and the WBCL provide that the Fiserv board of directors is expressly authorized to alter, amend or repeal the Fiserv amended by-laws, subject to shareholder alteration or repeal.

However, during the specified period, Article IX of the Fiserv amended by-laws (relating to governance matters applicable during the specified period) may be amended, restated, supplemented, modified or repealed, and any provision of the Fiserv amended by-laws, the Fiserv articles of incorporation or other resolution inconsistent with Article IX of the Fiserv amended by-laws may be adopted, or any such amendment, restatement, supplement, modification or repeal or provision of the Fiserv amended by-laws, the Fiserv articles of incorporation or other resolution inconsistent with Article IX of the Fiserv amended by-laws recommended for adoption by the Fiserv shareholders, only by an affirmative vote of at least 70% of the entire Fiserv board.

	Under the First Data certificate of incorporation, as long as First Data Class B common stock is outstanding, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares entitled to vote, voting together as a single class, is required for the stockholders to alter, amend, repeal or rescind any	Except as otherwise provided therein, the Fiserv amended by-laws provide that shareholders also have the power to alter, amend, or repeal the by-laws at a shareholder meeting or by written consent by the approval of a majority of votes cast.

	First Data	Fiserv
provision of the First Data bylaws. If there is no First Data Class B common stock outstanding, the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of First Data entitled to vote, voting together as a single class, shall be required in order for the stockholders to alter, amend, repeal or rescind any part of the First Data bylaws.

Forum Selection:	The First Data certificate of incorporation provides that, unless First Data consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of First Data, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of First Data to First Data, or First Data’s stockholders, creditors or other constituents, (iii) any action asserting a claim against First Data or any director or officer of First Data arising pursuant to any provision of the DGCL, the First Data certificate of incorporation or the First Data bylaws or (iv) any action asserting a claim against First Data or any director or officer of First Data governed by the internal affairs doctrine; provided, that if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.	Neither the Fiserv articles of incorporation nor the Fiserv amended by-laws contain a forum selection clause.

Preemptive Rights:	The First Data certificate of incorporation does not provide for any preemptive rights for First Data stockholders.	The Fiserv articles of incorporation do not provide for any preemptive rights for Fiserv shareholders.

Dissenters’ or Appraisal Rights:	Under the DGCL, stockholders generally have appraisal rights in connection with certain mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL.	The WBCL generally provides a procedure for an objecting shareholder to seek the “fair value” of his or her shares when the shareholder objects to certain significant corporate actions, including certain mergers, share exchanges and the sale of all or substantially all of the corporate property and assets. In order to exercise such right to dissent, shareholders must follow the procedures set forth in the WBCL.

	First Data	Fiserv
	This right to demand appraisal is also not applicable to shares of any class or series of stock (unless expressly required by the corporation’s certificate of incorporation) if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote the shares: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 stockholders.	Notwithstanding the foregoing, the WBCL generally provides that a shareholder of a Wisconsin corporation is not entitled to dissenters’ rights if the shares are listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system on the record date in which the shareholders are to vote on the proposed corporate action.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in either of the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i) through (iii).

A Delaware corporation may provide in its certificate of incorporation that appraisal rights must be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or the sale of all or substantially all of the assets of the corporation. The First Data certificate of incorporation does not address appraisal rights.

Shareholder Rights Plan:	First Data does not have a stockholder rights plan in place.	Fiserv does not have a shareholder rights plan in place.

Inspection of Corporate Records:	Under the DGCL, every stockholder of record has the right during the usual hours for business to inspect for any purpose reasonably related to such person’s interest as a stockholder, upon written demand under oath stating the stockholder’s purpose for inspection, in person or by agent or attorney, the corporation’s stock ledger,

Under the WBCL, a “qualified” shareholder may inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation:

•  Excerpts from any minutes or records that the corporation is required to keep as permanent records;

	First Data	Fiserv
stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation.

•  Accounting records of the corporation; and

•  The record of shareholders.

A “qualified” shareholder for these purposes is one who satisfies the following requirements:

•  The shareholder has been a shareholder for at least six months before making his or her demand, or holds at least 5% of the outstanding shares;

•  The shareholder gives written notice of his or her demand that complies with applicable WBCL requirements at least five business days before the date on which he or she wishes to inspect and copy the records;

•  The shareholder’s demand is made in good faith and for a proper purpose; and

•  The shareholder describes with reasonable particularity his or her purpose and the records that he or she desires to inspect and the records are directly connected with his or her purpose.

Dividends:	The First Data certificate of incorporation provides that the First Data board may from time to time declare dividends of cash, property or shares of stock of First Data that are legally available therefor. These dividends are subject to the preferences, if any, of preferred stockholders. Holders of First Data Class A common stock and holders of First Data Class B common stock are entitled to share equally, on a per share basis, in such dividend. If the dividend is paid in the form of shares of First Data common stock, or rights to acquire First Data common stock, holders of First Data Class A common stock will receive First Data Class A common stock, or rights to acquire First Data Class A common stock, and holders of First Data Class B common stock will receive First Data Class B common stock, or rights to acquire First Data Class B common stock.	The Fiserv amended by-laws provide, subject to the WBCL and the Fiserv articles of incorporation, that the Fiserv board may declare dividends from time to time from legally available funds at any regular or special meeting.

First Data	Fiserv

Notwithstanding the foregoing, the First Data board may pay or make a disparate dividend per share of First Data Class A common stock or First Data Class B common stock, as long as the dividend or distribution is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the issued and outstanding shares of First Data Class A common stock and First Data Class B common stock, with each voting separately as a class.

The DGCL permits the board of directors to authorize a corporation to declare and pay dividends and other distributions to its stockholders either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. Surplus is the excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes of preferred stock, until the deficiency has been repaired.	Under the WBCL, Fiserv may pay dividends unless, after giving effect to any such dividend, (i) it would not be able to pay its debts as they become due in the usual course of business or (ii) its total assets would be less than the sum of its total liabilities plus (unless otherwise provided in the Fiserv articles of incorporation) the amount, if any, needed to satisfy the preferential rights on dissolution of any class or series of stock having superior preferential rights on dissolution.

APPRAISAL RIGHTS

Holders of Fiserv Common Stock

Under Wisconsin law, Fiserv shareholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of shares of Fiserv common stock in connection with the merger.

Holders of First Data Class A Common Stock

Because shares of First Data Class A common stock are listed on the NYSE and holders of shares of First Data Class A common stock are not required by the terms of the merger agreement to receive consideration other than shares of Fiserv common stock, which are listed on the NASDAQ, and cash in lieu of fractional shares in the merger, holders of First Data Class A common stock are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

Holders of First Data Class B Common Stock

General

For purposes of the merger, each holder of First Data Class B common stock, except for New Omaha, is entitled to dissenters’ rights or appraisal rights under Delaware law in connection with the merger. New Omaha has irrevocably and unconditionally waived, and agreed not to exercise, any appraisal rights (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the merger that New Omaha may directly or indirectly have by virtue of the ownership of First Data common stock, to the full extent permitted by law pursuant to the voting and support agreement as described in “The Ancillary Agreements—Voting and Support Agreement” beginning on page 180. Therefore, references to holders of First Data Class B common stock in the context of appraisal rights in this joint proxy and consent solicitation statement/prospectus do not include New Omaha.

Pursuant to Section 262 of the DGCL, a holder of record of First Data Class B common stock who does not consent to the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 of the DGCL has the right to seek appraisal of his, her or its shares of First Data Class B common stock and to receive payment in cash of the judicially determined fair value of his, her or its shares of First Data Class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount judicially determined to be the fair value of such shares of First Data Class B common stock. These rights are known as appraisal rights. The “fair value” of such shares of First Data Class B common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a holder of record of First Data Class B common stock is otherwise entitled to receive for the same number of shares of First Data Class B common stock under the terms of the merger agreement. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A holder of record of First Data Class B common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent consenting to the First Data merger proposal, or deliver a signed written consent without indicating a decision on the First Data merger proposal. Any signed written consent returned without indicating a decision on the First Data merger proposal will be considered as consenting to the First Data merger proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a holder of record of First Data Class B common stock must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex H to this joint proxy and consent solicitation statement/prospectus. A holder of record of First Data Class B common stock intending to exercise his, her or its appraisal rights should carefully review Annex H to this joint proxy and consent solicitation statement/prospectus in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in loss of appraisal rights.

The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of record of First Data Class B common stock exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “you” are to the holders of record of First Data Class B common stock immediately prior to the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of First Data Class B common stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Notice of Appraisal Rights

Section 262 of the DGCL requires that, where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter must notify each of its stockholders who is entitled to appraisal rights that the merger has been approved and that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. Such notice may, and if given on or after the effective date, must also notify such stockholders of the effective date of the merger. This joint proxy and consent solicitation statement/prospectus is not the notice of appraisal rights pursuant to Section 262 of the DGCL. You will receive a notice of appraisal rights pursuant to Section 262 at a later date. A holder of record of First Data Class B common stock who wishes to exercise his, her or its appraisal rights or who wishes to preserve his, her or its right to do so should review Annex H to this joint proxy and consent solicitation statement/prospectus carefully. Failure to strictly and timely comply with the procedures specified in Section 262 of the DGCL may result in loss of appraisal rights.

How to Preserve, Exercise and Perfect Your Appraisal Rights

If you desire to exercise your appraisal rights, you must mail or deliver to First Data or the surviving corporation, as applicable, at the specific address included in the notice of appraisal rights, a written demand for appraisal of your shares of First Data Class B common stock within 20 days after the date of the mailing of such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

If such notice did not notify stockholders of the effective date of the merger, either (i) First Data shall send a second notice before the effective date of the merger notifying each of the holders that are entitled to appraisal rights of the effective date of the merger or (ii) the surviving corporation shall send such second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders’ shares in accordance with Section 262.

A holder of record of First Data Class B common stock wishing to exercise appraisal rights must hold of record the shares of First Data Class B common stock on the date the written demand for appraisal is made and must continue to hold of record the shares of First Data Class B common stock through the effective time. Appraisal rights will be lost if your shares of First Data Class B common stock are transferred prior to effective time. If you are not the stockholder of record and you wish to exercise appraisal rights, you should contact your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If you and/or the record holder of your shares of First Data Class B common stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the merger is completed, you (assuming that you hold your shares through the merger) will be entitled to receive payment for your shares of First Data Class B common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of First Data Class B common stock.

To satisfy Section 262 of the DGCL, a demand for appraisal must reasonably inform First Data or the surviving corporation, as applicable, of the identity of the holder of record of First Data Class B common stock and his, her or its intent to seek appraisal rights. The demand cannot be made by the beneficial owner of shares of First Data Class B common stock if such beneficial owner is not also the record holder of the shares of First Data Class B common stock. The beneficial owner of shares of First Data Class B common stock must, in such cases, have the holder of record of such shares of First Data Class B common stock submit the required demand in respect of such shares.

If the shares of First Data Class B common stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a holder of record of First Data Class B common stock; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of First Data Class B common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of First Data Class B common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of First Data Class B common stock as to which appraisal is sought. Where no number of shares of First Data Class B common stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of First Data Class B common stock held in the name of the record holder.

How to Withdraw Your Appraisal Rights

At any time within 60 days after the effective time, any holder of record of First Data Class B common stock who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration specified in the merger agreement for his, her or its shares of First Data Class B common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any holder of record of First Data Class B common stock without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of First Data Class B common stock.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any holder of record of First Data Class B common stock who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of First Data Class B common stock held by all holders of First Data Class B common stock entitled to appraisal. Upon the filing of such a petition by a holder of record of First Data Class B common stock, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no present intent to file such a petition and has no obligation to cause such a petition to be filed, and holders of record of First Data Class B common stock should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of a holder of record of First Data Class B common stock to initiate all necessary action to perfect appraisal rights in respect of shares of First Data Class B common stock within the time prescribed in Section 262 and the failure of a holder of record of First Data Class B common stock to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective time, any holder of record of First Data Class B common stock who has properly asserted appraisal rights under Section 262 of the DGCL, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of First Data Class B common stock for which a written consent approving the First Data merger proposal was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of First Data Class B common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a holder of record of First Data Class B common stock and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of record of First Data Class B common stock who have demanded an appraisal of their shares of First Data Class B common stock and with whom agreements as to the value of their shares of First Data Class B common stock have not been reached. After notice to holders of record of First Data Class B common stock who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require holders of record of First Data Class B common stock who have demanded payment for their shares of First Data Class B common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any holder of record of First Data Class B common stock fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that holder of record of First Data Class B common stock.

Section 262 of the DGCL provides that if immediately before a transaction such as the merger the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Chancery Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the issued and outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million. Because shares of the First Data Class B common stock are not listed on any national securities exchange, this provision will not be applicable in respect thereof.

Determination of Fair Value

After determination of the holders of record of First Data Class B common stock entitled to appraisal of their shares of First Data Class B common stock, the Delaware Court of Chancery will appraise the shares of First Data Class B common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount judicially determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those holders of record of First Data Class B common stock of the First Data stock certificates representing their shares of First Data Class B common stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the merger and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and holders of record of First Data Class B common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, neither First Data nor Fiserv anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and First Data and Fiserv reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of First Data Class B common stock is less than the per share merger consideration.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Other Considerations

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the holders of record of First Data Class B common stock participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each holder of record of First Data Class B common stock seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses; although, upon the application of a holder of record of First Data Class B common stock, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any holder of record of First Data Class B common stock in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of First Data Class B common stock entitled to appraisal.

Any holder of record of First Data Class B common stock who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote such shares of First Data Class B common stock subject to that demand for any purpose or to receive payments of dividends with respect to such shares of First Data Class B common stock, other than with respect to payments as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the completion of the merger, or if a holder of record of First Data Class B common stock otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that holder of record of First Data Class B common stock to appraisal will cease and that holder of record of First Data Class B common stock will only be entitled to receive the merger consideration for his, her or its shares of First Data Class B common stock pursuant to the merger agreement.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of record of First Data Class B common stock who may wish to pursue appraisal rights should consult their legal counsel and financial advisor. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

THIS IS NOT THE NOTICE OF APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DGCL. YOU WILL RECEIVE A LATER NOTICE OF APPRAISAL RIGHTS. DO NOT SEND IN YOUR DEMAND PRIOR TO THE MAILING OF SUCH LATER NOTICE. ANY DEMAND FOR APPRAISAL MADE PRIOR TO YOUR RECEIPT OF SUCH NOTICE MAY NOT BE EFFECTIVE TO PERFECT YOUR RIGHTS.

LEGAL MATTERS

The validity of the shares of Fiserv common stock to be issued pursuant to the merger agreement will be passed upon by Lynn S. McCreary, Chief Legal Officer and Secretary of Fiserv. As of February 1, 2019, Ms. McCreary beneficially owned shares of Fiserv common stock representing less than 1% of the total outstanding shares of Fiserv common stock.

EXPERTS

Fiserv

The consolidated financial statements of Fiserv, Inc. incorporated by reference herein from Fiserv, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Fiserv, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the company’s adoption of a new accounting standard and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

First Data

The consolidated financial statements of First Data Corporation appearing in First Data Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of First Data Corporation’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wells Fargo Merchant Services, LLC as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, appearing in First Data’s Form 10-K for the year ended December 31, 2018, filed on February 27, 2019, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Fiserv

Fiserv will hold its 2019 annual meeting of shareholders, referred to as the Fiserv 2019 annual meeting, regardless of whether the merger has been completed.

Under SEC rules, any proposal that a shareholder desires to include in Fiserv’s proxy materials for the Fiserv 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act must have been delivered no later than December 11, 2018 to the following address: Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin, 53045.

Under the Fiserv amended by-laws, shareholders who meet the requirements set forth in the Fiserv amended by-laws may under certain circumstances include a specified number of director nominees in Fiserv’s proxy materials. Among other matters, a shareholder must give written notice to Fiserv’s corporate secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date on which Fiserv first made available its proxy materials for the 2018 annual meeting. Because Fiserv commenced mailing its proxy statement for the 2018 annual meeting on April 10, 2018, Fiserv must have received notice of a shareholder’s director nomination for the Fiserv 2019 annual meeting pursuant to the proxy access bylaw provision no sooner than November 11, 2018 and no later than December 11, 2018. If the notice was received outside of that time frame, then Fiserv is not required to include the nominees in the proxy materials for the Fiserv 2019 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act, or to nominate a director, other than pursuant to Fiserv’s proxy access bylaw provision, at the Fiserv 2019 annual meeting must comply with the requirements set forth in the Fiserv amended by-laws. Among other matters, a shareholder must give written notice to Fiserv’s corporate secretary not less than 45 days and not more than seventy days prior to the first anniversary of the date on which Fiserv first mailed its proxy materials for the 2018 annual meeting. Because Fiserv commenced mailing its proxy statement for the 2018 annual meeting on April 10, 2018, Fiserv must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8 under the Exchange Act, or to nominate a director, other than pursuant to Fiserv’s proxy access bylaw provision, at the Fiserv 2019 annual meeting no sooner than January 30, 2019, and no later than February 24, 2019. If the notice is received outside of that time frame, then Fiserv is not required to permit the business or the nomination to be presented at the Fiserv 2019 annual meeting. Nevertheless, if the Fiserv board permits a matter of business submitted after February 24, 2019 to be presented at the Fiserv 2019 annual meeting, then the persons named in proxies solicited by the board of directors for the Fiserv 2019 annual meeting may exercise discretionary voting power with respect to such proposal.

First Data

First Data will hold its 2019 annual meeting of stockholders, referred to as the First Data 2019 annual meeting, regardless of whether the merger has been completed.

First Data stockholders may present proper proposals for inclusion in its proxy statement and for consideration at the First Data 2019 annual meeting by submitting their proposals in a timely manner. To be eligible for inclusion in the proxy materials for the First Data 2019 annual meeting, a stockholder proposal must have been received by First Data’s corporate secretary by no later than December 1, 2018, and must have complied in all respects with applicable SEC rules. Stockholder proposals should be addressed to First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281, Telephone (212) 266-3565.

A stockholder may present a proposal not included in First Data’s proxy materials from the floor of the 2019 Annual Meeting of Stockholders only if First Data’s corporate secretary receives notice of the proposal, along with additional information required by the First Data bylaws, between January 10, 2019 and February 9, 2019. Notice should be addressed to First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281, Telephone (212) 266-3565.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy and consent solicitation statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy and consent solicitation statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy and consent solicitation statement/prospectus, or if you are receiving multiple copies of this joint proxy and consent solicitation statement/prospectus and wish to receive only one, please contact Fiserv or First Data, as applicable, at the respective address identified below. Fiserv or First Data, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy and consent solicitation statement/prospectus to any shareholder or stockholder, as applicable, residing at an address to which only one copy was mailed. Requests for additional copies should be directed to, as applicable: Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, Telephone (262) 879-5000, or First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281, Telephone (212) 266-3565.

WHERE YOU CAN FIND MORE INFORMATION

Fiserv has filed a registration statement on Form S-4 to register with the SEC the shares of Fiserv common stock to be issued to First Data stockholders as the stock consideration. This joint proxy and consent solicitation statement/prospectus is a part of that registration statement and constitutes a prospectus of Fiserv in addition to being a proxy statement for Fiserv’s special meeting and a consent solicitation statement for First Data. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Fiserv and the Fiserv common stock. The rules and regulations of the SEC allow Fiserv and First Data to omit certain information included in the registration statement from this joint proxy and consent solicitation statement/prospectus.

Fiserv and First Data each files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Fiserv and First Data, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult Fiserv’s and First Data’s websites for more information about Fiserv or First Data, respectively. Fiserv’s website is www.fiserv.com. First Data’s website is www.firstdata.com. Information included on these websites is not incorporated by reference herein.

The SEC allows Fiserv and First Data to “incorporate by reference” into this joint proxy and consent solicitation statement/prospectus information that Fiserv and First Data file with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this joint proxy and consent solicitation statement/prospectus. The information incorporated by reference herein is an important part of this joint proxy and consent solicitation statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this joint proxy and consent solicitation statement/prospectus and in earlier filings with the SEC. Any statement so modified or superseded will not be deemed, except as so updated or superseded, to constitute a part of this joint consent solicitation statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of such Current Report on Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference herein. This joint proxy and consent solicitation statement/prospectus also contains summaries of certain provisions contained in some of the Fiserv or First Data documents described in this joint proxy and consent solicitation statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which Fiserv and First Data have filed with the SEC, are incorporated by reference herein, to the extent filed and not furnished:

Fiserv (SEC File No. 000-14948)

•	Fiserv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	Fiserv’s Proxy Statement for Fiserv’s 2018 annual meeting of stockholders, filed with the SEC on April 10, 2018;

•

Fiserv’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Items 2.02 or 7.01 thereof), filed with the SEC on January 16, 2019, January 18, 2019 and February 7, 2019; and

•

the description of Fiserv capital and common stock contained in the Fiserv prospectus attached to the Registration Statement on Form S-3 filed with the SEC on September 20, 2018, including any subsequent amendment or report filed for the purpose of updating such description.

First Data (SEC File No. 001-11073)

•	First Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	First Data’s Proxy Statement for First Data’s annual meeting of stockholders, filed with the SEC on March 29, 2018; and

•	First Data’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Items 2.02 or 7.01 thereof), filed with the SEC on January 16, 2019 and January 18, 2019.

In addition, all documents filed by Fiserv and First Data with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the registration statement on Form S-4 of which this joint proxy and consent solicitation statement/prospectus forms a part and before the respective dates of the Fiserv special meeting and the receipt of the First Data written consent will be deemed to be incorporated by reference herein and made a part of this joint proxy and consent solicitation statement/prospectus from the respective dates of filing; provided, however, that Fiserv and First Data are not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of any such Current Report on Form 8-K, unless specifically stated otherwise.

Fiserv has supplied all information contained in or incorporated by reference herein relating to Fiserv, and First Data has supplied all such information contained in or incorporated by reference herein relating to First Data.

Documents incorporated by reference herein are available from Fiserv or First Data, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference herein. Stockholders may obtain these documents incorporated by reference herein by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Attention: Investor Relations

Telephone: (800) 425-3478

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 266-3565

If you are a Fiserv shareholder and would like to request any documents, please do so by April 11, 2019 to receive them before the special meeting.

If you are a First Data stockholder and would like to request any documents, please do so by April 4, 2019 to receive them before the First Data consent deadline.

You should not rely on information that purports to be made by or on behalf of Fiserv or First Data other than the information contained in or incorporated by reference herein. Neither Fiserv nor First Data has authorized anyone to provide you with information on behalf of Fiserv or First Data, respectively, that is different from what is contained in this joint proxy and consent solicitation statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy and consent solicitation statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy and consent solicitation statement/prospectus does not extend to you.

This joint proxy and consent solicitation statement/prospectus is dated March [●], 2019. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of Fiserv common stock in the merger will create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FISERV, INC.,

300 HOLDINGS, INC.

and

FIRST DATA CORPORATION

Dated as of January 16, 2019

ARTICLE I

THE MERGER

1.1	The Merger	A-1
1.2	Closing	A-1
1.3	The Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Conversion of Company Common Stock	A-2
1.6	Parent Common Stock	A-3
1.7	Merger Sub Common Stock	A-3
1.8	Treatment of Company Equity Awards	A-3
1.9	Certificate of Incorporation of the Surviving Corporation	A-5
1.10	Bylaws of the Surviving Corporation	A-5
1.11	Directors of the Surviving Corporation	A-5
1.12	Officers of the Surviving Corporation	A-6

ARTICLE II

EXCHANGE OF SHARES

2.1	Parent to Make Shares Available	A-6
2.2	Exchange of Shares	A-6
2.3	Dissenting Shares	A-8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Corporate Organization	A-8
3.2	Capitalization	A-10
3.3	Authority; No Violation	A-11
3.4	Consents and Approvals	A-12
3.5	Reports	A-12
3.6	Financial Statements	A-13
3.7	Broker’s Fees	A-15
3.8	Absence of Certain Changes or Events	A-15
3.9	Legal Proceedings	A-15
3.10	Taxes and Tax Returns	A-16
3.11	Employees and Employee Benefit Plans	A-17
3.12	Compliance with Applicable Law	A-19
3.13	Certain Contracts	A-21
3.14	Agreements with Regulatory Agencies	A-22
3.15	Customers	A-22
3.16	Environmental Matters	A-22
3.17	Real Property	A-23
3.18	Intellectual Property; Data Privacy and Technology; Information Security	A-23
3.19	Related Party Transactions	A-25
3.20	State Takeover Laws	A-25
3.21	Reorganization	A-25
3.22	Opinions	A-25
3.23	Company Information	A-25
3.24	Insurance	A-26

A-i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Corporate Organization	A-26
4.2	Capitalization	A-27
4.3	Authority; No Violation	A-28
4.4	Consents and Approvals	A-29
4.5	Reports	A-29
4.6	Financial Statements	A-30
4.7	Broker’s Fees	A-31
4.8	Absence of Certain Changes or Events	A-31
4.9	Legal Proceedings	A-31
4.10	Taxes and Tax Returns	A-32
4.11	Employees and Employee Benefit Plans	A-33
4.12	Compliance with Applicable Law	A-35
4.13	Certain Contracts	A-36
4.14	Agreements with Regulatory Agencies	A-37
4.15	Customers	A-37
4.16	Environmental Matters	A-37
4.17	Real Property	A-37
4.18	Intellectual Property; Data Privacy and Technology; Information Security	A-38
4.19	Related Party Transactions	A-39
4.20	State Takeover Laws	A-39
4.21	Reorganization	A-39
4.22	Opinion	A-39
4.23	Parent Information	A-39
4.24	Insurance	A-40
4.25	Sufficient Funds	A-40

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	A-41
5.2	Company Forbearances	A-41
5.3	Parent Forbearances	A-44

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-47
6.2	Access to Information	A-49
6.3	Shareholder Approval and Stockholder Approval	A-50
6.4	Stock Exchange Listing	A-54
6.5	Employee Matters	A-54
6.6	Indemnification; Directors’ and Officers’ Insurance	A-56
6.7	Advice of Changes	A-57
6.8	Corporate Governance	A-57
6.9	Acquisition Proposals	A-58

A-ii

6.10	Public Announcements	A-60
6.11	Change of Method	A-60
6.12	Takeover Statutes	A-60
6.13	Exemption from Liability Under Section 16(b)	A-60
6.14	Litigation and Claims	A-61
6.15	Financing	A-61
6.16	Transition	A-66
6.17	Stock Exchange Delisting	A-66
6.18	Employee Cooperation	A-67
6.19	Tax Matters	A-67
6.20	Parent 10b5-1 Plan	A-67
6.21	Voting and Support Agreement	A-67

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-67
7.2	Conditions to Obligations of Parent and Merger Sub	A-68
7.3	Conditions to Obligations of the Company	A-69

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-69
8.2	Effect of Termination	A-71

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	A-73
9.2	Amendment	A-73
9.3	Extension; Waiver	A-73
9.4	Expenses	A-73
9.5	Notices	A-74
9.6	Interpretation	A-74
9.7	No Other Representations or Warranties	A-75
9.8	Counterparts	A-76
9.9	Entire Agreement	A-76
9.10	Waiver of Jury Trial	A-76
9.11	Governing Law; Jurisdiction	A-76
9.12	Assignment; Third-Party Beneficiaries	A-77
9.13	Specific Performance	A-77
9.14	Severability	A-78
9.15	Delivery by Facsimile or Electronic Transmission	A-78
9.16	No Recourse	A-78

Exhibit

Exhibit A        Amended Parent Bylaws

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-59
Action	A-15
Adjusted Target Price	A-3
affiliate	A-75
Agreement	A-1
Alternative Financing	A-62
Amended Parent Bylaws	A-58
Board	A-1
business day	A-75
Certificate of Merger	A-2
Change in Company Recommendation	A-54
Change in Parent Recommendation	A-54
Chosen Courts	A-77
Closing	A-1
Closing Date	A-2
Code	A-1
Commitment Letter	A-40
Company	A-1
Company 401(k) Plan	A-55
Company Benefit Plans	A-17
Company Board	A-1
Company Bylaws	A-9
Company CEO	A-57
Company Charter	A-9
Company Class A Common Stock	A-2
Company Class B Common Stock	A-2
Company Common Stock	A-2
Company Compensation Committee	A-5
Company Consent Solicitation	A-51
Company Contract	A-21
Company Covered Customer	A-22
Company Credit Agreement	A-66
Company Designated Director	A-57
Company Disclosure Schedule	A-8
Company Employees	A-18
Company Equity Awards	A-10
Company ERISA Affiliate	A-18
Company ESPP	A-5
Company Indemnified Parties	A-56
Company Indentures	A-66
Company Insiders	A-60
Company Intervening Event	A-53
Company IP Contract	A-21
Company JV	A-9
Company Labor Agreements	A-19
Company Leased Properties	A-23
Company Meeting	A-52
Company Meeting Election	A-51
Company Owned Properties	A-23

A-iv

Page
Company Parties	A-78
Company Preferred Stock	A-10
Company Real Property	A-23
Company Receivables Financing Agreement	A-66
Company Recommendation	A-54
Company Registered IP	A-24
Company Regulatory Agreement	A-22
Company Related Party Contract	A-25
Company Reports	A-13
Company Restricted Share	A-4
Company RSU	A-4
Company Stock Option	A-3
Company Stock Plans	A-3
Company Subsidiary	A-9
Confidentiality Agreement	A-50
Continuing Employees	A-54
Controlled Group Liability	A-18
Converted Parent RSU	A-4
Converted Restricted Share	A-4
Covered Company Employees	A-43
Covered Parent Employees	A-46
Covered Termination	A-3
Delaware Secretary	A-2
DGCL	A-1
Dissenting Shares	A-8
Effective Time	A-2
Election Notice	A-51
Enforceability Exceptions	A-11
Environmental Laws	A-22
ERISA	A-17
Exception Shares	A-2
Exchange Act	A-12
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
FCPA	A-20
Final Offering	A-5
Financing	A-40
Financing Parties	A-66
Financing Sources	A-65
FINRA	A-20
First Extended Termination Date	A-70
GAAP	A-9
Governmental Entity	A-12
Hazardous Substance	A-22
HSR Act	A-12
HSR Clearance	A-68
Initial Termination Date	A-70
Intellectual Property Rights	A-23
IRS	A-16
IT Assets	A-24

A-v

Page
Joint Proxy Statement	A-12
Joint Proxy/Consent Solicitation Statement	A-12
Joint Statement	A-12
Key Employees	A-67
knowledge	A-75
Laws	A-20
Liens	A-11
made available	A-75
Malicious Code	A-24
Material Adverse Effect	A-9
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Board	A-1
Merger Sub Bylaws	A-5
Merger Sub Certificate	A-26
Multiemployer Plan	A-18
Multiple Employer Plan	A-18
NACHA	A-20
NASDAQ	A-7
Networks	A-20
New Certificates	A-2
New Plans	A-54
Non-Recourse Party	A-79
Non-U.S. Company Benefit Plan	A-17
Non-U.S. Parent Benefit Plan	A-33
Non-U.S. Statutory Company Benefit Plans	A-17
Non-U.S. Statutory Parent Benefit Plans	A-33
notice period	A-53
NYSE	A-12
OFAC	A-20
Old Certificate	A-2
Original Company Meeting Date	A-52
Original Parent Meeting Date	A-51
Parent	A-1
Parent 10b5-1 Plan	A-27
Parent 401(k) Plan	A-55
Parent Articles	A-26
Parent Benefit Plan	A-33
Parent Board	A-1
Parent Business	A-43
Parent Bylaws	A-26
Parent CEO	A-57
Parent Common Stock	A-2
Parent Contract	A-36
Parent Covered Customer	A-37
Parent Designated Director	A-57
Parent Designated Independent Director	A-57
Parent Disclosure Schedule	A-26
Parent Employee Stock Purchase Plan	A-27
Parent Employees	A-34

A-vi

Page
Parent Equity Awards	A-27
Parent ERISA Affiliate	A-34
Parent Intervening Event	A-53
Parent Labor Agreements	A-35
Parent Leased Properties	A-38
Parent Meeting	A-50
Parent Owned Properties	A-38
Parent Preferred Stock	A-27
Parent PSUs	A-27
Parent Real Property	A-38
Parent Recommendation	A-54
Parent Registered IP	A-38
Parent Regulatory Agreement	A-37
Parent Related Party Contract	A-39
Parent Reports	A-30
Parent RSUs	A-27
Parent Share Issuance	A-12
Parent Stock Options	A-27
Parent Stock Plan	A-27
Parent Subsidiary	A-26
Permitted Encumbrances	A-23
person	A-75
Premium Cap	A-56
Processing Matters	A-20
Registration Rights Agreement	A-1
Regulatory Agencies	A-12
Relevant Governmental Entity	A-68
Representatives	A-58
Required Information	A-63
Requisite Company Vote	A-11
Requisite Parent Vote	A-28
Requisite Regulatory Approvals	A-68
S-4	A-12
Sarbanes-Oxley Act	A-13
SEC	A-12
Second Extended Termination Date	A-70
Securities Act	A-13
Sensitive Data	A-24
Shareholder Agreement	A-1
Significant Subsidiaries	A-44
Specified Company Subsidiary	A-9
SRO	A-12
Standing Committee	A-58
Stockholder	A-1
Stockholder Written Consent	A-51
Subsidiary	A-9
Superior Proposal	A-59
Surviving Corporation	A-1
Tail Period	A-56
Takeover Statutes	A-25
Target Price	A-3

A-vii

Page
Target Price Option	A-3
Target Price Restricted Share	A-4
Target Price RSU	A-4
Tax	A-17
Tax Return	A-17
Taxes	A-17
Termination Date	A-70
Termination Fee	A-71
Transaction Agreements	A-1
Trigger Acquisition	A-59
Voting and Support Agreement	A-1

A-viii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2019 (this “Agreement”), by and among Fiserv, Inc., a Wisconsin corporation (“Parent”), 300 Holdings, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and First Data Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board” and, together with the Parent Board and the Company Board, the “Boards” and, each, a “Board”) have approved and declared advisable this Agreement and the transactions contemplated hereby and determined that it is in the best interests of their respective companies and their shareholders and stockholders, as applicable, to enter into this Agreement and consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, New Omaha Holdings L.P., a Delaware limited partnership, as stockholder of the Company (the “Stockholder”), is entering into a voting and support agreement with Parent (the “Voting and Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter this Agreement, the Stockholder is entering into a shareholder agreement (the “Shareholder Agreement”) and a registration rights agreement (the “Registration Rights Agreement” and, together with this Agreement, the Voting and Support Agreement and the Shareholder Agreement, the “Transaction Agreements”) with Parent, each effective as of the Effective Time; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125

Broad Street, New York, NY 10004, on a date which shall be no later than four (4) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3    The Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)    Subject to Section 2.2(d), each share of the Class A common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Class A Common Stock”) and each share of the Class B common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company, Parent or any of their respective direct or indirect Subsidiaries (in each case, other than shares of Company Common Stock held in any Company Benefit Plans or otherwise held on behalf of a third party (collectively, the “Exception Shares”)), Dissenting Shares (to the extent provided in Section 2.3) or Company Restricted Shares (which shall be treated in accordance with Section 1.8(b)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 0.303 of a share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Merger Consideration”).

(b)    All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration and (ii) cash in lieu of a fractional share which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(d), without any interest thereon. Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book entry form (collectively referred to herein as “New Certificates”), representing whole shares of Parent Common Stock as set forth in Section 1.5(a) and cash in lieu of fractional shares upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or any of their respective direct or indirect Subsidiaries (in each case, other than the Exception Shares) immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6    Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7    Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.8    Treatment of Company Equity Awards. Notwithstanding anything in Section 1.8(a) through Section 1.8(c) to the contrary, but subject to Section 5.2, (i) to the extent the terms of any Company Equity Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.8, or (ii) as mutually agreed by the parties hereto and a holder of any Company Equity Award, then, in each case, the terms of such Company Equity Award shall control (and the applicable provisions of this Section 1.8 shall not apply).

(a)    Treatment of Company Stock Options. Immediately after the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company 2015 Omnibus Incentive Plan and the 2007 Stock Incentive Plan for Key Employees of the Company and its affiliates (collectively, the “Company Stock Plans”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock (such option, a “Converted Stock Option”) equal to the product (with the result rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Converted Stock Option shall continue to be governed by the same terms and conditions (including vesting (and acceleration thereof upon the Closing, to the extent provided therein), forfeiture and exercisability terms) as were applicable to the corresponding Company Stock Option at the Effective Time; provided, however, that (1) to the extent that any Company Stock Option that is subject to vesting solely upon achievement of a target price per share of Company Common Stock (such price, the “Target Price” and such Company Stock Option, a “Target Price Option”)) would, by its terms, expire as of the Effective Time, such Target Price Option shall be amended such that it will not expire upon the Effective Time and shall instead become a Converted Stock Option, and remain eligible to vest upon satisfaction of the applicable Target Price, as adjusted to equal the initial Target Price divided by the Exchange Ratio (the “Adjusted Target Price”), (2) all Converted Stock Options held by a Company Employee (other than any Converted Stock Option with an Adjusted Target Price) shall vest in their entirety to the extent such Company Employee undergoes a Covered Termination and (3) all Converted Stock Options with an Adjusted Target Price held by a Company Employee shall be cancelled for no consideration or payment to the extent such Company Employee undergoes any termination of employment (including a Covered Termination) and at the time of such termination, the Adjusted Target Price is not achieved. For purposes hereof, a “Covered Termination” means, with respect to a Company Employee, (A) an involuntary termination of such Company Employee’s employment initiated by the Company that would result in the payment of severance benefits under the applicable Company

Benefit Plan under which such Company Employee is eligible for severance benefits or (B) such Company Employee resigns from employment as a result of a material diminution in (I) the duties or responsibilities of such Company Employee as of the date of this Agreement, or (II) the base salary or annual incentive compensation opportunity afforded to such Company Employee as of the date of this Agreement, in each case, to the extent that such termination or resignation occurs on or following the date of this Agreement and on or prior to the second (2nd) anniversary of the Closing Date; provided that, in the case of a Company Employee resigning under clause (B) above, (x) the Company Employee shall provide the Surviving Corporation with written notice specifying the circumstances alleged to constitute the applicable material diminution within sixty (60) days following the first (1st) occurrence of such circumstances, (y) the Surviving Corporation shall have thirty (30) days following receipt of such notice to cure such circumstances and (z) if the Surviving Corporation has not cured such circumstances within such thirty (30)-day period, the Company Employee shall terminate his or her employment not later than thirty (30) days after the end of such thirty (30) day period; provided further that any such resignation under clause (B) above shall constitute a Covered Termination with respect to a Company Employee who is not a Covered Company Employee solely if so determined by the Company CEO (subject to his continued employment with the Company, or, following the Closing, with Parent, through such date).

(b)    Treatment of Company Restricted Shares. Immediately after the Effective Time, each outstanding restricted share award granted under the Company Stock Plans (a “Company Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of Company Class A Common Stock and shall be converted into a number of restricted shares of Parent Common Stock (each, a “Converted Restricted Share”) equal to the product (with the result rounded down to the nearest whole number) of (i) the number of Company Restricted Shares subject to such award multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Converted Restricted Share shall continue to be governed by the same terms and conditions (including vesting (and acceleration thereof upon the Closing, to the extent provided therein) and forfeiture terms) as were applicable to the corresponding Company Restricted Share at the Effective Time; provided, however, that (A) to the extent that any Company Restricted Share that is subject to vesting solely upon achievement of a Target Price (a “Target Price Restricted Share”) would, by its terms, expire as of the Effective Time, such Target Price Restricted Share shall be amended such that it will not expire upon the Effective Time and shall instead become a Converted Restricted Share, and remain eligible to vest upon satisfaction of the applicable Adjusted Target Price, and (B) all Converted Restricted Shares held by a Company Employee (other than any Converted Restricted Share with an Adjusted Target Price) shall vest in their entirety to the extent such Company Employee undergoes a Covered Termination and (C) all Converted Restricted Shares with an Adjusted Target Price held by a Company Employee shall be cancelled for no consideration or payment to the extent such Company Employee undergoes any termination of employment (including a Covered Termination) and at the time of such termination, the Adjusted Target Price is not achieved.

(c)    Treatment of Company RSUs. Immediately after the Effective Time, each outstanding restricted stock unit granted under the Company Stock Plans (a “Company RSU”), shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Class A Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Converted Parent RSU”). The number of shares of Parent Common Stock subject to each such Converted Parent RSU shall equal to the product (with the result rounded down to the nearest whole number) of (i) the number of shares of Company Class A Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Converted Parent RSU shall continue to be governed by the same terms and conditions (including vesting (and acceleration thereof upon the Closing, to the extent provided therein), forfeiture and settlement terms) as were applicable to the corresponding Company RSU at the Effective Time; provided, however, that (A) to the extent that any Company RSU that is subject to vesting solely upon achievement of a Target Price (a “Target Price RSU”) would, by its terms, expire as of the Effective Time, such Target Price RSU shall be amended such that it will not expire upon the Effective Time and instead shall become a Converted Parent RSU, and remain eligible to vest upon satisfaction of the applicable Adjusted Target Price,

(B) all Converted Parent RSUs held by a Company Employee (other than any Converted Parent RSUs with an Adjusted Target Price) shall vest in their entirety to the extent such Company Employee undergoes a Covered Termination and (C) all Converted Parent RSUs with an Adjusted Target Price held by a Company Employee shall be cancelled for no consideration or payment to the extent such Company Employee undergoes any termination of employment (including a Covered Termination) and at the time of such termination, the Adjusted Target Price is not achieved.

(d)    Treatment of Company Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “Company ESPP”)) that may be necessary or required under the Company ESPP and applicable Laws to ensure that (i) except for the offering period under the Company ESPP that commenced on January 1, 2019 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) the Company shall not take any action to reduce the applicable purchase price for a share of Company Class A Common Stock under the Company ESPP after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the Final Offering, the Final Offering shall end on the Closing Date, (iv) each participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Class A Common Stock in accordance with the Company ESPP as of the end of the Final Offering, (v) participants in the Company ESPP are not permitted to increase deductions under the Company ESPP after the date of this Agreement and no new participants may begin participation in the Company ESPP after the date of this Agreement, and (vi) the Company ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the Company ESPP thereafter.

(e)    Company Actions. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (the “Company Compensation Committee”), as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Company Stock Options, the Company Restricted Shares and the Company RSUs pursuant to Section 1.8(a) through 1.8(c) and (ii) provide for the deduction, withholding and remittance of any amounts required pursuant to Section 2.2(f). The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of the Company Equity Awards.

(f)    Parent Actions. Parent shall take all actions that are necessary for the treatment of the Company Stock Options, the Company Restricted Shares and the Company RSUs pursuant to Section 1.8(a) through 1.8(c), including the reservation, issuance, securities registration (including on the S-4 or a registration statement on Form S-8) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 1.8.

1.9    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10    Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law; provided that the Merger Sub Bylaws shall reflect as of the Effective Time “First Data Corporation” as the name of the Surviving Corporation.

1.11    Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or upon their earlier death, resignation or removal.

1.12    Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or upon their earlier death, resignation or removal.

ARTICLE II

EXCHANGE OF SHARES

2.1    Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b) being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment (or losses thereon) shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, and Parent shall be treated for U.S. federal, state and local income Tax purposes as the owner of any such cash and shall be subject to such Tax on all interest and other income resulting from such investments.

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one (1) or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Exchange Agent, the posting of a bond in a reasonable and customary amount as indemnity pursuant to Section 2.2(g)) to the Exchange Agent and which shall be in a form reasonably acceptable to Parent and the Company) and instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof and, if required by Parent or the Exchange Agent, the posting of a bond in a reasonable and customary amount as indemnity pursuant to Section 2.2(g)) in exchange for certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement. From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates, shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares.

(b)    If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares, as provided in this Article II.

(d)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average price per share of Parent Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as such daily volume-weighted average price per share is reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Parent and the Company) calculated for the five (5) consecutive trading days immediately preceding (but not including) the Closing Date by (ii) the fraction of a share (with the result rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(e)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and cash in lieu of any fractional shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)    Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Parent Common Stock or any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(g)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3    Dissenting Shares.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Class B Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5 upon surrender of such shares of Company Class B Common Stock.

(b)    The Company shall give prompt notice to Parent of any demands received by the Company for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall direct, in consultation with the Company, all negotiations and proceedings with respect to such demands; provided that the Company shall not be required to make any payment to holders of Dissenting Shares (i) that is not conditioned upon the occurrence of the Effective Time and (ii) unless such payment is made only after the Effective Time. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Material Adverse Effect on the Company and (ii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports publicly filed by the Company after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under any “Risk Factors” heading, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Corporate Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that none of the following, either individually or in the aggregate, shall be deemed to constitute or be taken into account when determining whether a Material Adverse Effect has occurred: (i) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”), (ii) changes, after the date hereof, in Laws of general applicability, or interpretations thereof by courts or Governmental Entities, (iii) changes, after the date hereof, in global, national or regional political conditions (including acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation or worsening of any of the foregoing) or in economic conditions or financial markets (including securities, capital, equity, credit and debt markets) conditions in the United States or elsewhere in the world, (iv) a decline, in and of itself, in the trading price or trading volume of a party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a party or any of its Subsidiaries or the failure, in and of itself, to meet analyst earnings projections, earnings guidance or internal financial forecasts, but, in each case, not including the underlying causes thereof, (v) except for purposes of Section 3.3, changes, after the date hereof, arising out of, or resulting from, the execution and delivery of this Agreement, or public disclosure of the execution and delivery of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, suppliers, licensors, landlords, joint venture partners, unions or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (vi) changes or developments in the financial services industry generally, (vii) any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (viii) any changes or developments resulting from any hurricane, flood, tornado, earthquake or other weather or natural disaster, or (ix) actions or omissions taken pursuant to the written consent of Parent, in the case of the Company, or the Company, in the case of Parent; except, with respect to subclauses (i), (ii), (iii), (vi) or (viii), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate). As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries; provided that, with respect to the Subsidiaries set forth in Section 3.1(a) of the Company Disclosure Schedule (the “Company JVs” and, each, a “Company JV”), each of the covenants, obligations and agreements set forth in this Agreement shall apply to the Company JVs only to the extent that the Company has the power to control such action or forbearance by any such Company JV (including the power to prevent the Company from taking any action). As used in this Agreement, “Specified Company Subsidiary” means any Subsidiary of the Company other than a Company JV. True, correct and complete copies of the Ninth Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof (the “Company Charter”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, except where the failure to be so organized or existing would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to have such power and authority, would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)    Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,600,000,000 shares of Company Class A Common Stock, 448,269,789 shares of Company Class B Common Stock, and 100,000,000 shares of Company preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of January 11, 2019, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 567,787,894 shares of Company Class A Common Stock issued and outstanding, which number includes 2,962,913 Company Restricted Shares (inclusive of 1,054,549 Target Price Restricted Shares); (ii) 16,321,843 shares of Company Common Stock held in treasury; (iii) 8,271,833 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options (inclusive of 1,977,278 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Target Price Options); (iv) 20,896,794 shares of Company Class B Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options; (v) 28,906,238 shares of Company Class A Common Stock reserved for issuance upon the settlement of outstanding Company RSUs (inclusive of 26,364 shares of Company Class A Common Stock reserved for issuance upon the exercise of outstanding Target Price RSUs); and (vi) 369,031,763 shares of Company Class B Common Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no debt securities of the Company or any of the Specified Company Subsidiaries are issued or outstanding. Other than the Company Restricted Shares, Company Stock Options and Company RSUs (collectively, the “Company Equity Awards”) issued prior to the date of this Agreement and the Final Offering under the Company ESPP, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any capital stock of the Company.

(b)    There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Specified Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company or any of the Specified Company Subsidiaries.

(c)    Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of January 14, 2019 specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award as of such date, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, (vi) the expiration date of each such Company Equity Award that is a Company Stock Option and (vii) the applicable vesting schedule of each such Company Equity Award that vests after the date of this Agreement (including any applicable performance-based vesting conditions). With respect to each Company Equity Award held by a Company Employee designated as a member of the Company’s management committee, the Company has made available to Parent the form of award agreement that was used for such Company Equity Awards.

(d)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, except with respect to Company JV’s only, excluding (i) arrangements with employees of such Company JV and (ii) interests that would result in an ownership of less than 3% of such Company JV.

(e)    Each Company Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Company Class A Common Stock or Company Class B Common Stock, as applicable, on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or the Company Compensation Committee, as applicable, actually awarded such Company Stock Option, (iv) qualifies for the Tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax returns and the Company Reports, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

3.3    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting together as one class, by written consent of the stockholders of the Company in lieu of a meeting or at a meeting (collectively, the “Requisite Company Vote”), to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Company Board. The Company Board has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption and has adopted a resolution making a recommendation to the foregoing effect. Except for the adoption of this Agreement by the Requisite Company Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger. As of the date hereof, the Stockholder holds 364,441,146 shares of the Company Class B Common Stock, which represent a majority of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting together as one class. The Company Board has approved, for purposes of Article X of the Company Charter, Parent becoming an “interested stockholder” within the meaning of such Article X by virtue of the execution, delivery and performance of the Voting and Support Agreement, such that, as of the date of this Agreement and at and as of the Effective Time, Article X of the Company Charter (including any successor thereto) will not be applicable to Parent or any “business combination” within the meaning of Article X of the Company Charter that may take place in connection with the transactions contemplated by this Agreement and the Voting and Support Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)    Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the

Company Charter or the Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to (1) have a Material Adverse Effect on the Company or (2) prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

3.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the New York Stock Exchange (the “NYSE”), (b) the filing with the Securities and Exchange Commission (the “SEC”) of either (i) a joint proxy/consent solicitation statement relating to the meeting of Parent’s shareholders to be held for the purpose of obtaining the Requisite Parent Vote and the solicitation by the Company of written consents from the Company’s stockholders for the purpose of obtaining the Requisite Company Vote, in each case, in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy/Consent Solicitation Statement”) or (ii) a joint proxy statement relating to the meeting of Parent’s shareholders to be held for the purpose of obtaining the Requisite Parent Vote and the meeting of the Company’s stockholders to be held for the purpose of obtaining the Requisite Parent Vote, in each case, in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), in each case of clause (i) and (ii), in definitive form, and of the registration statement on Form S-4 in which the Joint Proxy/Consent Solicitation Statement or the Joint Proxy Statement, as applicable (either, a “Joint Statement”), will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (d) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions, (e) the applications, filings, consents and notices, as applicable, set forth in Section 3.4 of the Company Disclosure Schedule and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock in connection with the Merger pursuant to this Agreement (“Parent Share Issuance”) and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental or quasi-governmental authority or instrumentality or multinational organization or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

3.5    Reports.

(a)    The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any SRO (the foregoing clauses (i) through (iv), together with any federal regulatory authority, the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, (A) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016 and (B) the Company has not received written notice of any inquiry by, or has had any disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2016, in each case of the foregoing clauses (A) and (B), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2016 (the “Company Reports”) is publicly available. No such Company Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6    Financial Statements.

(a)    The consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of the Company and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2017, and are being, maintained in all material respects in accordance with GAAP. Prior to the date hereof, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby. None of the Company or any of the Specified Company Subsidiaries, or, to the knowledge of the Company, any Company JV, is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditor and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) relating to the period covered by such evaluation which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) to the knowledge of the Company, any fraud, whether or not material, relating to the period covered by such evaluation that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made by management to the Company’s auditor and audit committee and a copy of any such written disclosure has been previously made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditor and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls that is material to the Company, including any complaint, allegation or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices that is material to the Company, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company, pursuant to Section 307 of the Sarbanes-Oxley Act, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be likely to be, either individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

3.7    Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Evercore Group L.L.C., each pursuant to a letter agreement, true, correct and complete copies of which have been previously provided to Parent.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Since December 31, 2017 and through the date of this Agreement, except as set forth in Sections 3.8(b), 5.1 and 5.2 of the Company Disclosure Schedule (in the case of Sections 5.1 and 5.2 of the Company Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and from such date until the date hereof, there has not been any action taken or committed to be taken by the Company or any of the Specified Company Subsidiaries, or, to the knowledge of the Company, any Company JV, which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Sections 5.2(m) or 5.2(o) (only with respect to making, changing or revocation of any material Tax election).

3.9    Legal Proceedings.

(a)    Section 3.9(a) of the Company Disclosure Schedule lists all pending and, to the knowledge of the Company, threatened, legal, administrative, arbitral or other Actions, as of the date hereof, with an amount in controversy that is in excess of $10,000,000 individually against the Company or any of its Subsidiaries or any of its current or former directors or executive officers (in their capacity as such). Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other Actions of any nature against the Company or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) that would reasonably be likely to (i) have, either individually or in the aggregate, a Material Adverse Effect on the Company or (ii) as of the date of this Agreement, prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement. For purposes of this Agreement, “Action” means any investigation, claim, action, suit, arbitration, litigation or proceeding commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

(b)    (i) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries) by any Governmental Entity, (ii) nor has the Company or any Company Subsidiary been advised in writing by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such injunction, order, judgment or decree, in each case, except as would not reasonably be likely to (A) have, either individually or in the aggregate, a Material Adverse Effect on the Company or (B) as of the date of this Agreement, prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

3.10    Taxes and Tax Returns.

(a)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company:

(i)    Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2017 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. In the last six (6) years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). None of the net operating losses, foreign tax credits, built-in losses or other tax attributes of the Company and its Subsidiaries are subject to any limitations, reductions or diminutions in value as a result of Sections 382, 383, 384 or the Treasury Regulations promulgated thereunder (or promulgated under Section 1502 of the Code to address the application of such

Sections of the Code in the consolidated group context) or any similar provision of state, local or foreign Law.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees and Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each material Company Benefit Plan (except (i) Non-U.S. Company Benefit Plans that are not Non-U.S. Statutory Company Benefit Plans, which Non-U.S. Company Benefit Plans, to the extent not made available by the date hereof, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Company Benefit Plans). For purposes of this Agreement, “Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (excluding any such plan, program, policy, practice, agreement, contract, arrangement or other obligation of or which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by any of the Company JVs). The Company Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind. For purposes of this Agreement, “Non-U.S. Statutory Company Benefit Plans” shall mean a Non-U.S. Company Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by the Company or any of its Subsidiaries.

(b)    The Company has made available to Parent true, correct and complete copies of each of the material Company Benefit Plans (except for (i) Company Benefit Plans that are maintained primarily for the benefit of employees outside of the United States (“Non-U.S. Company Benefit Plans”) that are not Non-U.S. Statutory Company Benefit Plans, which Non-U.S. Company Benefit Plans, to the extent not previously made available, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Company Benefit Plans) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, summaries of material modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500 or 900 series and all schedules and financial statements attached thereto), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Company Benefit Plan and (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).

(c)    (i) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of the current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles in all material respects and (iii) there are no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto which would reasonably be likely to result in any liability which is material to the Company or any of its Subsidiaries, taken as a whole.

(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. Neither the Company nor any of the Specified Company Subsidiaries, nor, to the knowledge of the Company, any Company JV, has engaged in a transaction in connection with which the Company or any of the Specified Company Subsidiaries, or, to the knowledge of the Company, any Company JV, reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)    No Controlled Group Liability has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring any such liability. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(f)    None of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company or its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g)    Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and none of the Company or any of the Specified Company Subsidiaries has any obligation to provide such benefits (excluding any Company Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that the Company or any of the Specified Company Subsidiaries sponsors such plans, the Company or the applicable Specified Company Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any person.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Specified Company Subsidiaries (collectively, the “Company Employees”) to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to amend any Company Benefit Plan on or following the Effective Time.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)    Neither the Company nor any of the Specified Company Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k)    Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all Non-U.S. Company Benefit Plans comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened litigation relating to any Non-U.S. Company Benefit Plan which litigation is material to the Company and its Subsidiaries, taken as a whole.

(l)    Section 3.11(l) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of any collective bargaining agreement or other agreement with a labor union, works council or like organization that the Company or any of the Specified Company Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”), and, as of the date hereof, to the knowledge of the Company, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries. The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Company Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(m)    Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, discrimination, harassment, wages and hours, and occupational safety and health, except where the failure to be so compliant would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.12    Compliance with Applicable Law.

(a)    (i) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened by any Governmental Entity, in each case of the foregoing clauses (i) and (ii), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(b)    Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries have since January 1, 2016 (i) complied with and are not in default or violation under any applicable Laws or binding policy and/or guideline of any Governmental Entity relating to the Company or any of the Company Subsidiaries, including all Laws related to data protection or privacy, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct business, and (iii) established and maintained a system of internal controls designed to ensure compliance by the Company and the Company Subsidiaries with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct business. As used in this Agreement, the term “Laws” means (A) federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and (B) without limiting the generality of the foregoing, with respect to matters applicable to a party or its Subsidiaries or to a party in connection with its performance of its obligations in the collection, processing, possession, handling, clearance, settlement and/or remittance of funds (“Processing Matters”): (1) the rules and requirements of the Financial Industry Regulatory Authority (“FINRA”) that are binding on the Company or its Subsidiaries; (2) any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury (the “OFAC”), as the same may be amended and in effect from time to time; (3) the Bank Secrecy Act of 1970 and its implementing regulations; (4) to the extent applicable, statutes or regulations of any state relating to money transmission or unclaimed property; (5) the Electronic Fund Transfer Act and the implementing Regulation E, including the International Remittance Transfer Rule; (6) Title V of the Gramm-Leach-Bliley Act of 1999 (as codified at 15 U.S.C. 6801 et seq.) and all federal regulations implementing such act; and (7) other applicable federal and state laws relating to the privacy and security of personal information.

(c)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, none of the Company, or its Subsidiaries, or, to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar anti-bribery, anti-corruption or anti-money laundering Laws in applicable jurisdictions, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries in violation of the FCPA, or (vi) made any unlawful payment, unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries, or is currently subject to any United States sanctions administered by the OFAC.

(d)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has, since January 1, 2016, received any written notices of any material investigation, claim or Action regarding any Processing Matter with respect to the Company or its Subsidiaries in the conduct of its business from the NACHA, any Network directly or indirectly involved or associated with or implicated or utilized by the Company or any of its Subsidiaries, FINRA or the OFAC.

(e)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have since January 1, 2016 complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearinghouse Association (“NACHA”) and any applicable payment network, exchange or association, including any ATM networks and payment networks (including VISA, MasterCard/Discover and AMEX) (collectively, the “Networks”), in each case, which are either binding on the Company or its Subsidiaries or with which the Company or its Subsidiaries complies pursuant to contractual requirements, and (ii) the Payment Card Industry Data Security Standard (PCI-DSS) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Processing Matters.

3.13    Certain Contracts.

(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Schedule and excluding any Company Benefit Plan, as of the date hereof, neither the Company nor any of the Specified Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains a non-compete or client or customer non-solicit requirement, in any case, that materially restricts the conduct of any line of business by the Company or any of the Specified Company Subsidiaries or upon consummation of the Merger and other transactions contemplated by this Agreement will so materially restrict the ability of Parent or any of its Subsidiaries to engage in such activities, (iii) that provides for the incurrence of indebtedness for borrowed money of the Company or any of the Specified Company Subsidiaries or the guaranty of indebtedness for borrowed money of third parties, in each case, in an aggregate principal amount in excess of $500,000,000 (other than securities sold under agreement to repurchase, in each case, incurred in the ordinary course of business), (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or the Specified Company Subsidiaries, (v) that is material and obligates the Company or any of the Specified Company Subsidiaries, or following the Closing will obligate Parent or any of its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants, (vi) other than entered into in the ordinary course of business, that relates to the acquisition or disposition of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2016 for a purchase price in excess of $1,000,000,000 and with any outstanding obligations as of the date of this Agreement (including any unpaid earnout or continuing indemnity provisions), (vii) that limits in any material respect the payment of dividends by the Company or any of the Specified Company Subsidiaries, (viii) that is a material interest rate swap, cap, floor or option agreement, a futures or forward contract or relates to any other material interest rate, currency, commodity or other hedging or derivative transaction or risk management arrangement or (ix) any material contract pursuant to which the Company or any of the Specified Company Subsidiaries (A) receives from any third party a license or similar right under any Intellectual Property Rights that are used in connection with the provision of any material product or service of the Company, other than licenses with respect to software that is generally commercially available on standardized terms, (B) grants to any third party an exclusive license or similar exclusive right under any Intellectual Property Rights owned or used by the Company or any of the Specified Company Subsidiaries or (C) to the knowledge of the Company, grants or purports to grant any rights with respect to material Intellectual Property Rights owned by a future affiliate of the Company, which future affiliate is not a Subsidiary of the Company immediately prior to the Closing (any such contract as described in this clause (ix), a “Company IP Contract”). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) in existence as of the date hereof (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”) (provided that, for purposes of the first sentence of Section 3.13(b), the term “Company Contract” will include any of the above entered into after the date hereof that would have been a Company Contract if it had been in existence as of the date hereof). To the knowledge of the Company, none of the Company JVs is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (other than the governing and other organizational agreements of the Company JVs) that would constitute a Company Contract under clauses (ii), (iv) and (v) of the definition thereof.

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect (unless terminated after the date of this Agreement in accordance with its terms and Section 5.2), (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, and (v) neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any violation of any Company Contract by any of the other parties thereto. The Company has made available to Parent prior to the date hereof true, correct and complete copies of each Company Contract in existence as of the date hereof.

3.14    Agreements with Regulatory Agencies. Neither the Company nor any of the Specified Company Subsidiaries nor, to the knowledge of the Company, any of the Company JVs is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Regulatory Agency or other Governmental Entity or has been since January 1, 2016 ordered to pay any civil money penalty by any Regulatory Agency or other Governmental Entity. Since January 1, 2016, neither the Company nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”). Neither the Company nor any of the Specified Company Subsidiaries nor, to the knowledge of the Company, any of the Company JVs has been advised in writing, or, to the knowledge of the Company, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Company Regulatory Agreement.

3.15    Customers. Since January 1, 2018 through the date of this Agreement, the Company and the Company Subsidiaries (excluding the Company JVs) have not received any notice from any Company Covered Customer that such Company Covered Customer intends to discontinue or substantially reduce its relationship with the Company or any Company Subsidiary (excluding the Company JVs), as applicable, or terminate or materially and adversely amend any existing material contract with the Company or any Company Subsidiary (excluding the Company JVs), as applicable, or not to continue as a customer of the Company or any Company Subsidiary (excluding the Company JVs), as applicable. As used in this Agreement, the term “Company Covered Customer” means a customer of the Company or a Company Subsidiary (excluding a Company JV) the revenue derived from which constituted five percent (5%) or more of the consolidated revenue of the Company during the trailing four (4) quarters ended September 30, 2018.

3.16    Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and, since January 1, 2016, have complied, with all Laws, orders, decrees, permits, authorizations, common law and legal requirements relating to: (a) the protection or restoration of the environment, natural resources, or health and safety as it relates to exposure to any substance regulated under Law due to a potential for harm (“Hazardous Substance”), (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property relating to any Hazardous Substance (collectively, the “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, any private environmental investigations or remedial activities or governmental investigations of any nature pending, or, to the knowledge of the Company, threatened, seeking to impose, or that would reasonably be likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation relating to any Environmental Law which is material to the Company and its Subsidiaries, taken as whole. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation relating to any Environmental Law. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, no real property currently or formerly owned or operated by the Company or any of its Subsidiaries, nor, to the knowledge of the Company any third-party site, has been contaminated with any Hazardous Substance in a manner that would reasonably be likely to require remediation or other action or result in any liability pursuant to any Environmental Law on the part of the Company or any of its Subsidiaries. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law which is material to the Company and its Subsidiaries, taken as whole.

3.17    Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) non-exclusive licenses granted with respect to Intellectual Property Rights in the ordinary course of business, (v) Liens required under the definitive agreements for a party’s indebtedness as in effect on the date hereof, (vi) Liens expressly permitted under this Agreement and (vii) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending, or, to the knowledge of the Company, threatened, condemnation proceedings against the Company Real Property, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

3.18    Intellectual Property; Data Privacy and Technology; Information Security.

(a)    For the purposes of this Agreement, “Intellectual Property Rights” means all rights anywhere in the world in or to any intellectual property, including with respect to: (i) trademarks, service marks, trade dress, symbols, corporate names, brand names, d/b/a’s, logos and slogans, Internet domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries, and improvements, whether patentable or not, and patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), invention disclosures and any re-examinations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets, proprietary or confidential information and know-how; (iv) published or unpublished works or authorship, whether copyrightable or not, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) software, databases and other compilations of information, including related documentation.

(b)    As of the date of this Agreement, the Company and each of its Subsidiaries own (in each case, free and clear of any material Liens other than any Permitted Encumbrances) or otherwise have sufficient right to use Intellectual Property Rights used by the Company or such Subsidiaries, as applicable, in the conduct of its business as currently conducted, and all such rights shall survive the consummation of the transactions contemplated under this Agreement unchanged, in each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company (provided that the foregoing shall not be read as a representation on non-infringement).

(c)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, all Intellectual Property Rights owned by the Company or any of its

Subsidiaries and registered with or, issued by, or the subject of a pending application (whether for registration or issuance) to register before, any Governmental Entity (“Company Registered IP”) are subsisting and, to the knowledge of the Company, other than with respect to applications, valid and enforceable, and none of the Company Registered IP is subject to any outstanding order, judgment or decree (other than routine office actions) adversely affecting the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Company Registered IP.

(d)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries, and the conduct of the Company’s and its Subsidiaries’ businesses, including the development, manufacture, use, sale, commercialization or provision of the Company’s and its Subsidiaries’ products and services do not and have not infringed, misappropriated or otherwise violated within the past three (3) years the Intellectual Property Rights of any person. To the knowledge of the Company, except as would not reasonably be likely, either individually or in the aggregate, to have, a Material Adverse Effect on the Company, no person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(e)    As of the date of this Agreement, neither the Company nor any of the Specified Company Subsidiaries has received any written claims that are still pending (i) alleging that the Company or any of the Specified Company Subsidiaries or, to the knowledge of the Company, any of the Company JVs has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, whether directly or indirectly or (ii) contesting or challenging the use, validity, enforceability or ownership of any material Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

(f)    As of the date of this Agreement, except as would not reasonably be likely, either individually or in the aggregate, to result in liability or disruption which is material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all of its and their privacy policies and with all applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information. The Company and the Specified Company Subsidiaries, and, to the knowledge of the Company, each of the Company JVs, have used commercially reasonable measures, consistent with accepted industry practices, to ensure the confidentiality, privacy and security of customer, employee and other personally-identifiable or other confidential or trade-secret information (collectively, “Sensitive Data”).

(g)    To the knowledge of the Company, during the three (3) year period prior to the date of this Agreement, no third party has gained unauthorized access to or misused any Sensitive Data or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the businesses of the Company or any of its Subsidiaries, in each case, in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) the duty to notify any person except as would not reasonably be likely, individually or in the aggregate, to result in liability which is material to the Company and its Subsidiaries, taken as a whole. The Company and the Specified Company Subsidiaries, and, to the knowledge of the Company, the Company JVs, have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, to protect their products, services and IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). To the knowledge of the Company, as of the date of this Agreement, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the IT Assets used by the Company or any of its Subsidiaries (i) are free from Malicious Code and (ii) have not, within the three (3) years prior to the date of this Agreement, experienced any material failure or malfunction.

3.19    Related Party Transactions.

(a)    As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each such agreement, arrangement or understanding, a “Company Related Party Contract”).

(b)    Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule, since October 15, 2015, neither the Company nor any of its Subsidiaries, on the one hand, has been a party to (i) any transactions or series of related transactions, agreements, arrangements or understandings with the Stockholder, on the other hand, or (ii) any non-arms’ length transactions or series of related transactions, agreements, arrangements or understandings with affiliates of the Stockholder, on the other hand.

3.20    State Takeover Laws. The Company Board has approved this Agreement and the transactions contemplated hereby and has taken all other necessary corporate actions as required to render inapplicable any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”) or any similar takeover-related provision in the Company Charter or the Company Bylaws that would prohibit or restrict the Company’s ability to perform under any of the Transaction Agreements to which the Company is a party or the Company’s ability to consummate the transactions contemplated thereby, or subject Parent or its shareholders to any impediment or condition in connection with the entry into the Voting and Support Agreement by Parent and the consummation of the transactions contemplated thereby.

3.21    Reorganization. The Company has not taken any action nor, to the knowledge of the Company, is there any fact or circumstance that would reasonably be likely to prevent the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22    Opinions. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date thereof, and based upon and subject to the assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Prior to the execution of this Agreement, the members of the Company Board unaffiliated with the Stockholder have received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Evercore Group L.L.C., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, other than Parent and its affiliates. Neither opinion has been amended or rescinded in any material respect as of the date of this Agreement.

3.23    Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Joint Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Statement or the S-4.

3.24    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by any of Parent or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Material Adverse Effect on Parent, and (ii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent Reports publicly filed by Parent after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under any “Risk Factors” heading, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True, correct and complete copies of the Restated Articles of Incorporation of Parent, as amended to the date hereof (“Parent Articles”), the Amended and Restated Bylaws of Parent (“Parent Bylaws”), the Certificate of Incorporation of Merger Sub (“Merger Sub Certificate”) and the Merger Sub Bylaws, each as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)    Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, except where the failure to be so organized or existing would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in active status or good standing, as applicable, in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to have such power and authority, would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions.

(c)    Section 4.1(c) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof.

4.2    Capitalization.

(a)    The authorized capital stock of Parent consists of 1,800,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”). As of January 14, 2019, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 791,407,860 shares of Parent Common Stock issued and 391,151,656 shares of Parent Common Stock outstanding; (ii) 400,256,204 shares of Parent Common Stock held in treasury; (iii) 11,959,461 shares of Parent Common Stock reserved for issuance upon the exercise of options to purchase Parent Common Stock (“Parent Stock Options”) granted under the Amended and Restated Parent 2007 Omnibus Incentive Plan (the “Parent Stock Plan”); (iv) 1,828,438 shares of Parent Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Parent Stock Plan that are not subject to any performance-vesting conditions (“Parent RSUs”); (v) 524,290 shares of Parent Common Stock reserved for issuance upon the settlement of restricted stock units granted under the Parent Stock Plan that are subject to performance-vesting conditions (“Parent PSUs”), assuming that performance with respect to the Parent PSUs is achieved at maximum performance; and (vi) 35,485,015 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plan. All of the issued and outstanding shares of Parent Common Stock and Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent or the stockholder of Merger Sub may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no debt securities of Parent or Merger Sub are issued or outstanding. Other than the Parent Stock Options, Parent RSUs and Parent PSUs (collectively, the “Parent Equity Awards”) issued prior to the date of this Agreement, the outstanding offering period under the Fiserv, Inc. Employee Stock Purchase Plan (the “Parent Employee Stock Purchase Plan”), and a certain stock repurchase plan, dated August 6, 2018, adopted by Parent as a written plan for trading securities that complies with the requirements of Rule 10b5-1 under the Exchange Act (the “Parent 10b5-1 Plan”), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating any of Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any capital stock of Parent or Merger Sub. A true, correct and complete copy of the Parent 10b5-1 Plan in effect as of the date of this Agreement has previously been made available by Parent to the Company.

(b)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent or any of the Parent Subsidiaries.

(c)    All of the outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business other than (i) incident to its formation or incorporation, as applicable, for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

(d)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(e)    Each Parent Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Stock Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Parent Board or the compensation committee of the Parent Board, as applicable, actually awarded such Parent Stock Option, (iv) qualifies for the Tax and accounting treatment afforded to such Parent Stock Option in the Parent’s Tax returns and the Parent Reports, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.3    Authority; No Violation.

(a)    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the approval of the Parent Share Issuance, by a majority of the votes cast by holders of outstanding Parent Common Stock at a meeting of the shareholders of Parent at which a quorum exists (the “Requisite Parent Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by each of the Parent Board and the Merger Sub Board. The Parent Board has declared it advisable to enter into this Agreement and determined that it is fair to and in the best interests of the shareholders of Parent to enter into this Agreement and consummate the Merger, on the terms and conditions set forth in this Agreement, and has directed that the Parent Share Issuance be submitted to its shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect. The Merger Sub Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. Parent, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by written consent of the sole stockholder. Except for (i) the Requisite Parent Vote, (ii) the approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Merger Sub and (iii) the adoption of resolutions by the Parent Board to give effect to the provisions of Section 6.8 in connection with the Closing, no other corporate proceedings on the part of any of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). Subject to the receipt of the Requisite Parent Vote, the shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)    Subject to the receipt of the Requisite Parent Vote, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by any of Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to any of Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any of Parent, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of Parent, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to (1) have a Material Adverse Effect on Parent or (2) prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

4.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing with the SEC of the Joint Statement and the S-4 in which the Joint Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (d) the filing of any notices or other filings under the HSR Act, and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions, (e) the applications, filings, consents and notices, as applicable, set forth in Section 4.4 of the Parent Disclosure Schedule and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the Parent Share Issuance and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

4.5    Reports.

(a)    Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, except where such failure to be in compliance would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, (A) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016 and (B) Parent has not received written notice of any inquiry by, or has had any disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of the Parent Subsidiaries since January 1, 2016, in each case of the foregoing clauses (A) and (B), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Parent Reports”) is publicly available. No such Parent Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6    Financial Statements.

(a)    The consolidated financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of Parent and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been, since January 1, 2017, and are being, maintained in all material respects in accordance with GAAP. Prior to the date hereof, Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby. None of Parent or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditor and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) relating to the period covered by such evaluation which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, relating to the period covered by such evaluation that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures, if any, were made by management to Parent’s auditor and audit committee and a copy of any such written disclosure has been previously made available to the Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditor and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls that is material to Parent, including any complaint, allegation, or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices that is material to Parent, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent, pursuant to Section 307 of the Sarbanes-Oxley Act, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be likely to be, either individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

4.7    Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC pursuant to a letter agreement, all fees or commissions due and payable to J.P. Morgan Securities LLC under which are set forth on Section 4.7 of the Parent Disclosure Schedule.

4.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Since December 31, 2017 and through the date of this Agreement, except as set forth in Sections 4.8(b), 5.1 and 5.3 of the Parent Disclosure Schedule (in the case of Sections 5.1 and 5.3 of the Parent Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

4.9    Legal Proceedings.

(a)    Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other Actions of any nature against Parent or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) that would reasonably be likely to (i) have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) as of the date of this Agreement, prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

(b)    (i) Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, there is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Company and its Subsidiaries) by any Governmental Entity, (ii) nor has Parent or any Parent Subsidiary been advised in writing by any Governmental Entity that it is consider issuing, initiating, ordering or requesting any such injunction, order, judgment or decree, in each case, except as would not reasonably be likely to (A) have, either individually or in the aggregate, a Material Adverse Effect on Parent or (B) as of the date of this Agreement, prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

4.10    Taxes and Tax Returns. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent:

(a)    Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including December 31, 2017 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. In the last six (6) years, neither Parent nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Parent or any of its Subsidiaries was required to file any Tax Return that was not filed. Parent has made available to the Company true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which was Parent or a Subsidiary of Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election by Parent or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). None of the net operating losses, foreign tax credits, built-in losses or other tax attributes of Parent and its Subsidiaries are subject to any limitations, reductions or diminutions in value as a result of Sections 382, 383, 384 or the Treasury Regulations promulgated thereunder (or promulgated under Section 1502 of the Code to address the application of such Sections of the Code in the consolidated group context) or any similar provision of state, local or foreign Law.

4.11    Employees and Employee Benefit Plans.

(a)    Section 4.11(a) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each material Parent Benefit Plan (except (i) Non-U.S. Parent Benefit Plans that are not Non-U.S. Statutory Parent Benefit Plans, which Non-U.S. Parent Benefit Plans, to the extent not made available by the date hereof, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Parent Benefit Plans). For purposes of this Agreement, “Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent or any of its Subsidiaries. The Parent Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind. For purposes of this Agreement, “Non-U.S. Statutory Parent Benefit Plans” shall mean a Non-U.S. Parent Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by Parent or any of its Subsidiaries.

(b)    Parent has made available to the Company true, correct and complete copies of each of the material Parent Benefit Plans (except (i) for Parent Benefit Plans that are maintained primarily for the benefit of employees outside of the United States (“Non-U.S. Parent Benefit Plans”) that are not Non-U.S. Statutory Parent Benefit Plans, which Non-U.S. Parent Benefit Plans, to the extent not previously made available, shall be provided within thirty (30) days following the date hereof, and (ii) Non-U.S. Statutory Parent Benefit Plans) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, summaries of material modifications or material supplements to any Parent Benefit Plan, (ii) the annual report (Form 5500 or 900 series and all schedules and financial statements attached thereto), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Parent Benefit Plan and (iv) the most recently prepared actuarial report for each Parent Benefit Plan (if applicable).

(c)    (i) Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of the current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles in all material respects and (iii) there are no pending or, to the knowledge of Parent, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Parent Benefit Plan or any trust related thereto which would reasonably be likely to result in any liability which is material to Parent or any of its Subsidiaries, taken as a whole.

(d)    Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of Parent, nothing has occurred that would adversely affect the qualification or tax exemption of any such Parent Benefit Plan. Neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)    No Controlled Group Liability has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability. For purposes of this Agreement, “Parent ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(f)    None of Parent and its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent or its Subsidiaries nor any Parent ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g)    Except as required by applicable Law, no Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and none of Parent or any of its Subsidiaries has any obligation to provide such benefits (excluding any Parent Benefit Plan that provides for employer payment or subsidy of COBRA premiums). To the extent that Parent or any of its Subsidiaries sponsors such plans, Parent or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Parent Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any person.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, (i) entitle any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries (collectively, the “Parent Employees”) to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, (iv) otherwise give rise to any material liability under any Parent Benefit Plan, or (v) limit or restrict the right to amend any Parent Benefit Plan on or following the Effective Time.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)    Neither Parent nor any of its Subsidiaries has any obligation to provide, and no Parent Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k)    Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, all Non-U.S. Parent Benefit Plans comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the knowledge of Parent, threatened litigation relating to any Non-U.S. Parent Benefit Plan which litigation is material to Parent and its Subsidiaries, taken as a whole.

(l)    Section 4.11(l) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date hereof of any collective bargaining agreement or other agreement with a labor union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Parent Labor Agreements”), and, as of the date hereof, to the knowledge of Parent, there are no material activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of Parent or any of its Subsidiaries. The execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any payments under any of the Parent Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(m)    Each of Parent and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, discrimination, harassment, wages and hours, and occupational safety and health, except where the failure to be so compliant would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.12    Compliance with Applicable Law.

(a)    (i) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened by any Governmental Entity, in each case of the foregoing clauses (i) and (ii), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(b)    Except as would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and each of the Parent Subsidiaries have since January 1, 2016 (i) complied with and are not in default or violation under any applicable Laws or binding policy and/or guideline of any Governmental Entity relating to Parent or any of the Parent Subsidiaries, including all Laws related to data protection or privacy, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where Parent and the Parent Subsidiaries conduct business, and (iii) established and maintained a system of internal controls designed to ensure compliance by Parent and the Parent Subsidiaries with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where Parent and the Parent Subsidiaries conduct business.

(c)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, since January 1, 2016, none of Parent, or its Subsidiaries, or, to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of the Parent Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of the Parent Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of the Parent Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA or any similar anti-bribery, anti-corruption or anti-money laundering Laws in applicable jurisdictions, (iv) established or maintained any unlawful fund of monies or other assets of

Parent or any of the Parent Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries in violation of the FCPA, or (vi) made any unlawful payment, unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any of the Parent Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of the Parent Subsidiaries, or is currently subject to any United States sanctions administered by the OFAC.

(d)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries has, since January 1, 2016, received any written notices of any material investigation, claim or Action regarding any Processing Matter with respect to Parent or its Subsidiaries in the conduct of its business from the NACHA, any Network directly or indirectly involved or associated with or implicated or utilized by Parent or any of its Subsidiaries, FINRA or the OFAC.

(e)    Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have since January 1, 2016 complied with and are not in default or violation under (i) any applicable bylaws, operating rules, regulations and requirements of NACHA and any applicable Networks, in each case, which are either binding on Parent or its Subsidiaries or with which Parent or its Subsidiaries complies pursuant to contractual requirements and (ii) the Payment Card Industry Data Security Standard (PCI-DSS) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time, in each case of the foregoing clauses (i) and (ii), with respect to Processing Matters.

4.13    Certain Contracts.

(a)    Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule and excluding any Parent Benefit Plan, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that provides for the incurrence of indebtedness for borrowed money of Parent or any of its Subsidiaries or the guaranty of indebtedness for borrowed money of third parties, in each case, in an aggregate principal amount in excess of $500,000,000 (other than securities sold under agreement to repurchase, in each case, incurred in the ordinary course of business), (iii) other than entered into in the ordinary course of business, that relates to the acquisition or disposition of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2016 for a purchase price in excess of $1,000,000,000 and with any outstanding obligations as of the date of this Agreement (including any unpaid earnout or continuing indemnity provisions) or (iv) that limits in any material respect the payment of dividends by Parent or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) in existence as of the date hereof (excluding any Parent Benefit Plan), whether or not set forth in the Parent Disclosure Schedule, is referred to herein as a “Parent Contract.” (provided that, for purposes of the first sentence of Section 4.13(b), the term “Parent Contract” will include any of the above entered into after the date hereof that would have been a Parent Contract if it had been in existence as of the date hereof).

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect (unless terminated after the date of this Agreement in accordance with its terms and Section 5.3), (ii) each of Parent and its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract, and (v) neither Parent nor any of its Subsidiaries knows of, or has received written notice of, any violation of any Parent Contract by any of the other parties thereto. Parent has made available to the Company prior to the date hereof true, correct and complete copies of each Parent Contract in existence as of the date hereof.

4.14    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Regulatory Agency or other Governmental Entity or has been since January 1, 2016 ordered to pay any civil money penalty by any Regulatory Agency or other Governmental Entity. Since January 1, 2016, neither Parent nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that (a) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its credit or risk management policies, its management or its business or (b) would prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”). Neither Parent nor any of its Subsidiaries has been advised in writing, or, to the knowledge of Parent, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Parent Regulatory Agreement.

4.15    Customers. Since January 1, 2018 through the date of this Agreement, Parent and the Parent Subsidiaries have not received any notice from any Parent Covered Customer that such Parent Covered Customer intends to discontinue or substantially reduce its relationship with Parent or any Parent Subsidiary, as applicable, or terminate or materially and adversely amend any existing material contract with Parent or any Parent Subsidiary, as applicable, or not to continue as a customer of Parent or any Parent Subsidiary, as applicable. As used in this Agreement, the term “Parent Covered Customer” means a customer of Parent or a Parent Subsidiary the revenue derived from which constituted five percent (5%) or more of the consolidated revenue of Parent during the trailing four quarters ended September 30, 2018.

4.16    Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and, since January 1, 2016, have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, any private environmental investigations or remedial activities or governmental investigations of any nature pending, or, to the knowledge of Parent, threatened, seeking to impose, or that would reasonably be likely to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation relating to any Environmental Law which is material to Parent and its Subsidiaries, taken as a whole. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, to the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation relating to any Environmental Law. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, no real property currently or formerly owned or operated by Parent or any of its Subsidiaries, nor, to the knowledge of Parent, any third-party site, has been contaminated with any Hazardous Substance in a manner that would reasonably be likely to require remediation or other action or result in any liability pursuant to any Environmental Law on the part of Parent or any of its Subsidiaries. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law which is material to Parent and its Subsidiaries, taken as a whole.

4.17    Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent or a Parent Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Parent Reports as being owned by Parent or a Parent Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Parent Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Parent Leased Properties” and, collectively with the Parent Owned Properties, the “Parent Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Parent, the lessor. There are no pending, or, to the knowledge of Parent, threatened, condemnation proceedings against the Parent Real Property, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.18    Intellectual Property; Data Privacy and Technology; Information Security.

(a)    As of the date of this Agreement, Parent and each of its Subsidiaries own (in each case, free and clear of any material Liens other than any Permitted Encumbrances) or otherwise have sufficient right to use Intellectual Property Rights used by Parent or such Subsidiaries, as applicable, in the conduct of its business as currently conducted, and all such rights shall survive the consummation of the transactions contemplated by this Agreement unchanged, in each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent (provided that the foregoing shall not be read as a representation on non-infringement).

(b)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, all Intellectual Property Rights owned by Parent or any of its Subsidiaries and registered with or issued by, or the subject of a pending application (whether for registration or issuance) before, any Governmental Entity (“Parent Registered IP”) are subsisting and, to the knowledge of Parent, other than with respect to applications, valid and enforceable, and none of the Parent Registered IP is subject to any outstanding order, judgment or decree (other than routine office actions) adversely affecting Parent’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Parent Registered IP.

(c)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent and its Subsidiaries, and the conduct of Parent’s and its Subsidiaries’ businesses, including the development, manufacture, use, sale, commercialization or provision of Parent’s and its Subsidiaries’ products and services do not and have not infringed, misappropriated or otherwise violated within the past three (3) years, the Intellectual Property Rights of any person. To the knowledge of Parent, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, no person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by Parent or any of its Subsidiaries.

(d)    As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written claims that are still pending (i) alleging that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, whether directly or indirectly or (ii) contesting or challenging the use, validity, enforceability or ownership of any material Intellectual Property Rights owned or purported to be owned by Parent or any of its Subsidiaries.

(e)    As of the date of this Agreement, except as would not reasonably be likely, either individually or in the aggregate, to result in liability or disruption which is material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries are in compliance with all of its and their privacy policies and with all applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information. Parent and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to ensure the confidentiality, privacy and security of Sensitive Data.

(f)    To the knowledge of Parent, during the three (3) year period prior to the date of this Agreement, no third party has gained unauthorized access to or misused any Sensitive Data or any IT Assets used in the operation of the businesses of Parent or any of its Subsidiaries, in each case, in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of Parent and its Subsidiaries that would be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, individually or in the aggregate, to result in liability which is material to Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, to protect their products, services and IT Assets from unauthorized access and free from any Malicious Code. To the knowledge of Parent, as of the date of this Agreement, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, the IT Assets used by Parent or any of its Subsidiaries (i) are free from Malicious Code and (ii) have not, within the three (3) years prior to the date of this Agreement, experienced any material failure or malfunction.

4.19    Related Party Transactions. As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent), on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each such agreement, arrangement or understanding, a “Parent Related Party Contract”).

4.20    State Takeover Laws. The Parent Board has approved the Transaction Agreements and the transactions contemplated thereby and has taken all other necessary corporate actions as required to render inapplicable any applicable provisions of any Takeover Statutes or any similar takeover-related provision in the Parent Articles or the Parent Bylaws to the shares of Parent Common Stock issued pursuant to the Parent Share Issuance or otherwise or that would prohibit or restrict the ability of Parent or Merger Sub to issue the shares of Parent Common Stock pursuant to the Parent Share Issuance or otherwise perform under any of the Transaction Agreements or the ability of Parent or Merger Sub to consummate the transactions contemplated thereby or subject the Company or its stockholders, including the Stockholder, to any impediment or condition in connection with the consummation of the transactions contemplated by the Transaction Agreements, including any impediment or condition in connection with the acquisition by the Stockholder of shares of Parent Common Stock pursuant to the Parent Share Issuance.

4.21    Reorganization. Parent has not taken any action nor, to the knowledge of Parent, is there any fact or circumstance that would reasonably be likely to prevent the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22    Opinion. Prior to the execution of this Agreement, the Parent Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion) from J.P. Morgan Securities LLC, to the effect that, as of the date hereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

4.23    Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Joint Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Joint Statement or the S-4.

4.24    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, (a) Parent and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and neither Parent nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.25    Sufficient Funds.

(a)    Assuming the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder, in each case, in all material respects, and assuming satisfaction of the conditions in Article VII (other than the conditions set forth in Sections 7.2(a) and 7.2(b) and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent and Merger Sub will have available to them at the Effective Time all funds and commitments necessary to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing. Parent has delivered to the Company true and complete copies of (i) a fully executed debt commitment letter, dated as of the date of this Agreement (including all exhibits thereto in effect on the date hereof) and (ii) the executed fee letter referenced therein, relating to fees with respect to the Financing contemplated by the commitment letter (collectively, the “Commitment Letter”), by and among Parent and the Financing Sources specified therein (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the commitment letter). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide Parent with the amounts set forth in the Commitment Letter for the purposes set forth therein (the debt financing contemplated in the Commitment Letter, together with, unless the context otherwise requires, any replacement financing, including any bank financing or debt securities issued in lieu thereof, the “Financing”). As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and no amendment or modification is contemplated (other than as set forth in the fee letters with respect to flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Commitment Letter as of the date of this Agreement), and the Commitment Letter, in the form so delivered, constitutes the legal, valid and binding obligation of, and is enforceable against, Parent and, to the knowledge of Parent, each of the other parties thereto, subject, in each case, to the Enforceability Exceptions. Except as set forth in the Commitment Letter and except for any related commitment letters, engagement letters and fee letters related to the permanent financing described in the Commitment Letter, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent or any of its affiliates is a party relating to the Commitment Letter or the Financing.

(b)    As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or, to the knowledge of Parent, any other party thereto, of any term of the Commitment Letter. As of the date of this Agreement, no Financing Source party to the Commitment Letter has notified Parent of its termination or repudiation (or intent to terminate or repudiate) any of the commitments under such Commitment Letter or intent not to provide the Financing. Assuming the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder, in each case, in all material respects, and assuming satisfaction of the conditions in Article VII (other than the conditions set forth in Sections 7.2(a) and 7.2(b) and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent has no reason to believe that any of the conditions to the funding of the Financing contemplated by the Commitment Letter and contained in the Commitment Letter will fail to be satisfied on the Closing Date or that the full amounts committed pursuant to the Commitment Letter will not be available to be funded on the Closing Date to the extent required, when taken together with cash or cash equivalents held by Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing.

(c)    Parent acknowledges that its obligation to consummate the Merger as set forth in this Agreement is not contingent on Parent’s ability to obtain any financing, whether pursuant to the Commitment Letter or otherwise.

(d)    Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. Assuming (i) the funding of the full amount of the Financing in accordance with and subject to the satisfaction of the conditions in the Commitment Letter, (ii) the truth and accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations hereunder, in each case, in all material respects, and (iii) satisfaction of the conditions in Article VII, the aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and chargers and after giving effect of the maximum amount of flex (including original issue discount flex) provided under the Commitment Letter) constitute all of the financing necessary to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing and, when taken together with cash or cash equivalents held by Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, will be sufficient in amount to pay the foregoing amounts in full. The only conditions precedent related to the obligations of the Financing Sources party to the Commitment Letter to fund the full amount of the Financing contemplated by the Commitment Letter are expressly set forth in the Commitment Letter.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as expressly contemplated or permitted by this Agreement (including Sections 6.1, 6.3, 6.9 and 6.15 and as set forth in the Company Disclosure Schedule), (b) required by applicable Law or a Governmental Entity, or (c) in the case of clauses (i) and (ii) in relation to the Company, as consented to in writing by Parent, or, in the case of clauses (i) and (ii) in relation to Parent, as consented to in writing by the Company (in each case, such consent not to be unreasonably withheld, conditioned or delayed), each of the Company and Parent shall, and each shall cause its Subsidiaries to, (i) conduct its business in the ordinary course and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(a)    (i) except for (A) borrowings under the revolving credit facility pursuant to the Company Credit Agreement, the Company Receivables Financing Agreement or settlement lines of credit or (B) refinancing of the Company Receivables Financing Agreement or refinancing of other indebtedness when such indebtedness becomes due and payable in accordance with its terms, so long as, in each case of this clause (B), (1) such refinancing indebtedness (other than a refinancing of the Company Receivables Financing Agreement that is on customary terms consistent with then-market conditions) is on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the indebtedness being refinanced and is prepayable without premium or penalty (other than customary LIBOR breakage amounts), (2) such refinancing indebtedness would not create separate SEC reporting obligations of the Company or any Company Subsidiaries after the Closing, and (3) the principal amount of such refinancing indebtedness is not greater than the principal amount of the indebtedness being refinanced (plus accrued interest, and a reasonable amount of fees and expenses incurred in connection with such refinancing), incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of the Company), (ii) prepay, redeem, repurchase, defease, satisfy, discharge, cancel or otherwise terminate any indebtedness for borrowed money of the Company or any Company Subsidiary other than (A) prepayments of indebtedness under the Company Credit Agreement in the ordinary course of business consistent with past practice, (B) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of indebtedness made within ninety (90) days prior to or upon the same becoming due, (C) in connection with clause (i)(B) of this paragraph above, (D) in connection with the Financing and (E) consistent with the financing of accounts payable in the ordinary course of business or (iii) enter into any instrument, agreement or contract that would constitute a Company Contract under clause (viii) of the definition thereof if it were in effect on the date of this Agreement, other than any such instrument, agreement or contract entered into in the ordinary course of business consistent with past practice to hedge or mitigate risk and not for speculative purposes;

(b)     (i)     adjust, split, combine or reclassify any capital stock of the Company;

(ii)    make, declare or pay any dividend on its capital stock, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any, (C) dividends or distributions made by the Company JVs and any other non-wholly owned Subsidiary in the ordinary course of business consistent with past practice or (D) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such Company Equity Awards, in each case, in accordance with the terms of the applicable Company Benefit Plans;

(iii)    except to the extent not prohibited by Section 5.2(h) (including after giving effect to Section 5.2(h) of the Company Disclosure Schedule), grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, in each case, except for the issuance of shares upon the exercise of Company Stock Options, the vesting or settlement of Company

Equity Awards (and dividend equivalents thereon, if any), the issuance of Company Common Stock upon the Purchase Date (as defined in the Company ESPP) for the Final Offering under the Company ESPP or any such issuance pursuant to grants of Company Equity Awards or other equity-based awards or interests to the extent not prohibited by Section 5.2(h) (including after giving effect to Section 5.2(h) of the Company Disclosure Schedule);

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity (other than a wholly owned Company Subsidiary), except (i) as provided in Section 5.2(c) of the Company Disclosure Schedule, (ii) for sales, transfers, mortgages, encumbrances or dispositions in the ordinary course of business consistent with past practice or (iii) to the extent that such sales, transfers, mortgages, encumbrances or dispositions would not exceed $1,000,000,000 in the aggregate;

(d)    transfer, sell, lease, license (other than licenses granted in the ordinary course of business to clients consistent with past practice), subject to a Lien, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries;

(e)    acquire any assets or make any investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity (other than a wholly owned Company Subsidiary), except (i) as provided in Section 5.2(e) of the Company Disclosure Schedule, (ii) for acquisitions or investments in connection with ordinary course purchases in connection with normal day-to-day business operations consistent with past practice, (iii) capital expenditures incurred in the ordinary course or (iv) to the extent that such acquisitions or investments would not exceed $1,000,000,000 in the aggregate;

(f)     (i) terminate, materially and adversely amend, or waive any material provision of, any Company Contract, in each case, other than terminations, amendments and waivers in accordance with the terms thereof in the ordinary course of business, or (ii) enter into any contract that would constitute a Company Contract under clause (ii), clause (iv) or clause (v) of the definition of thereof if it were in effect on the date of this Agreement to the extent that any such contract would, after the Closing, materially and adversely restrict the Parent Business from operating in all material respects as it is operated as of the date hereof; provided that, solely for the purposes of this Section 5.2(f), the term “Parent Business” means, with respect to Parent, the business of providing core account processing products and services, item processing and source capture products and services, loan origination and servicing products, cash management and consulting services, electronic bill payment and presentment services, internet and mobile banking software and services, account-to-account transfers, person-to-person payment services, debit and credit card processing and services, payments infrastructure services, card and print personalization services, investment account processing services and fraud and risk management products and services;

(g)    enter into any agreement, arrangement or understanding that would constitute a Company Related Party Contract;

(h)    except as required by the terms of any Company Benefit Plan as in effect on the date hereof, (i) increase or change the compensation or benefits payable to any Company Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise), other than in the ordinary course of business consistent with past practice with regard to Company Employees who are not set forth on Section 5.2(h) of the Company Disclosure Schedule (such scheduled Company Employees collectively, the “Covered Company Employees”) and (ii) increase or change the compensation or benefits payable to any Covered Company Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise) other than increases or changes made in the ordinary course of business that are not individually, or in the aggregate, material to the particular Covered Company Employee’s total compensation; provided that, notwithstanding the foregoing, the Company shall not, and shall not permit its Subsidiaries to, (A) grant any new long-term incentives or equity-based awards, or amend or modify the terms of any such outstanding awards, under any Company Benefit Plan, (B) grant any transaction or retention bonuses, (C) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (D) increase or change the severance terms applicable to any Company Employee, or (E) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement other than solely with respect to this clause (E), (x) any such amendment that does not materially increase the cost to the Company or its applicable Subsidiaries of maintaining such Company Benefit Plan or (y) renewing the term of any Company Benefit Plan (including, in the case of Company Benefit Plans that are health and welfare plans, renewing or entering into replacement insurance contracts underlying or used in connection with such Company Benefit Plans) in the ordinary course of business consistent with past practice, with such changes that do not substantially increase the cost of providing benefits thereunder to the Company and its applicable Subsidiaries;

(i)    settle any claim, suit, action or proceeding, except in an amount and for consideration not in excess of $15,000,000 individually or $30,000,000 in the aggregate and that would not impose any material restriction on the business of the Company or its Subsidiaries or Parent or any of its Subsidiaries after the Closing;

(j)    knowingly take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(k)    amend the Company Charter, the Company Bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(l)    merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries, in each case, except if such merger, consolidation, restructuring or reorganization is solely between or among Company Subsidiaries or is permitted under an exception set forth in Section 5.2(c) or 5.2(e);

(m)    implement or adopt any material change in its accounting principles, practices or methods, other than (i) to eliminate proportionate consolidation in the segment reporting of the Company or (ii) as may be required by GAAP;

(n)    (i) enter into any new line of business or (ii) discontinue any existing line of business, to the extent that such entry or discontinuance would prevent or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement;

(o)    (i) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method or file any amended Tax Return, in each case, other than in the ordinary course of business or (ii) enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, other than in the ordinary course of business; or

(p)    agree to take, make any commitment to take, or adopt any resolutions of the Company Board or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by applicable Law or a Governmental Entity, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned):

(a)    incur any indebtedness for borrowed money, other than (i) in connection with the Financing, (ii) intercompany indebtedness, (iii) borrowings under any revolving credit facility existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility is not greater than the committed amount of such facility on the date of this Agreement), (iv) any indebtedness incurred to refinance, roll over, replace or renew any indebtedness, so long as, in each case of this clause (iv), the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled over, replaced or renewed (plus accrued interest, and a reasonable amount of fees and expenses incurred in connection with such refinancing), and (v) any other indebtedness unless, in the case of this clause (v), (A) Parent has been informed (1) by Standard & Poor’s Financial Services LLC that its long-term credit rating would be reduced to less than BBB as a result of such incurrence or (2) by Moody’s Investor Services, Inc. that its long-term credit rating would be reduced to less than Baa2 as a result of such incurrence, or (B) Parent would reasonably expect either of the events described in the foregoing clauses (A)(1) or (A)(2) would occur as a result of such incurrence; provided that, notwithstanding the foregoing, after a reduction in credit rating to less than BBB or Baa2, as applicable, that does not arise out of, or result from, a breach by Parent or its Subsidiaries of this Section 5.3(a), Parent or its Subsidiaries may, in addition to the foregoing clauses (i) through (iv), incur indebtedness for borrowed money (x) in connection with ordinary course purchase money indebtedness, insurance subsidiary indebtedness, facility and equipment financings, indebtedness issued in connection with tenant leases (including sale-leasebacks), financial leases or capital lease obligations and similar obligations and (y) issuances of commercial paper and indebtedness under ordinary course letter of credit facilities, surety or other similar bonds, working capital facilities, overdraft facilities, local facilities, factoring arrangements, receivables securitization arrangements and seller lending arrangements;

(b)    amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock, or adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;

(c)     (i)    adjust, split, combine or reclassify any capital stock of Parent;

(ii)    make, declare or pay any dividend on its capital stock, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly owned Subsidiaries, (B) the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent Stock Options or for withholding taxes incurred in connection with the exercise of Parent Stock Options or the vesting or settlement of Parent Equity Awards and dividend equivalents thereon, if any, or (C) the acquisition by Parent of Parent Equity Awards in connection with the forfeiture of such Parent Equity Awards, in each case, in accordance with the terms of the applicable Parent Benefit Plans;

(iii)    except to the extent not prohibited by Section 5.3(g) (including after giving effect to Section 5.3(g) of the Parent Disclosure Schedule), grant any Parent Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, in each case, except for the issuance of shares upon the exercise of Parent Stock Options, the vesting or settlement of Parent Equity Awards (and dividend equivalents thereon, if any), the issuance of Parent Common Stock under the Parent

Employee Stock Purchase Plan (or the replacement plan thereof) in accordance with the terms of such plan as in effect as of the date hereof and consistent with past practice or any such issuance pursuant to grants of Parent Equity Awards or other equity-based awards or interests to the extent not prohibited by Section 5.3(g) (including after giving effect to Section 5.3(g) of the Parent Disclosure Schedule);

(d)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity (other than a wholly owned Parent Subsidiary), except (i) as provided in Section 5.3(d) of the Parent Disclosure Schedule, (ii) for sales, transfers, mortgages, encumbrances or dispositions in the ordinary course of business consistent with past practice or (iii) to the extent that such sales, transfers, mortgages, encumbrances or dispositions would not exceed $1,000,000,000 in the aggregate;

(e)    acquire any assets or make any investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity (other than a wholly owned Parent Subsidiary), except (i) as provided in Section 5.3(e) of the Parent Disclosure Schedule, (ii) for acquisitions or investments in connection with ordinary course purchases in connection with normal day-to-day business operations consistent with past practice, (iii) capital expenditures incurred in the ordinary course or (iv) to the extent that such acquisitions or investments would not exceed $1,000,000,000 in the aggregate;

(f)    enter into any agreement, arrangement or understanding that would constitute a Parent Related Party Contract;

(g)    except as required by the terms of any Parent Benefit Plan as in effect on the date hereof, (i) increase or change the compensation or benefits payable to any Parent Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise), other than in the ordinary course of business consistent with past practice with regard to Parent Employees who are not set forth on Section 5.3(g) of the Parent Disclosure Schedule (such scheduled Parent Employees collectively, the “Covered Parent Employees”) and (ii) increase or change the compensation or benefits payable to any Covered Parent Employee (including through changes in actuarial or other assumptions, loan forgiveness or otherwise) other than increases or changes made in the ordinary course of business that are not individually, or in the aggregate, material to the particular Covered Parent Employee’s total compensation; provided that, notwithstanding the foregoing, Parent shall not, and shall not permit its Subsidiaries to, (A) grant any new long-term incentives or equity-based awards, or amend or modify the terms of any such outstanding awards, under any Parent Benefit Plan, (B) grant any transaction or retention bonuses, (C) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (D) increase or change the severance terms applicable to any Parent Employee or (E) become a party to, establish, adopt, amend, commence participation in or terminate any Parent Benefit Plan or any arrangement that would have been a Parent Benefit Plan had it been entered into prior to this Agreement other than solely with respect to this clause (E), (x) any such amendment that does not materially increase the cost to Parent or its applicable Subsidiaries of maintaining such Parent Benefit Plan or (y) renewing the term of any Parent Benefit Plan (including, in the case of Parent Benefit Plans that are health and welfare plans, renewing or entering into replacement insurance contracts underlying or used in connection with such Parent Benefit Plans) in the ordinary course of business consistent with past practice, with such changes that do not substantially increase the cost of providing benefits thereunder to the Company and its applicable Subsidiaries;

(h)    knowingly take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries, in each case, except if such merger, consolidation, restructuring or reorganization is solely between or among Parent Subsidiaries or is permitted under an exception set forth in Section 5.3(d) or 5.3(e);

(j)    (i) enter into any new line of business or (ii) discontinue any existing line of business, in each case of clauses (i) and (ii), to the extent that such entry or discontinuance would (A) have a material impact on Parent or (B) prevent or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement;

(k)    agree to take, make any commitment to take, or adopt any resolutions of the Parent Board or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all appropriate action, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable prior to the Termination Date, and shall (i) make or cause to be made the registrations, declarations and filings required under the HSR Act and any other applicable antitrust or competition Laws of non-U.S. jurisdictions with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (and, in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement), (ii) use reasonable best efforts to obtain from Governmental Entities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement as promptly as practicable, and (iii) use reasonable best efforts to seek to avoid or prevent the initiation of any Action by or before any Governmental Entity challenging this Agreement or the consummation of the Closing. Notwithstanding anything in this Agreement to the contrary, neither this Section 6.1 nor any “reasonable best efforts” standard herein shall require, or be construed to require Parent or any of its respective Subsidiaries or other affiliates, in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby or to avoid the consequences in Section 6.1(a)(iii) or otherwise, in each case, in connection Requisite Regulatory Approvals required pursuant to any antitrust or competition law in the United States to (A)(1) defend any lawsuit by or before any Governmental Entity pursuant to any antitrust or competition law in the United States challenging this Agreement or the consummation of the Closing or to seek to cause to be lifted or rescinded any order, decree or ruling or any other action by any Governmental Entity pursuant to any antitrust or competition law in the United States adversely affecting the ability of the parties to consummate the Closing, or (2) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates), or (B) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates); provided, however, that Parent can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time.

(b)    If Parent or the Company or any of their affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c)    Parent and the Company shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and cooperate fully with each other in exchanging information and providing assistance as the other party may reasonably request in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Parent’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Parent and the Company shall consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and, to the extent not prohibited by the Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that (i) Parent shall determine such strategy and timing for obtaining any clearances required under antitrust or competition Laws after considering in good faith all comments and advice of the Company (and its counsel) and (ii) Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such clearances required under antitrust or competition Laws.

(d)    Parent shall not, and shall cause its Subsidiaries not to, and the Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby.

(e)    Parent and the Company shall promptly prepare and file with the SEC, no later than thirty (30) days after the date of this Agreement, the Joint Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Statement will be included as a prospectus. Each of Parent and the Company shall use their reasonable best efforts to respond promptly to comments from the SEC and have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall as promptly as practicable after such filing mail or deliver the Joint Statement to their respective shareholders and stockholders. Each of Parent and the Company shall promptly notify the other party of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the S-4 or the Joint Statement or for additional information and shall promptly provide to the other party copies of all correspondence between it or any of its Representatives and the SEC with respect to the S-4 or Joint Statement. Each of Parent and the Company will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Joint Statement, the S-4, responses to any comments from the SEC with respect thereto and other documents related to the Parent Meeting, the Company Consent Solicitation or the Parent Share Issuance, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the shareholders of Parent and the stockholders of the Company. Each party will include in the Joint Statement, the S-4 and such other documents related to the Parent Meeting, the Company Consent Solicitation or the Parent Share Issuance in respect of the Merger with all comments reasonably and promptly proposed by the other party or its legal counsel, and each agrees that all information relating to Parent and its Subsidiaries included in the Joint Statement and the S-4 shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Joint Statement and the S-4 shall be in form and content satisfactory to the Company, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 6.1(e) shall not apply with respect to information relating to a Change in Parent Recommendation or a Change in Company Recommendation, as applicable. Each of Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of the time of effectiveness of the S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take all action under applicable securities Laws, rules or regulations and to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(f)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their affiliates, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective affiliates to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g)    Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that it should promptly inform the other party thereof and take appropriate steps to correct the S-4 or the Joint Statement.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters and transactions contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, personnel, information technology systems and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. None of Parent, the Company or any of their respective Subsidiaries shall be required to provide access to properties, books, contracts, personnel, information technology systems and records, or to disclose information, pursuant to this Section 6.2, where such access or disclosure would, in the reasonable judgment of Parent or the Company, violate or prejudice the rights of Parent’s or the Company’s customers, result in the disclosure of trade secrets of any third parties or competitively sensitive information, jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), unreasonably interfere with the other party’s regular business operations during any such access or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. In the event that either party withholds information on the basis of the foregoing, such party shall inform the other party as to the general nature of what is being withheld, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply so that such disclosure does not suffer from any of the foregoing impediments, including through (i) use of commercially reasonable efforts to obtain the required consent or waiver of any third party required to provide such information and (ii) the implementation of appropriate and mutually agreeable measures to permit the disclosure of such information in a matter so as to remove the basis for objection, including by arrangement of appropriate “clean room” procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided if the parties determine that so doing would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing any attorney-client privilege.

(b)    Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 7, 2018, between Parent and the Company (the “Confidentiality Agreement”).

(c)    No investigation by either Parent or the Company or their respective Representatives, and no information furnished by any of them, shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

(d)    Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e)    To the extent that any of the information or material furnished pursuant to this Section 6.2 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Actions, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.3    Shareholder Approval and Stockholder Approval.

(a)    Parent shall call, give notice of, convene and hold a meeting of its shareholders (the “Parent Meeting”) as soon as reasonably practicable after the S-4 is declared effective (and, in any event, within forty-five (45) business days thereafter) for the purpose of obtaining the Requisite Parent Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the issuance of stock in connection with a merger. Parent shall not postpone the Parent Meeting except to the extent required by Law or in accordance with the remaining provisions of this Section 6.3(a). Parent agrees (i) to provide the Company with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Parent Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to the Company one (1) day prior to, and on the date of, the Parent Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Parent Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) business days prior to the time for which the Parent Meeting was originally scheduled (as set forth in the Joint Statement) (the “Original Parent Meeting Date”), (A) Parent has not received proxies representing the Requisite Parent Vote, whether or not a quorum is present, (B) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Parent Share Issuance to constitute a quorum necessary to conduct the business of the Parent Meeting, or (C) it is necessary to ensure that any supplement or amendment to the Joint Statement is required to be delivered, Parent may, or, if the Company so requests, shall, postpone or adjourn the Parent Meeting; provided that Parent shall only be required to adjourn or postpone the Parent Meeting two (2) times. In the event of any postponement or adjournment of the Parent Meeting pursuant to this Section 6.3(a), Parent has the sole discretion to set the date for the postponement or adjournment of the Parent Meeting; provided that the Parent Meeting shall not be postponed or adjourned by more than ten (10) business days from the Original Parent Meeting Date in connection with the first (1st) postponement or adjournment or more than an aggregate of thirty (30) business days from the Original Parent Meeting Date if the Parent Meeting is postponed or adjourned for two (2) times. If the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Vote shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement pursuant to Section 8.1(h). For the avoidance of doubt, but subject to Parent’s right or the Company’s right to request Parent to adjourn or postpone the Parent Meeting permitted in this Section 6.3(a), unless this Agreement has been terminated in accordance with its terms, the Parent Meeting shall be convened and the Parent Share Issuance shall be submitted to the shareholders of Parent for approval at the Parent Meeting, and nothing contained herein shall be deemed to relieve Parent of such obligation.

(b)    Subject to Section 6.3(c), in lieu of calling a meeting of the Company’s stockholders, the Company shall provide a form of stockholder written consent as mutually agreed by the parties to the Company’s stockholders (the “Company Consent Solicitation”) as soon as reasonably practicable after the S-4 is declared effective (and, in the case of the Stockholder, the Company shall provide a form of the Stockholder Written Consent to the Stockholder within twenty-four (24) hours after the S-4 becomes effective) for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily included in the written consent or brought before an annual or special meeting of stockholders to approve the adoption of a merger agreement. As soon as reasonably practicable after the execution and delivery by the Stockholder to the Company of a stockholder written consent substantially in the form attached as Exhibit A to the Voting and Support Agreement in respect of the shares of Company Common Stock beneficially owned by the Stockholder (the “Stockholder Written Consent”) in accordance with Section 228 of the DGCL and the Company Charter and the Company Bylaws, the Company shall deliver to Parent a copy of such executed copy of the Stockholder Written Consent. As soon as reasonably practicable after obtaining the Requisite Company Vote as contemplated in this Section 6.3(b), the Company shall prepare (subject to reasonable approval of Parent) and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. For the avoidance of doubt, unless this Agreement has been terminated in accordance with its terms or Parent has made a Company Meeting Election, the Company Consent Solicitation shall be conducted and this Agreement shall be submitted to the stockholders of the Company for adoption via written consent, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(c)    Notwithstanding the provisions of Section 6.3(b), if the Company Board shall have effected a Change in Company Recommendation prior to such time as the Requisite Company Vote is obtained and Parent does not terminate this Agreement pursuant to Section 8.1(e), then, within three (3) business days after such Change in Company Recommendation, Parent shall have the right to request a Company Meeting by written notice to the Company (a “Company Meeting Election” and, such notice, the “Election Notice”) and, if and only if so requested by Parent within such three (3) business day period, the Company shall (i) use its reasonable best efforts to cooperate with Parent to either (A) amend the S-4 as promptly as practicable following the receipt of such Election Notice to include a Joint Proxy Statement instead of a Joint Proxy/Consent Solicitation Statement in the S-4 if the Company Board shall have effected a Change in Company Recommendation prior to such time that the S-4 is declared effective or (B) file a post-effective amendment to the S-4 and/or amend the Joint Proxy/Consent Solicitation Statement as promptly as practicable following the receipt of such notice if the Company Board shall have effected a Change in Company Recommendation at or after such time that the S-4 is declared effective, and (ii) shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as reasonably practicable after the S-4 is declared effective or as soon as reasonably practicable after the post-effective amendment is effective, as applicable (and, in any event, within forty-five (45) business days thereafter), for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the adoption of a merger agreement. The Company shall not postpone the Company Meeting except to the extent required by Law or in accordance with the remaining provisions of this Section 6.3(c). The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Company Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to Parent one (1) day prior to, and on the date of, the Company Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Company Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) business days prior to the time for which the Company Meeting was originally scheduled (as set forth in the Joint Proxy Statement) (the “Original Company Meeting Date”), (A) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present, (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to approve the Merger, to constitute a quorum necessary to conduct the business of the Company Meeting, or (C) it is necessary to ensure that any supplement or amendment to the Joint Proxy Statement is required to be delivered, the Company may, or, if Parent so requests, shall, postpone or adjourn the Parent Meeting; provided that the Company shall only be required to adjourn or postpone the Company Meeting two (2) times. In the event of any postponement or adjournment of the Company Meeting pursuant to this Section 6.3(c), the Company has the sole discretion to set the date for the postponement or adjournment of the Company Meeting; provided that the Company Meeting shall not be postponed or adjourned by more than ten (10) business days from the Original Company Meeting Date in connection with the first (1st) postponement or adjournment or more than an aggregate of thirty (30) business days from the Original Company Meeting Date if the Company Meeting Date is postponed or adjourned for two (2) times. If the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Company Vote shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement pursuant to Section 8.1(e). For the avoidance of doubt, if Parent has made a Company Meeting Election, but subject to the Company’s right or Parent’s right to request the Company to adjourn or postpone the Company Meeting permitted in this Section 6.3(c), unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company for approval at the Company Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(d)    Each of Parent and the Company shall use its reasonable best efforts to obtain from the shareholders of Parent or the stockholders of the Company, as applicable, the Requisite Parent Vote (including by communicating to Parent’s shareholders the Parent Recommendation, subject to the remaining provisions of this Section 6.3(d)), in the case of Parent, or the Requisite Company Vote (including by communicating to the Company’s stockholders the Company Recommendation, subject to the remaining provisions of this Section 6.3(d)), in the case of the Company. However, subject to Sections 8.1 and 8.2, if the Parent Board or the Company Board, after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement, then, in submitting this Agreement to Parent’s shareholders or the Company’s stockholders, as applicable, such Board may effect a Change in Parent Recommendation or Change in Company Recommendation, as applicable (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board may communicate the basis for its Change in Parent Recommendation or Change in Company Recommendation, as applicable, to Parent’s shareholders or the

Company’s stockholders, as applicable, in the Joint Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that neither the Parent Board nor the Company Board may effect a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, unless (i)(A) Parent or the Company, as applicable, has received an Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 6.9 (and such proposal is not withdrawn) and the Parent Board or the Company Board, as applicable, determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such Acquisition Proposal constitutes a Superior Proposal or (B)(1) in the case of Parent, a Parent Intervening Event shall have occurred and the Parent Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make the Parent Recommendation would be inconsistent with its fiduciary duties under applicable Law or (2) in the case of the Company, a Company Intervening Event shall have occurred and the Company Board determines in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that continuing to make the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, (ii) Parent gives the Company, in the case of the Parent Board, or the Company gives Parent, in the case of the Company Board, at least four (4) business days’ prior written notice of its intention to take such action (such period, as it may be extended by delivery of any subsequent notices, the “notice period”) and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (A) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of any third party making, any such Acquisition Proposal and any amendment or modification thereof or (B) in the case of a Parent Intervening Event or a Company Intervening Event, as applicable, the nature of the Parent Intervening Event or the Company Intervening Event, as applicable, in reasonable detail) and (iii) at the end of such notice period, each of the Parent Board and the Company Board, as applicable, takes into account any amendment or modification to this Agreement proposed by the Company, in the case of the Parent Board (which shall be negotiated in good faith by Parent), or by Parent, in the case of the Company Board (which shall be negotiated in good faith by the Company), and after receiving the advice of its outside counsel and its outside financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3, except that references to “four (4) business days” shall be deemed to be references to “two (2) business days.”

(e)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    A “Parent Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (A) was not known to, and was not reasonably foreseeable by, the Parent Board as of the date of this Agreement and did not result from a breach of this Agreement by Parent, and (B) does not relate to or involve an Acquisition Proposal; provided that in no event shall any of the following events constitute a Parent Intervening Event: (1) any change, in and of itself, in the trading price or trading volume of the Parent Common Stock or the Company Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for Parent or the Company or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof); (2) the fact, in and of itself, that Parent or the Company exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(ii)    A “Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (A) was not known to, and was not reasonably foreseeable by the Company Board as of the date of this Agreement and did not result from a breach of this Agreement by the Company, and (B) does not relate to or involve an Acquisition Proposal; provided that in no event shall any of the following events constitute a Company Intervening Event: (1) any change, in and of itself, in the trading price or trading volume of the Parent Common Stock or the Company Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for Parent or the Company or any of their respective Subsidiaries (but not including, in each case, the underlying causes thereof); (2) the fact, in and of itself, that Parent or the Company exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(iii)    “Parent Recommendation” means the recommendation of the Parent Board (and including such recommendation in the Joint Statement) that the shareholders of Parent approve the Parent Share Issuance at the Parent Meeting.

(iv)    “Company Recommendation” means the recommendation of the Company Board (and including such recommendation in the Joint Statement) that the stockholders of the Company adopt and approve this Agreement and the transactions contemplated hereby via written consent.

(v)    “Change in Parent Recommendation” means any action described in the following clauses (A) through (D) with respect to the Parent Board, and “Change in Company Recommendation” means any action described in the following clauses (A) through (D) with respect to the Company Board: (A) withdrawing, changing, qualifying or modifying or publicly and affirmatively proposing to withdraw, change, qualify or modify the Parent Recommendation, in the case of the Parent Board, or the Company Recommendation, in the case of the Company Board, (B) failing to include (1) in the Joint Statement the Parent Recommendation, in the case of the Parent Board, or (2) in the Joint Proxy/Consent Solicitation Statement the Company Recommendation, in the case of the Company Board, (C) failing to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Parent Common Stock, in the case of the Parent Board, or Company Common Stock, in the case of the Company Board, within the ten (10) business days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer or (D) approving, resolving, adopting or recommending, or proposing publicly to approve, resolve, adopt or recommend, any Acquisition Proposal.

6.4    Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, in each case subject to official notice of issuance, prior to the Effective Time.

6.5    Employee Matters.

(a)    The parties agree that the Company Employees as of the Effective Time who continue to remain employed with Parent or its Subsidiaries (including the Surviving Corporation) (collectively, the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, for so long as they are employed, be provided with base salary or base wage, target annual cash bonus opportunities, severance benefit protections, and pension and welfare benefits (excluding equity and long-term incentive compensation) that are no less favorable, in the aggregate, than those provided to such Continuing Employees immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement. Without limiting the foregoing, during the two (2)-year period commencing on the Closing Date, Parent or its applicable Subsidiary shall continue to maintain, without amendment thereto, the Company Benefit Plans providing severance benefits as set forth in Section 6.5(a) of the Company Disclosure Schedule.

(b)    With respect to any Parent Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) give the Continuing Employees service credit for such Continuing Employee’s employment with the Company or its applicable Subsidiary for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan in which the Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)    If requested by Parent in writing at least ten (10) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. The Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.5(c); provided that prior to amending or terminating the Company 401(k) Plan, the Company shall provide the form and substance of any applicable resolutions or amendments to Parent for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(d)    Prior to the Effective Time, Parent and the Company shall act in good faith and use reasonable best efforts to mutually agree upon a leadership incentive plan which shall provide for cash and equity incentive compensation to be awarded to eligible Continuing Employees and eligible Parent Employees, which plan shall become effective upon, and cover periods following, the Closing, subject to the approval of the compensation committee of the Parent Board.

(e)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)    Prior to making any material written communications to Company Employees pertaining to matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

6.6    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent that the Company would be permitted to do so, by applicable Law, each present and former (determined as of the Effective Time) director or officer of the Company and its Subsidiaries and any person who, prior to or at the Effective Time, served at the request of the Company or any of its Subsidiaries as a director or officer of another person in which the Company or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any Action or any other threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or fiduciary of the Company or any of its Subsidiaries or is or was serving at the request of the Company or its Subsidiaries as a director or officer of another person in which the Company or any of its Subsidiaries has an equity investment or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement, and Parent shall, and shall cause the Surviving Corporation to, also advance expenses as incurred in connection therewith by such Company Indemnified Party to the fullest extent permitted by applicable Law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is determined in a final, non-appealable judgment of a Chosen Court that such Company Indemnified Party is not entitled to indemnification hereunder.

(b)    Subject to the following sentence, prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one (1) or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Merger); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of three-hundred percent (300%) of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained, in Parent’s good faith determination, policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with, but only upon the consent of, Parent, may (and, at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. For the avoidance of doubt, to the extent required by any agreement previously entered into by the Company in connection with a merger, acquisition or other business combination, the provisions of this Section 6.6 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by the Company or any of its Subsidiaries.

(d)    The obligations of the Surviving Corporation, Parent and the Company under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company

Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party. In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

(e)    During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party as provided in the Company Charter, the Company Bylaws or any organizational documents of any Company Subsidiary or any indemnification agreement between such Company Indemnified Party and the Company or a Company Subsidiary, in each case, as in effect on the date of this Agreement, shall survive the Effective Time unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Company Indemnified Party.

6.7    Advice of Changes. Parent and the Company shall each promptly advise the other party of any fact, change, event or circumstance known to it (a) that has had or would reasonably be likely to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably would be expected to give rise, either individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.8    Corporate Governance.

(a)    Prior to the Effective Time, Parent shall take all actions necessary (including by securing and causing to be delivered to Parent (with evidence thereof provided to the Company) the resignations of applicable then-serving directors of the Parent Board, as necessary) to cause:

(i)    the number of directors that will comprise the full Parent Board at the Effective Time to be ten (10), to the extent not already ten (10); and

(ii)    the Parent Board at the Effective Time to be comprised of (A) six (6) directors of Parent as of immediately prior to the Effective Time designated by Parent (each, a “Parent Designated Director”), consisting of five (5) independent directors of Parent (each, a “Parent Designated Independent Director”) and the Chief Executive Officer of Parent as of immediately prior to the Effective Time (the “Parent CEO”), and (B) four (4) directors of the Company as of immediately prior to the Effective Time designated by the Company (each, a “Company Designated Director”), consisting of two independent directors of the Company, one director of the Company designated by and affiliated with the Stockholder in accordance with the Shareholder Agreement and the Chief Executive Officer of the Company as of immediately prior to the Effective Time (the “Company CEO”), and all of the Company Designated Directors shall be appointed, elected and approved as directors of the Parent Board effective as of the Effective Time by a vote of at least a majority of the Parent Board in office as of immediately prior to the Effective Time.

(b)    Prior to the Effective Time, the parties shall take all actions necessary to cause (i) the Parent CEO to be appointed as the Chairman of the Parent Board and (ii) a Parent Designated Director designated by Parent to be appointed as the Lead Director of the Parent Board, in each case, effective at the Effective Time and pursuant to, and in accordance with, the Amended Parent Bylaws.

(c)    Prior to the Effective Time, the parties shall take all actions necessary to cause (i) the Parent Board to have the following standing committees (each, a “Standing Committee”): Audit Committee, Compensation Committee and Nominating and Governance Committee, (ii) each committee of the Parent Board (including each Standing Committee) to have three (3) or four (4) members, with at least one (1) qualified Company Designated Director on each committee, and (iii) the chairperson of the Compensation Committee to be a Company Designated Director designated by the Company, in each case, effective at the Effective Time and pursuant to, and in accordance with, the Amended Parent Bylaws.

(d)    Effective at the Effective Time, the Parent CEO shall continue to serve as the Chief Executive Officer of Parent and will become Chairman of the Board of Parent, and the Company CEO shall become the President and Chief Operating Officer of Parent. At or prior to the Effective Time, the Parent Board shall take such actions as are necessary to cause the persons indicated in the first sentence of this Section 6.8(d) to be elected or appointed to the offices of Parent specified in the first sentence of this Section 6.8(d) at the Effective Time.

(e)    Prior to the Closing, the Parent Board shall take all actions necessary to cause the Parent Bylaws, as in effect immediately prior to the Closing, to be amended and restated, as of the Effective Time, as set forth in Exhibit A (the “Amended Parent Bylaws”), and as so amended and restated, the Amended Parent Bylaws shall be the bylaws of Parent until thereafter amended as provided therein, the Parent Articles or by applicable Law.

6.9    Acquisition Proposals.

(a)    Each of Parent and the Company shall, and shall cause its Subsidiaries and its executive officers and directors, and use reasonable best efforts to cause (i) its Subsidiaries’ respective executive officers and directors and (ii) its and its Subsidiaries’ respective employees, agents, accountants, consultants, investment bankers, advisors and representatives (collectively and together with executive officers and directors, “Representatives”) to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the Company, in the case of Parent, or Parent, in the case of the Company, with respect to any Acquisition Proposal.

(b)    Each of Parent and the Company shall not, and shall cause its Subsidiaries and its executive officers and directors not to, and use reasonable best efforts to cause (i) its Subsidiaries’ respective executive officers and directors and (ii) its and its Subsidiaries’ respective Representatives that are not executive officers or directors not to, directly or indirectly, (A) solicit, initiate, seek or support or knowingly encourage or facilitate any inquiries or proposals with respect to any Acquisition Proposal, (B) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (C) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.9 or solely to clarify whether any such inquiry or offer constitutes an Acquisition Proposal or (D) enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement entered into in accordance with Section 6.9(c)) relating to any Acquisition Proposal.

(c)    Notwithstanding anything to the contrary set forth in Section 6.9(a) and 6.9(b), prior to the approval of the Parent Share Issuance by the shareholders of Parent by the Requisite Parent Vote or the submission by the Stockholder of the Stockholder Written Consent, as applicable, in the event that Parent or the Company, as applicable, receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal did not result from a breach of this Section 6.9) and the Parent Board or the Company Board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, Parent or the Company, as applicable, may, and may permit its Subsidiaries and its Subsidiaries’ respective Representatives to furnish, or cause to be furnished, confidential or nonpublic information or data and participate in such negotiations or discussions to the extent that the Parent Board or the

Company Board, as applicable, concludes in good faith (after receiving the advice of its outside counsel and its outside financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further that, prior to providing any confidential or nonpublic information or data permitted to be provided pursuant to the foregoing provisions of this Section 6.9(c), (i) Parent or the Company, as applicable, shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Parent or the Company, as applicable, and (ii) any confidential or non-public information to be provided by Parent or the Company, as applicable, to such third party shall have been previously provided, or is concurrently provided, to the Company, in the case of Parent, or Parent, in the case of the Company.

(d)    Each of Parent and the Company will promptly (and, in any event, within twenty-four (24) hours after receipt) advise the Company, in the case of Parent, or Parent, in the case of the Company, in writing following its receipt after the date of this Agreement of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of, and the identity of the person making, such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours after receipt) advise the Company, in the case of Parent, or Parent, in the case of the Company, of any related developments, discussions and negotiations on a current basis (but in no event more than once every twenty-four (24) hours), including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each of Parent and the Company shall use its reasonable best efforts to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e)    As used in this Agreement, “Acquisition Proposal,” (A) with respect to the Company, shall mean, other than the transactions contemplated by this Agreement, any third party offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than 25% of the consolidated assets of the Company and its Subsidiaries or more than 25% of the total voting power of the equity securities of the Company or one (1) or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company (each, a “Trigger Acquisition”), (ii) any tender offer (including self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of the total voting power of the equity securities of the Company or one (1) or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transactions that results in a Trigger Acquisition by a third party, and (B) with respect to Parent, shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third-party indication of interest in, transactions described in subclauses (i) through (iii) of clause (A) of this sentence, substituting “the Company” for “Parent” thereof.

(f)    As used in this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (substituting “50%” for “25%” in the definition thereof) which the Parent Board or the Company Board, as applicable, has determined in good faith, after receiving the advice of its outside counsel and its outside financial advisor, taking into account all factors that the Parent Board or the Company Board considers relevant, including legal, financial, regulatory and other aspects of such offer or proposal and the person making the proposal, (i) would be more favorable, from a financial point of view, to the holders of the Parent Common Stock, in the case of Parent, or the holders of Company Common Stock, in the case of the Company, than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement) and (ii) is reasonably capable of being consummated.

(g)    Nothing contained in this Agreement shall prohibit Parent, the Parent Board or any committee of the Parent Board, or the Company, the Company Board or any committee of the Company Board, as applicable, from (i) taking and disclosing to the shareholders of Parent or the stockholders of the Company, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Parent or the stockholders of the Company, as applicable, that is required by applicable Law; provided that, if such disclosure would constitute a Change in Parent Recommendation or a Change in Company Recommendation, the provisions in this Agreement applicable to a Change in Parent Recommendation or Change in Company Recommendation shall apply; it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Parent Recommendation or a Change in Company Recommendation. To the extent permissible under applicable Law, Parent or the Company, as applicable, shall take such actions as it is required to take pursuant to this Section 6.9 in connection with a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, prior to making any disclosure contemplated by this Section 6.9(g) that would be or would be deemed to be a Change in Parent Recommendation or a Change in Company Recommendation, as applicable.

6.10    Public Announcements. The Company and Parent shall (a) develop a joint communications plan, (b) ensure that all press releases and, to the extent reasonably practicable, other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement required by (A) applicable Law or regulation or (B) a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.10, or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent reasonably practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.11    Change of Method. Prior to the mailing or delivery of the Joint Statement by Parent to its shareholders or by the Company to its stockholders, subject to the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Parent may change the method of effecting the Merger, and in such case, Parent and the Company shall agree to enter into such amendments to this Agreement in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to the Company’s stockholders or (c) in any way impede or delay the consummation of the transactions contemplated by this Agreement.

6.12    Takeover Statutes. Neither the Company nor Parent shall take any action that would cause any Takeover Statute to become applicable to any of the Transaction Agreements or any related agreement or the Company’s ability to consummate the transactions contemplated hereby or thereby, including the Merger, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated by the Transaction Agreements or any related agreement from any applicable Takeover Statute now or hereafter in effect to the extent permissible thereunder. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated by any of the Transaction Agreements or any related agreement, including the issuance of shares of Parent Common Stock pursuant to the Parent Share Issuance, each of Parent and the Company will grant such approvals and take such actions as are necessary to the extent permissible thereunder so that the transactions contemplated by such Transaction Agreements or any related agreement, including the issuance of shares of Parent Common Stock pursuant to the Parent Share Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by any of the Transaction Agreements or any related agreement.

6.13    Exemption from Liability Under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger and other transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. The Parent Board and the Company Board, or a committee solely of two or more non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any acquisitions or dispositions of Company Common Stock or Company Equity Awards by Company Insiders and (ii) any acquisitions of Parent Common Stock or any derivatives thereof, including Parent Equity Awards, by any Company Insiders who, immediately following the Merger, will be officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case of clauses (i) and (ii), pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.14    Litigation and Claims. Each of Parent and the Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or threatened in writing against Parent, the Company or any of their respective affiliates (other than any negotiations or proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.3) that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective affiliates with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company and Parent shall give the other party the opportunity to participate, at such party’s own expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates or Parent and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s or the Company’s, as applicable, prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15    Financing.

(a)    Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Commitment Letter (including any “flex” provisions) to the extent required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures and to pay cash in lieu of fractional shares in accordance with Section 2.2, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy (or, if determined advisable by the Parent, obtain the waiver of) on or prior to the Closing Date all conditions to funding contained in the Commitment Letter and such definitive agreements for the Financing to be entered into pursuant thereto, in each case, that are within the control of Parent, (iii) negotiate and enter into definitive agreements with respect to the Financing contemplated by the Commitment Letter on terms and conditions not materially less favorable to Parent, taken as a whole, than those described in the Commitment Letter (including any “flex” provisions contained therein) on or prior to the Closing Date, (iv) enforce its rights under the Commitment Letter and (v) in the event that all conditions to funding contained in the Commitment Letter have been satisfied or waived, cause the applicable Financing Sources providing the Financing contemplated by the Commitment Letter to fund on the Closing Date the portion of the Financing contemplated by the Commitment Letter required to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures and to pay cash in lieu of fractional shares in accordance with Section 2.2 (including by enforcing the Commitment Letter against any breaching Financing Source). In the event any portion of the Financing contemplated by the Commitment Letter becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the

Commitment Letter for any reason (other than as contemplated by the Commitment Letter, including as a result of entering into any Qualifying Bank Financing (as defined in the Commitment Letter) or issuing any debt securities) and such portion is necessary to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing (A) Parent shall promptly notify the Company in writing and (B) Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative sources (the “Alternative Financing”) in an amount, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, sufficient to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing and which (1) does not involve terms and conditions that, taken as a whole, are materially less beneficial to Parent than those contained in the Commitment Letter, or (2) would not reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement. To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (x) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Commitment Letter (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach, material default, repudiation, cancellation or termination) of which Parent obtains knowledge, (y) of the receipt by Parent or any of its Subsidiaries of any written notice or other written communication from any Financing Source party to the Commitment Letter asserting any actual material breach, material default, repudiation, cancellation or termination by any party to the Commitment Letter or (z) if for any reason Parent or any of its Subsidiaries believes in good faith that there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing with respect to the obligations to fund the Financing contemplated by the Commitment Letter. None of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Commitment Letter or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company Credit Agreement, the Company Receivables Financing Agreement and the Company Indentures, to pay cash in lieu of fractional shares in accordance with Section 2.2 and to pay the fees and expenses relating to the Merger and the Financing, (2) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, (3) could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (4) materially and adversely impacts the ability of Parent to enforce its rights against the other parties to the Commitment Letter; provided, however, that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date of this Agreement or increase the amount of commitments under the Commitment Letter. Upon any amendment, supplement or modification of the Commitment Letter, Parent shall provide a copy thereof to the Company (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the Commitment Letter as so amended, supplemented or modified) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 6.15(a), the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 6.15(a) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Parent acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s ability to obtain the Financing or any specific term with respect to such Financing. To the extent Parent obtains Alternative Financing pursuant to this Section 6.15(a), or amends, replaces, supplements, modifies or waives any of the Financing pursuant to this Section 6.15(a), references to the “Financing,” and “Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

(b)    The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation as is reasonably requested by Parent in connection with arranging, underwriting, obtaining, syndicating and consummating the Financing (or Alternative Financing obtained in accordance with Section 6.15(a)), including: (i) promptly furnishing Parent and the Financing Parties with (A) such financial statements, financial data, audit reports and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act for registered offerings of debt securities of the type contemplated by the Commitment Letter, such financial statements to include (1) audited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows and related notes thereto of the Company for the three (3) fiscal years most recently ended at least sixty (60) days prior to the Closing Date (it being acknowledged that Parent has received such financial statements for the fiscal years of the Company ended December 31, 2017, December 31, 2016 and December 31, 2015) and (2) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows and related notes thereto of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year) (it being acknowledged that Parent has received such financial statements for the fiscal quarters of the Company ended March 31, 2018, June 30, 2018 and September 30, 2018); provided that, in each case, such financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3; (B) information regarding the Company and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving and term loan facilities, and (C) all other historical financial and other data regarding the Company required by Parent to permit Parent to prepare customary pro forma financial statements (collectively, the “Required Information”); provided that, without limiting the foregoing, the Company shall not be obligated to (v) prepare any pro forma financial information or projections (for which, for the avoidance of doubt, Parent shall be solely responsible), (w) provide a description of all or any component of the Financing or other information customarily provided by the Financing Sources or their counsel, (x) provide risk factors relating to all or any component of the Financing, (y) prepare separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” to the extent not otherwise required by applicable law and regulation or (z) in the case of a private offering or private placement by Parent, provide other information customarily excluded from each of a confidential information memorandum and an offering memorandum, (ii) making senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one meetings or conference calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities, (iii) assisting Parent and its Financing Parties in the preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and the Financing Parties, including, to the extent applicable, obtaining representation and authorization letters and arranging for customary auditor consents for use of the Required Information and other financial data in the marketing and offering documentation, including any registration statement filed with the SEC in connection with the Financing, (v) assisting in obtaining or updating corporate and facility credit ratings, (vi) using reasonable best efforts to cause the

Company’s independent registered accounting firm and internal and external counsel of the Company to provide assistance to Parent, including in connection with comfort letters and opinions of counsel to be delivered in connection with the Financing, including by (A) using reasonable best efforts to cause the Company’s independent registered accounting firm to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any capital markets transaction comprising a part of the Financing to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions and (B) providing customary back-up certificates, (vii) reasonably cooperating with internal and external counsel of Parent or any Financing Party in connection with providing back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Financing, (viii) providing, as promptly as practicable, and in any event at least five (5) business days prior to Closing, to the extent requested in writing at least ten (10) business days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), (ix) assisting in the negotiation and preparation of, and executing and delivering, any credit agreement, indenture, note, purchase agreement, underwriting agreement, pledge and security documents, guarantees, hedging agreement, customary closing certificates and any other certificates, exhibits, schedules, letters and documents as may be reasonably requested by Parent, in each case contemplated in connection with the Financing, (x) ensuring that Parent benefits from the existing lending relationship of the Company and its Subsidiaries and (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available on the Closing Date.

(c)    From the date hereof through the Effective Time, at Parent’s written request, the Company shall cooperate with, and provide all reasonable assistance to, Parent in connection with any steps Parent may, in its sole discretion, determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate effective at or after the Effective Time, some or all amounts outstanding under (i) the Company Credit Agreement, (ii) the Company Receivables Financing Agreement and/or (iii) any or all Company Indentures, and, in each case, any replacement indebtedness therefor, which cooperation and assistance shall include (A) arranging for (1) the optional redemption, satisfaction and discharge, defeasance, exchange or other repurchase by the Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary of, or a tender offer by Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary for, some or all of the notes issued pursuant to any Company Indenture and (2) the repayment or prepayment of any amounts outstanding under the Company Credit Agreement and the Company Receivables Financing Agreement on or after the Closing Date, including, in each case, by preparing and submitting, prior to the Closing Date, customary notices in respect of any such redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment or prepayment; provided that the consummation of any such redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment or prepayment shall be contingent upon the occurrence of the Effective Time unless otherwise agreed in writing by the Company, and (B) obtaining from the applicable lenders and/or agents customary payoff letters, Lien and guarantee releases or instruments of termination or discharge in respect of the existing indebtedness of the Company and its Subsidiaries, including in respect of indebtedness under the Company Credit Agreement, the Company Receivables Financing Agreement and Company Indentures;

(d)    The Company shall timely make all notices, and timely take all such other actions, required to be made by it pursuant to the Company Credit Agreement, the Company Receivables Financing Agreement and Company Indentures in connection with this Agreement and/or any of the transactions contemplated hereby.

(e)    All documentation prepared by the Company, the Company’s Subsidiaries and/or the Representatives of any of the foregoing in connection with this Section 6.15 shall be subject to the prior review, comment and approval of Parent.

(f)    The actions contemplated in this Section 6.15 with respect to the Financing and the Company Credit Agreement, the Company Receivables Financing Agreement and Company Indentures do not and shall not (i) require such cooperation from the Company to the extent it would require the Company, any of its Subsidiaries, or any of its or their respective Representatives, to incur any monetary liability, pay any fees, reimburse any expenses, or provide any indemnity, in each case, prior to the Closing that is not contingent on the Closing or for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement, or take any actions that would cause the Company or any of its Subsidiaries to breach this Agreement or become unable to satisfy a condition to the Closing, (ii) involve any binding commitment or agreement by the Company, any of its Subsidiaries, or any of its or their respective Representatives (other than customary authorization and representation letters and other than other actions by officers or directors continuing employment with Parent following the Closing that, in the case of such other actions, are contingent upon the Closing and would not be effective prior to the Closing) which commitment or agreement is not conditioned on the Closing and does not terminate without liability to the Company, any of its Subsidiaries, or any of its or their respective Representatives upon the termination of this Agreement, (iii) require such cooperation to the extent it would unreasonably interfere with the operations of the Company, (iv) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to be the issuer of any securities or issue any offering document prior to Closing, (v) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by applicable law or (vi) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to take any action that will conflict with or violate the organizational documents of such person or any applicable Law or legal proceeding.

(g)    Parent (i) will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable and documented outside attorneys’ fees and (B) reasonable and documented fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company and its Subsidiaries in connection with any cooperation of the Company and its affiliates requested by Parent under this Section 6.15 (provided that such reimbursement shall not include general auditor and legal expenses that the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 6.15), (ii) acknowledges and agrees that, except for obligations from and after the Closing that arise under the definitive agreements governing the Financing or closing certificates relating to the Financing, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to, any person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement and (iii) will indemnify and hold harmless the Company and its affiliates from and against any and all losses actually suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information provided or used in connection therewith (other than information provided by the Company and its Subsidiaries for inclusion in connection with the Financing or to the extent arising from the willful misconduct, gross negligence or fraud of the Company or its Subsidiaries or any of its affiliates or Representatives).

(h)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(i)    For purposes of this Agreement,

(i)    “Financing Sources” means the parties named in the Commitment Letter, any joinder agreements (or any similar agreement pursuant to which the Commitment Letter is modified solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date hereof) thereto and the fee letter contemplated therein (and their respective successors and permitted assigns) as having committed to provide any portion of the Financing.

(ii)    “Financing Parties” means the persons (other than Parent or any of its Subsidiaries) that have committed to provide any portion of any Financing or have otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with the Financing, including any Financing Source, and any arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with any portion of the Financing together with, in each case, their Representatives.

(iii)    “Company Credit Agreement” means the Credit Agreement, dated as of September 24, 2007, among the Company, as borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, swingline lender and letter of credit issuer, Citibank, N.A. as syndication agent, and the other parties party thereto, as amended, modified and supplemented through the date of this Agreement.

(iv)    “Company Indentures” means (A) the Indenture, dated August 11, 2015, among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.375% Senior Secured Notes Due 2023, (B) the Indenture, dated November 25, 2015, by and among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.000% Senior Secured Second Lien Notes Due 2024, and (C) the Indenture, dated November 25, 2015, among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.750% Senior Secured Second Lien Notes Due 2024, in each case as amended, modified or supplemented through the date of this Agreement.

(v)    “Company Receivables Financing Agreement” means the Receivables Financing Agreement, dated as of December 31, 2015, by and among the Company, First Data Receivables, LLC and the other persons party thereto, as amended, modified and supplemented through the date of this Agreement.

6.16    Transition.

(a)    Commencing on and following the date hereof, and in all cases subject to applicable Law, upon the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, and subject to any requirements under applicable Law, the Company shall use commercially reasonable efforts to cause the employees and officers of the Company and its Subsidiaries to take reasonable actions and assist Parent in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Parent.

(b)    Upon the consummation of the Merger and the other transactions contemplated by this Agreement, the name of the combined company shall be “Fiserv, Inc.” and the corporate brand of the combined company shall be “Fiserv”.

6.17    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Class A Common Stock from the NYSE and the deregistration of the Company Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.18    Employee Cooperation. Between the date of this Agreement and the Closing Date, the Company and Parent shall, and subject in all cases to applicable Law, (a) work together in good faith to identify key employees of the Company and the Company Subsidiaries and Parent and the Parent Subsidiaries (such employees, “Key Employees”), including providing any information as reasonably requested by Parent or the Company, as applicable, about individual employees and groups of employees with respect to their roles, job descriptions, performance, compensation levels, retention risk factors and other similar information, and (b) to the extent determined by the parties to be reasonable and appropriate in light of mutual retention and incentive objectives, cooperate in good faith to help establish and implement any employee retention and transition incentive programs designed to encourage the retention and performance of Key Employees.

6.19    Tax Matters. For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as “reorganization” within the meaning of Section 368(a) of the Code.

6.20    Parent 10b5-1 Plan. As promptly as reasonably practicable after the date hereof in a manner consistent with applicable Law, Parent shall, or shall cause, the Parent 10b5-1 Plan to be suspended from and after such suspension date until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

6.21    Voting and Support Agreement. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend or otherwise modify, or agree to amend or otherwise modify, the Voting and Support Agreement or any other contract between Parent or any of its Subsidiaries, on the one hand, and the Stockholder, on the other hand, or (b) enter into, or agree to enter into, any contract between Parent or any of its Subsidiaries, on the one hand, and the Stockholder, on the other hand.

ARTICLE VII

CONDITIONS PRECEDENT

7.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)      Stockholder Approval and Shareholder Approval. This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote, and the Parent Share Issuance shall have been approved by the shareholders of Parent by the Requisite Parent Vote.

(b)      Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)      S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)      No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Relevant Governmental Entity which prohibits or makes illegal consummation of the Merger. For purposes of this Section 7.1(d), “Relevant Governmental Entity” shall mean only a Governmental Entity of competent jurisdiction in a jurisdiction listed in Section 7.1(d) of the Company Disclosure Schedule.

(e)      Requisite Regulatory Approvals. (i) (A) Any applicable waiting period under the HSR Act shall have been expired or been earlier terminated and any customary timing agreement delaying the Closing entered into in connection therewith shall have expired (the “HSR Clearance”) and (B) all other authorizations, consents, orders, approvals, filings and declarations, and all other expirations of waiting periods, required pursuant to other antitrust or competition Laws of non-U.S. jurisdictions set forth in Section 7.1(e)(i)(B) of the Parent Disclosure Schedule, shall have been obtained, and (ii) those regulatory approvals set forth in Section 7.1(e)(ii) of the Parent Disclosure Schedule shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (such approvals, in the foregoing clauses (i) and (ii), together, the “Requisite Regulatory Approvals”).

7.2     Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Company set forth (i) in Sections 3.2(a) and 3.8(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1(a), 3.1(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)      Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)      Tax Opinion. Parent shall have received from Sullivan & Cromwell LLP, counsel to Parent, or another nationally recognized law firm, a written opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company.

7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)      Representations and Warranties. The representations and warranties of Parent set forth (i) in Sections 4.2(a) and 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1(a), 4.1(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)      Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied with, in all material respects, the obligations required to be performed and complied with by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)      Tax Opinion. The Company shall have received from Simpson Thacher & Bartlett LLP, counsel to the Company, or another nationally recognized law firm, a written opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Merger Sub and the Company.

(d)      Governance Matters. (a) The Amended Parent Bylaws shall have been adopted and (b) Parent shall have taken all actions necessary to cause the matters set forth in Sections 6.8(a) through 6.8(d) to be completed and become effective as of the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)      by mutual consent of Parent and the Company in a written instrument;

(b)      by either Parent or the Company if (i) any Governmental Entity required to grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger

(unless the occurrence of the foregoing clauses (i) or (ii) shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the covenants and agreements of such party set forth herein);

(c)      by either Parent or the Company if the Merger shall not have been consummated on or before October 16, 2019 (the “Initial Termination Date,” and, as it may be extended below, the “Termination Date”); provided that, if, on the Initial Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the Initial Termination Date may be extended by either Parent or the Company to January 16, 2020 (the “First Extended Termination Date”) on written notice to the other party on or by the Initial Termination Date; provided further that, if, on the First Extended Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the First Extended Termination Date may be extended by either Parent or the Company to April 16, 2020 (the “Second Extended Termination Date”) on written notice to the other party on or by the First Extended Termination Date; provided further that, notwithstanding the foregoing, if the failure of the Closing to occur by the Initial Termination Date, the First Extended Termination Date or the Second Extended Termination Date, as applicable, shall be due to the failure of the party seeking to terminate this Agreement or to extend the Termination Date, as applicable, to perform or observe the covenants and agreements of such party set forth herein, such party shall not have the right to seek to terminate this Agreement or to extend the Termination Date, as applicable;

(d)      by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in Article III on the part of the Company, in the case of a termination by Parent, or in Article IV on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the date on which the Closing would otherwise have been required to occur pursuant to Section 1.2, the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as the case may be, and which (i) is not cured within the earlier of (A) the Termination Date and (B) sixty (60) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or (ii) by its nature or timing cannot be cured;

(e)      by Parent prior to such time as the Requisite Company Vote is obtained, if the Company Board shall have (i) failed to recommend in the Joint Proxy/Consent Solicitation Statement that the stockholders of the Company adopt this Agreement, (ii) effected a Change in Company Recommendation, (iii) failed to issue a press release reaffirming the Company Recommendation within ten (10) business days after receipt of a written request from the Parent Board to do so following an Acquisition Proposal with respect to the Company that is publicly announced, or (iv) submitted this Agreement to the holders of Company Common Stock for adoption without a recommendation for adoption;

(f)      by the Company prior to such time as the Requisite Parent Vote is obtained, if the Parent Board shall have (i) failed to recommend in the Joint Statement that the shareholders of Parent approve the Parent Share Issuance, (ii) effected a Change in Parent Recommendation, (iii) failed to issue a press release reaffirming the Parent Recommendation within ten (10) business days after receipt of a written request from the Company Board to do so following an Acquisition Proposal with respect to Parent that is publicly announced, or (iv) submitted the Parent Share Issuance to the holders of Parent Common Stock for approval without a recommendation for approval;

(g)      by either Parent or the Company if the Requisite Company Vote shall not have been obtained by the time that either (i) in the event that a Company Meeting Election has not been made pursuant to Section 6.3(c), the Parent Meeting (including any adjournments or postponements thereof) shall have been concluded or (ii) in the event that a Company Meeting Election has been made pursuant to Section 6.3(c), the Company Meeting (including any adjournments or postponements thereof) shall have been concluded; or

(h)      by either Parent or the Company if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Vote shall not have been obtained.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2     Effect of Termination.

(a)      In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided that (i) Section 6.2(b), Section 6.2(e), Section 6.15 and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud in the making of its representations and warranties in Article III or Article IV, as applicable, or its willful and material breach (with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would reasonably be expected to result in a breach) of any of its covenants or agreements contained in this Agreement.

(b)      In the event that this Agreement is terminated (i)(A) by either the Company or Parent pursuant to Section 8.1(c) and, at the time of termination, the condition to closing in Section 7.1(d) as it relates to any antitrust or competition law of the United States is not satisfied as a result of an Action initiated or pursued by a Governmental Entity or the condition to closing in Section 7.1(e)(i)(A) is not satisfied, (B) by either the Company or Parent pursuant to Section 8.1(b) as a result of HSR Clearance not being obtained or an order, injunction, or decree giving rise to such termination in connection with any antitrust or competition law of the United States that arises from an Action initiated or pursued by a Governmental Entity or (C) by the Company pursuant to Section 8.1(d) based on a failure by Parent to perform its covenants or agreements under Section 6.1 with respect to any antitrust or competition law of the United States, and (ii) (x) in the case of the foregoing clause (i)(A), at the time of such termination, the conditions to effect the Merger set forth in Section 7.1(a), (c), (d) and (e) (but, in the case of clause (e), only with respect to material Requisite Regulatory Approvals), except as they may relate to the basis for termination in clause (i)(A), (B) or (C) of this Section 8.2, Section 7.2(a) and Section 7.2(b) shall have been satisfied or waived (except for (I) those conditions that by their nature can only be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub) and (y) in the case of each of the foregoing clauses (i)(B) and (C), at the time of such termination, the conditions to effect the Merger set forth in Section 7.2(a) and Section 7.2(b) shall have been satisfied or waived (except for (I) those conditions that by their nature can only be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub), then, in each case, Parent shall pay to the Company a fee equal to $665,000,000 (the “Termination Fee”) by wire transfer of same day funds, as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(c)      (i)     In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company Board or a senior executive of the Stockholder’s sponsor who is a member of the Company Board or directly to the Company’s stockholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to the Company, (B) such Acquisition Proposal shall not have been withdrawn, (C) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained, or (2) by Parent pursuant to Section 8.1(d), and (D) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to the Termination Fee; provided that, for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(d)      (i)    In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made to the Parent Board or directly to Parent’s shareholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to Parent, (B) such Acquisition Proposal shall not have been withdrawn, (C) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Parent Vote having been obtained, (2) by either Parent or the Company pursuant to Section 8.1(h), as a result of the Requisite Parent Vote not having been obtained, or (3) by the Company pursuant to Section 8.1(d), and (D) prior to the date that is twelve (12) months after the date of such termination, Parent enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Parent shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay the Company, by wire transfer of same day funds, a fee equal to the Termination Fee; provided that, for purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), then Parent shall pay the Company, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) business days thereafter).

(e)      Subject to the proviso set forth in Section 8.2(a), notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable by each of Parent and the Company to the other party under this Section 8.2 shall be equal to the Termination Fee, it being understood that the Termination Fee shall constitute liquidated damages and not a penalty and, in the event of a termination of this Agreement under circumstances where the Termination Fee is payable, receipt of the Termination Fee shall be the sole and exclusive remedy for damages against the other party for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the transactions contemplated hereby to be consummated, subject to the proviso set forth in Section 8.2(a). In no event shall either the Company or Parent, as applicable, be obligated to pay more than one (1) Termination Fee.

(f)      Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a final, non-appealable judgment of a Chosen Court against Parent or the Company, as applicable, for the Termination Fee or any portion thereof, Parent or the Company, as applicable, shall pay the costs and expenses of the Company or Parent, as applicable (including reasonable attorneys’ fees and expenses), in connection with such suit. In addition, if either Parent or the Company, as applicable, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The parties hereto further acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.13.

ARTICLE IX

GENERAL PROVISIONS

9.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Shareholder Agreement, the Registration Rights Agreement or the Confidentiality Agreement, each of which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.5 and 6.6 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2     Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Parent or the stockholders of the Company; provided, however, that, after the approval of the Parent Share Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such shareholders or stockholders, as applicable, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary in this Agreement, none of the provisions of which the Financing Parties are expressly made third-party beneficiaries pursuant to Section 9.12 may be modified, amended or waived in a manner adverse to any Financing Party without the prior written consent of the relevant Financing Source.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after the approval of the Parent Share Issuance by the shareholders of Parent or the adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such shareholders or stockholders, as applicable, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except (a) with respect to costs and expenses of printing and mailing the Joint Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company, and (b) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Attention:        General Counsel

E-mail:             Adam.Rosman@FirstData.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:        Gary I. Horowitz

                         Kathryn King Sudol

                         Elizabeth A. Cooper

Facsimile:       (212) 455-2502

E-mail:            ghorowitz@stblaw.com

                         ksudol@stblaw.com

                         ecooper@stblaw.com

and

if to Parent or to Merger Sub, to:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Attention:        Lynn S. McCreary, Chief Legal Officer

Facsimile:       (262) 879-5532

E-mail:            Lynn.McCreary@Fiserv.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:        Mark J. Menting

                         Jared M. Fishman

Facsimile:       (212) 291-9099

                         (212) 291-9280

E-mail:            Mentingm@sullcrom.com

                         Fishmanj@sullcrom.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to

Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “hereof,” “hereby,” “herein,” “hereunder” or similar terms are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular Article or Section in which such words appear. Whenever the words “to the extent” are used in this Agreement, they shall mean “the degree by which” and not merely “if.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (a) “business day ” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed, (b) the term “person” ” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” ” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (d) the term “made available” ” means any document or other information that was (i) provided by one party or its Representatives to the other party or its Representatives prior to the execution and delivery of this Agreement, (ii) included in the virtual data room of a party prior to the execution and delivery of this Agreement or (iii) filed by a party with the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC prior to the execution and delivery of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement, incorporated herein for all purposes and included in any reference to this Agreement. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, including any rules and regulations promulgated thereunder) and reference to any section of any statute or regulation include any successor to such section. All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.7     No Other Representations or Warranties.

(a)      Except for the representations and warranties made by the Company in Article III, neither the Company nor any other person, including the Stockholder (except as provided in the Voting and Support Agreement, Registration Rights Agreement and Shareholder Agreement, if applicable), makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person, including the Stockholder, makes or has made any representation or warranty to Parent, Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in Article III, any oral or written information presented to Parent, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that none of Parent, Merger Sub or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

(b)      Except for the representations and warranties made by Parent and Merger Sub in Article IV, none of Parent, Merger Sub nor any other person makes any express or implied representation or warranty with respect to any of Parent, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other person makes or has made any representation or warranty to the Company or the Stockholder or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub, any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in Article IV, any oral or written information presented to the Company or the Stockholder or any of their respective affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person, including the Stockholder, has made or is making any express or implied representation or warranty other than those contained in Article III.

9.8     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Governing Law; Jurisdiction.

(a)      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that matters relating to the fiduciary duties of the Parent Board shall be governed and construed in accordance with the laws of the State of Wisconsin).

(b)      Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York,

New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

(c)      Notwithstanding anything in this Agreement to the contrary, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to this Agreement, the Financing, the Commitment Letter or any other agreement relating to the Financing, or the performance thereof or the financings contemplated thereby shall, except as specifically set forth in the Commitment Letter, be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law principles thereof to the extent that such principles would have the effect of applying the laws of, or directing a matter to, another jurisdiction, and each party agrees not to bring or support any person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing, the Commitment Letter or any other agreement relating to the Financing, or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York.

9.12    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, and Section 9.16, which is intended to benefit each Non-Recourse Party to the extent set forth therein, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.6, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement. Notwithstanding the foregoing, each of the Financing Parties shall be an express third-party beneficiary of and shall be entitled to rely on the last sentence of Section 9.2, Section 9.10, Section 9.11(c), this sentence of this Section 9.12 and Section 9.16(a) and each of the Financing Parties may enforce such provisions.

9.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent executed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16    No Recourse.

(a)       Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, in no event shall any Financing Party have any liability or obligation to, or be subject to any action, suit, proceeding or claim from the Company, its affiliates, or it or its affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents or Representatives (collectively, the “Company Parties”) in connection with this Agreement or the transactions contemplated hereby, including any Financing, whether at law or equity, in contract, in tort or otherwise, and none of Company Parties will have any rights or claims against any Financing Party (solely in its capacity as a Financing Party) under this Agreement or any other agreement contemplated by, or entered into in connection with the transactions contemplated by, this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement.

(b)       Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than any letter of transmittal, the Voting and Support Agreement, the Shareholder Agreement, the Registration Rights Agreement and a certain letter agreement between New Omaha Holdings L.P. and the Stockholder, on the one hand, and Parent, on the other hand, dated as of the date hereof), by its acceptance of the benefits of this Agreement:

(i)    Parent and Merger Sub each covenants, agrees and acknowledges that no persons other than the Company have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, no persons other than the Company have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the Stockholder and its affiliates or their respective managing members or general partners may be partnerships or limited liability companies, neither Parent nor Merger Sub has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of the Company, through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party of the Company, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise; and

(ii)    The Company covenants, agrees and acknowledges that no persons other than Parent and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, no persons other than Parent and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, the Company does not have any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Parent or Merger Sub, through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party of Parent or Merger Sub, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise.

(c)       For purposes of this Agreement, a “Non-Recourse Party”, with respect any party, means (i) any former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers or general or limited partners of any of such person, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate or agent of any of the foregoing persons specified in clause (i), as applicable; provided that a Non-Recourse Party of any party shall not include such party itself.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FISERV, INC.

By:	/s/ Jeffery Yabuki
Name: Jeffery Yabuki
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

300 HOLDINGS, INC.

By:	/s/ Jeffery Yabuki
Name: Jeffery Yabuki
Title: President

[Signature Page to Agreement and Plan of Merger]

FIRST DATA CORPORATION

By:	/s/ Frank J. Bisignano
Name: Frank J. Bisignano
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Amended Parent Bylaws

(see attached)

BY-LAWS

OF

FISERV, INC.

Incorporated under the Laws of the

State of Wisconsin

Adopted as of December 31, 1992; Amended and Restated as of March 25, 1999; Amended as of February 16, 2000; Amended on September 17, 2003; Amended and Restated as of February 18, 2004; Amended and Restated as of May 23, 2007; Amended and Restated as of August 14, 2007; Amended and Restated as of November 28, 2008; Amended and Restated as of February 22, 2012; Amended and Restated as of May 23, 2012; Amended and Restated as of February 19, 2016; Amended and Restated as of [●].

Page
Article I OFFICES		A-EX A-1

Article II MEETINGS OF SHAREHOLDERS		A-EX A-1

Section 1.	Place of Meetings	A-EX A-1
Section 2.	Annual Meeting	A-EX A-1
Section 3.	Special Meetings	A-EX A-1
Section 4.	Notice of Meetings	A-EX A-4
Section 5.	Notice of Shareholder Business and Nomination of Directors	A-EX A-4
Section 6.	Fixing of Record Date	A-EX A-7
Section 7.	List of Shareholders	A-EX A-10
Section 8.	Quorum; Postponement; Adjournments	A-EX A-10
Section 9.	Voting	A-EX A-11
Section 10.	Proxies	A-EX A-11
Section 11.	Action without a Meeting	A-EX A-11
Section 12.	Acceptance of Instruments Showing Shareholder Action	A-EX A-14
Section 13.	Conduct of Meetings	A-EX A-15
Section 14.	Shareholder Nominations Included in the Corporation’s Proxy Materials	A-EX A-15

Article III BOARD OF DIRECTORS		A-EX A-22

Section 1.	Powers	A-EX A-22
Section 2.	Election and Term	A-EX A-22
Section 3.	Number	A-EX A-23
Section 4.	Tenure and Qualifications	A-EX A-23
Section 5.	Nominations for Election to the Board of Directors	A-EX A-23
Section 6.	Chairman of the Board	A-EX A-23
Section 7.	Quorum and Manner of Acting	A-EX A-23
Section 8.	Organization Meeting	A-EX A-24
Section 9.	Regular Meetings	A-EX A-24
Section 10.	Special Meetings; Notice	A-EX A-24
Section 11.	Resignations	A-EX A-24
Section 12.	Vacancies	A-EX A-24
Section 13.	Committees	A-EX A-24
Section 14.	Compensation of Directors	A-EX A-25
Section 15.	Action without a Meeting	A-EX A-25
Section 16.	Telephonic Participation in Meetings	A-EX A-25

Article IV OFFICERS		A-EX A-25

Section 1.	Principal Officers	A-EX A-25
Section 2.	Election and Term of Office	A-EX A-25
Section 3.	Other Officers	A-EX A-25
Section 4.	Removal	A-EX A-25
Section 5.	Resignations	A-EX A-25
Section 6.	Vacancies	A-EX A-25
Section 7.	Chief Executive Officer	A-EX A-26
Section 8.	President	A-EX A-26
Section 9.	Vice President	A-EX A-26
Section 10.	Treasurer	A-EX A-26
Section 11.	Secretary	A-EX A-26
Section 12.	Salaries	A-EX A-26

A-EX A-i

Page

Article V INDEMNIFICATION		A-EX A-26

Article VI SHARES AND THEIR TRANSFER		A-EX A-27

Section 1.	Certificates for Stock	A-EX A-27
Section 2.	Stock Certificate Signature	A-EX A-27
Section 3.	Stock Ledger	A-EX A-27
Section 4.	Cancellation	A-EX A-27
Section 5.	Registrations of Transfers of Stock	A-EX A-27
Section 6.	Regulations	A-EX A-27
Section 7.	Lost, Stolen, Destroyed or Mutilated Certificates	A-EX A-27
Section 8.	Record Dates	A-EX A-28

Article VII MISCELLANEOUS PROVISIONS		A-EX A-28

Section 1.	Corporate Seal	A-EX A-28
Section 2.	Voting of Stocks Owned by the Corporation	A-EX A-28
Section 3.	Dividends	A-EX A-28

Article VIII AMENDMENTS		A-EX A-28

ARTICLE IX GOVERNANCE MATTERS		A-EX A-28

Section 1.	Definitions	A-EX A-28
Section 2.	Composition of the Board of Directors	A-EX A-26
Section 3.	Composition of Committees	A-EX A-30
Section 4.	Lead Director. During the Specified Period, a Continuing Fiserv Directors shall be the Lead Director	A-EX A-30
Section 5.	Amendments	A-EX A-30

A-EX A-ii

BY-LAWS

OF

FISERV, INC.

ARTICLE I

OFFICES

The registered office of the Corporation in the State of Wisconsin shall be located in the City of Brookfield, County of Waukesha. The Corporation may establish or discontinue, from time to time, such other offices within or without the State of Wisconsin as may be deemed proper for the conduct of the Corporation’s business.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.    Place of Meetings. All meetings of shareholders shall be held at such place or places, within or without the State of Wisconsin, as may from time to time be fixed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, or as shall be specified in the respective notices, or waivers of notice, thereof. Any meeting may be postponed or adjourned pursuant to Section 8 of this Article II to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer.

Section 2.    Annual Meeting. The annual meeting of shareholders (the “Annual Meeting”) shall be held on such date and at such time as may be fixed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. In fixing a meeting date for any Annual Meeting, the Board of Directors, the Chairman of the Board or the Chief Executive Officer may consider such factors as it, he or she deems relevant within the good faith exercise of its, his or her business judgment. At each Annual Meeting, the shareholders shall elect individuals to the Board of Directors in accordance with the Articles of Incorporation and By-Laws of the Corporation. At any such Annual Meeting, only other business properly brought before the Annual Meeting by the Board of Directors or in accordance with Section 5 of this Article II may be transacted.

Section 3.    Special Meetings.

(a)    A special meeting of the shareholders (a “Special Meeting”) may be called only by (i) a majority of the Board of Directors, (ii) the Chairman of the Board or (iii) the Chief Executive Officer. The Board of Directors, the Chairman of the Board or the Chief Executive Officer shall call a Special Meeting upon the demand, in accordance with this Section 3, of the holders of record representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting (a “Demand Special Meeting”).

(b)    To enable the Corporation to determine the shareholders entitled to demand a Demand Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the “Demand Record Date”). The Demand Record Date shall not precede the date on which the Board of Directors adopts the resolution fixing the Demand Record Date and shall not be more than ten days after the date on which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record entitled to demand a Demand Special Meeting who is seeking to have shareholders demand a Demand Special Meeting shall, by sending written notice to the Secretary at the principal offices of the Corporation, by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten days after the date

A-EX A-1

on which a valid request to fix a Demand Record Date is received and verified, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten days after the date on which such request is received and verified by the Secretary at the principal offices of the Corporation, then the Demand Record Date shall be the tenth day after the first date on which a valid written request to set a Demand Record Date is received and verified by the Secretary at the principal offices of the Corporation. To be valid, such written request shall set forth the purpose or purposes for which the Demand Special Meeting is to be held, shall be signed by one or more shareholders of record and by the beneficial owner or owners, if any, on whose behalf the request is made, shall bear the date of signature of each such shareholder and any such beneficial owner and shall set forth all information, including about each such shareholder and any such beneficial owner, that would be required to be set forth in a shareholder’s notice described in Section 5(a)(ii) of this Article II as if the notice related to an Annual Meeting.

(c)    For a shareholder or shareholders to demand a Demand Special Meeting, a written demand or demands for a Demand Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting, calculated as if the Demand Record Date were the record date for the Demand Special Meeting, must be delivered to the Secretary at the principal offices of the Corporation. To be valid, each written demand by a shareholder for a Demand Special Meeting (i) shall set forth the specific purpose or purposes for which the Demand Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the Corporation pursuant to the foregoing Section 3(b)), (ii) shall be signed by one or more Persons who as of the Demand Record Date are shareholders of record of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting and by the beneficial owners, if any, on whose behalf the demand is made, (iii) shall bear the date of signature of each such shareholder and any such beneficial owner, (iv) shall set forth the name and address of each such shareholder (as they appear in the Corporation’s books) and any such beneficial owner signing such demand and the Share Information (as defined in Section 5(a)(ii) of this Article II) for each such shareholder and any such beneficial owner, (v) shall be sent to the Secretary at the principal offices of the Corporation, by hand or by certified or registered mail, return receipt requested, and (vi) shall be received by the Secretary at the principal offices of the Corporation within seventy days after the Demand Record Date.

(d)    The Board of Directors, the Chairman of the Board and the Chief Executive Officer shall not be required to call a Demand Special Meeting unless, in addition to the documents required by the foregoing Section 3(c), the Secretary receives a written agreement, which may require furnishing of a bond, signed by each Soliciting Shareholder (as defined below) pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the Corporation’s costs of holding the Demand Special Meeting, including the costs of preparing and mailing proxy materials for the Corporation’s own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of these By-Laws, the following terms shall have the respective meanings set forth below:

(i)    “Affiliate” of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

(ii)    “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

(iii)   “Participant” shall have the meaning assigned to such term in Rule 14a-12 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iv)    “Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

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(v)     “Proxy” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(vi)    “Solicitation” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(vii)   “Soliciting Shareholder” shall mean, with respect to any Demand Special Meeting, each of the following Persons:

(A)    if the number of shareholders signing the demand or demands of meeting delivered to the Secretary at the principal offices of the Corporation pursuant to the foregoing Section 3(c) is ten or fewer, each Person signing any such demand; or

(B)    if the number of shareholders signing the demand or demands of meeting delivered to the Corporation pursuant to the foregoing Section 3(c) is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the Secretary at the principal offices of the Corporation of the documents described in the foregoing Section 3(c) had engaged or intends to engage in any Solicitation of Proxies for use at such Demand Special Meeting (other than a Solicitation of Proxies on behalf of the Corporation).

A “Soliciting Shareholder” shall also mean each Affiliate of a Soliciting Shareholder described in clause (A) or (B) above who is a member of such Soliciting Shareholder’s “group” for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Soliciting Shareholder, if a majority of the directors then in office determines, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in the foregoing Section 3(c) and/or the written agreement described in this Section 3(d) to prevent the purposes of this Section 3 from being evaded.

(e)    Except as provided in the following sentence, any Special Meeting shall be held at such date and time as may be designated by whichever of the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall have called such meeting. In the case of any Demand Special Meeting, such meeting shall be held at such date and time as may be designated by whichever of the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall have called such meeting upon a demand in accordance with this Section 3; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 6(a) of this Article II); and provided further that in the event that the directors, Chairman of the Board or the Chief Executive Officer then in office fail(s) to designate a date and time for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting, calculated as if the Demand Record Date were the record date for the Demand Special Meeting, are delivered to the Corporation (the “Delivery Date”), then such meeting shall be held at 10:00 A.M., local time, on the 100th day after the Delivery Date or, if such 100th day is not a Business Day, on the first preceding Business Day. In fixing a meeting date for any Special Meeting or Demand Special Meeting, the Board of Directors, the Chairman of the Board or the Chief Executive Officer may consider such factors as it, he or she deems relevant within the good faith exercise of its, his or her business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting and any plan of the Board of Directors, the Chairman of the Board or the Chief Executive Officer to call an Annual Meeting or Special Meeting for the conduct of related business.

(f)    The Corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Demand Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been

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delivered to the Corporation until the earlier of (i) five Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the Corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Demand Special Meeting, calculated as if the Demand Record Date were the record date for the Demand Special Meeting. Nothing contained in this Section 3(f) shall in any way be construed to suggest or imply that the Board of Directors, the Chairman of the Board or the Chief Executive Officer or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

Section 4.    Notice of Meetings.

(a)    Written notice stating the place, day and time of an Annual Meeting or a Special Meeting shall be delivered not less than ten days nor more than seventy days before the date of the meeting (unless a different date is required by law or the Articles of Incorporation), by or at the direction of the Chairman of the Board or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other Persons as are required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent prior to the later of (i) the two days after the Meeting Record Date for such Demand Special Meeting and (ii) thirty days after the Delivery Date. For purposes of this Section 4, notice by “electronic transmission” (as defined in the Wisconsin Business Corporation Law) is written notice. Written notice pursuant to this Section 4 shall be deemed to be effective (x) when mailed, if mailed postpaid and addressed to the shareholder’s address shown in the Corporation’s current record of shareholders or (y) when electronically transmitted to the shareholder in a manner authorized by the shareholder.

(b)    Except as provided in the following sentence, in the case of any Special Meeting, the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and, if applicable, shall contain the information required in the notice received by the Corporation in accordance with Section 5(b) of this Article II. In the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 3 of this Article II, (ii) if applicable, shall contain all of the information required in the notice received by the Corporation in accordance with Section 5(b) of this Article II and (iii) shall describe any business that the Board of Directors shall have theretofore determined to bring before the Demand Special Meeting. Except as otherwise provided in these By-Laws, in the Articles of Incorporation or in the Wisconsin Business Corporation Law, the notice of an Annual Meeting need not include a description of the purpose or purposes for which the meeting is called.

(c)    If any Annual Meeting, Special Meeting or Demand Special Meeting is adjourned to a different date, time or place, then the Corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, then the Corporation shall give notice of the adjourned meeting to Persons who are shareholders as of the new Meeting Record Date.

Section 5.    Notice of Shareholder Business and Nomination of Directors.

(a)    Annual Meetings.

(i)    Subject to Article IX of these By-Laws, nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors, (C) by any shareholder of the Corporation who (1) is a shareholder of record at the time of giving of notice provided for in this Section 5(a) and until and at the time of the Annual Meeting, (2) is entitled to vote with respect to such nomination or other business at the meeting under the Articles of Incorporation and (3) complies

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with the notice procedures set forth in this Section 5(a) as to such nomination or other business or (D) with respect to nominations by any shareholder of the Corporation who is eligible under, and complies with the notice procedures set forth in, Section 14 of this Article II. The preceding clauses (C) and (D) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an Annual Meeting.

(ii)    For nominations or any other business to be properly brought before an Annual Meeting by a shareholder pursuant to the foregoing Section 5(a)(i)(C), the shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be received by the Secretary at the principal offices of the Corporation not less than forty-five days nor more than seventy days prior to the first annual anniversary of the date set forth in the Corporation’s proxy statement for the immediately preceding Annual Meeting as the date on which the Corporation first made available to its shareholders definitive proxy materials for the immediately preceding Annual Meeting (the “Anniversary Date”); provided, however, that if the date for which the Annual Meeting is called is more than thirty days before or more than thirty days after the first annual anniversary of the immediately preceding Annual Meeting, then notice by the shareholder to be timely must be received by the Secretary not earlier than the close of business on the 100th day prior to the date of such Annual Meeting and not later than the later of (A) the 75th day prior to the date of such Annual Meeting or (B) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period for the giving of a shareholder notice as described above. Such shareholder’s notice (whether given pursuant to this Section 5(a)(ii) or Section 5(b)) to the Secretary shall be signed by the shareholder of record who intends to make the nomination or introduce the other business and by the beneficial owner or owners, if any, on whose behalf the shareholder is acting, shall bear the date of signature of such shareholder and any such beneficial owner and shall set forth: (I) the name and address of such shareholder (as they appear on the Corporation’s books) and any such beneficial owner; (II) the Share Information (which Share Information required by this clause (II) shall be supplemented by such shareholder and any such beneficial owner not later than ten days after the Meeting Record Date to disclose such Share Information as of the Meeting Record Date); (III) a representation that such shareholder is a holder of record of shares of the Corporation entitled to vote under the Articles of Incorporation at such meeting with respect to such nomination or other business and intends to appear in person or by proxy at the meeting to make such nomination or introduce such other business; (IV) any other information relating to such shareholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (V) in the case of any proposed nomination for election or re-election as a director, (1) the name and residence address of the person or persons to be nominated, (2) a description of all agreements, arrangements or understandings between such shareholder and any such beneficial owner and each nominee and any other Person or Persons (naming such Person or Persons) pursuant to which the nomination is to be made by such shareholder and any such beneficial owner, including without limitation any arrangement or understanding with any Person as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question, (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and any such beneficial owner and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any Affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (4) such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for contested elections of

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directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (5) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected; (VI) in the case of any proposed removal of a director, (1) the names of the directors to be removed and (2) the reasons of such shareholder and any such beneficial owner for asserting that such directors should be removed; and (VII) in the case of any other business that such shareholder and any such beneficial owner propose to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these By-Laws, the language of the proposed amendment, (2) the reasons of such shareholder and any such beneficial owner for conducting such business at the meeting, (3) any material interest in such business of such shareholder and any such beneficial owner and (4) a description of all agreements, arrangements or understandings between such shareholder and any such beneficial owner and any other Person or Persons (naming such Person or Persons) in connection with the proposal of such business by such shareholder. In the case of any proposed nomination for election or re-election as a director, the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

For purposes of these By-Laws, the term “Share Information” shall mean (1) the class or series and number of shares of the Corporation that are owned, directly or indirectly, of record and/or beneficially by a shareholder, any beneficial owner on whose behalf the shareholder is acting and any of their respective Affiliates, (2) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument’) directly or indirectly owned beneficially by such shareholder, any such beneficial owner and any of their respective Affiliates, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Corporation, (4) any short interest in any security of the Corporation (for purposes of this By-Law a Person shall be deemed to have a short interest in a security if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than asset-based fee) that such shareholder, any such beneficial owner and any of their respective affiliates are entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such Person’s immediate family sharing the same household.

(iii)    Notwithstanding anything in the second sentence of the foregoing Section 5(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least forty-five days prior to the Anniversary Date, then a shareholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

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(b)    Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the Corporation’s notice of meeting sent to shareholders pursuant to the foregoing Section 4. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such Special Meeting, by any shareholder of the Corporation who (A) is a shareholder of record at the time of giving of notice provided for in this Section 5(b) and until and at the time of such Special Meeting, (B) is entitled to vote with respect to such nominations at the meeting under the Articles of Incorporation and (C) complies with the notice procedures set forth in this Section 5(b) as to such nomination. In the event the Board of Directors, the Chairman of the Board or the Chief Executive Officer calls a Special Meeting for the purpose of electing one or more directors to the Board of Directors, any shareholder permitted to nominate persons for election to the Board of Directors pursuant to clause (ii) of the preceding sentence who desires to nominate persons for election to such position(s) at such a Special Meeting as specified in the Corporation’s notice of meeting shall cause a written notice described in Section 5(a)(ii) of this Article II (as if the nomination related to an Annual Meeting) to be received by the Secretary at the principal offices of the Corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (I) the 60th day prior to such Special Meeting and (II) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a Special Meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c)    General.

(i)    Subject to Article IX of these By-Laws, only persons who are nominated by the Board of Directors or in accordance with the procedures set forth in this Section 5 or Section 14 of this Article II shall be eligible to be elected as directors at an Annual Meeting or Special Meeting. Only such business shall be conducted at an Annual Meeting or a Special Meeting, other than a Demand Special Meeting, as shall have been brought before such meeting by the Board of Directors or in accordance with the procedures set forth in this Section 5. Only such business shall be conducted at a Demand Special Meeting as shall have been set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 3 of this Article II or as shall have been brought before the Demand Special Meeting as determined by the Board of Directors. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 5 or Section 14 of this Article II and, if any proposed nomination or business is not in compliance with this Section 5 or Section 14 of this Article II, as the case may be, to declare that such defective proposal shall be disregarded.

(ii)    For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)    Notwithstanding the foregoing provisions of this Section 5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to limit the Corporation’s obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

Section 6.    Fixing of Record Date.

(a)    The Board of Directors may fix in advance a date not less than ten days and not more than seventy days prior to the date of an Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the “Meeting Record Date”). In the case of any

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Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within thirty days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the Annual Meeting, Special Meeting or Demand Special Meeting. When a determination of shareholders entitled to notice of or to vote at the Annual Meeting, Special Meeting or Demand Special Meeting has been made as provided in this section, such determination shall be applied to any adjournment thereof unless the Board of Directors fixes a new Meeting Record Date and except as otherwise required by law. A new Meeting Record Date must be set if a meeting is adjourned to a date more than one hundred twenty days after the date fixed for the original meeting.

(b)    The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose other than those set forth in Section 3(a) of this Article II and the foregoing Section 6(a). Such record date shall not be more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the Board of Directors does not fix a record date for the determination of shareholders entitled to receive a share dividend or distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation’s shares), then the close of business on the date on which the resolution of the Board of Directors is adopted declaring the dividend or distribution shall be the record date.

(c)    In order that the Corporation may determine the shareholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date to determine the shareholders entitled to express consent to corporate action in writing without a meeting (the “Consent Record Date”). The Consent Record Date shall not precede the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors, and such date shall not be more than ten days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors. Any shareholder or shareholders of record who are seeking to have the shareholders express consent to corporate action in writing without a meeting shall, by sending written notice to the Secretary of the Corporation by hand or by certified registered mail, return receipt requested, request the Board of Directors to fix a Consent Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which such a valid request is received and verified, adopt a resolution fixing the Consent Record Date and shall make a public announcement of such Consent Record Date. If no Consent Record Date has been fixed by the Board of Directors within ten days after the date on which such a request is received and verified by the Secretary, then the Consent Record Date shall be the 10th day after the first date on which a valid written request to set a Consent Record Date is received and verified by the Secretary. To be valid, such written request shall comply with each of the following:

(i)    Such written request shall be signed by one or more shareholders of record and by the beneficial owners or owners, if any, on whose behalf the shareholder or shareholders are acting, shall bear the date of signature of each such shareholder and any such beneficial owner and shall set forth: (A) the name and address, as they appear on this Corporation’s books, of each such shareholder and any such beneficial owner who seeks to have the shareholders express consent to corporate action in writing without a meeting; (B) the Share Information; (C) a representation that each such shareholder is a holder of record of shares of the Corporation entitled to vote under the Articles of Incorporation at a meeting of shareholders with respect to each matter for which such shareholder is seeking to have shareholders express consent to corporate action in a writing without a meeting; (D) any other information relating to such shareholder and any such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (E) the manner in which each such shareholder and any such beneficial owner intend to comply with Regulation 14A under the Exchange Act in seeking to have the shareholders express consent to corporate action in writing without a meeting; (F) in the case of any such shareholder and any such beneficial owner seeking to elect or re-elect a director by the shareholders expressing consent to corporate action in writing without a meeting, (1) the name and residence address of the person or persons each such shareholder and any such beneficial owner are seeking to elect or

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re-elect as a director, (2) a description of all agreements, arrangements or understandings between each such shareholder and any such beneficial owner and each person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director and any other Person or Persons (naming such Person or Persons) pursuant to which such shareholder and any such beneficial owner are seeking to elect or re-elect such person as a director including without limitation any arrangement or understanding with any Person as to how such person, if elected or re-elected as a director of the Corporation, will act or vote on any issue or question, (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and any such beneficial owner and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such shareholder and any such beneficial owner, or any Affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such rule and the person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director were a director or executive officer of such registrant, (4) such other information regarding each person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director as would be required to be disclosed in solicitations of proxies for contested elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (5) the written consent of each such person to serve as a director of the Corporation if so elected; (G) in the case of any such shareholder and any such beneficial owner seeking to remove a director by the shareholders expressing consent to corporate action in writing without a meeting, (1) the names of the director(s) each such shareholder and any such beneficial owner are seeking to remove and (2) the reasons of each such shareholder and any such beneficial owner for asserting that such director(s) may be removed for cause; and (H) in the case of any such shareholder and any such beneficial owner seeking to authorize or take any other corporate action by the shareholders expressing consent to corporate action in writing without a meeting, (1) a brief description of the corporate action desired to be authorized or taken and, if such corporate action includes an amendment to these By-Laws, the language of the proposed amendment, (2) the reasons of each such shareholder and any such beneficial owner for authorizing or taking such corporate action, (3) any material interest in such corporate action of each such shareholder and any such beneficial owner and (4) a description of all agreements, arrangements or understandings between such shareholder and any such beneficial owner and any other Person or Persons (naming such Person or Persons) in connection with the corporate action desired to be authorized or taken by such shareholder. In the case of any such shareholder and any such beneficial owner seeking to elect or re-elect a director by the shareholders expressing consent to corporate action in writing without a meeting, the Corporation may require any person such shareholder and any such beneficial owner are seeking to elect or re-elect as a director to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such person to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such person.

(ii)    Such written request shall be accompanied by a written agreement, which may require furnishing of a bond, signed by each Consent Soliciting Shareholder (as defined below) pursuant to which each Consent Soliciting Shareholder, jointly and severally, agrees to pay the Corporation’s costs relating to such Consent Soliciting Shareholder seeking to have the shareholders express consent to corporate action in writing without a meeting, including the costs of preparing and mailing proxy materials for the Corporation’s own solicitation, provided that if the Consent Soliciting Shareholder obtains the requisite number of shares subject to valid and unrevoked Consents (as defined in Section 11(b) of this Article II) to express the corporate action referred to therein in accordance with these By-Laws, then the Consent Soliciting Shareholders shall not be required to pay such costs. For purposes of these By-Laws, “Consent Soliciting Shareholder” shall mean each of the following Persons: (A) if the number of shareholders signing the Consent or Consents is ten or fewer, each Person signing any such Consents; or (B) if the number of shareholders signing the Consent or Consents is more than ten, each Person who either (1) was a Participant in any Solicitation of such consent or consents or (2) at the time of the

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delivery to the Corporation of the documents described in this Section 6(c) had engaged or intends to engage in any Solicitation of Consents and/or Proxies for expressing consent to corporate action in writing without a meeting (other than a Solicitation of Consents and/or Proxies on behalf of the Corporation).

A “Consent Soliciting Shareholder” shall also mean each Affiliate of a Consent Soliciting Shareholder described in clause (A) or (B) above who is a member of such Consent Soliciting Shareholder’s “group” for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Consent Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in the foregoing Section 6(c)(i) and/or the written agreements described in this Section 6(c)(ii) and the following Section 6(c)(iii) to prevent the purposes of this Section 6(c) and Section 11 of this Article II from being evaded.

(iii)    Such written request shall be accompanied by a written agreement signed by each Consent Soliciting Shareholder pursuant to which each Consent Soliciting Shareholder agrees to deliver to any inspectors of election engaged by the Corporation pursuant to Section 11(d) of this Article II within two Business Days after receipt all Consents and revocations thereof received by such Consent Soliciting Shareholder or such Consent Soliciting Shareholder’s proxy solicitor or other designated agent in connection with such Consent Soliciting Shareholder seeking to have the shareholders express written consent to corporate action without a meeting.

Section 7.    List of Shareholders. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock ledger to prepare and make, at least ten days before every meeting of the shareholders, a complete list of the shareholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in his name. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period beginning two Business Days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall be kept and produced at the time and place of the meeting during the whole time thereof and subject to the inspection of any shareholders who may be present. The original or duplicate ledger shall be the only evidence as to who are the shareholders entitled to examine such list or the books of the Corporation or to vote in person or by proxy at such meeting.

Section 8.    Quorum; Postponement; Adjournments.

(a)    Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation, these By-Laws or in the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on a matter by the voting group shall constitute a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of the meeting unless a new Meeting Record Date is or must be set for the adjourned meeting.

(b)    The Board of Directors acting by resolution may postpone and reschedule any previously scheduled meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution by shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board or Chief Executive Officer or pursuant to a resolution of the Board of Directors; provided, however, that a Demand Special Meeting adjourned pursuant to clause (ii) must be reconvened on or before the 100th day following the Delivery Date. No

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notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 9.    Voting. Every shareholder of record who is entitled to vote shall at every meeting of the shareholders be entitled to one vote for each share of stock held by him on the record date; except, however, that shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the Corporation, shall neither be entitled to vote nor counted for quorum purposes. Nothing in this Section shall be construed as limiting the right of the Corporation to vote its own stock held by it in a fiduciary capacity. If a quorum exists, then action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation, these By-Laws or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Each director shall be elected as provided in Section 2 of Article III. Unless demanded by a shareholder of the Corporation present in person or by proxy at any meeting of the shareholders and entitled to vote thereat or so directed by the chairman of the meeting or required by law, the vote thereat on any question need not be by written ballot. On a vote by written ballot, each ballot shall be signed by the shareholder voting, or in his name by his proxy, if there be such proxy, and shall state the number of shares voted by him and the number of votes to which each share is entitled.

Section 10.    Proxies. At any meeting, a shareholder entitled to vote may vote in person or by proxy. A shareholder entitled to vote at any meeting, or to express consent or dissent in writing to any corporate action without a meeting, may authorize another Person to act for the shareholder by appointing the Person as a proxy. The means by which a shareholder or the shareholder’s authorized officer, director, employee, agent or attorney-in-fact may authorize another Person to act for the shareholder by appointing the Person as proxy include:

(a)    Appointment of a proxy in writing by signing or causing the shareholder’s signature to be affixed to an appointment form by any reasonable means, including, without limitation, by facsimile signature.

(b)    Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the Person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the Person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any Person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the Corporation authorized to tabulate votes. Unless the appointment form or electronic transmission states that the proxy is irrevocable and the appointment is coupled with an interest, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has made an effective proxy appointment shall not of itself constitute a revocation. A proxy appointment is valid for eleven months unless a different period is expressly provided in the appointment. The Board of Directors, the Chairman of the Board and the Chief Executive Officer each shall have the power and authority to make rules as to the validity and sufficiency of proxies.

Section 11.    Action without a Meeting.

(a)    Any action required to be taken at any Annual Meeting or Special Meeting or any action which may be taken at any Annual Meeting or Special Meeting may be taken without a meeting, without prior notice and

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without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

(b)    To be valid, each expression of consent to corporate action in writing (a “Consent”) shall be in writing; shall set forth the specific corporate action to be taken (which corporate action or actions shall be limited to the action or actions set forth in the written request to set a Consent Record Date received by the Corporation pursuant to Section 6(c) of this Article II); shall be signed by one or more Persons who as of the Consent Record Date are shareholders of record (or their duly authorized proxies); shall bear the date of signature of each such shareholder (or their duly authorized proxies); shall set forth the name and address, as they appear in the Corporation’s books, of each shareholder signing such Consent and the class and number of shares of the Corporation that are owned of record by each such shareholder; in the case of a Person who is not a shareholder of record, shall be accompanied by a proxy or proxies evidencing each such Person’s appointment as a proxy for the applicable shareholder of record; and shall be sent to the inspectors of elections engaged by the Corporation pursuant to the following Section 11(d) in accordance with the provisions of the following Section 11(e). Without limiting the foregoing, no Consent shall be valid unless, within seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II, Consents representing the requisite number of shares subject to valid and unrevoked Consents to express such corporate action are delivered to the Corporation pursuant to this Section 11; provided, however, that if the Corporation or a Consent Soliciting Shareholder (whichever is soliciting Consents) has requested a Preliminary Consent Report that is pending on such 70th day pursuant to the following Section 11(f), then such Consents shall be valid if Consents representing the requisite number of shares subject to valid and unrevoked Consents to express such corporate action are delivered to the Corporation pursuant to this Section 11 at such time as such inspectors issue the Final Consent Report relating to the pending Preliminary Consent Report pursuant to the following Section 11(g) or Section 11(h). The Board of Directors, the Chairman of the Board or the Chief Executive Officer shall have the power and authority to make rules that are not inconsistent with the Wisconsin Business Corporation Law as to the validity of Consents and revocations thereof.

(c)    Consents may be revoked at any time prior to the earlier of (i) such time as the inspectors of elections issue a Final Consent Report pursuant to the following Section 11(g) or Section 11(h) or (ii) seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II by written notice delivered to (A) the Secretary, (B) any Consent Soliciting Shareholder, (C) to a proxy solicitor or other agent designated by the Corporation or any Consent Soliciting Shareholder and/or (D) the inspectors of elections engaged by the Corporation pursuant to the following Section 11(d).

(d)    Within three Business Days after a Consent Record Date fixed pursuant to Section 6(c) of this Article II, the Corporation shall (i) engage regionally or nationally recognized independent inspectors of elections to act as agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of Consents and revocations thereof and (ii) provide notice to each Consent Soliciting Shareholder of the identity of such inspectors and the manner in which such Consent Soliciting Shareholder may deliver Consents and revocations thereof to such inspectors pursuant to the following Section 11(e). Except as provided in Section 6(c)(ii) of this Article II, the cost of retaining inspectors of election shall be borne by the Corporation.

(e)    The Corporation, the Consent Soliciting Shareholders and their respective proxy solicitors or other designated agents shall deliver Consents and revocations thereof to the inspectors within two Business Days after receipt. As soon as the inspectors receive Consents and/or revocations thereof, the inspectors shall review the Consents and revocations thereof and shall maintain a count of the number of shares subject to valid and unrevoked Consents. The inspectors shall keep such count confidential and shall not reveal the count to any Person; provided, however, that, as soon as practicable after a written request therefor by the Corporation or a Consent Soliciting Shareholder, the inspectors shall issue a report (a “Consent Report”) to the Corporation and

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the Consent Soliciting Shareholders stating: (i) the number of shares subject to valid Consents; (ii) the number of shares subject to valid revocations of Consents; (iii) the number of shares subject to valid and unrevoked Consents; (iv) the number of shares subject to invalid Consents; (v) the number of shares subject to invalid revocations of Consents; (vi) whether, based on their count, the requisite number of shares subject to valid and unrevoked Consents has been obtained to express the corporate action specified in the Consents; and (vii) the latest date the inspectors received Consents and revocations thereof that the inspectors reflected in such report (the “Report Date”).

(f)    As soon as practicable after a written request therefor by the Corporation or a Consent Soliciting Shareholder (whichever is soliciting Consents), notice of which request shall be given to the Corporation and any parties opposing the solicitation of Consents, if any, which request shall state that the Corporation or the Consent Soliciting Shareholders, as the case may be, have a good faith belief that the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents has been received in accordance with the Articles of Incorporation and these By-Laws, the inspectors shall issue and deliver to the Corporation and the Consent Soliciting Shareholders a preliminary Consent Report (the “Preliminary Consent Report”); provided, however, that neither the Corporation nor the Consent Soliciting Shareholders may request a Preliminary Consent Report after the 70th day after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II. Unless the Corporation and the Consent Soliciting Shareholders shall agree to a shorter or longer period, the Corporation and the Consent Soliciting Shareholders shall have two Business Days after receipt of the Preliminary Consent Report to review the Consents and revocations thereof and to advise the inspectors and the opposing parties in writing as to whether they intend to challenge the Preliminary Consent Report.

(g)    If no written notice of an intention to challenge a Preliminary Consent Report is received within two Business Days after receipt of the Preliminary Consent Report by the Corporation and the Consent Soliciting Shareholders and either (i) the date that is two Business Days after such receipt of such Preliminary Consent Report (the “Cut-Off Date”) is more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II or (ii) the Cut-Off Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained, then the inspectors shall as promptly as practicable issue to the Corporation and the Consent Soliciting Shareholders their final Consent Report (a “Final Consent Report”), which shall contain the information included in the Preliminary Consent Report, plus all changes in the vote totals as a result of Consents and revocations thereof received after the Preliminary Consent Report Report Date to the time of issuance of the Final Consent Report, if such Consents and revocations thereof are received within seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II, and a certification as to whether the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained. If the Cut-Off Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number or shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, then the inspectors shall as promptly as practicable issue a Consent Report to the Corporation and the Consent Soliciting Shareholders and a certification that the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, and the Corporation or the Consent Soliciting Shareholders (whichever is soliciting Consents) shall have the right to request again a Preliminary Consent Report in accordance with the provisions of the foregoing Section 11(f).

(h)    If the Corporation or the Consent Soliciting Shareholders issue written notice to the inspectors and the Corporation or the Consent Soliciting Shareholders, as the case may be, of an intention to challenge a Preliminary Consent Report within two Business Days after receipt of the Preliminary Consent Report by the Corporation and the Consent Soliciting Shareholders, then a challenge session shall be scheduled by the inspectors as promptly as practicable, at which the Corporation and the Consent Soliciting Shareholders shall have the right to object to the validity of Consents and revocations thereof. A transcript of the challenge session

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shall be recorded by a certified court reporter. Following completion of the challenge session, if either (i) the date on which the challenge session is completed (the “Completion Date”) is more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II or (ii) the Completion Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained, then the inspectors shall as promptly as practicable issue to the Corporation and the Consent Soliciting Shareholders a Final Consent Report, which shall contain the information included in the Preliminary Consent Report, plus all changes in the vote totals as a result of the challenge and, if such Consents and revocations thereof are received within seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II, Consents and revocations thereof received after the Preliminary Consent Report Report Date to the time of issuance of the Final Report, and a certification as to whether the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was obtained. If the Completion Date is not more than seventy days after the applicable Consent Record Date fixed pursuant to Section 6(c) of this Article II and the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, then the inspectors shall as promptly as practicable issue a Consent Report to the Corporation and the Consent Soliciting Shareholders and a certification that the requisite number of shares subject to valid and unrevoked Consents to express the corporate action specified in the Consents was not obtained, and the Corporation or the Consent Soliciting Shareholders (whichever is soliciting Consents) shall have the right to request again a Preliminary Consent Report in accordance with the provisions of the foregoing Section 11(f).

(i)    Simultaneously with the delivery of any Final Consent Report to the Corporation pursuant to the foregoing Section 11(g) or Section 11(4), the inspectors shall deliver all valid and unrevoked Consents to the Corporation, which shall constitute delivery of such Consents to the Corporation for purposes of Section 180.0704 of the Wisconsin Business Corporation Law and the Articles of Incorporation. A copy of any Final Consent Report shall be included in the book in which the proceedings of meetings of shareholders are recorded.

(j)    As to any Consent, if, prior to the issuance of a Final Consent Report and delivery of Consents to the Corporation, all Consent Soliciting Shareholders notify the Corporation and the inspectors in writing that such Consent Soliciting Shareholders no longer desire to express consent to the corporate actions specified in the Consents, then the Consents shall be deemed abandoned, and the inspectors shall not issue a Final Consent Report or deliver such Consents to the Corporation.

Section 12.    Acceptance of Instruments Showing Shareholder Action. If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the Corporation, acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the Corporation, acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

(a)    The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

(b)    The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(c)    The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(d)    The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory’s authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

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(e)    Two or more persons are the shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

The Corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the shareholder.

Section 13.    Conduct of Meetings. The Chairman of the Board or, in his or her absence, the Chief Executive Officer, or in the Chief Executive Officer’s absence, any other officer, shall call any Annual Meeting, Special Meeting or Demand Special Meeting to order and shall act as chairman of the meeting, and the Secretary shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting. The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of a meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations or procedures and to do such acts as, in the judgment of the chairman of the meeting, are appropriate for the proper conduct of a meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) rules and procedures regarding the execution of election ballots before or after the time fixed for the commencement of the meeting; (g) the appointment of an inspector of election or an officer or agent of the Corporation authorized to tabulate votes; and (h) rules and procedures to facilitate the conduct of, and participation in, the meeting by electronic means.

Section 14.    Shareholder Nominations Included in the Corporation’s Proxy Materials.

(a)    Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 14, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any Annual Meeting:

(i)    the name of any person nominated for election (the “Nominee”) to the Board of Directors, which shall also be included on the Corporation’s form of proxy and ballot for the relevant Annual Meeting, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 14 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);

(ii)    disclosure about the Nominee and the Nominating Shareholder required under SEC rules or any other applicable law, rule or regulation to be included in the proxy statement; and

(iii)    any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 14(e)(ii)), if such statement does not exceed 500 words.

Notwithstanding anything herein to the contrary, the Corporation may solicit shareholders against any Nominee and include in its proxy statement for any Annual Meeting any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of

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the Nominee, including without limitation any statement in opposition to the nomination and any of the information provided pursuant to this Section 14.

(b)    Maximum Number of Nominees.

(i)    The Corporation shall not be required to include in the proxy statement for an Annual Meeting more Nominees than that number of directors constituting 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to Section 14(d) (the “Final Nomination Date”), rounded down to the nearest whole number, but not less than two (the “Maximum Number”). The Maximum Number for a particular Annual Meeting shall be reduced by (A) Nominees nominated by a Nominating Shareholder for that Annual Meeting whose nomination is subsequently withdrawn after the Nominating Shareholder is notified by the Corporation that the Nominees will be included in the Corporation’s proxy statement and proxy card for the Annual Meeting, (B) Nominees nominated by a Nominating Shareholder for such Annual Meeting pursuant to this Section 14 that the Board of Directors itself decides to nominate for election at such Annual Meeting and (C) the number of directors in office as of the Final Nomination Date who had been Nominees nominated by a Nominating Shareholder with respect to any of the preceding two Annual Meetings (including any Nominee who had been counted at any such Annual Meeting pursuant to the immediately preceding clause (B)) and whose reelection at the upcoming Annual Meeting is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the Final Nomination Date but before the date of the Annual Meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection with the occurrence of the vacancy or vacancies, then the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)    Any Nominating Holder submitting more than one Nominee pursuant to this Section 14 for an Annual Meeting shall rank such Nominees based on the order in which the Nominating Holder desires such Nominees to be selected for inclusion in the Corporation’s proxy statement for such Annual Meeting if the number of Nominees pursuant to this Section 14 exceeds the Maximum Number. If the number of Nominees pursuant to this Section 14 for any Annual Meeting exceeds the Maximum Number, then the highest ranking Nominee who meets the requirements of this Section 14 from each Nominating Holder will be selected for inclusion in the Corporation’s proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the shares of common stock of the Corporation disclosed as owned in each Nominating Shareholder’s Nomination Notice.

(iii)    If, after the Final Nomination Date, (A) the Corporation is notified, or the Board of Directors or its designee, acting in good faith, determines that (1) a Nominating Shareholder has failed to satisfy or to continue to satisfy the eligibility requirements described in Section 14(c), (2) any of the representations and warranties made in the Nomination Notice cease to be true and accurate in all material respects (or omit a material fact necessary to make the statements therein not misleading) or (3) any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Nominee under this Section 14, (B) a Nominating Shareholder or any qualified representative thereof does not appear at the Annual Meeting to present any nomination submitted pursuant to this Section 14, or the Nominating Shareholder withdraws its nomination, or (C) a Nominee becomes ineligible for inclusion in the Corporation’s proxy statement pursuant to this Section 14 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Corporation or is unwilling or unable to serve as a director of the Corporation, in each case as determined by the Board of Directors or its designee, acting in good faith, whether before or after the Corporation’s definitive proxy statement for such Annual Meeting is made available to shareholders, then the nomination of the Nominating Shareholder or such Nominee, as the case may be, shall be disregarded and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), the Nominating Shareholder may not cure in any way any defect preventing the nomination of the Nominee, and the Corporation (1) may omit from its proxy statement and any ballot or form of proxy the disregarded Nominee and any information concerning such Nominee (including a Nominating Shareholder’s statement in support) or any successor or replacement nominee proposed by the Nominating Shareholder or by

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any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the Annual Meeting.

(c)    Eligibility of Nominating Shareholder.

(i)    An “Eligible Holder” is a person who has either (A) been a record holder of the shares of the Corporation’s common stock used to satisfy the eligibility requirements in this Section 14(c) continuously for the three-year period specified in Section 14(c)(ii) or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 14(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form and in substance that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 14 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice and continues to own at least the Minimum Number through the date of the Annual Meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder for purposes of such limitation if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations applicable to an individual Eligible Holder that are set forth in this Section 14, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate, and a breach of any obligation, agreement, representation or warranty under this Section 14 by any member of a group shall be deemed a breach by the Nominating Shareholder. If any shareholder withdraws from a group of Eligible Holders at any time prior to the Annual Meeting, then the group of Eligible Shareholders shall only be deemed to own the shares held by the remaining members of the group and if, as a result of such withdrawal, the Nominating Shareholder no longer owns the Minimum Number of shares of the Corporation’s common stock, then the nomination shall be disregarded as provided in Section 14(b)(iii).

(iii)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of the Corporation’s common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(iv)    For purposes of this Section 14, an Eligible Holder “owns” only those outstanding shares of common stock of the Corporation as to which the Eligible Holder possesses both:

(A)    the full voting and investment rights pertaining to such shares; and

(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the Corporation, in any such case which

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instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting, or altering to any degree gain or loss arising from maintaining the full economic ownership of such shares by such Eligible Holder or any of its affiliates. An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, recalls such loaned shares upon being notified by the Corporation that any of the Eligible Holder’s Nominees will be included in the Corporation’s proxy statement and proxy card for the Annual Meeting (subject to the provisions of this Section 14) and holds such shares through the date of the Annual Meeting. The terms “owned,” “owning,” “ownership” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board. For purposes of this Section 14, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(v)    No person shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any person appears as a member of more than one group, then it shall be deemed to be a member of the group that has the largest amount of shares of common stock of the Corporation disclosed as owned in the Nomination Notice.

(d)    Nomination Notice. To nominate a Nominee for purposes of this Section 14, the Nominating Shareholder must have given timely notice thereof in writing to the Secretary. To be timely, a Nominating Shareholder’s notice shall be received by the Secretary at the principal offices of the Corporation not less than 120 days nor more than 150 days prior to the first annual anniversary of the date set forth in the Corporation’s proxy statement for the immediately preceding Annual Meeting as the date on which the Corporation first made available to its shareholders definitive proxy materials for the immediately preceding Annual Meeting; provided, however, that if the date for which the Annual Meeting is called is more than 30 days before or more than 30 days after the first annual anniversary of the immediately preceding Annual Meeting, then notice by the Nominating Shareholder to be timely must be received by the Secretary by the later of the close of business on the date that is 180 days prior to the date of such Annual Meeting or the tenth day following the day on which public announcement of such Annual Meeting is first made. In no event shall any adjournment or postponement of any Annual Meeting or the announcement thereof commence a new time period for the giving of a Nomination Notice. To be in proper form, a Nominating Shareholder’s notice to the Secretary for purposes of this Section 14 shall include all of the following information and documents (collectively, the “Nomination Notice”):

(i)    A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;

(ii)    A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):

(A)    the information and representations that would be required to be set forth in a shareholder’s notice of a nomination for the election of directors pursuant to Section 5(a)(ii) of this Article II;

(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

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(C)    a representation and warranty that the shares of common stock of the Corporation owned by the Nominating Shareholder were acquired in the ordinary course of business and not with the intent or objective to influence or change control of the Corporation and are not being held with the purpose or effect of changing control of the Corporation or to gain a number of seats on the Board of Directors that exceeds the maximum number of nominees that shareholders may nominate pursuant to this Section 14;

(D)    a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 14(c) and has provided evidence of ownership to the extent required by Section 14(c)(i);

(E)    a representation and warranty that the Nominating Shareholder will continue to satisfy the eligibility requirements described in Section 14(c) through the date of the Annual Meeting;

(F)    a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the Board of Directors at the Annual Meeting any person other than the Nominees it is nominating pursuant to this Section 14;

(G)    a representation and warranty as to the Nominating Shareholder’s intentions with respect to continuing to own the Minimum Number of shares of common stock of the Corporation for at least one year following the Annual Meeting;

(H)    a representation and warranty that the Nominating Shareholder will not engage in, and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv)) (or any successor rules) with respect to the Annual Meeting, other than with respect to its Nominees or any nominees of the Board of Directors;

(I)    a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the Annual Meeting;

(J)    a representation and warranty that the Nominee’s nomination for election to the Board of Directors or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(K)    a representation and warranty that the Nominee (1) qualifies as independent under the rules of any stock exchange on which the Corporation’s securities are traded, (2) meets the audit committee and compensation committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded, (3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), (4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (5) meets the director qualifications set forth in Section 4 of Article III, and (6) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(L)    details of any position of the Nominee as an employee, consultant, agent or director of any Competitor of the Corporation within the three years preceding the submission of the Nomination Notice;

(1)    “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.

(2)    “Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by the Corporation.

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(M)    if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(N)    in the case of a nomination by a group, the designation by all group members of one group member for purposes of receiving communications, notices and inquiries from the Corporation and that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

(iii)    An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Shareholder (including each group member) agrees:

(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)    to file any written solicitation or other written communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)    to assume all liability (jointly and severally by all group members in the case of a nomination by a group) stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder, its affiliates and associates or their respective agents and representatives with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including without limitation the Nomination Notice, or out of the facts, statements or other information that the Nominating Shareholder or its Nominees provided to the Corporation in connection with the inclusion of such Nominees in the Corporation’s proxy statement;

(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to any nomination submitted by the Nominating Shareholder pursuant to this Section 14 or a failure or alleged failure of the Nominating Shareholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 14; and

(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member) with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects or omits a material fact necessary to make the statements made not misleading or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 14(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission and/or notify the Corporation of the failure to continue to satisfy the eligibility requirements described in Section 14(c), as the case may be.

(iv)    An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, by the Nominee:

(A)    to make such other acknowledgments, enter into such agreements and provide such other information as the Board of Directors requires of all directors, including promptly completing the Corporation’s director questionnaire;

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(B)    that the Nominee has read and agrees, if elected as a director of the Corporation, to sign and adhere to the Corporation’s corporate governance guidelines and codes of ethics and any other Corporation policies and guidelines applicable to directors; and

(C)    that the Nominee is not and will not become a party to (1) any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (2) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (3) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 14(d) shall be (i) provided with respect to and executed by each group member in the case of information applicable to group members and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 14(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e)    Exceptions.

(i)    Notwithstanding anything to the contrary contained in this Section 14, the Corporation may omit from its proxy statement and any ballot or form of proxy any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s statement in support), and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Shareholder may not, after the Final Nomination Date, cure in any way any defect preventing the nomination of the Nominee, if:

(A)    the Corporation receives a notice pursuant to Section 5(a) that a shareholder intends to nominate a person for election to the Board of Directors at the Annual Meeting;

(B)    the Board of Directors or its designee, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with these By-Laws, the Corporation’s Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded;

(C)    the Nominee was nominated for election to the Board of Directors pursuant to this Section 14 at one of the Corporation’s two preceding Annual Meetings and either (i) withdrew or became ineligible or unavailable for election at any such Annual Meeting or (ii) received a vote of less than 25% of the shares of common stock of the Corporation entitled to vote for such Nominee; or

(D)    the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended.

(ii)    Notwithstanding anything to the contrary contained in this Section 14, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors or its designee, acting in good faith, determines that:

(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

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(B)    such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)    the inclusion of such information in the proxy statement would otherwise violate SEC rules or any other applicable law, rule or regulation.

ARTICLE III

BOARD OF DIRECTORS

Section 1.    Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2.    Election and Term.

(a)    The Board of Directors shall be elected for terms as set forth in the Articles of Incorporation of the Corporation. Acceptance of the office of Director may be expressed orally or in writing, and attendance at a meeting shall constitute such acceptance.

(b)    Except as provided in this Section 2, each Director shall be elected by the majority of the votes cast with respect to that Director’s election at any meeting of shareholders for the election of Directors at which a quorum is present and the election is not a Contested Election. For purposes of this Section 2, a majority of votes cast shall mean that the number of votes cast “for” a Director’s election exceeds the number of votes cast “withheld” with respect to that Director’s election. Abstentions will not be counted as votes cast with respect to that Director’s election. If at the close of the notice periods set forth in Sections 5 and 14 of Article II or upon the Corporation’s receipt of demands sufficient to require the calling of a Demand Special Meeting under Section 3(c) of Article II, the Chairman of the Board determines that the number of persons properly nominated to serve as Directors of the Corporation exceeds the number of Directors to be elected (a “Contested Election”), each Director shall be elected by a plurality of the votes cast with respect to that Director’s election at the meeting at which a quorum is present regardless of whether a Contested Election shall continue to exist as of the date of such meeting.

(c)    In an election of Directors that is not a Contested Election, any nominee who was an incumbent Director whose term would otherwise have expired at the time of the election if a successor had been elected who receives a number of votes cast “for” his or her election less than the number of votes cast “withheld” with respect to his or her election (a “Majority Against Vote”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee of the Board of Directors will promptly consider the resignation submitted by such director, and the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept the tendered resignation or to reject it, subject to Article IX of these By-Laws. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee, including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered and the Director’s contributions to the Corporation. Subject to Article IX of these By-Laws, the Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the meeting of shareholders at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and

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factors the Board of Directors believes to be relevant. Following the Board of Directors’ decision, the Corporation will promptly publicly disclose in a Form 8-K filed with the SEC the Board of Directors’ decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any Director who tenders a resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or Board of Directors consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee received Majority Against Votes at the same election, then the independent Directors who are on the Board of Directors who did not receive Majority Against Votes or who were not standing for election will appoint a committee of the Board of Directors among themselves for the purpose of considering the tendered resignations and will recommend to the Board of Directors whether to accept or reject them, Subject to Article IX of these By-Laws, this committee of the Board of Directors may, but need not, consist of all of the independent Directors who did not receive Majority Against Votes or who were not standing for election.

(d)    Subject to Article IX of these By-Laws, if a Director’s resignation is accepted by the Board of Directors pursuant to this Section 2, or if a nominee for Director is not elected and the nominee is not an incumbent Director whose term would otherwise have expired at the time of the election if a successor had been elected, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 11 of Article III of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 3 of Article III of these By-Laws.

Section 3.    Number. Subject to Article IX of these By-Laws, the number of Directors shall be such number as shall be determined from time to time by the Board of Directors but shall not be less than three nor more than eleven.

Section 4.    Tenure and Qualifications. Each Director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected, or until his prior death, resignation or removal for cause only. A Director may be removed from office for cause only by the shareholders at an annual meeting or a special meeting of shareholders called for that purpose if the number of votes cast to remove such Director exceeds the number of votes cast not to remove such Director, and any vacancy so created may be filled by the shareholders by the affirmative vote of a majority of the votes cast with respect to filling such vacancy, subject to Article IX of these By-Laws. Directors need not be residents of the State of Wisconsin or shareholders of the Corporation.

Section 5.    Nominations for Election to the Board of Directors. Subject to Article IX of these By-Laws nominations for elections to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for election of Directors at a meeting of shareholders in accordance with Sections 5 or 14 of Article II.

Section 6.    Chairman of the Board. The Chairman of the Board of Directors, if one be elected, shall preside, if present, at all meetings of the shareholders and the Board of Directors, and shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors. The Chairman may use the title Chairman or Chairman of the Board interchangeably.

Section 7.    Quorum and Manner of Acting. Unless otherwise provided by law, the presence of fifty-one percent (51%) of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the Directors present may adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of Directors, a quorum being present, all matters shall be decided by the affirmative vote of the majority of the Directors present, except as otherwise required by law or as otherwise provided in Article IX of these By-Laws. The Board of Directors may hold its meetings at such place or places within or without the State of Wisconsin as the Board of Directors may from time to time determine or as shall be specified in the respective notices, or waivers of notice, thereof.

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Section 8.    Organization Meeting. Immediately after each annual meeting of shareholders for the election of Directors the Board of Directors shall meet at the place of the annual meeting of shareholders for the purpose of organization, the election of officers and the transaction of other business. Notice of such meeting need not be given. If such meeting is held at any other time or place, notice thereof must be given as hereinafter provided for special meetings of the Board of Directors, subject to a waiver of such notice, in the manner set forth in Section 180.0823 of the Wisconsin Business Corporation Law, by all Directors who may not have received such notice.

Section 9.    Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Wisconsin, as shall from time to time be determined by the Board of Directors. After there has been such determination, and notice thereof has been once given to each member of the Board of Directors as hereinafter provided for special meetings, regular meetings may be held without further notice being given.

Section 10.    Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer, or by a majority of the Directors. Notice of each such meeting shall be mailed to each Director, addressed to him at his residence or usual place of business, at least five days before the date on which the meeting is to be held, or shall be sent to him at such place by telegraph, cable, radio or wireless, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held. Each such notice shall state the time and place of the meeting and, as may be required, the purposes thereof. Notice of any meeting of the Board of Directors need not be given to any Director if he shall sign a written waiver thereof either before or after the time stated therein for such meeting, or if he shall be present at the meeting. Unless limited by law, the Articles of Incorporation, these By-Laws or the terms of the notice thereof, any and all business may be transacted at any meeting without the notice thereof having specifically identified the matters to be acted upon.

Section 11.    Resignations. Any Director of the Corporation may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 12.    Vacancies. Subject to Article IX of these By-Laws, any newly created directorships and vacancies occurring in the Board by reason of death, resignation, retirement or disqualification may be filled by (a) a majority of the Directors then in office or (b) the action of the holders of record of the majority of the issued and outstanding stock of the Corporation (i) present in person or by proxy at a meeting of holders of such stock and entitled to vote thereon or (ii) by a consent in writing in the manner contemplated in Section 11 of Article II. The Director so chosen, whether selected to fill a vacancy or elected to a new directorship, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his successor has been elected and qualifies, or until he sooner dies, resigns or is removed.

Section 13.    Committees. Subject to Article IX of these By-Laws, there may be an Executive Committee. Subject to Article IX of these By-Laws, there shall be an Audit Committee composed of independent directors. Subject to Article IX of these By-Laws, there shall be a Compensation Committee composed of independent directors. Subject to Article IX of these By-Laws, the Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors then in office may create one or more additional committees. Subject to Article IX of these By-Laws, each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. Except as otherwise provided by law or Article IX of these By-Laws, each committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise such power and authority as the Board of Directors shall specify.

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Section 14.    Compensation of Directors. Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board, a specific sum fixed by the Board plus expenses may be allowed for attendance at each regular or special meeting of the Board; provided, however, that nothing herein contained shall be construed to preclude any Director from serving the Corporation or any parent or subsidiary corporation thereof in any other capacity and receiving compensation therefor.

Section 15.    Action without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all members of the Board, and such written consent is filed with the minutes or proceedings of the Board.

Section 16.    Telephonic Participation in Meetings. Members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in persons at such meeting.

Section 17.    Lead Director. In the absence of a Chairman of the Board who is independent, the Board of Directors shall appoint an independent director to serve as Lead Director. The Lead Director will chair meetings of the independent directors, will facilitate meetings between members of the Board and the Chief Executive Officer and Chairman, and will assume such other duties which the independent directors as a whole may designate from time to time.

ARTICLE IV

OFFICERS

Section 1.    Principal Officers. The Board of Directors shall elect a Chief Executive Officer, a President, a Secretary and a Treasurer, and may in addition elect a Chairman of the Board, one or more Vice Presidents and such other officers as it deems fit; the Chief Executive Officer, the President, the Secretary, the Treasurer, the Chairman of the Board, if any, and the Vice Presidents, if any, being the principal officers of the Corporation. One person may hold, and perform the duties of, any two or more of said offices.

Section 2.    Election and Term of Office. The principal officers of the Corporation shall be elected annually by the Board of Directors at the organization meeting thereof. Each such officer shall hold office until his successor shall have been elected and shall qualify, or until his earlier death, resignation or removal.

Section 3.    Other Officers. In addition, the Board may elect, or the Chairman of the Board, if any, or the Chief Executive Officer may appoint, such other officers as they deem fit. Any such other officers so chosen shall be subordinate officers and shall hold office for such period, have such authority and perform such duties as the Board of Directors, the Chairman of the Board, if any, or the Chief Executive Officer may from time to time determine.

Section 4.    Removal. Any officer may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, at which a quorum is present.

Section 5.    Resignations. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the Chief Executive Officer, the Secretary or the Board of Directors. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6.    Vacancies. A vacancy in any office may be filled for the unexpired portion of the term in the manner prescribed in these By-Laws for election or appointment to such office for such term.

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Section 7.    Chief Executive Officer. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the office of Chief Executive Officer of a corporation. In the absence or non-election of the Chairman of the Board of Directors, if present thereat, he shall preside at all meetings of the shareholders and at all meetings of the Board of Directors. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages, and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer.

Section 8.    President. The President shall have the general powers and duties of supervision and management assigned to him by the Board of Directors and the Chief Executive Officer.

Section 9.    Vice President. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Chief Executive Officer.

Section 10.    Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation. He shall exhibit at all reasonable times his books of account and records to any of the Directors of the Corporation upon application during business hours at the office of the Corporation where such books and records shall be kept; when requested by the Board of Directors, he shall render a statement of the condition of the finances of the Corporation at any meeting of the Board or at the annual meeting of shareholders; he shall receive, and give receipt for, moneys due and payable to the Corporation from any source whatsoever; in general, he shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors. The Treasurer shall give such bond, if any, for the faithful discharge of his duties as the Board of Directors may require.

Section 11.    Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors and of the shareholders and keep the minutes thereof in a book or books to be provide for that purpose; he shall see that all notices required to be given by the Corporation are duly given and served; he shall have charge of the stock records of the Corporation; he shall see that all reports, statements and other documents required by law are properly kept and filed; and in general he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors.

Section 12.    Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors, and the salaries of any other officers may be fixed by the Chairman of the Board of Directors or, if no Chairman of the Board shall have been elected, the Chief Executive Officer.

ARTICLE V

INDEMNIFICATION

The Corporation shall to the fullest extent permitted or required by the Wisconsin Business Corporation Law, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and officers against any and all liabilities, and advance any and all reasonable expenses, incurred thereby in any proceedings to which any such Director or officer is a Party because he or she is or was a Director or officer of the Corporation. The Corporation shall also indemnify an employee who is not a Director or officer to the same extent as provided by the Corporation to its Directors and officers. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a Director, officer or employee may be entitled to under any written agreement, Board of Directors resolution, vote of shareholders, the Wisconsin Business Corporation Law or otherwise. All capitalized terms used in this Article V and not otherwise defined shall have the meaning set forth in Section 180.0850 of the Wisconsin Business Corporation Law.

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ARTICLE VI

SHARES AND THEIR TRANSFER

Section 1.    Certificates for Stock. The Board of Directors hereby authorizes the issuance of any class or series of shares of the Corporation without certificates to the full extent that the Secretary determines that such issuance is allowed by applicable law and the rules of the securities exchange upon which the Corporation’s shares are traded. Any such determination shall be conclusively evidenced by the Secretary delivering to the Corporation’s transfer agent and registrar written instructions that refer to this By-Law to issue any such shares without certificates. In any event, the foregoing authorization does not affect shares already represented by certificates until the certificates are surrendered to the Corporation. No book entry or certificate shall be made or issued for partly paid shares.

Section 2.    Stock Certificate Signature. Any certificate for such stock shall be numbered in the order in which it is issued and shall be signed by the Chairman of the Board or the Chief Executive Officer and the Secretary or Treasurer of the Corporation and its seal shall be affixed thereto. If such certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of such officers of the Corporation may be facsimiles. In case any officer of the Corporation who has signed, or whose facsimile signature has been placed upon, any such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Section 3.    Stock Ledger. A record shall be kept by the Secretary or by any other officer, employee or agent designated by the Board of Directors of the name of each Person holding capital stock of the Corporation, the number of shares represented by, and the respective dates of, each certificate or book entry for such capital stock, and, in case of cancellation of any such certificate or book entry, the respective dates of cancellation.

Section 4.    Cancellation. Every certificate surrendered to the Corporation for exchange or registration of transfer shall be cancelled, and no new certificate shall be issued or book entry made in exchange for any existing certificate until such existing certificate shall have been so cancelled, except, subject to Section 7 of this Article VI, in cases provided for by applicable law.

Section 5.    Registrations of Transfers of Stock. Registrations of transfers of shares of the capital stock of the Corporation shall be made on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as in Section 6 of this Article VI, on surrender of the certificate or certificates for such shares properly endorsed or, in the case of shares issued in book entry form, upon written transfer instructions delivered by the registered holder thereof, and the payment of all taxes thereon. The Person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

Section 6.    Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Articles of Incorporation or these By-Laws, concerning the issue, transfer and registration of shares of the stock of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require certificates of stock, if any, to bear the signature or signatures of any of them.

Section 7.    Lost, Stolen, Destroyed or Mutilated Certificates. Before any book entry is made or, if applicable, any certificate is issued for stock of the Corporation in exchange for a certificate that has been mutilated or lost, stolen or destroyed, proper evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if it so requires.

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Section 8.    Record Dates. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a date as a record date for any such determination of shareholders. Such record date shall not be more than sixty or less than ten days before the date of such meeting, or more than sixty days prior to any other action.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1.    Corporate Seal. The Board of Directors shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words and figures showing that it was incorporated in the State of Wisconsin in the year 1992. The Secretary shall be the custodian of the seal. The Board of Directors may authorize a duplicate seal to be kept and used by any other officer.

Section 2.    Voting of Stocks Owned by the Corporation. The Board of Directors may authorize any Person on behalf of the Corporation to attend, vote and grant proxies to be used at any meeting of shareholders of any corporation (except the Corporation) in which the Corporation may hold stock.

Section 3.    Dividends. Subject to the provisions of the Wisconsin Business Corporation Law and the Articles of Incorporation, the Board of Directors may, out of funds legally available therefor, at any regular or special meeting declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

ARTICLE VIII

AMENDMENTS

Except as otherwise provided in Article IX of these By-Laws, these By-Laws of the Corporation may be altered, amended or repealed (a) by the Board of Directors at any regular or special meeting of the Board of Directors or (b) by the shareholders at a meeting of shareholders or by a consent in writing in the manner contemplated in Section 11 of Article II if the votes cast favoring the proposed alteration, amendment or repeal exceed the votes cast opposing the proposed alteration, amendment or repeal, provided, however, that notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting. By-Laws, whether made or altered by the shareholders or by the Board of Directors, shall be subject to alteration or repeal by the shareholders as in this Article VIII.

ARTICLE IX

GOVERNANCE MATTERS

Section 1.    Definitions. The following definitions shall apply to Article IX of these By-Laws:

(a)    “Closing Date” has the meaning specified in the Merger Agreement.

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(b)    “Continuing First Data Directors” shall mean the directors of First Data as of the Effective Time who were nominated to be directors of the Corporation by First Data prior to the Effective Time and additional directors of the Corporation who take office after the Effective Time who are nominated by a majority of the Continuing First Data Directors Committee pursuant to Section 2(c) of this Article IX.

(c)    “Continuing First Data Directors Committee” shall mean the committee of the Board of Directors established by Section 2(c) of this Article IX.

(d)    “Continuing Fiserv Directors” shall mean the Directors of the Corporation as of the Effective Time who were nominated to be Directors by the Corporation prior to the Effective Time and additional Directors of the Corporation who take office after the Effective Time who are nominated by a majority of the Continuing Fiserv Directors Committee pursuant to Section 2(b) of this Article IX.

(e)    “Continuing Fiserv Directors Committee” shall mean the committee of the Board of Directors established by Section 2(b) of this Article IX.

(f)    “Effective Time” has the meaning specified in the Merger Agreement.

(g)    “entire Board of Directors” means the total number of Directors which the Corporation would have if there were no vacancies.

(h)    “First Data” means First Data Corporation, a Delaware corporation.

(i)    “Fiserv” means the Corporation.

(j)    “Lead Director” has the meaning set forth in Section 17 of Article III of these By-Laws.

(k)    “Merger” has the meaning specified in the Merger Agreement.

(l)    “Merger Agreement” means the Agreement and Plan of Merger, dated as of January [●], 2019, by and among the Corporation, [MERGER SUB] and First Data (as the same may be amended, restated, supplemented or otherwise modified from time to time).

(m)    “Shareholders Agreement” means the Shareholders Agreement, dated as of January [●], 2019, by and between the Corporation and the Sponsor (as the same may be amended, restated, supplemented or otherwise modified from time to time).

(n)    “Specified Period” shall mean the period beginning on the Closing Date and ending immediately following the conclusion of the second Annual Meeting (including any postponement or adjournment thereof) following the Closing Date.

(o)    “Sponsor” shall mean New Omaha Holdings L.P.

Section 2.    Composition of the Board of Directors.

(a)    Beginning at the Effective Time and ending at the end of the Specified Period, the Board of Directors shall be comprised of 10 Directors, of which six shall be Continuing Fiserv Directors (one of whom shall be the Chief Executive Officer of Fiserv, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation) and four shall be Continuing First Data Directors (one of whom shall be the President of the Corporation, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation, including one Director nominated by the Sponsor to the extent they are so entitled in accordance with the

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Shareholders Agreement). During the Specified Period, all vacancies on the Board of Directors created by the cessation of service of a Continuing Fiserv Director shall be filled by a nominee selected by the Continuing Fiserv Directors Committee and all vacancies on the Board of Directors created by the cessation of service of a Continuing First Data Director be filled by a nominee selected by the Continuing First Data Directors Committee, subject to the Shareholders Agreement. During the Specified Period, the Continuing Fiserv Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Fiserv Director. During the Specified Period, the Continuing First Data Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing First Data Director, in each case, subject to the Shareholders Agreement.

(b)    The Board of Directors shall constitute a Continuing Fiserv Directors Committee, which shall be comprised of all the Continuing Fiserv Directors. The Continuing Fiserv Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Continuing Fiserv Director and (ii) to nominate Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Fiserv Director. At the end of the Specified Period, the Continuing Fiserv Directors Committee shall be automatically disbanded.

(c)    The Board of Directors shall constitute a Continuing First Data Directors Committee, which shall be comprised of all the Continuing First Data Directors. The Continuing First Data Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Continuing First Data Director and (ii) to nominate Directors for election at each Annual Meeting, or at any Special Meeting at which Directors are to be elected, to fill each seat previously held by a Continuing First Data Director, in each case, subject to the Shareholders Agreement. At the end of the Specified Period, the Continuing First Data Directors Committee shall be automatically disbanded.

Section 3.     Composition of Committees. During the Specified Period, (i) the Board of Directors shall maintain the following standing committees (each, a “Standing Committee”): an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and (ii) each committee of the Board of Directors (including each Standing Committee) shall be comprised of three or four members, with at least one qualified Continuing First Data Director on each Committee. During the Specified Period, a Continuing First Data Director shall be the chair of the Compensation Committee.

Section 4.    Lead Director. During the Specified Period, a Continuing Fiserv Director shall be the Lead Director.

Section 5.     Amendments. During the Specified Period, this Article IX may be amended, restated, supplemented, modified or repealed, and any provision of these By-laws, the Restated Articles of Incorporation or other resolution inconsistent with this Article IX may be adopted, or any such amendment, restatement, supplement, modification or repeal or provision of these By-laws, the Restated Articles of Incorporation or other resolution inconsistent with this Article IX recommended for adoption by the shareholders of the Corporation, only by an affirmative vote of at least 70 percent (70%) of the entire Board of Directors. In the event of any inconsistency between any other provision of these By-Laws the provisions of this Article IX shall control.

Section 6.     Termination. This Article IX shall terminate and be of no further force and effect immediately after the termination of the Specified Period.

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Annex B

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of January 16, 2019 (the “Agreement”), between Fiserv, Inc., a Wisconsin corporation (“Parent”), and the undersigned, a stockholder (the “Holder”) of First Data Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company and 300 Holdings, Inc., a Delaware corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for the merger of Merger Sub, a direct, wholly owned Subsidiary of Parent with and into the Company (the “Merger”), as a result of which the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent;

WHEREAS, the Holder and its affiliates are the beneficial owners of 364,441,146 shares of Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock”) (such shares of Company Class B Common Stock, the Holder’s and its affiliates’ “Existing Shares” and such Existing Shares, together with any additional capital stock of the Company beneficially owned or acquired by the Holder and its affiliates on or after the date hereof, the “Shares”);

WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, the Holder is entering into this Agreement with Parent;

WHEREAS, the board of directors of the Company has adopted the Merger Agreement and approved the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Holder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement; and

WHEREAS, the execution and delivery of this Agreement by the Holder and the transactions and other actions contemplated hereby constitute a Permitted Transfer (as such term is defined in the Company Charter).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1.    Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

ARTICLE II

AGREEMENT TO CONSENT AND VOTE

2.1.    Agreement to Deliver Written Consent. Prior to the Termination Date (as defined herein), the Holder irrevocably and unconditionally agrees that it shall, promptly following the time at which the S-4 becomes effective under the Securities Act (and, in any event, within twenty-four (24) hours of such time) and receipt by the Holder of the Joint Proxy/Written Consent Statement, execute and deliver (or cause to be executed and delivered) the Stockholder Written Consent, substantially in the form attached hereto as Exhibit A, pursuant to Article VIII(A) of the Company’s Amended and Restated Certificate of Incorporation covering all of the Shares approving the Merger, adopting the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transaction Matters”). The Stockholder Written Consent shall be given in accordance with such procedures relating thereto (a) required by any relevant brokerage or other intermediary with respect to the Shares and (b) requested by Parent for the purpose of ensuring that it is duly counted for purposes of recording the results of such consent.

2.2.    Agreement to Vote. Prior to the Termination Date, the Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares:

(a)    in favor of the Transaction Matters; and

(b)    against (A) any agreement, transaction or proposal that relates to an Acquisition Proposal; (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement; and (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 2.2 shall be null and void ab initio. If the Holder is the beneficial owner, but not the holder of record, of any Shares, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 2.2.

2.3.    Change in Company Recommendation. Notwithstanding anything to the contrary herein, in the event that the Company Board makes a Change in Company Recommendation (the “Trigger Event”), the obligations of the Holder under Sections 2.1 and 2.2 above shall be modified such that the number of Shares covered by any action by written consent or voted by the Holder in accordance with Sections 2.1 and 2.2 above that the Holder must consent or vote in favor of favor of approving the Transaction Matters shall be equal to the sum of (rounded up to the nearest whole share):

(a)    The number of Shares that would represent as of the time of the Trigger Event thirty percent (30%) of the aggregate voting power of the issued and outstanding shares of Company Common Stock, voting together as a single class; plus

(b)    The number of Shares the aggregate voting power of which, as a percentage of the aggregate voting power of all Shares not covered by Subsection (a) of this Section 2.3, is equal to the Proportionate Percentage. The term “Proportionate Percentage,” for purposes of this Agreement, means the percentage of aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder), voting as a single class (taking into account that each holder of Company Class A Common Stock is entitled to one (1) vote per share and each holder of Company Class B Common Stock is entitled to ten (10) votes per share), voting in favor of approving the Transaction Matters. For example, if fifty percent (50%) of the total aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder) consents or votes to approve the Transaction Matters, the Holder must consent or vote fifty percent (50%) of the aggregate voting power represented by all Shares not covered by Subsection (a) of this Section 2.3 to approve the Transaction Matters.

2.4.    Proxy. The Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Shares as indicated in Sections 2.1 and 2.2 above. The Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by the Holder with respect to the Shares (and the Holder hereby represents that any such proxy is revocable). The proxy granted by the Holder shall be automatically revoked upon the occurrence of the Termination Date and Parent may further terminate this proxy at any time at its sole election by written notice provided to the Holder.

ARTICLE III

ADDITIONAL AGREEMENTS

3.1.    Waiver of Appraisal Rights; Litigation. To the full extent permitted by law, the Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Merger that the Holder may directly or indirectly have by virtue of the ownership of any Shares. The Holder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

3.2.    Retention of Shares. The Holder agrees that the Holder shall not, prior to the Termination Date, (a) directly or indirectly, offer for sale, sell, short sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or grant a proxy with respect to, any of the Holder’s Shares (each a “Transfer”), (b) enter into or acquire a derivative contract with respect to any of the Shares, enter into or acquire a futures or forward contract to deliver any of the Shares or enter into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of any of the Shares (each a “Constructive Transfer”), or (c) otherwise enter into any contract, option or arrangement or understanding with respect to a Transfer or Constructive Transfer of the Shares. Any Transfer or Constructive Transfer or attempted Transfer or attempted Constructive Transfer in violation of this Agreement shall be void ab initio. In furtherance of the foregoing, the Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.

3.3.    Further Assurances. The Holder agrees that from and after the date hereof and until the Termination Date, the Holder shall and shall cause its Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or the Requisite Parent Vote, as applicable, or other Governmental Entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under this Agreement.

3.4.    Fiduciary Duties. The Holder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of the Holder’s designees serving solely in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1.    Representations and Warranties. The Holder hereby represents and warrants as follows:

(a)    Ownership. The Holder has, with respect to the Existing Shares, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to deliver written consent, vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Existing Shares constitute all of the shares of Company Class B Common Stock owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Shares. No person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b)    Organization; Authority. The Holder is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Holder is not in violation of any of the provisions of the Holder’s certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c)    No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any statutory law; (ii) violate any order, judgment or decree applicable to the Holder or any of its affiliates or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its affiliates is a party or any term or condition of its certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d)    Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder, require the Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e)    Absence of Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against the Holder or, to the knowledge of the Holder, any other person, or, to the knowledge of the Holder, threatened against the Holder or any other person that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by the Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(f)    Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Shares is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(g)    Finder’s Fee. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of the Holder.

(h)    Related Party Agreements. Except as set forth on Schedule 4.1(h) hereto, (i) the Holder is not party to any transactions or series of related transactions, agreements, arrangements or understandings with the Company or any of its Subsidiaries and (ii) neither the Holder nor any of its affiliates is party to any non-arms’ length transaction or series of related transactions, agreements, arrangements or understandings with the Company or any of its Subsidiaries.

ARTICLE V

MISCELLANEOUS

5.1.    Disclosure. The Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the S-4 the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.

5.2.    Termination. This Agreement shall terminate at the date the Merger Agreement is terminated in accordance with its terms (the “Termination Date”). Neither the provisions of this Section 5.2 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Holder from any liability arising out of or in connection with a breach of this Agreement.

5.3.    Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

5.4.    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.5.    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Holder, to:

New Omaha Holdings L.P. c/o Kohlberg Kravis & Roberts Co. L.P. 9 West 57th Street, Suite 4200
New York, NY 10019
Attention:	Christopher Lee
Facsimile:	(212) 750-0003
E-mail:	general.counsel@kkr.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attention:	Sean D. Rodgers, P.C.
Ravi Agarwal
E-mail:	sean.rodgers@kirkland.com
ravi.agarwal@kirkland.com

and

if to Parent, to:

Fiserv, Inc. 255 Fiserv Drive
Brookfield, Wisconsin 53045
Attention:	Lynn S. McCreary, Chief Legal Officer
Facsimile:	(262) 879-5532
E-mail:	Lynn.McCreary@Fiserv.com

With a copy (which shall not constitute notice) to: Sullivan & Cromwell LLP 125 Broad Street
New York, NY 10004
Attention:	Mark J. Menting
Jared M. Fishman
Facsimile:	(212) 291-9099
(212) 291-9280
E-mail:	Mentingm@sullcrom.com
Fishmanj@sullcrom.com

5.7.    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Holder means the actual knowledge of any officer of Holder after due inquiry, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and (c) an “affiliate” of a specified person is any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Holder; provided, further, that, for the avoidance of doubt, any general partner of the Holder shall be deemed an affiliate the Holder; and provided, further, that an affiliate of the Holder shall include any investment fund, vehicle or holding company of which an affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any affiliate of the Holder.

5.8.    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.9.    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.10.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.6.

5.12.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.13.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Holder’s obligation to deliver the Stockholder Written Consent), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.14.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

5.15.    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

FISERV, INC.

By:	/s/ Jeffery Yabuki
Name: Jeffery Yabuki
Title: President and CEO

[Signature Page to the Voting and Support Agreement]

HOLDER:

NEW OMAHA HOLDINGS L.P.

By:	New Omaha Holdings LLC, its general partner

By:	/s/ Tagar Olson
Name: Tagar Olson
Title: Vice President

[Signature Page to the Voting and Support Agreement]

EXHIBIT A

FIRST DATA CORPORATION

Written Consent of Stockholder in Lieu of a Meeting

Pursuant to Section 228 of the Delaware General Corporation Law

The undersigned stockholder (the “Consenting Holder”) of First Data Corporation, a Delaware corporation (the “Company”), being the holder as of the date of this written consent (this “Written Consent”) of              shares of Class B common stock, par value $0.01 per share, of the Company (the “Shares”), acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and as authorized by Article VIII(A) of the Ninth Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and Section 2.09 of the Amended and Restated Bylaws of the Company (the “Company Bylaws”), hereby irrevocably consents in writing to the following actions and the adoption of the following resolutions without a meeting of stockholders:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 16, 2019, by and among Fiserv, Inc., a Wisconsin corporation (“Parent”), 300 Holdings, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, a copy of which has been provided to the undersigned Consenting Holder and is attached hereto as Annex A (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the Merger (the “Merger”);

WHEREAS, the Company’s Board of Directors has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Merger, (iii) approved and declared advisable entry into the Merger Agreement and the transactions contemplated thereby and (iv) subject to the terms and conditions set forth in the Merger Agreement, resolved to recommend the adoption of the Merger Agreement to the Company’s stockholders;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each share of Company Common Stock (except for any Exception Share, Company Restricted Share and Company Performance Share) issued and outstanding immediately prior to the Effective Time shall be converted, in accordance with the procedures set forth in the Merger Agreement, into the right to receive, without interest, the Merger Consideration;

WHEREAS, an S-4 has been filed by Parent with the SEC pursuant to which the offer and sale of shares of Parent Common Stock issuable in the Merger are being registered with the SEC, which S-4 contains the Joint Proxy/Consent Solicitation Statement, and has become effective;

WHEREAS, pursuant to Section 251 of the DGCL and Section 2.06 of the Company Bylaws, the Merger Agreement must be adopted by the holders of a majority of the issued and outstanding shares of Company Common Stock, voting together as a single class, representing a majority of all votes entitled to be cast on such matter;

WHEREAS, pursuant to Article IV(II)(F)(5) of the Company Charter, the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class, must first approve by affirmative vote (or written consent) any action to amend, alter, repeal or waive Article IV(II) of the Company Charter, whether by merger, consolidation or otherwise;

WHEREAS, pursuant to Section 228 of the DGCL, Article VIII(A) of the Company Charter and Section 2.09 of the Company Bylaws, the Company’s stockholders may act by written consent; and

WHEREAS, as of the date hereof, the Shares represent approximately [●]% of the aggregate voting power of the issued and outstanding shares of Company Common Stock ;

WHEREAS, as of the date hereof, the Shares represent approximately [●]% of the voting power of the issued and outstanding shares of Class B common stock as a separate class;

WHEREAS, upon the execution and delivery of this written consent, the Requisite Stockholder Approval shall have been obtained in accordance with to Section 251 of the DGCL, the Company Charter and the Bylaws;

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Merger and the transactions contemplated thereby are hereby adopted and approved by the Consenting Holder with the same force and effect as if the Stockholders had taken such action at a meeting of the stockholders of the Company;

FURTHER RESOLVED, signatures to this Written Consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This Written Consent shall be effective as of the execution and delivery of this Written Consent in accordance with the terms of the Merger Agreement, shall be filed with the book in which proceedings of meetings of the stockholders of the Company are recorded and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on this      day of                     , 2019.

New Omaha Holdings L.P.

By:
Name:
Title:

Annex A

Merger Agreement

Schedule 4.1(h)

Any items disclosed on Section 3.19(b) of the Company Disclosure Schedule to the Merger Agreement

Annex C

EXECUTION VERSION

SHAREHOLDER AGREEMENT

BETWEEN

NEW OMAHA HOLDINGS L.P.

AND

FISERV, INC.

DATED AS OF JANUARY 16, 2019

C-i

SHAREHOLDER AGREEMENT

This Shareholder Agreement is dated as of January 16, 2019, and is between Fiserv, Inc., a Wisconsin corporation (the “Company”), and New Omaha Holdings L.P., a Delaware limited partnership (the “Holder”).

WHEREAS, the Company and First Data Corporation, a Delaware corporation, are parties to an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Merger Agreement”);

WHEREAS, the Company and the Holder are parties to a Voting and Support Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Voting and Support Agreement”);

WHEREAS, the Company and the Holder are parties to a Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, the Holder is a Beneficial Owner (as defined herein) of First Data Corporation’s Class B common stock, par value $0.01 per share, and pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the Holder will be the Beneficial Owner of Common Stock (as defined herein) as of the date first written above; and

WHEREAS, the Holder and Company desire to enter into an agreement with respect to the Holder’s ownership of Common Stock after the Merger (as defined in the Merger Agreement) that will become effective as of the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of the Holder or any of its Affiliates solely by virtue of the Beneficial Ownership by the Holder of Common Stock or any other action taken by the Holder in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable Law or accounting principles); provided, further, that, for the avoidance of doubt, any general partner of the Holder shall be deemed an Affiliate of the Holder; provided, further, that an Affiliate of the Holder shall include any investment fund, vehicle or holding company of which an Affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an Affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any Affiliate of the Holder.

“Agreement” means this Shareholder Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership under this Agreement, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or its Affiliates is or becomes a member. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental actions to close.

“Commission” means the United States Securities and Exchange Commission, or any successor Governmental Authority.

“Common Stock” means common stock of the Company and any securities issued in respect thereof, or in substitution therefor, whether by the Company or any other Person, in connection with any stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of Common Stock, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act.

“Distribution” means the distribution of any shares of Common Stock held by the Holder to any equityholders of the Holder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Commission, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Holder nor any of its Affiliates shall be deemed to be a member of a Group with the Company or its Subsidiaries solely by virtue of the existence of this Agreement or any action taken by a party hereto or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable Law or accounting principles).

“Holder Designee” means (i) Mr. Scott Nuttall, or, if not Mr. Nuttall, either Mr. Henry Kravis or Mr. Tagar Olson (as determined by the Holder in its sole discretion), or (ii) any Replacement (as provided in Section 4.1(e)).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“KKR Non-Private Equity Business” means any business or investment of KKR and its Affiliates distinct from the private equity business of KKR and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that KKR or any of its Affiliates instructs or encourages any such business or investment to take any action that would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be the Holder hereunder.

“Ownership Percentage” means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) the number of shares of Common Stock Beneficially Owned by such Person and its Affiliates (which shall not include any KKR Non-Private Equity Business) divided by (ii) the sum of the total number of outstanding shares of Common Stock and the number of shares of Common Stock Beneficially Owned by such Person that are not outstanding.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Representative” means a Person’s officers, directors, employees, stockholders, shareholders, members, partners, advisors, agents and representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partner interests of which are held by such Person or any Subsidiary of such Person and do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transfer” means, directly or indirectly, to (i) offer for sale, sell, short sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of any Common Stock, (ii) enter into or acquire a derivative contract with respect to any Common Stock, enter into or acquire a futures or forward contract to deliver any Common Stock or enter into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of any Common Stock, or (iii) otherwise enter into any contract, option or arrangement or understanding with respect to any of the activities described in clauses (i) or (ii) with respect to any Common Stock.

Section 1.2    Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Affiliate Transferee	Section 3.2

Chosen Courts	Section 5.13

Company	Preamble

Director	Section 4.1(a)

Election Meeting	Section 4.1(b)

Holder	Preamble

Merger Agreement	Recitals

Registration Rights Agreement	Recitals

Replacement	Section 4.1(e)

Voting and Support Agreement	Recitals

Any other terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

ARTICLE II

SHARE OWNERSHIP

Section 2.1    Prohibition on Acquiring Additional Common Stock. Until such time as the aggregate Beneficial Ownership of the Holder and all Affiliate Transferees first falls below five percent (5%) of the Company’s outstanding Common Stock, the Holder covenants and agrees with the Company that it shall not, and shall cause its Affiliates (which for purposes of this Section 2.1 shall not include any KKR Non-Private Equity Business) not to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire by any means, including but not limited to, by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any exchange or sale of Common Stock), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any Common Stock other than the Common Stock acquired in the Merger other than by receipt of stock dividends, stock issued by the Company in exchange for Common Stock or stock issued to holders of Common Stock in a merger of the Company or a Subsidiary thereof.

Section 2.2    Prohibition of Certain Communications and Actions. Until such time as the aggregate Beneficial Ownership of the Holder and all Affiliate Transferees first falls below five percent (5%) of the Company’s outstanding Common Stock, the Holder shall not and shall cause its Affiliates (which for purposes of this Section 2.2 shall not include any KKR Non-Private Equity Business) and shall not permit its and their Representatives acting on their behalf not to (i) solicit, (ii) knowingly encourage, act in concert or assist third parties regarding, (iii) negotiate with the Company or its Representatives or any third party or its Representatives regarding or (iv) make any public announcement (except as required by applicable Law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:

(a)    any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own Common Stock or direct or indirect rights to acquire any additional shares of Common Stock;

(b)    any form of business combination or similar or other extraordinary transaction involving the Company or any Subsidiary of the Company, including (A) a merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any tender or exchange offer involving the Company or any of its material Subsidiaries or (B) a sale of all or substantially all of the assets of the Company or any of its material Subsidiaries (it being understood that if the Company initiates a process to sell any Subsidiary or the assets of any Subsidiary the foregoing shall not prevent the Holder or its Affiliates from confidentially informing the Company of its interest in participating in any such sale process);

(c)    any form of restructuring, recapitalization or similar transaction with respect to the Company or any Subsidiary of the Company;

(d)    agreeing with any third party with respect to the voting of any shares of Common Stock of the Company or any Subsidiary of the Company, or otherwise entering into any voting trust or voting agreement with any third party with respect to any Common Stock;

(e)    (A) any proposal to seek representation on the Board except as provided in the Merger Agreement or (B) any proposal to seek to control or influence the management, the Board, the Company or its Subsidiaries or its or their governing instruments, policies, plans or strategies;

(f)    calling any special meeting of shareholders of the Company or engaging in the solicitation of any written consent or proxy of shareholders regarding any of the foregoing; or

(g)    any proposal to amend, waive or terminate any provision of this Section 2.2.

Section 2.3    Outside Activities.

(a)    Subject to Section 2.3(c) below, the Holder and its Affiliates may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or Person;

(b)    The Company shall have no rights by virtue of this Agreement in and to (including the right to be informed of) any such investments, business ventures or Persons or the income or profits derived therefrom;

(c)    The pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper and shall not constitute a conflict of interest in respect of the Company, its subsidiaries or the Investors. Neither the Holder nor any of its Affiliates, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and each of the Holder and its Affiliates shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity; and

(d)    Notwithstanding anything to the contrary set forth herein, a Holder Designee who is offered an opportunity expressly and solely in his or her capacity as a Director shall be obligated to communicate such opportunity only to the Board, and Section 2.3(a), (b) and (c) shall not apply with respect to such opportunity unless the Board determines not to pursue such opportunity; provided, however, that the foregoing shall not apply if (i) such opportunity was offered to a Holder Designee not in his or her capacity as a Director or (ii) such opportunity is separately being evaluated or contemplated by Holder or its Affiliates independent from the involvement of such Holder Designee. For the avoidance of doubt, the Holder and its Affiliates may not utilize confidential information of the Company or any of its Subsidiaries furnished by the Company or any of its Subsidiaries (other than information which (i) was or becomes generally available to the public without a breach of this Agreement, (ii) was or becomes available to the Holder or its Affiliates on a non-confidential basis from a source other than the Company or its Representatives, provided, that the source thereof is not known by the Holder or its Affiliates to be bound by an obligation of confidentiality, or (iii) is independently developed by the Holder or its Affiliates without the use of any such information that would otherwise be confidential information) with respect to the activities described in Section 2.3(a), (b) and (c) (other than, for the avoidance of doubt, in connection with the Holder or its Affiliates’ evaluation of its investment in the Company).

ARTICLE III

TRANSFERS

Section 3.1    General Transfer Restrictions. The right of the Holder and its Affiliates to Transfer any Beneficially Owned Common Stock is subject to the restrictions set forth in this Article III, and no Transfer of Beneficially Owned Common Stock by the Holder or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded in the register of the Company. The restrictions set forth in this Article III shall not apply to any KKR Non-Private Equity Business.

Section 3.2    Restrictions on Transfer.

The Holder shall not, and shall cause its Affiliates not to, Transfer any Beneficially Owned Common Stock or agree to Transfer, directly or indirectly, any Beneficially Owned Common Stock other than (a) to an Affiliate of the Holder which agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto (an “Affiliate Transferee”), (b) to the Company, (c) in a Distribution (provided that any Affiliate of the Holder acquiring shares of Common Stock in connection with such Distribution agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto (and which Affiliate shall be deemed to be an Affiliate Transferee hereunder)) or (d) following the three-month anniversary of the Effective Time, in any Transfer described below:

(i)    pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (assuming the Holder is deemed at such time to be an Affiliate of the Company), provided that the Holder shall not, and shall cause its Affiliates not to, Transfer any Beneficially Owned Common Stock on any given day in an amount greater than twenty percent (20%) of the average daily trading volume of Common Stock for the twenty (20)-trading day period immediately preceding the date of such Transfer;

(ii)    pursuant to privately negotiated transactions to:

(A)

any Person described in Rule 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of Common Stock on Schedule 13G and whose Ownership Percentage, after consummation of such transaction, would be less than ten percent (10%); or

(B)	any other Person whose Ownership Percentage after consummation of such transaction would be less than five percent (5%); or

(iii)    pursuant to a distribution to the public, registered under the Securities Act, in which the Holder uses its commercially reasonable efforts to (x) effect as wide a distribution of such Common Stock as is reasonably practicable, and (y) not knowingly, after inquiry, sell any shares of Common Stock to:

(A)

any Person other than any Person described in Section 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of Common Stock on Schedule 13G and whose Ownership Percentage, after consummation of such offering, would be less than ten percent (10%); or

(B)	any other Person whose Ownership Percentage after consummation of such offering would be less than five percent (5%).

Section 3.3    Permitted Transactions Approved by the Board. Notwithstanding any provision in this Agreement to the contrary, including Section 2.1, Section 3.1 and Section 3.2, the Holder and its Affiliates may Transfer Common Stock or acquire Beneficial Ownership of Common Stock in any transaction approved by the Board, including any tender offer, stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.

Section 3.4    Legend on Securities.

(a)    Each certificate or book-entry notation representing shares of Common Stock Beneficially Owned by the Holder or its Affiliates shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT OF 1933 AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN SHAREHOLDER AGREEMENT DATED AS OF JANUARY 16, 2019, BETWEEN FISERV, INC. (THE “COMPANY”) AND NEW OMAHA HOLDINGS L.P., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

(b)    Upon any acquisition by the Holder or its Affiliates of additional shares of Common Stock, the Holder shall, or shall cause such Affiliate(s) to, submit any certificates representing such shares of Common Stock to the Company so that the legend required by Section 3.4(a) may be placed thereon (if not so endorsed upon issuance).

(c)    The Company may make a notation on its records or give instructions to any transfer agents or registrars for Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d)    In connection with any Transfer of shares of Beneficially Owned Common Stock, the transferor shall provide the Company with such customary certificates, customary opinions and other customary documents as the Company may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other applicable Law.

(e)    At the request of the Holder, upon delivery to the Company of a legal opinion of the Holder’s counsel, in form and substance reasonably acceptable to the Company, to the effect that the legend in Section 3.4(a) is no longer required under the Securities Act and any applicable securities laws of any state or other jurisdiction, the Company agrees that it will, after the delivery of such shares of Common Stock to the Company or its transfer agent, promptly deliver or cause to be delivered replacement stock certificates free of such legend or, in the event that such shares of Common Stock are uncertificated, promptly after the delivery of such opinion, remove, or cause to be removed, any such legend in the Company’s stock records.

Section 3.5    Registration Rights. The Holder shall comply with, and shall be entitled to the benefits of, the provisions set forth in the Registration Rights Agreement governing and providing for, among other matters, registration rights with respect to Registrable Securities (as defined in the Registration Rights Agreement).

ARTICLE IV

ELECTION AND APPOINTMENT

Section 4.1    Election and Appointment. The Company agrees, until such time as the aggregate Beneficial Ownership of the Holder and all Affiliate Transferees first falls below five percent (5%) of the Company’s outstanding Common Stock:

(a)    to appoint the Holder Designee as a director of the Board (“Director”) on the Closing Date;

(b)    to include the Holder Designee in its slate of nominees for election as a Director at each annual or special meeting of shareholders of the Company at which Directors are to be elected and at which the seat held by the Holder Designee is subject to election (such annual or special meetings, the “Election Meetings”);

(c)    to use commercially reasonable efforts to cause the election of the Holder Designee to the Board at each of the Election Meetings (including recommending that the Company’s shareholders vote in favor of the election of the Holder Designee and otherwise supporting the Holder Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees);

(d)    if the Holder Designee is not elected to the Board at any annual meeting, or becomes unable to serve for any reason or is removed during the course of his term as Director, the Company will promptly, subject to Section 4.1(e) below, appoint the replacement of such Holder Designee to the Board to serve until the following Election Meeting;

(e)    if the Holder Designee (i) is unable to serve as a nominee for election as Director or to serve as a Director, for any reason, or (ii) is removed or fails to be elected at an Election Meeting, the Holder shall have the right to submit the name of a replacement (the “Replacement”) to the Company for its approval (such determination to be made in the reasonable discretion of the Company acting in good faith and consistent with the Company’s nominating and governance practices in effect from time to time) and who shall serve as the nominee for election as Director or serve as Director in accordance with the terms of this Section 4.1(e). If the proposed Replacement is not approved by the Company, the Holder shall have the right to submit another proposed Replacement to the Company for its approval on the same basis as set forth in the immediately preceding sentence. The Holder shall have the right to continue submitting the name of a proposed Replacement to the Company for its approval until the Company approves that such Replacement may serve as a nominee for election as Director or serve as a Director in accordance with the terms of this Section 4.1(e); and

(f)    the Company shall indemnify, or provide for the indemnification of, the Holder Designee and provide the Holder Designee with director and officer insurance to the same extent it indemnifies and provides insurance for the non-executive members of the Board and also provide fees and expense reimbursement to the Holder Designee to the same extent it provides fees and expense reimbursement to the non-executive members of the Board. The Company acknowledges and agrees that such obligation to indemnify the Holder Designee shall be the primary source of indemnification and recovery of such Holder Designee in connection therewith and any obligation on the part of the Holder or any of its Affiliates to indemnify such Holder Designee or any recovery such Holder Designee may have under any director and officer insurance maintained by the Holder or any of its Affiliates shall be secondary.

ARTICLE V

MISCELLANEOUS

Section 5.1    Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 5.2    Effective Time. The operative provisions of this Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement).

Section 5.3    Ownership Information. For purposes of this Agreement, (i) all determinations of the amount of issued and outstanding Common Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to the Holder and (ii) any shares of Common Stock held in treasury or belonging to any Subsidiary of a Person which are not entitled to be voted or counted for purposes of determining the presence of a quorum at a meeting of shareholders shall be disregarded in calculating the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock of any Person Beneficially Owned by any other Person as of any date.

Section 5.4    Termination. Except as otherwise provided in this Agreement, this Agreement shall terminate immediately upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) when the aggregate Ownership Percentage of the Holder and its Affiliates (which for purposes of this Section 5.4 shall not include any KKR Non-Private Equity Business) ceases to be at least three percent (3%). Neither the provisions of this Section 5.4 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 5.5    Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 5.6    Extension; Waiver. At any time prior to the termination of this Agreement pursuant to Section 5.4, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.7    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Holder, to:

New Omaha Holdings L.P.

c/o Kohlberg Kravis & Roberts Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention:	Christopher Lee
Facsimile:	(212) 750-0003
E-mail:	general.counsel@kkr.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Sean D. Rodgers, P.C.
Ravi Agarwal
E-mail:	sean.rodgers@kirkland.com
ravi.agarwal@kirkland.com

and

if to the Company, to:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Attention:	Lynn S. McCreary, Chief Legal Officer
Facsimile:	(262) 879-5532
E-mail:	Lynn.McCreary@Fiserv.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Mark J. Menting
Jared	M. Fishman
Facsimile:	(212) 291-9099
(212) 291-9280
E-mail:	Mentingm@sullcrom.com
Fishmanj@sullcrom.com

Section 5.9    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 5.10    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 5.11    Entire Agreement. This Agreement, together with the Voting and Support Agreement and the Registration Rights Agreement (including the documents and the instruments referred to herein and therein), constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

Section 5.13    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. District Court for the Southern District of New York or, if such court shall not have jurisdiction, another federal or state court of competent jurisdiction located in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8.

Section 5.14    Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (in the case of the Holder only, whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void, provided, that the Holder may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 5.15    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 5.16    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.17    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

FISERV, INC.

By:	/s/ Jeffery Yabuki
	Name:	Jeffery Yabuki
	Title:	President and CEO

[Signature Page to Shareholder Agreement]

NEW OMAHA HOLDINGS L.P.

By:	New Omaha Holdings LLC, its general partner

By:	/s/ Tagar Olson
Name:	Tagar Olson
Title:	Vice President

[Signature Page to Shareholder Agreement]

Annex D

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

by and between

FISERV, INC.

and

NEW OMAHA HOLDINGS L.P.

Dated as of January 16, 2019

D-i

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is dated as of January 16, 2019, and is between Fiserv, Inc., a Wisconsin corporation (the “Company”), New Omaha Holdings L.P., a Delaware limited partnership (the “Investor”), and any transferee that becomes a party to this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A.

WHEREAS, the Company and First Data Corporation, a Delaware corporation, are parties to an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Merger Agreement”);

WHEREAS, the Company and the Investor are parties to a Voting and Support Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Voting and Support Agreement”);

WHEREAS, the Company and the Investor are parties to a Shareholder Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Shareholder Agreement”);

WHEREAS, the Investor is a Beneficial Owner of First Data Corporation’s Class B common stock, par value $0.01 per share, and pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the Investor will be the Beneficial Owner of the Common Stock (as defined herein) as of the Effective Time (as defined herein); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement in order to grant certain registration rights to the Holders of Registrable Securities as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of the Investor solely by virtue of the Beneficial Ownership by the Investor of Common Stock or any other action taken by the Investor in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement or the Shareholder Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable Law or accounting principles); provided, further, that, for the avoidance of doubt, any general partner of the Investor shall be deemed an Affiliate of the Investor; and provided, further, that an Affiliate of the Investor shall include any investment fund, vehicle or holding company of which an Investor serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an Affiliate of the Investor shall not include any portfolio company or other investment of the Investor or any Affiliate of the Investor.

“Agreement” means this Registration Rights Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership under this Agreement, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or its Affiliates is or becomes a member. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental actions to close.

“Common Stock” means common stock of the Company and any securities issued in respect thereof, or in substitution therefor, whether by the Company or any other Person, in connection with any stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.

“Company” has the meaning set forth in the Preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.

“Company Indemnified Person” has the meaning set forth in Section 11(b).

“Controlling Person” means, with respect to any Person, a “controlling person” of such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“Demand Registration” has the meaning set forth in Section 3(a).

“Demand Registration Request” has the meaning set forth in Section 3(a).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or any successor statute and related rules and regulations).

“Governmental Entity” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Investor nor any of its Affiliates shall be deemed to be a member of a Group with the Company or its Subsidiaries solely by virtue of the existence of this Agreement or the Shareholder Agreement or any action taken by a party hereto or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement or the Shareholder Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement or the Shareholder Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable Law or accounting principles).

“Holder” means the Investor and any Permitted Transferee that has become a party to this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A, in each case to the extent such Permitted Transferee is a holder or Beneficial Owner of Registrable Securities.

“Investor” has the meaning set forth in the Preamble.

“Investor Indemnified Person” has the meaning set forth in Section 11(a).

“Laws” has the meaning set forth in the Merger Agreement.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the Recitals.

“Ownership Percentage” means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) the number of shares of Common Stock Beneficially Owned by such Person and its Affiliates divided by (ii) the sum of the total number of outstanding shares of Common Stock and the number of shares of Common Stock Beneficially Owned by such Person that are not outstanding.

“Permitted Transferee” means any direct or indirect transferee of the Investor that is an Affiliate Transferee under the Shareholder Agreement.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Piggyback Registration” has the meaning set forth in Section 5(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 5(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 5(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means, at any time, any shares of Common Stock held or Beneficially Owned by any Holder, any shares of Common Stock issued or issuable to any Holder with respect to such shares by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event; provided, however, that as to any particular Registrable Securities, such shares shall cease to constitute Registrable Securities if and when (a) such shares have been Transferred in accordance with Section 3.2(b), (c) or (d) of the Shareholder Agreement or (b) the aggregate Ownership Percentage of all Holders with respect to such shares ceases to be at least two percent (2%) and such shares can be sold freely without restriction or limitation pursuant to Rule 144.

“Registration Expenses” has the meaning set forth in Section 10.

“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or any successor statute and related rules and regulations).

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

“Shareholder Agreement” has the meaning set forth in the Recitals.

“Shelf Registration” has the meaning set forth in Section 2(a).

“Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Shelf Takedown” has the meaning set forth in Section 2(d).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partner interests of which are held by such Person or any Subsidiary of such Person and do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Suspension” has the meaning set forth in Section 7.

“Termination Fee” has the meaning set forth in the Merger Agreement.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise.

“Underwritten Offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2(e).

“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 2(e).

“Voting and Support Agreement” has the meaning set forth in the Recitals.

Any other terms used but not defined in this Agreement shall have the meanings given to them in the Shareholder Agreement.

Section 2.    Shelf Registration.

(a)    Filing. If requested by a Holder, as promptly as practicable following such Holder’s request therefor (and no later than forty-five (45) days following such request) the Company shall prepare and, following the 3-month anniversary of the Effective Time (it being understood that the request therefor may be made prior to such anniversary), file with the SEC a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). If permitted under the Securities Act, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

(b)    Effectiveness. The Company shall use its reasonable best efforts to (i) cause the Shelf Registration Statement filed pursuant to Section 2(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities until such time as there are no Registrable Securities remaining, including by filing successive replacement or renewal Shelf Registration Statements upon the expiration of such Shelf Registration Statement.

(c)    Additional Registrable Securities; Additional Selling Shareholders. At any time and from time to time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that such Holder be added as a selling shareholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Holder.

(d)    Right to Effect Shelf Takedowns. Each Holder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”); provided, however, no Holder shall be permitted to sell more than five percent (5%) of the total number of outstanding shares of Common Stock in any 6-month period pursuant to Shelf Takedowns that are not Underwritten Offerings. A Holder shall give the Company prompt written notice of the consummation of a Shelf Takedown.

(e)    Underwritten Shelf Takedowns. A Holder intending to effect a Shelf Takedown shall be entitled to request by written notice to the Company (an “Underwritten Shelf Takedown Notice”), that the Shelf Takedown be an Underwritten Offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Notice shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Underwritten Shelf Takedown. Promptly after receipt of an Underwritten Shelf Takedown Notice (but in any event within two (2) Business Days), the Company shall give written notice of the requested Underwritten Shelf Takedown to all other Holders of Registrable Securities and shall include in such Underwritten Shelf Takedown, subject to Section 4, all Registrable Securities that are then covered by the Shelf Registration Statement and with respect to which the Company has received a written request for inclusion therein from a Holder no later than three (3) Business Days after the date of the Company’s notice. The Company shall not be required to facilitate an Underwritten Shelf Takedown unless the expected aggregate gross proceeds from such offering are at least $500,000,000 (without regard to any underwriting discount or commission), and shall not be required to effect more than three (3) Underwritten Shelf Takedowns or Demand Registrations in any 12-month period. At the request of the Holder, an Underwritten Shelf Takedown may be conducted in a manner known as a “block trade,” “overnight block trade” or “bought deal” and, in such case, the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such offering (which may close as early as two Business Days after the date it commences) and, notwithstanding anything to the contrary herein, if the Investor or any of its Affiliates request to conduct such an offering, no notice by the Company will be provided to any other Holders and such other Holders shall have no right to participate in such offering.

(f)    Selection of Underwriters. The Holder requesting an Underwritten Shelf Takedown shall have the right to select one or more nationally recognized investment banking firm(s) to serve as managing underwriter(s) and one or more additional underwriters; in a marketed Underwritten Offering that is not a “block trade,” “overnight block trade” or “bought deal,” the Company shall have the right to select one additional nationally recognized investment banking firm to serve as co-managing underwriter (it being understood that any underwriting discounts, fees and commissions to such co-managing underwriter shall be in the Holders’ sole discretion).

Section 3.    Demand Registrations.

(a)    Right to Demand Registrations. If, at any time following the 3-month anniversary of the Effective Time, the Company is no longer eligible to use a Shelf Registration Statement, any Holder may, by providing written notice to the Company, request to sell all or part of the Registrable Securities of such Holder pursuant to a Registration Statement separate from a Shelf Registration Statement (a “Demand Registration”). Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an Underwritten Offering. Promptly (but in any event within three (3) business days) after receipt of a Demand Registration Request, the Company shall give written notice of the Demand Registration Request to all other Holders of Registrable Securities. As promptly as practicable and no later than thirty (30) days after receipt of a Demand Registration Request, the Company shall register all Registrable Securities (i) that have been requested to be registered in the Demand Registration Request and (ii) subject to Section 4, with respect to which the Company has received a written request for inclusion in the Demand Registration from a Holder no later than three (3) Business Days after the date on which the Company has given notice to Holders of the Demand Registration Request. The Company shall use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 3(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof. The Company shall not be required to effect a Demand Registration unless the expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Demand Registration are at least $500,000,000 (without regard to any underwriting discount or commission), and shall not be required to effect more than three (3) Demand Registrations or Underwritten Shelf Takedowns in any 12-month period; provided that a registration shall not count as a Demand Registration for this purpose unless and until the Holders of Registrable Securities are able to register and sell at least seventy-five percent (75%) of the Registrable Securities requested to be included in such registration.

(b)    Withdrawal. A Holder may, by written notice to the Company, withdraw the Registrable Securities of such Holder from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from all applicable Holders to such effect, the Company shall cease all efforts to seek effectiveness of the applicable Registration Statement, unless the Company intends to effect a primary offering of securities pursuant to such Registration Statement.

(c)    Selection of Underwriters. If a Demand Registration is an Underwritten Offering, the Holder requesting such Demand Registration shall have the right to select one or more nationally recognized investment banking firm(s) to serve as managing underwriters and one or more additional underwriters; in a marketed Underwritten Offering that is not a “block trade,” “overnight block trade” or “bought deal,” the Company shall have the right to select one additional nationally recognized investment banking firm to serve as co-managing underwriter (it being understood that any underwriting discounts, fees and commissions to such co-managing underwriter shall be in the Holders’ sole discretion).

Section 4.    Inclusion of Other Shares of Common Stock; Priority. Without the written consent of the Holder requesting such Demand Registration or Shelf Takedown, other than any Common Stock proposed to be sold for the account of the Company in a marketed Underwritten Offering that is not a “block trade,” “overnight block trade” or “bought deal,” the Company shall not include in any Demand Registration or Shelf Takedown any securities that are not Registrable Securities without the prior written consent of the Holder(s) of the Registrable Securities participating in such Demand Registration or Shelf Takedown (such consent not to be unreasonably withheld, conditioned or delayed). If a Demand Registration or Shelf Takedown involves an Underwritten Offering and the managing underwriters of the offering advise the Company and the Holders in writing that, in their opinion, the number of shares of Common Stock proposed to be included in such Demand Registration or Underwritten Shelf Takedown exceeds the number of shares of Common Stock that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Demand Registration or Underwritten Shelf Takedown: (i) first, the Registrable Securities proposed to be sold by Holders in such offering; and (ii) second, any Common Stock proposed to be included therein by any other Persons (including Common Stock to be sold for the account of the Company and/or any other holders of Common Stock), allocated, in the case of this clause (ii), among such Persons in such manner as the Company may determine. If more than one Holder is participating in such Demand Registration or Underwritten Shelf Takedown and the managing underwriters of such offering determine that a limited number of Registrable Securities may be included in such offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), then the Registrable Securities that are included in such offering shall be allocated pro rata among the participating Holders on the basis of the number of Registrable Securities then-owned by each such Holder in such offering.

Section 5.    Piggyback Registrations.

(a)    Whenever the Company proposes to register any Common Stock under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company (other than the Holders of Registrable Securities) (a “Piggyback Registration”), the Company shall give prompt written notice to each Holder of Registrable Securities of its intention to effect such a registration (but in no event less than ten (10) Business Days prior to the proposed date of filing of the applicable Registration Statement) and, subject to Sections 5(b) and 5(c), shall include in such Registration Statement and in any offering of Common Stock to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Holder for the account of such Holder, provided that the Company has received a written request for inclusion therein from such Holder no later than five (5) Business Days after the date on which the Company has given notice of the Piggyback Registration to Holders. The Company may terminate or withdraw a Piggyback Registration prior to the effectiveness of such registration at any time in its sole discretion. If a Piggyback Registration is effected pursuant to a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Holders of Registrable Securities shall be notified by the Company of and shall have the right, but not the obligation, to participate in any offering of Common Stock pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), subject to the same limitations that are applicable to any other Piggyback Registration as set forth above.

(b)    Priority on Primary Piggyback Registrations. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary Underwritten Offering on behalf of the Company and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of shares of

Common Stock proposed to be included in such offering, including all Registrable Securities and all other Common Stock proposed to be included in such offering, exceeds the number of shares of Common Stock that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Common Stock that the Company proposes to sell in such offering; and (ii) second, any Common Stock proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering (including any Registrable Securities requested to be included therein by a Holder), allocated, in the case of this clause (ii), pro rata among such Persons on the basis of the number of shares of Common Stock then-owned by each such Person in such offering, up to the number of shares of Common Stock, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).

(c)    Priority on Secondary Piggyback Registrations. If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an Underwritten Offering on behalf of a holder of Common Stock to whom the Company has a contractual obligation to facilitate such offering, other than a Holders of Registrable Securities, and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of shares of Common Stock proposed to be included in such offering, including all Registrable Securities and all other Common Stock requested to be included in such offering, exceeds the number of shares of Common Stock which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Common Stock that the Person demanding the offering pursuant to such contractual right proposes to sell in such offering; and (ii) second, any Common Stock proposed to be sold for the account of the Company in such offering, any Registrable Securities requested to be included in such offering by a Holder and any Common Stock proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering, allocated, in the case of this clause (ii), pro rata among the Company, such Holders and such Persons on the basis of the number of shares of Common Stock initially proposed to be included by the Company, each such Holder and each such other Person in such offering, up to the number of shares of Common Stock, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).

(d)    Selection of Underwriters. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary Underwritten Offering on behalf of the Company, the Company shall have the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering.

Section 6.    Holdback Agreements.

(a)    Holders of Registrable Securities. Each Holder of Registrable Securities agrees that in connection with any registered Underwritten Offering of Common Stock, such Holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than two (2) days prior to and ninety (90) days after the pricing of such offering), Transfer any Registrable Securities (subject to such exceptions as may be agreed by the managing underwriter(s) and the Holders). The foregoing provisions of this Section 6(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Sections 2, 3, 4 or 5 of this Agreement and shall be applicable to the Holders of Registrable Securities only if, for so long as and to the extent that the Company is subject to the same restrictions. Each Holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 6(a) and are necessary to give further effect thereto.

(b)     The Company. To the extent requested by the managing underwriter(s) for the applicable offering, the Company shall not effect any sale registered under the Securities Act or other public distribution of Common

Stock during the period commencing two (2) days prior to and ending ninety (90) days after the pricing of an Underwritten Offering by a Holder pursuant to Sections 2 or 3 of this Agreement and shall be applicable to the Company only if, for so long as and to the extent that the Holder is subject to the same restrictions.

Section 7.    Suspensions.

(a)    The Company shall be entitled to delay or suspend the filing, effectiveness or use of a Registration Statement or Prospectus (a “Suspension”) if the Company delivers a certificate to the requesting Holder signed by an executive officer of the Company that it has determined in good faith that (i) proceeding with the filing, effectiveness or use of such Registration Statement or Prospectus would reasonably be expected to require the Company to disclose any material non-public information and that the Company would not otherwise be required to disclose at such time or (ii) the registration or offering proposed to be delayed or suspended would reasonably be expected to, if not delayed or suspended, have a material adverse effect on any pending negotiation or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction, in each case that, if consummated, would be material to the Company; provided, that the Company shall not be entitled to exercise a Suspension (i) more than twice during any 12-month period or (ii) for a period exceeding sixty (60) days on any one occasion. Each Holder who is notified by the Company of a Suspension pursuant to this Section 7 shall keep the existence of such Suspension confidential and shall immediately discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Holder to immediately discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus until such time as it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed. If the Company delays or suspends a Demand Registration, the Holder that initiated such Demand Registration shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Holder’s Demand Registrations set forth in Section 3(a).

(b)    In addition to the foregoing, in no event shall the Company be required to file any Registration Statement, Prospectus or amendments thereto, or undertake any Underwritten Offering, (i) with respect to each of the first, second and third fiscal quarters in a fiscal year, during any period starting with the second (2nd) to last Friday of the third month of such quarter and ending the Monday following the Company’s regular release of earnings for such quarter, and (ii) with respect to the fourth fiscal quarter in a fiscal year, during any period starting with the third (3rd) to last Friday of the third month of such quarter and ending the Monday following the Company’s regular release of earnings for such quarter (provided that if the quarterly blackout periods applicable to directors or officers of the Company are reduced or eliminated from the periods set forth above, such reduction or elimination shall automatically apply to the periods set forth above and the Company shall promptly notify the Holders of any such reduction or elimination of the quarterly blackout periods applicable to its directors or officers). Such periods shall not constitute Suspension periods for purposes of the frequency limitations described above in Section 7(a).

Section 8.    Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its reasonable best efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, the Company shall as expeditiously as possible and as applicable use reasonable best efforts to:

(a)    prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) cause such Registration Statement to become effective as promptly as practicable; provided that before filing a Registration Statement or any amendments or supplements thereto, the Company shall furnish to counsel to the Holders for such registration copies of all documents proposed to be filed, which documents shall be subject to review by counsel to the Holders at the Company’s expense, and give the Holders participating in such registration an opportunity to comment on such documents and keep such Holders reasonably informed as to the registration process;

(b)    prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all of the Registrable Securities covered by such Registration Statement have been disposed of and comply with the applicable requirements of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement;

(c)    furnish to each Holder participating in the registration, without charge, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits thereto and all documents incorporated by reference therein) and such other documents as such Holder may reasonably request, including in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(d)    (i) register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdiction(s) as any Holder participating in the registration or any managing underwriter reasonably requests and (ii) do any and all other acts and things that may be necessary or reasonably advisable to enable such Holder and each underwriter, if any, to consummate the disposition of such Holder’s Registrable Securities in such jurisdiction(s); provided, that the Company shall not be required to qualify generally to do business, subject itself to taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 8(d);

(e)    promptly notify each Holder participating in the registration and the managing underwriters of any Underwritten Offering:

(i)    each time when the Registration Statement, any pre-effective amendment thereto, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii)    of any oral or written comments by the SEC or of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Holder;

(iii)    of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose; and

(iv)    of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(f)    notify each Holder participating in such registration, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or to omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made, and, as promptly as practicable, prepare, file with the SEC and furnish to such Holder a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g)    in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, any order suspending or preventing the use of any related Prospectus or any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, promptly obtain the withdrawal or lifting of any such order or suspension;

(h)    not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Holder covered thereby by name or otherwise identifies such Holder as the holder of any securities of the Company without the consent of such Holder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by law; provided, that (i) each Holder shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request for use in connection with a Registration Statement or Prospectus and (ii) each Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company by such Holder or of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or to omit to state any material fact regarding such Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to the Company, as promptly as practicable, any additional information required to correct and update the information previously furnished by such Holder such that such Prospectus shall not contain any untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or omit to state a material fact regarding such Holder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(i)    cause such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed;

(j)    provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such Registration Statement;

(k)    make available for inspection by any Holder participating in the registration, any underwriter participating in any Underwritten Offering pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Holder or underwriter for such purpose, all corporate documents, financial and other records relating to the Company and its business reasonably requested by such Holder or underwriter and customary for offerings of Common Stock and make senior management of the Company and the Company’s independent accountants available for customary due diligence and drafting sessions; provided, that any Person gaining access to information or personnel of the Company pursuant to this Section 8(k) shall (i) reasonably cooperate with the Company to limit any resulting disruption to the Company’s business, and (ii) protect the confidentiality of any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, unless such information (A) is or becomes known to the public without a breach of this Agreement, (B) is or becomes available to such Person on a non-confidential basis from a source other than the Company (provided, that such other source is not known by such Person to be bound by a confidentiality obligation to the Company or is otherwise prohibited from disclosing the information to such Person), (C) is independently developed by such Person, (D) is required or reasonably requested to be disclosed by a deposition, interrogatory, request for information or documents by a Governmental Entity, subpoena or similar process or (E) is otherwise required to be disclosed by law; provided, that in the case of clauses (D) and (E) of this Section 8(k), to the extent legally permissible, such Person shall provide the Company with prompt and prior notice of such processes or requirements and shall cooperate with the Company (at the Company’s expense) to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such processes or requirements referred to above;

(l)    otherwise comply with all applicable rules and regulations of the SEC, and make available to its shareholders, as soon as reasonably practicable, an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) covering the period of at least twelve (12) months beginning with the first (1st) day of the Company’s first full fiscal quarter after the effective date of the applicable Registration Statement, which requirement shall be deemed satisfied if the Company timely files Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(m)    in the case of an Underwritten Offering of Registrable Securities, promptly incorporate in a supplement to the Prospectus or a post-effective amendment to the Registration Statement such information as is reasonably requested by the managing underwriter(s) or any Holder participating in such Underwritten Offering to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such Underwritten Offering, and promptly make all required filings of such supplement or post-effective amendment;

(n)    in the case of an Underwritten Offering of Registrable Securities, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as any Holder participating in such offering or the managing underwriter(s) of such offering reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;

(o)    (i) furnish to each Holder and each underwriter, if any, participating in an offering of Registrable Securities (A) all legal opinions of outside counsel to the Company required to be included in the Registration Statement and (B) a written legal opinion of outside counsel to the Company in form and substance as is customarily given in opinions of outside counsel to the Company to underwriters in underwritten registered offerings; and (ii) (A) obtain all consents of independent public accountants required to be included in the Registration Statement and (B) furnish a “comfort letter” signed by the Company’s independent public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(p)    in the case of an Underwritten Offering of Registrable Securities in which the expected aggregate gross proceeds from such offering are at least $1,000,000,000 (without regard to any underwriting discount or commission), make the chief executive officer or the chief financial officer of the Company available, to the extent reasonably requested by the managing underwriter(s), to assist in the marketing of the Registrable Securities to be sold in such Underwritten Offering, including the participation of such member of senior management of the Company in an electronic or telephonic “road show” presentation; provided, that, the Company shall, subject to reasonable advance notice and good faith consultation with the chief executive officer and the chief financial officer of the Company, make the chief executive officer and the chief financial officer of the Company available, to the extent reasonably requested by the managing underwriter(s), for participation in an in-person “road show” presentation for Underwritten Offerings of Registrable Securities in which the expected aggregate gross proceeds from such offering are at least $3,500,000,000 (without regard to any underwriting discount or commission) (it being understood that unless otherwise agreed by the Company, participation of the chief executive officer of the Company shall be limited to twenty-four (24) hours);

(q)    cooperate with the Holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the Holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; and

(r)    not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities covered thereby and provide the applicable transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System.

Section 9.    Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering pursuant to this Agreement unless such Person (i) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements in customary form approved by the Persons entitled under this Agreement to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Holder of Registrable Securities included in any Underwritten Offering shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (A) such Holder’s ownership of its Registrable Securities to be sold in such offering, (B) such Holder’s power and authority to effect such Transfer; and (C) such matters pertaining to such Holder’s compliance with securities laws as may be reasonably requested by the managing underwriter(s)) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except to the extent otherwise provided in Section 11 hereof.

Section 10.    Registration Expenses.

(a)    The Company shall pay directly or promptly reimburse all costs, fees and expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Agreement, including, without limitation, (i) all SEC, FINRA and other registration and filing fees; (ii) all fees and expenses associated with filings to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are to be listed or quoted; (iii) all fees and expenses of complying with securities and blue sky laws (including fees and disbursements of counsel for the Company in connection therewith); (iv) all printing, messenger, telephone and delivery expenses (including the cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto); (v) all fees and expenses incurred in connection with any “road show” for Underwritten Offerings, including all expenses of the Company and all reasonable and documented expenses of representatives of the managing underwriter(s), including travel, lodging and meals; (vi) all transfer agent’s and registrar’s fees; and (vii) all fees and expenses of the Company’s independent public accountants (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by the Company in connection with or incident to any registration of Registrable Securities pursuant to this Agreement (all such costs, fees and expenses, “Registration Expenses”). Each Holder shall pay the fees and expenses of any counsel engaged by such Holder and shall bear its respective Selling Expenses associated with a registered sale of its Registrable Securities pursuant to this Agreement.

(b)    The obligation of the Company to bear and pay the Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended.

Section 11.    Indemnification; Contribution.

(a)    The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Holder of Registrable Securities, its Affiliates and their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, shareholders employees, agents and each Person who is a Controlling Person of such Holder or any of the other foregoing indemnified Persons (each of the foregoing, an “Investor Indemnified Person”) against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which such Investor Indemnified Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities, and the Company shall reimburse each Investor Indemnified Person for any legal or other expenses reasonably incurred by such Investor Indemnified Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided that, in the case of each of clauses (i), (ii) and (iii), the Company shall not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to the Company by or on behalf of such Investor Indemnified Person expressly for use therein. This indemnity shall be in addition to any liability the Company may otherwise have.

(b)    In connection with any registration in which a Holder of Registrable Securities is participating, each such Holder shall furnish to the Company such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and shall, to the fullest extent permitted by law, severally and not jointly, indemnify and hold harmless the Company, its Affiliates and their respective directors and officers, employees, agents and any Person who is a Controlling Person of the Company or any of the other foregoing indemnified Persons (each of the foregoing, an “Company Indemnified Person”) against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which such Company Indemnified Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of clauses (i) and (ii), only to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Holder expressly for use therein, and each such Holder shall reimburse each Company Indemnified Person for any legal or other expenses reasonably incurred by such Company Indemnified Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided, that the obligation to indemnify pursuant to this Section 11(b) shall not exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Holder in the sale of Registrable Securities to which such Registration Statement or Prospectus relates. This indemnity shall be in addition to any liability which each such Holder may otherwise have.

(c)    Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that any failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided, that any indemnified party shall continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party shall not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (A) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (B) the indemnifying party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (C) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party or to pursue the defense of such claim or action in a reasonably vigorous manner, (D) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest or (E) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or other any other indemnified party which are different from or additional to those available to the indemnifying party. Subject to the proviso in the foregoing sentence, no indemnifying party shall, in connection with any one claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to any local counsel) for all indemnified parties. The indemnifying party shall not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, and the indemnifying party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party, in form and substance reasonably satisfactory to such indemnified party, of a full and final release from all liability in respect of such claim or action. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements, omissions or violations which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or violation. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 11(d). In no event shall the amount which a Holder of Registrable Securities may be obligated to contribute pursuant to this Section 11(d) exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Holder in the sale of Registrable Securities that gives rise to such obligation to contribute. No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)    The provisions of this Section 11 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or Controlling Person of such indemnified party and shall survive the Transfer of any Registrable Securities by any Holder.

Section 12.    Rule 144 Compliance. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company shall:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144;

(b)    use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)    furnish to any Holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.

Section 13.    Miscellaneous.

(a)    Effective Time. The operative provisions of this Agreement shall become effective as of the Effective Time.

(b)    Termination. This Agreement shall terminate immediately upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) with respect to any Holder, when upon such time as such Holder ceases to hold or Beneficially Own any Registrable Securities; provided that if this Agreement is terminated after the Effective Time, the provisions of Section 10, Section 11 and Section 13 shall survive such termination. Neither the provisions of this Section 13(b) nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement.

(c)    Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

(d)    Extension; Waiver. At any time prior to the termination of this Agreement pursuant to Section 13(b), the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(e)    Expenses. Except as specifically provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(f)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Investor, to:

New Omaha Holdings L.P.

c/o Kohlberg Kravis & Roberts Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention:	Christopher Lee
Facsimile:	(212) 750-0003
E-mail:	general.counsel@kkr.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Sean D. Rodgers
E-mail:	sean.rodgers@kirkland.com

and

if to the Company, to:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Attention:	Lynn S. McCreary, Chief Legal Officer
Facsimile:	(262) 879-5532
E-mail:	Lynn.McCreary@Fiserv.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Mark J. Menting
Jared M. Fishman
Facsimile:	(212) 291-9099
(212) 291-9280
E-mail:	Mentingm@sullcrom.com
Fishmanj@sullcrom.com

(g)    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(h)    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(i)    Entire Agreement. This Agreement, together with the Merger Agreement, the Voting and Support Agreement and the Shareholder Agreement (including the documents and the instruments referred to herein and therein), constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(j)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(J).

(k)    Governing Law; Jurisdiction.

(i)    This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law.

(ii)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. District Court for the Southern District of New York or, if such court shall not have jurisdiction, another federal or state court of competent jurisdiction located in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 13(f).

(l)    Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void, provided, that the Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement; provided, further, that a Permitted Transferee of the Investor or a

Holder may become a party to this Agreement by executing and delivering a counterpart to this Agreement as expressly permitted by this Agreement in the form attached hereto as Exhibit A.

(m)    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(n)    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

FISERV, INC.

By:	/s/ Jeffery Yabuki
Name: Jeffery Yabuki
Title: President and CEO

[Signature Page to Registration Rights Agreement]

NEW OMAHA HOLDINGS L.P.

By: New Omaha Holdings LLC, its general partner

By:	/s/ Tagar Olson
Name: Tagar Olson
Title: Vice President

[Signature Page to Registration Rights Agreement]

Exhibit A

Form of Counterpart

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address for Notices:

[ ]
[ ]
[ ]
Attention:	[ ]
Facsimile:	[ ]

With a copy (which shall not constitute notice) to:

[ ]
[ ]
[ ]
Attention:	[ ]
Facsimile:	[ ]
E-mail:	[ ]

Annex E

January 16, 2019

The Board of Directors

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Fiserv, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company with First Data Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of January 15, 2019 (the “Agreement”), among the Company, Merger Sub and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of the Merger Partner (together, the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Merger Partner, the Company or any of their respective direct or indirect subsidiaries (in each case, other than shares of Merger Partner Common Stock held in any Company Benefit Plans or otherwise held on behalf of a third party), Dissenting Shares or Company Restricted Shares (each capitalized term as defined in the Agreement, unless otherwise defined herein), will be converted into the right to receive 0.303 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated January 15, 2019 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of selected other companies; (v) at the direction of the management of the Company, reviewed certain publicly available equity research analysts’ consensus financial analyses and forecasts relating to the Company and the Merger Partner and extrapolations thereof, and estimated the amount and timing of the utilization of certain net operating losses based upon such forecasts (the “Tax Assets”); (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the estimated amount and timing of the revenue synergies, cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts that were provided to us or that we were directed to use (or analyses or forecasts derived therefrom), including the Synergies and Tax Assets, we have assumed that they reflect the best currently available assumptions, estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies and Tax Assets) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Merger Partner and other parties in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had and continue to have commercial or investment banking relationships with the Company and the Merger Partner’s approximately 23% shareholder, KKR & Co. Inc. (“KKR”), and certain of KKR’s affiliates for which we and such affiliates have received or will receive customary compensation. Material services to such parties during such period have included acting as sole lead arranger and bookrunner on the Company’s revolving credit facility which closed in September 2018, sole arranger and sole bookrunner on the credit facilities of an affiliate of the Company which closed in March 2018, financial advisor to the Company on an acquisition it completed in September 2017, financial advisor to KKR on acquisition it completed in December 2017 and joint lead bookrunner on an equity offering by an affiliate of KKR. We anticipate that we and/or our affiliates will arrange and/or provide financing to the Company in connection with the Transaction, for which we and/or our affiliates will receive customary compensation. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and KKR and certain of its affiliates, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, the Merger Partner and KKR. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Merger Partner or KKR for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

Annex F

January 16, 2019

The Board of Directors

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Members of the Board of Directors:

We understand that First Data Corporation (“First Data”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among First Data, Fiserv, Inc., a Wisconsin corporation (“Fiserv”), and 300 Holdings, Inc., a Delaware corporation and direct, wholly owned subsidiary of Fiserv (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into First Data (the “Merger”) and each outstanding share of the Class A common stock, par value $0.01 per share, of First Data (“First Data Class A Common Stock”) and each outstanding share of the Class B common stock, par value $0.01 per share, of First Data (“First Data Class B Common Stock” and together with First Data Class A Common Stock, “First Data Common Stock”), subject to certain exceptions, will be converted into the right to receive 0.303 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Fiserv (“Fiserv Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of First Data Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to First Data and Fiserv;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of First Data furnished to or discussed with us by the management of First Data, including certain financial forecasts relating to First Data prepared by the management of First Data (such forecasts, “First Data Forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Fiserv furnished to or discussed with us by the management of Fiserv, including certain financial forecasts relating to Fiserv prepared by the management of Fiserv (such forecasts, “Fiserv Forecasts”);

(4)	reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”) anticipated by the managements of First Data and Fiserv to result from the Merger;

(5)	reviewed and discussed with the management of First Data the estimated net operating loss tax attributes of First Data prepared by the management of First Data (collectively, the “NOLs”);

(6)

discussed the past and current business, operations, financial condition and prospects of First Data with members of senior management of First Data, and discussed the past and current business, operations, financial condition and prospects of Fiserv with members of senior managements of First Data and Fiserv;

(7)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Fiserv, including the potential effect on Fiserv’s estimated earnings per share;

(8)

reviewed the trading histories for First Data Common Stock and Fiserv Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(9)	compared certain financial and stock market information of First Data and Fiserv with similar information of other companies we deemed relevant;

The Board of Directors

First Data Corporation

(10)	compared certain financial terms of the Merger to the financial terms, to the extent publicly available, of other transactions we deemed relevant;

(11)	reviewed a draft, dated January 15, 2019, of the Agreement (the “Draft Agreement”); and

(12)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of First Data and Fiserv that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the First Data Forecasts and the NOLs, we have been advised by First Data, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of First Data as to the future financial performance of First Data. With respect to the Fiserv Forecasts and Cost Savings, we have been advised by Fiserv, and have assumed, with the consent of First Data, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Fiserv as to the future financial performance of Fiserv and other matters covered thereby. We have relied, at the direction of First Data, on the assessments of the managements of First Data and Fiserv as to Fiserv’s ability to achieve the Cost Savings and have been advised by First Data, and have assumed, with the consent of First Data, that the Cost Savings will be realized in the amounts and at the times projected. We have also relied, at the direction of First Data, on the assessments of the management of First Data as to the ability to utilize the NOLs and have been advised by First Data, and have assumed, at the direction of First Data, that such NOLs will be utilized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of First Data or Fiserv, nor have we made any physical inspection of the properties or assets of First Data or Fiserv. We have not evaluated the solvency or fair value of First Data or Fiserv under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of First Data, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on First Data, Fiserv or the contemplated benefits of the Merger. We have also assumed, at the direction of First Data, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms, of any related transactions, aspects or implications of any voting or support agreements or any governance or other arrangements, agreements or understandings entered into in connection with or related to the Merger, any related transactions or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of First Data or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of First Data Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. We express no opinion or view with respect to the value of the First Data Class A Common Stock relative to the value of the First Data Class B Common Stock. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or

The Board of Directors

First Data Corporation

employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to First Data or in which First Data might engage or as to the underlying business decision of First Data to proceed with or effect the Merger. We are not expressing any view or opinion as to what the value of Fiserv Common Stock actually will be when issued or the prices at which First Data Common Stock or Fiserv Common Stock will trade at any time, including following announcement or consummation of the Merger. We have not taken into account any feature of the First Data Common Stock other than the economic rights attaching to such stock. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of First Data, upon the assessments of representatives of First Data regarding, legal, regulatory, accounting, tax and similar matters relating to First Data or the Merger, as to which matters we understand that First Data obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to the Board of Directors of First Data in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, First Data has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of First Data, KKR & Co. Inc., an affiliate of First Data (“KKR”), Fiserv and certain of their respective affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to First Data and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner for certain equity offerings by First Data, (ii) having acted or acting as book runner and arranger for, and a lender under, certain credit facilities and letters of credit of First Data and certain of its affiliates, (iii) having provided or providing certain derivatives and foreign exchange trading services to First Data and certain of its affiliates and (iv) having provided or providing certain treasury and management services and products to First Data and certain of its affiliates. In addition, Bank of America, N.A., an affiliate of ours, is party to a joint venture alliance with First Data known as Bank of America Merchant Services.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to KKR and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to KKR and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner for, and/or lender under, certain credit facilities, leasing facilities and letters of credit of KKR and certain of its affiliates and portfolio companies (including in connection with the financing for various acquisition transactions), (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by KKR and certain of its

The Board of Directors

First Data Corporation

affiliates and portfolio companies (including for the initial public offerings of the common stock of certain affiliates and portfolio companies of KKR), (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services to KKR and/or certain of its affiliates and portfolio companies and (v) having provided or providing certain treasury and trade services and products to KKR and certain of its affiliates and portfolio companies.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Fiserv and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a book runner for a debt offering by Fiserv, (ii) having acted or acting as book runner, arranger, syndication agent for, and a lender under, certain credit facilities, leasing facilities and letters of credit of Fiserv and certain of its affiliates, (iii) having provided or providing certain foreign exchange trading services to Fiserv and certain of its affiliates and (iv) having provided or providing certain treasury and management services and products to Fiserv and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of First Data (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on First Data, Fiserv or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of First Data Common Stock.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

EVERCORE	Annex G

January 16, 2019

The Independent Directors

First Data Corporation

225 Liberty Street, 29th Floor

New York, NY 10281

Independent Directors:

We understand that First Data Corporation, a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Company, Fiserv, Inc., a Wisconsin corporation (“Parent”) and 300 Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving company in the Merger and becoming a wholly owned subsidiary of Parent. As a result of the Merger, each share of the Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”) and each share of the Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by the Company, Parent, or their respective subsidiaries (in each case, other than Exception Shares) and Dissenting Shares), will be converted into the right to receive 0.303 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

The Independent Directors of the Company has asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and Parent prepared and furnished to us by the management of the Company and Parent, respectively;

(iii)	reviewed certain non-public projected financial data relating to the Company and Parent prepared and furnished to us by the management of the Company and Parent, respectively;

(iv)

reviewed the cost savings (“Cost Savings”) and revenue synergies (“Revenue Synergies,” and together the Cost Savings (the “Synergies”), estimated to result from the Merger and the amounts, the timing and cost of realization of, and ongoing expenses associated with, such Synergies, in each case as estimated and furnished to us by the management of the Company and Parent;

(v)

discussed the past and current operations, financial projections and current financial condition of each of the Company and Parent with the management of the Company and Parent (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed the amount, timing and use of certain U.S. Federal tax attributes of the Company (the “Tax Attributes”), as estimated and furnished to us by the management of the Company;

EVERCORE GROUP L.L.C.    55 EAST 52ND  STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

Letter to The Independent Directors

First Data Corporation

January 16, 2019

(vii)	reviewed the reported prices and the historical trading activity of each of the Company Class A Common Stock and the Parent Common Stock;

(viii)	compared the financial performance of each of the Company and Parent and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(x)

reviewed the potential pro forma financial impact of the Merger on the future financial performance of the combined company based on the projected financial data relating to each of the Company and Parent referred to above, including the projected Cost Savings, the Tax Attributes and other strategic benefits and the amount and timing of realization thereof, anticipated by the management of the Company and Parent to be realized from the Merger;

(xi)	reviewed the Merger Agreement; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and Parent referred to above as well as the Synergies and the Tax Attributes, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the managements of the Company or Parent, as applicable, as to the future financial performance of the Company and Parent as well as the Cost Savings and the Tax Attributes, including the amount, cost to achieve and timing of the realization of such Cost Savings and the amount, timing and use of such Tax Attributes. We express no view as to any projected financial data relating to the Company or Parent, the Synergies, the Tax Attributes or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement in all material respects and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits of the proposed Merger to the holders of the Company Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Letter to The Independent Directors

First Data Corporation

January 16, 2019

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock, other than Parent and its affiliates. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company or Parent, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or the Independent Directors of the Company or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company or Parent will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We received a retainer fee for our services and will receive an opinion fee upon the rendering of this opinion. Neither the retainer fee nor the opinion fee is contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, we provided financial advisory services to KKR & Co. Inc. (“KKR”), an affiliate of the Company, and its portfolio companies, for which we received fees and reimbursement of expenses. Except as described above, during the two-year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent or the Company and their respective affiliates pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, Parent, KKR and their respective affiliates, and, as applicable, portfolio companies, in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent, KKR and their respective affiliates, and, as applicable, portfolio companies, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Independent Directors of the Company in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Letter to The Independent Directors

First Data Corporation

January 16, 2019

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the shares of Company Common Stock, other than Parent and its affiliates.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Jane Gladstone
Jane Gladstone Senior Managing Director

Annex H—Delaware General Corporation Law Section 262 Appraisal Rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than twenty days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and twenty days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within one hundred twenty days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within sixty days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within twenty days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within sixty days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pursuant to the provisions of the WBCL, directors and officers of Fiserv are entitled to mandatory indemnification from Fiserv against certain liabilities (which may include liabilities under the Securities Act) and expenses: (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to Fiserv and such breach or failure constituted (a) a willful failure to deal fairly with Fiserv or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the WBCL, directors of Fiserv are not subject to personal liability to Fiserv, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Fiserv’s by-laws provide for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the WBCL.

The indemnification provided by the WBCL and Fiserv’s by-laws is not exclusive of any other rights to which a director or officer of Fiserv may be entitled.

Fiserv maintains an insurance policy, which indemnifies its and its subsidiaries’ officers and directors against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

See the Exhibit Index attached hereto, which is incorporated by reference herein.

Item 22. Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated January 16, 2019, by and among Fiserv, Inc., 300 Holdings, Inc., and First Data Corporation (included as Annex A to this joint proxy and consent solicitation statement/prospectus)*

3.1	Restated Articles of Incorporation of Fiserv, Inc., effective as of March 6, 2018 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Fiserv, Inc., filed on February 27, 2018)

3.2	Amended and Restated By-Laws of Fiserv, Inc., dated February 19, 2016 (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Fiserv, Inc., filed on February 19, 2016)

4.1	Amendment No. 1 to Revolving Credit Agreement, dated February 6, 2019 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Fiserv, Inc., filed on February 7, 2019)

4.2	Amendment No. 2 to Revolving Credit Agreement, dated as of February 15, 2019 (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Fiserv, Inc., filed on February 21, 2019)

4.3	Term Loan Credit Agreement, dated as of February 15, 2019 (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K of Fiserv, Inc., filed on February 21, 2019)

5.1	Opinion of Lynn S. McCreary, Chief Legal Officer and Secretary of Fiserv, Inc., regarding the validity of the securities being registered

8.1	Opinion of Sullivan & Cromwell LLP

8.2	Opinion of Simpson Thacher & Bartlett LLP

10.1	Voting and Support Agreement, dated January 16, 2019, by and between Fiserv, Inc. and New Omaha Holdings L.P. (included as Annex B to this joint proxy and consent solicitation statement/prospectus)

10.2	Shareholder Agreement, dated January 16, 2019, by and between Fiserv, Inc. and New Omaha Holdings L.P. (included as Annex C to this joint proxy and consent solicitation statement/prospectus)

10.3	Registration Rights Agreement, dated January 16, 2019, by and between Fiserv, Inc. and New Omaha Holdings L.P. (included as Annex D to this joint proxy and consent solicitation statement/prospectus)

10.4	Bridge Facility Commitment Letter, dated January 16, 2019, by and between JPMorgan Chase Bank, N.A. and Fiserv, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Fiserv, Inc., filed on January 18, 2019)

23.1	Consent of Lynn S. McCreary, Chief Legal Officer and Secretary of Fiserv, Inc. (included in Exhibit 5.1 to this joint proxy and consent solicitation statement/prospectus)

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 to this joint proxy and consent solicitation statement/prospectus)

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2 to this joint proxy and consent solicitation statement/prospectus)

23.4	Consent of Frank J. Bisignano, Chairman and Chief Executive Officer of First Data Corporation**

23.5	Consent of Deloitte & Touche LLP

23.6	Consent of Ernst & Young LLP

23.7	Consent of KPMG LLP

24.1	Powers of Attorney of Directors of Fiserv, Inc.**

99.1	Consent of J.P. Morgan Securities LLC

99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Exhibit Number	Description

99.3	Consent of Evercore Group L.L.C.

99.4	Form of Proxy for Fiserv, Inc.

99.5	Form of Consent for First Data Corporation

*

Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the U.S. Securities and Exchange Commission on a confidential basis upon request.

**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on the thirteenth day of March, 2019.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
	Name:	Jeffery W. Yabuki
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the thirteenth day of March, 2019.

Signature	Title

* Glenn M. Renwick	Chairman of the Board and Director

/s/ Jeffery W. Yabuki Jeffery W. Yabuki	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert W. Hau Robert W. Hau	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Kenneth F. Best Kenneth F. Best	Chief Accounting Officer (Principal Accounting Officer)

* Alison Davis	Director

* Harry F. DiSimone	Director

* John Y. Kim	Director

* Dennis F. Lynch	Director

* Denis J. O’Leary	Director

* Kim M. Robak	Director

* JD Sherman	Director

* Doyle R. Simons	Director

*By:	/s/ Robert W. Hau
Robert W. Hau
Attorney-in-fact